  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ___________ __, 2000
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                         AMERICAN SPECTRUM REALTY, INC.
             (Exact name of Registrant as specified in its charter)



        Maryland                      6798                    52-2258674
     (State or other        (Primary North American        (I.R.S. Employer
      jurisdiction                  Industry              Identification No.)
     of organization)        Classification Number)


                             1800 East Deere Avenue
                           Santa Ana, California 92705
                                  949-585-7600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                William J. Carden
                             Chief Executive Officer
                             1800 East Deere Avenue
                           Santa Ana, California 92705
                                  949-585-7600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With copies to:

                               Peter M. Fass, Esq.
                               Proskauer Rose LLP
                                  1585 Broadway
                               New York, NY 10036
                                 (212) 969-3000


Approximate date of commencement of the proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [__]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]
               --------------------------------------------------

                         CALCULATION OF REGISTRATION FEE


                                                                          Proposed
                                                  Amount                   Maximum
Title of each Class of                             to be                  Aggregate         Amount of Registration
Securities to be Registered                     Registered(1)           Offering Price               Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share ...       $ 5,050,014(2)          $ 75,750,210          $  19,998.06
Notes ....................................       $55,259,175             $ 55,259,175          $          0(3)
         Total ...........................       $60,309,189             $131,009,385          $  19,998.06
==================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), promulgated under the Securities Act of 1933, as amended.

(2) Represents the maximum number of shares of Common Stock (the "American Spectrum Shares") issuable upon consummation of the transactions described herein.

(3) Limited Partners of the eight Limited Partnerships will receive American Spectrum Shares or, in certain specified circumstances, may receive Notes. To the extent Notes are issued to certain Limited Partners in lieu of American Spectrum Shares, the proposed maximum aggregate offering price of the American Spectrum Shares will be proportionately reduced. Accordingly, no further fee is due for the registration of the Notes.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         American Spectrum Realty, Inc.
                             1800 East Deere Avenue
                          Santa Anna, California 92705

               NOTICE OF CONSENT SOLICITATION TO LIMITED PARTNERS
                                ___________, 2000


         Sierra Pacific Development Fund
         Sierra Pacific Development Fund II
         Sierra Pacific Development Fund III
         Sierra Pacific Institutional Properties V
         Sierra Pacific Pension Investors '84
         Nooney Income Fund Ltd., L.P.
         Nooney Income Fund Ltd. II, L.P.
         Nooney Real Property Investors-Two, L.P.

The general partners of each of the eight limited partnerships listed above, which we refer to as the Limited Partnerships or Funds, ask you by this notice to consent to the following:

     Proposed consolidation of your Fund by American Spectrum Realty, Inc. As described in the attached Prospectus/Consent Solicitation, American Spectrum proposes a consolidation of the Funds into American Spectrum. American Spectrum will issue to each of the limited partners (the Limited Partners) of the Funds a specified number of American Spectrum shares in exchange for their partnership interests. After the series of transactions in which the Funds will be consolidated into American Spectrum, which we refer to as the Consolidation, American Spectrum will own, through a subsidiary, all of the assets of the Funds, the portion of CGS Realty Inc.'s property management business which provides property management services to the Funds and the CGS Affiliates. Attached to the supplement for each Fund as Appendix B is the Agreement and Plan of Merger for each Fund, which describes the terms of the Consolidation in detail.

Only the Limited Partners of the Funds holding units at the close of business on __________ __, 2000 are entitled to notice of and to vote for or against the proposed Consolidation.

                                       By order of Thomas N. Thurber

                                       Secretary

We invite you to vote using the enclosed consent form because it is important that your interests in your Fund be represented. Please sign, date and return the enclosed consent card in the accompanying postage-paid envelope. You may also revoke your consent at any time in writing before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund.

We will mail this Prospectus/Consent Solicitation, which we refer to as the Consent Solicitation, to Limited Partners on or about ___________ __, 2000.

The information in this Consent Solicitation is not complete and may change. American Spectrum may not sell the securities described therein until the registration statement filed with the Securities and Exchange Commission is effective. This Consent Solicitation is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state that prohibits the offer or sale of such securities.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED ___________ __, 2000

PROSPECTUS/CONSENT SOLICITATION STATEMENT

                         AMERICAN SPECTRUM REALTY, INC.
            ____SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, AND
                   ___% CALLABLE NOTES, DUE _________ __, ____

If you are a Limited Partner of any of the following Funds, your vote is very important:

Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors-Two, L.P.


This document is formally called a Prospectus/Consent Solicitation Statement because the Prospectus also acts as a method through which we are asking for your consent to transactions that are described in detail in the document. Rather than refer to its formal title repeatedly, we have chosen to refer to this document as the Consent Solicitation. Through this Consent Solicitation and the accompanying supplement, which we refer to as the Supplement, we, American Spectrum Realty, Inc. (American Spectrum), are asking you, as the limited partners of each of the Funds (the Limited Partners), to vote on whether to approve the proposed consolidation into American Spectrum of each of the Funds listed above, the CGS Affiliates and the portion of CGS Real Estate Company Inc.'s (together with its affiliates, CGS Affiliates) property management business which provides property management services to the Funds and CGS Affiliates and certain properties owned by CGS Affiliates (collectively, the Consolidation). In the Consolidation, American Spectrum will issue shares of common stock or, in specified situations, notes (the Notes) in exchange for your limited partnership units (the Units). Limited Partners holding in excess of 50% of the outstanding Units in each Fund must vote "For" the Consolidation on the enclosed consent form in order for the Consolidation of their Fund to be consummated. As described herein, the general partners of the Funds (the General Partners) recommend that you vote "For" the Consolidation.


This solicitation of consents expires at ___ p.m., Eastern time on _____________, 2000, unless you are notified that it has been extended.

There are material risks and potential disadvantages associated with the Consolidation as described in "Risk Factors" beginning on page ___. In particular, you should consider:

- American Spectrum's common stock may trade at prices below the $15 exchange value that was assigned by American Spectrum to the common stock for purposes of the Consolidation.

-        Limited Partners may incur taxes in connection with the transaction.

- Following the Consolidation, certain of the officers and directors of your General Partners will serve as directors of American Spectrum and, as a result, may realize benefits that are likely to exceed the benefits they would derive from the Funds if the Consolidation does not occur. As a result, they have an interest in the completion of the Consolidation which may conflict with the interests of the Limited Partners of the Funds.

- In connection with the Consolidation, the General Partners and their affiliates will receive shares of American Spectrum's common stock and units of limited partnership interest in American Spectrum Operating Partnership, L.P. (which we refer to as the Operating Partnership). As a result, the General Partners have an interest in the completion of the Consolidation which may conflict with yours as a Limited Partner of the Funds and with their own as General Partners of the Funds.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Consent Solicitation is __________ ____, 2000.

                                TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
QUESTIONS AND ANSWERS ABOUT
     AMERICAN SPECTRUM REALTY, INC.'S
     CONSOLIDATION OF THE FUNDS .......................................................................      1
WHO CAN HELP ANSWER YOUR QUESTIONS? ...................................................................      6
SUMMARY ...............................................................................................      7
Purpose of this Consent Solicitation ..................................................................      7
Description of American Spectrum and the Funds ........................................................      7
American Spectrum .....................................................................................      7
The Properties ........................................................................................      8
The Funds .............................................................................................      9
Material Factors that Make the Offering Speculative or Risky ..........................................      9
Conflicts of Interest and Benefits to General Partners and their Affiliates ...........................     10
The Consolidation .....................................................................................     11
Principal Components of the Consolidation .............................................................     11
What You Will Receive if Your Fund Is Included in the Consolidation ...................................     12
American Spectrum Shares Allocated to Funds ...........................................................     13
Your General Partners' Reasons for Supporting the Consolidation .......................................     14
Benefits of Participation in the Consolidation ........................................................     14
Recommendation ........................................................................................     15
Why Your General Partners Believe the Consolidation Is Fair to You ....................................     16
Appraisals ............................................................................................     16
Fairness opinions .....................................................................................     16
Allocation of American Spectrum Shares ................................................................     17
Alternatives to the Consolidation that Your General Partners Considered ...............................     18
Voting ................................................................................................     20
Voting Procedures .....................................................................................     20
Amendments to Your Fund's Partnership Agreement .......................................................     21
No Rights to Independent Appraisal ....................................................................     21
Comparison of Ownership of American Spectrum Shares and the Notes Option ..............................     21
American Spectrum Shares ..............................................................................     21
Notes .................................................................................................     22
Consolidation Expenses ................................................................................     23
Conditions to the Consolidation .......................................................................     23
Your Right to Investor Lists and to Communicate with Other Limited Partners ...........................     23
Federal Income Tax Considerations .....................................................................     24
The Consolidation may be a Partially Taxable Transaction for Limited Partners Subject to Federal Income
     Taxation .........................................................................................     24
Taxable Gain and Loss Estimates Per Average $1,000 Original Limited Partner Investment ................     24
Qualification of American Spectrum as a REIT ..........................................................     25
Summary Historical and Pro Forma Data .................................................................     26
RISK FACTORS ..........................................................................................     34
Risk Factors Related to American Spectrum and Risks Resulting from the Consolidation ..................     34
There are conflicts of interest inherent in the structure of the Consolidation, and related parties
     will receive substantial benefits if it is consummated ...........................................     34
American Spectrum has a history of losses.  We cannot assure you that we will become profitable in the
     future ...........................................................................................     35
American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could
     require American Spectrum to make additional payments and reduce our available cash ..............     35
There have been no arm's-length negotiations ..........................................................     35

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more
     favorable to you and the other Limited Partners ....................................................     35
Majority vote of the Limited Partners of a Fund binds all Limited Partners of that Fund .................     35
Partners Have No Cash Appraisal Rights ..................................................................     36
At the time of the vote, there will be uncertainties as to the size of American Spectrum after the
     Consolidation ......................................................................................     36
There will be a fundamental change in the nature of your investment .....................................     36
Interest rate fluctuations will impact the price of American Spectrum Shares ............................     36
Stanger's fairness opinions relied on information that we provided ......................................     37
There is the potential for litigation associated with the Consolidation. We may incur costs from
     these litigations ..................................................................................     37
The potential liability of the officers and directors of American Spectrum is limited ...................     37
American Spectrum's ability to incur additional secured debt may reduce the value of the
     Notes issued by former Limited Partners of the Funds ...............................................     37
Noteholders will not participate in American Spectrum profits ...........................................     37
The Notes are likely to be illiquid .....................................................................     37
The Notes will not be subject to a sinking fund.  As a result, we may not have funds to repay the Notes .     38
Noteholders have limited recourse.  This could affect Noteholder recovery on the Notes ..................     38
American Spectrum may have to raise cash on unattractive terms to satisfy Note obligations
     This could adversely affect our results of operations and our ability to satisfy the Notes .........     38
Maryland law could restrict change in control.  This could deter favorable transactions .................     38
Distribution payments are subordinate to payments on debt.  This could affect your receipt of dividends .     38
Real Estate/Business Risks ..............................................................................     38
American Spectrum's increased leverage increases our risk of default.  This could adversely
     affect our results of operations and our ability to make distributions .............................     39
The results of future property purchases are uncertain ..................................................     39
American Spectrum may invest in joint ventures, which adds another layer of risk to its business ........     39
American Spectrum's properties may not be profitable, may not result in distributions and/or
     may depreciate .....................................................................................     40
Upon expiration of current leases, American Spectrum may not enter into favorable leases ................     40
Real property investments entail risk.  These risks could adversely affect American Spectrum's
     distributions ......................................................................................     40
American Spectrum may incur unforeseen environmental liabilities ........................................     40
American Spectrum faces intense competition in all of its markets .......................................     41
Tax Risks ...............................................................................................     41
If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American
     Spectrum will pay federal income taxes at corporate rates ..........................................     41
To qualify as a REIT, American Spectrum must meet asset requirements.  If American Spectrum fails
     to meet these asset requirements, it will pay tax as a corporation .................................     42
To qualify as a REIT, American Spectrum must meet distribution requirements.  If it fails to do so,
     it will pay tax as a corporation ...................................................................     42
American Spectrum must meet limitations on share ownership to qualify as a REIT.  These limitations
     may deter parties from purchasing American Spectrum Shares .........................................     42
Certain Funds Have Liabilities in Excess of the Tax Basis of Contributed Assets.  Limited Partners
     in these Funds will realize additional gain from the Consolidation .................................     43
American Spectrum has acquired assets from Affiliates in exchange for Operating Partnership Units
     The Affiliates will recognize gain upon the Operating Partnership's sale of these assets
     This could delay the sale of these assets ..........................................................     43
American Spectrum will pay tax as a corporation prior to qualifying as a REIT.  As a result,
     American Spectrum will pay additional taxes ........................................................     43
Future changes in tax law could adversely impact American Spectrum's qualification as a REIT ............     43
BACKGROUND OF AND REASONS FOR THE CONSOLIDATION .........................................................     44
Background of the Funds .................................................................................     44
Investment Objectives of Funds ..........................................................................     45

Consideration of Liquidation of the Funds and the Decision to Pursue the Consolidation     45
Your General Partners' Reasons for Proposing the Consolidation .......................     48
Comparison of Alternatives ...........................................................     56
RECOMMENDATION AND FAIRNESS DETERMINATION ............................................     61
General ..............................................................................     61
Material Factors Underlying Belief as to Fairness ....................................     62
Relative Weight Assigned to Material Factors .........................................     65
Fairness to Limited Partners Receiving American Spectrum Shares ......................     65
Fairness in View of Conflicts of Interest ............................................     65
REPORTS, OPINIONS AND APPRAISALS .....................................................     66
General ..............................................................................     66
Portfolio Appraisal ..................................................................     66
Fairness Opinion .....................................................................     69
THE CONSOLIDATION ....................................................................     74
Conditions to Consolidation ..........................................................     74
Merger Agreements ....................................................................     74
Approval and Recommendation of the General Partners ..................................     74
Vote Required for Approval of the Consolidation ......................................     75
Consideration ........................................................................     75
Estimated Exchange Value of American Spectrum Shares Issuable to Funds ...............     75
No Fractional American Spectrum Shares ...............................................     76
Effect of the Consolidation on Limited Partners Who Vote Against the Consolidation ...     76
Effect of Consolidation on Funds Not Acquired ........................................     77
Consolidation Expenses ...............................................................     77
Accounting Treatment .................................................................     77
CONFLICTS OF INTEREST ................................................................     78
Affiliated General Partners ..........................................................     78
Substantial Benefits to General Partners and their Affiliates ........................     78
COMPARISON OF OWNERSHIP OF UNITS, NOTES AND AMERICAN SPECTRUM SHARES .................     79
Form of Organization and Purpose .....................................................     79
Length and Type of Investment ........................................................     79
Business and Property Diversification ................................................     80
Borrowing Policies ...................................................................     80
Other Investment Restrictions ........................................................     81
Management Control ...................................................................     82
Fiduciary Duties .....................................................................     83
Management's Liability and Indemnification ...........................................     84
Anti-takeover Provisions .............................................................     85
Sale .................................................................................     85
Merger ...............................................................................     86
Dissolution ..........................................................................     86
Amendments ...........................................................................     87
Compensation and Fees ................................................................     87
Management Fees ......................................................................     88
Real Estate Disposition Fee ..........................................................     88
Distributions of Net Sales Proceeds (Not in Liquidation) .............................     89
Reimbursement of Expenses ............................................................     89
Review of Investor Lists .............................................................     89
Nature of Investment .................................................................     90
Additional Equity/Potential Dilution .................................................     91
Liability of Investors ...............................................................     92
Voting Rights ........................................................................     92

Liquidity .................................................      93
Expected Distributions and Payments .......................      94
Taxation of Taxable Investors .............................      95
Taxation of Tax-Exempt Investors ..........................      96
VOTING PROCEDURES .........................................      97
Distribution of Solicitation Materials ....................      97
Required Vote and Other Conditions ........................      97
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS OF AMERICAN SPECTRUM .......     112
AMERICAN SPECTRUM'S BUSINESS ..............................     125
General ...................................................     125
Background and Strategy ...................................     125
Subsidiaries ..............................................     127
Credit Facility ...........................................     127
Acquisition and Investment Policies .......................     127
Financing Policies ........................................     128
Other Policies ............................................     129
The Properties ............................................     130
MORTGAGE DEBT .............................................     140
Environmental Matters .....................................     141
Insurance .................................................     141
Competition ...............................................     141
Employees .................................................     141
Legal Proceedings .........................................     141
BUSINESS OF THE FUNDS .....................................     142
General ...................................................     142
Management Services .......................................     142
Description of Properties .................................     142
Description of Leases .....................................     143
Financing .................................................     144
Sale of Properties ........................................     144
Competition ...............................................     144
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES ...............     144
AMERICAN SPECTRUM .........................................     145
Investment Policies .......................................     145
Financing Policies ........................................     145
Miscellaneous Policies ....................................     146
Working Capital Reserves ..................................     146
THE FUNDS .................................................     146
Investment Policies .......................................     146
Financing .................................................     146
MANAGEMENT ................................................     147
Directors and Executive Officers ..........................     147
Board of Directors ........................................     148
Employment Agreements .....................................     149
Option and Restricted Share Plans .........................     150
Incentive Compensation ....................................     150
PRINCIPAL STOCKHOLDERS OF AMERICAN SPECTRUM ...............     151
RELATED PARTY TRANSACTIONS ................................     152
Transactions Relating to the Consolidation ................     152
Exchange Rights ...........................................     152

Registration Rights Agreement .....................................................     152
Third Party Management Services ...................................................     152
Other transactions ................................................................     152
FIDUCIARY RESPONSIBILITY ..........................................................     153
Directors and Officers of American Spectrum .......................................     153
General Partners of the Funds .....................................................     153
DESCRIPTION OF CAPITAL STOCK ......................................................     155
Preferred Stock ...................................................................     155
Ownership Limits and Restrictions on Transfer .....................................     155
Registrar and Transfer Agent ......................................................     157
DESCRIPTION OF THE NOTES ..........................................................     158
General ...........................................................................     158
Principal and Interest ............................................................     159
Redemption ........................................................................     159
Proceeds from Refinancings of Properties Formerly Owned by the Funds ..............     160
Limitation on Incurrence of Indebtedness ..........................................     160
Merger, Consolidation or Sale .....................................................     161
Events of Default, Notice and Waiver ..............................................     161
Modification of the Indenture .....................................................     162
Satisfaction and Discharge ........................................................     163
No Conversion Rights ..............................................................     163
Governing Law .....................................................................     163
COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
     TO THE GENERAL PARTNERS ......................................................     164
FEDERAL INCOME TAX CONSIDERATIONS .................................................     166
Certain Tax Differences between the Ownership of Units and American Spectrum Shares     166
Tax Consequences of the Consolidation .............................................     167
Treatment of Noteholders ..........................................................     168
Taxation of American Spectrum .....................................................     170
Taxation of Stockholders ..........................................................     175
State and Local Taxes .............................................................     178
EXPERTS ...........................................................................     178
LEGAL MATTERS .....................................................................     179
WHERE YOU CAN FIND MORE INFORMATION ...............................................     179
INDEX TO FINANCIAL STATEMENTS......................................................     F-1

                           QUESTIONS AND ANSWERS ABOUT
                        AMERICAN SPECTRUM REALTY, INC.'S
                           CONSOLIDATION OF THE FUNDS

Q:       What is the proposed Consolidation that I am being asked to vote upon?

         A: You are being requested to approve the consolidation transaction in which your Fund will merge into American Spectrum. Your Fund is one of eight Funds that will merge with American Spectrum, as part of the Consolidation. In addition, as part of the Consolidation, American Spectrum will own or acquire by merger properties held by CGS and affiliates of CGS (together with CGS, the CGS Affiliates). American Spectrum will also own the portion of CGS's property management business which manages properties of the Funds and CGS Affiliates (the CGS Management Company). We refer to the properties that are currently owned by CGS Affiliates as the "Affiliates' Properties."

Q:       Who is soliciting my approval of the proposed Consolidation?

         A: The General Partners of your Fund are soliciting your approval for the Consolidation.

Q: Do the General Partners of my Fund recommend that I vote in favor of the proposed Consolidation?

         A: Yes. The General Partners of the Funds have unanimously recommended that you vote "For" the proposed Consolidation. They believe that the Consolidation is the best means to maximize the value of your investment in your Fund. They believe that the Consolidation is better than liquidating your Fund's portfolio or continuing the investment unchanged. However, you should note that the General Partners of the Funds are affiliates of CGS and American Spectrum.

Q:       What is American Spectrum Realty, Inc.?


         A: We are a full-service real estate corporation. We currently engage in the business of investing in and managing real estate. Through the Consolidation, we intend to combine the properties of the Funds and the CGS Affiliates. We intend to qualify as a real estate investment trust and elect to be treated as a real estate investment trust (a REIT) beginning in 2002. Our primary business, like the Funds, is the ownership of office, office/warehouse, apartment and shopping center properties. In addition, we plan to expand our business by acquiring additional properties. In the future, we plan to focus primarily on office, office warehouse and apartment properties located in the midwestern and western United States. If American Spectrum consolidates with all of the Funds, the CGS Management Company and the CGS Affiliates, American Spectrum expects to have total real estate assets with an aggregate appraised value of approximately $283,000,000 at the time the Consolidation is consummated. This includes approximately $177,000,000 of real estate assets that will be contributed by the CGS Affiliates.


Q:       What is a REIT?

         A: In general, a REIT is a company that owns or provides financing for real estate, offers the benefits of a diversified portfolio under professional management and pays annual distributions to investors of at least 90% of its taxable income. A REIT typically is not subject to federal income taxation on its net income, provided applicable income tax requirements are satisfied. This tax treatment substantially eliminates the "double taxation" (tax imposed at both the corporate and stockholder levels) that generally results from investments in a corporation. We intend to qualify as a REIT beginning in 2002.

Q: What will I receive if I vote in favor of the Consolidation and it is approved by my Fund?

         A: In the event that you vote in favor of the Consolidation and the Consolidation is approved by your Fund and a minimum number of the other Funds, you will be entitled to receive shares of American Spectrum common stock (or American Spectrum Shares) in exchange for the Units of Limited Partnership interest that you own in your Fund. The American Spectrum Shares will be listed for trading on the ___________, which we refer to as the ___________, concurrently with the consummation of the Consolidation.

Q:       Why are we proposing the Consolidation?

         A. We and your General Partners believe that the Consolidation is the best way for Limited Partners to achieve liquidity and maximize the value of their investment in the Funds. The American Spectrum Shares will be listed for trading on _____________. There is no active trading market for the limited partnership Units in your Fund. In addition, Limited Partners will participate in future growth of American Spectrum.

Q: What benefits will I receive from becoming an American Spectrum stockholder?

         A: We believe that the American Spectrum Shares you receive in the Consolidation will provide you with increased growth potential. American Spectrum is a growth-oriented operating company of unlimited duration. American Spectrum is self-administered and internally managed. Your present Fund is a finite-life, closed-end limited partnership. American Spectrum (assuming the acquisition of all of the Funds) will own an interest in 35 properties consisting primarily of office, office/warehouse, apartment and shopping center properties (the Properties). An investment in American Spectrum will provide you with lower risk than does your Fund investment through diversification geographically. We intend to continue our strategy of opportunistic investing by seeking under-valued assets and value-enhancing situations in a range of property types and geographical locations. We believe that American Spectrum will have greater access to the public debt and equity markets than your Fund. Finally, since the American Spectrum Shares will be listed for trading on the _________, your Units, for which there is presently no established trading market, will be converted into liquid, freely-tradable securities.

Q: How many American Spectrum Shares will I receive if my Fund is acquired by American Spectrum?

         A: The number of American Spectrum Shares that will be allocated to each Fund in the Consolidation is set forth in the chart on page ___ under the caption "Summary--The Consolidation--American Spectrum Shares Allocated to the Funds" and in the Supplement accompanying this Consent Solicitation. You will receive your proportion of such shares in accordance with the terms of your Fund's limited partnership agreement.

Q: How did American Spectrum determine the number of American Spectrum Shares to be allocated to each Fund?

         A: American Spectrum evaluated several factors, including its determination of the relative net asset value of each Fund. This value was based, in large part, on appraisals prepared by Robert A Stanger & Co., Inc.("Stanger"), an independent financial advisor.

Q:       What is the value of an American Spectrum Share?


         A: We do not know the fair value of an American Spectrum Share. American Spectrum has assigned a value of $15 per share. This is an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares. We determined the number of American Shares allocated to each Fund by dividing the aggregate value used to allocate American Spectrum shares, which we call the Exchange Value, for each Fund by $15. We determined the Exchange Value based in part on appraisals by Robert A. Stanger & Co.,an independent financial advisor ("Stanger"). After careful consideration, American Spectrum concluded that the Exchange Value would be used to allocate the American Spectrum Share consideration between the eight Funds and the CGS Affiliates, including the CGS

         Management Company. Since the American Spectrum Shares are not listed on the _________ at this time, we are not certain of the value at which an American Spectrum Share may trade. Once listed, it is possible that the American Spectrum Shares will trade at prices below $15 per share.

Q: Did you receive a fairness opinion in connection with the consolidation of my Fund with American Spectrum?

         A: Yes. Stanger, an independent financial advisor, rendered an opinion that the allocation of the American Spectrum Shares (i) between the Funds, as a group, and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, is fair to the Limited Partners of your Fund from a financial point of view.

Q: Did you receive an appraisal in connection with the consolidation of my Fund with American Spectrum?

         A: Yes. To assist in the determination of the number of American Spectrum Shares to be issued to each Fund and in your General Partners' evaluation of our offer, the General Partners and CGS engaged Stanger to appraise the portfolio of properties owned by your Fund and the CGS Affiliates.

Q: Will I receive future distributions with respect to the American Spectrum Shares I receive in the Consolidation?

         A: Yes. American Spectrum expects to make quarterly distributions to its stockholders. American Spectrum intends to elect to qualify as a REIT beginning in 2002. If American Spectrum makes the REIT election, it must always distribute at least 90% of its taxable income to its stockholders on an annual basis in order to maintain its status as a REIT. American Spectrum is not required to make the REIT election. American Spectrum intends to make quarterly distributions whether or not it makes the REIT election.

         As an American Spectrum stockholder, you will also have the ability to participate in any appreciation in value of American Spectrum Shares. American Spectrum Shares will be listed for trading on the _______. Going forward, we believe that, unlike your Fund, American Spectrum's assets, will grow, resulting in an increase of its earnings and its funds from operations. As a result, the price of American Spectrum Shares on the _________ may increase due to such growth. However, we cannot assure you that any growth will be achieved.


Q: In the event that my Fund is consolidated with American Spectrum, may I choose to receive something other than American Spectrum Shares?


         A: Yes, subject to the limitations described under the caption "Description of the Notes". If you vote "Against" the Consolidation, but your Fund is nevertheless acquired by American Spectrum, you may elect to receive notes due ________ ___, _____. The value of the Notes will be based on the liquidation value of your Fund. The liquidation value will be lower than the aggregate exchange value of the American Spectrum Shares offered to your Fund in the Consolidation. The Notes will bear interest at a fixed rate equal to ______%. The interest rate was determined based on 120% of the applicable federal rate on ________ ___, 2000.

Q:       What do I have to do to receive Notes?

         A: You may only receive the Notes if you vote "Against" the Consolidation and you elect to receive Notes on your consent form if the Consolidation is approved. You will receive American Spectrum Shares if your Fund elects to be acquired in the Consolidation and you vote "For" the Consolidation, or you vote "Against" the Consolidation and do not elect to receive Notes (the Notes Option) on your consent form. The Notes will not be listed on any exchange or automated quotation system, and a market for the Notes will not likely develop.

Q: How long has American Spectrum been an operating company and how large is it?

         A: We are an entity formed in Texas. In ________, 2000, we merged with a newly-organized Maryland corporation and changed our name to American Spectrum Realty, Inc. We plan to acquire and continue the business of CGS Real Estate Company, Inc., its affiliated companies and the Funds. CGS's predecessors were the sponsors of the Funds. The size of American Spectrum will depend on the number of Funds we are able to acquire.

Q:       Who manages American Spectrum?

         A: American Spectrum is managed by its Board of Directors, consisting of five members, the majority of which are independent. Independent directors are neither employed by American Spectrum, nor have a substantial financial interest in American Spectrum. William J. Carden is the Chairman of the Board of American Spectrum.

Q: Is American Spectrum's Consolidation of my Fund dependent on its Consolidation with the other Funds?

         A: It is our goal to achieve a minimum participation level of approximately $200 million of appraised real estate value. The Affiliates' Properties to be contributed to American Spectrum by CGS Affiliates have a total appraised value of approximately $177 million. Therefore, consummation of the consolidation of the various Funds is conditioned upon the approval of the Limited Partners of Funds with a combined appraised real estate value of at least $23 million. Unless the appraised value of the properties acquired (including the Affiliates' Properties) is at least $200 million, none of the Funds will be merged into American Spectrum pursuant to the Consolidation. The real properties owned by the Funds have an aggregate appraised value of approximately $105 million.

Q: What benefits will the General Partners of my Fund and its affiliates receive as a result of the Consolidation?

         A: Affiliates of your General Partner will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates, including the contribution of the Affiliates' Properties and the CGS Management Company.

Q:       What are the tax consequences of the Consolidation for me?


         A: The Consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive Shares or Notes. If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized except to the extent the liabilities of your Fund assumed by American Spectrum exceed the bases of the assets that your Fund contributed to American Spectrum. If the liabilities of your Fund assumed by American Spectrum exceed the bases of the assets contributed, your Fund will recognize gain equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and you will be allocated your share of the gain. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash. If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes.

         We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

         To review the tax consequences to the Limited Partners of the Funds in greater detail, see pages ___ through ___ of this Consent Solicitation and the Supplement.

Q: Who can vote on the Consolidation? What vote is required to approve the Consolidation?

         A: Limited Partners of each Fund who are Limited Partners at the close of business on the record date of _____________ __, 2000 are entitled to vote for or against the proposed Consolidation.

         For a Fund to be acquired by American Spectrum, Limited Partners holding Units constituting greater than 50% of the outstanding Units of a Fund must approve the Consolidation. Approval by the required vote of your Fund's Limited Partners in favor of the Consolidation will be binding on you even if you vote against the Consolidation.

Q:       Am I entitled to an independent appraisal of my Units at my request?

         A: No. However, an appraisal of the portfolio of properties owned by your Fund has been prepared by Stanger. See the Supplement for details.

Q:       How do I vote?

         A: Simply indicate on the enclosed consent form how you want to vote, then sign and mail it in the enclosed return envelope as soon as possible so that your Units may be voted "For" or "Against" the acquisition of your Fund. If you sign and send in your consent form and do not indicate how you want to vote, your consent will be counted as a vote in favor of the Consolidation. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the Consolidation.

Q:       Can I change my vote after I mail my consent form?

         A: Yes, you can change your vote at any time before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund. You can do this in two ways: you can send us a written statement that you would like to revoke your consent, or you can send us a new consent form. Any revocation or new consent form should be sent to ______________________, our vote tabulator.

Q: In addition to this Consent Solicitation, I received a Supplement. What is the difference between the Consent Solicitation and the Supplement?

         A: The purpose of this Consent Solicitation is to describe the Consolidation generally and to provide you with a summary of the investment considerations generic to all of the Funds. The purpose of the Supplement is to describe the investment considerations particular to your Fund.

         After you read this Consent Solicitation, we urge you to read the Supplement. The Supplement contains information unique to your Fund. This information is material in your decision whether to vote "For" or "Against" the Consolidation.

Q:       When do you expect the Consolidation to be completed?

         A: We plan to complete the Consolidation as soon as possible after the receipt of your approval and the approval of the other Limited Partners of the Funds. It is expected that the Consolidation will be consummated in the _________ quarter of ____, and we have required that it be completed no later than __________ __, ____. Your consent form must be received by ________________________, unless we extend the solicitation period. We reserve the right to extend the solicitation period for a particular Fund even if a quorum has been obtained under the Funds' partnership agreement.

                       WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have more questions about the Consolidation or would like additional copies of this Consent Solicitation or the Supplement relating to your Fund(s), you should contact our solicitation firm:

                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                     TELEPHONE (TOLL FREE): ________________

                                     SUMMARY

         This Summary highlights selected information from this Consent Solicitation, and may not contain all of the information regarding the Consolidation that is important to you. Unless otherwise indicated, the terms "we," "us," "our," "ourselves" and "American Spectrum" refer to American Spectrum Realty, Inc., a Maryland corporation and its subsidiaries, including American Spectrum Operating Partnership, L.P., a limited partnership through which we conduct our business and which we call the Operating Partnership. To understand the Consolidation fully and for a more complete description of the terms of and risks related to the Consolidation, you should read carefully this entire Consent Solicitation, the Supplement pertaining to your Fund accompanying this Consent Solicitation and the other documents to which we have referred you. See "Where You Can Find More Information" on page ____.

         American Spectrum has set the exchange value at $15 per share (the Exchange Value) for purposes of allocating the American Spectrum Share to the Funds and CGS Affiliates. However, the Exchange Value may not represent the fair market value of the American Spectrum Shares or the price at which it will trade on the __________.

                      PURPOSE OF THIS CONSENT SOLICITATION

         This Consent Solicitation describes our proposed consolidation of up to eight limited partnerships into American Spectrum, which we refer to as the Funds. Through this Consent Solicitation, we are asking you to approve the consolidation of your Fund with American Spectrum. Your Fund will consolidate with American Spectrum if Limited Partners holding greater than 50% of the outstanding Units of Limited Partnership interest vote to approve the Consolidation, if the appraised value of the properties acquired (including the properties owned or controlled by the CGS Affiliates) is at least $200 million and the other conditions to the Consolidation are met.

                 DESCRIPTION OF AMERICAN SPECTRUM AND THE FUNDS

AMERICAN SPECTRUM

         American Spectrum is a newly organized Maryland corporation. CGS Real Estate Company, Inc. was merged into American Spectrum in _________, 2000. We were formed to continue to expand the real estate business conducted by CGS and its affiliates. We will operate as a fully integrated, self-administered and internally managed real estate company. Upon completion of the Consolidation, we expect to own and operate a diversified portfolio of 35 properties located in nine states. Properties include 12 office properties, 11 office/warehouse properties, five apartment properties, five shopping centers, one mixed use property and one parcel of development land. In the future, we expect to focus primarily on the acquisition of office, office/warehouse and apartment properties located in the midwestern and western United States, Texas and the Carolinas.

         American Spectrum's address and telephone number are 1800 East Deere Avenue, Santa Ana, California 92705, (949) 585-7600. Any questions regarding the Consolidation should be directed to the solicitation firm that is assisting us, Mackenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, telephone (toll free):_______________________


         American Spectrum's business objectives are to:

         - maximize cash flow available for distribution and the capital appreciation of our property portfolio through the acquisition and redevelopment of additional properties, professional management and, when appropriate, disposition of our properties;

         -        hold properties for long-term investment.

         American Spectrum's acquisition and operating strategies are to:

         - achieve and maintain a property portfolio which is diversified both geographically and by property type. We intend to focus primarily on acquisitions of office, office/warehouse and apartment properties in the midwestern and western United States;

         - continue our strategy of opportunistic investing by seeking under-valued assets and value-enhancing situations in a broad range of property types and geographical locations;

         - achieve and maintain high occupancy and increase rental rates through (i) efficient and effective leasing strategies; (ii) reducing turnover rates; and (iii) providing quality maintenance and services to maximize tenant satisfaction and retention;

         - manage operating expenses and achieve reductions through operating efficiencies and economies of scale;

         -        attract and retain high quality tenants;

         - emphasize regular programs of repairs and capital improvements to enhance the Properties' competitive advantages in their respective markets; and

         - take advantage of what we believe to be a favorable acquisition climate for buyers with access to capital.

         American Spectrum intends to qualify as a REIT beginning in 2002. We believe that our real estate expertise will allow us to reposition and, when necessary, renovate properties, making them competitive in their local markets.

                                 THE PROPERTIES

         Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of 35 properties in nine states. All of the Properties have been previously managed by CGS and its affiliates.

         The following table indicates the distribution by type and the geographical distribution of the Properties:


                                                                               PERCENT OF
                                                                             TOTAL-PROPERTY
                                                                              ACQUISITION
         TYPE OF PROPERTY                      NUMBER OF PROPERTIES             COST (1)
---------------------------------              --------------------          --------------
Office buildings                                        12                       46.30%
Office/warehouse buildings                              12                       22.61%
Apartment properties                                     5                       21.70%
Shopping centers                                         5                        8.86%
Land Held for Development                                1                        0.52%
                                               --------------------          --------------
         TOTAL                                          35                       100.0%
                                               ====================          ==============

                                                                              PERCENT OF TOTAL
                                                                            PROPERTY ACQUISITION
    GEOGRAPHIC DISTRIBUTION                NUMBER OF PROPERTIES                    COST
-------------------------------            --------------------             --------------------
West:                                               13                            43.32%
Midwest:                                            14                            38.93%
South:                                               5                            11.03%
East:                                                3                             6.73%
                                           --------------------             --------------------
         TOTAL                                      35                            100.0%
                                           ====================             ====================

(1)      Based on historical acquisition cost of the Funds and the CGS
         Affiliates.

THE FUNDS

         The Funds are finite-life limited partnerships that CGS's predecessors formed from 1979 to 1985 to invest in office, office/warehouse and apartment properties. As of December 31, 1999, the Funds owned, in the aggregate, 18 office, office/warehouse and shopping center properties located in eight states. For the fiscal year ended December 31, 1999, the Funds' properties generated aggregate gross revenues of approximately $13,732,305. In addition, the Affiliates' Properties generated aggregate gross revenues of approximately $19,831,394. The Funds' properties are managed by subsidiaries of CGS. The Funds consist of the following eight Limited Partnerships:

                  Sierra Pacific Development Fund
                  Sierra Pacific Development Fund II
                  Sierra Pacific Development Fund III
                  Sierra Pacific Institutional Properties V
                  Sierra Pacific Pension Investors '84
                  Nooney Income Fund Ltd., L.P.
                  Nooney Income Fund Ltd. II, L.P.
                  Nooney Real Property Investors-Two, L.P.

MATERIAL FACTORS THAT MAKE THE OFFERING SPECULATIVE OR RISKY

         There are certain risks involved in the Consolidation, which are more fully discussed beginning on page __ in "Risk Factors," that you should consider in determining whether to vote in favor of the Consolidation. The following list summarizes the risks of the Consolidation that we believe to be most material to you:

         - Because there has not been a public market for the Units in your Fund, upon their exchange for American Spectrum Shares, the trading price of the American Spectrum Shares may fluctuate significantly. Once listed on the _________, the American Spectrum Shares may trade below the Exchange Value.

         - REIT stocks have underperformed the broader equity market in 1998 and 1999. Future market conditions for REIT stocks could affect the market price of American Spectrum Shares.

         - The consolidation of your Fund into American Spectrum involves a fundamental change in the nature of your investment. If the Consolidation is approved, you will no longer hold an interest in a Fund that has a fixed portfolio of properties. Instead, you will be a stockholder in an operating company that will own interests in 35 properties (assuming American Spectrum acquires all of the Funds). The Funds are required to distribute the proceeds of any property sales. It is our intention to reinvest the proceeds of any future sales of our properties. In addition, we plan to raise additional funds through equity or debt financings to make future acquisitions of properties, although there can be no assurance that any such acquisitions will ultimately be consummated. In addition, we may invest in types of properties different from those in which your Fund invests.

         - We intend to continue our strategy of opportunistic investing by seeking under-valued assets and value-enhancing strategies in a broad range of property types and geographic locations. While we believe that this strategy can result in higher returns, it also involves increased risks.

         - Upon consummation of the Consolidation, we will have more indebtedness and greater leverage than the Funds. In addition, as part of our acquisition strategy, we anticipate that we will incur indebtedness to acquire properties. This use of debt will subject American Spectrum to risk of default, which could in turn affect American Spectrum's funds from operations. American Spectrum does, however, have a policy of maintaining a ratio of total indebtedness to total assets of not more than 70% (based on appraised value).

         - Each Fund intends to report the Consolidation on the basis that no gain is recognized except to the extent liabilities assumed by American Spectrum exceed the bases of the assets contributed to American Spectrum. If the liabilities of your Fund assumed by American Spectrum exceed the bases of the assets contributed, your Fund will recognize gain equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and you will be allocated your share of the gain. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails, your Fund will recognize gain. See "Tax Risks" and "The Tax Consequences of the Consolidation."

         - We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

         - Your ability to utilize passive losses from your Fund to offset income derived from your investment in the Fund and passive income from other investments will no longer be available.

   CONFLICTS OF INTEREST AND BENEFITS TO GENERAL PARTNERS AND THEIR AFFILIATES

         As a result of the Consolidation (assuming all of the Funds are acquired), the General Partners of the Funds will receive certain benefits and may also have conflicts of interest as a result of the Consolidation. These conflicts and benefits include:

         - As a result of the terms of the Partnership Agreements, the Funds' General Partners will not receive any American Spectrum Shares on account of the general partnership interest in the Funds. Affiliates of the Funds' General Partners are expected to receive approximately 2,628,655 American Spectrum shares and units in the Operating Partnership on account of the CGS Affiliates and their interests as limited partners in the Funds.

         - Following the Consolidation, certain of the officers and directors of your General Partners will serve as officers and directors of American Spectrum, with William J. Carden serving as Chief Executive Officer, Harry A. Mizrahi serving as Chief Operating Officer, Thomas N. Thurber serving as Chief Financial Officer and Paul E. Perkins and Patricia A. Nooney serving as Senior Vice Presidents. As American Spectrum officers and directors, they will be entitled to receive stock options under any stock option plan adopted by American Spectrum. The benefits that may be realized by them are likely to exceed the benefits that they would derive from the Funds if the Consolidation does not occur.

         - The CGS Affiliates are obligated to make payments to the Funds. In addition, the CGS Affiliates have indebtedness other than mortgage indebtedness. William J. Carden and John Galardi, principal shareholders of American Spectrum, guaranteed a substantial portion of these obligations. If the Consolidation is consummated, these obligations will become obligations of American Spectrum.

         - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. The Consolidation reduces the likelihood that Messrs. Carden and Galardi will make payments on the guarantees.

         - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

                                THE CONSOLIDATION

PRINCIPAL COMPONENTS OF THE CONSOLIDATION

         The Consolidation will consist of the following principal components:

         - The Funds will consolidate into American Spectrum. The Funds in which Limited Partners holding in excess of 50% of the Fund's Units approve the Consolidation will consolidate into American Spectrum. Consequently, American Spectrum will own the acquired Funds' properties and other assets after the completion of the Consolidation. In addition, American Spectrum will be subject to all of the liabilities of the Funds. The Consolidation will be accomplished by merging the Funds into American Spectrum, the Operating Partnership or a subsidiary of the Operating Partnership. The assets of the Funds will be held by either the Operating Partnership or a subsidiary.

         - CGS Affiliates will consolidate into American Spectrum. As part of the Consolidation, simultaneously with the closing of the merger with the Funds, we will merge with 13 partnerships, corporations, and limited liability companies in which William
                  J. Carden, John Galardi and members of their families hold more than 50% of the equity. In addition, we will merge with 11 other limited partnerships in which affiliates of CGS are the general partners. We will issue either American Spectrum Shares or limited partnership units in the Operating Partnership in these mergers. Each limited partnership unit in the Operating Partnership provides the same rights to distributions as one American Spectrum Share and is exchangeable (subject to certain limitations described under "AMERICAN SPECTRUM -- Miscellaneous Policies -- Restrictions on Related Party Transactions") into shares of American Spectrum on a one-for-one basis after 12 months. We have agreed to file a registration statement to register the resale of these American Spectrum Shares.

         - American Spectrum will own the CGS Management Company. CGS's management company subsidiaries are engaged in both the business of providing real estate management, leasing and brokerage services to third parties (collectively, the Third Party Management Company) and providing property management, brokerage and leasing services to the Funds and the Affiliates' Properties (which we refer to as the CGS Management Company). While investigating the Consolidation, we determined that the third party management business was not operating at a profit and that providing property management and brokerage services was not our principal focus. Accordingly, we determined not to include the Third Party Management Company in the Consolidation. Accordingly, the management company subsidiaries formed a new subsidiary, the CGS Management Company, and contributed to the CGS Management Company the assets of the management companies relating to the business of providing property management services to the Funds and the Affiliates' Properties. We will continue to own the CGS Management Company. In connection with the Consolidation, the Third Party Management Company will be distributed to the stockholders of CGS prior to the Consolidation. The CGS Management Company includes 72 of the 212 employees of CGS's management company subsidiaries. The Third Party Management Company will continue to be operated separately by affiliates of CGS. The CGS Management Company will enter into an agreement under which the Third Party Management Company will provide office space and equipment to the CGS Management Company for a payment based upon the out of pocket expenses of the Third Party Management Company.

         - American Spectrum lists the American Spectrum Shares on the _________. American Spectrum will provide liquidity and a trading market for the American Spectrum Shares by listing the American Spectrum Shares for trading on the _________ concurrently with the consummation of the Consolidation.

         - The following chart reflects the organizational structure of and the relationship among Messrs. Carden and Galardi, the Funds, the CGS Affiliates and the management company subsidiaries of CGS before the Consolidation:

                       [CHART SHOWING THE OWNERSHIP OF THE
                       CGS AFFILIATES AND THE FUND BEFORE THE
                       CONSOLIDATION]

         - The following chart shows the organization of American Spectrum following the Consolidation reflecting the results of the following:

                  The Funds that have approved the Consolidation have merged into American Spectrum and their assets have been contributed to the Operating Partnership.

                  The CGS Affiliates have merged into American Spectrum and their assets have been contributed to the Operating Partnership.

                  The CGS Management Company is owned by American Spectrum.

                     [CHART SHOWING THE OWNERSHIP STRUCTURE
                     OF AMERICAN SPECTRUM AFTER THE
                     CONSOLIDATION]

         We expect that the Consolidation will be consummated in the ________ quarter of ____, and we and the General Partners of the Funds have required that it be completed no later than ________________ ___, _____.

WHAT YOU WILL RECEIVE IF YOUR FUND IS INCLUDED IN THE CONSOLIDATION

         If the Consolidation is approved by the Limited Partners of your Fund and ultimately consummated, you will receive American Spectrum Shares as consideration for your Units, unless you vote against the acquisition of your Fund by American Spectrum and elect to receive Notes, as described below.

         - American Spectrum Shares. Upon the consummation of the Consolidation, you will receive American Spectrum Shares for your Units unless you vote "Against" the Consolidation and specifically elect to receive Notes. You should bear in mind that if you vote against the Consolidation and do not specifically choose to receive Notes, you will receive American Spectrum Shares if your Fund approves the Consolidation.

                  The number of American Spectrum Shares that you will receive for your Units will be determined in accordance with the provisions of your Fund's partnership agreement that specify how consideration is distributed upon a liquidation of your Fund. The next section of this Summary contains a chart that lists the number and estimated value of American Spectrum Shares. The estimated value is based on the Exchange Value of the American Spectrum Shares issued to the Limited Partners in each Fund. As we have previously noted, the Exchange Value has been assigned by American Spectrum to the American Spectrum Shares. Upon listing on the _________, the American Spectrum Shares may trade at prices below the Exchange Value. We have included in the chart the estimated value of American Spectrum Shares per average $1,000 original investment in each Fund. We have included these amounts to show the relationship of the American Spectrum Shares that will be paid to your Fund and your investment in the Funds and these amounts should not be treated as the value of the American Spectrum Shares you will receive.

         - Notes. If your Fund approves the Consolidation and you have voted "Against" the Consolidation, and you do not wish to own American Spectrum Shares, you can elect to receive your portion of the consideration in the form of Notes due __________ __, _____. The payment received by you and other Limited Partners who elect the Notes Option will be the estimated amount that the Limited Partners would receive upon an orderly liquidation of the Fund's properties pursuant to the partnership agreement governing your Fund, based in part upon an independent appraisal prepared by Stanger. This amount equals 96.14% of your portion of the Exchange Value of the American Spectrum Shares that would otherwise have been paid to your Fund. The Notes will bear interest at __% and will mature on ____________ __, eight years after consummation of the Consolidation. For a discussion of the terms and conditions of the Notes, see "Description of the Notes," page __.

AMERICAN SPECTRUM SHARES ALLOCATED TO FUNDS

         The following table sets forth for each Fund: (i) the number of American Spectrum Shares to be allocated to that Fund; (ii) the estimated value of American Spectrum Shares to be allocated to that Fund based on the Exchange Value; and (iii) the estimated value of American Spectrum Shares, based on the Exchange Value, you will receive for each $1,000 of your original investment:


                                                                                                     EXCHANGE VALUE OF
                                                     NUMBER OF                                        AMERICAN SPECTRUM
                                                 AMERICAN SPECTRUM                                   SHARES PER AVERAGE
                                                       SHARES              EXCHANGE VALUE              $1,000 ORIGINAL
                                                    ALLOCATED TO        OF AMERICAN SPECTRUM           LIMITED PARTNER
                  FUND                                 FUND(1)                 SHARES                   INVESTMENT(2)
-----------------------------------------        -----------------      --------------------         ------------------
Sierra Pacific Development Fund                        391,648              $  5,874,720               $    400.27
Sierra Pacific Development Fund II                     839,334                12,590,013                    581.17
Sierra Pacific Development Fund III                     28,655                   429,832                     47.08
Sierra Pacific Institutional Properties V              328,037                 4,920,557                    639.51
Sierra Pacific Pension  Investors '84                1,212,465                18,186,978                    944.78
Nooney Income Fund Ltd., L.P.                          683,383                10,250,749                    675.28
Nooney Income Fund Ltd. II, L.P.                     1,021,040                15,315,594                    796.82
Nooney Real Property Investors-Two, L.P.               545,451                 8,181,768                    681.81

(1) The American Spectrum Shares issuable to limited partners of each Fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This number assumes that none of the Limited Partners of the Fund has elected the Notes Option.

(2) Values are based on the Exchange Value established by American Spectrum. Upon listing the American Spectrum Shares on the _________, the actual values at which the American Spectrum Shares will trade on the _________ may be at prices below the Exchange Value.

         Why we are showing a $1,000 original investment. You may have originally invested more or less than $1,000 in your Fund. We used a $1,000 original investment because it is easier to illustrate the purchase prices with a round number. In order to determine the approximate value, based on the Exchange Value, of American Spectrum Shares you will receive if your Fund is acquired in the Consolidation, you would multiply the figure in the last column (titled

"Estimated Value of American Spectrum Shares per average $1,000 Original Limited Partner Investment") by the amount of your original investment divided by $1,000. Thus, for example, if you originally invested $5,000 in Sierra Pacific Development Fund, you would multiply $400.27 by 5 (equal to $5,000 divided by $1,000), which would result in your receiving an estimated value of $2,001.35 in American Spectrum Shares in the Consolidation.

         Why the American Spectrum Shares may trade at prices below the Exchange Value. There has been no public trading market for the Units and, upon their exchange for American Spectrum Shares, the American Spectrum Shares may trade, when listed on the _________, below the Exchange Value. The principal reasons for this are as follows:

         - The market prices for the American Spectrum Shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may depress the market price of American Spectrum Shares independent of the financial performance of American Spectrum.

         - REIT stocks have underperformed the broader equity market in 1998 and 1999. The overall market for REIT common stock in the future could affect market prices for American Spectrum Shares.

         - Upon the exchange of the Units for the American Spectrum Shares and the listing of the American Spectrum Shares on the _________, the Fund investors who receive American Spectrum Shares in the Consolidation will for the first time be able to sell their interests in a relatively liquid market. As a consequence, the supply of American Spectrum Shares offered for sale may exceed the demand for American Spectrum Shares, thereby depressing the trading price of an American Spectrum Share.

         -        American Spectrum will be more leveraged than many REIT's.
                  This higher leverage could adversely affect the market price for American Spectrum Shares.

         - American Spectrum will have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.


         Affiliates of Your General Partners also will receive American Spectrum Shares in the Consolidation. Affiliates of the General Partners of your Fund also will receive American Spectrum Shares or Operating Partnership Units in exchange for their limited partnership interests in the Funds acquired by American Spectrum and the other property interests contributed by them to American Spectrum.

         YOUR GENERAL PARTNERS' REASONS FOR SUPPORTING THE CONSOLIDATION

         Your General Partners recommend that you approve the Consolidation because they believe that the consolidation of your Fund into American Spectrum is the best way to maximize the value of your investment. They believe that the acquisition of the Funds' properties by American Spectrum in the consolidation will likely result, over time, in higher values for Limited Partners of the Funds than if the properties were sold individually and the Funds were liquidated. However, you should note that affiliates of your General Partners will receive substantial benefits from the Consolidation and, accordingly, your General Partners have conflicts of interest.

BENEFITS OF PARTICIPATION IN THE CONSOLIDATION

         We believe that the Consolidation will provide you the following benefits:

         - Growth Potential. We believe that there is greater potential for increased distributions to you as an American Spectrum stockholder and for appreciation in the price of your American Spectrum Shares than there would be for you as a Limited Partner of your Fund. This growth potential results primarily from our strategy to make future acquisitions of additional properties and engage in advantageous financing activities. We believe that substantial opportunities currently exist to acquire additional properties at attractive prices. Your Fund does not incur borrowings in the ordinary course of business. In addition, due to their relatively small size, it is difficult for any of the Funds to incur debt on favorable terms or raise capital through the issuance of additional equity.

         - Risk Diversification. The combination of the Properties owned by the Funds and the properties being contributed by CGS and its affiliates with potential future property acquisitions made by American Spectrum will diversify your investment over a larger number of properties and a broader group of property types, tenants and geographic locations. Your investment will also change from being an interest in a static, finite-life entity to an investment in a growing operating company. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, the particular group of properties currently owned by your Fund.

         - Operational Economies of Scale. The combination of the Funds under the ownership of American Spectrum will result in administrative and operational economies of scale and cost savings for the Funds. For example, because the Funds are public entities subject to the reporting requirements of the U.S. Securities and Exchange Commission, or SEC, the combination of the Funds into a single public company in American Spectrum would save compliance costs with respect to SEC reporting. In addition, if your Fund is acquired, we will no longer have to supply a Schedule K-1 to you and each of the other Limited Partners for your tax reporting, which generally was provided to you each February. You will instead receive a Form 1099-DIV, a much simpler reporting form, which will be provided to you each January.

         - Liquidity. We believe the Consolidation may provide you with liquidity for two reasons. First, the market for the Units that you own is very limited. The Units are not listed on an exchange and, therefore, a potential buyer has a limited basis upon which to value the Units. Because your Fund's partnership agreement contains limitations on the transfer of your Units, you may not be able to sell your Units even if you are able to locate a willing buyer. As a stockholder of American Spectrum, you will own American Spectrum Shares which will be listed on the _________, and therefore publicly valued. Additionally, there will be no restrictions on your ability to sell the American Spectrum Shares you own. Second, as a holder of Units that are non-tradable, the pool of potential buyers for your Units is limited. To the extent that there is a willing buyer, the buyer would likely acquire your Units at a substantial discount. You will be a stockholder of a company that would be estimated to have total real estate assets of approximately $283,000,000 and more than 15,000 stockholders, assuming American Spectrum acquires all of the Funds. Therefore, you may have the ability to find more buyers for your American Spectrum Shares and the price you receive is more likely to be the market price.

         - Greater Access to Capital. American Spectrum will have publicly-traded equity securities, greater assets and a larger equity value than any of the Funds individually. As a result, American Spectrum expects to have greater access to debt and equity financing necessary for funding its operations and making acquisitions on more attractive terms than would be available to any of the Funds individually.

         - Greater Reduction of Conflicts of Interest. American Spectrum will be operated as an internally-advised real estate company with management employed by American Spectrum. This structure eliminates fees paid to outside advisors, reduces conflicts of interest and creates an alignment of the interests of the stockholders and management.

RECOMMENDATION

         The General Partners of your Fund believe that the terms of the Consolidation provide substantial benefits and are fair to you, and recommend that you vote "For" approval of the Consolidation.

WHY YOUR GENERAL PARTNERS BELIEVE THE CONSOLIDATION IS FAIR TO YOU

         Your General Partners believe that the terms of the Consolidation are fair, and that they will maximize the return on your investment for the following principal reasons:

         - Your General Partners believe that the expected benefits of the Consolidation to you outweigh the risks and potential detriments of the Consolidation to you. Some of those benefits are described above. The risks and potential detriments are discussed beginning on page ___.

         - Your General Partners reviewed the estimated value of the consideration to be received by you if your Fund is consolidated with American Spectrum, and compared it to the consideration that you might have received under the alternatives to the Consolidation. Your General Partners considered the continuation of the Funds without change and the liquidation of the Funds (as described below). They concluded that over time the likely value of American Spectrum Shares would be higher than the value of the consideration you would receive if they selected one of the other alternatives.

         - Your General Partners considered that you may vote for or against the Consolidation, and, if you vote against it, you may elect to receive either American Spectrum Shares or Notes if your Fund approves the Consolidation.

         - Your General Partners considered the fairness opinion and appraisals rendered by Stanger, which are described below.

APPRAISALS

         Stanger has provided an appraisal of each Fund's portfolio of real estate and the Affiliates' Properties. The appraisals were prepared on a limited scope basis, utilizing the income approach to value, and in the case of developable land, the sales comparison approach. The appraisals included individual inspections of each Property. In performing the appraisals, Stanger conducted such investigations and inquiries as it deemed appropriate in establishing its estimates of value and made such assumptions and identified such qualifications and limitations as it deemed necessary in its findings. The portfolio appraisal represents Stanger's opinion of the estimated value of the portfolios of Properties owned by the Funds and the Affiliates' Properties as of March 31, 2000. They do not necessarily reflect the sales prices of the portfolios that would be realized in actual sales. These prices could be higher or lower than the appraised value of the portfolios. Your General Partners utilized the appraisals in determining the Exchange Values. There is no separate appraisal of the CGS Management Company's business or assets. See "Reports, Opinions and Appraisals."

FAIRNESS OPINIONS

         Stanger was engaged by the Funds and CGS to deliver a written summary of its determination as to the fairness, from a financial point of view, to the Funds, of the allocation of American Spectrum Shares in connection with the Consolidation between the Funds and the CGS Affiliates, including the CGS Management Company, and among the Funds. Because the approval of any particular Fund is not a condition of the Consolidation, we obtained from Stanger a fairness opinion that did not assume any particular Fund is included in the Consolidation. The fairness opinion is attached as Appendix A to the Supplement that accompanies this Consent Solicitation. You should read Stanger's opinion in its entirety with respect to the assumptions made, matters considered and limits of the reviews undertaken by Stanger in rendering its opinion.

         Based on the analysis more fully described under "Reports, Opinions, and Appraisals--Fairness opinion," and subject to the assumptions, limitations and qualifications discussed in this Consent Solicitation and in its fairness opinion, Stanger concluded that the allocation of American Spectrum Shares in connection with the Consolidation between the Funds and the CGS Affiliates, including the CGS Management Company, and among the Funds, is fair to the limited partners of the Funds from a financial point of view.

ALLOCATION OF AMERICAN SPECTRUM SHARES

         American Spectrum Shares issued in the Consolidation will be allocated as follows:

         American Spectrum Shares will be allocated between the Funds and the CGS Affiliates, including the CGS Management Company, and among the Funds, based upon the estimated net asset value, computed as described below (the "Exchange Value") of each of the Funds, and the CGS Affiliates, including the CGS Management Company, relative to the aggregate estimated Exchange Value of all of the Funds and the CGS Affiliates, including the CGS Management Company. The General Partners believe that the Exchange Values of the Funds and the CGS Affiliates, including the CGS Management Company, represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among all the Funds.

         The following tables summarize the allocation of American Spectrum Shares. For a detailed explanation of the manner in which the allocations are made, see "Allocation of Shares."

                                   ALLOCATION


                  ALLOCATION OF AMERICAN SPECTRUM SHARES AMONG
          THE FUNDS, THE CGS AFFILIATES AND THE CGS MANAGEMENT COMPANY

                                                                                                   PERCENTAGE
                                                                                                    OF TOTAL
                                                                                                   AMERICAN
                                                                 PERCENTAGE                        SPECTRUM
                                                                   OF TOTAL           SHARE         SHARES
                                               EXCHANGE VALUE    EXCHANGE VALUE     ALLOCATION     ISSUED(1)
                                               --------------    --------------     ----------     ---------
Sierra Pacific Development Fund                $  5,874,720           5.32%           391,648       5.32%
Sierra Pacific Development Fund II               12,590,013          11.39%           839,334      11.39%
Sierra Pacific Development Fund III                 429,832           0.39%            28,655       0.39%
Sierra Pacific Institutional Properties V         4,920,557           4.45%           328,037       4.45%
Sierra Pacific Pension Investors '84             18,186,978          16.46%         1,212,465      16.46%
Nooney Income Fund Ltd., L.P.                    10,250,749           9.27%           683,383       9.27%
Nooney Income Fund Ltd. II, L.P.                 15,315,594          13.86%         1,021,040      13.86%
Nooney Real Property Investors-Two, L.P.          8,181,768           7.40%           545,451       7.40%
CGS Affiliates(2)                                31,748,046          28.73%         2,116,536      28.73%
CGS Management Company                            3,020,122           2.73%           201,341       2.73%
                                                                                    7,501,707
                                                                                    ========
Totals                                         $110,518,379         100.00%         7,367,890     100.00%
                                               ============         ======          =========     ======

(1) Includes OP Units.

(2) Includes the Affiliates' Properties, including property owned by CGS. Excludes the CGS Management Company.

         Under the terms of the Partnership Agreement, the General Partners would not be entitled to any of the American Spectrum Shares issuable to each of the Funds. Accordingly, all of the American Spectrum Shares issuable to the partners of each of the Funds is being allocated to the Limited Partners.

ALTERNATIVES TO THE CONSOLIDATION THAT YOUR GENERAL PARTNERS CONSIDERED

         In determining whether to accept and recommend the Consolidation proposal, your General Partners considered two principal alternatives to the Consolidation that could have been pursued by each Fund: (i) continuation of each Fund pursuant to its existing partnership agreement; and (ii) liquidation of each Fund.

         Benefits and Disadvantages of Continuation Alternative. Continuing each Fund without change would have the following effects, some of which you might perceive as benefits:

         - Your Fund would not be subject to the risks associated with the ongoing operations of American Spectrum and its investment strategy of opportunistic investing, and instead would remain a separate entity with its own assets and liabilities. Your Fund would pursue its original investment objectives consistent with the guidelines, restrictions and safeguards contained in its partnership agreement;

         - Your Fund's performance would not be affected by the performance of American Spectrum and the other Funds and assets that American Spectrum intends to acquire in the Consolidation;

         - Eventually, your Fund would liquidate its holdings and distribute the proceeds received in liquidation in accordance with the terms of the Fund's partnership agreement;

         - There would be no change in the nature of your voting rights and no change in your Fund's operating policies;

         - Your Fund would not incur its share of the expenses of the Consolidation, ranging from approximately $13,294 to $562,484, depending on the size of the Fund (for a breakdown of the expenses with respect to your Fund, see the Supplement accompanying this Consent Solicitation);

         - Income from your Fund may, under certain circumstances, be offset by passive activity losses generated from your other investments, whereas you will not have the ability to offset income from your investment in American Spectrum with such losses; and


         - You would not be subject to any immediate federal income taxation that would otherwise be incurred by you as a consequence of the Consolidation because the Consolidation may be taxable.


         We believe that maintaining the Funds as separate entities would have the following disadvantages:

         - Since the majority of the Funds' administrative expenses are fixed, as the Properties are sold and revenues from the portfolio decrease, we do not expect the Funds to make distributions out of operating cash flow;

         - Since the Funds are not authorized to make additional investments, the Funds are unable to benefit from investing in potential growth opportunities;

         - Your investment would continue to be illiquid because the Units are not freely transferable and there is no established public trading market or market valuation for Units. American Spectrum Shares will have a public trading market;

         -        Your Fund's portfolio of properties would be less diversified.
                  Therefore, the loss of a major tenant or an economic downturn in the region where a property is located would have a greater impact on your Fund's ability to make distributions than it would on American Spectrum; and

         - Your Fund would continue to be managed externally. Your Fund would also continue to pay a management fee.

         Benefits and Disadvantages of Liquidation Alternative. As an alternative to the Consolidation, each Fund could dissolve and liquidate by selling its properties and other assets, paying off its existing liabilities not assumed by the buyer and distributing the net sales proceeds to you and the other Limited Partners (as well as to our affiliates in their capacities as General Partners) in accordance with the distribution provisions of its partnership agreement. The primary advantage of this alternative would be to provide liquidity to you as Properties are sold, based upon the net liquidation proceeds received from the sale of your Fund's assets.

         Your General Partners do not believe that liquidation would be as beneficial to you as the Consolidation for the following reasons:

         - Your General Partners believe that liquidation of the Properties could result in various adverse consequences. For example, your General Partners believe that an aggressive liquidation of individual Properties could result in significant discounts from appraised values, while a gradual disposition strategy likely would involve higher administrative costs and greater uncertainty, either of which would reduce the portion of net sales proceeds available for distribution to you;

         - You would lose the opportunity to participate in any increases in value resulting from appreciations in asset value and strategic acquisitions;

         - Your General Partners believe that, over time, the value of the American Spectrum Shares will exceed the liquidation value of your Funds' Properties. However, you should note that REIT stocks have underperformed the broader equity market in 1998 and 1999 and in some cases REIT shares are trading at a discount to the REIT's net asset value.

         In order to assist you in evaluating these alternatives, please review the Supplement. The Supplement contains estimates of the value of your investment if your Fund continues in operation without change and of the net liquidation proceeds that might be available if your Fund were liquidated. The methodology and assumptions used to derive these estimated values are explained therein.

         The following table summarizes the results of the General Partners' comparative analysis of alternatives:

                           COMPARISON OF ALTERNATIVES
                             (Per $1,000 Investment)



                                                                            Range of Secondary
                                                           Estimated          Market Prices
                                  Estimated Going-       Liquidation        (15 Months Ending        Exchange
                                   Concern Value            Value           March 31, 2000)(1)       Value(2)
                                -------------------      -----------        -------------------      --------
Sierra Pacific
Development Fund                $340.00  -  $370.00         $386.00         $100.00   - $230.00      $400.27
Sierra Pacific
Development Fund II              456.00  -   536.00          548.00          400.00   -  528.00       581.17
Sierra Pacific
Development Fund III              27.80  -    30.08           44.56                       None*        47.08
Sierra Pacific
Institutional Properties V       436.00  -   516.00          620.00          100.00   -  240.00       639.51
Sierra Pacific
Pension Investors '84            808.00  -   900.00          920.00          275.00   -  600.00       944.78
Nooney Income
Fund Ltd., L.P.                  520.00  -   585.00          661.00          210.00   -  344.70       675.28
Nooney Income
Fund Ltd. II, L.P.               663.00  -   758.00          764.00          200.00   -  471.00       796.82
Nooney Real Property
Investors-Two, L.P.              566.00  -   624.00          638.00          194.00   -  390.10       681.81


-------------------------

(1) Does not include purchases by affiliates. The purchases are described under "Background of and Reasons for the Consolidation -- Consideration of Liquidation of the Funds and the Decision to Pursue the Consolidation."



(2) Values are based on the Exchange Value established by American Spectrum. Upon listing the American Spectrum Shares on the _________, the actual values at which the American Spectrum Shares will trade on the _________ may be significantly below the Exchange Value.


*        No reported sales.

                                     VOTING

VOTING PROCEDURES

         Please mark the enclosed consent form to vote "For" or "Against" approval of the Consolidation. If you have invested in more than one Fund, you will receive one copy of this Consent Solicitation, the Supplement and a consent form for each Fund in which you hold Units. Because each Fund will vote separately on whether or not to approve the Consolidation, you must complete one consent form for each Fund in which you are an investor.

         If you vote "Against" the Consolidation and your Fund approves the Consolidation and is consolidated with American Spectrum, you will still receive American Spectrum Shares unless you elect the Notes Option. If your Fund approves the Consolidation, you will receive American Spectrum Shares if you do not vote. If your Fund approves the Consolidation, you must vote "Against" the Consolidation and elect the Notes Option on the consent form or you will receive American Spectrum Shares.


         Your consent form must be received by [ ] by 5:00 p.m. Eastern time on _____________ ___, 2000 unless we extend the solicitation period. We reserve the right to extend the solicitation period for a particular Fund even if a quorum has been obtained under the Fund's partnership agreement. If you do not submit a consent form, you will also be counted as having voted "Against" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. You may withdraw or revoke your consent form at any time before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund in the manner described later in this Consent Solicitation.

Affiliates of CGS own interests as limited partners in five of the Funds. These interests range from 4.91% to 13.6% and will be voted by affiliates of CGS in favor of the Consolidation.

AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT

         For certain Funds, if you vote "For" the Consolidation, you will also be required to cast a separate vote in favor of amendments to the partnership agreement of such Funds. These amendments will authorize certain actions that are necessary to complete American Spectrum's acquisition of your Fund. For a discussion of the amendments, if applicable to your Fund, you should carefully read the Supplement.

NO RIGHTS TO INDEPENDENT APPRAISAL

         If your Fund approves the Consolidation, but you voted "Against" the Consolidation, you will not have any right to have an independent valuation of your Fund paid for by American Spectrum or by your General Partners.

COMPARISON OF OWNERSHIP OF AMERICAN SPECTRUM SHARES AND THE NOTES OPTION

         Your rights and obligations as an investor in a Fund currently are governed by your Fund's partnership agreement. If your Fund is acquired by American Spectrum, you will become either an American Spectrum stockholder (if you receive American Spectrum Shares in the Consolidation) or a noteholder of American Spectrum (if you vote "Against" the Consolidation and elect the Notes Option). In order to assist you in deciding whether to approve the Consolidation and whether to elect to receive American Spectrum Shares or Notes if your Fund approves the Consolidation, we have summarized below some of the advantages and disadvantages of American Spectrum Shares versus Notes.

                            AMERICAN SPECTRUM SHARES

         Advantages of American Spectrum Shares include:

         - The market for American Spectrum Shares, which will be traded on the _________, likely will be more active than the market for Notes. This means you may have the opportunity to liquidate, at your convenience, all or any portion of the American Spectrum Shares that you hold. The Notes will not be listed on any exchange.

         - You will be a stockholder in an operating company that is in a position to take advantage of external growth opportunities. We can raise additional funds through equity or debt financing and can reinvest net sales or refinancing proceeds in new investments.

         - As a stockholder, you will be entitled to participate in the dividends and distributions made by American Spectrum with respect to the American Spectrum Shares based on your percentage ownership interest of the outstanding American Spectrum Shares.

         - Although the initial distributions on the American Spectrum Shares are expected to be lower than the initial interest payments expected to be made on the Notes, it is anticipated that, over time, these distributions will exceed the interest payments made on the Notes due to American Spectrum's anticipated growth and the expected increase in its cash flow resulting therefrom.


         - Unlike a Noteholder, you will be entitled to vote on matters presented at meetings of stockholders and you will have the right to access American Spectrum's books and records to the extent provided by Maryland law.


         Disadvantages of American Spectrum Shares include:

         - Your right to receive distributions as a stockholder is subordinated to the principal and interest payments payable with respect to all debt obligations of American Spectrum or the Operating Partnership. This means that prior to making any distribution to you, American Spectrum must pay the principal and interest owed with respect to the Notes and its other debt obligations. Thus, to the extent that American Spectrum does not have sufficient cash to make a distribution after it makes the required principal and interest payments on the Notes and payments on other debt obligations, you will not receive a distribution. It is possible that we may be forced to incur indebtedness in order to make distributions necessary to maintain REIT status.

         - Your percentage ownership interest in American Spectrum may be diluted at any time through the issuance of additional securities, including securities that have priority as to distributions from cash flow generated from American Spectrum's operations and liquidation proceeds derived from the sale of American Spectrum's assets.

                                     NOTES

         Advantages of Notes include:

         - Notes are senior, unsecured indebtedness and represent fixed obligations of American Spectrum. Payments to you as a Noteholder will be superior to the rights of stockholders to receive dividend distributions.

         - Payments of principal and interest on the Notes are not solely dependent upon the profits derived from American Spectrum's operations.

         - The Notes provide that, following the consummation of the Consolidation, if American Spectrum sells or refinances any property acquired from a Fund, American Spectrum must redeem Notes held by the former Limited Partners of such Fund in an aggregate amount equal to 80% of the net cash proceeds of the sale or refinancing.

         Disadvantages of Notes include:

         - American Spectrum may redeem the Notes at any time, in whole or in part, at the face value of the Notes with no prepayment penalty or premium.

         - Unlike the American Spectrum Shares which will be listed for trading on the _________, there likely will be no public market for your Notes.

         - Unlike a stockholder, you will have no right to participate in the future profits derived from American Spectrum's assets or from the sale or refinancing of American Spectrum's properties (other than the mandatory redemption upon the sale or refinancing of your Fund's properties, as described in "DESCRIPTION OF THE NOTES - Redemption"), you will not be entitled to vote with regard to matters presented to stockholders and you will not be entitled to access American Spectrum's books and records.

         - While Noteholders will have priority over holders of American Spectrum Shares, our ability to repay the Notes is dependent upon our performance. Thus, while Noteholders bear a portion of the risk of our poor performance, Noteholders will not participate in any increases in distributions from the American Spectrum Shares or increases in market value in the American Spectrum Shares if we are successful.

                             CONSOLIDATION EXPENSES

         American Spectrum and each Fund will bear their own expenses incurred in connection with the Consolidation. If your Fund approves the Consolidation and your Fund is acquired by American Spectrum, the number of American Spectrum Shares you receive will reflect a reduction for your Fund's expenses of the Consolidation. For a breakdown of the expenses estimated to be paid in the Consolidation, please see the Supplement.

         If the Consolidation is rejected by your Fund, then your Fund will bear the portion of its Consolidation expenses based upon the percentage of "For" votes and the General Partners of the Fund will bear the portion of such Consolidation expenses based upon the percentage of "Against" votes and abstentions.

                         CONDITIONS TO THE CONSOLIDATION

         The following conditions must be satisfied in order for the Consolidation to be consummated:

         - The American Spectrum Shares must be approved for listing on the _________ prior to or concurrently with the consummation of the Consolidation.

         - The Funds' real properties have an aggregate appraised value of $105,320,000. We condition the consummation of the Consolidation upon the acquisition of real properties having an appraised value of at least $200 million, including real properties owned by CGS Affiliates. At March 31, 2000, the appraised value of the real properties owned by CGS Affiliates (i.e., the Affiliates' Properties) was $177,390,000. If real properties with an aggregate value of at least $200 million are not acquired in the proposed acquisitions, we will not acquire any of the Funds in the Consolidation.

   YOUR RIGHT TO INVESTOR LISTS AND TO COMMUNICATE WITH OTHER LIMITED PARTNERS

         We are required under applicable federal securities laws, upon receipt of a written request from you, to provide you with the following information:
(i) a statement of the approximate number of Limited Partners in your Fund; and
(ii) the estimated cost of mailing a consent statement, form of consent or other similar communication to those Limited Partners. You have the right, at our option, either to: (a) at your expense, have us mail copies of any consent statement, consent form or other soliciting material furnished by you to any of your Fund's Limited Partners that you designate; or (b) have us deliver to you (at a cost to you of $0.25 per page for mailing and duplication), within five business days of when we receive your request, a reasonably current list of the names, addresses and number of Units held by the Limited Partners in your Fund.

                        FEDERAL INCOME TAX CONSIDERATIONS

The Consolidation may be a Partially Taxable Transaction for Limited Partners Subject to Federal Income Taxation

         The Consolidation will have different tax consequences to you depending upon whether you elect to receive Shares or Notes. Currently, the Funds are organized as limited partnerships and treated as partnerships for federal income tax purposes. As partnerships, they are not subject to federal taxation as entities, but instead function as conduits, with the tax results of their operations required to be reflected in the personal tax returns of you, the other Limited Partners and the General Partners.


         If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized except to the extent that the liabilities of your Fund assumed by American Spectrum exceed the bases of the assets your Fund contributed to American Spectrum. If the liability of your Fund assumed by American Spectrum exceed the bases of the assets contributed, your Fund will recognize gain equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and you will be allocated your share of the gain. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the bases of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks" and "Federal Income Tax Considerations -- Tax Consequences of the Consolidation." If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes. If you are an individual or a taxpaying entity, it is possible that you may be required to pay tax on any gain recognized but will not receive any cash in the Consolidation in order to pay those taxes. If you are required to recognize any gain as a result of the Consolidation, you may be able to offset that gain with unused passive activity losses from this investment as well as from your other investments.


         The tax consequences of the Consolidation for you will depend on the facts of your own situation, so we urge you to consult your tax advisor for a full understanding of the tax consequences to you of the Consolidation.


Taxable Gain and Loss Estimates Per Average $1,000 Original Limited Partner Investment



                                                 ESTIMATED GAIN/(LOSS) $1,000 ORIGINAL
                      FUND                       LIMITED PARTNER INVESTMENT (1)(2)
                      ----                       ---------------------------------------
                                                 LIMITED PARTNER       LIMITED PARTNER
                                                 RECEIVES SHARES      RECEIVES NOTES (3)
Sierra Pacific Development Fund                        $ 0                   $166
Sierra Pacific Development Fund II                     $ 0                   $114
Sierra Pacific Development Fund III                    $37                   $ 86
Sierra Pacific Institutional Properties V              $ 0                   $536
Sierra Pacific Pension Investors '84                   $ 0                   $288
Nooney Income Fund Ltd., L.P.                          $ 0                   $271
Nooney Income Fund Ltd. II, L.P.                       $ 0                   $359
Nooney Real Property Investors-Two, L.P.               $35                   $561


(1) Values are based on the Exchange Value established by American Spectrum. Upon listing the American Spectrum Shares on the _______ , the actual values at which the American Spectrum Shares will trade on the _______ may be significantly below the Exchange Value.

(2) The estimated gain/(loss) is calculated based upon presumed tax treatment of the Funds as a result of the proposed Consolidation. Those estimates are subject to certain risks as discussed in "Risk Factors -- Tax Risks".

(3) Based upon your own tax situation, you may be eligible for installment sale treatment for your tax gain.


QUALIFICATION OF AMERICAN SPECTRUM AS A REIT

         For the _____ month period of __________ through December 31, ____, American Spectrum will be taxable as a C corporation. During that period American Spectrum will be subject to tax on its net income and shareholders will pay a second level tax on any dividends distributed. American Spectrum will be taxed at the corporate level and any distributions made to American Spectrum stockholders also will be taxed at their respective income tax rates.

         For the taxable year commencing January 1, 2002, American Spectrum intends to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the Code). Accordingly, if your Fund is acquired by American Spectrum, you will cease to be a partner in a partnership and will become a stockholder of a C Corporation, which intends to qualify as a REIT. This change in status will affect the character and amount of income and loss reportable by you in the future. For instance, income generated by your Fund could be offset against passive activity losses from your other investments. Income that you receive from American Spectrum as a stockholder cannot be similarly offset.

         A REIT is a company that combines the capital of many investors to acquire or provide financing for real estate, offers benefits of a diversified portfolio under professional management and, for taxable years beginning after December 31, 2000, must pay distributions to investors of at least 90% of its taxable net income. A REIT typically is not subject to federal income taxation on its taxable net income, provided certain income tax requirements are satisfied. This substantially eliminates the corporate level of the "double taxation" (tax imposed at both the corporate and stockholder levels) that generally results from investments in a corporation. American Spectrum is not required to elect REIT status.

         However, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT.

SUMMARY HISTORICAL AND PRO FORMA DATA

The following presents summary information for the following:

(i)      American Spectrum Predecessor - historical data

(ii) Funds - pro forma data to reflect the combination of the historical amounts of the individual funds under both minimum and maximum scenarios

(iii) Other affiliates - pro forma data to reflect the combination of the historical amounts of the individual entities


(iv) American Spectrum - pro forma data to reflect the application of adjustments necessary to reflect the consolidation

SUMMARY HISTORICAL DATA FOR AMERICAN SPECTRUM PREDECESSOR

The following table summarizes certain data included in the "Selected Historical Financial Information" contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. The historical amounts are derived from the combined financial statements of American Spectrum Predecessor.


                                                                       YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------------
($ amounts, except per share data, in 000's)    1995            1996            1997            1998            1999
                                             ----------      ----------      ----------      ----------      ----------

OPERATING DATA:

Revenues:

Rental and reimbursement income              $   10,421      $   12,545      $   16,359      $   24,122      $   22,417

Interest and other                                  541           1,610             141             265             205
                                             ----------      ----------      ----------      ----------      ----------
Total                                            10,962          14,155          16,500          24,387          22,622
                                             ==========      ==========      ==========      ==========      ==========

Expenses:

Property operating and management                 6,087           8,701          10,003          16,573          15,759

Depreciation and amortization                     2,212           2,202           2,203           3,313           3,259

Impairment charges                                   --              --              --             126           5,164

Interest                                          4,644           5,801           7,901           9,585           9,982

Gain on sale of property                             --              --              --              --              --

Equity in losses (earnings) of
   non combined partnerships                         --              --             127            (224)            330
                                             ----------      ----------      ----------      ----------      ----------
Total                                            12,943          16,704          20,234          29,373          34,494
                                             ==========      ==========      ==========      ==========      ==========

Loss before extraordinary items                  (1,981)         (2,549)         (3,734)         (4,986)        (11,872)

Extraordinary item - extinguishment
   of debt                                           --              --              50             163            (214)
                                             ----------      ----------      ----------      ----------      ----------
Net loss                                     $   (1,981)     $   (2,549)     $   (3,684)     $   (4,832)     $  (12,086)
                                             ==========      ==========      ==========      ==========      ==========

                                               QUARTER ENDED MARCH 31,
                                             --------------------------
($ amounts, except per share data, in 000's)    1999            2000
                                             ----------      ----------

OPERATING DATA:

Revenues:

Rental and reimbursement income              $    5,055      $    4,937

Interest and other                                  424             267
                                             ----------      ----------
Total                                             5,479           5,204
                                             ==========      ==========

Expenses:

Property operating and management                 3,800           3,384

Depreciation and amortization                       914             942

Impairment charges                                   --              --

Interest                                          2,221           2,840

Gain on sale of property                             --          (1,193)

Equity in losses (earnings) of
   non combined partnerships                        (12)            (22)
                                             ----------      ----------
Total                                             6,923           5,951
                                             ==========      ==========

Loss before extraordinary items                  (1,444)           (747)

Extraordinary item - extinguishment
   of debt                                           --              --
                                             ----------      ----------
Net loss                                     $   (1,444)     $     (747)
                                             ==========      ==========

                                                                       YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------------------------------
($ amounts, except per share data, in 000's)    1995            1996            1997            1998            1999
                                             ----------      ----------      ----------      ----------      ----------
Pro forma loss per share (1)                 $    (1.27)     $    (1.64)     $    (2.37)     $    (3.10)     $    (7.76)
Pro forma number of shares (1)                    1,557           1,557           1,557           1,557           1,557

OTHER DATA:
Funds from operations (FFO) (2)                    (469)         (1,047)         (2,262)         (3,200)         (9,696)
Pro forma FFO per share                           (0.30)          (0.67)          (1.45)          (2.06)          (6.23)
Cash flows provided by (used in):
Operating activities                                                         $     (939)     $   (2,269)     $   (4,916)
Number of properties at end of period                                 8              14              16              17
BALANCE SHEET DATA:
Real estate held for investment, net         $   47,209      $   62,016      $   78,676      $   90,348      $   95,588
Total assets                                     55,834          84,771         107,205         104,828         108,435
Debt                                             60,982          89,803         115,601         120,094         133,411
Equity                                           (5,148)         (5,032)         (8,396)        (15,266)        (24,976)

                                               QUARTER ENDED MARCH 31,
                                             --------------------------
($ amounts, except per share data, in 000's)    1999            2000
                                             ----------      ----------

Pro forma loss per share (1)                 $    (0.93)     $    (0.48)
Pro forma number of shares (1)                    1,557           1,557

OTHER DATA:
Funds from operations (FFO) (2)                    (903)           (998)
Pro forma FFO per share                           (0.58)          (0.64)
Cash flows provided by (used in):
Operating activities                         $  (11,615)     $    2,076
Number of properties at end of period                16              15
BALANCE SHEET DATA:
Real estate held for investment, net         $   89,735      $   91,506
Total assets                                    104,395         110,473
Debt                                            118,651         135,664
Equity                                          (14,256)        (25,191)


(1) Loss per share has been presented on a pro forma basis to reflect the anticipated shares of American Spectrum to be issued in the consolidation.

(2) The Company considers funds from operations one measure of REIT performance. Funds from operations ("FFO") is defined as net income
         (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring, other extraordinary items and sales of property, plus depreciation and amortization of real property (non-real estate related depreciation is insignificant). FFO should not be considered as an alternative for net income as an indication of the Company's performance or to cash flows as a measure of liquidity. FFO presented herein is not necessarily comparable to funds from operations presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company's funds from operations is comparable to the funds from operations of real estate companies that use the 1999 definition of the National Association of Real Estate Investment Trusts ("NAREIT").

SUMMARY PRO FORMA DATA FOR THE FUNDS


The following table summarizes certain data included in the "Selected Pro Forma Financial Information" of the Funds contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. Pro forma amounts for the funds have been presented under minimum and maximum scenarios. The minimum scenario assumes only certain of the Funds sufficient to consummate the consolidation participate. The maximum scenario assumes all funds agree to participate in the consolidation. These amounts reflect solely the combination of certain funds and do not reflect the application of any effects of the consolidation. Such additional disclosures are presented in Summary Pro Forma Data for American Spectrum.



                              MAXIMUM PARTICIPATION

                                                                           YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------------
($ amounts, except per share data, in 000's)        1995            1996            1997            1998           1999
                                                 ----------      ----------      ----------      ----------     ----------

OPERATING DATA:

Revenues:

Rental and reimbursement income                  $   11,601      $   14,119      $   14,080      $   14,371     $   15,178

Interest and other                                      872             773             758             919            904
                                                 ----------      ----------      ----------      ----------     ----------
Total                                                12,473          14,892          14,838          15,290         16,082
                                                 ==========      ==========      ==========      ==========     ==========

Expenses:

Property operating and management                     7,154           8,495           8,486           8,282         10,156

Depreciation and amortization                         4,149           4,781           4,806           4,268          4,144

Interest                                              2,209           2,965           2,930           2,579          2,503

Loss (gain) on sale of property                        (151)             --             967              --            (83)
                                                 ----------      ----------      ----------      ----------     ----------
Total                                                13,361          16,241          17,189          15,129         16,720
                                                 ==========      ==========      ==========      ==========     ==========

Income (loss) before extraordinary
    items                                              (888)         (1,349)         (2,351)            161           (638)

Extraordinary item - gain or (loss) on
    extinguishment of debt                               --           1,200              --              --             --
                                                 ----------      ----------      ----------      ----------     ----------
Net income (loss)                                $     (888)     $     (149)     $   (2,351)     $      161     $     (638)
                                                 ==========      ==========      ==========      ==========     ==========


OTHER DATA:
Cash flows provided by (used in):
Operating activities                             $       55      $    2,798      $      837      $    3,209     $    2,279
Number of properties at end of period                    19              19              18              18             18
BALANCE SHEET DATA:
Real estate held for investment, net             $   63,758      $   65,220      $   57,899      $   56,198     $   54,680
Total assets                                         82,425          82,251          75,147          73,942         76,447
Debt                                                 36,840          38,363          34,272          33,701         36,836
Equity                                               45,585          43,888          40,875          40,241         39,611

                                                  QUARTER ENDED MARCH 31,
                                                 -------------------------
($ amounts, except per share data, in 000's)        1999           2000
                                                 ----------     ----------

OPERATING DATA:

Revenues:

Rental and reimbursement income                  $    3,647     $    3,971

Interest and other                                      194            308
                                                 ----------     ----------
Total                                                 3,841          4,279
                                                 ==========     ==========

Expenses:

Property operating and management                     2,179          2,256

Depreciation and amortization                         1,025          1,024

Interest                                                614            759

Loss (gain) on sale of property                          --             --
                                                 ----------     ----------
Total                                                 3,818          4,039
                                                 ==========     ==========

Income (loss) before extraordinary
    items                                                23            240

Extraordinary item - gain or (loss) on
    extinguishment of debt                               --            (46)
                                                 ----------     ----------
Net income (loss)                                $       23     $      194
                                                 ==========     ==========


OTHER DATA:
Cash flows provided by (used in):
Operating activities                             $      571     $     (125)
Number of properties at end of period                    18             18
BALANCE SHEET DATA:
Real estate held for investment, net                            $   54,311
Total assets                                                        77,518
Debt                                                                38,258
Equity                                                              39,260

                              MINIMUM PARTICIPATION


                                                                         YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------------------
                                                  1995            1996            1997            1998            1999
                                               ----------      ----------      ----------      ----------      ----------

OPERATING DATA:

Revenues:

Rental and reimbursement income                $    5,605      $    5,807      $    5,802      $    5,531      $    5,699

Interest and other                                    356             365             350             475             460
                                               ----------      ----------      ----------      ----------      ----------
Total                                               5,961           6,172           6,152           6,006           6,159
                                               ==========      ==========      ==========      ==========      ==========

Expenses:

Property operating and management                   3,567           3,687           3,811           3,583           4,822

Depreciation and amortization                       1,904           2,144           2,221           1,867           1,802

Interest                                            1,611           1,505           1,478           1,145           1,116

Loss on sales of properties                            --              --             967              --              --
                                               ----------      ----------      ----------      ----------      ----------
Total                                               7,082           7,336           8,477           6,595           7,740
                                               ==========      ==========      ==========      ==========      ==========

Income (loss) before equity in earnings
 (losses) of non-consolidated
 partnership and minority interest                 (1,121)         (1,164)         (2,325)           (589)         (1,581)

Equity in earnings (losses) of
non-consolidated partnerships                        (572)            575            (276)              1             152
                                                      225             285             840             109              30
Minority interest
                                               ----------      ----------      ----------      ----------      ----------
Net loss                                       $   (1,468)     $     (304)     $   (1,761)     $     (479)     $   (1,399)
                                               ==========      ==========      ==========      ==========      ==========

OTHER DATA:
Cash flows provided by (used in):
Operating activities                                 (758)           1090          (1,368)          1,021            (412)
Number of properties at end of period                   9               9               8               8               8
BALANCE SHEET DATA:
Real estate held for investment, net           $   30,448      $   30,485      $   24,052      $   23,303      $   22,582
Total assets                                       41,306          41,642          34,617          34,066          36,509
Debt                                               18,922          19,544          15,437          15,419          18,321
Equity                                             22,384          22,098          19,180          18,647          18,188

                                                 QUARTER ENDED MARCH 31,
                                               --------------------------
                                                  1999            2000
                                               ----------      ----------

OPERATING DATA:

Revenues:

Rental and reimbursement income                $    1,431      $    1,589

Interest and other                                    103             150
                                               ----------      ----------
Total                                               1,534           1,739
                                               ==========      ==========

Expenses:

Property operating and management                     818             967

Depreciation and amortization                         443             470

Interest                                              277             357

Loss on sales of properties                            --              --
                                               ----------      ----------
Total                                               1,538           1,794
                                               ==========      ==========

Income (loss) before equity in earnings
 (losses) of non-consolidated
 partnership and minority interest                     (4)            (55)

Equity in earnings (losses) of
non-consolidated partnerships                          29              48

Minority interest                                      23             (51)
                                               ----------      ----------
Net loss                                       $       48      $      (58)
                                               ==========      ==========

OTHER DATA:
Cash flows provided by (used in):
Operating activities                                   84            (436)
Number of properties at end of period                   8               8
BALANCE SHEET DATA:
Real estate held for investment, net                           $   22,568
Total assets                                                       34,540
Debt                                                   --          17,493
Equity                                                             17,047

SUMMARY PRO FORMA DATA FOR THE OTHER AFFILIATES

The following table summarizes certain data included in the "Selected Pro Forma Financial Information" of the other affiliates contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. These amounts reflect solely the combination of the entities comprising the other affiliates and do not reflect the application of any effects of the consolidation. Such additional disclosures are presented in Summary Pro Forma Data for American Spectrum.



                                                      YEAR ENDED DECEMBER 31,        QUARTER ENDED MARCH 31,
                                                 --------------------------------    -----------------------
  ($ amounts, except per share, in 000's)          1997        1998        1999        1999           2000
                                                 --------    --------    --------    --------       --------
  OPERATING DATA:

  Revenues:

  Rental and reimbursement income                $  4,909    $  5,078    $  5,156    $  1,255       $  1,348

  Interest and other                                   97          29          40           9             12
                                                 --------    --------    --------    --------       --------
  Total                                             5,006       5,107       5,196       1,264          1,360
                                                 ========    ========    ========    ========       ========

  Expenses:

  Property operating and management .               2,449       2,334       2,405         594            614
                                                      791         856         891         212            216
  Depreciation and amortization

  Interest                                          2,076       2,031       1,942         473            501
                                                 --------    --------    --------    --------       --------
  Total                                             5,316       5,221       5,238       1,279          1,331
                                                 ========    ========    ========    ========       ========
  Net income (loss)                              $   (310)   $   (114)   $    (42)   $    (15)      $     29
                                                 ========    ========    ========    ========       ========
OTHER DATA:

Cash flows provided by (used in):

Operating activities                             $  1,064    $    739    $    639    $    198       $    186

Number of properties at end of period                   3           3           3           3              3

BALANCE SHEET DATA:

Real estate held for investment, net                         $  9,292    $ 16,310                   $ 16,122

Total assets                                                   10,296      19,225                     19,198

Debt                                                           16,031      29,459                     29,452

Equity                                                         (5,735)    (10,234)                   (10,254)

SUMMARY PRO FORMA DATA FOR AMERICAN SPECTRUM

The following table summarizes certain data included in the "Unaudited Summary Pro Forma Financial Information" contained elsewhere in this consent solicitation. The more detailed information contained therein should be read in conjunction with this summary. Pro forma amounts have been presented under minimum and maximum scenarios. The minimum scenario assumes only certain of the Funds sufficient to consummate the consolidation participate. The maximum scenario assumes all funds agree to participate in the consolidation.

                                                      (Minimum Scenario)           (Maximum Scenario)


($ amounts, except per share data, in 000's)
                                                                THREE MONTHS                  THREE MONTHS
                                                  YEAR ENDED       ENDED        YEAR ENDED        ENDED
                                                  31-DEC-99      31-MAR-00      31-DEC-99       31-MAR-00
                                                  ----------    ------------    ----------    ------------
OPERATING DATA:

Revenues:

Rental and reimbursement income                   $   25,194    $      6,806    $   35,180    $      9,283

Interest and other                                     1,867             400         1,661             393
                                                  ----------    ------------    ----------    ------------
Total                                                 27,061           7,206        36,841           9,676
                                                  ==========    ============    ==========    ============
Expenses:

Property operating and management                     15,759           3,544        20,444           4,504

Depreciation and amortization                          5,867           1,659        10,001           2,661

Impairment charges                                     3,440              --         3,440              --

Interest                                              12,715           3,644        14,101           4,046
Other                                                     (7)              5            --              --
Gain on sale of property                                  --          (1,193)          (83)         (1,193)
                                                  ----------    ------------    ----------    ------------
Total                                                 37,774           7,659        47,903          10,018
                                                  ==========    ============    ==========    ============

Loss before extraordinary items                      (10,714)           (453)      (11,062)           (342)

Extraordinary item - extinguishment
    of debt                                             (214)             --          (214)            (46)
                                                  ----------    ------------    ----------    ------------
Net loss                                          $  (10,928)   $       (453)   $  (11,276)   $       (388)
                                                  ==========    ============    ==========    ============

                                                      (Minimum Scenario)           (Maximum Scenario)


($ amounts, except per share data, in 000's)
                                                                THREE MONTHS                  THREE MONTHS
                                                  YEAR ENDED       ENDED        YEAR ENDED        ENDED
                                                  31-DEC-99      31-MAR-00      31-DEC-99     31-MAR-00
                                                  ----------    ------------    ----------    ------------
Pro forma loss per share (1)                      $    (2.69)   $      (0.11)   $    (1.63)   $      (0.08)
Number of shares outstanding                           4,060           4,060         7,368           7,368

OTHER DATA:
Funds from operations (FFO) (2)                       (5,961)           (308)       (2,227)            926
Pro forma FFO per share                                (1.47)          (0.08)        (0.30)           0.13
Cash flows provided by (used in):
Operating activities                              $     (412)   $       (981)   $    2,089    $      1,116
Investing activities                                    (464)         (8,051)      (11,873)         (6,460)
Financing activities                                  (3,285)         (7,480)        7,826          (5,667)
Number of properties at end of period                     28              26            39              37
BALANCE SHEET DATA:
Real estate held for investment, net                            $    160,362                  $    223,997
Total assets                                                         181,705                       243,322
Debt                                                                 171,812                       188,665
Equity                                                                 9,893                        54,657


(1) Loss per share has been presented on a pro forma basis to reflect the anticipated shares of American Spectrum to be issued in the consolidation.

(2) The Company considers funds from operations one measure of REIT performance. Funds from operations ("FFO") is defined as net income
         (loss) computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring, other extraordinary items and sales of property, plus depreciation and amortization (non-real estate related depreciation is insignificant). FFO should not be considered as an alternative for net income as an indication of the Company's performance or to cash flows as a measure of liquidity. FFO presented herein is not necessarily comparable to funds from operations presented by other real estate companies due to the fact that not all real estate companies use the same definition. However, the Company's funds from operations is comparable to the funds from operations of real estate companies that use the 1999 definition of the National Association of Real Estate Investment Trusts ("NAREIT").

                                  RISK FACTORS

         Before you decide how to vote on the Consolidation, you should be aware that there are various risks involved in the Consolidation, including those described below. In addition to the other information included in this Consent Solicitation, you should carefully consider the following risk factors in determining whether to vote in favor of the Consolidation.

         We also caution you that this Consent Solicitation contains forward looking statements. These forward-looking statements are based on our beliefs and expectations, which may not be correct. Important factors that could cause such actual results to differ materially from the expectations reflected in these forward-looking statements include those set forth below, as well as general economic, business and market conditions, changes in federal and local laws and regulations, costs or difficulties relating to the Consolidation and related transactions and increased competitive pressures.

RISK FACTORS RELATED TO AMERICAN SPECTRUM AND RISKS RESULTING FROM THE CONSOLIDATION

The trading price of American Spectrum shares following listing on the _________ is uncertain. The American Spectrum Shares could trade at a lower price than anticipated.

         There is currently no market for the American Spectrum Shares. It is possible that the American Spectrum Shares will trade at prices below the Exchange Value or the per share net asset value of the assets of American Spectrum. The investment of any Limited Partners of the Funds who become stockholders will change into freely tradable American Spectrum Shares. Consequently, some of these stockholders may choose to sell American Spectrum Shares upon listing at a time when demand for American Spectrum Shares is relatively low. The market price of the American Spectrum Shares may be volatile after the Consolidation, and the American Spectrum Shares could trade at prices substantially less than the Exchange Value. This could result from increased selling activity following issuance of the American Spectrum Shares, the interest level of investors in purchasing the American Spectrum Shares after the Consolidation and the amount of distributions to be paid by American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could affect the market price of the American Spectrum Shares.

American Spectrum will have more indebtedness and will have a lower capitalization, than many REIT's. This could affect the market price of the American Spectrum Shares.

         American Spectrum will have a higher ratio of indebtedness to assets than many REIT's. This ratio is frequently referred to as leverage. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.

There are conflicts of interest inherent in the structure of the Consolidation, and related parties will receive substantial benefits if it is consummated.

         Your General Partner is a subsidiary of CGS. CGS controls the General Partners of the Funds. Assuming that all of the Funds are included in the Consolidation, the General Partners of the Funds and their affiliates of the General Partners will receive an estimated aggregate of 2,628,655 American Spectrum Shares and Units in the Operating Partnership (Operating Partnership Units). If the Consolidation is consummated, affiliates of the General Partners of the Funds will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates and the CGS Management Company. These benefits may exceed the benefits that they would derive from ownership of their interests in the CGS Affiliates and from their interests in the Funds if the Consolidation were not consummated. In addition, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates with William J. Carden serving as the Chief Executive Officer, Harry
A. Mizrahi serving as Chief Operating Officer, Thomas N. Thurber serving as Chief Financial Officer and Paul E. Perkins and Patricia A. Nooney serving as Senior Vice Presidents.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.


The American Spectrum Predecessor incurred losses for 1997, 1998 and 1999 and the three months ending March 31, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first three months of 2000. We believe that American Spectrum Predecessor's historical losses resulted primarily from our investing in turnaround properties. We expected that we would initially spend more on these properties than the rental income. We expect that the rent from these properties will increase and that the properties would increase in value. However, we cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us. In addition, although American Spectrum had pro forma losses during 1999 and the first three months of 2000, it had positive pro forma cash flow from operations during the first three months of 2000, assuming all Funds participate in the Consolidation. A significant portion of the pro forma losses resulted from non-cash expenses, such as depreciation.


American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

         American Spectrum will own interests in the CGS Affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. These entities will merge into American Spectrum. As a result, American Spectrum is responsible for liabilities arising out of the prior operations of these entities. These liabilities may include unknown contingent liabilities and these liabilities may exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

There have been no arm's-length negotiations.

         American Spectrum established the terms of the Consolidation, including the Exchange Values, without any arm's-length negotiations. Accordingly, the Exchange Value may not reflect the value that you could realize upon a sale of your units or a liquidation of your Fund's assets.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more favorable to you and the other Limited Partners.

         The General Partner of your Fund did not retain an independent representative to act on your behalf, or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration which you will receive, of the Consolidation. If the Funds had retained an independent representative, either collectively or on an individual basis, it would have resulted in significantly higher fees and expenses of the Consolidation. The Funds did not give Limited Partners the power to negotiate the terms and conditions of the Consolidation or to determine what procedures to use to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and your managing General Partner were the parties responsible for structuring all the terms and conditions of the acquisition of your Fund. We engaged legal counsel to assist with the preparation of the documentation for the Consolidation, including the consent solicitation, and such legal counsel did not serve, or purport to serve, as legal counsel for the Fund or the Limited Partners. If each General Partner had retained an independent representative for their respective Funds, it could have resulted in different terms of the Consolidation which may have benefitted the Limited Partners.

Majority vote of the Limited Partners of a Fund binds all Limited Partners of that Fund.

         American Spectrum will acquire each Fund if the Limited Partners of that Fund who hold a majority in interest of the outstanding Units vote in favor of the Consolidation. Such approval will bind all of the Limited Partners in the Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Consolidation. Affiliates of CGS own interests as limited partners in five of the Funds. These interests range from 4.91% to 32.13% and will be voted by affiliates of CGS in favor of the Consolidation.

Partners Have No Cash Appraisal Rights.

         The Limited Partners do not have the right to elect to receive a cash payment equal to the value of their interests in each Fund if your Fund approves the Consolidation and you voted "Against" it. You only have the right to elect to receive Notes as your portion of the consideration received by your Fund. The amount of Notes that you receive is based upon the estimated proceeds that you would receive in an orderly liquidation of your Fund in accordance with the terms of your Fund's partnership agreement. We determined the estimated proceeds based on an appraisal of the Properties by Stanger. As a holder of Notes, you are likely to receive the full face amount of the Notes only if you hold the Notes to maturity. The Notes will mature approximately eight years after the Consolidation.

         You may receive payments earlier only if American Spectrum chooses to repay the Notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the Notes in accordance with their terms.

At the time of the vote, there will be uncertainties as to the size of American Spectrum after the Consolidation.

         At the time that you and the other Limited Partners vote on the Consolidation, there are several uncertainties that will preclude you from making a complete evaluation of the transaction. Most importantly, you will not know which Funds will approve the Consolidation, and thus, which properties American Spectrum will acquire (which will affect the post-Consolidation size and scope of American Spectrum). You also will not know how many limited partners of the Funds will elect to receive Notes or the capital structure of American Spectrum.

There will be a fundamental change in the nature of your investment if the Consolidation is consummated.

         The Consolidation involves a fundamental change in the nature of your investment. Your investment currently consists of an interest in one or more Funds, each of which has a fixed portfolio of properties. You participate in the profits from the rental of your Fund's properties. After the Consolidation, you will hold common stock of American Spectrum, an operating company, that will own and lease 35 properties and expects to make additional investments. Your investment will also change from being an interest in a static, externally managed, finite-life entity to an investment in a growing, internally managed, operating company which will have a perpetual term. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as anticipated. Upon consummation of the Consolidation, we will have greater leverage than the Funds. In addition, American Spectrum may incur substantial indebtedness to make future acquisitions of properties that it may be unable to repay. In addition, certain properties acquired in the Consolidation may not be as profitable as others. These risks are more fully discussed below under "--Real Estate/Business Risks."

         As an American Spectrum stockholder, you will receive the benefits of your investment through dividend distributions and increases in the value of your American Spectrum Shares. In addition, your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of the Fund's assets to an investment in an entity in which you may realize the value of your investment only through the sale of your American Spectrum Shares, not from the liquidation proceeds from properties. Continuation of your Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Fund's properties. Your share of these sale proceeds could be higher than the amount realized from the sale of your American Spectrum Shares (or from the payments on any Notes if you elect the Notes Option). An investment in American Spectrum may not outperform your investment in a Fund.

Interest rate fluctuations will impact the price of American Spectrum Shares.

         It is likely that the public valuation of American Spectrum Shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum Shares, assuming that there is an active trading market in the American Spectrum Shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum Share will decrease because potential investors may not wish to invest in American Spectrum Shares that would yield less than the market rates on interest-bearing securities, such as bonds.

Stanger's fairness opinions relied on information that we provided.

         Stanger's opinion as to the fairness to the Funds of the allocation of American Spectrum Shares, from a financial point of view, relies on information prepared by the General Partners of the Funds and the CGS Management Company. The General Partners are controlled by CGS, which, in turn, controls American Spectrum. Because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

There is the potential for litigation associated with the Consolidation. We may incur costs from these litigations

         There is a risk that third parties will assert claims against American Spectrum that the General Partners of the Fund breached their fiduciary duties to their Limited Partners or that the Consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no Limited Partner of the Funds has initiated any lawsuit on such grounds.

The potential liability of the officers and directors of American Spectrum is limited.

         As an American Spectrum stockholder, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the General Partners of your Fund. The Amended and Restated Articles of Incorporation (which we refer to as the Articles of Incorporation) and Bylaws of American Spectrum provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the Articles of Incorporation and Bylaws, American Spectrum is obligated to indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. This indemnification could limit the legal remedies available to American Spectrum, to you and to other stockholders after the Consolidation against any officers or directors of American Spectrum.

American Spectrum's ability to incur additional secured debt may reduce the value of the Notes issued by former Limited Partners of the Funds.

         American Spectrum may increase its level of secured debt. Payments on any Notes issued by American Spectrum in connection with the Consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the Notes in the event that American Spectrum defaulted under its obligations.

Noteholders will not participate in American Spectrum profits.

         Participating Limited Partners who elect to receive Notes will not hold an equity interest in American Spectrum and will not be able to participate in earnings or benefit from increases in the equity value, if any.

The Notes are likely to be illiquid.

         An active secondary market for the Notes will not likely develop, making it difficult for Noteholders to sell their Notes prior to maturity, or subjecting them to the risk of selling the Notes at substantial discounts to facilitate their sale. Thus, a Noteholder will likely not be able to liquidate his investment in the event of an emergency, and the Notes may not be readily acceptable as loan collateral. Accordingly, the Notes should be considered a long-term, illiquid investment. Limited Partners electing to receive Notes are likely to receive the full face amount of their Notes only if they hold the obligations to maturity, which is eight years after the closing date of the Consolidation.

The Notes will not be subject to a sinking fund. As a result, we may not have funds to repay the Notes.

         The Notes will not be subject to a sinking fund. The Notes do not require American Spectrum to set aside funds for the retirement of or to retire the Notes at any time prior to maturity except in the case of sales of Properties.

Noteholders have limited recourse. This could affect Noteholder recovery on the Notes.

         The Noteholders have no right of personal recourse against officers, directors, stockholders, employees or agents for payment of principal or interest, or for attorneys' fees and costs which they, as prevailing parties, may be entitled to recover.


American Spectrum may have to raise cash on unattractive terms to satisfy Note obligations. This could adversely affect our results of operations and our ability to satisfy the Notes.


         American Spectrum believes that it can satisfy its cash payment obligations and Note service payment obligations to Noteholders from available resources, including cash reserves and operating revenues. However, if American Spectrum lacks sufficient funds to satisfy these obligations, it would need to find funds from other sources and may be required to sell one or more of its properties on unattractive terms, which could impair American Spectrum's ability to achieve budgeted levels of operating income, further impairing American Spectrum's ability to satisfy its obligations to Noteholders.

Maryland law could restrict change in control. This could deter favorable transactions.

         Maryland law provides that "control shares" of a Maryland corporation obtained in a "control share acquisition" have no voting rights, except to the extent approved by two-thirds of the votes entitled to be cast on the matter. Any shares of stock owned by the acquirer of "control shares," or by American Spectrum's officers or directors who are also its employees, may not be counted in the two-thirds required for approval. Control shares are voting shares of stock which, when added with all other shares owned or subject to the voting control of the acquirer, would result in the acquirer having specified ranges of voting power in electing American Spectrum's board of directors. A control share acquisition means the acquisition of control shares. If voting rights for the control shares are properly approved by American Spectrum's stockholders, and the acquirer then controls the voting of a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights to receive the fair market value of their shares.

         These provisions of Maryland law could delay or prevent a change in control even if such change is in the stockholders' best interest due to: (1) the potential for the absence of voting rights for control shares; and (2) the potential cost of the exercise of appraisal rights if voting rights are approved for control shares. However, this law does not apply to shares acquired in a merger, consolidation or share exchange in which American Spectrum is a party.

Distribution payments are subordinate to payments on debt. This could affect your receipt of dividends.

         Distributions to stockholders will be subordinate to the prior payment of American Spectrum's current debts and obligations, including payments on the Notes. If American Spectrum has insufficient funds to pay its debts and obligations, future distributions to stockholders will be suspended pending the payment of such debts and obligations.

REAL ESTATE/BUSINESS RISKS

American Spectrum's increased leverage increases our risk of default. This could adversely affect our results of operations and our ability to make distributions.

         Upon consummation of the Consolidation, American Spectrum have more indebtedness and leverage than the Funds. In addition to the issuance of American Spectrum Shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on such properties on a longer-term basis. At the time of the consummation of the Consolidation, as a general policy, American Spectrum's Board of Directors allow American Spectrum to borrow funds only when the ratio of debt-to-total assets (based on appraised value) of American Spectrum is 70% or less. American Spectrum's organizational documents do not contain any limitation on the amount or percentage of indebtedness that American Spectrum may incur in the future. Accordingly, subject to the limitations contained in the Notes, American Spectrum's Board of Directors could modify the current policy at any time after the Consolidation. If this policy were changed, American Spectrum could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders.

There are risks inherent in American Spectrum's acquisition and development strategy. American Spectrum may not make profitable investments.

         American Spectrum plans to pursue its growth strategy through the acquisition and development of additional properties. To the extent that American Spectrum pursues this growth strategy, we do not know that it will succeed. American Spectrum may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which American Spectrum does not invest, American Spectrum will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks. American Spectrum may not succeed in turning around these properties. American Spectrum may not make a profit on its investments.

The results of future property purchases are uncertain.

         American Spectrum has not identified new properties, it is not possible to provide you with information to evaluate the merits of the properties in which American Spectrum may invest in the near future. You also will not have the ability as a stockholder or Noteholder of American Spectrum to approve or disapprove of American Spectrum's investments. American Spectrum may not buy properties on financially attractive terms. It may not make a profit on its investments.

American Spectrum may invest in joint ventures, which adds another layer of risk to its business.

         American Spectrum may acquire properties through joint ventures which could subject American Spectrum to certain risks which may not otherwise be present if investments were made directly by American Spectrum. These risks include:

         - the potential ability in American Spectrum's joint venture partner to perform;

         - the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to those of American Spectrum;

         - the joint venture partner may take actions contrary to the requests or instructions of American Spectrum or contrary to American Spectrum's objectives or policies; and

         - the joint venturers may not be able to agree on matters relating to the property they jointly own.

         American Spectrum also may participate with other investors, including, possibly investment programs or other entities affiliated with management, in investments as tenants-in-common or in some other joint venture. The risks of such joint ownership may be similar to those mentioned above for joint ventures and, in the case of a tenancy-in-common, each co-tenant normally has the right, if an unresolvable dispute arises, to seek partition of the property, which partition might decrease the value of each portion of the dividend property.

American Spectrum's properties may not be profitable, may not result in distributions and/or may depreciate.

         While American Spectrum will attempt to buy leased, income-producing properties at attractive prices, properties acquired by American Spectrum:

         (1)      may not operate at a profit;

         (2)      may not perform to investor's expectations;

         (3)      may not appreciate in value;

         (4)      may depreciate in value;

         (5)      may not ever be sold at a profit;

         (6)      may result in the loss of a portion of your investment; and

         (7)      may not result in dividends.

         The marketability and value of any properties will depend upon many factors beyond American Spectrum's control.

Upon expiration of current leases, American Spectrum may not enter into favorable leases.

         The leases of American Spectrum's existing properties expire on dates ranging from 2000 to 200_. Upon the expiration of a lease, American Spectrum may not enter into leases at comparable lease rates, or without incurring additional expenses.

Real property investments entail risk. These risks could adversely affect American Spectrum's distributions.

         Like your investment in the Funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

         Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

         The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the Consolidation.

American Spectrum faces intense competition in all of its markets.

         American Spectrum will compete with other entities for the acquisition of office, office/warehouse and apartment properties. Our competitors will often have greater financial or informational resources than us.

TAX RISKS

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

         American Spectrum's management believes that it will operate in a manner that will enable American Spectrum to meet the requirements for qualification as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2002. Generally, for taxable years beginning after December 31, 2000, a REIT is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 90% of its taxable income to its stockholders annually. In addition, a REIT must meet certain asset tests at the end of each calendar quarter. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP (or, PR), that it will meet the requirements for qualification as a REIT. PR's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, PR's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

         However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax Considerations--Taxation of American Spectrum" beginning on page ____.


         In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT. Until American Spectrum elects REIT status it will be subject to Federal income tax at regular corporate rates. In addition, it may be subject to the federal alternative minimum tax and various state income taxes.


         If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

         American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.
The transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transferor.


The transfer of assets to American Spectrum may fail to qualify as a transaction when no gain is recognized to the transferor.

         Each transferor Fund intends to report the Consolidation on the basis that it will not result in gain or loss to any Limited Partner who elects to receive Shares except to the extent liabilities assumed by American Spectrum exceed the basis of the assets contributed to American Spectrum. See "Certain Funds Have Liabilities in Excess of the Tax Basis of the Contributed Assets. Limited Partners in these Funds will Recognize Additional Gain from the Consolidation" below. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.


To qualify as a REIT, American Spectrum must meet asset requirements. If American Spectrum fails to meet these asset requirements, it will pay tax as a corporation.

         For taxable years beginning after December 31, 2000, in order to qualify as a REIT, at least 75% of the value of American Spectrum's assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities.

         In addition, American Spectrum may not have more than 25% of the value of its assets represented by securities other than government securities and not more than 20% of the value of its total assets represented by the securities of one or more taxable REIT subsidiaries. Additionally, with the exception of securities held in a taxable REIT subsidiary, American Spectrum may not own: (i) securities in any one company (other than a REIT) which have, in the aggregate, a value in excess of 5% of the value of American Spectrum's total assets; (ii) securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer and (iii) securities having a value of more than 10% of the total value of the outstanding securities of any one issuer.

         The 75% and 5% tests are determined at the end of each calendar quarter. If at the end of any calendar quarter (plus a 30-day cure period), American Spectrum fails to satisfy either test, it will cease to qualify as a REIT.

To qualify as a REIT, American Spectrum must meet distribution requirements. If it fails to do so, it will pay tax as a corporation.

         For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. In that case, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

American Spectrum must meet limitations on share ownership to qualify as a REIT. These limitations may deter parties from purchasing American Spectrum Shares.

         In order to protect its REIT status, the Articles of Incorporation limit the ownership by any single stockholder of any class of American Spectrum capital stock, including American Spectrum Shares, to 5% of the outstanding shares of such class. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum Shares at the effective date of the Consolidation. The Articles of Incorporation also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. For example, American Spectrum would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more American Spectrum Shares. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum Shares or limit the opportunity for you or other stockholders to receive a premium for American Spectrum Shares.

Certain Funds have liabilities in excess of the tax basis of contributed assets. Limited Partners in these Funds will recognize additional gain from the Consolidation.

         Certain Funds have liabilities in excess of their tax basis in the assets contributed to American Spectrum. If your Fund has these liabilities, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum Shares or Notes as part of the Consolidation. As a partner of your Fund, you will bear a pro rata portion of your Fund's income tax liability resulting from any gain on the Consolidation.


American Spectrum has acquired assets from Affiliates in exchange for Operating Partnership Units. The Affiliates will recognize gain upon the Operating Partnership's sale of these assets. This could delay the sale of these assets.

         An affiliate of CGS Real Estate Company, Inc. will transfer its assets to the Operating Partnership in exchange for limited partnership units in the Operating Partnership. If, as of the date of the Consolidation, an asset contributed by such affiliate to the Operating Partnership has a fair market value in excess of its tax basis, the amount by which the asset's fair market value exceeds its tax basis will constitute built-in gain. If a contributed asset with built-in gain is sold by the Operating Partnership, a portion of the gain recognized by the Operating Partnership in an amount equal to the built-in gain must be allocated to the partners of the contributing CGS affiliate. As a result, American Spectrum has generally agreed not to sell these properties for five to ten years. This reduces American Spectrum's flexibility in the future.

American Spectrum will pay tax as a corporation prior to qualifying as a REIT. As a result, American Spectrum will pay additional taxes.

         Prior to American Spectrum's election to be taxed as a REIT, American Spectrum will be taxed as a C corporation. Therefore, American Spectrum will be subject to tax at the entity level and any distributions to its stockholders as dividends will be subject to tax at the stockholders' respective income tax rates. Any income generated by American Spectrum may be offset by its net operating loss carry-forwards to the extent they have not previously been utilized or are otherwise limited in their use. In general, the use of net operating losses is limited in the case where there has been a greater than 50% change in the ownership of a corporation in any three-year period. It is anticipated that due to the Consolidation, such change will occur and any net operating losses that American Spectrum currently has will be limited after the date of the Consolidation. The maximum annual amount of the net operating losses that American Spectrum will have available for use will be equal to the value of American Spectrum on the date of the 50% or more change in the ownership multiplied by the long-term tax exempt rate.

         Even if American Spectrum qualifies as a REIT, it may be subject to federal, state and local taxes on its income and property that could reduce its operating cash flow and distributable funds. For example, American Spectrum would be subject to federal income tax at the entity level on gain realized from the sale of assets it held before electing REIT status in an amount up to the built-in gains at the time it becomes a REIT.

         In addition, American Spectrum's use and carry-forward of its net operating losses may be limited upon its election to REIT status.

Future changes in tax law could adversely impact American Spectrum's qualification as a REIT.

         American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

                 BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

BACKGROUND OF THE FUNDS

         Formation of the Funds. From 1979 through 1985, CGS predecessors sponsored eight Limited Partnerships that were formed to acquire office, office/warehouse and retail properties. The Funds raised capital of $119 million in eight public offerings registered with the SEC, and as of December 31, 1999 had more than 13,800 Limited Partners. The General Partners of each of the Funds were not affiliates of CGS at the time of their formation. In 1994, CGS acquired the capital stock of the general partners and managers of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Sierra Pacific Pension Investors '84. In 1997, CGS acquired the capital stock of the general partners and managers of Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.


         The table below sets forth the number of properties owned capital raised and date of last admission of the original limited partners of the Funds:




                                                     TOTAL                            DATE OF LAST
                                                     NUMBER                           ADMISSION OF
                                                       OF             TOTAL             ORIGINAL
                                                   PROPERTIES        CAPITAL            PARTNERS
                      FUND                          OWNED(1)          RAISED           (MO./YR.)
------------------------------------------         ----------      -----------      --------------
Sierra Pacific Development Fund                        1           $14,677,000          June, 1983
Sierra Pacific Development Fund II                     3            21,971,000        August, 1984
Sierra Pacific Development Fund III                    1             9,222,500      February, 1986
Sierra Pacific Institutional Properties V              1             7,694,250       October, 1987
Sierra Pacific Pension Investors '84                   2            19,418,250      February, 1986
Nooney Income Fund Ltd., L.P.                          2            15,180,000       October, 1984
Nooney Income Fund Ltd. II, L.P.                       4            19,221,000       October, 1986
Nooney Real Property Investors-Two, L.P.               4            12,000,000       October, 1980

(1) Nooney Income Fund Ltd., L.P. and Nooney Real Property Investors-Two, L.P. own a 76% interest and a 24% interest, respectively, in an office building as tenants in common. For purposes of this table, Nooney Income Fund Ltd., L.P. is deemed to own the property since it owns a greater interest therein.

INVESTMENT OBJECTIVES OF FUNDS

         For the Funds, the primary investment objectives were generally to invest in properties which would: (i) preserve, protect and return the Fund's invested capital; (ii) have the potential for long-term capital gains through appreciation in value; (iii) provide the Limited Partners with cash distributions from operations; (iv) provide federal income tax deductions; and
(v) have the potential to be sold for cash after an approximate three to five year holding period. There was no assurance that such objectives would be achieved. Substantially all of the net proceeds from the offerings of the Units have been invested in real estate, except for amounts used as working capital.

         With respect to each Fund, we have set forth in the following table the age of the Fund relative to: (i) the original term of the Fund as set forth in the applicable partnership agreement, and (ii) the anticipated holding period of the Fund's investments as set forth in the original offering materials.


                                                                                                   ORIGINAL
                                                           LEGAL LIFE                             ANTICIPATED
                                                            OF FUND       PARTNERSHIP FORMED        HOLDING
                          FUND                              (YEARS)           (MO./YR.)           PERIOD (YEARS)
-------------------------------------------               -----------     ------------------      --------------
Sierra Pacific Development Fund                                49           February/1981              5
Sierra Pacific Development Fund II                             30            April/1983              3 - 5
Sierra Pacific Development Fund III                            36             June/1984              3 - 5
Sierra Pacific Institutional Properties V                      40           October/1985             3 - 5
Sierra Pacific Pension Investors '84                           36             June/1984              3 - 5
Nooney Income Fund Ltd., L.P.                                 100           October/1983            5 - 10
Nooney Income Fund Ltd. II, L.P.                              100           February/1985           5 - 10
Nooney Real Property Investors-Two, L.P.                       40          September/1979           5 - 10

CONSIDERATION OF LIQUIDATION OF THE FUNDS AND THE DECISION TO PURSUE THE CONSOLIDATION

         Since assuming management of the Funds, the General Partners have been evaluating each Fund's business prospects, especially with respect to the feasibility of providing liquidity to Limited Partners. It was originally anticipated that the Funds would sell their properties within approximately five to ten years after their acquisition. However, due to the depression of real estate values experienced nationwide from 1988 through 1993, the General Partners did not believe it was in the best interests of the Limited Partners for the Funds to sell their properties and liquidate. The real estate investment market began to improve in 1994 and the General Partners determined at that point that it was in the best interests of the Funds to hold the properties for a period of years to take advantage of this improvement prior to liquidation. Your General Partners now believe a consolidation of Funds into American Spectrum will enable the Limited Partners to realize the value of the Funds' Properties through future growth that would not be realized upon a liquidation of the Funds.

         Further, based on communications with Limited Partners, the General Partners believe that a primary concern for the Limited Partners is the illiquidity of their investment in the Funds. The General Partners believe that the Consolidation is the most attractive alternative for providing Limited Partners with liquidity. Additionally, the Consolidation provides the Limited Partners with the potential of growth and increased distributions and investment values. The General Partner believes that the Consolidation is more beneficial to the Limited Partners than a liquidation of the Funds' assets which is discussed below under "Alternatives Considered." Based on the General Partners' evaluation of the alternatives to the Consolidation, the desire of the Limited Partners for liquidity, and the benefits of the Consolidation that are not available under any of the alternatives, the General Partners concluded that the proposed Consolidation is the best means of most closely meeting the Funds' original investment objectives.

The General Partner is aware of the following tender offers for the period from January 1, 1998 through July 31, 2001:

- During April 1998 John N. Galardi made a tender offer for all units of Sierra Pacific Pension Investors '84 at a price of $100.00 per unit ($400 per $1,000 investment). 9444 units were acquired as a result of this tender.

- During August 1999 John N. Galardi made a tender offer for all units of Sierra Pacific Development Fund at a price of $60.00 per unit ($120 per $1,000 investment). 3657 units were acquired as a result of this tender.

- During September 1999 Everest Properties II, LLC and its affiliates ("Everest") made a tender offer for 4.9% of units of Sierra Pacific Development Fund II at a price of $100.00 per unit ($400 per $1,000 investment). 2246 units were acquired as a result of this tender.

- During April 2000 Everest made a tender offer for 4.9% of units of Sierra Pacific Development Fund II at a price of $100.00 per unit ($400 per $1,000 investment). 1214 units were acquired as a result of this tender.


         Affiliates of CGS, as part of the settlement of certain law suits and other disputes between CGS, Bond Purchase, L.L.C. and certain of their affiliates, and in consideration of the sale by affiliates of CGS of a controlling interest in Nooney Realty Trust, Inc., a publicly-held real estate investment trust, and Nooney Capital Corp., the corporate general partner of a publicly-held limited partnership, on November 9, 1999 purchased from Bond Purchase, L.L.C. (i) fifty-nine (59) Units of Nooney Income Fund II, L.P. (NIFII) at a price per Unit of $450, (ii) 1,802 units in Nooney Income Fund Ltd., L.P. (NIF) at $600 per unit, (iii) 199 units in Nooney Real Property Investors-Two, L.P. (NRPI) at $360 per unit and (iv) 8 units in Sierra Pacific Pension Investors '84 at $125 per unit. In addition, in connection with the settlement and as a condition thereto, CGS purchased from Everest (i) 1,062 Units in NIFII at a price per Unit of $450, (ii) 260 units in NIF at $600 per unit and (iii) 449 units in NRPI at $360 per unit. The prices paid by CGS for the Units in the Funds set forth above were negotiated in the context of an overall settlement of claims between the parties and are not necessarily representative of the market value of the Units purchased.

In addition, affiliates of CGS made the following purchases of units in the Fund since January 1, 1998:


- In 1998, affiliates of CGS purchased a total of 599 units in Sierra Pacific Development Fund I at a weighted average of $92.30 per unit ($184.60 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 73 units in Sierra Pacific Development Fund I at a weighted average of $40.44 per unit ($80.88 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 38 units in Sierra Pacific Development Fund I at a weighted average of $63.95 per unit ($127.90 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 516 units in Sierra Pacific Development Fund II at a weighted average of $105.28 per unit ($421.12 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 1,499 units in Sierra Pacific Development Fund II at a weighted average of $125.37 per unit ($501.48 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 788 units in Sierra Pacific Development Fund II at a weighted average of $128.27 per unit ($513.08 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 300 units in Sierra Pacific Development Fund III at a weighted average of $25.00 per unit ($100 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 4,159 units in Sierra Pension Fund '84 at a weighted average of $25.67 per unit ($102.68 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 1,117 units in Sierra Pension Fund '84 at a weighted average of $124.18 per unit ($496.72 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 315 units in Sierra Pension Fund '84 at a weighted average of $117.98 per unit ($471.92 per $1,000 investment).

- In 1998, affiliates of CGS purchased a total of 16 units in Sierra Pacific Institutional Properties V at a weighted average of $47.00 per unit ($188 per $1,000 investment).

- In 1999, affiliates of CGS purchased a total of 58 units in Sierra Pacific Institutional Properties V at a weighted average of $61.03 per unit ($244.12 per $1,000 investment).

- In 2000, affiliates of CGS purchased a total of 269 units in Sierra Pacific Institutional Properties V at a weighted average of $61.14 per unit ($244.56 per $1,000 investment).



         CGS owned the land on which a building was owned by one of the Funds. The land was leased to the Fund. In February 2000, the affiliate sold the land to a joint venture partnership, in which two of the Funds held an interest, for $3.5 million.


CHRONOLOGY OF THE CONSOLIDATION

         In 1998, the General Partners began to consider a transaction involving a consolidation of the Funds and other entities controlled by affiliates.

         During 1998 and 1999, the General Partner also considered other alternatives to provide liquidity to Limited Partners. These alternatives included acquiring units from Limited Partners through tender offers.

         The General Partners and CSG Affiliates also considered a transaction to create liquidity for Limited Partners which would involve a merger with a public real estate investment trust. Representatives of the General Partners and CGS met with a third party to discuss a possible transaction in January 1999 and May 1999, but determined not to pursue this alternative.

         In January 1999 representatives of the General Partners and CGS met with representatives of Stanger. We discussed various matters relating to the feasibility of a consolidation, including the costs and timing.

         In January 1999, we and the General Partners considered retention of an investment banker in connection with a transaction in which the CGS Affiliates, including management company affiliates of CGS would be combined to form a single entity.

         In May 1999, we began considering retention of counsel to advise us with respect to the Consolidation and preparation of Registration Statement on Form S-4. We met with Battle Fowler LLP (BF) and another law firm.

         On May 11, 1999, representatives of the General Partners and CGS met with representatives of Stanger and began to discuss the possibility of retaining Stanger in connection with a transaction in which the CGS Affiliates, including management company affiliates of CGS and the Funds, would be combined to form a single entity.

         In June 1999 and May 2000 with regard to the appraisals, CGS and the Funds engaged Stanger to: (i) prepare appraisals of the property portfolios of the Funds and the CGS Affiliates and (ii) render an opinion as to the fairness from a financial point of view to the Funds of the allocations of the American Spectrum Shares pursuant to the Consolidation.

         In June 1999, we retained the law firm of BF to advise us with respect to the Consolidation and prepare a Registration Statement on Form S-4.

         In October-December 1999, representatives of the General Partners met with representatives of the independent accountants of the Funds, to discuss the possibility of retaining the accountants to render advice as to the accounting and income tax implications of the Consolidation.

         In December 1999, representatives of the General Partners met with representatives of Arthur Andersen (AA), the independent accountants of the CGS Affiliates, to discuss the possibility of retaining AA to render advice as to the accounting and income tax implications of the Consolidation.

         In January 2000, we considered bids from AA and other accounting firms to render advice as to the accounting and income tax implications of the Consolidation.

         In January 2000, representatives of the General Partners and American Spectrum met with representatives of Stanger to discuss the appraisals of the assets and the fairness opinion.

         On February 3, 2000, representatives of the General Partners and us met with representatives of AA and BF to review the structure of the Consolidation and the financial and tax consequences of the Consolidation.

         On February 16, 2000, we retained the accounting firm of AA to provide us with financial and tax advice with respect to the Consolidation, and to audit financial statements required in connection with the Consolidation.

         In ___________, after reviewing the value of the Third Party Management Company and its profitability, we determined to exclude the Third Party Management Company from the Consolidation.

         In July 2000, we retained the law firm of PR to advise us with respect to the Consolidation and to continue the preparation of a Registration Statement on Form S-4 and the Consolidation Transaction. Certain persons affiliated with BF who were involved in the preparation of the Registration Statement on Form S-4 became affiliated with PR.

         At various times during the period from January 2000 through July 2000, representatives of the General Partners and us met Stanger, AA, BF and PR to discuss matters relating to legal and accounting issues, Stanger's appraisals and fairness opinion, the Consolidation and the Registration Statement on Form S-4.

YOUR GENERAL PARTNERS' REASONS FOR PROPOSING THE CONSOLIDATION

         The Consolidation is being proposed at this time because we believe that the expected benefits of the Consolidation outweigh the risks of the Consolidation, as set forth in "Risk Factors" above, and we believe that it is the best way for you to maximize returns on your investment. The expected benefits include the following:

         - Growth Potential. We believe that there is greater potential for increased distributions to you as a stockholder and for appreciation in the price of American Spectrum Shares than there would be for you as a Limited Partner of your Fund holding Units. This growth potential results primarily from potential future acquisitions of additional properties and engaging in financing activities. We believe that substantial opportunities currently exist to acquire additional properties at attractive prices. Your Fund cannot take advantage of such opportunities because its partnership agreement generally restricts it from making additional acquisitions and developing properties. In addition, because American Spectrum can use cash, American Spectrum Shares or indebtedness to acquire additional properties, American Spectrum will have a greater degree of flexibility in making future acquisitions on advantageous economic terms. American Spectrum may also take advantage of its structure as an umbrella partnership REIT, or an UPREIT, to acquire additional portfolios of properties by using, as consideration, units of its Operating Partnership. The use of Operating Partnership units enables American Spectrum to make certain acquisitions in a structure that permits the seller to defer the federal taxes due on the sale while providing to sellers the same opportunities to participate in American Spectrum's growth as the stockholders have. This ability gives American Spectrum a tremendous advantage over other potential acquirors who do not have the option of using partnership units, but instead may only acquire these portfolios in a taxable manner using cash or capital stock, particularly in instances where the sellers would have to recognize a substantial amount of taxable gain as a result of the transaction. Also, American Spectrum's ability to acquire portfolios in a manner that is tax-deferred for the seller may allow American Spectrum to pay less consideration than would otherwise be necessary in a taxable transaction due to the seller's ability to control the timing of its gain recognition.

         - Risk Diversification. The combination of the properties owned by the Funds under the ownership of American Spectrum, as well as future property acquisitions made by American Spectrum, will diversify your investment over a larger number of properties, a broader group of property types and tenants and geographic locations. Your investment will also change from being an interest in a static, finite-life entity to an investment in a growing operating company. This diversification will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, the particular group of properties currently owned by your Fund.

         - Operational Economies of Scale. The combination of the Funds under the ownership of American Spectrum will result in administrative and operational economies of scale and cost savings for American Spectrum. Particularly because the Funds are public entities subject to the SEC's reporting requirements, the combination of the Funds into a single public company in American Spectrum would save compliance costs. In addition, if your Fund is acquired, we will no longer have to supply a Schedule K-1 to you and each of the other Limited Partners for your tax reporting which generally was provided to you each February. You will instead receive a Form 1099-DIV, a much simpler reporting form, which will be provided each January.

         - Liquidity. We believe the Consolidation provides you with liquidity of your investment (which means your American Spectrum Shares would be freely tradable) for two reasons. First, the market for the Units you own is very limited because the Units are not listed on an exchange and, therefore, a potential buyer has only a limited basis upon which to value the Units. Because your Fund's partnership agreement contains limitations on the transfer of your Units, you may not be able to sell your Units even if you were able to locate a willing buyer. As a stockholder, you will own American Spectrum Shares which will be listed on the _________, and therefore publicly valued, and there will be no restrictions on your ability to sell the American Spectrum shares you own. Second, as a Unitholder that are non-tradable, the pool of potential buyers for your Units is limited and, to the extent that there is a willing buyer, the buyer would likely acquire your Units at a substantial discount. As a holder of American Spectrum Shares, and assuming American Spectrum acquires all of the Funds, you will be a stockholder of a company that will have total real estate assets of approximately $283 million and more than 15,000 stockholders.

         - Public Market Valuation of Assets. We believe that the public market valuations of the equity securities of many publicly-traded real estate companies, including REITs, have historically exceeded the net book values of their real estate assets. You should be aware, however, that the American Spectrum Shares may not trade at a premium to the net asset values of the Funds, and, to the extent that the American Spectrum Shares do trade at a premium, that the relative pricing differential may change or be eliminated in the future. The market for REIT stocks has underperformed the broader market in 1998 and 1999, and the prices for REIT stocks have fallen below the issuer's net asset value in some instances.


         -Regular Quarterly Cash Distributions. We expect that American Spectrum will make regular quarterly cash distributions to its stockholders. None of the Funds made distributions in 1999 and the first quarter of 2000. While some of the Funds had cash flow in 1999 and the first quarter of 2000 and could make distributions in the future, we believe it is possible that you will receive higher distributions from America Spectrum than the Funds. Additionally, the ability to receive distributions quarterly and in regular amounts would be enhanced, because, unlike the Funds, American Spectrum will have the ability to increase its portfolio of assets from which income will be derived.

         - Greater Access to Capital. With publicly-traded equity securities, access to debt financing, a larger base of assets and a greater equity value than any of the Funds individually, American Spectrum expects to have greater access to the capital necessary for funding its operations and consummating acquisitions on more attractive terms than would be available to any of the Funds individually. Also, American Spectrum's intended UPREIT structure with the Operating Partnership provides it with additional potential access to capital through the issuance of the Operating Partnership's units. This greater access to capital should provide greater financial stability to American Spectrum and provide funding for future acquisitions. American Spectrum currently intends to maintain a ratio of total indebtedness to total assets (based on appraised value) of not more than 70%.

         - Greater Reduction of Conflicts of Interest. American Spectrum expects to operate as an internally-advised REIT with management employed by American Spectrum, thereby eliminating fees paid to outside advisors, reducing various conflicts of interest and creating an alignment of the interests of the stockholders and management. The persons engaged to manage American Spectrum will be directly accountable to American Spectrum. They will not be employees of a separate management company or investment advisor whose activities could be determined by objectives and goals inconsistent with American Spectrum's financial objectives. Management will owe its duty of loyalty only to American Spectrum. The incorporation of all aspects of the REIT's management into American Spectrum assures a commitment to hands-on management. By contrast, externally-advised limited partnerships and REITs may have no such commitment from a management team to focus exclusively on their portfolios.

         Therefore, your General Partners believe that the Consolidation, rather than a liquidation, will result in the greatest possible value for your investment for you and the other Limited Partners.

EXCHANGE VALUE ALLOCATION OF AMERICAN SPECTRUM SHARES

         General. The Exchange Values were determined as of March 31, 2000 to establish a consistent method of allocating American Spectrum Shares for purposes of the Consolidation. The Exchange Values do not necessarily reflect the aggregate price at which American Spectrum Shares or Notes may be sold. See "RISK FACTORS." The number of American Spectrum Shares to be issued to each Fund upon consummation of the Consolidation will equal such Fund's Exchange Value (reduced by the Exchange Value associated with the number of Notes issued to the Fund) divided by $15, an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares and which is not intended to imply that the American Spectrum Shares will trade at a price of $15 per share. No fractional American Spectrum Shares will be issued by American Spectrum in connection with the Consolidation. See "No Fractional American Spectrum Shares" on page __. As of the date of this Consent Solicitation, the General Partners do not know of any material change in the financial performance or condition of any of the Funds and the CGS Affiliates, including the CGS Management Company, that will materially affect the Exchange Values.

         Adjustments to Exchange Value and Allocation of American Spectrum Shares. All determinations of the Exchange Value for purposes of allocating the American Spectrum Shares between the Funds, and the CGS Affiliates (including the CGS Management Company), among the Funds, and then between the Limited Partners and the General Partners, other than the final computation of the expenses of the Consolidation, were determined as of March 31, 2000 in the manner described below under "Determination of Exchange Value." Each Fund and CGS Affiliate; including the CGS Management Company, will operate and make distributions prior to the closing date of the Consolidation such that its Exchange Value relative to the Exchange Value of the other parties to the Consolidation remains substantially the same as the relative Exchange Value shown in this Consent Solicitation. No adjustment will be made to these allocations unless a material change in the value of an asset or a liability is discovered after March 31, 2000 and before the effective date of the Consolidation which cannot be adjusted through the Funds', CGS Affiliates' or CGS Management Company's distributions.

         If a material change in the value of an asset or liability or potential liability is discovered with respect to a Fund or CGS Affiliate (including the CGS Management Company) participating in the Consolidation between March 31, 2000 and prior to the effective date of the Consolidation which was not included in the computation of Exchange Value and the relative Exchange Value of the parties cannot be maintained through adjusting distributions that would reduce the corresponding value of the assets contributed by the other Funds, the CGS Affiliates and the CGS Management Company, an adjustment may be made to the Exchange Value of that Fund, the CGS Affiliates or the CGS Management Company. If the amount of the change in the value of an asset or liability can be reasonably determined and it is in excess of ten percent of the Exchange Value of that Fund, the CGS Affiliates or the CGS Management Company, the Exchange Value of that Fund, the CGS Affiliates or the CGS Management Company will be redetermined and its allocation of American Spectrum Shares adjusted as though the asset or liability were in existence on March 31, 2000.

DETERMINATION OF EXCHANGE VALUES

         Exchange Values have been determined for the Funds, the CGS Affiliates (other than the CGS Management Company) and the CGS Management Company, as described below.


         - The Funds and the CGS Affiliates -- The Exchange Value of each Fund and the CGS Affiliates (other than the CGS Management Company) is computed as: (A) the sum of: (i) the estimated fair market value of the real estate portfolio as determined by the independent appraisal as of March 31, 2000; and
(ii) the realizable values of the non-real estate assets as of March 31, 2000;
(B) reduced by (i) the mortgage debt balance as of March 31, 2000, as adjusted to reflect the market value of such debt, (ii) other balance sheet liabilities as of March 31, 2000 and (iii) such Fund's share of the expenses related to the Consolidation.


         - The CGS Management Company -- To determine the estimated value of the CGS Management Company, CGS utilized an earnings multiple approach. CGS estimated the pro forma earnings before interest, taxes and depreciation ("EBITDA") of the CGS Management Company reflecting only those property management assets and businesses of CGS and its affiliates which would be contributed to American Spectrum in the Consolidation. In particular, historical revenues and expenses for the fiscal year ending December 31, 1999 and the three-month period ending March 31, 2000 were adjusted to exclude the revenues and expenses associated with assets and businesses which will not be included in the Consolidation, to eliminate intercompany items and to reflect only the revenues and expenses associated with the CGS Management Company on a going forward basis. The revenues and expenses included in the pro forma amounts reflect only those associated with the portfolio of properties to be contributed to American Spectrum in the Consolidation by the Funds and the CGS Affiliates. CGS also estimated revenues and expenses for the fiscal year ending March 31, 2001 based on an adjustment methodology consistent with that utilized to determine the historical pro forma financial results of the CGS Management Company.


         CGS then applied a multiple of [5.0] to the estimated fiscal year 2000 adjusted EBITDA for the CGS Management Company to arrive at an estimated value of [$4 million] for the CGS Management Company. Based on its experience in the real estate industry and with real estate management companies, and its expectations regarding the future revenues, expenses and profitability of the CGS Management Company, CGS deemed the multiple utilized to be at the lower end of appropriate multiples for real estate management companies and therefore considered the multiple reasonable for establishing the value of the assets and businesses to be contributed to American Spectrum in the Consolidation.


         Utilizing the estimate of value resulting from the earnings multiple analysis as the basis for Exchange Value, CGS then made the adjustments cited above for other balance sheet assets and liabilities to be contributed to the Company in the Consolidation and for the expenses of the Consolidation to arrive at the final Exchange Value of the CGS Management Company.

         The determination of the Exchange Values of each Fund and the CGS Affiliates, including the CGS Management Company, is summarized in the following table:

                          DERIVATION OF EXCHANGE VALUES

                                              APPRAISED VALUE
                                              OF REAL ESTATE
                                               PORTFOLIOS/        NET OTHER                           ESTIMATED
                                                MANAGEMENT        ASSETS AND        MORTGAGE AND    CONSOLIDATION     EXCHANGE
FUND                                            BUSINESS (2)     LIABILITIES (3)    OTHER DEBT (4)     EXPENSES        VALUE
-----------------------------------------     --------------     ---------------   --------------   -------------   ------------
Sierra Pacific Development Fund                $  7,660,044      $  2,238,306       $  3,841,938    $    181,692    $  5,874,720
Sierra Pacific Development Fund II               22,148,866        (1,277,759)         7,891,712         389,382      12,590,013
Sierra Pacific Development Fund III                 727,384            (2,093)           282,165          13,294         429,832
Sierra Pacific Institutional Properties V         6,067,856          (995,117)              --           152,182       4,920,557
Sierra Pacific Pension Investors '84             20,475,850         3,868,660          5,595,048         562,484      18,186,978
Nooney Income Fund                               10,570,800         1,136,285          1,139,303         317,033      10,250,749
Nooney Income Fund Two                           22,079,200           552,556          6,842,484         473,678      15,315,594
Nooney Real Property Investors Two               15,590,000         2,280,555          9,435,743         253,044       8,181,768
CGS Affiliates (1)                              177,390,000        (5,393,217)       139,166,440       1,082,297      31,748,046

CGS Management Company                          [4,000,000]        10,641,989         11,512,927         108,940       3,020,122


----------------------

(1)      Includes CGS Affiliates, but excludes the CGS Management Company.

(2) Reflects the independent appraisal of the value of the Funds' real estate portfolios and the Affiliates' Properties portfolio as of March 31, 2000. The value of the CGS Management Company was determined by us. Stanger has given its fairness opinion that the allocation of the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company is fair to the Limited Partners of the Funds from a financial point of view.

(3)      Net Other Assets and Liabilities are reflected in the table below.

(4) Excludes non-mortgage related party debt which is included in Net Other Assets and Liabilities. With respect to the CGS Affiliates, the mortgage debt includes amounts owed by the CGS Affiliates to the Funds, including $4,202,824 due from CGS Affiliates to Sierra Pacific Development Fund II, which, pursuant to a settlement agreement, will be paid by American Spectrum to holders of units in Sierra Pacific Development Fund II promptly following the consummation of the consolidation.

         Net Other Assets and Liabilities Table. The following table sets forth the components of Net Other Assets and Liabilities which, apart from the appraised value of real estate resulting from the independent appraisal and the valuation of the CGS Management Company, comprise the greatest components of Exchange Value for the Funds. In general, the Net Other Assets and Liabilities were derived from the unaudited financial statements as of March 31, 2000 as adjusted for each Fund's interest in the assets and liabilities in joint ventures.

                        NET OTHER ASSETS AND LIABILITIES


                                                              NET ACCOUNTS        RENT DEPOSITS,
                                                               RECEIVABLE        ACCOUNTS PAYABLE
                                                               AND OTHER            AND OTHER
FUND                                            CASH(1)        ASSETS(2)         LIABILITIES(3)           TOTAL
-----------------------------------------   -----------      -------------       ----------------    ------------
Sierra Pacific Development Fund             $   115,019      $ 2,250,337          $   127,050        $ 2,238,306
Sierra Pacific Development Fund II              204,505        7,146,046            8,628,310         (1,277,759)
Sierra Pacific Development Fund III              15,753            1,002               18,848             (2,093)
Sierra Pacific Institutional Properties V        17,222           60,307            1,072,646           (995,117)
Sierra Pacific Pension Investors '84            249,439        6,163,500            2,544,279          3,868,660
Nooney Income Fund                            1,476,170          150,794              490,679          1,136,285
Nooney Income Fund Two                        1,154,755          126,149              728,348            552,556
Nooney Real Property Investors Two            2,534,429          279,572              533,446          2,280,555

CGS Affiliates (4)                            1,821,872       12,060,705           19,275,794         (5,393,217)
CGS Management Company                          197,263       13,963,634            3,518,908         10,641,989

-----------------------

(1)      Cash and cash equivalents (including lender and escrow funds).

(2) Net Accounts Receivable and other assets includes tenant and insurance receivables, accrued interest and rents receivable, reserve for uncollected rent, and accounts receivable from affiliates.

(3) Rent Deposits and Net Accounts Payable and Other Liabilities includes accrued interest payable, escrow liabilities, accounts payable and accrued expenses, prepaid rental income, security deposits and accounts and Notes payable to affiliates and adjusted by $5,956,057 to reflect cash distributions to be made to the limited partners of Sierra Pacific Development Fund II pursuant to a settlement agreement. With respect to the CGS Affiliates, the liabilities include amounts due from CGS Affiliates to the Funds, including $1,753,233 due from CGS Affiliates to Sierra Pacific Development Fund II, which, pursuant to a settlement agreement, will be paid by American Spectrum to holders of units in Sierra Pacific Development Fund II promptly following the consummation of the Consolidation.


(4)      Includes Affiliates' Properties, but excludes the CGS Management
         Company.

ALLOCATION OF AMERICAN SPECTRUM SHARES

         The method utilized to allocate American Spectrum Shares is as follows:

         - Level 1 Allocation: American Spectrum Shares will be allocated between the Funds and the CGS Affiliates, including the CGS Management Company, and among the Funds based upon the estimated net asset value, computed as described above (or, the "Exchange Value") of each of the Funds and the CGS Affiliates, including the CGS Management Company, relative to the aggregate estimated Exchange Value of all of the Funds, the CGS Affiliates and the CGS Management Company. The General Partners believe that the Exchange Value of the Funds and the CGS Affiliates, including the CGS Management Company, represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds, and the CGS Affiliates, including the CGS Management Company, and among all the Funds.

         - Level 2 Allocation: Within each Fund, the American Spectrum Shares allocable to that Fund will be allocated between the Limited Partners and the General Partner in accordance with the provisions of such Fund's limited partnership agreement relating to distributions on liquidation of the Fund. Under the terms of the partnership agreements, no American Spectrum Shares will be allocated to the General Partners.

         The following paragraphs describe the allocations.

ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN THE FUNDS AND THE CGS AFFILIATES, INCLUDING THE CGS MANAGEMENT COMPANY

         The number of American Spectrum Shares allocable in the Consolidation will be equal to the aggregate Exchange Value of the Funds, and the CGS Affiliates, including the CGS Management Company, divided by an arbitrary number of $15, which amount has been chosen solely for the purpose of allocating the American Spectrum Shares and which is not intended to imply that the American Spectrum Shares will trade at a price equal to $15 per share. The number of American Spectrum Shares allocable to each Fund will be determined by multiplying the total number of American Spectrum Shares allocable in the transaction by a fraction the numerator of which is the Exchange Value of the Fund and the denominator of which is the aggregate Exchange Value of all the Funds and the CGS Affiliates, including the CGS Management Company.

         The General Partners and the CGS Management Company have used the estimated Exchange Values to determine the allocation of American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, based on the assumption that the Exchange Values as computed will reasonably approximate the Exchange Values as of the closing. The General Partners intend to make such pre-Consolidation cash distributions to Limited Partners in each Fund and/or to partners/shareholders in the CGS Affiliates, including the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds and the CGS Affiliates, including the CGS Management Company, as of the Closing Date to be substantially equivalent to the relative estimated Exchange Values as of March 31, 2000.

         The table below shows the allocation of American Spectrum Shares between each of the Funds and the CGS Affiliates, including the CGS Management Company assuming: (1) that all Funds participate in the Consolidation and (2) that all investors in each Fund select American Spectrum Shares. The actual number of American Spectrum Shares allocated to each Fund upon consummation of the Consolidation will be reduced by an amount equal to the principal amount of the Notes issued to the Limited Partners in the Funds divided by $15.

                 ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN
      THE FUNDS AND THE CGS AFFILIATES, AND THE CGS MANAGEMENT COMPANY (1)

                                                                                                        PERCENTAGE OF
                                                                                                        TOTAL AMERICAN
                                                 EXCHANGE       PERCENTAGE OF          SHARE               SPECTRUM
                                                  VALUE         EXCHANGE VALUE      ALLOCATION (1)       SHARES ISSUED
-------------------------------------         ------------     ---------------      --------------      --------------
Sierra Pacific Development Fund                 $5,874,720          5.32               391,648               5.32%
Sierra Pacific Development Fund II              12,590,013         11.39               839,334              11.39%
Sierra Pacific Development Fund III                429,832          0.40                28,655               0.40%
Sierra Pacific Institutional
Properties V                                     4,920,557          4.45               328,037               4.45%
Sierra Pacific Pension Investors '84            18,186,978         16.46             1,212,465              16.46%
Nooney Income Fund Ltd., L.P.                   10,250,749          9.27               683,383               9.27%
Nooney Income Fund Ltd. II, L.P.                15,315,594         13.86             1,021,040              13.86%
Nooney Real Property
Investors-Two, L.P.                              8,181,768          7.40               545,451               7.40%
CGS Affiliates (2)                              31,748,046         28.73             2,116,536              28.73%
CGS Management Company                           3,020,122         2.73                201,341               2.73%
Totals                                        $110,518,379        100.00%            7,367,890              100.00%
                                              ============       =======           ==========              ======

(1) Certain affiliates may be allocated Operating Partnership Units. Each Operating Partnership Unit provides the same rights to distributions as one share of Common Stock in American Spectrum and, subject to certain limitations, is exchangeable for American Spectrum Shares on a one-for-one basis after a twelve month period.

(2)      Excludes the CGS Management Company.

ALLOCATION OF AMERICAN SPECTRUM SHARES BETWEEN LIMITED PARTNERS AND GENERAL PARTNERS

         The American Spectrum Shares to be received by each Fund will be allocated between the Limited Partners and the General Partner of each Fund based on the provisions of such Fund's limited partnership agreement (a Partnership Agreement) applicable to distributions on liquidation of the Fund. In accordance with the provisions of the Partnership Agreements, all of the American Spectrum Shares will be allocated to the Limited Partners.

ALTERNATIVES TO THE CONSOLIDATION

         Before deciding to recommend the Consolidation, the General Partners considered alternatives in an effort to achieve maximum Limited Partner return and give a choice of investment to Limited Partners. These alternatives were:
(i) liquidation of the Funds; (ii) continued management of the Funds as currently structured; (iii) conversion of the Funds into multiple REITs; and
(iv) listing of each Fund's Units on a national securities exchange or designation of the Units as Nasdaq National Market System securities. Set forth below are the conclusions of the General Partners regarding their belief that the Consolidation is more beneficial to the Limited Partners than the alternatives. The General Partners are unable to quantify the consideration that would be received pursuant to all the alternatives discussed below.

         Liquidation of the Funds. One of the alternatives available to the General Partners is to proceed with a liquidation of each Fund in the normal course and distribute the net liquidation proceeds to the general and limited partners. Through these liquidations, Limited Partners' investments in the Funds would be concluded. The General Partners concluded that there would be several disadvantages to using this strategy to liquidate the Funds. A complete liquidation of the Funds would deprive those Limited Partners who do not desire to liquidate their investment from participating in the benefits of future performance and possible property value improvements. In addition, liquidation of the Funds' properties does not have certain of the other benefits of the Consolidation, including: (i) permitting Limited Partners to hold their investment until the time when liquidation is appropriate for their individual investment strategy; and (ii) the opportunity to participate in the risks and rewards of American Spectrum's plans for growth.

         The transaction costs associated with the Consolidation are expected to be less than those which would be incurred in a liquidation of the Funds' assets. If the assets of the Funds were liquidated over time, not only would higher transaction costs likely be incurred, but the Funds' cash flow from operations may be reduced since the Funds' fixed costs, such as general and administrative expenses, would not be proportionately reduced with the liquidation of assets.

         Continuation of the Funds. An alternative to the Consolidation would be to continue the Funds. The Funds would remain separate legal entities with their own assets and liabilities, governed by their existing partnership agreements. While the disclosure documents used to offer the Units for sale to the public disclosed the intentions of the Funds to liquidate their assets within three to ten years after acquisition, each of the Funds has a stated life of approximately 36 to 100 years, and the Limited Partners were advised that the liquidation of the Funds would depend on market conditions as they might change from time to time. The Funds do not need to liquidate to satisfy debt obligations or other current liabilities or to avert defaults, foreclosures or other adverse business developments.


         A number of advantages would be expected to arise from the continued operation of the Funds. The Limited Partners would possibly receive in the future regular quarterly distributions of net cash flow arising from operations. In addition, eventually, your Fund would liquidate its holdings and distribute the proceeds received in liquidation in accordance with the terms of the Fund's partnership agreement. Furthermore, continuing the Partnership without change avoids whatever disadvantages may be inherent in the Consolidation. See "RISK FACTORS."

         The General Partners rejected this alternative because they concluded that maintaining the Funds, as separate entities, may have the following potentially negative results when compared with the benefits that the General Partners perceive may be derived from the Consolidation: (i) a less efficient and cost effective exit strategy for Limited Partners wishing to liquidate their investment at a future date; (ii) illiquidity of Units on a current basis due to the lack of a large and established secondary market; (iii) difficulty in valuing the investment due to the limited secondary market for Units; (iv) less flexibility in actively managing the portfolio; (v) less diversification; and
(vi) limitations on new investments.

         Conversion of Funds into REITs. The General Partners considered the possibility of converting each Fund into a separate REIT that would have had its shares on a national securities exchange. The General Partners concluded that separate, relatively small REIT's advised by an outside advisor would not be well-received by traditional purchasers of REIT Common Stock. The General Partners, therefore, determined that this alternative would not fulfill the objectives of the Funds.

         Listing of the Units on a National Securities Exchange, Designation of the Units as Nasdaq National Market System Securities or Support of Secondary Market. The General Partners explored the possibility of having Units of each Fund listed on a national securities exchange or having Units designated as Nasdaq National Market System (or, Nasdaq) securities. The General Partners concluded that there would be limited trading interest in the Units due to the limitations on the Funds' growth contained in their partnership agreements and the size of some of the Funds and that there would be limited interest in the Units due to the Fund form and the relative lack of corporate democracy attributes. The General Partners concluded that this may result in minimal increases in liquidity.

         Another alternative which may create liquidity for Limited Partners desiring to dispose of their investments in the Funds is the creation or support of the secondary market for the Units through limited cash or repurchase programs sponsored by the Funds. While the General Partners did not perform detailed financial analysis and cannot predict with any degree of certainty the possible impact of this alternative on the value of Units, the terms of the partnership agreements and federal tax law effectively prohibit this alternative from being available with respect to a majority of the Units.

COMPARISON OF ALTERNATIVES

         General. To assist Limited Partners in evaluating the Consolidation, the General Partners compared the consideration to be received by Limited Partners of each Fund in the Consolidation to: (i) estimates of the value of the Units on a liquidation basis assuming that the assets of each Fund were sold at their appraised value and the net proceeds distributed to the Limited Partners in accordance with the limited partnership agreements; (ii) estimates of the value of each Fund on a going-concern basis assuming that the Fund were to continue as a stand-alone entity and its assets sold at the end of a ten-year period; and (iii) the prices at which each Fund's Units have sold in the illiquid secondary market. See "Prices for Fund Units." Due to the uncertainty in establishing these values, the General Partners have established a range of estimated values for certain of the alternatives, representing a high and low estimated value for the potential consideration. Since the value of the consideration for alternatives to the Consolidation is dependent upon varying market conditions, no assurance can be given that the range of estimated values indicated establishes the highest or lowest possible values. However, the General Partners believe that analyzing the alternatives in terms of ranges of estimated value, based on currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives.

         The results of this comparative analysis are summarized in the following table. Limited Partners should bear in mind that the estimated values assigned to the alternate forms of consideration are based on a variety of assumptions that have been made by the General Partners. These assumptions relate, among other things, to estimates as to each Fund's future income, expenses, cash flow and other significant financial matters, the capitalization rates that will be used by prospective buyers when each Fund's assets are liquidated, securities market conditions and factors affecting the value of securities of real estate companies, the ultimate asset composition and capitalization of American Spectrum and appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows that may be received with respect to Units of each Fund. In addition, these estimates are based upon certain information available to the General Partners at the time the estimates were computed, and no assurance can be given that the same conditions analyzed by them in arriving at the estimates of value would exist at the time of, or following, the Consolidation. The assumptions used have been determined by the General Partners in good faith and, where appropriate, are based upon current and historical information regarding the Funds and current real estate markets and have been highlighted below to the extent critical to the conclusions of the General Partners.

         No assurance can be given that such consideration would be realized through any of the designated alternatives; and Limited Partners should carefully consider the following discussions to understand the assumptions; qualifications and limitations inherent in the presented valuation estimates. The estimated values presented in the following table are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These estimated values are based upon certain assumptions that relate; among other things, to (i) projections as to each Fund's future revenues; expenses; cash flow and other significant financial matters; (ii) securities market conditions and factors affecting the value of securities or real estate companies; (iii) the ultimate asset composition and capitalization of American Spectrum; (iv) the capitalization rates that will be used by prospective buyers when each Fund's assets are liquidated; (v) selling costs; (vi) appropriate discount rates to apply to expected cash flows in computing the present value of the cash flows and (vii) the manner of sale of each Fund's properties. Actual results may vary from those set forth below based on numerous factors, including those above, interest rate fluctuations, conditions in securities markets, tax law changes, supply and demand for properties similar to those owned by the Funds, the manner in which the properties are sold and changes in availability of capital to finance acquisitions of properties. American Spectrum's actual results could differ materially from those estimated in the forward-looking statements as a result of several factors, including those discussed in "RISK FACTORS." Each element of the table is described more fully below.

                           COMPARISON OF ALTERNATIVES
                             (Per $1,000 Investment)


                                                                                    Range of
                                                                                    Secondary
                                                                                    Market Prices
                                     Estimated               Estimated              (15 Months
                                  Going-Concern             Liquidation             Ending March            Exchange
                                       Value                   Value                 31, 2000)(1)           Value (2)
                                       -----                   -----                -------------           ---------
Sierra Pacific
Development Fund                    $340.00-$370.00           $386.00               $100.00-$230.00         $400.27
Sierra Pacific
Development Fund II                 $456.00-$536.00           $548.00               $400.00-$528.00          581.17
Sierra Pacific
Development Fund III                $27.80-$33.08             $44.56                      None*               47.08
Sierra Pacific
Institutional Properties V          $436.00-$516.00           $620.00               $100.00-$240.00          639.51
Sierra Pacific
Pension Investors '84               $808.00-$900.00           $920.00               $275.00-$600.00          944.78
Nooney Income
Fund Ltd., L.P.                     $520.00-$585.00           $661.00               $210.00-$344.70          675.28
Nooney Income
Fund Ltd. II, L.P.                  $663.00-$758.00           $764.00               $200.00-$471.00          796.82
Nooney Real Property                $566.00-$624.00           $638.00               $194.00-$390.10          681.81
Investors-Two, L.P.


------------------------

(1) Does not include purchases by affiliates. The purchases are described under "Background of and Reasons for the Consolidation -- Consideration of Liquidation of the Funds and the Decision to Pursue the Consolidation."





(2)     Values are based on the Exchange Value established by American
        Spectrum. Upon listing the American Spectrum Shares on the _________, the actual values at which the American Spectrum Shares will trade on the _________ may be significantly below the Exchange Value. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by: (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds; (ii) American Spectrum's lack of an operating history; (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities; and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

*        No reported sales.

         Estimated Going-Concern Values. The General Partners have estimated the going-concern values of each Fund by analyzing projected cash flows and distributions assuming that each Fund was operated as an independent stand-alone entity during an assumed holding period of ten years. The analysis incorporated estimates of revenues and operating expenses for each of the Properties, capital expenditures, entity level general and administrative costs, cash flow, distributions and proceeds from sale of the Properties. It is assumed the property portfolio is liquidated in private real estate markets at a residual value based upon estimated cash flows and residual values utilized in the portfolio appraisal, and the net proceeds resulting from the liquidation of the properties and other remaining assets of the Fund are paid out to Limited Partners in a liquidating distribution in accordance with the provisions of each Fund's limited partnership agreement. Among the factors influencing the discount rates utilized for each Fund were leverage, quality and location of the portfolio, lease rates and turnover, and other factors.

         The estimated value of each Fund on a going-concern basis is not intended to reflect the distributions payable to Limited Partners if the assets of each Fund were to be sold at their current fair market values.

         Estimated Liquidation Values. Since one of the alternatives available is to proceed with a liquidation of the Funds and the corresponding distribution of the net liquidation proceeds to Limited Partners, the General Partners have estimated the liquidation value of each Fund. In estimating the liquidation value, the General Partners assumed that the real estate of each Fund would be sold at appraised value. This alternative also assumes that non-real estate assets are sold at their estimated realizable value, that the Funds incur selling costs at the time of liquidation (real estate commissions and legal and other closing costs) and that the remaining net liquidation proceeds are distributed among the Limited Partners of each Fund in accordance with the provisions of each Fund's limited partnership agreement.

         The liquidation analysis assumes that the portfolio of each Fund is sold in a single transaction at its appraised portfolio value. Should the assets be liquidated over time, even at prices equal to those projected, distributions to Limited Partners out of the cash flow from operations of the Fund might be reduced because the relatively fixed costs of the Fund, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales are assumed to occur concurrently.

         Applying these procedures, the General Partners arrived at the liquidation values set forth in the table above. The real estate portfolio appraisal sets forth, subject to the specified assumptions, limitations and qualifications, the independent appraiser's professional opinion as to the market value of the real estate portfolio of each Fund as of March 31, 2000. However, while the portfolio appraisal is not necessarily indicative of the price at which the assets would sell, the real estate portfolio appraisal assumes that the assets of each Fund are disposed of in an orderly manner and are not sold in forced or distressed sales where sellers might be expected to dispose of their interests at substantial discounts to their actual value. See "Appraisals and Fairness Opinion."

         Secondary Market Prices. Limited partnership interests in the Funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreements, Units may be transferred only with the written consent of the Managing General Partners of the Funds.

         Sales transactions for the Units have been limited and sporadic. The Funds receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated. However, the Managing General Partners do not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Funds. It is not known to what extent Unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Funds, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales.

         Assumptions, Limitations and Qualifications. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by: (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds; (ii) American Spectrum's lack of an operating history; (iii) the unfamiliarity of institutional investors, financial analysts and broker/dealers with American Spectrum and its prospects as an investment when compared with other equity securities; and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of the American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

         Distribution Comparison. The General Partners have considered the potential impact of the Consolidation upon distributions that would be made to the Limited Partners who exchange their Units for American Spectrum Shares. The following table compares distributions that will be received by stockholders of American Spectrum assuming all of the Funds and CGS Affiliates participate in the Consolidation (Maximum Participation) and an initial annual distribution rate of $____ per share with distributions currently being received from the Funds.

                           COMPARISON OF DISTRIBUTIONS
               BY FUNDS AND AMERICAN SPECTRUM PER $1000 INVESTMENT



                                                                                        Dividends From American
                                                                                            Spectrum Shares
                                                     DISTRIBUTION BY FUND (1)        Issued In the Consolidation (2)
                                                     ------------------------        -------------------------------
Sierra Pacific Development Fund                                 0                              $10.87
Sierra Pacific Development Fund II                              0                               15.73
Sierra Pacific Development Fund III                             0                                1.28
Sierra Pacific  Institutional Properties V                      0                               17.36
Sierra Pacific Pension Investors '84                            0                               26.62
Nooney Income Fund Ltd., L.P.                                   0                               18.33
Nooney Income Fund Ltd. II, L.P.                                0                               21.63
Nooney Real Property Investors-Two, L.P.                        0                               18.51

---------------------

(1) Some of the Funds had cash flow during the year, but did not make distributions even though they had cash flow. These Funds retained their cash flow to meet future requirements.



(2) Assumes an annual distribution of $0.407 per American Spectrum Shares in 2001. We estimated the annual distribution based in part on the annualized pro forma Funds From Operations for the quarter ended March 31, 2000 (assuming Maximum Participation). In addition, we expect Funds From Operations to increase in 2002 as a result of anticipated improvement in operating results in connection with properties owned by the CGS Affiliates. However, the distributions are based on assumptions as to our future performance and we cannot assure you that we will achieve these distribution levels.


         In evaluating this estimate, the Limited Partners should bear in mind that a number of factors affect the level of distributions. These factors include the distributable income generated by operations, the principal and interest payments on debt, capital expenditure levels, American Spectrum's policy with respect to cash distributions and the capitalization and asset composition of American Spectrum, which will vary based on the Funds which ultimately participate in the Consolidation. A comparison of the possible distribution levels of American Spectrum with those of each Fund does not show how the Consolidation might affect a Limited Partner's distribution level over a number of years. There can be no assurance that the distribution rates of the Funds can be maintained if the Consolidation does not occur.

                    RECOMMENDATION AND FAIRNESS DETERMINATION

GENERAL

         The General Partners of the Funds believe the Consolidation to be fair to, and in the best interests of each of the Funds and their respective Limited Partners. After careful evaluation, the General Partners of the Funds concluded that the Consolidation is the best way to maximize the value of your investment. The General Partners of the Funds recommend that you and the other Limited Partners approve the Consolidation and receive American Spectrum Shares.

         Based upon their analysis of the Consolidation, the General Partners of the Funds believe that:

         - the terms of the Consolidation are fair to you and the other Limited Partners;

         - the American Spectrum Shares offered to the Limited Partners were allocated fairly and constitute fair consideration for their Units; and

         - after comparing the potential benefits and detriments of the Consolidation with those of several alternatives, the Consolidation is more economically attractive to you and the other Limited Partners than such alternatives.

         The beliefs of the General Partners of the Funds are based upon their analysis of the terms of the Consolidation, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Consolidation and certain alternatives to the Consolidation and a review of the financial condition and performance of American Spectrum, the Funds and the terms of critical agreements.

         The General Partners of the Funds also believe that the Consolidation is procedurally fair. First, with respect to each participating Fund, the Consolidation is required to be approved by the Limited Partners holding a majority of the outstanding Units of such Fund and is subject to certain conditions. Second, all Limited Partners of Funds that approve the Consolidation and who vote against the Consolidation will be given the option of receiving American Spectrum Shares or Notes. Third, the General Partners believe that the Exchange Value of the Funds has been determined according to a process that is fair because the process involved appraisals of all of the Fund's property portfolios and the Affiliates' Properties by the same appraisal firm, Stanger, thereby maximizing consistency among the appraisals. Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, that the allocation of American Spectrum Shares to each of the Funds in the Consolidation is fair to the Limited Partners of the Fund from a financial point of view.

         Although the General Partners of the Funds believe the terms of the Consolidation are fair to you and the other Limited Partners, they have conflicts of interest with respect to the Consolidation. These conflicts include, among others, their realization of substantial economic benefits upon completion of the Consolidation. For a further discussion of the conflicts of interest and potential benefits of the Consolidation to the General Partners, see "Conflicts of Interest--Substantial Benefits to Related Parties." To see the actual benefits that your General Partner will receive if your Fund is acquired, please review your Supplement.

         Notwithstanding the recommendation of the Funds' General Partners, each Limited Partner must make his own determination as to whether to select American Spectrum Shares or Notes based upon his personal situation, and such decision should be based upon a careful examination of personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

         The following is a discussion of the material factors underlying your General Partner's belief that the terms of the Consolidation are fair to you and the other Limited Partners.


         1. Consideration Allocated. Your General Partner and its affiliates will be allocated the same form of consideration in the Consolidation as the Limited Partners with respect to their capital interest in the Funds, or will receive Operating Partnership Units, which will provide the same economic rights as the American Spectrum Shares being issued to Limited Partners but will not be publicly traded until they are exchanged for American Spectrum Shares. The General Partners of the Funds believe that the form and amount of consideration offered to the Funds and the Limited Partners, including dissenting Limited Partners who elect the Notes Option, constitute fair value. The allocation of the American Spectrum Shares to Limited Partners is based on the same valuation methodology which was consistently applied to each of the Funds and the CGS Affiliates, including the CGS Management Company. The allocation of the American Spectrum Shares with respect to the CGS Management Company was based on a multiple of earnings which the General Partner believes is appropriate for valuing a service company. Therefore, the General Partners believe that the Exchange Values adequately takes into account the relative values of each of the Funds and the CGS Affiliates, including the CGS Management Company. In addition, your General Partners compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.


         2. Similarity of Funds. The General Partners of the Funds do not believe that there are any material differences among the Funds that would affect the fairness of the Consolidation to you or the other Limited Partners.

Substantially all of the assets of the Funds are office, office/warehouse, or retail properties and the Funds have substantially the same capital structures. In addition, the investment objectives of each of the Funds are substantially the same. These factors make it easier to compare the value of the Funds relative to each other, and to allocate the American Spectrum Shares among the Funds and among the Limited Partners and the General Partners.

         The primary differences among the Funds are:

         - Size and Diversity. Some of the Funds have purchased fewer properties and are less diverse with respect to the number of tenants, geographic location and type of properties.

         - Date of Formation. The Funds were formed at different times and, therefore, the Funds formed earlier have already sold some properties.

         - Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

         - Types of Properties. Some of the Funds have purchased different types of properties.


         - Indebtedness. One of the Funds has no debt and the other Funds have differing degrees of leverage.


         3. Market Value. To the extent that there is trading in the Units, such trading takes place in an informal secondary market. The Exchange Value assigned to the Funds in connection with the Consolidation is greater than the range of value of the Funds as reflected by the reported secondary sales prices of the Units. See "Prices for Fund Units" on page __ for the limited information available with respect to secondary market sales of the Units. A direct comparison of the current or historic prices of the American Spectrum Shares and the Units cannot be made because there is no current or historic market price information available with respect to the American Spectrum Shares, which will not be issued or traded prior to the Consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of the Funds as described under "Background of and Reasons for the Consolidation -- Determination of Exchange Value" and is not based upon the current or historic market prices of the Units. Because there is no active trading market for the Units, the General Partners believe that historic sales prices of the Units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than three percent of all the outstanding Units in the Funds traded in the secondary market.


         4. Limited Partner's Choice of Investment -- Shares or Notes. Offering Limited Partners a choice to exchange their Units for American Spectrum Shares or Notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to Limited Partners through the alternatives to the Consolidation, but enhances the procedural fairness of the Consolidation by giving all Limited Partners the opportunity to elect American Spectrum Shares or Notes. Through this element of the Consolidation, the General Partners are attempting to accommodate the possibly different investment objectives of the Limited Partners with the Notes providing relative security of principal, a certainty as to maturity date, and regular interest payments, and the American Spectrum Shares representing equity securities in American Spectrum, permitting the holders of the American Spectrum Shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each Limited Partner must make his own determination as to the form of consideration best suiting his personal situation, and such decision should be based upon a careful examination of the Limited Partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.



         5. Independent Appraisal and Fairness Opinion. The belief of the General Partners of the Funds as to the fairness of the Consolidation as a whole and to the Limited Partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each Fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. The General Partners attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the Consolidation is fair to the Limited Partners. The General Partners do not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. The General Partners believe that the engagement of Stanger to provide the appraisal of each Fund's property portfolio and to provide the fairness opinion assisted them in the fulfillment of their fiduciary duties to the Funds and the Limited Partners, notwithstanding that Stanger received fees for its services. See "Reports, Opinions and Appraisals--Fairness opinion."

         In rendering its opinions with respect to the fairness to the Funds, from a financial point of view, with respect to the allocation of the American Spectrum Shares (i) between the Funds, the CGS Management Company and the CGS Affiliates; and (ii) among the Funds, Stanger did not address or render any opinion with respect to any other aspect of the Consolidation, including:

         -        the value or fairness of the Notes Option;

         - the prices at which the American Spectrum Shares may trade following the Consolidation, or the trading value of the American Spectrum Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

         -        the tax consequences of any aspect of the Consolidation;

         - the fairness of any terms of the Consolidation, other than the fairness to the Funds of the allocation of the American Spectrum Shares if all of the Funds participate (the Maximum Participation) and for participation of the minimum number of Funds in the Consolidation, comprised of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors-Two, L.P. (the Minimum Participation);

         - the allocation of American Spectrum Shares among the Limited and General Partners of the Funds;

         - the fairness of the amounts or allocation of the Consolidation costs or the amounts of the Consolidation costs allocated to the Limited Partners;

         -        alternatives to the Consolidation; or

         - any other matters with respect to any specific individual partner or class of partners.

         In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Funds or their assets. Stanger's opinion also does not compare the relative merits of the Consolidation with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Consolidation.

         Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the Consolidation or as to whether you should elect to receive the American Spectrum Shares or Notes.

         6. Valuation of Alternatives. Based in part on the appraisal of each Fund's property portfolio prepared by Stanger, the General Partners estimated the value of the Funds as going concerns and if liquidated. On the basis of these calculations, the General Partners believe that the ultimate value of the American Spectrum Shares will exceed the going concern value and liquidation value of each Fund.

         7. Cash Available for Distribution Before and After the Consolidation. The General Partners believe the Consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. However, the effect of the Consolidation and the cash available for distribution will vary from Fund to Fund. In addition to the receipt of cash available for distribution, you and the other Limited Partners whose Funds are acquired will be able to benefit from the potential growth of American

 Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum Shares.

         8. Net Book Value of the Funds. The General Partners calculated the book value of each of the Funds under generally accepted accounting principles, or GAAP, as of March 31, 2000 per average $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the Funds. This figure was compared to the Exchange Value per average $1,000 investment.

                              SUMMARY OF VALUATIONS
                    (PER AVERAGE $1,000 ORIGINAL INVESTMENT)


                                                                                  GAAP BOOK VALUE
         FUND                                                                      MARCH 31, 2000               EXCHANGE VALUE
         ----                                                                      --------------               --------------
Sierra Pacific Development Fund                                                        $86.03                     $400.27
Sierra Pacific Development Fund II                                                     512.09                      581.17
Sierra Pacific Development Fund III                                                    (39.04)                      47.08
Sierra Pacific Institutional Properties V                                              261.55                      639.51
Sierra Pacific Pension Investors '84                                                   484.37                      944.78
Nooney Income Fund Ltd., L.P.                                                          359.84                      675.28
Nooney Income Fund Ltd. II, L.P.                                                       437.48                      796.82
Nooney Real Property Investors-Two, L.P.                                               (35.73)                     681.81

         We do not know of any factors that may materially affect: (i) the value of the consideration to be received by the Funds that are acquired in the Consolidation; (ii) the value of the Units for purposes of comparing the expected benefits of the Consolidation to the potential alternatives considered by the General Partners; or (iii) the analysis of the fairness of the Consolidation.

RELATIVE WEIGHT ASSIGNED TO MATERIAL FACTORS

         Your Funds' General Partners gave greatest weight to the factors set forth in paragraphs one through three and five and six above in reaching their conclusions as to the fairness of the Consolidation.

FAIRNESS TO LIMITED PARTNERS RECEIVING AMERICAN SPECTRUM SHARES

         American Spectrum Shares represent equity securities in American Spectrum permitting the stockholders to participate in American Spectrum's potential growth. Thus, you, as a holder of American Spectrum Shares, will share in both the benefits and risks of an investment of American Spectrum. In addition, the American Spectrum Shares will be listed on the _________. As a result, an investment in the American Spectrum Shares will be a more liquid investment than an investment in the Units. See "Comparison of Units, Notes and American Spectrum Shares." On balance, your General Partners have concluded that the Consolidation is fair to the Limited Partners of each Fund who receive American Spectrum Shares because such investment has substantially more growth potential than an investment in the Units and the American Spectrum Shares will be a more liquid investment than an investment in the Units.

FAIRNESS IN VIEW OF CONFLICTS OF INTEREST

         The General Partners of the Funds have fiduciary duties to you and the other Limited Partners. They are expected, in handling the affairs of the Funds, to exercise good faith, to use care and prudence and to act with a duty of loyalty to the Limited Partners. Under these fiduciary duties, they are obligated to ensure that the Funds are treated fairly and equitably in transactions with third parties, especially where consummation of such transactions may result in their interests being opposed to, or not totally aligned with, the interests of you and the other Limited Partners. To assist the General Partners in fulfilling their fiduciary obligations, we obtained the fairness opinion and the independent appraisal from Stanger.

         In considering the Consolidation, the General Partners gave full consideration to these fiduciary duties. However, the Consolidation affords them a number of benefits. The General Partners may be viewed as having a potential conflict of interest with you and the other Limited Partners. Furthermore, the General Partners will not have any personal liability for American Spectrum obligations and liabilities which occur after the Consolidation. See "Conflicts of Interest--Substantial Benefits to Related Parties" and "Reports, Opinions and Appraisals."

                        REPORTS, OPINIONS AND APPRAISALS

GENERAL

         The Exchange Values were determined as of March 31, 2000 and have been assigned to each of the Funds and the CGS Affiliates, including the CGS Management Company, solely to establish a consistent method of allocating the American Spectrum Shares among the participating entities for purposes of the Consolidation. The Exchange Values were determined by CGS and the General Partners based primarily on an appraisal of the portfolios of real estate assets of the Funds and the CGS Affiliates and a valuation of the CGS Management Company businesses.

         Stanger, an independent appraiser, was engaged by the Funds and CGS to appraise the portfolios of real properties owned by the Funds and the CGS Affiliates and to render its opinion as to the fairness to the Funds, from a financial point of view, of the allocation of American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company. Stanger has delivered a written summary of its analysis, based upon the review, analysis, scope, assumptions, qualifications and limitations described therein, as to the estimated fair market value of the portfolios as of, March 31, 2000 (the Portfolio Appraisal). The Portfolio Appraisal, which contains a description of the assumptions and qualifications made, matters considered and limitations on the review and analysis, is set forth in Appendix B and should be read in its entirety. Certain of the material assumptions, qualifications and limitations to the Portfolio Appraisal are described below. The General Partners have not made any contacts, other than as described in this Consent Solicitation, with any outside party regarding the preparation by the outside party of an opinion as to the fairness of the Consolidation, an appraisal of the Funds, or the CGS Management Company or their assets or any other report with respect to the Consolidation.

         Experience of Stanger. Since its founding in 1978, Stanger has provided information, research, appraisals, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over 70 companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, reorganizations and for estate, tax, corporate and other purposes. Stanger's valuation practice principally involves partnerships, partnership securities and the assets typically held through partnerships, such as real estate, oil and gas reserves, cable television systems and equipment leasing assets. The Funds selected Stanger to provide the Portfolio Appraisal because of its experience and reputation in connection with real estate partnerships, real estate investment trusts, real estate assets, and mergers and acquisitions.

PORTFOLIO APPRAISAL

         Summary of Methodology. At the request of the Funds and CGS, Stanger evaluated each Fund's portfolio of real estate and the Affiliates' Properties portfolio on a limited scope basis utilizing the income approach to valuation, and in the case of developable land, the sales comparison approach. Appraisers typically use up to three approaches in valuing real property: (i) the cost approach, (ii) the income approach and
(iii) the sales comparison approach. The type and age of a property, lease terms, market conditions and the quantity and quality of data affect the applicability of each approach in a specific appraisal situation. The value estimated by the cost approach incorporates separate estimates of the value of the unimproved site and the value of improvements, less observed physical wear and tear and functional or economic obsolescence. The income approach estimates a property's capacity to produce income through an analysis of the rental stream, operating expenses, net income and estimated residual value. Net income may then be processed into a value through either direct capitalization or discounted cash flow analysis, or a combination of these two methods. The sales comparison approach involves a comparative analysis of the subject property with other similar properties that have sold recently or that are currently offered for sale in the market.

         Due to the type of real estate assets owned by the Funds and the CGS Affiliates, Stanger was engaged to value the portfolios based on the income approach, utilizing a discounted cash flow analysis or income capitalization analysis, as appropriate and to value the developable land parcel pursuant to the sales comparison approach. The cost and sales comparison (for the non-developable land properties) approaches were considered to be less reliable than the income approach given the primary criteria used by buyers of the type of property appraised in the appraisal. The General Partners believe that use of the income approach in estimating the market value of the portfolios (other than developable land) is the most appropriate way of assessing value of the real estate assets owned by the Funds and the CGS Affiliates because that is the method generally used by purchasers valuing income-producing property. The General Partners also believe that the use of the sales comparison approach is the most appropriate way to estimate the value of the developable land parcel. The appraiser concluded that the use of the income approach, with the use of sales comparison approach for the developable land parcel, was reasonable and appropriate.

         In conducting the Portfolio Appraisal, representatives of Stanger reviewed and relied upon, without independent verification, certain information supplied by the property managers, General Partners, the Funds and the CGS Affiliates, including CGS, including, but not limited to: schedules of current lease rates and terms, income, expenses, capital expenditures, cash flow and related financial information; property descriptive information and rentable square footage; and, information relating to the condition of each property, including any deferred maintenance, status of ongoing or newly planned property additions, reconfigurations, improvements and other factors affecting the physical condition of the property improvements.

         Representatives of Stanger also performed site inspections of the properties during July through August, 1999. In the course of these site visits, the physical facilities of the properties were inspected, and information on the local market and the subject property was gathered. Information on the local market was also gathered via telephonic surveys and reviews of published information. Stanger updated such information via telephone surveys and reviews of available published information in May and June 2000.

         In addition, Stanger discussed with management of the properties and the Funds the condition of each property (including any deferred maintenance, renovations, reconfigurations and other factors affecting the physical condition of the improvements), competitive conditions in the property markets, tenant trends affecting the properties, certain lease terms, and historical and anticipated lease revenues and expenses. Stanger also reviewed historical operating statements and the year 2000 operating budgets for the properties.

         Stanger reviewed the acquisition criteria and parameters used by real estate investors utilizing published information and information derived from interviews with buyers, owners and managers of real property portfolios.

         Stanger then estimated the value of each portfolio of properties based on the income approach to valuation, with the developable land parcel valued pursuant to the sale comparison approach. Specifically, in applying the income approach, the discounted cash flow or income capitalization method was used to determine property value. The value indicated by the income approach represents the amount an investor would probably pay for the expectation of receiving the net cash flow from the property and the proceeds from the ultimate sale of the property.

         In applying the discounted cash flow method, pro forma statements of operations reflecting the leases which currently encumber the properties were utilized. Property-level rental revenue projections were developed based on the terms of existing leases and expected market conditions and assuming a ten-year holding period. Property operating expenses, property management fees and capital expense reserves were factored into the analysis. Where tenant improvements, leasing commissions, deferred maintenance or extraordinary capital expenditures were required, the cash flows (and value) were adjusted accordingly. Expenses identified as relating solely to investor reporting and other entity-level expenses were excluded from the analysis.

         The reversion value of each property to be realized upon sale was estimated based on the current economic rental rate and expenses which would be reasonable for the subject property, escalated at a rate indicative of current expectations in the marketplace and local market conditions. The estimated net operating income of the property in the 12 months following the sale was then capitalized at a rate deemed appropriate to determine the reversionary value of the property. Net proceeds of the sale were determined by deducting estimated costs of sale.

         The operating cash flow projections and the reversion values were then discounted to present value. The selection of the appropriate discount rate for determining the present value of future cash flow streams from each property was based upon acquisition criteria and projection parameters for various property types (e.g., office/ warehouse, shopping center, office) in use in the marketplace by real estate investors, after adjusting for individual property related factors.

         In the case of stabilized apartment properties, Stanger employed a direct capitalization technique, where the property's estimated net operating income after replacement reserves was capitalized at a rate deemed appropriate based upon acquisition criteria in use in the marketplace by apartment property investors.

         The resulting property values were adjusted for any joint venture interests based on information provided by the General Partners, the Funds and the CGS Affiliates, including CGS, and were then added to determine each estimated portfolio valuation.

         Conclusion as to Value. Based on the valuation methodology described above, Stanger estimated the value of the portfolio of properties owned by each Fund and CGS Affiliates as follows:


                                                 REAL ESTATE
                                                PORTFOLIO VALUE
  PARTNERSHIP NAME                               CONCLUSION(1)
  ----------------                               -------------
SP Development Fund                              $  7,660,044
SP Development Fund II                           $ 22,148,866
SP Development Fund III                          $    727,384
SP Institutional Properties V                    $  6,067,856
SP Pension Investors '84                         $ 20,475,850
Nooney Income Fund                               $ 10,570,800
Nooney Income Fund II                            $ 22,079,200
Nooney Real Property Investors-Two               $ 15,590,000
CGS Affiliates                                   $177,390,000
                                                 ------------
         TOTAL                                   $282,710,000
                                                 ============

         (1) Reflects each Fund's pro rata interest in properties owned by joint ventures, which results in unrounded dollar amounts for certain Funds.

         Assumptions, Limitations and Qualifications. The appraisal report has been prepared on a limited summary basis. As such, the report differs from a self-contained appraisal report in that: (i) the data is limited to the summary data and conclusions presented; and (ii) the cost (for all properties) and sales comparison (for all properties except the developable land parcel) approaches were excluded and the conclusions were based on the income approach. The developable land parcel was valued pursuant to the sale comparison approach. Stanger utilized certain assumptions to determine the appraised value of the portfolios. See Appendix B for a complete description of the assumptions, limiting conditions and qualifications applicable to the Portfolio Appraisal.


         The Portfolio Appraisal represents Stanger's opinion of the estimated value of the portfolios of properties owned by the Funds and the CGS Affiliates as of March 31, 2000 in the context of the information available on such date and does not necessarily reflect the prices that would be realized in an actual sale of the portfolios. Such actual prices could be higher or lower than the appraised value of the portfolios. Events occurring after the valuation date and before the closing of the Consolidation could affect the properties or the assumptions used in preparing the Portfolio Appraisal. Stanger has no obligation to update the Portfolio Appraisal on the basis of subsequent events. In connection with the preparation of the Portfolio Appraisal, Stanger did not prepare a written report or compendium of its analysis for internal or external use by the Funds or the CGS Affiliates beyond the analysis set forth in Appendix
B. Stanger will not deliver any additional written summary of the analysis.


         Compensation and Material Relationships. The Funds and the CGS Affiliates, including CGS, paid Stanger an aggregate fee of $244,000 for preparing the Portfolio Appraisal. In addition, Stanger is entitled to reimbursement for reasonable legal, travel and out-of-pocket expenses incurred in making site visits and preparing the Portfolio Appraisal and the fairness opinion, subject to an aggregate maximum of $40,200. Stanger is also entitled to indemnification against certain liabilities, including certain liabilities under federal securities laws. The fee was negotiated between the Funds, CGS and Stanger and payment thereof is not dependent upon completion of the Consolidation. The Funds and CGS also have engaged Stanger to render a fairness opinion (see "Appraisals and Fairness Opinion -- fairness opinion"). The CGS Affiliates and the Funds have not previously retained Stanger to perform services, although affiliates of the General Partners have paid certain nominal amounts to Stanger for subscriptions to Stanger-prepared national publications.


         FAIRNESS OPINION

         Stanger was also engaged by the Funds and CGS to deliver a written summary of its determination as to the fairness, from a financial point of view, to the Funds of the allocation of American Spectrum Shares in connection with the Consolidation between the Funds and the CGS Affiliates, including the CGS Management Company, and among the Funds. The full text of the fairness opinion, which contains a description of the assumptions made, matters considered and limitations on the review and analysis, is attached as Appendix C to this Consent Solicitation and should be read in its entirety. Certain of the material assumptions and limitations to the fairness opinion are described below, but does not purport to be a complete description of the analyses used by Stanger in rendering the fairness opinion. Arriving at a fairness opinion is a complex analytical process not necessarily susceptible to partial analysis or amenable to summary description.

         Except for certain assumptions described more fully below which the Funds and the CGS Affiliates, including CGS and the CGS Management Company, advised Stanger that it would be reasonable to make, the Funds, the General Partners and the CGS Affiliates, including CGS and the CGS Management Company, imposed no conditions or limitations on the scope, methods or procedures of Stanger's investigation or the methods and procedures to be followed in rendering the fairness opinion. The Funds and CGS have agreed to indemnify Stanger against certain liabilities arising out of Stanger's engagement to prepare and deliver the fairness opinion. Upon consummation of the Consolidation, such indemnity obligations will become obligations of American Spectrum.

         Selection of the Fairness Opinion Provider. The Funds selected Stanger because of its experience in providing similar services in connection with transactions comparable to the Consolidation, and Stanger's reputation in connection with real estate partnerships, real estate investments trusts, real estate assets, and merger and acquisitions. The compensation payable by the Funds and the CGS Affiliates, including CGS, to Stanger in connection with the rendering of the fairness opinion is not contingent on the approval or completion of the Consolidation.

         Summary of Materials Considered. In the course of Stanger's analysis to render its opinion regarding the allocations utilized in the Consolidation,
Stanger: (i) reviewed a draft of this Consent Solicitation in substantially the form intended to be filed with the Securities and Exchange Commission and provided to Limited Partners; (ii) reviewed the Funds' financial statements contained in Forms 10-K filed with the SEC for the Funds' fiscal years ended December 31, 1997, 1998 and 1999, and the Funds' quarterly reports on Form 10-Q for the quarter ended March 31, 2000; (iii) reviewed operating and financial information (including property-level financial data) relating to the business, financial condition and results of operations of the Funds, the CGS Affiliates, the Affiliates' Properties, and the CGS Management Company; [(iv) reviewed the CGS Predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the three months ending March 31, 2000, and pro forma financial statements and pro forma schedules prepared by management;] (v) performed an appraisal of the portfolio of properties owned by each of the Funds and the CGS Affiliates as of March 31, 2000; (vi) reviewed information regarding purchases and sales of properties by CGS, the Funds or any CGS Affiliates during the prior year and other information available relating to acquisition criteria for similar properties; (vii) conducted discussions with management of the Funds and the CGS Affiliates, including CGS, regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the CGS Affiliates, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company; (viii) reviewed financial information relating to real estate management companies; (ix) reviewed the methodology utilized by the General Partners to determine the allocation of American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among the Funds, in connection with the Consolidation; and (x) conducted such other studies, analyses, inquiries and investigations as Stanger deemed appropriate.

         Summary of Analysis. The following is a summary of certain financial analyses conducted by Stanger in connection with, and in support of, its fairness opinion. The summary of the opinion and analysis of Stanger set forth in this Consent Solicitation is qualified in its entirety by reference to the full text of such opinion.

         The General Partners of the Funds requested that Stanger opine as to the fairness to the Funds, from a financial point of view, of the allocation of American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among the Funds, assuming that all Funds elect to participate in the Consolidation and assuming the Minimum Participation.

         Portfolio Appraisal. In preparing its opinion, Stanger (i) performed an independent appraisal of each Fund's portfolio of properties and the Affiliates' Properties; (ii) performed site inspections of each property in July through August 1999; (iii) conducted inquiries into local market conditions affecting each property; (iv) reviewed summaries of current leases and historical and budgeted operating statements of each property; (v) conducted interviews with the management of the Funds, the CGS Affiliates and the properties; (vi) reviewed acquisition criteria in use in the marketplace by investors and owners of real estate; (vii) reviewed information concerning transactions involving similar properties; and (viii) estimated the market value of each portfolio utilizing the income approach to value and the sales comparison approach for the developable land parcel. (For a more complete description of the Portfolio Appraisals, see "Portfolio Appraisal, Management Company Valuation and Fairness Opinion -- Portfolio Appraisal.")

Review of CGS Management Company Allocation

         In the course of preparing to render its opinion, Stanger reviewed the Exchange Value ascribed to the CGS Management Company assets and businesses to be contributed to American Spectrum in the Consolidation. In particular, in evaluating the allocation of Shares, Stanger considered the implied earnings multiple ascribed to the CGS Management Company and the present value range of discounted cash flows.

         For purposes of its analysis, Stanger relied upon internal schedules of anticipated fees, reimbursements and other revenues and expenses of the CGS Management Company as provided by CGS. [In performing its analysis, Stanger reviewed a "Base Case" scenario prepared by the management of CGS and a "Growth Case" scenario, whereby assumptions regarding operating results were increased from the Base Case. Unless otherwise indicated, the analyses described below are based on the Base Case scenarios.]

         - Implied Earnings Multiple -- Stanger believes that the CGS Management Company, like most service businesses, should be evaluated in terms of the profitability of its operations. Therefore, Stanger compared the valuation ascribed to the CGS Management Company (before balance sheet adjustments) for the purpose of establishing Exchange Value to the CGS Management Company's earnings before interest, taxes, depreciation and amortization ("EBITDA"). Stanger noted that the implied EBITDA multiple was _____x based on pro forma year [2000] EBITDA. Stanger observed that this multiple was [slightly below] the average EBITDA multiple ascribed to real estate advisory and management businesses in acquisitions and mergers reviewed by Stanger.

         Stanger noted that the CGS Management Company's EBITDA for 2000 does not fully reflect future management fees from assets currently managed due to the potential leaseup of certain un-stabilized properties.

         - Present Value Range Of Discounted Cash Flows -- Discounted cash flow analysis is based on the premise that the intrinsic value of any business reflects the present value of the future cash flows that the business will generate for its owners. To establish a current implied value under this approach, future cash flows must be estimated and an appropriate discount rate determined.

         Stanger used the Base Case Scenario and other information provided by CGS, which included pro forma cash flows during the [four]-year period [2000 through 2003], inclusive. To establish estimated residual value, residual EBITDA multiples from [5.0x] to [8.0x] were applied to pro forma cash flows for the year ending December 31, [2003]. The resulting cash flows were then discounted to present value using discount rates ranging from [17.5%] to [22.5%]. These discount rates reflect an assessment of the risks of equity investments in general and the specific risks of the real estate management business, in particular. These calculations resulted in a range of implied discounted present values of the CGS Management Company of [$_______] million to [$______] million, with a mean of [$______] million. [Stanger observed that had the CGS Management Company Growth Case Scenario been utilized, the resulting implied present value indicators would have been higher.]

         Given that the implied Exchange Value EBITDA multiple of the CGS Management Company is [slightly below] the average multiple for real estate management companies; and the value ascribed to the CGS Management Company for the purpose of establishing the Exchange Value is [within] the range of implied present values derived from discounted cash flow analysis, Stanger concluded that these analyses support the fairness to the Funds of the allocation of Shares between the Funds, the CGS Affiliates and the CGS Management Company.

         Review of Allocations. Stanger's evaluation of the fairness from a financial point of view of the allocations of the American Spectrum Shares pursuant to the Consolidation employed comparisons of the Exchange Value to be contributed to American Spectrum by each Fund and the CGS Affiliates, including and the CGS Management Company, to the aggregate Exchange Value of the Funds and the CGS Affiliates, including the CGS Management Company, as a group.

         In its evaluation of the fairness of the allocation of the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among the Funds, Stanger observed that the Exchange Values were assigned to the Funds and the CGS Affiliates, including the CGS Management Company, by the General Partners based, in part, on: (i) the independent appraisal provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other Fund and CGS Affiliates' assets and liabilities as of March 31, 2000 to be contributed to American Spectrum; (iii) the estimated value of the CGS Management Company as of March 31, 2000 including valuations of other assets and liabilities to be contributed to American Spectrum by the CGS Management Company; (iv) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds and the CGS Affiliates, including the CGS Management Company. Stanger also observed that the General Partners intend to make such pre-consolidation cash distributions to the Limited Partners in each Fund and/or partners/shareholders in the CGS Affiliates, including the CGS Management Company, as may be necessary to cause the relative Exchange Values of the Funds, the CGS Affiliates and the CGS Management Company as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in this Consent Solicitation.

         Relying on these Exchange Values, Stanger observed that the allocation of American Spectrum Shares between the Fund and the CGS Affiliates, including the CGS Management Company, reflects the net value of the assets contributed to American Spectrum by each Fund and the CGS Affiliates, including the CGS Management Company, after deducting a pro rata share of the costs associated with the Consolidation. Stanger believes that basing such allocations on the value of net assets contributed to American Spectrum is fair from a financial point of view.

         Conclusions. Based on the foregoing, Stanger concluded that, based upon its analysis and the assumptions, limitations and qualifications thereto, and as of the date of the information considered in the fairness opinion, the allocation of American Spectrum Shares offered pursuant to the Consolidation between the Funds and the CGS Affiliates, including the CGS Management Company, and among the Funds, in the Maximum Participation and Minimum Participation scenarios is fair, from a financial point of view, to the Funds.

         Assumptions. In rendering its opinion, Stanger relied, without independent verification, on the accuracy and completeness of all financial and other information contained in this Consent Solicitation, or that was otherwise publicly available or furnished or otherwise communicated to Stanger. Stanger has not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the CGS Affiliates and the CGS Management Company. Stanger relied upon the balance sheet value determinations for the Funds, the CGS Affiliates and the CGS Management Company, and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. Stanger also relied upon: the assurance of the Funds, the General Partners and the CGS Affiliates, including the CGS Management Company, that the (i)calculations made to determine allocations within each of the Funds between the General Partner and Limited Partners are consistent with the provisions of each Fund's limited partnership agreement; (ii) that any financial projections, pro forma statements, projections, budgets, value estimates or adjustments provided to Stanger were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; (iii) that no material changes have occurred in the Fund's, the CGS Affiliates' or the CGS Management Company's values subsequent to March 31, 2000, or in the real estate portfolio values subsequent to March 31, 2000 which are not reflected in the Exchange Values herein; and (iv) that the Funds, the General Partners and the CGS Affiliates, including the CGS Management Company, are not aware of any information or facts regarding the Funds, the CGS Affiliates, the real estate portfolios or the CGS Management Company that would cause the information supplied to Stanger to be incomplete or misleading.

         Limitations and Qualifications of Fairness Opinion. Stanger was not asked to and therefore did not perform an analysis with respect to any combinations of Fund participation other than those noted above. Further, Stanger is not opining as to whether any specified combination will result from the Consolidation. Stanger did not: (i) select the method of determining the allocation of American Spectrum Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation, or whether to select the American Spectrum Shares or Notes offered in the Consolidation; or (iii) express any opinion as to: the impact of the Consolidation with respect to combinations of participating Funds other then those specifically identified in the fairness opinion; the tax consequences of the Consolidation for Limited Partners, the General Partners or the Funds; the potential impact of any preferential return to Noteholders on the cash flow received from, or the market value of American Spectrum Shares received by the Limited Partners; the potential capital structure of American Spectrum or its impact on the financial performance of the American Spectrum Shares or the Notes; the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; the terms of employment agreements or other compensation between American Spectrum and its officers; or whether or not alternative methods of determining the relative amounts of American Spectrum Shares and

Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, Stanger did not express any opinion as to: (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above), the amounts or allocations of the Consolidation costs or the amounts of the Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of American Spectrum Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of American Spectrum Shares resulting from the decision of Limited Partners to select Notes or American Spectrum Shares or liquidate such American Spectrum Shares in the market following consummation of the Consolidation; (d) the prices at which the American Spectrum Shares or Notes may trade following the Consolidation or the trading value of the American Spectrum Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the business decision to effect the Consolidation or alternatives to the Consolidation; (f) the ownership percentage of American Spectrum held by parties affiliated with CGS as a result of the Consolidation and their consequent ability to influence voting decisions of American Spectrum;
(g) whether or not American Spectrum will qualify as a REIT; and (h) any other terms of the Consolidation other than the allocations.

         The fairness opinion is based on business, economic, real estate and securities markets and other conditions as they existed and could be evaluated as of the date of the fairness opinion and does not reflect any changes in those conditions that may have occurred since that date. In connection with preparing the fairness opinion, Stanger did not prepare any written report or compendium of its analysis for internal or external use beyond the analysis set forth in Appendix C. Stanger will not deliver any additional written summary of the analysis.

         Compensation and Material Relationships. Stanger has been paid a fee by the Funds, the CGS Affiliates and CGS of $500,000 for preparing the fairness opinion. In addition, in connection with its preparation of the fairness opinion and Portfolio Appraisal, Stanger will be reimbursed for all reasonable out-of-pocket expenses, including legal fees, up to a maximum of $40,200. Stanger will also be indemnified against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated between the Funds, the General Partners, CGS and Stanger. Payment of the fee to Stanger is not dependent upon completion of the Consolidation. CGS Affiliates and the Funds have not previously retained Stanger to perform services, although affiliates of the General Partners have paid certain nominal amounts to Stanger for subscriptions to Stanger-prepared national publications. Stanger also was compensated for preparing the Portfolio Appraisal. See "Appraisals & Fairness Opinion -- Portfolio Appraisal."

                                THE CONSOLIDATION

         In order to effect the Consolidation, the Funds that vote in favor of the Consolidation will be merged with and into American Spectrum. As described above, you will receive American Spectrum Shares in connection with the Consolidation. The following is an overview of the principal components and other key aspects of the Consolidation. We note, however, that the description herein is a summary, and refer you to the Agreements and Plans of Merger by and between American Spectrum and each of the Funds (the Merger Agreements). A copy of the Merger Agreement(s) for your Fund(s) is or are attached to the Supplement accompanying this Consent Solicitation] as Appendix B. By this reference to the Merger Agreements, we are incorporating each of the Merger Agreements into this Consent Solicitation as required by the federal securities laws.

CONDITIONS TO CONSOLIDATION

         We have established certain conditions that must be satisfied in order for the Consolidation to be consummated, including the following:

         - The American Spectrum Shares must be listed on the _________ prior to or concurrently with the consummation of the Consolidation; and

         - We condition the consummation of the Consolidation upon the ownership of real properties having an appraised value of at least $200 million, including real properties owned by CGS Affiliates, upon consummation of the Consolidation. At March 31, 2000, the appraised value of the real properties owned or controlled by the CGS Affiliates was $177,390,000. If real properties with an aggregate value of at least $22,610,000 are not acquired in the proposed Consolidation, we will not acquire any of the Funds in the Consolidation. The Funds have an aggregate appraised value of $105,320,000.

MERGER AGREEMENTS

         If your Fund approves the Consolidation, that approval also constitutes consent to the merger of the Fund with and into American Spectrum pursuant to the terms and conditions of your Fund's Merger Agreement. Each of the Merger Agreements provides that in accordance with its terms, the applicable state limited partnership laws governing such Fund and the Maryland General Corporation Law (or, MGCL), at the time of filing of a merger certificate in each state, the Funds that approve the Consolidation will be merged with and into American Spectrum, and American Spectrum will continue as the surviving entity. At the time the merger occurs, all of the properties and other assets and the liabilities of each participating Fund will be deemed to have been transferred to American Spectrum. American Spectrum will contribute the Properties to the Operating Partnership after the consummation of the Consolidation.

         If your Fund approves the Consolidation, it will also have consented to all actions necessary or appropriate to accomplish the Consolidation, provided that, with respect to certain Funds, a separate vote will be required to approve any required amendments to the partnership agreement governing that Fund. For information regarding whether your Fund's partnership agreement is being amended in connection with approval of the Consolidation, we encourage you to read the Supplement pertaining to your Fund that accompanies this Consent Solicitation.

APPROVAL AND RECOMMENDATION OF THE GENERAL PARTNERS

         The General Partners of the Funds have unanimously approved the Consolidation. They believe that the terms of the Consolidation provide substantial benefits and are fair to you. As such, we recommend that you vote "For" approval of the Consolidation. For a specific description of our analysis in reaching this recommendation, see "Our Recommendation and Fairness Determination." You are, however, urged to consider the risks described in "Risk Factors" and the comparison of an investment in the Funds versus an investment in American Spectrum in "Comparison of Ownership of Units, Notes and American Spectrum Shares." If your Fund elects to be acquired in the Consolidation and you are subject to federal income tax, you will have tax consequences. Accordingly, we recommend that you consult with your tax advisor prior to casting your vote.

VOTE REQUIRED FOR APPROVAL OF THE CONSOLIDATION

         In order for American Spectrum to acquire your Fund, Limited Partners holding a majority of the outstanding Units of the Fund must vote in favor of the Consolidation. As noted above, the Consolidation is conditioned upon a minimum participation level of $200 million. The properties owned or contributed to American Spectrum by CGS Affiliates have a total value of approximately $177 million. Therefore, the consummation of the acquisitions of the various Funds is conditioned upon the approval of the Limited Partners of Funds with a combined value of at least $23 million. If the proposed acquisitions are not approved by the Limited Partners of Funds with an aggregate value of at least $23 million, then none of the Funds will be acquired in the Consolidation.

CONSIDERATION

         If your Fund is consolidated with American Spectrum, you will be allocated American Spectrum Shares unless you vote against the Consolidation and affirmatively elect the Notes Option. If your Fund votes against the Consolidation, your Fund will continue as an independent entity which will contract with American Spectrum to provide property management services.

         American Spectrum Shares. The number of American Spectrum Shares that you will receive upon the consummation of the Consolidation will be in accordance with your Fund's partnership agreement which specifies how consideration is distributed to partners in the event of a liquidation of your Fund. In addition, in the event that your Fund approves the Consolidation, the aggregate number of American Spectrum Shares allocated to your Fund will be reduced by your Fund's pro rata share of certain expenses of the Consolidation.

         Notes Option. If your Fund votes in favor of and you have voted "Against" the Consolidation, but you do not wish to own American Spectrum Shares, you can elect the Notes Option. The principal amount of the Note received by you or other Limited Partners who elect the Notes Option will be equal to the amount that the Fund would receive upon an orderly liquidation of the properties pursuant to the partnership agreement governing your Fund, as determined by the General Partners (see "BACKGROUND OF AND REASONS FOR THE CONSOLIDATION -- Comparison of Alternatives -- Estimated Liquidation Values") which represents __% of the Exchange Value of the American Spectrum Shares that would otherwise have been allocated to your Fund. The liquidation value was determined in part based on the portfolio appraisal prepared by Stanger. Such liquidation value will be lower than the value of the American Spectrum Shares, based on the Exchange Value, offered to your Fund in the Consolidation. Notes will bear interest at __% annually and will mature on _________ ___, ______ redeemable at any time.

         General Partners. The General Partners of the Funds will not receive any American Spectrum Shares as a result of their general partner interests in the Funds. Under the terms of the Partnership Agreement, the General Partners are not entitled to have any of the American Spectrum Shares allocated to them. American Spectrum Shares were allocated among the partners of each of the Funds in the same manner as net liquidation proceeds would be distributed under your Fund's partnership agreement as if your Fund's properties and other assets were sold for an amount equal to the value (based on the Exchange Value) of the number of American Spectrum Shares issued to the Limited Partners of each Fund by American Spectrum.

ESTIMATED EXCHANGE VALUE OF AMERICAN SPECTRUM SHARES ISSUABLE TO FUNDS


         The following table sets forth for each Fund: (i) the estimated total number of American Spectrum Shares to be allocated to that Fund; (ii) the Exchange Value of American Spectrum Shares allocated to that Fund; and (iii) the Exchange Value of American Spectrum Shares, per $1,000 of original investment by you and the other Limited Partners of your Fund.

                                       NUMBER OF                                    EXCHANGE VALUE OF
                                        AMERICAN                                    AMERICAN SPECTRUM
                                        SPECTRUM          EXCHANGE VALUE OF         SHARES PER AVERAGE
                                         SHARES                AMERICAN              $1,000 ORIGINAL
                                      ALLOCATED TO         SPECTRUM SHARES           LIMITED PARTNER
           FUND                         FUND (1)                 (2)                  INVESTMENT (2)
----------------------------         -------------        -----------------         ------------------
Sierra Pacific Development               391,648              $5,874,720                  $400.27
Fund
Sierra Pacific Development               839,334              12,590,013                   581.17
Fund II
Sierra Pacific Development                28,655                 429,832                    47.08
Fund III
Sierra Pacific Institutional             328,037               4,920,557                   639.51
Properties V
Sierra Pacific Pension                 1,212,465              18,186,978                   944.78
Investors '84
Nooney Income Fund Ltd.,                 683,383              10,250,749                   675.28
L.P.
Nooney Income Fund Ltd.                1,021,040              15,315,594                   796.82
II, L.P.
Nooney Real Property                     545,451               8,181,768                   681.81
Investors-Two, L.P.

------------------

(1) The American Spectrum Shares allocated to each Fund as set forth in this chart will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This number assumes that none of the Limited Partners of the Fund has elected the Notes Option.

(2) Values are based on the Exchange Value established by American Spectrum. Upon listing the American Spectrum Shares on the _________ actual values at which the American Spectrum Shares will trade on the _________ may be significantly below the Exchange Value.

NO FRACTIONAL AMERICAN SPECTRUM SHARES

         No fractional American Spectrum Shares will be issued by American Spectrum in the Consolidation. Each Limited Partner who would otherwise be entitled to fractional American Spectrum Shares will receive one American Spectrum Share for each fractional American Spectrum Share of 0.5 or greater. No American Spectrum Shares will be issued for fractional American Spectrum Shares of less than 0.5. The maximum amount which a Limited Partner could forfeit if such Limited Partner's fractional share was 0.49 is approximately $7.35 (on a per Limited Partner, not a per Unit, basis), assuming the Exchange Value.

EFFECT OF THE CONSOLIDATION ON LIMITED PARTNERS WHO VOTE AGAINST THE
CONSOLIDATION

         If you vote "Against" the Consolidation, you do not have a statutory right to elect to be paid the appraised value of your interest in the Fund. If you vote "Against" the Consolidation, you have the right to elect the Notes Option if your Fund otherwise approves the Consolidation. Under the Notes Option you would receive Notes, the principal amount of which would be equal to the amount that you would be paid upon an orderly liquidation of the Fund's properties which is equal to 96.14% of your portion of the Exchange Value of the American Spectrum Shares that would otherwise have been paid to your Fund. The terms of the Notes are described in more detail under "Description of Notes" on page ___. The Exchange Value of the American Spectrum Shares that would otherwise have been paid to your Fund is the amount estimated by American Spectrum as set forth in the Supplement accompanying this Consent Solicitation. Noteholders will be entitled to receive only the principal and interest payments required by the terms of the Notes and will not have the rights of stockholders to participate in American Spectrum's dividends and distributions or in any growth in the value of American Spectrum's stockholders' equity.

EFFECT OF CONSOLIDATION ON FUNDS NOT ACQUIRED

         If American Spectrum does not acquire your Fund in the Consolidation, it will continue to operate as a separate limited partnership with its own assets and liabilities. There will be no change in the Fund's investment objectives and it will remain subject to the terms of its partnership agreement.

CONSOLIDATION EXPENSES

         If American Spectrum acquires your Fund in the Consolidation, your Fund will pay a portion of the transaction costs as reflected in the Supplement attached to this Consent Solicitation. The number of American Spectrum Shares that you receive will reflect a reduction for your Fund's expenses of the Consolidation.

ACCOUNTING TREATMENT


         The merger of the privately-held entities included in the combined financial statements of those entities in which William J. Carden, John Galardi and CGS have significant common interests (American Spectrum Predecessor) will be accounted for as a reorganization in which carry-over basis is applicable. This accounting reflects the majority ownership and control of these entities by Messrs. Carden and Galardi. The purchases of the publicly registered Funds and the other privately-held entities referred to as the Other Affiliates will be accounted for using purchase accounting under Generally Accepted Accounting Principles.

                              CONFLICTS OF INTEREST

AFFILIATED GENERAL PARTNERS

         The General Partners of the Funds have an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners of each Fund without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Funds). The General Partners of the Funds are affiliates of American Spectrum. While your General Partners have sought faithfully to discharge their obligations to your Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Funds. In addition, officers and directors of the General Partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS TO GENERAL PARTNERS AND THEIR AFFILIATES

         As a result of the Consolidation (assuming all of the Funds are acquired), your General Partners and their affiliates expect to receive certain benefits. These benefits include:

         - If the Consolidation is consummated, your General Partners and their affiliates are expected to receive approximately 2,628,655 American Spectrum Shares and units in the Operating Partnership in exchange for their interests in the Funds and the contribution of the CGS Affiliates, including the CGS Management Company.

         - Certain of the officers and directors of your General Partners will also serve as officers and directors of American Spectrum. William J. Carden will serve as Chief Executive Officer, Harry A. Mizrahi as Chief Operating Officer, Thomas
                  N. Thurber as Chief Financial Officer and Paul E. Perkins and Patricia A. Nooney as Senior Vice Presidents. Furthermore, they will be entitled to receive performance-based incentives, including stock options under American Spectrum's 2000 Performance Incentive Plan or any other such plan approved by the stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the Funds if the Consolidation does not occur.

         - The CGS Affiliates include entities which are obligated to make payments to one or more of the Funds. These payments include approximately $6,956,000 payable by one of the CGS Affiliates to Sierra Pacific Development Fund Ltd. II, L.P. and guaranteed by John Galardi, a principal shareholder of American Spectrum. In addition, the CGS Affiliates have $2.35 million of debt other than mortgage debt. A substantial portion of this debt is guaranteed by Messrs. Carden and Galardi. If the Consolidation is consummated, the CGS Affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum Shares allocated to the CGS Affiliates.

         - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. As a result of the Consolidation, the likelihood that they will be required to make payments on the guarantees could be reduced.

         - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

      COMPARISON OF OWNERSHIP OF UNITS, NOTES AND AMERICAN SPECTRUM SHARES

         The information below highlights a number of the significant differences between the Funds and American Spectrum relating to, among other things, form of organization, investment objectives, policies and restrictions, asset diversification, capitalization, management structure, compensation and fees and investor rights, and compares certain legal rights associated with the ownership of Units, Notes and American Spectrum Shares. We have included these comparisons to assist you in understanding how your investment will be changed if, as a result of the Consolidation, your Units are exchanged for American Spectrum Shares or Notes. This discussion is only a summary and does not constitute a complete discussion. We strongly encourage you to review the balance of this Consent Solicitation, as well as the accompanying Supplement for additional information.

                        FORM OF ORGANIZATION AND PURPOSE



                   FUNDS                                    AMERICAN SPECTRUM
         Each of the Funds is a Limited                American Spectrum is a Maryland
Partnership. The Funds' primary business      corporation American Spectrum intends to qualify
is to acquire, own, develop, improve,          as a REIT under the Code in 2002.  American
lease, manage and otherwise invest in         Spectrum's primary business, like the Funds,
office, office/warehouse and/or shopping      will be the ownership and management of
center properties.                            office, office/warehouse, shopping center
                                              and apartment properties.


         American Spectrum will have broader business opportunities than your Fund and will have access to financing opportunities that are currently not accessible to your Fund. Inherent in several of the additional financing opportunities are certain risks which do not exist in the case of your Fund, and we encourage you to review "Risk Factors" for a detailed description of such risks.

                          LENGTH AND TYPE OF INVESTMENT


                  FUNDS                                     AMERICAN SPECTRUM
         Each Fund is a finite-life entity            American Spectrum will have a
with a stated term that expires between      perpetual term and intends to continue its
2019 and 2085.  It was originally            operations for an indefinite time period.  To
anticipated that each Fund would be          the extent American Spectrum sells or
liquidated between the fifth and tenth       refinances its assets, the net proceeds
year after acquiring its Properties.         therefrom will generally be reinvested in
However, the depression of real estate       additional properties or retained by American
values experienced nationwide from           Spectrum for working capital and other
1988 to 1993 lengthened this time frame      corporate purposes, except to the extent
in order to achieve the Funds' goal of       distributions thereof must be made to permit
capital appreciation.  As a Limited          American Spectrum to continue to qualify as a
Partner of your Fund, you are entitled       REIT for tax purposes and that, pursuant to the
to receive cash distributions out of your    terms of the Notes, repayments of Notes must
Fund's net operating income, if any,         be made to certain former Limited Partners as
and to receive cash distributions, if any,   a result of sales of properties formerly held by
upon liquidation of your Fund's real         their Funds.
estate investments.

         It was the original intention of a majority of the Funds to have begun liquidation proceedings between the fifth and tenth year after acquiring their respective properties. However, the depression of real estate values experienced nationwide from 1988 to 1993 lengthened this time frame in order to achieve the Funds' goal of capital appreciation. In contrast, American Spectrum generally will be an operating company and will reinvest the proceeds of asset dispositions, if any, in new properties or other appropriate investments consistent with American Spectrum's investment objectives.

                      BUSINESS AND PROPERTY DIVERSIFICATION


                   FUNDS                                     AMERICAN SPECTRUM
         The investment portfolio of each              Assuming all of the Funds are
Fund currently consists of between one        acquired by American Spectrum, American
and five properties and certain related       Spectrum will own an interest in, directly or
assets.                                       indirectly through the Operating Partnership, a
                                              portfolio of up to 35 properties.

         The investment portfolio of each Fund currently consists of between one and five properties. Through the Consolidation, and through additional investments that may be made by American Spectrum from time to time, American Spectrum intends to maintain an investment portfolio substantially larger and more diversified than the assets of any of the Funds individually. The larger portfolio will diversify your investment over a broader group of properties with multiple market segments and will reduce the dependence of your investment upon the performance of, and the exposure to the risks associated with, any particular group of properties currently owned by an individual Fund.

                               BORROWING POLICIES


                   FUNDS                                   AMERICAN SPECTRUM
         Your Fund's policy is not to                 American Spectrum is not restricted
borrow to make new acquisitions and as       under its Articles of Incorporation from
a practical matter the amount which your     incurring debt. At the time of the
Fund can borrow is limited by its size.      Consolidation, American Spectrum will have
The Fund's Partnership Agreements            a policy of incurring debt only if immediately
generally limit their borrowing to 50% to    following such incurrence the debt-to-total
80% of the appraised value of their          assets (based on appraised value) ratio would
properties.                                  be 70% or less.  American Spectrum's Board
                                             of Directors has the ability to alter or
                                             eliminate this policy at any time.

         Upon consummation of the Consolidation, American Spectrum will have greater leverage than the Funds. As a stockholder, you will become an investor in an entity that may incur debt in the ordinary course of business and that invests proceeds from borrowings. The ability of American Spectrum to incur indebtedness in the ordinary course of business increases the risk of your investment in American Spectrum Shares. At the time of the Consolidation, American Spectrum will have a policy of incurring debt only if immediately following such occurrence the debt-to-total assets ratio would be 70% or less (based on appraised value).

                          OTHER INVESTMENT RESTRICTIONS


                     FUNDS                                            AMERICAN SPECTRUM

         The partnership agreements of the                      Neither the Articles of Incorporation
Funds contain provisions that prohibit or place        nor the Bylaws impose any restrictions upon
significant restrictions on: (i) the reinvestment      the types of investments that may be made by
in the Fund of cash available for distribution;        American Spectrum, except that under the
(ii) the purchase or lease of any real property        Articles of Incorporation, the Board of
without the support of an appraisal report of          Directors is prohibited from taking any action
an independent appraiser of properties;                that would terminate American Spectrum's
(iii) the acquisition of any property in               status as a REIT unless a majority of the
exchange for interests in the Fund; or (iv) the        members of the Board of Directors vote to
acquisition of securities of other issuers.  The       terminate such status.  The Articles of
Funds are generally not authorized to: (i) raise       Incorporation and Bylaws do not impose any
additional funds for new investments, absent           restrictions upon the vote to terminate such
amendments to their partnership agreements;            status.  The Articles of Incorporation and
and (ii) reinvest net sales or refinancing             Bylaws do not impose any restrictions on
proceeds in new investments or redeem or               dealings between American Spectrum and
repurchase Units.                                      directors, officers and affiliates thereof.  The
                                                       Maryland General Corporations Law ("MGCL"),
                                                       however, requires that: (i) the fact of the
                                                       common directorship or interest is disclosed
                                                       or known to: (a) the board of directors or the
                                                       committee, and the board or committee
                                                       authorizes, approves or ratifies the contract or
                                                       transaction by the affirmative vote of a
                                                       majority of disinterested directors, even if the
                                                       disinterested directors constitute less than a
                                                       quorum; or (b) the stockholders entitled to
                                                       vote, and the contract or transaction is
                                                       authorized, approved or ratified by a majority
                                                       of the votes cast by the stockholders entitled to
                                                       vote other than the votes of shares owned of
                                                       record or beneficially by the interested
                                                       director or corporation, firm, or other entity;
                                                       or (ii) the contract or transaction is fair and
                                                       reasonable to the corporation.  In addition,
                                                       American Spectrum has adopted a policy
                                                       which requires that all contracts and
                                                       transactions between American Spectrum and
                                                       directors, officers or affiliates thereof must be
                                                       approved by the affirmative vote of a majority
                                                       of the disinterested directors.


         Some of the Funds' partnership agreements contain provisions which prohibit or hinder further investment by the Funds. The organizational documents of American Spectrum, however, provide American Spectrum with wide latitude in choosing the type of investments it may pursue.

                               MANAGEMENT CONTROL


                      FUNDS                                       AMERICAN SPECTRUM
         The General Partners of the Funds                      The Board of Directors will direct the
are, subject to certain policies and restrictions      management of American Spectrum's business
set forth in the various partnership                   and affairs subject to restrictions contained in
agreements,  generally vested with the                 American Spectrum's Amended and Restated
exclusive right and power to conduct the               Articles of Incorporation and Amended and
business and affairs of the Funds and may              Restated Bylaws and applicable law.  The
appoint, contract or otherwise deal with any           Board of Directors, the majority of which will
person, including employees of our affiliates,         be independent directors, will be elected at
to perform any acts or services for the Funds          each annual meeting of the stockholders.  The
necessary or appropriate for the conduct of the        policies adopted by the Board of Directors
business and affairs of the Funds.  As a               may be altered or eliminated without a vote of
Limited Partner of a Fund, you have no right           the stockholders.  Accordingly, except for
to participate in the management and control           their vote in the elections of directors and their
of your Fund and have no voice in your                 vote in certain major transactions,
Fund's affairs except on certain limited               stockholders will have no control over the
matters that may be submitted to a vote of the         ordinary business policies of American
Limited Partners under the terms of your               Spectrum.  Any director may be removed with
Fund's partnership agreement.  Under each              or without cause only by the stockholders
Fund's partnership agreement and subject to            upon the affirmative vote of at least 75% of all
certain procedural requirements set forth              the shares of common stock outstanding and
therein, Limited Partners have the right to            entitled to vote in the election of the directors.
remove the General Partners by a majority
vote in interest with or without cause.  In
certain cases, however, a General Partner's
removal can only occur if the Limited Partners
find a successor General Partner.

         Under the partnership agreements for the Funds, the General Partners generally are vested with the exclusive right and power to conduct the business and affairs of the Funds. As a Limited Partner, you have no voice in the affairs of the Funds except on certain limited matters. All of the Funds permit a General Partner's removal by the Limited Partners without cause. Under the Articles of Incorporation and Bylaws, the Board of Directors directs management of American Spectrum. Except for their vote in the elections of directors and their vote in certain major transactions, stockholders have no control over the management of American Spectrum.

                                FIDUCIARY DUTIES


                     FUNDS                                           AMERICAN SPECTRUM
         The Funds are Limited                               Under the MGCL, the directors must
Partnerships organized under the laws of            perform their duties in good faith, in a manner
either Missouri or California.  Both                that they reasonably believe to be in the best
Missouri and California law provides that           interests of American Spectrum and with the
the Funds' General Partners are accountable         care of an ordinary prudent person under similar
as fiduciaries to the Funds and owe the             circumstances.  Directors of American Spectrum
Funds and its Limited Partners a duty of            who act in such a manner generally will not be
loyalty and a duty of care, and are required        liable by reason of being or having been a
to exercise good faith and fair dealing in          director of American Spectrum.
conducting the affairs of the Funds.  The
duty of good faith requires that the Funds'
General Partners deal fairly and with
complete candor toward the Limited
Partners.  The duty of loyalty requires that,
without the Limited Partners' consent, the
General Partners may not have business or
other interests that are adverse to the
interests of the Funds.  The duty of fair
dealing also requires that all transactions
between the General Partners and the Funds
be fair in the manner in which the
transactions are effected and in the amount
of the consideration received by the General
Partners.

         The General Partners of the Funds and the Board of Directors of American Spectrum, respectively, owe fiduciary duties to their constituent parties. Some courts have interpreted the fiduciary duties of the Board of Directors in the same way as the duties of a General Partner in a Limited Partnership. Other courts, however, have suggested that the Funds' General Partners' duties to you and the other Limited Partners may be greater than the fiduciary duties of the directors of American Spectrum to American Spectrum's stockholders. It is unclear, however, whether, or to what extent, there are actual differences in such fiduciary duties.

                   MANAGEMENT'S LIABILITY AND INDEMNIFICATION


                    FUNDS                                      AMERICAN SPECTRUM
         Under Missouri and California                  The Articles of Incorporation provide
law, the General Partners of the Funds are     that the liability of American Spectrum's
liable for the repayment of Fund               directors and officers to American Spectrum
obligations and debts, unless limitations      and its stockholders for money damages is
upon such liability are expressly stated in    limited to the fullest extent permitted under the
the document or instrument evidencing the      MGCL.  The Articles of Incorporation and the
obligation (for example, a loan structured     MGCL provide broad indemnification to
as a nonrecourse obligation).  Each Fund's     directors and officers, whether serving
partnership agreement generally provides       American Spectrum or, at its request, any other
that the General Partners will not be held     entity.  American Spectrum will indemnify its
liable for any costs arising out of their      present and former directors and officers,
action or inaction that the General Partners   among others, against judgments, penalties,
reasonably believed to be in the best          fines, settlements and reasonable expenses
interests of a Fund except that they will be   actually incurred by them in connection with
liable for any costs which arise from their    any proceeding to which they may be made a
own fraud, negligence, misconduct or           party by reason of their service in those or
other breach of fiduciary duty.  In cases in   other capacities, unless it is established that:
which the General Partners are                 (a) the act or omission of the director or officer
indemnified, any indemnity is payable only     was material to the matter giving rise to the
from the assets of the Fund.                   proceeding and was committed in bad faith or
                                               was the result of active and deliberate
                                               dishonesty; (b) the director or officer actually
                                               received an improper personal benefit in
                                               money, property or services; or (c) in the case
                                               of any criminal proceeding, the director or
                                               officer had reasonable cause to believe that the
                                               act or omission was unlawful.  Under the
                                               MGCL, however, American Spectrum may not
                                               indemnify for an adverse judgment in a suit by,
                                               or in the right of, American Spectrum.  The
                                               Bylaws require that American Spectrum, as a
                                               condition to advancing indemnification
                                               expenses, obtain (a) a written affirmation by the
                                               director or officer of his good faith belief that
                                               he has met the standard of conduct necessary
                                               for indemnification by American Spectrum as
                                               authorized by the Bylaws and (b) a written
                                               statement by, or on his behalf, to repay the
                                               amount paid or reimbursed by American
                                               Spectrum if it shall ultimately be determined
                                               that the standard of conduct was not met.

         In each of the Funds, the General Partners will only be held liable for costs which arise from their own fraud, negligence, misconduct or other breach of fiduciary duty, and may be indemnified in certain cases. The liability of American Spectrum's directors and officers is limited to the fullest extent permitted under the MGCL and such directors and officers are indemnified by American Spectrum to the fullest extent permitted by the MGCL.

                            ANTI-TAKEOVER PROVISIONS


                     FUNDS                                       AMERICAN SPECTRUM
         For each Fund, a change in                      The Articles of Incorporation and
management may be effected only by the          Bylaws contain a number of provisions that may
removal of the General Partners of the          have the effect of delaying or discouraging a
Fund.  See "Management Control" above           change in control of American Spectrum, even
for a discussion regarding the removal of       if the change in control might be in the best
the General Partners of a Fund.  In             interests of stockholders.  These provisions
addition, the partnership agreements of the     include, among others: (i) authorized capital
Funds restrict transfers of your Units.  An     stock that may be classified and issued as a
assignee of Units may not become a              variety of equity securities in the discretion of
substitute Limited Partner, entitling him,      the Board of Directors, including securities
her or it to vote on matters that may be        having voting rights superior to the American
submitted to the partners for approval,         Spectrum Shares; (ii) restrictions on business
unless the General Partners consent to such     combinations with persons who acquire more
substitution.                                   than a certain percentage of American Spectrum
                                                Shares; (iii) a requirement that directors be
                                                removed only for cause and only by a vote of
                                                stockholders holding at least a majority of all of
                                                the shares entitled to be cast for the election of
                                                directors; and (iv) certain ownership limitations
                                                designed to protect American Spectrum's status
                                                as a REIT under the Code.  See "Description of
                                                Capital Stock."

         Certain provisions of the governing documents of the Funds and American Spectrum could be used to deter attempts to obtain control of the Funds or American Spectrum in transactions not approved by the Funds' General Partners or by American Spectrum's Board of Directors, respectively.

                                      SALE


                    FUNDS                                      AMERICAN SPECTRUM
         Each Fund's partnership                        Under the MGCL, the Board of
agreement allows the sale of all or            Directors is required to obtain approval of the
substantially all of the assets of the Fund    stockholders by the affirmative vote of two-
with the consent of the Limited Partners       thirds of all the votes entitled to be cast on the
holding a majority of the outstanding          matter in order to sell all or substantially all of
Units.                                         the assets of American Spectrum.  No approval
                                               of the stockholders is required for the sale of
                                               less than substantially all of American
                                               Spectrum's assets.

         Under each of the Fund's partnership agreements and the Articles of Incorporation, the sale of assets may be effected with various specified levels of Limited Partner or stockholder consent. Under the partnership agreements and the Articles of Incorporation, the sale of assets which do not amount to all or substantially all of the assets of the Funds or American Spectrum does not require any consent of the Limited Partners or Stockholders, respectively.

                                     MERGER


                     FUNDS                                        AMERICAN SPECTRUM
         Each Fund's partnership agreement                 Under the MGCL, the Board of
is silent with respect to the vote required for   Directors is required to obtain approval of the
a Fund to participate in a merger.  Under         stockholders by the affirmative vote of two-
Maryland and California law, a merger may         thirds of all the votes entitled to be cast on the
be effected upon our approval and the             matter in order to merge or consolidate
approval of the Limited Partners holding a        American Spectrum with another entity not at
majority of the outstanding Units, and the        least 90% controlled by it.
satisfaction of certain other procedural
requirements.  Under Missouri law, a merger
requires the unanimous consent of the limited
partners unless the partnership agreement
otherwise provides.  As described in the
applicable Supplement, one of the proposed
amendments will amend the partnership
agreement to permit the Fund to merge with
the approval of the Managing General Partner
and a majority of the outstanding Units.

         Under applicable law and the Articles of Incorporation, mergers by the respective Funds or American Spectrum are permitted subject to a certain level of Limited Partner or stockholder consent, respectively and in the case of Missouri limited partnerships, approval of an amendment to the Partnership Agreement.

                                   DISSOLUTION


                     FUNDS                                        AMERICAN SPECTRUM
         Each Fund may be dissolved with the               Under the MGCL, the Board of
consent of the Limited Partners holding a         Directors is required to obtain approval of the
majority of the outstanding Units.                stockholders by the affirmative vote of two-
                                                  thirds of all votes entitled to be cast on the
                                                  matter in order to dissolve American
                                                  Spectrum.

         Under each Fund's partnership agreement and the Articles of Incorporation, the respective entities may be dissolved with the consent of a certain percentage of the outstanding Units or American Spectrum Shares, as applicable.

                                   AMENDMENTS


                     FUNDS                                           AMERICAN SPECTRUM
         Each Fund's partnership agreement                    Generally, amendments to the
permits amendment of most of its provisions          Articles of Incorporation must be approved by
with the consent of Limited Partners holding         the Board of Directors and by holders of a
a majority of the outstanding Units.                 majority of the outstanding American Spectrum
Amendments to the Funds' partnership                 Shares entitled to be voted.
agreements that require unanimous consent
include: (i) converting the interest of a
Limited Partner into a General Partner's
interest; (ii) any act adversely affecting the
liability of a Limited Partner; (iii) altering the
interest of a Limited Partner in net profits, net
losses, gain, loss, or distributions of cash
available for distribution, sale proceeds or
refinancing proceeds; (iv) reducing the
percentage of partners required to consent to
any action in the partnership agreements; or
(v) limiting in any manner the liability of the
General Partners.

         The General Partners may amend a
Fund's partnership agreement without the consent of the Limited Partners to reflect a ministerial amendment, and, specifically with respect to certain Funds, amendment required by state law.

         Amendment to each Fund's partnership agreement may be made with the consent of the Limited Partners. Amendment of the Articles of Incorporation requires the consent of both the Board of Directors and a certain percentage of the votes entitled to be cast at a meeting of stockholders.

                              COMPENSATION AND FEES


                     FUNDS                                      AMERICAN SPECTRUM
         Each Fund's partnership agreement                American Spectrum will pay all
provides that the General Partners are           management expenses, including salaries and
entitled to receive a percentage of the net      other compensation payable to employees of
cash available for distribution to the partners  American Spectrum, but as an internally-
of the Fund.                                     advised REIT, American Spectrum will not
                                                 otherwise pay a portion of net cash flow or
                                                 allocations to management, except to the extent
                                                 they are entitled to such as a result of owning
                                                 American Spectrum Shares.  Such management
                                                 expenses will reduce the funds available for
                                                 distribution by American Spectrum.

                                 MANAGEMENT FEES


                     FUNDS                                        AMERICAN SPECTRUM
         The Nooney Funds' partnership                     The officers and directors of
agreements provide that each Nooney Fund is       American Spectrum will receive compensation
authorized to enter into a management             for their services as described herein under
contract with Nooney Company.  The                "Management." American Spectrum will not
maximum management fee for any                    otherwise pay any management fees.
classification of property owed by a Nooney
Fund is 6% of the gross revenues from such
property.

         The Sierra Funds' partnership
agreements provide that each Sierra Fund shall employ a property management company (which may be an affiliate of a General Partner) to perform professional property management services for such Fund.
The majority of the Sierra Funds' partnership agreements provide that in the event that such management company is an affiliate of a General Partner, the management fee shall not exceed 6% of the gross revenue of each property managed by such affiliate.
Regardless of whether the property manager is an affiliate of a General Partner, such management fee shall be competitive in price with that which would be charged by persons who are not affiliated with a General Partner.


                           REAL ESTATE DISPOSITION FEE


                     FUNDS                                         AMERICAN SPECTRUM
The Nooney Fund's partnership agreement                      None.  Certain employees of
provides for the payment to either the              American Spectrum may receive incentive
General Partners, Nooney Co. or an affiliate        compensation based upon American
of a real estate disposition fee upon the sale      Spectrum's profitability.
of a property equal to the lesser of: (i) 50%
of a competitive real estate brokerage
commission; or (ii) up to 4% of the sales
price of the property or properties.  In each
of the Funds, General Partners' right to
receive this fee is subordinated to your right
to receive a cumulative (but not
compounded) preferred return on your
investment plus your aggregate adjusted
capital contributions.  The real estate
disposition fee is not applicable to the Sierra
Funds.

            DISTRIBUTIONS OF NET SALES PROCEEDS (NOT IN LIQUIDATION)


                     FUNDS                                        AMERICAN SPECTRUM
         Each Fund's partnership agreement                   None.  Distributions made by
provides for the payment to the General             American Spectrum to its stockholders will be
Partners of a portion of distributable net sales    based solely on the profitability of American
proceeds following the payments to the              Spectrum and will not be based on asset
Limited Partners of preferred returns and           dispositions.
returns of capital required by the partnership
agreements.  Each Fund's partnership agree
ment provides a formula by which net sales
proceeds are to be distributed among the
partners prior to dissolution.

                            REIMBURSEMENT OF EXPENSES


                     FUNDS                                        AMERICAN SPECTRUM
Each Fund's partnership agreement provides                   As a corporation, and upon election,
that operating expenses (which, in general,         as a full-service REIT, American Spectrum's
are those expenses relating to the                  expenses will be paid from its revenues as
administration of the Fund by the General           expenses are incurred.
Partners or their affiliates) will be reimbursed
at a lower rate than which comparable
services could have been obtained by the
Fund in the same geographical area.

                            REVIEW OF INVESTOR LISTS


                     FUNDS                                        AMERICAN SPECTRUM
         Under your Fund's partnership                       Under the MGCL, as a stockholder
agreement, you are entitled, at your expense        you must hold at least five percent of the
and upon reasonable request, to obtain a list       outstanding American Spectrum Shares, and
of the other Limited Partners in your Fund.         have done so for at least six months, before
However, if you are a Limited Partner of            you have the right to request a list of
Sierra Pacific Institutional Properties V, you      stockholders.  If you meet this requirement,
may receive this information free of charge.        you may, upon written request, inspect and, at
                                                    your expense, copy during normal business
                                                    hours the list of stockholders.

         Subject to certain limitations, the Limited Partners of Funds and the stockholders are entitled to inspect and, at their own expense (except as noted above), make copies of investor lists.

         The following discussion describes the investment attributes and legal rights associated with your ownership of Units, Notes and American Spectrum Shares.

                              NATURE OF INVESTMENT


            UNITS                            NOTES                     AMERICAN SPECTRUM SHARES
         The Units you                   The Notes will be                The American Spectrum
hold constitute equity          senior, unsecured obligations    Shares constitute equity interests in
interests entitling you to      of American Spectrum and         American Spectrum.  As a
your pro rata share of cash     will be issued pursuant to an    stockholder, you will be entitled to
distributions made to the       indenture qualified under the    your pro rata share of any
partners of your Fund.          Trust Indenture Act of 1939,     dividends or distributions paid with
The partnership agreement       as amended (the "Indenture").    respect to the American Spectrum
for each Fund specifies         American Spectrum may issue      Shares.  The dividends payable to
how the cash available for      additional senior debt, only     you are not fixed in amount and
distribution, whether           in compliance with the           are only paid if, when and as
arising from operation or       covenants contained in the       declared by the Board of Directors.
sales or refinancing, is to     Notes and the Indenture for      Once qualified as a REIT, in order
be shared among the             the issuance of senior debt.     to continue to maintain such
General Partners of your        Such senior debt may be          qualification, American Spectrum
Fund, you and the other         secured. The Notes will bear     must distribute at least 90% of its
Limited Partners of your        interest at __% annually and     taxable income (excluding capital
Fund.  The distributions        will mature on _______ __,       gains), and any taxable income
payable by your Fund to its     ____. Prior to maturity,         (including capital gains) not
partners are not fixed in       interest only payments will      distributed will be subject to
amount and depend upon          be made to you, on a semi-       corporate income tax.
the operating results and       annual basis, and on
net sales or refinancing        ________ __, ____, the
proceeds available from the     outstanding principal balance,
disposition of your Fund's      plus interest accruing since
                                the last payment, will be
                                payable to you.  In addition,
                                you will be prepaid principal
                                out of 80% of the net
                                proceeds of any sale or
                                refinancing of any of the
                                Properties owned by your
                                Fund

         The Units and the American Spectrum Shares constitute equity interests. As a Limited Partner of your Fund, you are entitled to your pro rata share of the cash distributions of your Fund, and as a stockholder of American Spectrum, you will be entitled to your pro rata share of any dividends or distributions of American Spectrum which are paid with respect to the American Spectrum Shares. Distributions and dividends payable with respect to Units and American Spectrum Shares depend on the performance of the Funds and American Spectrum, respectively. In contrast, the Notes constitute senior unsecured debt obligations of American Spectrum providing for semi-annual payments of interest only until the Notes mature, at which time accrued interest and the principal balance must be paid and prepayment out of the net proceeds of certain sales and refinancings of the Properties.

                      ADDITIONAL EQUITY/POTENTIAL DILUTION



             UNITS                             NOTES                   AMERICAN SPECTRUM SHARES
         Since your Fund is                Since Notes will be              At the discretion of
not authorized to issue           unsecured debt obligations of    the Board of Directors,
additional equity securities,     American Spectrum, their         American Spectrum may issue
there can be no dilution of       payment will have priority       additional equity securities,
distributions to you and the      over dividends or                including American Spectrum
other Limited Partners.           distributions payable to         Shares and shares which may
                                  American Spectrum's              be classified as one or more
                                  stockholders.  However,          classes or series of common or
                                  there are no restrictions on     preferred shares and contain
                                  American Spectrum's              certain preferences.  The
                                  authority to grant secured       issuance of additional equity
                                  debt obligations, such as        securities by American
                                  mortgages, liens or other        Spectrum will result in the
                                  security interests in American   dilution of your percentage
                                  Spectrum's real and personal     ownership interest in
                                  property, and such security      American Spectrum.
                                  interests, if granted, would
                                  permit the holders thereof to
                                  have a priority claim against
                                  such collateral in the event of
                                  American Spectrum's default
                                  under the secured obligations.
                                  Also, such secured obligations
                                  would have payment priority over
                                  Notes and other unsecured
                                  indebtedness of American
                                  Spectrum.

As a stockholder, your percentage ownership interest will be diluted if American Spectrum issues additional American Spectrum Shares. Furthermore, American Spectrum may issue preferred stock with priorities or preferences with respect to dividends and liquidation proceeds. Payment of the Notes will have priority over distributions on the American Spectrum Shares you hold or any class of equity securities that might be issued by American Spectrum. Any senior secured obligations issued by American Spectrum, however, will have prior claims against the collateral given for security in the event American Spectrum defaults in the payments of those secured obligations and will have payment priority over the Notes and other unsecured indebtedness of American Spectrum.

                             LIABILITY OF INVESTORS


               UNITS                            NOTES                  AMERICAN SPECTRUM SHARES
         Under your Fund's                   As a Noteholder,              Under the MGCL, you
partnership agreement and           you will not be personally    will not be personally liable for
under Missouri and California       liable for the debts and      the debts or obligations of
law, your liability for your        obligations of American       American Spectrum.
Fund's debts and obligations is     Spectrum.
generally limited to the amount
of your investment in the Fund,
together with an interest in
undistributed income, if any.

         As a holder of Units, your liability for the debts and obligations of your Fund is limited to the amount of your investment. As a Noteholder or stockholder, you generally would have no liability for the debts and obligations of American Spectrum.

                                  VOTING RIGHTS


             UNITS                             NOTES                   AMERICAN SPECTRUM SHARES
         Generally, with                   Under the                       American Spectrum is
some exceptions, you and the      Indenture, you will not be      managed and controlled by a
other Limited Partners of         entitled to voting rights.      Board of Directors elected by
your Fund have voting rights                                      the stockholders at the annual
only on significant Fund                                          meeting of American Spectrum.
transactions to the extent                                        The MGCL requires that
provided in your Fund's                                           certain major transactions,
partnership agreement.  Such                                      including most amendments to
voting rights include                                             the Articles of Incorporation,
incurrence of debt, sale of all                                   may not be consummated
or substantially all of the                                       without the approval of
assets of your Fund, certain                                      stockholders.  You will have
amendments to the                                                 one vote for each American
partnership agreement or the                                      Spectrum Share you own.  The
General Partners' removal.                                        Articles of Incorporation
                                                                  permits the Board of Directors
                                                                  to classify and issue shares of
                                                                  capital stock in one or more
                                                                  series having voting power
                                                                  which may differ from that of
                                                                  your American Spectrum
                                                                  Shares.  See "Description of
                                                                  Capital Stock."

         As a Limited Partner of your Fund, you have limited voting rights. As a stockholder, you will have voting rights that permit you to elect the Board of Directors and to approve or disapprove certain major transactions. As a Noteholder, you will not have voting rights.

                                    LIQUIDITY


             UNITS                             NOTES                   AMERICAN SPECTRUM SHARES
         The Units that                    While the Notes                 The American
represent your ownership          you hold will be freely         Spectrum Shares will be freely
interest in your Fund are         transferable, American          transferable upon registration
relatively illiquid investments   Spectrum will not list the      under the Securities Act.  The
with a limited resale market.     Notes, and no market for        American Spectrum Shares will
The trading volume of the         the Notes is expected to        be listed on the _________, and
Units in the resale market is     develop.  You should not        American Spectrum expects a
limited and the prices at         elect to receive Notes unless   public market for the American
which certain Funds' Units        you are prepared to hold the    Spectrum Shares to develop.
trade are generally not equal     Notes until their maturity      The breadth and strength of this
to their net book value (and      which is approximately          market will depend upon,
applicable federal income tax     eight years from the date       among other things, the number
rules and the partnership         that the Consolidation          of American Spectrum Shares
agreements of the Funds           occurs.  You should note        outstanding, American
effectively prevent the           that, due to the lack of        Spectrum's financial results and
development of a more active      market in the Notes and         prospects, and the general
or substantial market for         their consequent lack of        interest in American Spectrum's
these Units).  Neither you        liquidity, your tax liability   dividend yield and growth
nor any other Limited             as a result of the              potential compared to that of
Partner, individually, can        Consolidation may exceed        other debt and equity securities.
require a Fund to dispose of      the liquid assets you receive   See "The Consolidation--
its assets or redeem your or      if you have elected the         Consideration."
any other Limited Partner's       Notes Option.
interest in the Fund.

         Your Units have a limited resale market. If American Spectrum acquires your Fund in the Consolidation and you receive American Spectrum Shares, however, the American Spectrum Shares you receive will be freely transferable upon registration under the Securities Act and listing on the _________. As a stockholder of American Spectrum, you will have the opportunity to achieve liquidity by trading the American Spectrum Shares in the public market. If you elect the Notes Option, however, your ability to achieve liquidity in the Notes will be much more limited since the Notes will not be listed on any exchange.

                      EXPECTED DISTRIBUTIONS AND PAYMENTS


             UNITS                             NOTES                   AMERICAN SPECTRUM SHARES
         Your Fund makes                   As a Noteholder,                American Spectrum
quarterly distributions to the    you will generally be           intends to make quarterly
extent of available cash flow,    entitled to receive only the    dividend and distribution
if any. Amounts distributed       principal and interest          payments to its stockholders.
to you are derived from your      payments required under the     The amount of such dividends
pro rata share of cash flow       Notes.  You will have no        and distributions will be
from operations or cash flow      right to participate in any     established by the Board of
from sales or financings.  See    profits derived from            Directors, taking into account
"Selected Financial               operations of any of            the cash needs of American
Information of the Funds" for     American Spectrum's             Spectrum, funds from
a presentation of the cash        assets, including properties    operations, yields available to
distributions to you and the      acquired as part of the         stockholders, the market price
other Limited Partners of the     Consolidation.                  for the American Spectrum
Funds over the five most                                          Shares and the requirements of
recent calendar years.                                            the Code for qualification as a
                                                                  REIT.  Under the Code,
                                                                  American Spectrum is required
                                                                  to distribute at least 90% of
                                                                  REIT taxable income.  REIT
                                                                  taxable income generally
                                                                  includes taxable income from
                                                                  operations (including
                                                                  depreciation and deductions)
                                                                  but excludes gains from the sale
                                                                  or distributions from
                                                                  refinancing of properties.
                                                                  Unlike the Funds, American
                                                                  Spectrum is not required to
                                                                  distribute net proceeds from the
                                                                  sale or refinancing of
                                                                  properties.

         Dividends will be paid if, as and when declared by the Board of Directors in its discretion out of funds legally available therefor. If you become a stockholder, you will receive your pro rata share of the dividends and distributions made with respect to the American Spectrum Shares. The amount of such dividends and distributions will depend upon American Spectrum's revenues, operating expenses, debt service payments, capital expenditures, and funds set aside for expansion. Interest payments made on the Notes will be paid prior to any distributions with respect to the American Spectrum Shares, and will reduce the amount otherwise distributable to stockholders.

                          TAXATION OF TAXABLE INVESTORS


             UNITS                             NOTES                   AMERICAN SPECTRUM SHARES
         Your Fund, as a                   Interest payments                 For the taxable year
partnership for federal           made on the Notes will            commencing January 1, 2002,
income tax purposes, is not       constitute portfolio income       American Spectrum intends to
subject to tax, but you must      which cannot be offset by         qualify and be taxed as a REIT.
report your allocable share of    "passive losses" from other       As a REIT, American Spectrum
partnership income and loss       investments. During January of    generally would be permitted to
on your tax return, whether       each year, holders of Notes       deduct distributions to its
or not cash distributions are     will receive from American        stockholders, which effectively
made to you.  Income from         Spectrum IRS Form 1099-INT to     eliminates the corporate level
your Fund generally               show the interest payments        of the "double taxation"
constitutes "passive income"      made by American Spectrum         (imposed at the corporate and
to you, which can generally       during the prior calendar         stockholder levels) that
be offset by "passive losses"     year. The amount of gain or       typically results when a
from your other investments.      loss recognized at the time of    corporation earns income and
Generally, by February 15 of      the payments on the Notes will    distributes that income to
each year, you receive an         be equal to the amount of the     stockholders in the form of
annual Schedule K-1 with          payment multiplied by a           dividends.  Dividends received
respect to information about      fraction, the denominator of      by you as a stockholder would
your Fund for inclusion on        which is the face amount of       constitute portfolio income,
your federal income tax           the Note and the numerator of     which cannot be offset by
returns.                          which is the remainder of the     "passive losses" from other
                                  face amount of the Note at the    investments.  The distributions
         You must file state      time of the payment less the      from American Spectrum might,
income tax returns and incur      Noteholder's basis on the         in certain circumstances,
state income tax in most          Note.                             constitute a larger portion of
states in which your Fund has                                       taxable income than in the case
properties.                                                         of your Fund. This is because a
                                                                    partnership's operating income
                                                                    is sheltered from current
                                                                    taxation by the partnership's
                                                                    depreciation deductions, while
                                                                    the amount of a REIT
                                                                    distribution that is taxable as
                                                                    a dividend is computed under
                                                                    less favorable rules. During
                                                                    January of each year,
                                                                    stockholders (including you)
                                                                    will be mailed the less complex
                                                                    Form 1099-DIV used by
                                                                    corporations that pay dividends
                                                                    to their stockholders. American
                                                                    Spectrum stockholders are not
                                                                    required to file state income
                                                                    tax returns and/or pay state
                                                                    income taxes outside of their
                                                                    state of residence with respect
                                                                    to American Spectrum's
                                                                    operations.  American Spectrum
                                                                    will be required to pay state


             UNITS                             NOTES                   AMERICAN SPECTRUM SHARES
                                                                  income taxes in certain states
                                                                  where it is qualified
                                                                  to do business.

         Each Fund is a pass-through entity whose income and loss is not taxed at the entity level, but instead allocated to the General Partners, the other Limited Partners and you. You are taxed on income or loss allocated to you whether or not cash distributions are made to you. In contrast, American Spectrum intends to qualify as a REIT allowing it to deduct dividends paid to its stockholders. To the extent American Spectrum has taxable income (after taking into account the "dividends paid" deduction), such income is taxed at American Spectrum's level at the standard corporate tax rates. Dividends paid to stockholders will constitute portfolio income and not passive income. Noteholders will recognize portfolio income on the interest payments received on the Notes. Although distribution from American Spectrum will generally be characterized as dividends, corporate stockholders will not be able to claim the dividends received deduction.

                        TAXATION OF TAX-EXEMPT INVESTORS


             UNITS                            NOTES                    AMERICAN SPECTRUM SHARES
         None of the type of              Interest income                   Dividends received
income distributed by the        received by certain tax-          from American Spectrum by
Funds is characterized as        exempt investors will not be      tax-exempt investors should
unrelated business taxable       characterized as UBTI so long     not constitute UBTI if the tax-
income, or UBTI, if the tax-     as the tax-exempt investor        exempt American Spectrum
exempt investor did not          does not hold its Notes           stockholder did not finance its
finance its acquisition of the   subject to acquisition            acquisition of the American
Units with indebtedness.         indebtedness.                     Spectrum Shares with
                                                                   indebtedness.

         A tax-exempt entity is treated as owning and carrying on the business activity conducted by a partnership in which such entity owns an interest. To the extent a tax-exempt entity owns Units in the Funds, the income received by the Funds must not constitute UBTI in order for the tax-exempt investor to avoid taxation. In general, income attributable to the American Spectrum Shares is not UBTI. Similarly, as a general matter, interest income received under the Notes is not UBTI.

                                VOTING PROCEDURES

DISTRIBUTION OF SOLICITATION MATERIALS

         This Consent Solicitation, together with the accompanying transmittal letter, the power of attorney and the Limited Partner consent (we refer, collectively, to the power of attorney and Limited Partner consent as the consent form), constitute the solicitation materials being distributed to you and the other Limited Partners to obtain their votes "For" or "Against" your Fund's participation in the Consolidation.

         In order for American Spectrum to acquire your Fund, the Limited Partners holding units greater than 50% of the outstanding Units of your Fund must approve the Consolidation. Your Fund will be acquired by a merger with American Spectrum, in the manner described below and in the Supplement relating to your Fund. You should complete and return the consent form before the expiration of the solicitation period which is the time period during which Limited Partners may vote "For" or "Against" the Consolidation (the Solicitation Period). The Solicitation Period will commence upon delivery of the solicitation materials to you (on or about ________ ___, 2000), and will continue until the later of: (a) _________ ____, 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials); or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to the partnership agreement of the various funds. Under no circumstances will the Solicitation Period be extended beyond ____________, _____. Any consent form received by _________, which we hired to tabulate your votes prior to ________________ time, on the last day of the Solicitation Period will be effective provided that such consent form has been properly completed and signed. If you fail to return a signed consent form by the end of the Solicitation Period, your Units will be counted as voting "Against" the Consolidation and you will receive American Spectrum Shares if your Fund is acquired.

         The consent form consists of two parts. Part A seeks your consent to the Consolidation and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve differ for each Fund and are explained in detail in the individual Supplement for each Fund. Some Funds are required to have amendments to their partnership agreements in order to permit American Spectrum to acquire such Funds in the Consolidation. You should review the Supplement to see if your Fund's partnership agreement requires amendment. If you have interests in more than one Fund, you will receive multiple Consent Solicitations, Supplements and consent forms which will provide for separate votes for each Fund in which you own an interest. If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter (including the Consolidation), you will be deemed to have voted "For" such matter.

         Part B of the consent form is a power of attorney, which must be signed separately. The power of attorney appoints William J. Carden and Harry Mizrahi, or either of them, as your attorney-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without needing to obtain your signature on multiple documents.

REQUIRED VOTE AND OTHER CONDITIONS

         In order for American Spectrum to acquire your Fund, Limited Partners of your Fund holding greater than 50% of the outstanding Units and the General Partners of your Fund must approve the Consolidation and, with respect to certain Funds, approve the amendments to the Fund's partnership agreement. For a more detailed discussion relating to your Fund and whether any amendment is required, please review the accompanying Supplement. Affiliates of CGS own interests as limited partners in five of the Funds. These interests range from 4.91% to 32.13% and will be voted by affiliates of CGS in favor of the Consolidation. See "The Consolidation."

         Record Date and Outstanding Partnership Units. The record date is ________ ___, 2000 for all Funds. As of __________ __, _____, the following number of Units were held of record by the number of Limited Partners indicated below:

                                                                             NUMBER OF UNITS        NUMBER OF UNITS
                                                        NUMBER OF                  HELD               FOR APPROVAL
                      FUND                           LIMITED PARTNERS           OF RECORD           OF CONSOLIDATION
----------------------------------------------       ----------------        ---------------        ----------------
Sierra Pacific Development Fund                           1,850                   29,354                 14,678
Sierra Pacific Development Fund II                        3,833                   86,653                 43,327
Sierra Pacific Development Fund III                         841                   36,521                 18,260
Sierra Pacific Institutional Properties V                 1,485                   30,777                 15,389
Sierra Pacific Pension Investors '84                      2,814                   77,000                 38,501
Nooney Income Fund Ltd., L.P.                             1,211                   15,180                  7,591
Nooney Income Fund Ltd.  II, L.P.                         1,335                   19,221                  9,611
Nooney Real Property Investors-Two, L.P.                    933                   12,000                  6,001

         You are entitled to one vote for each Unit held. Accordingly, the number of Units entitled to vote with respect to the Consolidation is equivalent to the number of Units held of record at the record date.

         Investor Lists. Under Rule 14a-7 of the Securities Exchange Act of 1934, as amended (the Exchange Act), your Fund is required, upon your written request, to provide to you: (i) a statement of the approximate number of Limited Partners in your Fund; and (ii) the estimated cost of mailing a proxy statement, form of proxy or other similar communication to your Fund's Limited Partners. In addition, you have the right, at the General Partners' option, either: (a) to have your Fund mail (at your expense) copies of any consent statement, consent form or other soliciting materials to be furnished by you to the other Limited Partners of your Fund; or (b) to have the Fund deliver to you, within five business days of the receipt of the request, a reasonably current list of the names, addresses and Units held by the Limited Partners of your Fund. The right to receive the list of Limited Partners is subject to your payment of the cost of mailing and duplication at a rate of $0.25 per page.

         Tabulation of Votes. An automated system administered by [ ] will tabulate the votes. Abstentions will be tabulated with respect to the Consolidation and related matters. Abstentions will have the effect of a vote against the Consolidation, as will the failure to return a consent form and broker nonvotes (where a broker submits a consent but does not have authority to vote a Limited Partner's Units on one or more matters).

         Revocability of Consent. You can change your vote at any time before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund. You can send us a written statement that you would like to revoke your consent, or you can send us a new consent form.

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR AMERICAN SPECTRUM PREDECESSOR

The following table sets forth certain selected historical financial data of the Company. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Company. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Company. This information should be read in conjunction the Combined Financial Statements and Notes thereto which follow.

                                                             YEAR ENDED DECEMBER 31,                QUARTER ENDED MARCH 31,
                                                             -----------------------                -----------------------

($ amounts, except per share data, in 000's)     1995       1996       1997       1998       1999       1999       2000
                                               --------   --------   --------   --------   --------   --------   --------
OPERATING DATA:
REVENUES:
Rental and reimbursement income                $  7,600   $  9,281   $ 10,004   $ 13,386   $ 14,608   $  3,241   $  3,627
Interest and other income                           541      1,610        141        265        205        424        267
Property management                               2,821      3,264      6,355     10,736      7,809      1,814      1,310
                                               --------   --------   --------   --------   --------   --------   --------
Total revenues                                   10,962     14,155     16,500     24,387     22,622      5,479      5,204
                                               ========   ========   ========   ========   ========   ========   ========
EXPENSES:
Property operating                                5,137      7,443      1,683      2,886      3,396        921        940
Property management                                  55         92      7,472     12,164     10,766      2,578      1,886
Real estate and other taxes                         894      1,166        848      1,523      1,597        301        558
Depreciation and amortization                     2,213      2,202      2,203      3,313      3,259        914        942
Interest expense                                  4,644      5,801      7,901      9,585      9,982      2,221      2,840
Impairment charges                                   --         --         --        126      5,164
                                               --------   --------   --------   --------   --------   --------   --------
Total expenses                                   12,943     16,704     20,107     29,597     34,164      6,935      7,166
                                               ========   ========   ========   ========   ========   ========   ========

                                                              YEAR ENDED DECEMBER 31,                    QUARTER ENDED MARCH 31,
                                              --------------------------------------------------------   -----------------------

($ amounts, except per share data, in 000's)    1995        1996        1997        1998        1999        1999        2000
                                              --------    --------    --------    --------    --------    --------    --------
Net loss before gain on sale of property,
equity in earnings (losses) of non-combined
partnerships and extraordinary item             (1,981)     (2,549)     (3,607)     (5,210)    (11,542)     (1,456)     (1,962)
Gain on sale of property                            --          --          --          --          --          --       1,193
Equity in earnings (losses) of non combined
partnerships                                        --          --        (127)        224        (330)         12          22
                                              --------    --------    --------    --------    --------    --------    --------
Net loss before extraordinary item              (1,981)     (2,549)     (3,734)     (4,986)    (11,872)     (1,444)       (747)
Extraordinary item - extinguishment of debt         --          --          50         163        (214)         --          --
Net loss                                      $ (1,981)   $ (2,549)   $ (3,684)   $ (4,823)   $(12,086)   $ (1,444)   $   (747)
                                              ========    ========    ========    ========    ========    ========    ========


                                                                          DECEMBER 31                               MARCH 31
                                                  ---------------------------------------------------------   ---------------------
                                                     1995        1996        1997        1998        1999        1999        2000
                                                  ---------   ---------   ---------   ---------   ---------   ---------   ---------
OTHER DATA:
Proforma weighted average number of shares of
common stock outstanding during period                1,557       1,557       1,557       1,557       1,557       1,557       1,557
Pro forma loss per share                          $   (1.27)  $   (1.64)  $   (2.37)  $   (3.10)  $   (7.76)  $   (0.93)  $   (0.48)
Deficiency of earnings to cover fixed charges(1)      1,981       2,549       3,684       4,823      12,086       1,444         747
Total properties owned at end of period                               8          14          16          17          16          15


(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

BALANCE SHEET DATA:
Cash and cash equivalents                         $     282   $     404   $     670   $     522   $     458   $     594   $     486
Real estate held for investment, net                 47,209      62,016      78,676      90,348      95,588      89,735      91,506
Accounts receivable, net                              1,035       1,000       1,437       1,161       1,241       2,050       1,554
Accounts receivable from affiliates                   4,376      16,121      17,072       4,539       3,970       4,995       7,869
Investment in/due from partnerships                     357       2,053       1,840       1,517       3,297         628       3,545
Other assets                                          2,575       3,177       7,510       6,741       3,881       6,393       5,513
Total assets, at book value                          55,834      84,771     107,205     104,828     108,435     104,395     110,473
Total assets, at valued assigned for the
consolidation                                                                                                               115,095
Total liabilities                                    60,982      89,803     115,601     120,094     133,411     118,651     135,664
Total equity (deficit)                               (5,148)     (5,032)     (8,396)    (15,266)    (24,976)    (14,256)    (25,191)

CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
net                                                                             266        (148)        (64)         72          28
Cash used in operating activities                                              (939)     (2,269)     (4,916)    (11,615)      2,076

(1) The following table sets forth certain selected pro forma combined financial data of the Funds. The selected operating and financial position data have been derived from the financial statements of the Funds. These amounts reflect solely the combination of the entities indicated in (1) and do not reflect the application of any effects of the consolidation. Such additional disclosures are presented elsewhere in this consent solicitation. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto for each of the Funds, included elsewhere in this Consent Solicitation.


(In thousands)


                                                             YEAR ENDED DECEMBER 31,                       QUARTER ENDED MARCH 31,
                                                             ----------------------                        -----------------------
                                          1995          1996         1997         1998         1999          1999         2000
                                         --------     --------     --------     --------     --------      --------      --------

OPERATING DATA:

REVENUES:

Rental and reimbursement income ...      $  5,605     $  5,807     $  5,802     $  5,531     $  5,699      $  1,431      $  1,589

Interest and other income .........           356          365          350          475          460           103           150
                                         --------     --------     --------     --------     --------      --------      --------
Total revenues ....................         5,961        6,172        6,152        6,006        6,159         1,534         1,739
                                         ========     ========     ========     ========     ========      ========      ========

EXPENSES:

Property operating ................         1,956        2,131        2,257        2,095        3,256           704           812

Management and advisory fees ......           288          298          314          291          286            25            32

Ground Lease ......................           383          383          382          374          410            93            29

Real estate and other taxes .......           940          875          858          823          870            89            94

Depreciation and amortization .....         1,904        2,144        2,221        1,867        1,802           443           470

Interest expense ..................         1,611        1,505        1,478        1,145        1,116           277           357
                                         --------     --------     --------     --------     --------      --------      --------
Total expenses ....................         7,082        7,336        7,510        6,595        7,740         1,631         1,794
                                         ========     ========     ========     ========     ========      ========      ========

                                                                   DECEMBER 31,                           MARCH 31,
                                                                   ------------                           ---------
                                                1995       1996       1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------   --------   --------
OTHER DATA:

Ratio of earnings to fixed charges (2)              --         --         --       1.06         --       1.04       1.25

Deficiency of earnings to cover fixed
charges (3)                                   $    888        149   $  2,351         --   $    199         --         --

Cash distributions to minority investors         1,355      1,803      3,110      1,177        105         --      2,419

Total properties owned at end of period (4)         19         19         18         18         18         18         18

BALANCE SHEET DATA:

Cash and cash equivalents                     $  5,030   $  2,970   $  3,158   $  2,723   $  5,884              $  5,221

Real estate held for investment, net            63,758     65,220     57,899     56,198     54,680                54,311

Accounts receivable, net                         2,758      3,290      2,642      2,596      2,763                 2,888

Other assets                                    10,879     10,771     11,448     12,425     13,120                15,098

Total assets, at book value                     82,425     82,251     75,147     73,942     76,447                77,518

Total assets, at valued assigned for the
consolidation                                       --         --         --         --         --               127,265

                                                                     DECEMBER 31,                            MARCH 31,
                                               ------------------------------------------------------   --------------------
                                                 1995       1996        1997       1998        1999       1999        2000
                                               --------   --------    --------   --------    --------   --------    --------

Total liabilities                              $ 36,840   $ 38,363    $ 34,272   $ 33,701    $ 36,836               $ 38,258

General partners equity                           8,561      8,876       9,189      9,034       9,427                  8,320

Limited partners equity                          34,024     32,012      28,686     28,207      27,184                 30,940

Other equity                                      3,000      3,000       3,000      3,000       3,000                     --



CASH FLOW DATA:

Increase (decrease) in cash and equivalents,
net                                                 605     (2,106)        190       (437)      3,162        (28)       (357)

Cash (used in) provided by operating
activities                                           55      2,798         837      3,209       2,279        571        (125)




(1) Includes the accounts of all Funds and Sierra Mira Mesa Partners LP, a partnership wholly-owned by two of the Funds. All significant inter-fund transactions and balances have been eliminated in the pro forma presentation.

(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

(4) Five of the funds own interests in other properties, in addition to properties wholly owned. Sierra Pacific Pension Investors '84 and Sierra Pacific Development Fund II collectively own a 100% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through their ownership interest in SMMP and Sierra Pacific Development Fund III, the funds also own a 100% interest in an industrial property known as Sorrento I in San Diego, California. Nooney Income Fund Ltd. II owns a 24% interest in Leawood Fountain Plaza. Nooney Income Fund Ltd., an affiliate of Nooney Income Fund Ltd. II, owns the remaining 76% ownership of Leawood Fountain Plaza.

The following table sets forth certain selected pro forma combined financial data of the Funds. The selected operating and financial position data have been derived from the financial statements of the Funds. These amounts reflect solely the combination of the entities comprising the Funds indicated in (1) and do not reflect the application of any effects of the Consolidation. Such additional disclosures are presented elsewhere in this Consent Solicitation. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto for each of the Funds included elsewhere in this Consent Solicitation.


(In thousands)


                                                              YEAR ENDED DECEMBER 31,                QUARTER ENDED MARCH 31,
                                           -------------------------------------------------------   -----------------------
                                            1995         1996        1997        1998       1999        1999       2000
                                           --------    --------    --------    --------   --------    --------   --------

OPERATING DATA:

REVENUES:

Rental and reimbursement income ........   $ 11,601    $ 14,119    $ 14,080    $ 14,371   $ 15,178    $  3,647   $  3,971
Interest and other income ..............        872         773         758         919        904         194        308
                                           --------    --------    --------    --------   --------    --------   --------
Total revenues .........................     12,473      14,892      14,838      15,290     16,082       3,841      4,279
                                           --------    --------    --------    --------   --------    --------   --------
EXPENSES:
Property operating .....................      4,306       5,213       5,274       5,168      6,913       1,666      1,761
Management and advisory fees ...........        629         767         795         803        823         106        149
Ground Lease ...........................        383         383         382         374        410          93         29
Real estate and other taxes ............      1,836       2,132       2,035       1,937      2,010         314        317
Depreciation and amortization ..........      4,149       4,781       4,806       4,268      4,144       1,025      1,024
Interest expense .......................      2,209       2,965       2,930       2,579      2,503         614        759
                                           --------    --------    --------    --------   --------    --------   --------
Total expenses .........................     13,512      16,241      16,222      15,129     16,803       3,818      4,039
                                           --------    --------    --------    --------   --------    --------   --------
Net income (loss) before gain
(loss) on sale of property and
extraordinary item .....................     (1,039)     (1,349)     (1,384)        161       (721)         23        240
Gain (loss )on sale of property ........        151          --        (967)         --         83          --         --
Extraordinary item - extinguishment
of debt ................................         --       1,200          --          --         --          --        (46)
                                           --------    --------    --------    --------   --------    --------   --------
Net income (loss) ......................   $   (888)   $   (149)   $ (2,351)   $    161   $   (638)   $     23   $    194
                                           ========    ========    ========    ========   ========    ========   ========

                                                                                                              QUARTER ENDED
                                                              YEAR ENDED DECEMBER 31,                           MARCH 31,
                                          -----------------------------------------------------------      -------------------
                                            1995        1996          1997        1998          1999        1999         2000
                                          -------      ------       -------      ------       -------      ------       ------
Net loss before equity in earnings
(losses) of non-combined
partnerships and loss of sale of
property .............................    (1,121)      (1,164)      (1,358)        (589)      (1,581)         (97)         (55)

Equity in earnings (losses) of
non-consolidated partnerships ........      (572)         575         (276)           1          152           29           48
Loss on sale of property .............        --           --         (967)          --           --           --           --
                                          -------      ------       -------      ------       -------      ------       ------

Net loss before minority interest ....    (1,693)        (589)      (2,601)        (588)      (1,429)        ( 68)          (7)

Minority interest ....................       225          285          840          109           30           23          (51)
                                          -------      ------       -------      ------       -------      ------       ------
Net loss .............................    $(1,468)     $ (304)      $(1,761)     $ (479)      $(1,399)     $  (45)      $  (58)
                                          =======      ======       =======      ======       =======      ======       ======

                                                                    DECEMBER 31,                                 MARCH 31,
                                                -------------------------------------------------------    --------------------
                                                 1995        1996        1997        1998        1999        1999        2000
                                                -------     -------     -------     -------     -------    --------     -------
OTHER DATA:
Ratio of earnings to fixed charges (2) ...           --          --          --          --          --          --          --

Deficiency of earnings to cover fixed             1,468         304       1,761         479       1,399          45          58
charges(3) ...............................

Cash distributions to minority
investors ................................          281         491       2,464         195          18          --          57

Total properties owned at end of period ..            9           9           8           8           8           8           8

BALANCE SHEET DATA:

Cash and cash equivalents ................      $   914     $   725     $   557     $   561    $  2,972          --    $  2,471

Real estate held for investment, net .....       30,448      30,485      24,052      23,303      22,582          --      22,568

Accounts receivable, net .................        1,010       1,184         965         969       1,026          --       1,005

Investments in/due from partnerships .....        4,682       4,839       3,417       3,194       3,023          --       2,265

Other assets .............................        4,252       4,409       5,626       6,039       6,906          --       6,231

Total assets, at book value ..............       41,306      41,642      34,617      34,066      36,509          --      34,540


Total assets, at valued assigned for the
consolidation ............................                                                                               54,792

                                                                   DECEMBER 31,                            MARCH 31,
                                                --------------------------------------------------     ------------------
                                                 1995       1996       1997       1998       1999       1999        2000
                                                ------     ------     ------     ------     ------     ------      ------

Total liabilities                               18,922     19,544     15,437     15,419     18,321         --     17,493

General partners deficit                           (83)       (83)      (456)      (419)      (428)                 (562)

Limited partners equity                         16,909     16,305     14,868     14,350     12,961                13,037

Other equity                                     5,558      5,876      4,768      4,716      5,655                 4,572

CASH FLOW DATA:

Increase (decrease) in cash and

equivalents, net                                (1,237)      (189)      (168)         4      2,411       (124)      (499)

Cash (used in) provided by operating

activities                                        (758)      1090     (1,368)     1,021       (412)        84       (436)

(1) Includes the accounts of the following Funds, which would generate the lowest amount of net cash provided by operating activities for the most recent fiscal year and that would result in at least $23 million of real estate (at appraised value) being included in the consolidation:
     Sierra Pacific Development Fund II
     Sierra Pacific Development Fund III
     Sierra Pacific Institutional Properties V
     Nooney Real Property Investors Two, L.P.
     All significant interfund transactions and balances have been eliminated in the pro forma presentation.
(2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.
(3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

A. SELECTED PRO FORMA COMBINED FINANCIAL DATA OF OTHER AFFILIATES (1)


The following table sets forth certain selected pro forma combined financial data of the Other Affiliates. The selected operating and financial position data have been derived from the financial statements of the Other Affiliates. These amounts reflect solely the combination of the entities indicated in (1) and do not reflect the application of any effects of the Consolidation. Such additional disclosures are presented elsewhere in this Consent Solicitation. This information should be read in conjunction with the Financial Statements and Notes thereto for each of the Other Affiliates included elsewhere in this Consent Solicitation.


(In thousands)

                                                  YEAR ENDED DECEMBER 31,         QUARTER ENDED MARCH 31,
                                             ---------------------------------    -----------------------
                                              1997         1998         1999        1999           2000
                                             -------      -------      -------    --------       --------

OPERATING DATA:

REVENUES:

Rental and reimbursement income ........     $ 4,909      $ 5,078      $ 5,156      $ 1,255      $ 1,348
Interest and other income ..............          97           29           40            9           12
                                             -------      -------      -------      -------      -------
Total revenues .........................       5,006        5,107        5,196        1,264        1,360
                                             =======      =======      =======      =======      =======

EXPENSES:

Property operating .....................       1,875        1,821        1,881          464          472
Management and advisory fees ...........         135          134          132           32           35
Real estate and other taxes ............         368          379          392           98          107
Depreciation and amortization ..........         791          856          891          212          216
Interest expense .......................       2,076        2,031        1,942          473          501
                                             -------      -------      -------      -------      -------
Total expenses .........................       5,245        5,221        5,238        1,279        1,331
                                             =======      =======      =======      =======      =======

Net income (loss) before
extraordinary item .....................        (239)        (114)         (42)         (15)          29

Extraordinary item - extinguishment
of debt ................................          71           --           --           --           --
                                             -------      -------      -------      -------      -------
Net income (loss) ......................        (310)        (114)         (42)         (15)          29
                                             =======      =======      =======      =======      =======

                                                 YEAR  ENDED DECEMBER 31,     QUARTER ENDED MARCH 31,
                                                 ------------------------     -----------------------
                                                   1998           1999          1999           2000
                                                 ---------      ---------     ---------       -------

OTHER DATA:

Ratio of earnings to fixed charges (2) ......           --            --            --          1.06

Deficiency of earnings to cover fixed
charges (3) .................................     $    114      $     42      $     15      $     --

Cash distributions ..........................          240           258            60            50

Total properties owned at end of period .....            3             3             3             3

BALANCE SHEET DATA:

Cash and cash equivalents ...................     $    221      $    364                    $    390

Real estate held for investment, net ........        9,292        16,310                      16,122

Mortgages/notes receivable, net .............           --           394                          --

Accounts receivable, net ....................          100           111                         628

Other assets ................................          683         2,046                       2,058

Total assets, at book value .................       10,296        19,225                      19,198

Total assets, at valued assigned for the
consolidation ...............................                                                 40,478

Total liabilities ...........................       16,031        29,459                      29,452

Total equity (deficit) ......................       (5,735)      (10,234)                    (10,254)

CASH FLOW DATA:

Increase (decrease) in cash and
equivalents, net ............................     $   (231)     $   (116)     $     10      $     27

Cash provided by operating activities .......          739           639           198           186

1) Includes the accounts of Meadow Wood Apartments Ltd., Nooney-Hazelwood Associates, LP and Nooney Rider Trails. All significant inter-fund transactions and balances have been eliminated in the pro forma presentation.

2) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

3) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AND RESULTS OF OPERATIONS OF AMERICAN SPECTRUM

AMERICAN SPECTRUM PREDECESSOR

         The following discussion should be read in conjunction with the "Selected Historical and Pro Forma Financial and Operating Data" and the historical and pro forma financial statements appearing elsewhere in this Consent Solicitation. This discussion is based primarily on the combined financial statements of American Spectrum Predecessor for periods prior to completion of the Offering and related Consolidation. The pro forma condensed balance sheet is presented as if the Consolidation had occurred on March 31, 2000 and the pro forma results of operations are presented as if the Consolidation occurred on January 1, 1999. Proforma amounts reflect the maximum scenario under which all Funds participate in the Consolidation. Except where otherwise indicated, the comments that follow refer to the American Spectrum Predecessor.

         American Spectrum owns and operates office, office/warehouse, land, and apartment properties in the Midwest, Texas, Arizona, and California. It also owns and operates three shopping centers in South Carolina. American Spectrum receives real estate operating revenues from wholly owned properties. American Spectrum also receives service revenues from its property management, leasing, and construction management operations for owned properties and, prior to the Consolidation, from properties owned by unrelated parties. After completion of the Consolidation, American Spectrum will not provide such services to unrelated parties.


RESULTS OF OPERATIONS


         Comparison of the Three Months Ended March 31, 2000 to the Three Months Ended March 31, 1999

         Total revenues for the three months ended March 31, 2000 decreased by $275,000 or 5% to $5,204,000 as compared to $5,479,000 for the three months ended March 31, 1999. The decrease was caused by a reduction in revenue from property management operations of 41% to $824,000 for the three months ended March 31, 2000 as compared to $1,398,000 for the three months ended March 31, 1999. Revenue from property management operations decreased due to sale of properties by third party clients of the American Spectrum Predecessor. Purchasers of the properties involved either elected to self-manage or appoint a manager other than the American Spectrum Predecessor. Rental income for the three months ended March 31, 2000 increased by $229,000 or 6.2% to $3,894,000 as compared to $3,665,000 for the three months ended March 31, 1999. The increase in rental income results primarily from the acquisition of the Autumn Ridge apartments in May, 1999.

         Total expenses for the three months ended March 31, 2000 decreased by $398,000 or 8.5% to $4,304,000 as compared to $4,702,000 for the three months ended March 31, 1999. Expenses excluding interest, depreciation, and amortization for the three months ended March 31, 2000 decreased by $426,000 or 11.2% to $3,362,000 as compared to $3,788,000 for the three months ended March 31, 1999. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, decreased from 69.1% for the three months ended March 31, 1999 to 64.6% for the three months ended March 31, 2000 due primarily to increases in rental income ($229,000) that were achieved with minimal increases in property operating expenses ($19,000). Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:


                                                Three Months
                                               Ended March 31,

                                             2000            1999
                                             ----            ----
Property operating and maintenance           18.1%           16.8%

Real estate taxes                            10.7%            5.5%


General office and administration            36.2%           47.1%


Other (income)                                -.4%            -.2%


         Interest expense increased by $619,000, or 27.9%, to $2,840,000 for the three months ended March 31, 2000 as compared to $2,221,000 for the three months ended March 31, 1999 resulting primarily from interest incurred on the Autumn Ridge loan placed in May 1999 and increased debt levels due to refinancing efforts.

         Net loss decreased by $697,000, or 48.3%, to $747,000 for the three months ended March 31, 2000 as compared to $1,444,000 for the three months ended March 31, 1999 due primarily to a gain on sale of property ($1,193,000) in the first quarter of 2000.

Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

         Total revenues for the three months ended December 31, 1999 decreased by $1,765,000 or 7.2% to $22,622,000 as compared to $24,387,000 for the year ended December 31, 1998.

Rental income for the year ended December 31, 1999 increased by $1,162,000 or 8.5% to $14,813,000 as compared to $13,651,000 for the year ended December 31, 1998.

         Management fee income decreased $3,237,000 or 37.3% to $5,452,000 for the year ended December 31, 1999 as compared to $8,689,000 for the year ended December 31, 1998. The decrease is a result of sales of property by unrelated clients to purchasers who elected to self-manage the properties or appoint a manager other than the American Spectrum Predecessor.

         Total expenses for the year ended December 31, 1999 increased by $4,724,000 or 23.9% to $24,512,000 as compared to $19,788,000 for the year ended
December 31, 1998. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1999 increased by $4,778,000 or 29.0% to $21,253,000 as compared to $16,475,000 for the year ended December 31, 1998. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 67.6% for the year ended December 31, 1998, to 93.9% for the year ended December 31, 1999, due primarily to impairment charges of $5,164,000 incurred in 1999 related to certain real estate held for investment and acquired management company goodwill. Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:

                                                                                          1999            1998
                                                                                          ----            ----
Property operating and maintenance                                                        15.0%           11.8%

Real estate taxes                                                                          7.1%            6.2%

Property management operations                                                            47.6%           49.9%

Impairment charges                                                                        22.8%             .5%

Other (income) expense                                                                   (0.9)%             2.4%


         Interest expense increased by $397,000, or 4.2%, to $9,982,000 for the year ended December 31, 1999 as compared to $9,585,000 for the year ended December 31, 1998 due to debt incurred on new property acquisitions.

         Net loss increased by $7,263,000, or 150.6%, to $12,086,000 for the year ended December 31, 1999 as compared to $4,823,000 for the year ended December 31, 1998 due primarily to impairment charges on certain real property held for sale and write off of goodwill associated with acquired management companies, neither of which affected cash flow.


Comparison of the Year Ended December 31, 1998 with the Year Ended December 31, 1997

         Total revenues for the year ended December 31, 1998 increased by $7,887,000 or 47.8% to $24,387,000 as compared to $16,500,000 for the year ended
December 31, 1997. Rental income for the year ended December 31, 1998 increased by $3,506,000 or 34.6% to $13,651,000 as compared to $10,145,000 for the year ended December 31, 1997. The increase in total revenues stems from the increased rental income and revenue from management company operations acquired in 1997. Rental income increased as a result of property acquisitions and rent increases in existing properties.

         Management fee income increased $4,143,000 or 91.1% to $8,689,000 for the year ended December 31, 1998 as compared to $4,546,000 for the year ended December 31, 1997. The increase was due to revenue from two management company operations in 1997, the effect of which was only partially included in 1997.

         Total expenses for the year ended December 31, 1998 increased by $7,455,000 or 60.4% to $19,788,000 as compared to $12,333,000 for the year ended
December 31, 1997. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1998 increased by $6,345,000 or 62.6% to $16,475,000 as compared to $10,130,000 the year ended December 31, 1997. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 61.4% for the year ended December 31, 1997 to 67.6% for the year ended December 31, 1998. The expense increases were primarily attributable to two management company acquisitions that occurred late in 1997.

Components of expenses excluding interest, depreciation, and amortization as a percentage of total revenues were as follows:


                                           1998            1997
                                           ----            ----


Property operating and maintenance         11.8%         10.2%

Real estate taxes                           6.2%          5.1%


Property management operations             49.9%         45.3%


Impairment charges                           .5%           .0%

Other (income) expenses                     -.9%           .8%


         Interest expense increased by $1,684,000 or 21.3%, to $9,585,000 for the year ended December 31, 1998 as compared to $7,901,000 for the year ended December 31, 1997 due to borrowings associated with the acquisition of new real estate properties and the refinancing of some of the existing debt.

         Net loss increased by $1,139,000, or 30.9%, to $4,823,000 for the year ended December 31, 1998 as compared to $3,684,000 for the year ended December 31, 1997. due to the increase in total expenses associated with the purchase of two management companies and additional real estate properties in late 1997.

   Analysis of Liquidity and Capital Resources

         American Spectrum believes that following the Consolidation, its financial performance will improve due to its ability to reposition certain assets, place favorable financing on others and reduce overhead due to consolidation into one entity from the existing multiple entities. American Spectrum anticipates that distributions will be paid from cash available for distribution, which is expected to exceed cash historically available for distribution as a result of decreased overhead and improvement in property cash flows.

         American Spectrum believes that its principal short-term liquidity needs are to fund normal operating expenses, debt service requirements, and the distributions required for American Spectrum to retain REIT status under the Code. The Properties require periodic investment of capital for tenant-related improvements and general capital improvements.


CASH FLOWS

         Overview. American Spectrum Predecessor incurred net losses in each of the five years. However, after adding back interest, depreciation, and amortization, American Spectrum Predecessor generated positive EBITDA (as defined herein). For the year ended December 31, 1999 and the three months ended March 31, 2000, American Spectrum generated cash flow from operations on a pro forma basis of ($503,000) and $2,076,000 respectively. American Spectrum has cash available on a pro forma basis, at March 31, 2000 of $705,000. American Spectrum believe that its cash on consummation of the Consolidation, together with future cash from operations and cash from refinancing, will be sufficient to meet its cash requirements. However, additional cash could be required if there are unforeseen expenses. Under the minimum participation scenario whereby all Funds do not participate, American Spectrum may require additional capital.

         The business plan of American Spectrum Predecessor involves acquisition and turnaround of under-performing assets. Financial statement losses are common during the turn around period due to initially low rent levels caused by high vacancy or below market rents combined with overhead costs associated with renovating or repositioning the property. Although the increase in value generated by the turn around effort cannot be recognized under Generally Accepted Accounting Principles ("GAAP"), refinancing the property after it has stabilized normally creates cash flow.


FUNDS FROM OPERATIONS AND EBITDA

         American Spectrum calculates Funds from Operations based upon guidance from NAREIT. Funds from Operations is defined as net income or loss (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. American Spectrum believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities, and investing activities, it provides investors with an indication of the ability of American Spectrum to incur and service debt, to make capital expenditures, and to fund other cash needs. American Spectrum computes Funds from Operations in accordance with standards established by NAREIT that may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than American Spectrum. Funds from Operations does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of American Spectrum's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of American Spectrum's liquidity, nor is it indicative of funds available to fund American Spectrum's cash needs, including its ability to make cash distributions.

         American Spectrum's pro forma Funds from Operations the year ended December 31, 1999 were below zero. However, Funds from Operations for the three months ended March 31,

2000 were approximately $926,000 on a pro forma basis, reflecting an upward trend that American Spectrum expects to continue into the foreseeable future. The increase is a result higher occupancy levels, increased rent and stable expenses.


EBITDA

         EBITDA is defined as operating income before mortgage interest, other interest, income taxes, depreciation, amortization, and other non-cash expenses such as impairment charges. American Spectrum believes EBITDA is also useful to investors as an indicator of American Spectrum's ability to service debt or pay cash distributions. EBITDA, as calculated by American Spectrum may not be comparable to EBITDA reported by other REITs that do not define EBITDA exactly as American Spectrum defines the term. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of American Spectrum's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of American Spectrum's liquidity, nor is it indicative of funds available to fund American Spectrum's cash needs, including its ability to make cash distributions.

         American Spectrum's pro forma EBITDA for the year ended December 31, 1999 was $7,343,000 and for the three months ended March 31, 2000, pro forma EBITDA was $5,363,000. The increase in annualized EBITDA is a further indication of improved performance of American Spectrum's real estate operations. The pro forma EBITDA for the quarter ended March 31, 2000 also included a gain on sale of a property of $1.1 million in the quarter ended March 31, 2000.

CGS AFFILIATES

         The following discussion should be read in conjunction with the "Selected Financial and Operating Data" and the historical and pro forma financial statements appearing elsewhere in this Consent Solicitation. The following discussion is based primarily on the combined financial statements of certain CGS Affiliates (the "Affiliates") for periods prior to completion of the Consolidation. The pro forma condensed balance sheet and the pro forma results of operations are presented as if the Consolidation had occurred on March 31, 2000 and the pro forma results of operations are presented as if the Consolidation occurred on January 1, 1999.

         The CGS Affiliates own and operate one apartment project in California, one apartment project in Missouri, and one office/warehouse property in Missouri.

RESULTS OF OPERATIONS


         Comparison of the Three Months Ended March 31, 2000 to the Three Months Ended March 31, 1999

         Total revenues for the three months ended March 31, 2000 increased by $96,000 or 7.6% to $1,360,000 as compared to $1,264,000 for the three months ended March 31, 1999. Rental income for the three months ended March 31, 2000 increased by $93,000 or 7.4% to $1,348,000 as compared to $1,255,000 for the three months ended March 31, 1999. The increase was caused by an increase in occupancy in the first quarter of 2000.

         Total expenses for the three months ended March 31, 2000 increased by $52,000 or 4.1% to $1,331,000 as compared to $1,279,000 for the three months ended March 31, 1999. Expenses excluding interest, depreciation, and amortization for the three months ended March 31, 2000 increased by $20,000 or 3.4% to $614,000 as compared to $594,000 for the three months ended March 31, 1999. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, decreased from 47.0% for the three months ended March 31, 1999 to 45.1% for the three months ended March 31, 2000 due to an increase in occupancy in the first quarter of 2000. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:


                                                Three Months
                                               Ended March 31,


                                             2000           1999
                                             ----           ----
Property operating and maintenance           34.7           36.7


Real estate taxes                             7.9            7.8

Property management operations                2.6            2.5

Other (income) expense                       36.8           37.4


         Interest expense increased by $28,000 or 5.9%, to $501,000 for the three months ended March 31, 2000 as compared to $473,000 for the three months ended March 31, 1999 due to interest rate increases.

         The net income of $29,000 for the three months ended March 31, 2000 compares to a net loss of $15,000 for the three months ended March 31, 1999. The $44,000 increase in profitability is due primarily to higher rental revenues resulting from an increase in occupancy.


         Comparison of the Year Ended December 31, 1999 with the Year Ended December 31, 1998

         Total revenues for the year ended December 31, 1999 increased by $89,000 or 1.7% to $5,196,000 as compared to $5,107,000 for the year ended December 31, 1998. Rental income for the year ended December 31, 1999 increased by $78,000 or 1.5% to $5,156,000 as compared to $5,078,000 for the year ended December 31, 1998. The increase resulted from higher occupancy rates occurring in the second half of 1999.

         Total expenses for the year ended December 31, 1999 increased by $17,000 or 0.3% to $5,238,000 as compared to $5,221,000 for the year ended December 31, 1998. Expenses excluding interest, depreciation, and amortization for the three months ended December 31, 1999 increased by $71,000 or .03% to $2,405,000 as compared to $2,334,000 for the year ended December 31, 1998. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, increased from 45.7% for the year ended December 31, 1998, to 46.3% for the year ended December 31, 1999, due to an increase in property operating and maintenance expense. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:


                                             1999           1998
                                             ----           ----
Property operating and maintenance           36.2           35.7

Real estate taxes                             7.5            7.4

Property management operations                2.5            2.6

Other (income) expense                       37.4           39.8

         Interest expense decreased by $89,000 or 4.4%, to $1,942,000 for the year ended December 31, 1999 as compared to $2,031,000 for the year ended December 31, 1998 due to interest rate adjustments.

         Net loss decreased by $72,000, or 63.2%, to $42,000 for the year ended December 31, 1999 as compared to $114,000 for the year ended December 31, 1998 due to increases in rental revenues resulting from higher occupancy.


         Comparison of the Year Ended December 31, 1998 with the Year Ended December 31, 1997

         Total revenues for the year ended December 31, 1998 increased by $101,000 or 2.0% to $5,107,000 as compared to $5,006,000 for the year ended
December 31, 1997. Rental income for the year ended December 31, 1998 increased by $169,000 or 3.4% to $5,078,000 as compared to $4,909,000 for the year ended December 31, 1997. The increase in rental income was primarily realized from Meadow Wood Apartments where revenue increased $176,000.

         Total expenses for the year ended December 31, 1998 decreased by $24,000 or 0.5% to $5,221,000 as compared to $5,245,000 for the year ended December 31, 1997. Expenses excluding interest, depreciation, and amortization for the year ended December 31, 1998 decreased by $44,000 or 1.9% to $2,334,000 as compared to $2,378,000 for the year ended December 31, 1997. Expenses, excluding interest, depreciation, and amortization, as a percentage of total revenues, decreased from 89.0% for the year ended December 31, 1997 to 45.7% for the year ended December 31, 1998 due to a decrease in property operating expenses. Components of expenses excluding interest, depreciation, and amortization changed as a percentage of total revenues as follows:


                                             1998           1997
                                             ----           ----

Property operating and maintenance           35.7           37.5

Real estate taxes                             7.4            7.4

Property management operations                2.6            2.7

Other (income) expense                       39.8           41.5


         Interest expense decreased by $45,000 or 2.2%, to $2,031,000 for the year ended December 31, 1998 as compared to $2,076,000 for the year ended December 31, 1997 due interest rate adjustments.

         Net loss decreased by $125,000 or 52.3%, to $114,000 for the year ended December 31, 1998 as compared to $239,000 for the year ended December 31, 1997 due to higher rental revenue resulting from an increase in occupancy and lower property operating expenses.

   Analysis of Liquidity and Capital Resources

         The Affiliates believe that following the Consolidation, their financial performance will improve due to their ability to reposition certain assets, place favorable financing on others and reduce overhead due to consolidation into one entity from the existing three entities. The Affiliates anticipate that distributions will be paid from cash available for Distribution, which is expected to exceed cash historically available for distribution as a result of decreased overhead and improvement in property cash flows.

         The Affiliates believe that their principal short-term liquidity needs are to fund normal operating expenses and debt service requirements. The Properties require periodic investment of capital for tenant-related improvements and general capital improvements.


CASH FLOWS

         Overview. The Affiliates incurred net losses in 1997, 1998, and 1999 but generated a profit of $29,000 in the three months ended March 31, 2000. However, after, depreciation, and amortization, the Affiliates generated positive cash flow of $481,000, $742,000, and $849,000 for 1997, 1998, and 1999
respectively.

         Comparison for the Three Months Ended March 31, 2000 to the Three Months Ended March 31, 1999

         The Affiliates' cash and cash equivalents were $390,000 and $489,000 at March 31, 2000 and March 31, 1999, respectively. Cash and cash equivalents increased $27 during the three months ended March 31, 2000 due to $186,000 of cash flow provided by operating activities, $1 used in investing activities, and $158 used in financing activities. The increase in cash from operating activities is primarily due to an increase in collections from accounts receivables and an increase in rental revenue. The decrease in cash from financing activities results primarily from equity distributions and pay downs of notes payable.

         Comparison for the Year Ended December 31, 1999 to the Year Ended December 31, 1998

         The Affiliates' cash and cash equivalents were $363 and $479 at December 31, 1999 and 1998, respectively. Cash and cash equivalents decreased $116 during 1999 due to $639,000 of cash flow provided by operating activities, $170,000 used in investing activities, and $585,000 used in financing activities. The increase in cash from operating activities is primarily due to increase in collection from accounts receivables and increase in rental revenue. The decrease in cash from financing activities results primarily from equity distributions and pay downs of notes payable.

         Comparison for the Year Ended December 31, 1998 to the Year Ended December 31, 1997

         The Affiliates' cash and cash equivalents were $479,000 and $710,000 at December 31, 1998 and 1997, respectively. Cash and cash equivalents decreased $231,000 during 1998 due to $738,000 of cash flow provided by operating activities, $202,000 used in investing activities, and $767,000 used in financing activities. The decrease in cash from operating activities is primarily due to increases in accounts payable and accrued expenses. The decrease in cash from financing activities results primarily from pay downs on notes payable.

THE FUNDS

         Management's Discussion and Analysis of Financial Condition and Results of Operations for each of the Funds is set forth as part of the financial data accompanying the financial statements for each Fund beginning at page F -
_______.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Market risk is the exposure or loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we are exposed is interest rate risk, which is sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control.


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INTEREST RATE RISK

         In order to modify and manage the interest characteristics of our outstanding debt and limit the effects of interest rates on our operations, we may use a variety of financial instruments, including interest rate swaps. Historically, we have used these on only a limited basis. We do not enter into any transactions for speculative or trading purposes.

         Some of our future earnings and cash flows are dependent upon prevailing market rates of interest, such as LIBOR. Based on interest rates and outstanding balances as of December 31, 1999, a 1% increase in interest rates on our $96 million of floating rate debt upon completion of the consolidation would decrease annual future earnings and cash flows by approximately $1.0 million and would not have an impact on the fair value of the floating rate debt. A 1% decrease in interest rates on our $96 million of floating rate debt would increase annual future earnings and cash flows by approximately $1.0 million and would not have an impact on the fair value of the floating rate debt.

         These amounts are determined by considering the impact of the hypothetical interest rates on our borrowing cost. In the event of a significant change in interest rates, we would consider taking actions to mitigate our exposure to the change. Due to the uncertainty of the specific actions that would be taken and their possible effects, however, this sensitivity analysis assumes no changes in our capital structure.

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                          AMERICAN SPECTRUM'S BUSINESS

GENERAL

         CGS Real Estate Company, Inc. was incorporated in December 1989. In
         , 2000, CGS Real Estate Company, Inc. was merged with American Spectrum Realty Inc., a newly organized Maryland corporation. American Spectrum will continue and expand the real estate businesses formerly conducted by CGS Real Estate Company, Inc. and its affiliates. Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of real property comprised of 35 properties in nine states. The Properties consist of 12 office properties, 11 industrial properties, five shopping centers, five apartment properties, one mixed-use property and one parcel of development land. The Properties to be acquired by American Spectrum have an aggregate appraised value of approximately $282,710,000.

         American Spectrum intends to qualify as a REIT for federal income tax purposes beginning in 2002, and will be a fully integrated, self-administered and internally managed real estate company. American Spectrum will not pay for the services of a REIT adviser or property manager.

BACKGROUND AND STRATEGY

         CGS has been engaged in the real estate business since 1989. William J. Carden, its founder, has been engaged in the real estate business since December 1989. Since its founding, CGS has acquired properties and companies engaged in the business of acquiring properties and organizing and managing real estate limited partnerships. CGS has also acquired established real estate management and brokerage businesses which it operates under the name "Coldwell Banker Commercial - American Spectrum" in California, Colorado, Missouri, Texas and Arizona. CGS managed a diversified portfolio throughout the United States. CGS has managed each of the types of properties included in the Properties, and CGS senior officers have extensive experience in leasing, construction management and real estate investment brokerage. The senior officers of CGS and its subsidiaries have substantial experience in operating and acquiring residential, office, office/warehouse, apartment and shopping center properties throughout the United States. American Spectrum will continue to own CGS's property management business relating to management of its affiliated properties. CGS's third party brokerage, property management and leasing operations will not be acquired by American Spectrum in the Consolidation. The general partners of each of the Funds were not affiliates of CGS at the time of their formation. In 1995, CGS acquired the capital stock of the general partners and managers of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Pension Investors '84 and Sierra Pacific Institutional Properties V. In 1997, CGS acquired the capital stock of the general partners and managers of Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P. and Nooney Real Property Investors-Two, L.P.

         American Spectrum will continue to operate and expand the principal businesses of CGS and will continue to pursue CGS's business objectives and acquisition strategies with the intent to increase our current asset level substantially during the next five to seven years.

         Financing American Spectrum's Growth Strategy. In order to provide the funds necessary to fund our anticipated growth, we plan to refinance the properties to a level of approximately 70% of indebtedness to total assets (based on appraised value) which we anticipate will generate significant refinancing proceeds. Additionally, we may seek to identify and work with joint venture equity partners to provide the additional capital. Under the Note terms, American Spectrum's ratio of total indebtedness to total assets (based on appraised value) is limited to 70%.

         Opportunities to Acquire Undervalued and Undermanaged Properties. American Spectrum believes that it will be well positioned to invest in properties, either individually or in portfolios, at attractive prices, often at a cost lower than replacement cost. This will be accomplished using American Spectrum's knowledge of diverse geographical markets and property types, as well as its established capability to identify, and negotiate with, highly-motivated sellers (including individual developers as well as such institutions as banks, insurance companies and pension funds). In



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addition, the economic circumstances of such highly-motivated sellers present an opportunity for American Spectrum to improve existing management by substituting its property management policies and personnel, thereby creating real value in undermanaged properties. American Spectrum will not set a maximum target purchase price but rather we will tailor our acquisitions to underperforming properties which we believe are attractively priced due to relative physical or operating deficiencies. We believe that our real estate expertise will allow us to, when necessary, reposition, renovate or redevelop these properties to make them competitive in their local markets.

         Competitive Advantages. American Spectrum believes it will have certain competitive advantages that will enable it to be selective with respect to real estate investment opportunities and allow it to successfully pursue its acquisitive growth strategy. Based on CGS's experience, American Spectrum expects that its presence in geographically diverse markets will increase its exposure to opportunities to make attractive acquisitions of various types of properties throughout the United States with a primary focus on the midwestern and western regions and provide it with certain competitive advantages which enhance its ability to do so, including: (i) strong local market expertise; (ii) long-standing relationships with tenants, real estate brokers and institutional and other owners of real estate in each local market; (iii) fully integrated real estate operations which allow quick response to acquisition opportunities;
(iv) its access to capital markets at competitive rates as a public company following the Consolidation; and (v) its ability to acquire properties in exchange for American Spectrum Shares or limited partnership interests in the Operating Partnership which may make it a more attractive purchaser when compared to purchasers who are not similarly structured or are unable to make similar use of equity to purchase properties.

         Geographic and Property Type Diversification. American Spectrum intends to seek acquisitions of properties which have sufficient historical operating income to assure that dividend distributions to stockholders will not be diminished in the short-term and will be expected to increase in the long-term. American Spectrum intends to focus its acquisition on office, office/warehouse, apartment properties in the midwestern and western United States. However, American Spectrum believes that it will be best able to take advantage of attractive opportunities if it is not limited geographically or by property type. Such an absence of limits will enable American Spectrum to acquire diversified portfolios of properties, giving it a potential competitive advantage over more highly focused real estate investment trusts. Moreover, American Spectrum believes that geographic diversification of its properties will better enable it to withstand economic downturns in particular regions, and that diversification will help protect American Spectrum from possible adverse factors (e.g., overbuilding) which from time to time may affect particular types of properties.

         Property Management Strategies. CGS and its subsidiaries have developed procedures and expertise which will permit American Spectrum to manage effectively a variety of types of properties throughout the United States. Its decentralized structure with strong local management teams have enabled it to operate efficiently.

         In seeking to maximize revenues, minimize costs and increase the value of properties it manages, CGS and its subsidiaries have historically followed aggressive property management policies. Among the property management techniques CGS emphasizes are regular and comprehensive maintenance programs, regular and comprehensive financial analyses, the use of a master property and casualty insurance program, aggressive restructuring or conversion of properties to more profitable uses, the establishment of aggressive leasing programs, the building of relationships with tenants and frequent appearances before property tax commissions, planning commissions and other local governmental bodies. American Spectrum believes that its management of the Properties will be a substantial factor in its ability to realize its objective of maximizing earnings from the Properties.

         Managing and Monitoring Investments. American Spectrum, will actively manage the property portfolio and administer its investments. American Spectrum will monitor property level issues including property sales, real estate taxes, assessments and insurance payments and actively analyze diversification, review tenant financial statements and restructure investments in the case of underperforming and non-performing investments.


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SUBSIDIARIES

         Operating Partnership

         The structure of American Spectrum is generally referred to as an "UPREIT" structure. Substantially all of our assets will be held through the Operating Partnership. This structure will enable us to acquire assets from other partnerships in a partnership merger format that will not trigger the recognition of gain to the partners of the acquired partnerships assuming certain conditions are met.

         As the sole general partner of the Operating Partnership, American Spectrum generally has the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership.

         Our interest in the Operating Partnership will entitle us to share in cash distributions from, and in profits and losses of, the Operating Partnership. In general, holders of limited partnership units in the Operating Partnership will have the same rights to distributions as holders of common stock in American Spectrum. In addition, each limited partnership unit will be redeemable at the option of the holder for cash at the then fair market value or, at the option of American Spectrum, one share of common stock in American Spectrum.

         Management Company

         American Spectrum conducts its real estate management business through the CGS Management Company. The CGS Management Company will manage all of the Properties. The CGS Management Company does not manage any properties on behalf of unaffiliated third parties. Additionally, American Spectrum, through the CGS Management Company, generally expects to manage each property acquired in the future following its acquisition thereof. The CGS Management Company will also manage the properties of any of the Funds which does not approve the Consolidation. The CGS Management Company will manage only properties owned by American Spectrum or the Funds. Prior to the consolidation, CGS's property management affiliates also provided property management services to third parties. The portions of the property management business relating to third party property management were distributed to CGS's controlling shareholders prior to the Consolidation.

CREDIT FACILITY

         American Spectrum expects to seek a $50 million credit facility that may be used to finance acquisitions or, to a limited extent, for working capital purposes, including capital improvements. As security for such borrowings, American Spectrum expects to grant mortgage liens on its properties and on additional properties acquired by American Spectrum, and may also pledge its equity interests in the Operating Partnership units held by American Spectrum. We expect such liens to be cross-collateralized and cross-defaulted with all other liens on American Spectrum's properties which secure borrowings under the credit facility. However, due to significant currently outstanding indebtedness associated with certain of the Properties and the general risks associated with acquiring credit facilities, we cannot provide assurances that we will be successful obtaining a credit facility.

ACQUISITION AND INVESTMENT POLICIES

         American Spectrum will continue to pursue CGS's acquisition strategies. In doing so, American Spectrum will target investments in properties in targeted midwestern, western and other markets with the potential to provide stable, favorable current cash returns in office, office/warehouse and apartment properties. Building a diversified portfolio of properties with stable cash flows and favorable appreciation potential reduces the overall risk of the portfolio and enables American Spectrum to pursue additional opportunistic acquisitions while maintaining an attractive overall risk/return profile.

         American Spectrum believes it will be well-positioned to invest in properties, either individually or in portfolios, at attractive prices, often at a cost lower than replacement cost. This will be accomplished using American


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Spectrum's knowledge of diverse geographical markets and property types, as well as its established capability to identify, and negotiate with, highly-motivated sellers (including individual owners as well as such institutions as banks, insurance companies and pension funds).

         Based on CGS's experience, American Spectrum expects that its presence in geographically diverse markets will increase its exposure to opportunities to make attractive acquisitions of various types of properties primarily in the Midwestern and western United States. American Spectrum intends to seek acquisitions of properties which have sufficient historical operating income to assure that dividend distributions to stockholders will not be diminished in the short-term and will be expected to increase in the long-term. It believes that it will be best able to take advantage of attractive opportunities if it is not limited geographically or by property type, enabling it to acquire diversified portfolios of properties. American Spectrum believes that this will provide a potential competitive advantage over more focused purchasers, including other real estate investment trusts. American Spectrum believes that geographic diversification of its properties will better enable it to withstand economic downturns in particular regions, and that diversification by property type will help protect it from adverse factors such as overbuilding.

         American Spectrum's investment objectives are to maximize both current cash flow and long-term growth in cash flow and to acquire established and newly-developed income-producing properties with cash flow growth potential. American Spectrum will continue its policy of selecting properties based on their individual potentials rather than because they conform to a particular type or are located in the same geographic area as existing Properties. Additionally, where prudent and possible, American Spectrum will seek to expand to upgrade both existing Properties and any newly-acquired properties. American Spectrum's policy is to acquire assets primarily for generation of funds from operations and long-term value appreciation; however, where appropriate, American Spectrum will sell certain properties taking into account the tax consequences of such sales, as well as refinement of American Spectrum's geographic and property type focus. See "Federal Income Tax Considerations -- Taxation of American Spectrum."

         American Spectrum also intends to engage in selective development projects in its established markets, but it intends to do so only in situations which it believes are driven by market demand and are therefore likely to bear less risk than more speculative development projects.

FINANCING POLICIES

         American Spectrum currently intends to maintain a ratio of debt-to-total assets (based on appraised value) of less than 70%. American Spectrum may from time to time re-evaluate its debt capitalization policy and decrease or increase such ratio (subject to the terms of the Notes) accordingly in light of then-current economic conditions, relative costs to American Spectrum of debt and equity capital, market values of its properties, growth and acquisition opportunities and other factors. The Articles of Incorporation do not provide a limit on the ratio of debt- to-total market capitalization and, consequently, American Spectrum may in the future become more highly leveraged. To the extent that the Board of Directors of American Spectrum decides to obtain additional capital, American Spectrum may issue debt or equity securities, or retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT status), or a combination of these methods.

         American Spectrum expects to seek a $50 million credit facility that may be used to finance acquisitions or, to a limited extent, for working capital purposes, including capital improvements. American Spectrum expects that any credit facility it obtains will generally be secured by mortgages on its properties, and that it may be required to pledge its equity interests in the Operating Partnership units held by American Spectrum. These mortgages may be recourse, nonrecourse or cross-collateralized and may contain cross-default provisions. American Spectrum does not have a policy limiting the number or amount of mortgages that may be placed on any particular Property, but mortgage financing instruments usually limit additional indebtedness on such properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements, providing working capital to American Spectrum or meeting the taxable income distribution requirements for REITs under the Code if American Spectrum has taxable income without receipt of cash sufficient to enable American Spectrum to meet such distribution requirements.


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There can be no assurance that American Spectrum's current amount of leverage will not prevent it from incurring additional debt.

         Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over American Spectrum's equity interest in the property.

OTHER POLICIES

         American Spectrum may consider offering purchase money financing in connection with the sale of properties where the provision of such financing will increase the value received by American Spectrum for the property sold.

         Without the approval of a majority of American Spectrum's disinterested directors, American Spectrum will not: (i) acquire any property or other assets from or sell any property or other assets to any director, officer or employee of American Spectrum, or any entity in which a director, officer or employee of American Spectrum owns directly or indirectly more than a 1% interest or serves as a General Partner or controls an entity which serves as a General Partner, or acquire any property or other assets from or sell any property or other assets to any affiliate of any of the foregoing; (ii) make any loan to or borrow from any of the foregoing persons; or (iii) engage in any other material transaction with any of the foregoing persons. Any transaction of the type described above will be in all respects on such terms as are, at the time of the transaction and under the circumstances then prevailing, fair and reasonable to American Spectrum in the judgment of a majority of American Spectrum's disinterested directors.

         American Spectrum may, but does not currently intend to, make investments other than as previously described. American Spectrum has authority to offer its shares of Common Stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire its Common Stock or any other securities and may engage in such activities in the future. American Spectrum also may make loans to joint ventures in which it participates. American Spectrum will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, American Spectrum intends to make investments in such a manner as to be consistent with the requirements of the Code (or the Treasury Regulations promulgated thereunder), unless the Board of Directors determines that it is no longer in its best interests to qualify as a REIT. American Spectrum's policies with respect to such activities may be modified by American Spectrum's directors without notice to, or the vote of, stockholders.

         American Spectrum expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. Future investments, including the activities described below, will not be limited to any geographic area or to a specified percentage of American Spectrum's assets. American Spectrum believes that opportunities exist to acquire established under-performing properties, as well as to acquire properties in various stages of development.

         American Spectrum also may participate with other entities in property ownership through joint ventures or other types of co-ownership, the participation in which may be financed as discussed in "Financing Policies" below.

         While American Spectrum will emphasize equity real estate investments, it may, in its discretion, invest in mortgages and other property interests. American Spectrum does not currently intend to invest to a significant extent in mortgages but may do so subject to the investment restrictions applicable to REIT's. The mortgages in which American Spectrum may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency.

         Subject to the percentage ownership limitations and gross income tests necessary for REIT qualification, American Spectrum may also invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. See "Federal Income Tax Considerations -- Taxation of American Spectrum." American Spectrum may acquire all or substantially all of the securities or assets of other REIT's or similar entities where such investments would be consistent with American Spectrum's investment policies.


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In any event, American Spectrum does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and American Spectrum would divest securities before any such registration would be required.


                                 THE PROPERTIES

         The Properties consist of 12 office buildings properties, 12 office/warehouse properties, 5 apartment properties, five shopping centers, and 1 parcel of vacant land.

         Office Properties. American Spectrum will own 12 office building properties located in 8 states. Certain of these properties also include warehouse space. The following are brief descriptions of each of the office properties:

         Leawood Fountain Plaza is a three-building office complex in Leawood, Kansas. Constructed in two phases in 1982 and 1983, the buildings contain approximately 30,000, 29,000 and 26,000 net rentable square feet respectively, or an aggregate of approximately 85,000 net rentable square feet of office space. The buildings are located on a 7.9- acre site which provides paved parking for 403 cars. The complex was 93% leased by 40 tenants at December 31, 1999.

         Countryside Office Park is a single story office building located at 1210-1270 W. Northwest Highway in Palatine, Illinois, a suburb of Chicago. Built in 1972, the building contains approximately 91,000 net rentable square feet and is situated on an 8.6-acre site which provides parking spaces for 467 cars, some of which spaces are shared with adjoining properties pursuant to a mutual easement agreement which also provides for the sharing of certain expenses. The building was 90% leased by 32 tenants at December 31, 1999.

         NorthCreek Office Park is a three building office complex located at 8220, 8240 and 8260 NorthCreek Drive in Cincinnati, Ohio. Constructed in phases in 1984 and 1986, the three-story buildings contain 19,500, 24,000 and 48,000 net rentable square feet respectively, or an aggregate of approximately 91,500 net rentable square feet. The buildings are located on a 8.4-acre site which provides paved parking for 366 cars. The complex was 100% leased by 33 tenants at December 31, 1999.

         5850 San Felipe in Houston, Texas is a 6-story office building comprising 100,900 rentable square feet. It was 98% occupied at December 31, 1999 by 32 tenants. The property was built in 1977 and is situated on 2.1 acres and has 388 parking spaces.

         Sorrento II is comprised of two, two-story buildings located at 9980 and 10020 Huennekens Street in San Diego, California. Built in 1986, the two buildings contain approximately 88,423 rentable square feet and are located on a 3.7-acre site with 418 parking spaces. The property was 100% occupied as of December 31, 1999 by 5 tenants.

         Parkade Center is a mixed use, office/retail complex located at 601 Business Loop West in Columbia, Missouri. Built in 1965, this building is situated on a 19.39-acre site and contains approximately 229,368 rentable square feet. Parking is provided for 1,367 automobiles. The property was 86% occupied with 63 tenants as of December 31, 1999.

         Sierra Mira Mesa is located on 9444 Waples in San Diego, California. The four-story, multi-tenant office building was built in 1987 and contains approximately 89,560 rentable square feet and is situated on a 5.2-acre site. Surface parking is provided for 417 automobiles. The building was 100% occupied by 6 tenants as of December 31, 1999.

         Bristol Bay is an office building located at 2424 S.E. Bristol in Newport Beach, California. The two-story building was built in 1988 and contains approximately 47,026 rentable square feet. The building is situated on a 2.4-acre site, which provides a total of 192 parking spaces. The building was 78% occupied with 4 tenants as of December 31, 1999.

         Pacific Spectrum is a multi-tenant office located at 10201 and 10235 South 51st Street in Phoenix, Arizona. Pacific Spectrum consists of one single-story office and a two-story office joined by a breezeway. Built in 1986, the two


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buildings contain approximately 70,511 square feet and are located on a
5.57-acre site. Parking for 293 cars is provided. The buildings were 89% occupied with 35 tenants as of December 31, 1999.

         The Chrysler Building is a nine-story, multi-tenant office located at 7700 Irvine Center Drive in Irvine, California, strategically located within the Irvine Center/Spectrum area in the heart of Orange County. Built in 1989, the building is located on a 6.77-acre site and contains approximately 217,000 rentable square feet. Parking for 815 cars is provided. The building was 91% occupied with 60 tenants as of December 31, 1999.

         Northwest Corporate Center II is an office building located at 5757 Phantom Drive in St. Louis, Missouri. Built in 1983, Northwest Corporate Center II contains approximately 87,944 rentable square feet and is located on a 4.714-acre site with 383 parking spaces. The property was 25% occupied as of December 31, 1999 by 4 tenants.

         Sierra Creekside is located at 100 Park Place in San Ramon, California. The property is comprised of two, two-story steel frame and brick-face office buildings. Built in 1985, the property contains approximately 47,800 rentable square feet and is situated on a 3.2-acre site with 216 parking spaces. The property was 100% occupied as of December 31, 1999 by 18 tenants.

         Office/Warehouse Properties. American Spectrum will own 12 properties in 6 states which are a combination of office and warehouse space. Included are bulk warehouse distribution facilities; office/warehouse properties where the office component is generally 40% or less with the warehouse portion being unfinished and used for storage, distribution or light assembly; and buildings which contain a high percentage of finished office space with the warehouse portion generally semi-finished and designed for use in the computer industry. The following are brief descriptions of each of these properties:

         The Jackson Industrial Building A ("Jackson Warehouse") is a warehouse building located at Post Road and 30th Street in Indianapolis, Indiana. Jackson Warehouse is a one-story, masonry building and is located on a 21.87-acre site with 128 parking spaces. The building, originally constructed in 1976 and subsequently expanded in 1980, contains approximately 320,000 net rentable square feet. Jackson Warehouse was 61% leased by 2 tenants at November 30, 1999.

         Oak Grove Commons is an office/warehouse complex built beginning in 1972 through 1976 and located on Brook Drive in the city of Downers Grove, Illinois, a suburb of Chicago. Oak Grove Commons consists of three adjoining single-story buildings constructed of brick veneer with concrete block backing which contain a total of approximately 137,000 net rentable square feet and are located on a 7.6-acre site which provides paved parking for 303 cars. The complex was 100% leased by 29 tenants at December 31, 1999.

         Park Plaza I & II ("Park Plaza") is an office/warehouse center located at 5707-5797 Park Plaza Court in Indianapolis, Indiana. Park Plaza consists of two one-story, concrete block buildings. Park Plaza I was built in 1975 and Park Plaza II in 1979. Park Plaza is located on a 9-acre site which provides paved parking for 150 cars. The buildings contain a total of approximately 95,000 net rentable square feet and was 98% leased by 27 tenants at November 30, 1999.

         Morenci Professional Park Buildings A, B, C and D ("Morenci") is an office/warehouse complex located at 62nd Street and Guion Road in Indianapolis, Indiana. Morenci consists of four one-story, masonry buildings located on a 13.35-acre site with 380 parking spaces and was built in 1975. Morenci contains a total of approximately 105,600 net rentable square feet and was 92% leased by 48 tenants at November 30, 1999.

         Sierra Southwest Pointe is comprised of four one-story buildings located at 9630 Clarewood Drive in Houston, Texas. Built in 1972, the property contains approximately 100,868 rentable square feet and is located on a 6.4-acre site. Parking is provided for 168 cars. The property was 78% occupied by 17 tenants as of December 31, 1999.

         Northeast Commerce Center is a two building office/warehouse/showroom facility located at 420-422 Wards Corner Road in Loveland, Ohio, a suburb of Cincinnati. The two single-story buildings contain 50,000 net rentable square feet each, or an aggregate of approximately 100,000 net rentable square feet. The buildings were built in 1985 and are


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situated on a 7.5-acre site which provides parking for 278 cars. The buildings were 49% leased by 4 tenants at December 31, 1999.

         Tower Industrial Building is an office warehouse located at 750-760 Tower Road in Mundelein, Illinois, a suburb of Chicago. The one-story concrete block building was constructed in 1983, contains approximately 42,000 net rentable square feet, and is situated on a 3-acre site which provides parking for 140 cars. The building is currently 100% leased by Dade Behring, Inc.

         Sierra Valencia is a single-story "S" shaped building located at 3280 Hemisphere Loop in Tucson, Arizona. Built in 1987, the building contains approximately 82,520 rentable square feet and is located on a 5.5-acre site. 227 parking space are provided of which 51 are covered. The building was 86% occupied as of December 31, 1999 by 9 tenants.

         Sierra Westlakes is a complex with 2 one-story buildings located at 1560 Cable Ranch Road in San Antonio, Texas. Built in 1985, the two buildings are constructed of tilt-up concrete panels with glass window walls at the corners. The property contains approximately 95,370 rentable square feet and is located on a 6.5-acre site with 713 parking spaces. The property was 75% occupied with two tenants as of December 31, 1999.

         Sorrento I is a two-story building located at 9535 Waples Street in San Diego, California. Built in 1986, the building is constructed of concrete tilt-up panels with crushed aggregate stone finish and glass panels. The property contains approximately 43,100 rentable square feet and is located on a 2.1-acre site. On-site parking is available for 148 automobiles. The property was 100% occupied by one tenant as of December 31, 1999.

         Technology is located at 3100 Alvin Devane Boulevard in Austin, Texas. The property is comprised of two tilt-up concrete buildings. The buildings were built in 1986 and contain approximately 109, 012 rentable square feet. Located on a 6.61-acre site, Technology provides parking spaces to accommodate 350 automobiles. The property was 62% occupied with 3 tenants at December 31, 1999.

         The Business Center is a single-story, high tech industrial building located at 13701-13739 Rider Trail North in St. Louis, Missouri. Built in 1985, the building contains approximately 64,837 rentable square feet and is located on a 5.3-acre site with 162 parking spaces. The property was 100% occupied by 5 tenants as of December 31, 1999.

         Apartment Properties. American Spectrum will own 5 apartment properties located in 3 states. The following are brief descriptions of each of the apartment properties:

         The Lakes is a 408-unit rental community located at 306 Chaparrall Creek Drive in Hazelwood, Missouri. This complex consists of 28 two-story frame buildings on a 28-acre site. The Lakes were built in 1985 and contain approximately 311,912 rentable square feet. Parking is provided for 839 automobiles. The property was at 92% occupancy at December 31, 1999.

         Meadow Wood Village is a 206-unit rental apartment complex located on Ximeno Avenue in the City of Long Beach, California. It was constructed in 1985 at a density of 25.91 units per acre on 7.5 acres within a small master-planned community. Meadow Wood Village offers 206 carport-parking spaces for residents, as well as open spaces for residents and guests. The property was at 97% occupancy at December 31, 1999.

         Creekside Apartments is a 152-unit rental complex located on Monroe Street in the City of Riverside, California. Built in 1991, the Creekside was created especially for seniors 55 and older. The complex is located on a 7.41-acre site and contains approximately 77,650 rentable square feet. Parking is provided for 150 cars. The property was 99% occupied as of December 31, 1999.

         Villa Redondo is located in Long Beach, California, at 3428 Hathaway Avenue. Built in 1990, a "village" feeling is created by distributing the property's 125 units among 11 two-and three-story buildings, all set amid richly landscaped grounds on 8 acres. The complex contains approximately 96,802 rentable square feet and provides 240 parking spaces for the residents and their guests. The property was 94% occupied as of December 31, 1999.

         Autumn Ridge is a 366-unit rental complex located at 920 E. Houston Avenue in Pasadena, Texas. Built in 1965, Autumn Ridge is located on a 3.3-acre site and contains approximately 297,401 rentable square feet. Parking is provided for 387 cars. The property was 68% occupied as of December 31, 1999.

         Shopping Centers. American Spectrum will own 5 shopping center properties located in 3 states. The following are brief descriptions of each of the shopping center properties:

         Maple Tree Shopping Center ("Maple Tree") is a shopping center located at the corner of Clayton and Clarkson Roads in West St. Louis County, Missouri. Constructed in 1974 of steel and masonry block, Maple Tree contains approximately 72,000 net rentable square feet and is located on a 7.8-acre site which provides paved parking for 357 cars. The property was 100% occupied by 18 tenants as of November 30, 1999.

         Columbia North East Shopping Center is located on the west side of Two Notch Road in Richland County, South Carolina. Built in 1975 and remodeled in 1991, the one-story shopping center contains approximately 56,515 net rentable square feet. The shopping center provides parking spaces to accommodate 435 automobiles and is situated on a 5-acre site. The building was 87% occupied with five tenants as of December 31, 1999.

         Marketplace Shopping Center is located at 1001 Harden Street, South Carolina. The two-story shopping center was built in 1951 and remodeled in 1980. The shopping center is constructed of brick veneer and stucco with stone accents over concrete with aluminum framed glass. The building is located on a 5-acre site and contains approximately 100,709 rentable square feet. Located next to the University of South Carolina, the shopping center provides parking spaces for 351 automobiles. The building was 51% occupied with nine tenants as of December 31, 1999.

         Richardson Plaza Shopping Center is located at 537 St. Andrews Road in Columbia, South Carolina. Built in 1982, the one-story building contains approximately 108,799 square feet and is located on an 8.8-acre site. Constructed of brick and concrete with aluminum framed glass, the shopping center provides parking spaces to accommodate 551 automobiles. The property was 88% occupied with nine tenants as of December 31, 1999.

         Beach & Lampson Pad D is a retail building located at 8050-8060 Lampson in Stanton, California. Built in 1989, the property contains approximately 13,017 rentable square feet and has parking for 25 cars. The property was 28% occupied by 3 tenants as of December 31, 1999.

LAND HELD FOR DEVELOPMENT:

         Phoenix Van Buren is a vacant land parcel on the south side of East Van Buren Street in Phoenix, Arizona. The site is an irregularly shaped parcel containing approximately 16.65 acres and is indicated to have had several uses, including a mobile home park, retail shops and a gasoline station. This site has been cleared of all improvements since January 1997.

         Geographic Distribution of Properties. The following map shows the location of the Properties which will be owned by American Spectrum upon completion of the Consolidation.

                      [MAP SHOWING LOCATION OF PROPERTIES]

PROPERTY OVERVIEW

The properties are located in 18 commercial and industrial real estate markets and in each of the four regions of the United States listed below. Information regarding the Properties by region as of December 31, 1999 is set forth below.


                                                                      PROPERTIES BY REGION
                                      --------------------------------------------------------------------------------------------
                                                       RENTABLE SQUARE FEET                 ANNUALIZED NET RENT(1)
                                                       --------------------                 ----------------------
                                      NUMBER OF                                                                % OF        PERCENT
PROPERTY TYPE BY REGION               PROPERTIES       NUMBER           % OF TOTAL         AMOUNT              TOTAL        LEASED
-----------------------               ----------       ------           ----------         ------              -----        ------
Office/Warehouse Properties
   California-Arizona Region              2            125,620             3.21%        $   785,206            2.36%        98.01%
   Carolinas Region                       0                                0.00%                  -            0.00          0.00
   Upper Midwest Region                   7            864,865            16.80%          3,672,546           11.06         91.80
   Texas Region                           3            281,172             7.18%          1,769,859            5.33         85.01
                                      -----          ---------           ------         -----------          ------        ------
Total Office/Warehouse properties        12          1,271,657           32.465         $ 6,227,611           18.76%        91.61%

Office:
   California-Arizona Region              6            553,587            14.13%        $10,200,475           30.72%        93.34%
   Carolinas Region                       0                                0.00%                               0.00          0.00
   Upper Midwest Region                   5            713,304            18.21%          5,625,040           16.94         67.74
   Texas Region                           1            100,900             2.58%          1,176,560            3.54         98.32
                                      -----          ---------           ------         -----------          ------        ------
Total Office properties                  12          1,367,791            34.91%        $17,985,546           51.21%        85.47%

Shopping Centers:
   California-Arizona Region              1             13,017             0.33%        $    59,463            0.18%        27.54%
   Carolinas Region                       3            265,353             6.77%          1,031,766            3.11         73.53
   Upper Midwest Region                   1             72,149             1.84%            481,833            1.45        100.00
   Texas Region                           0                                0.00%                               0.00          0.00
                                      -----          ---------           ------         -----------          ------        ------
Total Shopping Centers                    5            350,519             8.95%        $ 1,573,063            4.74%        67.02%

Total Commercial Leasing                 29          2,989,967            76.32%        $24,802,748           74.70%        81.37%

Apartment Properties:
   California-Arizona Region              3            318,356             8.13%        $ 4,667,544           14.06%        96.56%
   Carolinas Region                       0                                                                                  0.00
   Upper Midwest Region                   1            312,000             7.96%          2,388,060            7.19         95.10
   Texas Region                           1            297,400             7.59%        $ 1,344,000            4.05         68.01
                                      -----          ---------           ------         -----------          ------        ------

Total Apartment Properties                5            927,756            23.68%        $ 8,399,604           25.30%        86.56%
                                      -----          ---------           ------         -----------          ------        ------

Total                                    34*         3,917,723           100.00%        $33,202,352          100.00%        84.51%
                                      =====          =========           ======         ===========          ======        ======


*   Vacant land not included

                              PROPERTIES BY REGION

                                                                                                                      PER LEASED
        PROPERTY          STATE     TYPE      YEAR BUILT        RENTABLE SQUARE FEET        ANNUALIZED NET RENT(1)   SQUARE FOOT
                                                                                   SQ. FT.                     % OF
                                                               NUMBER  % LEASED    LEASED      AMOUNT         TOTAL
--------------------------------- ----------------------- --------------------- ---------- -------------      -----  -----------
CALIFORNIA ARIZONA REGION
Valencia                    AZ    OFF/WARE       1987          82,520    96.97%     80,020   $   506,758        1.53%   $    6.33
Sorento 1                   CA    OFF/WARE       1986          43,100   100.00%     43,100   $   278,448        0.84%   $    6.46
   Total Industrial         AZ                                125,620    98.01%    123,120   $   785,206                $    6.40
                                                            ---------   ------   ---------   -----------      ------    ---------
Pacific Spectrum            CA    OFFICE         1986          70,511    89.44%     63,065   $ 1,021,750        3.08%   $   16.20
Mira Mesa                   CA    OFFICE         1986          89,560   100.00%     89,560   $ 1,921,322        5.79%   $   21.45
Creekside Office            CA    OFFICE         1984          47,800   100.00%     47,800   $   936,602        2.82%   $   19.59
Sorrento II - Office        CA    OFFICE         1988          88,073   100.00%     88,073   $ 1,016,374        3.06%   $   11.54
Back Bay                    CA    OFFICE         1988          50,371    78.26%     39,420   $   961,966        2.90%   $   24.40
Chrysler Building           CA    OFFICE         1989         207,272    91.09%    188,804   $ 4,342,461       13.08%   $   23.00
                                                            ---------   ------   ---------   -----------      ------    ---------
   Total Office                                               553,587    93.34%    516,722   $10,200,475                $   19.37
Beach & Lampson Pad D       CA    RETAIL         1987          13,017    27.54%      3,585   $    59,463        0.18%   $   16.59
                                                            ---------   ------   ---------   -----------      ------    ---------
   Total Retail                                                13,017    27.54%      3,585   $    59,463                $   16.59
Creekside Apts.             CA    APTS           1991          75,190    99.34%     74,694   $   949,164        2.86%
Villa Redondo               CA    APTS           1990          96,802    93.60%    90,607*   $ 1,562,232        4.71%
Meadow Wood                 CA    APTS           1985         146,364    97.09%   142,105*   $ 2,156,148        6.49%
                                                            ---------   ------   ---------   -----------      ------    ---------
   Total Apts                                                 318,356    96.56%    307,405   $ 4,667,544
Sorrento II - Land          CA    LAND
Phoenix Van Buren           AZ    LAND
   Total Land
                                                            ---------   ------     -------   -----------       -----    ---------
    CALIFORNIA ARIZONA REGION TOTAL                         1,010,580    94.09%    950,832   $15,712,688       47.32%   $   16.53
                                                            ---------   ------   ---------   -----------      ------    ---------
UPPER-MIDWEST REGION
Oak Grove Commons           IL    OFF/WARE     1972-76        137,678   100.00%    137,678   $   966,530        2.91%   $    7.02
Jackson Industrial A        IN    OFF/WARE     1976-80        320,000    96.33%    308,256   $   796,460        2.40%   $    2.58
Morenci Professional Park   IN    OFF/WARE     1975-79        105,600    92.05%     97,205   $   397,380        1.20%   $    4.09
Tower Industrial Bldg       IL    OFF/WARE       1974          42,120   100.00%     42,120   $   158,641        0.48%   $    3.77
Northeast Commerce Ctr.     OH    OFF/WARE       1985         100,000    49.21%     49,210   $   288,214        0.87%   $    5.86
Business Center             MO    OFF/WARE       1985          64,387   100.00%     64,387   $   536,616        1.62%   $    8.33
Park Plaza I and II         IN    OFF/WARE     1975-79         95,080   100.00%     95,080   $   528,705        1.59%   $    5.56
                                                            ---------   ------   ---------   -----------      ------    ---------
   Total Industrial                                           864,865    91.80%    793,936   $ 3,672,546                $    9.30
Countryside Executive Ctr.  IL    OFFICE         1984          91,975    89.78%     82,575   $ 1,335,186        4.02%   $   16.17
Leawood Fountain Plaza      KS    OFFICE         1982          85,778    92.80%     79,602   $ 1,354,136        4.08%   $   17.01
NorthCreek Office Park      OH    OFFICE       1984-86         91,731    95.43%     87,539   $ 1,299,550        3.91%   $   14.85
Northwest Corporate Center  MO    OFFICE       1983-87        221,848     9.80%     21,741   $   305,088        0.92%   $   14.03
Parkade Center              MO    OFFICE         1965         221,972    85.75%    190,341   $ 1,331,081        4.01%   $    6.99
                                                            ---------   ------   ---------   -----------      ------    ---------
   Total Office                                               713,304    64.74%    461,798   $ 5,625,040                $    8.63
Maple Tree Shopping Ctr.    MO    RETAIL         1974          72,149   100.00%     72,149   $   481,833        1.45%   $    6.68
   Total Retail                                                72,149   100.00%     72,149   $   481,833
The Lakes                   MO    APTS           1985         312,000    95.10%   296,712*   $ 2,388,060        7.19%
                                                            ---------   ------   ---------   -----------      ------    ---------
   Total Apts.                                                312,000    95.10%    296,712   $ 2,388,060
                                                            ---------   ------   ---------   -----------      ------    ---------
   UP-MID REGION TOTAL                                      1,962,318    82.79%  1,624,595   $12,167,480       36.65%   $    7.49
                                                            ---------   ------   ---------   -----------      ------    ---------
CAROLINA REGION
Columbia North East         SC    RETAIL         1991          56,505    86.58%     48,922   $   181,833        0.55%   $    3.72
Marketplace                 SC    RETAIL         1980         100,709    50.51%     50,868   $   286,828        0.86%   $    5.64
Richardson Plaza            SC    RETAIL         1992         108,139    88.16%     95,335   $   563,105        1.70%   $    5.91
                                                            ---------   ------   ---------   -----------      ------    ---------
   CAROLINA REGION TOTAL                                      265,353    73.53%    195,125   $ 1,031,766        3.11%   $    5.29
                                                            ---------   ------   ---------   -----------      ------    ---------
TEXAS REGION
                                                            ---------   ------   ---------   -----------      ------    ---------
Technology                  TX    OFF/WARE       1986         109,012   100.00%    109,012   $   711,596        2.14%   $    6.53
Southwest POint             TX    OFF/WARE       1972         100,868    76.06%     76,720   $   422,603        1.27%   $    5.51
Westlakes                   TX    OFF/WARE       1985          71,292    74.75%     53,291   $   635,659        1.91%   $   11.93
                                                            ---------   ------   ---------   -----------      ------    ---------
   Total Industrial                                           281,172    85.01%    239,023   $ 1,769,859                $    7.99
San Felipe                  TX    OFFICE         1977         100,900    98.32%     99,205   $ 1,176,560        3.54%   $   11.86
   Total Office                                               100,900    68.01%     99,205   $ 1,176,560                $   11.86
Autumn Ridge                TX    APTS           1999         297,400    68.01%    202,262*  $ 1,344,000        4.05%
                                                            ---------   ------   ---------   -----------      ------    ---------
   Total Apts.                                                297,400    68.01%    202,262
                                                            ---------   ------   ---------   -----------      ------    ---------
   TEXAS REGION TOTAL                                         679,472    79.55%    540,490   $ 4,290,418       12.92%   $    7.49

   TOTALS                                                   3,917,723    84.51%  3,311,042   $33,202,352      100.00%   $   10.00
                                                            =========   ======   =========   ===========      ======    =========

                               PROPERTIES BY TYPE

                                               YEAR                                                                   PER LEASED
             PROPERTY     STATE   REGION       BUILT         RENTABLE SQUARE FEET           ANNUALIZED NET RENT       SQUARE FOOT
                                                                                 SQ. FT.                      % OF
                                                           NUMBER    % LEASED    LEASED         AMOUNT         TOTAL
----------------------------------------------------------------------------------------------------------------------------------
OFFICE/WAREHOUSE
Valencia                   AZ     CAL-AZ         1987       82,520     96.97%      80,020    $   506,758       1.53%   $     6.33
Sorento 1                  CA     CAL-AZ         1986       43,100    100.00%      43,100    $   278,448       0.84%   $     6.46
                                                         ----------   ------    ---------    -----------      ------   -----------
   Total CAL-AZ Industrial                                 125,620     98.01%     123,120    $   785,206       1.59%   $     6.40
                                                         ---------    ------    ---------    -----------      -----    -----------
Park Plaza I and II        IN     UP-MID      1975-79       95,080    100.00%      95,080    $   528,705       1.59%   $     5.56
Oak Grove Commons          IL     UP-MID      1972-76      137,678    100.00%     137,678    $   966,530       2.91%   $     7.02
Jackson Industrial A       IN     UP-MID      1976-80      320,000     96.33%     308,256    $   796,460       2.40%   $     2.58
Tower Industrial Bldg.     IL     UP-MID         1974       42,120    100.00%      42,120    $   158,641       0.48%   $     3.77
Northeast Commerce Ctr.    OH     UP-MID         1985      100,000     49.21%      49,210    $   288,214       0.87%   $     5.86
Business Center            MO     UP-MID         1985       64,387    100.00%      64,387    $   536,616       1.62%   $     8.33
Morenci Professional Park  IN     UP-MID      1975-79      105,600     92.05%      97,205    $   397,380       1.20%   $     4.09
                                                         ---------    ------    ---------    -----------      -----    -----------
   Total UP-MD Industrial                                  864,865     91.80%     793,936    $ 3,672,546               $     5.32
                                                         ---------    ------    ---------    -----------      -----    -----------
Technology                 TX      TEXAS         1986      109,012    100.00%     109,012    $   711,596       2.14%   $     6.53
Southwest Point            TX      TEXAS         1972      100,868     76.06%      76,720    $   422,603       1.27%   $     5.51
Westlakes                  TX      TEXAS         1985       71,292     74.75%      53,291    $   635,659       1.91%   $    11.93
                                                         ---------    ------    ---------    -----------      -----    -----------
  Total TEXAS Industrial                                   281,172     85.01%     239,023    $ 1,769,859               $     7.99
                                                         ---------    ------    ---------    -----------      -----    -----------
OFFICE/WAREHOUSE TOTAL                                   1,271,657     90.92%   1,156,078    $ 6,227,611      18.76%   $     5.39
                                                         ---------    ------    ---------    -----------      -----    -----------

OFFICE PROPERTIES
Pacific Spectrum           AZ     CAL-AZ         1986       70,511     89.44%      63,065    $ 1,021,750       3.08%   $    16.20
Mira Mesa                  CA     CAL-AZ         1986       89,560    100.00%      89,560    $   936,602       5.79%   $    21.45
Creekside Office           CA     CAL-AZ         1984       47,800    100.00%      47,800    $   936,602       2.82%   $    19.59
Sorrento II-Office         CA     CAL-AZ         1988       88,073    100.00%      88,073    $ 1,016,374       3.06%   $    11.54
Back Bay                   CA     CAL-AZ         1988       50,371     78.26%      39,420    $   961,966       2.90%   $    24.40
Chrysler Building          CA     CAL-AZ         1989      207,272     91.09%     188,804    $ 4,342,461      13.08%   $    23.00
                                                         ---------    ------    ---------    -----------      -----    -----------
  Total CAL-AZ Office                                      553,587     93.34%     516,722    $10,200,475               $    19.37
                                                         ---------    ------    ---------    -----------      -----    -----------
Countryside Executive Ctr. IL     UP-MID         1984       91,975     89.78%      82,575    $ 1,335,186       4.02%   $    16.17
Leawood Fountain Plaza     KS     UP-MID         1982       85,778     92.80%      79,602    $ 1,354,136       4.08%   $    17.01
NorthCreek Office Park     OH     UP-MID      1984-86       91,731     95.43%      87,539    $ 1,299,550       3.91%   $    14.85
Parkade Center             MO     UP-MID      1983-87      221,848      9.80%      21,741    $   305,088       0.92%   $    14.03
                                                         ---------    ------    ---------    -----------      -----    -----------
  Total UP-MID Office      MO                              713,304     64.74%     461,798    $ 5,625,040               $     6.99
San Felipe                 TX      TEXAS         1977      100,900     98.32%      99,205    $ 1,176,560               $     8.63
                                                         ---------    ------    ---------    -----------      -----    -----------
  Total TEXAS Office                                       100,900     98.32%      99,205    $ 1,176,560               $    11.86
                                                         ---------    ------    ---------    -----------      -----    -----------
OFFICE PROPERTIES TOTAL                                  1,367,791     78.79%   1,077,725    $32,827,590      51.21%   $    11.86
                                                         ---------    ------    ---------    -----------      -----    -----------

SHOPPING CENTERS
Beach & Lampson Pad D      CA     CAL-AZ         1987       13,017     27.54%       3,585    $    59,463       0.18%   $    16.59
                                                         ---------   ------     ---------    -----------      -----    -----------
  Total CAL-AZ Retail                                       13,017     27.54%       3,585    $    59,463               $    16.59
Maple Tree Shopping Ctr.   MO     UP-MID         1974       72,149    100.00%      72,149    $   481,833       1.45%   $     6.68
                                                         ---------   ------     ---------    -----------      -----    -----------
  Total UP-MID Retail                                       72,149    100.00%      72,149    $   481,833               $     6.68
Columbia North East        SC      CAROL         1991       56,505     86.58%      48,922    $   181,833       0.55%   $     3.72
Marketplace                SC      CAROL         1980      100,709     50.51%      50,868    $   268,828       0.86%   $     5.64
Richardson Plaza           SC      CAROL         1992      108,139     88.16%      95,335    $   563,105       1.70%   $     5.91
                                                         ---------   ------     ---------    -----------      -----    -----------
  Total CAROL Retail                                       265,353     73.53%     195,125    $ 1,031,766               $     5.29
                                                         ---------   ------     ---------    -----------      -----    -----------
SHOPPING CENTERS TOTAL                                     350,519     77.27%     270,859    $ 1,573,063       4.74%   $     5.81
                                                         ---------   ------     ---------    -----------      -----    -----------

APARTMENT PROPERTIES
Creekside Apts.            CA     CAL-AZ         1991       75,190     99.34%      74,694    $   949,164       2.86%   $    12.71
Villa Redondo              CA     CAL-AZ         1990       96,802     93.60%      90,607    $ 1,562,232       4.71%   $    17.24
Meadow Wood                CA     CAL-AZ         1985      146,364     97.09%     142,105    $ 2,156,148       6.49%   $    15.17
                                                         ---------   ------     ---------    -----------      -----    -----------
  Total CAL-AZ Apts                                        318,356     96.56%     307,405    $ 4,667,544               $    15.18
The Lakes                  MO     UP-MID         1985      312,000     95.10%     296,712    $ 2,388,060       7.19%   $     8.05
                                                         ---------   ------     ---------    -----------      -----    -----------
  Total UP-MID Apts                                        312,000     95.10%     296,712    $ 2,388,060               $     8.05
Autumn Ridge               TX      TEXAS         1999      297,400     68.01%     202,262    $ 1,344,000       4.05%   $     6.64
                                                         ---------   ------     ---------    -----------      -----    -----------
  Total TEXAS Apts                                         297,400     68.01%     202,262    $ 1,344,000               $     6.64
                                                         ---------   ------     ---------    -----------      -----    -----------
APARTMENT PROPERTIES TOTAL                                 927,756     86.92%     806,379    $ 8,399,604      25.30%   $    10.42
                                                         ---------   ------     ---------    -----------      -----    -----------

                                               YEAR                                                                   PER LEASED
             PROPERTY     STATE   REGION       BUILT         RENTABLE SQUARE FEET           ANNUALIZED NET RENT       SQUARE FOOT
                                                                                 SQ. FT.                      % OF
                                                           NUMBER    % LEASED    LEASED         AMOUNT         TOTAL
----------------------------------------------------------------------------------------------------------------------------------
  TOTALS                                                 3,917,723     84.51%   3,311,042    $33,202,352     100.00%   $    10.00
                                                         =========   =======    =========    ===========     ======    ==========


Note: % Leased subtotals and total are calculated based on the average for the applicable category.

(1) Annualized Net Rent means annualized monthly Net Rent from leases in effect as of December 31, 1999. Net Rent means contractual rent, excluding any reimbursements for real estate taxes and operating expenses.

         The following table shows the aggregate number of leases in American Spectrum's portfolio of Properties which expire each calendar year through the year 2009, as well as the number of leases which expire after December 31, 2009. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.


                            LEASE EXPIRATION TABLE(1)

                                                                 NUMBER OF             BASE RENT                   PERCENT
YEAR                                                             LEASES(2)              AMOUNT
---------------------------------------------------------------------------------------------------------------------------
2000.............................................                    197          $    5,918,637                     23.86%
2001.............................................                    107               4,010,903                     16.17%
2002.............................................                    105               4,027,205                     16.24%
2003.............................................                     54               5,453,767                     21.99%
2004.............................................                     39               3,101,486                     12.50%
2005.............................................                      4                 655,458                      2.64%
2006.............................................                      3                 423,933                      1.71%
2007.............................................                      4                 632,527                      2.55%
2008.............................................                      4                 134,045                      0.54%
2009.............................................                      2                 188,187                      0.76%
Thereafter.......................................                      3                 256,600                      1.03%
                                                                  ------            ------------                    -------
Totals...........................................                    522            $ 24,802,748                    100.00%
                                                                  ======            ============                    =======

         (1) The expiring number of leases includes suites that are billed to a master bill and may not show square footage and/or dollars for that unit. The numbers also reflect leases that have expired and reverted to a month-to-month lease. Those numbers and dollars are reflected in the 2000 figures. The amounts are arrived at by multiplying the monthly base rate as of December, 1999 times 12 months.

         (2) Excluding leases from apartment properties.

         Lease provisions relating to casualty loss and condemnation will vary among American Spectrum's leases. In a number of American Spectrum leases, the tenant may terminate its lease upon casualty or condemnation. In substantially all of these leases, the tenant's right to terminate the lease is conditioned on one or more of the following factors: (1) the damage or the taking being of a material nature; (2) the damage or taking occurring within the last few years of the lease term and the tenant not exercising its option to extend the lease; or
(3) the period of time necessary to repair the premises exceeding a specified number of months.

         Under certain circumstances, a tenant generally may assign its lease or sublet the property without American Spectrum's approval, although the tenant will typically remain liable under the lease and the guarantor, if any, will typically remain liable under its guaranty subsequent to assignment or sublease. The tenant may also have a right, under specified circumstances, to substitute a comparable property for a property leased from American Spectrum.

TENANT INFORMATION

         The following table sets forth the Company's 15 largest tenants based on annualized base rent as of December 31, 1999.


                                                                                                       Weighted Average
                                                                                   Percent of          Months Remaining
                                      Total Leased      Annualized Base            Annualized                After
Tenants                               Square Feet         Rent (1) (2)            Base Rent (1)        December 31, 1999
-------                               -----------         ------------            -------------        -----------------
State Comp. Insurance, CA              74,567            $1,638,037                   6.604%                   38
Chrysler Motors, CA                    40,320               933,888                   3.765%                   59
Insight Electronics, CA                58,923               601,020                   2.423%                   38
Von Duprin, Inc., IN                  194,000               518,604                   2.091%                   23
Sears, Inc., TX                        45,935               431,789                   1.741%                   96
Cincinnati Group Health, OH            30,633               404,587                   1.631%                   48
Harte-Hanks, CA                        29,150               354,306                   1.428%                   67
US Dept of Agriculture, MO             41,488               348,084                   1.403%                   19
Advanced Micro Systems, SC             31,495               340,140                   1.371%                   41
Quanterra, Inc., MO                    31,927               336,444                   1.356%                   24
Food Lion, Inc., SC                    59,803               309,126                   1.246%                   18
Cubic Communications, CA               43,100               295,152                   1.190%                   40
Cummins & White, CA                    12,844               285,912                   1.153%                   12
Paper Mfg. Company, IN                126,000               264,600                   1.067%                   31
Dietzgen Corp., IL                     12,899               211,544                   0.853%                   62
                                      -------             ---------                  ------                    --
                                      833,084             7,273,233                  29.324%                   41

(1)      Aggregate of all Affiliates of tenants based on information known.

(2)      Annualized Base Rent means annual contractual rent.

The following table sets forth information relating to the distribution of the Company's leases at the Properties based upon rentable square feet under lease as of December 31, 1999.

                                                                                                           Percent of
                                 Number                                                     Annualized     Portfolio
 Square Footage                    of                  Percent of All   Total Leased         Base Rent     Annualized
  Under Lease                    Leases                   Leases        Square Feet       (in Thousands)   Base Rent
  -----------                    ------                   ------        -----------       --------------   ---------
Less than 10,001                   472                    90.421%        1,177,655            13,930        56.16%
10,001-20,000                       28                     5.364%          398,369             4,079        16.45%
20,001-50,000                       19                     3.640%          545,821             4,360        17.58%
50,001-100,000                       1                     0.192%           74,567             1,638         6.60%
100,001 and over                     2                     0.383%          308,256               796         3.21%
                                   ---                   -------         ---------            ------        ------
                                   522                   100.000%        2,504,688            24,803        100.00%

MORTGAGE DEBT

         Upon consummation of the Consolidation, American Spectrum will have debt of approximately $173 million. Such debt is generally limited recourse mortgage debt and is secured by mortgages on 32 properties. Mortgage debt totaling $80 million is fixed rate and self-amortizing, and $96 million of such debt is at a variable mortgage rate, with all or a portion of the principal due in a lump sum payment at maturity. The weighted annual interest rate on the mortgage debt is 8.48% (based on the interest rates in effect at March 31, 2000). The following table provides certain information with respect to American
Spectrum's debt, including its proportionate share of the debt of unconsolidated joint ventures:


                                                  DEBT AS OF                INTEREST                   MATURITY
PROPERTY                                        MARCH 31, 2000               RATE(2)                      DATE
--------                                        --------------               -------                      ----
Shopping Center
Beach & Lampson Pad D                                663,226                  8.80%                   March 2015
Columbia North East                                1,038,619                  9.52%                  2000 - 2003 (1)
Maple Tree Shopping Ctr.                           1,958,358                  9.01%                December 2004
Marketplace                                        4,143,885                  9.53%                  2000 - 2003 (1)
Richardson Plaza                                   4,614,897                 10.08%                  1999 - 2008 (1)
Total Shopping Center                             12,418,985                  9.61%
Office
Bristol Bay                                        7,025,566                  8.80%                   March 2015
Countryside Executive Ctr.                         1,190,922                  9.75%                December 2002
Chrysler Building                                 31,764,610                  8.67%                  2001 & 2003 (1)
Creekside                                          4,045,109                  8.80%                 January 2000
Mira Mesa                                          4,476,259                  7.74%                 October 2010
NorthCreek Office Park                             3,768,866                  9.75%                December 2002
Northwest Corporate Center                        14,639,987                  8.49%                  2000 - 2001 (1)
Park Plaza I and II                                1,815,999                  9.01%                December 2004
San Felipe                                         3,000,000                  5.00%                   April 2004
Spectrum                                           7,475,509                  8.44%                  2000 & 2009 (1)
Total Offices                                     79,202,827                  8.52%
Mixed Use
Parkade Center                                     6,255,555                  7.68%                 October 2000
Office/Warehouse
----------------
Jackson Industrial A                               3,611,327                  9.31%                November 2000
Morenci Professional Park                          1,890,000                  9.01%                December 2004
Business Center                                    3,349,729                  9.75%                   April 2002
Northeast Commerce Ctr.                            1,882,696                  9.75%                December 2002
Oak Grove Commons                                  1,119,303                  8.82%                December 2002
Sorrento I                                         1,632,559                  8.75%               September 2009
Southwest Point                                    1,490,415                  8.35%               September 2009
Technology                                        11,673,506                 10.08%                     May 2008
Valencia                                           1,383,343                  9.29%                  2000 & 2007 (1)
Westlakes                                          1,894,834                  9.00%                   March 2006
Total Office/Warehouse                            29,927,712                  9.55%
Apartment Properties
Autumn Ridge                                       6,246,737                  8.63%                     May 2001
August 5, 2000                                     5,527,557                  8.06%                  2002 & 2009 (1)
Villa Redondo                                      9,375,675                  6.51%                 January 2009
Meadow Wood                                       10,885,000                  6.88%                December 2003
The Lakes                                         13,066,599                  6.81%                  2006 & 2031 (1)
Total Apartment Properties                        45,101,568                  7.17%
Development Land
Phoenix Van Buren                                  2,943,530                 12.07%                  2001 & 2005 (1)
         TOTALS                                  175,850,177                  8.45%


---------------
(1) Property is encumbered by more than one mortgage. Interest rate represents the weighted average of the mortgage indebtedness and the maturity dates shows the range of maturity dates.

ENVIRONMENTAL MATTERS

         American Spectrum will undertake a third-party Phase I investigation of potential environmental risks when evaluating an acquisition. A "Phase I investigation" is an investigation for the presence or likely presence of hazardous substances or petroleum products under conditions which indicate an existing release, a post release or a material threat of a release. A Phase I investigation does not typically include any sampling. Where warranted, further assessments are performed by third-party environmental consulting and engineering firms. American Spectrum may acquire a property with environmental contamination, subject to a determination of the level of risk and potential cost of remediation. American Spectrum generally will require property tenants to fully indemnify it against any environmental problem or condition existing as of the date of purchase and will obtain environmental insurance for any contaminations on properties. In some instances, American Spectrum will be the assignee of or successor to the buyer's indemnification rights. Additionally, American Spectrum will generally structure its leases to require the tenant to assume all responsibility for environmental compliance or environmental remediation and to provide that non-compliance with environmental laws be deemed a lease default.

INSURANCE

         American Spectrum carries comprehensive liability, fire, extended coverage and rental loss insurance covering all of the Properties, with policy specifications and insured limits which American Spectrum believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because they are either uninsurable or not economically feasible to insure. Should an uninsured loss or a loss in excess of insured limits occur, American Spectrum could lose its capital invested in the Property, as well as the anticipated future revenues from the Property and, in the case of debt which is with recourse to American Spectrum, would remain obligated for any mortgage debt or other financial obligations related to the Property. Any such loss would adversely affect American Spectrum. Moreover, American Spectrum will generally be liable for any unsatisfied obligations other than non-recourse obligations. American Spectrum believes that the Properties are adequately insured. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

COMPETITION

         American Spectrum itself will compete with other entities both to locate suitable properties for acquisition and to locate purchasers for its properties.

EMPLOYEES

         American Spectrum will employ 72 individuals, including __ on-site property management and maintenance personnel, none of which will be covered by collective bargaining agreements. American Spectrum believes that its relationship with its employees are good.

LEGAL PROCEEDINGS

         American Spectrum is not a party to any material legal proceedings.

                              BUSINESS OF THE FUNDS

         The following discussion describes the current business of the Funds and the terms upon which the Funds' Properties are leased. As of March 31, 2000 all of the proceeds raised by the Funds in their respective offerings of Units have been invested in properties or other investments permitted by the terms of their partnership agreements. At this time, the General Partners of the Funds do not expect to reinvest the proceeds from the sale of any properties in new properties or other investments. Instead, we expect to distribute such proceeds to the Limited Partners in accordance with the terms of each Fund's partnership agreement.

GENERAL

         Between 1979 and 1985, each Fund was organized as a limited partnership to purchase existing office, office/warehouse or apartment properties, including land and buildings, as well as office, office/warehouse or apartment properties upon which such office buildings or apartments would be constructed and the land underlying the office, office/warehouse or apartment building. The properties are located in the mid-western United States, Southwestern United States, and California.

MANAGEMENT SERVICES

         The CGS Management Company is responsible for assisting the Funds in acquiring properties, negotiating leases, collecting rental payments, inspecting the properties and the tenants' books and records and responding to tenant inquiries and notices. The CGS Management Company also provides information to each Fund about the status of the leases and the properties. In exchange for these services, the CGS Management Company is entitled to receive a management fee from each Fund which, generally, is an annual fee equal to 6% of gross revenues.

         The titles to properties purchased by the Funds are insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the properties are located.

         In selecting lessees, your General Partners and the CGS Management Company have historically considered the net worth of the lessee and behavior of lease payments combined with anticipated use of the space to be leased.

DESCRIPTION OF PROPERTIES

         General. As of March 31, 2000, the Funds owned, in the aggregate, 18 properties. The following table provides certain annualized information with respect to the Funds' properties owned as of December 31, 1999.


                                                                 NUMBER OF
                                                                 STATES IN                                          PERCENT
                                                   TOTAL           WHICH           AVERAGE                         OF TOTAL
                                                   NUMBER        PROPERTIES         AGE OF         AGGREGATE       AMERICAN
                                                     OF             ARE            BUILDING          TOTAL         SPECTRUM
                     FUND                        PROPERTIES       LOCATED        ON PROPERTY        REVENUE         REVENUE
                     ----                        ----------       -------        -----------        -------         -------
Sierra Pacific Development Fund (2)                  1               1               16           $  915,183          2.65%
Sierra Pacific Development Fund II (2)               3               1               22            2,519,873          7.29%
Sierra Pacific Development Fund III (2)              1               1               14              278,448          0.81%
Sierra Pacific Institutional Properties V (2)        1               1               12              972,179          2.81%
Sierra Pacific Pension Investors '84 (2)             2               2             13.5            2,458,834          7.11%
Nooney Income Fund Ltd., L.P. (1)                    2               2               22            1,718,596          4.97%
Nooney Income Fund Ltd.  II, L.P. (1)                4               2               18            3,163,448          9.15%
Nooney Real Property Investors-Two, L.P.             4               2             23.5           $1,882,886          5.45%

(1) Nooney Income Fund Ltd., L.P. and Nooney Income Fund Ltd. II L.P. own a 76% interest and a 24% interest, respectively, in an office building as tenants in common. For purposes of this table, Nooney Income Fund Ltd., L.P. is deemed to own the Property since it owns a greater interest therein.

(2) The properties listed on the table as owned by Sierra Pacific Development Fund, Sierra Pacific Development Fund III and Sierra Pacific Institutional Properties V are owned through partnerships in which Sierra Pacific Development Fund II and Sierra Pacific Pension Investors '84 also have interests.

         Land. Lot sizes generally range from 130,000 to 320,000 square feet depending upon building size and local demographic factors. Generally, the cost of the underlying land ranges from $182,000 to $2,500,000, although the cost of the land for particular properties may be higher or lower in some cases.

         Buildings. Building and site preparation costs have varied depending upon the size of the building and the site and the area in which the property is located. Building and site preparation costs ranged from $312,000 to $8,300,000 for each property.

DESCRIPTION OF LEASES

         The leases of the Properties are summarized below. The terms and conditions of any lease, however, entered into by any of the Funds with regard to a Property may vary from those described below.

         General. A Fund is the lessor under the lease except in certain circumstances in which it may be a party to a joint venture or co-tenancy arrangement which, in turn, owns the property. In those cases, the joint venture, rather than the Fund, will be the lessor, and all references in this section to the Fund as lessor therefore should be read accordingly.

         Term of Leases. Each Fund's Properties are leased for an initial term of two to ten years with some leases having renewal options. The minimum rental payment under the renewal option generally is greater than that due for the final lease year of the initial term of the lease.

         As of December 31, 1999, the average remaining initial lease term with respect to the Funds' Properties was approximately three years. Leases accounting for approximately 48.35% of annualized base rent for the year ended December 31, 1999, have initial lease terms extending until at least December 31, 2002.

         The following table shows the aggregate number of leases in American Spectrum's portfolio of Properties which expire each calendar year through the year 2009, as well as the number of leases which expire after December 31, 2009. The table does not reflect the exercise of any of the renewal options provided to the tenant under the terms of such leases.


                             LEASE EXPIRATION TABLE

                                                                                BASE RENT
                                                  --------------------------------------------------------------------------
YEAR                                                      NUMBER                  AMOUNT                      PERCENT
----------------------------------------------------------------------------------------------------------------------------
2000.............................................            68               2,245,072.20                     14.35%
2001.............................................            83               2,742,243.52                     17.53%
2002.............................................            76               2,576,580.12                     16.47%
2003.............................................            53               4,632,561.08                     29.61%
2004.............................................            21               1,600,813.80                     10.23%
2005.............................................            14                 878,346.92                      5.61%

                                                                                BASE RENT
                                                  --------------------------------------------------------------------------
YEAR                                                      NUMBER                  AMOUNT                      PERCENT
----------------------------------------------------------------------------------------------------------------------------
2006.............................................             1                 104,902.56                      0.67%
2007.............................................             4                 573,973.04                      3.67%
2008.............................................             1                 134,045.16                      0.86%
2009.............................................             1                  36,387.12                      0.23%
Thereafter.......................................             2                 118,217.56                      0.77%

Totals...........................................           324              15,643,143.08                    100.00%

FINANCING

The Funds are generally authorized to borrow funds. The Partnership Agreements of each of the Funds contain certain restrictions on the Funds' authority to borrow. As a matter of overall policy, the Funds have limited the amount that they have borrowed. As of March 31, 2000, the Funds had a ratio of total indebtedness to total assets of 38.64%.

SALE OF PROPERTIES

         The Funds generally hold their properties until their General Partners determine either that their sale or other disposition is advantageous in view of each Fund's investment objectives, or that such objectives will not be met. The General Partners originally intended to sell each Fund's properties within five to ten years after their acquisition or as soon thereafter as market conditions permit. In deciding whether to sell properties, the General Partners will consider factors such as potential capital appreciation, net cash flow and federal income tax considerations.

         In connection with any sale of a property, the General Partners do not anticipate and, in most cases, the Funds are prohibited from, making reinvestment of the net sales proceeds in additional properties. Net sales proceeds not reinvested in properties or used to establish reserves deemed necessary or advisable by the General Partners are distributed to the Limited Partners in accordance with each Fund's partnership agreement.

         In connection with sales of properties by the Funds, purchase money security interests may be taken by the Funds as part payment of the sales price. The terms of payment are affected by custom in the area in which the property is located and by prevailing economic conditions. When a purchase money security interest is accepted in lieu of cash upon the sale of a Fund's property, the Fund continues to have a mortgage on the property and the proceeds of the sale will be realized over a period of years rather than at closing of the sale.

COMPETITION

         The competitive environment in which the Funds operate is substantially similar to that of American Spectrum, as described above on page ____.

                   POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

         The following is a discussion of certain investment, financing and other policies of American Spectrum and of the Funds. In the case of American Spectrum, American Spectrum's Board of Directors has determined these policies, and generally, the Board may amend or revise such policies from time to time without a vote of the stockholders. for the Funds, the policies have been set according to the investment objectives set forth in the partnership agreement governing each Fund. The description included here regarding the Funds is general to all the Funds.

                                AMERICAN SPECTRUM

INVESTMENT POLICIES

         Real Estate Investments. American Spectrum seeks to acquire and manage a diversified portfolio of real estate and other assets and will reinvest proceeds from its sale of properties.

         Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. American Spectrum may in the future invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. American Spectrum may acquire all or substantially all of the securities or assets of REITs or similar entities where such investments would be consistent with its investment policies. In any event, American Spectrum does not intend that its investments in securities will require it to register as an "Investment Company" under the Investment Company Act, and American Spectrum would divest itself of such securities before any such registration would be required.

         Joint Ventures and Wholly-Owned Subsidiaries. American Spectrum may in the future enter into joint ventures or general partnerships and other participation with real estate developers, owners and others for the purpose of obtaining an equity interest in a particular property or properties in accordance with American Spectrum's investment policies. Such investments permit American Spectrum to own interests in large properties without unduly restricting diversification and, therefore, add flexibility in structuring American Spectrum's portfolio.

         Engaging in the Purchase and Sale of Investments and Investing in the Securities of Others for the Purpose of Exercising Control. As part of its investment activities, American Spectrum may acquire, own and dispose of general and limited partner interests, stock, warrants, options or other equity interests in entities and exercise all rights and powers granted to the owner of any such interests.

         Offering Securities in Exchange for Property. American Spectrum may offer American Spectrum Shares, Operating Partnership Units or other securities in exchange for a property.

         Repurchasing or Reacquiring Its Own Shares. American Spectrum may purchase or repurchase American Spectrum Shares from any person for such consideration as the Board of Directors may determine in its reasonable discretion, whether more or less than the original issuance price of American Spectrum Shares or the then trading price of American Spectrum Shares.

FINANCING POLICIES

         Issuance of Additional Securities. American Spectrum's Board of Directors may, in its discretion, issue additional equity securities. American Spectrum expects to issue additional equity from time to time to increase its available capital. The issuance of additional equity interests may result in the dilution of the interests of the American Spectrum stockholders at the time of such issuance.

         Issuance of Senior Securities. American Spectrum may at any time issue securities senior to the American Spectrum Shares, upon such terms and conditions as may be determined by the Board of Directors.

         Borrowing Policy. American Spectrum may, at any time, borrow, on a secured or unsecured basis, funds to finance its business and in connection therewith execute, issue and deliver promissory notes, commercial paper, notes, debentures, bonds and other debt obligations which may be convertible into American Spectrum Shares or other equity interests or be issued together with warrants to acquire American Spectrum Shares or other equity interests.

MISCELLANEOUS POLICIES

         Making Annual or Other Reports to Stockholders. American Spectrum will be subject to the reporting requirements of the Exchange Act and will file annual and quarterly reports thereunder. American Spectrum currently intends to provide annual and quarterly reports to its stockholders.

         Restrictions on Related Party Transactions. American Spectrum's Bylaws prohibit American Spectrum from engaging in a transaction with a director, officer or person owning or controlling 1% or more of any class of American Spectrum's outstanding voting securities (or any affiliate of such persons) (to all of whom we refer to here as the Interested Parties), except to the extent that such transactions are specifically authorized by the terms of the bylaws. The Bylaws will permit a transaction, including the acquisition of property, with any of the Interested Parties, however, if the terms or conditions of such transaction have been disclosed to the Board of Directors and approved by a majority of directors not otherwise interested in the transaction, and such directors, in approving the transaction, have determined the transaction to be fair, competitive, commercially reasonable and on terms and conditions no less favorable to American Spectrum than those available from unaffiliated third parties.

         Ownership Restrictions. The Articles of Incorporation prohibit any one stockholder from owning greater than 5% of any class of its outstanding shares. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum Shares at the effective date of the Consolidation.

         Company Control. The Board of Directors has exclusive control over American Spectrum's business and affairs subject only to the restrictions in the Articles of Incorporation and Bylaws. Stockholders have the right to elect members of the Board of Directors. The Directors are accountable to American Spectrum as fiduciaries and are required to exercise good faith and integrity in conducting American Spectrum's affairs as described in "Fiduciary Responsibility" on page ____.

WORKING CAPITAL RESERVES

         American Spectrum will maintain working capital reserves or immediate borrowing capacity in amounts that the Board of Directors determines to be adequate to meet normal contingencies in connection with the operation of its business and investments.

                                    THE FUNDS

INVESTMENT POLICIES

         Real Estate Investments. The Funds' principal investment activity was the acquisition of a diversified portfolio of real estate assets consisting primarily of office and office/warehouse. While the Funds generally hold their properties for long-term investment, a Fund may dispose of a property if the General Partners deem such disposition to be in its best interests. Generally, any proceeds from such disposition must be distributed to the partners in the Fund according to the terms of the partnership agreement governing such Fund. The Funds are finite term entities which are structured to dissolve when the assets of the Funds are liquidated. The Funds generally intended to hold their properties for five to ten years.

FINANCING

         The Funds are generally restricted in the amount and nature borrowings. Additionally, none of the Funds are authorized to raise additional capital for (or reinvest the net sale or refinancing proceeds in) new investments, absent amendments to their partnership agreements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of American Spectrum are as follows:


                                                                                                    APPROXIMATE TIME
NAME                                     POSITION                                         AGE        IN OFFICE (1)
-------------------------------------------------------------------------------------- ---------------------------------
William J. Carden                        Chief Executive Officer, President and           57           Since 1989
                                         Chairman of the Board
Timothy R. Brown                         Director                                         53       Since August 2000
William Geary                            Director                                         56       Since August 2000
Lawrence E. Fiedler                      Director                                         61       Since August 2000
Harry A. Mizrahi                         Chief Operating Officer, Senior Vice             42           Since 2000
                                         President and Director
Thomas N. Thurber                        Chief Financial Officer and Senior Vice          50           Since 1995
                                         President
Paul E. Perkins                          Senior Vice President                            34           Since 1994
Patricia A. Nooney                       Senior Vice President                                         Since 2000

(1)      Including serving with the CGS Predecessor.


         William J. Carden - Mr. Carden is president and one of the founders of CGS Real Estate Services, Inc. Mr. Carden also serves as Chairman of the Board of American Spectrum Real Estate Services, Inc., a full services real estate broker, five of the offices of which are Coldwell Banker Commercial franchises. Mr. Carden also serves as an officer and director of the corporate general partners of each of the Funds. He received an accounting degree from Long Beach State. More than five years ago, companies controlled by Mr. Carden and of which Mr. Carden was an officer or director were subject to proceedings under the federal bankruptcy act.


         Timothy R. Brown - Mr. Brown has been a partner in the law firm of Thompson Knight Brown Parker & Leahy L.L.P. since 1999. Prior to that, for more than the five past years, he was a founder and partner at Brown, Parker & Leahy L.L.P. He received his B.A. from Stanford University and his Juris Doctorate from the University of Texas School of Law.

         William Geary - Mr. Geary has served as the President of Carlsberg Management Company, a real estate development company, since February 1986. Mr. Geary received his MBA and BS degrees from Northwestern University in Chicago, Illinois. Mr. Geary received his Charter Financial Analyst's designation. Mr. Geary received the Certified Property manager's (CPM) designation from the Institute of Real Estate management, Specialist in Real Estate Securities (SRS) designation from the Real Estate Management, Specialist in Real Estate Securities (SRS) designation from the Real Estate Securities and Syndication Institute and the Certified Commercial-Investment Member (CCIM) designation from the Realtors National Marketing Institute. He is a registered representative with the New York Stock Exchange and National Association of Securities Dealers, as well as a Member of Los Angeles Society of Security Analysts.

         Lawrence E. Fiedler - Mr. Fiedler has served as President of JRM Development Enterprises, Inc. and its affiliated companies since 1987. These companies have developed, acquired, managed and leased retail, residential and commercial properties throughout the United States. In addition, Mr. Fiedler has been an Adjunct Professor at the New York University Real Estate Institute since 1979. Mr. Fiedler received a Bachelor of Sciences degree from Syracuse University, an LLB from New York University School of Law and an LL.M. from New York University School of Law in Taxation.

         Harry A. Mizrahi - Mr. Mizrahi is Chief Operating Officer of American Spectrum Realty. During 1999- 2000, Mr. Mizrahi headed the New York office of International Property Corporation, an affiliate of the Reichmann Group of Companies. Mr. Mizrahi is also an Adjunct Assistant Professor at New York University's Real Estate Institute. From 1994-1998, Mr. Mizrahi was a Vice President and Director of Salomon Brothers' and Salomon Smith Barney's Real Estate Investment Banking Groups. During 1981-1991, Mr. Mizrahi was an officer and Partner of Eastdil Realty. Mr. Mizrahi received a B.A. from Northwestern University and an M.B.A. from Columbia University Graduate School of Business, and attended Harvard University Kennedy School of Government

         Thomas N. Thurber - From 1995 to present, Mr. Thurber has served as the Chief Financial Officer of CGS Real Estate Company, Inc. ("CGS"). Mr. Thurber is also the president of S-P Properties, Inc., the corporate general partner of certain of the Funds. Prior to joining CGS, from 1993 through 1995 he was self-employed as a real estate advisor and investor in Houston. From 1989 to 1993, Mr. Thurber was the Director of Real Estate and Chief Financial Officer for the Horowitz Trust, a real estate investment firm; from 1987 to 1999 he held the same positions with The Vanderbilt Group, a retail development company in Southern California. Mr. Thurber was a partner in a regional C.P.A. firm, Williamson & Associates later BDO Seidman, from 1983 to 1987. In 1982 and 1983, Mr. Thurber served as Senior Controller for Joseph C. Canizaro Interests, a real estate developer in New Orleans. From 1979 to 1982, Mr. Thurber was the Controller, U.S. Operations for Daon Corporation and from 1972 to 1979 he held various positions with Arthur Andersen, progressing to Senior Tax Manager. Mr. Thurber is a CPA and holds a degree in accounting from Florida State University.

         Paul E. Perkins - Mr. Perkins has been with CGS Real Estate Company, Inc. since 1994 and currently heads the financial services group. From 1988 to 1992 he was an investment broker with the Seeley Company, a Los Angeles-based commercial real estate brokerage firm. Mr. Perkins holds an undergraduate degree in business and finance from the University of Southern California and a Master's Degree in real estate from New York University.

         Patricia A. Nooney -Ms. Nooney has served as President of the St. Louis office of Coldwell Banker Commercial American Spectrum since October 1997. From 1981 through September 1997, Ms. Nooney was an officer of Brooklyn Street Properties, Inc. Ms. Nooney was an auditor with Deloitte & Touche from 1978 to 1981. Ms. Nooney received a B.A. in Business Administration from the University of Miami.

BOARD OF DIRECTORS

         General. American Spectrum will operate under the direction of its Board of Directors, the members of which are accountable to American Spectrum as fiduciaries. A majority of the directors will be independent

         American Spectrum currently has five directors. It may have no fewer than three directors and no more than 15. Directors will be elected annually, and each director will hold office until the next annual meeting of stockholders or until his successor has been duly elected and qualified. There is no limit on the number of times that a director may be elected to office. Although the number of directors may be increased or decreased as discussed above, a decrease shall not have the effect of shortening the term of any incumbent director.

         Any director may resign at any time and may be removed, with or without cause, only by the stockholders upon the affirmative vote of at least 75% of all the shares of common stock outstanding and entitled to vote in the election of the directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director shall be removed.

         Committees of the Board of Directors. Pursuant to the Articles of Incorporation, the Board of Directors may establish committees as it deems appropriate. Currently, American Spectrum has an audit committee which consists of American Spectrum's three independent directors. The audit committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of American Spectrum's internal accounting controls.

         The Board of Directors may from time to time establish certain other committees to facilitate American Spectrum's management. The Board of Directors initially will not have a nominating committee and the entire Board of Directors will perform the function of such committee.

         Compensation of Directors. Each non-employee director is entitled to receive $12,000 annually for serving on the Board of Directors, as well as fees of $1,000 per meeting attended and $500 for each telephonic meeting in which the Director participates, including committee meetings. A director may elect to receive the fee in cash or American Spectrum Shares. Under the plan (as described below) each non-employee director will also be entitled to an initial grant of an option to acquire 10,000 American Spectrum Shares and an annual automatic grant of an option to acquire 5,000 American Spectrum Shares. This initial grant will be at the Exchange Value and the annual grant will be at the fair market value on the date of the grant.

EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth the compensation earned for each of the last three completed fiscal years by: (i) the persons who served as American Spectrum's chief executive officer during the last completed fiscal year; and (ii) the four most highly compensated officers of American Spectrum other than the chief executive officer who were serving as executive officers at the end of the last completed fiscal year and whose total annual salary and bonus equaled or exceeded $100,000.

                                                                                   ANNUAL COMPENSATION
                                                                   ------------------------------------------------
NAME AND PRINCIPAL POSITION                                              YEAR             SALARY            BONUS
-------------------------------------------------------------------------------------------------------------------
William J. Carden, Chairman of the Board, President and                  1999            $470,000          $50,000
Chief Executive Officer                                                  1998            460,000            50,000
                                                                         1997            350,000            50,000

Thomas N. Thurber, Chief Financial Officer                               1999            187,200            50,000
                                                                         1998            171,600              0
                                                                         1997            153,000            20,000

EMPLOYMENT AGREEMENTS

         Effective __________ ___, 2000, American Spectrum entered into employment agreements with William J. Carden, Harry A. Mizrahi, Thomas N. Thurber, Paul E. Perkins and Patricia A. Nooney. Each of the employment agreements provides for a base salary as follows: William J. Carden - $480,000; Harry A. Mizrahi - $200,000, subject to increase to up to $500,000 upon achievement of certain targets relating to the Company's total assets; Thomas N. Thurber - $300,000, Paul E. Perkins - $125,000; and Patricia A. Nooney - $125,000. In addition, each of the employment agreements provide for a discretionary bonus. Each of the employment agreements also provides for the grant of the following number of shares of Common Stock and the grant of options to purchase the number of American Spectrum Shares set forth below (50% of which options will be granted at Exchange Value on the date of the consummation of the Consolidation and 50% of which options will be granted on the six month anniversary of the consummation of the Consolidation at the fair market value on the date of grant. William J. Carden - grant of 17,500 shares and 25,000 options; Harry A. Mizrahi - grant of 35,000 shares and 50,000 options; Thomas N. Thurber - grant of 35,000 shares and 50,000 options; Paul E. Perkins - grant of 10,000 shares and 15,000 options; and Patricia A. Nooney - grant of 2,000 shares and 4,500 options. Each of the employment agreements terminates on the third anniversary of the consummation of the Consolidation. The stock grants and options will vest over a four-year period.

         American Spectrum has also entered into noncompetition agreements with each of the foregoing persons providing that, subject to certain exceptions, they will not engage in specified activities in the office, office/warehouse or multifamily apartment industry.

OPTION AND RESTRICTED SHARE PLANS

         American Spectrum has adopted the 2000 Performance Incentive Plan (or, the Plan). The Board believes that the Plan is in the best interest of American Spectrum and will enable it to attract and retain highly qualified executive officers, directors and employees.

         The Plan is qualified under Rule 16b-3 under the Exchange Act. The Plan will be administered by the Board of Directors and provides for the granting of options, stock appreciation rights or restricted stock. Under the Plan, 720,000 American Spectrum Shares are available for issuance to executive officers, directors or other key employees of American Spectrum, which number may increase over time based on the number of outstanding American Spectrum Shares. Options to acquire American Spectrum Shares are expected to be in the form of non-statutory stock options and are exercisable for up to 10 years following the date of the grant. The exercise price of each option will be set by the Board of Directors, but the Plan requires that the price per American Spectrum Share must be equal to or greater than the fair market value of the American Spectrum Shares on the grant date.

         The Plan also provides for the issuance of stock appreciation rights (which generally entitle a holder to receive cash or stock, as determined by the Board of Directors at the time of exercise, equal to the difference between the exercise price and the fair market value of the American Spectrum Shares), restricted American Spectrum Shares to executive officers, directors or other key employees upon such terms and conditions as shall be determined by the Board of Directors in its sole discretion and other performance-based incentives.

INCENTIVE COMPENSATION

         American Spectrum has established an incentive compensation plan for key officers of American Spectrum. This plan provides for payment of cash bonuses to participating officers after evaluating the officer's performance and the overall performance of American Spectrum. The Chief Executive Officer makes recommendations to the Board of Directors, which makes the final determination for the award of bonuses. The Board of Directors determines such bonuses, if any, for the Chief Executive Officer.

                   PRINCIPAL STOCKHOLDERS OF AMERICAN SPECTRUM

         The table below provides information regarding beneficial ownership of American Spectrum Shares as of the date of the issuance of American Spectrum Shares in the Consolidation (assuming that American Spectrum acquires 100% of the Funds).



     NAME OF BENEFICIAL OWNER (1)                  NUMBER OF SHARES OF COMMON              PERCENTAGE OF OUTSTANDING
                                                            STOCK(2)                           COMMON STOCK (3)
---------------------------------------      ---------------------------------------     -----------------------------
William J. Carden (4)                                       1,521,453                               20.67%
John Galardi (5)                                            1,132,137                               15.37%
Harry A. Mizrahi                                               41,250                                    *
Thomas N. Thurber                                              41,250                                    *
Paul E. Perkins                                                11,850                                    *
Patricia Noony                                                  2,563                                    *
Timothy R. Brown (6)                                            2,500                                    *
William Geary (7)                                               2,500                                    *
Lawrence E. Fiedler (8)                                         2,500                                    *


----------

*        Less than 1%.



(1) Except as specifically noted in the footnotes below, the address of each of the named beneficial owners is c/o American Spectrum Realty, Inc., 1800 East Deere Avenue, Santa Ana, California 92705.



(2) For each beneficial owner, American Spectrum Shares subject to options or conversion rights exercisable, respectively within 60 days of the consummation of the Consolidation are deemed outstanding. Includes as to Messrs. Carden and Galardi American Shares issuable in exchange for Operating Partnership Units. Does not include any American Spectrum Shares to be issued under the 2000 Plan six months after the consummation of the Consolidation.


(3) The percentage ownership after the Consolidation is based on 7,367,892 American Spectrum Shares outstanding upon completion of the Consolidation assuming the Consolidation of 100% of the Funds, that no Notes are issued and that all operating Partnership Units are exchanged for American Spectrum Shares. Beneficial ownership is determined in accordance with the rules of the SEC.


(4) Includes American Spectrum Shares and Operating Partnership Units owned by trusts for the benefit of Mr. Carden's children, as to which Michael Matkins is trustee and by Mr. Carden's wife. Also includes American Spectrum Shares owned by corporations in which Mr. Carden, Mr. Galardi and Mr. Matkins own Common Stock. The American Spectrum Shares owned by such corporations may be deemed to be beneficially owned by each of such persons.


(5) Mr. Galardi's address is 4400 Van Karman Ave., Suite 222, Newport Beach, California 92660. Includes American Spectrum Shares and Operating Partnership Units owned by trusts for the benefit of Mr. Galardi's children. Also includes American Spectrum Shares owned by corporations in which Mr. Carden, Mr. Galardi and Mr. Matkins own Common Stock. The American Spectrum Shares owned by such corporations may be deemed to be beneficially owned by each of such persons.

(6) Mr. Brown's address is 2 Allen Center, 1200 Smith Street, Suite 3600, Houston, Texas 77002.

(7) Mr. Geary's address is 6171 West Century Boulevard, Suite 100, Los Angeles, California 90045.

(8) Mr. Fiedler's address is 156 West 56th Street, Suite 1101, New York, New York 10019.

                           RELATED PARTY TRANSACTIONS

TRANSACTIONS RELATING TO THE CONSOLIDATION

         In connection with the Consolidation, limited partnerships and limited liability companies owned or controlled by William J. Carden and John Galardi and their family members and affiliates (collectively, the "Principal Shareholders") will be merged into American Spectrum. Upon completion of the Consolidation, 17 Properties in which the Principal Shareholders hold interests, in addition to the Properties owned by the Funds, will be owned by American Spectrum. Upon completion of these transactions, the Principal Shareholders will own ___ American Spectrum Shares and Operating Partnership Units.

EXCHANGE RIGHTS

         American Spectrum will enter into the agreement of limited partnership and an exchange rights agreement with the limited partners of the Operating Partnership, including the Principal Shareholders. Among other things, the exchange rights agreement provides that holders of Operating Partnership Units have the right, on and after the first anniversary of the Closing of the Consolidation, to cause the Operating Partnership to exchange Operating Partnership Units for cash at the then fair market value of the American Spectrum Shares or, at the election of American Spectrum, to exchange the Operating Partnership Units for American Spectrum Shares (on a one-for-one basis).

REGISTRATION RIGHTS AGREEMENT

         American Spectrum will enter into a registration rights agreement with persons issued American Spectrum Shares and Operating Partnership Units in private transactions, including the Principal Shareholders, under which American Spectrum will agree to register for resale under the Securities Act American Spectrum Shares issued to them, or issuable in exchange for Operating Partnership Units issued to them, after the first anniversary of the consummation of the Consolidation.

THIRD PARTY MANAGEMENT SERVICES

         Prior to consummation of the Consolidation, subsidiaries of CGS furnished property management and brokerage services to both affiliated entities and to third parties. Prior to consummation of the Consolidation, the Third Party Management Company will be distributed to the shareholders of CGS. In addition, an agreement will be entered into between the Third Party Management Company and the CGS Management Company pursuant to which the Third Party Management Company will agree to make available certain facilities and related office services required by the CGS Management Company at the Third Party Management Company's cost.

OTHER TRANSACTIONS

         In connection with the operation of the Properties, there have been transactions relating to the Properties between entities controlled by the Principal Shareholders and the CGS Affiliates. These transactions include loans and advances and furnishing of services. Mr. Carden received a salary and bonus from CGS, which is set forth in the table under "Management - Executive Compensation," and Messrs. Carden and Galardi have received distributions from CGS Affiliates with respect to their ownership interests on the same basis as unaffiliated third parties.


         Obligations of the CGS Affiliates, including certain bank loans and certain amounts payable to Sierra Pacific Development Fund II, L.P. in settlement of a litigation, the proceeds of which will be distributed to the limited partners of Sierra Pacific Development Fund II, will be liabilities of American Spectrum following the closing of the Consolidation. The obligations and indebtedness, other than mortgage indebtedness, of the CGS Affiliates will become indebtedness of American Spectrum, which aggregate approximately $9.091 million. A substantial portion of these liabilities were guaranteed by Carden or Galardi. These liabilities were deducted in determining the number of American Spectrum Shares and Operating Partnership Units to be owned by the Principal Shareholders.

                            FIDUCIARY RESPONSIBILITY

DIRECTORS AND OFFICERS OF AMERICAN SPECTRUM

         The directors are accountable to American Spectrum and its stockholders as fiduciaries and must perform their duties in good faith, in a manner believed to be in American Spectrum's best interests and that of its stockholders and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. The Articles of Incorporation provide that the directors will not be personally liable to American Spectrum or to any stockholder for the breach of a fiduciary responsibility, to the full extent that such limitation or elimination of liability is permitted under Maryland law. The Bylaws provide that American Spectrum will indemnify its directors and officers to the full extent permitted under Maryland law. Pursuant to the Bylaws and the MGCL, American Spectrum will indemnify each director and officer against any liability and related expenses (including attorneys' fees) incurred in connection with any proceeding in which he or she may be involved by reason of his or her service in such position so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, American Spectrum's best interest, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A director and officer is also entitled to indemnification against expenses incurred in any action or suit by or on behalf of American Spectrum to procure a judgment in its favor by reason of his or her service in such position if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, American Spectrum's best interests, except that no such indemnification will be made if the director or officer is judged to be liable to American Spectrum, unless the applicable court of law determines that, despite the adjudication of liability, the director or officer is reasonably entitled to indemnification for such expenses. The Bylaws authorize American Spectrum to advance funds to a director or officer for costs and expenses (including attorneys' fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. American Spectrum has entered into agreements with its directors and executive officers, indemnifying them to the fullest extent permitted by Maryland law. If the Consolidation is consummated, you and other stockholders of American Spectrum may have more limited recourse against the directors and officers than you would have absent these agreements and the provisions in the Articles of Incorporation and Bylaws.

         To the extent that these indemnification provisions apply to actions arising under the Securities Act, American Spectrum has been informed that, in the opinion of the SEC, such indemnification provisions are contrary to public policy as expressed in the Securities Act and, therefore, are not enforceable. American Spectrum has obtained insurance policies indemnifying the directors and officers against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

GENERAL PARTNERS OF THE FUNDS

         The General Partners of the Funds are accountable to the Funds as fiduciaries and owe each Fund and the partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Fund's affairs. Each Fund's partnership agreement generally provides that neither the General Partners, nor any of their affiliates performing services on behalf of the Fund, will be liable to the Fund or any of the Limited Partners for any act or omission by them performed in good faith pursuant to authority granted to them by the partnership agreement, or in accordance with its provisions, and in a manner they reasonably believed to be within the scope of their authority and in the best interests of the Fund, provided that such act or omission did not constitute negligent misconduct or a breach of their fiduciary duty. As a result, you and the other Limited Partners might have a more limited right of action in certain circumstances than you would have in the absence of such a provision in the partnership agreements.

         Each Fund's partnership agreement also generally provides that the General Partners and certain of their affiliates are indemnified from losses relating to acts performed or failures to act in connection with the business of the Fund (except to the extent indemnification is prohibited by law) provided that the General Partner or their affiliate determined in good faith that the course of conduct was in the best interests of the Fund and provided further that the course of conduct did not constitute negligence, misconduct, or a breach of our fiduciary duty. Notwithstanding the foregoing, neither the General Partners nor any of the their affiliates will be indemnified by any Fund from any liability, loss, damage, cost or expense incurred by the General Partners or any affiliate in connection with any claim involving allegations that the General Partners or their affiliate violated federal or state securities laws unless: (a) a court has held in the General Partner or their affiliate's favor on the merits of the claims of each count involving alleged securities law violations as to the person seeking indemnification and the court approves indemnification of the litigation costs; (b) a court of competent jurisdiction has dismissed such claims with prejudice on the merits, and the court approves indemnification of the litigation costs; or (c) a court of competent jurisdiction has approved a settlement of the claims against the person seeking indemnification and finds that indemnification of the settlement and related costs should be made. In each of the situations described above, the court of law considering the request for indemnification must be advised as to the position of the SEC, the applicable state securities authority and any other applicable regulatory authority regarding indemnification for violations of securities laws. Any indemnification may not be enforceable as to certain liabilities arising from claims under the Securities Act and state securities laws, and, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable. For purposes of the foregoing, the General Partners' affiliates will be indemnified only when operating within the scope of the General Partners' authority. Any claim for indemnification under a partnership agreement will be satisfied only out of the assets of the Fund, and no Limited Partner has any personal liability to satisfy an indemnification claim made against the Fund.

         Each Fund may also advance funds to a third person indemnified under the partnership agreement for legal expenses incurred as a result of legal action brought against such person if: (a) the legal action relates to the performance of duties or services by such person on behalf of the Fund; (b) the legal action is initiated by a party other than a Limited Partner; and (c) such person undertakes to repay the advanced funds to the Fund if it is subsequently determined that such person is not entitled to indemnification pursuant to the terms of the partnership agreement. The partnership agreement of each Fund provides that the Fund may pay the attorneys' fees of a person indemnified under the partnership agreement as they are incurred. No Fund pays for any insurance covering liability of the General Partners or any other indemnified person for acts or omissions for which indemnification is not permitted by its partnership agreement, although the General Partners may be named as additional insured parties on policies obtained for the benefit of the Fund if there is no additional cost to such Fund. As part of its assumption of liabilities in the Consolidation, American Spectrum will indemnify the General Partners and their affiliates for periods prior to and following the Consolidation to the extent of the General Partners and their affiliates' indemnity under the terms of the partnership agreements and applicable law.

                          DESCRIPTION OF CAPITAL STOCK

         The Articles of Incorporation will authorize a total of 125 million shares of capital stock, consisting of 100 million shares of common stock, $.01 par value per share, and 25 million shares of preferred stock (Preferred Stock). As of the consummation of the Consolidation, American Spectrum will have 7,367,892 shares of Common Stock outstanding and no Preferred Stock outstanding. Currently, there is no established public trading market for the American Spectrum Shares. Upon consummation of the Consolidation, the American Spectrum Shares will be listed on the _________ under the symbol "__________".

         Stockholders are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such distributions as may be declared on the American Spectrum Shares by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of American Spectrum, Stockholders are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any holders of Preferred Stock. Stockholders have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

         American Spectrum Shares offered in the Consolidation will be fully paid and nonassessable when issued.

PREFERRED STOCK

         Under the Articles of Incorporation, the Board of Directors may from time to time establish and issue one or more series of Preferred Stock without stockholder approval. The Board of Directors may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of Stockholders.

OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFER

         If American Spectrum elects REIT status: (i) not more than 50% in value of outstanding equity securities of all classes (or, Equity Shares) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; (ii) the Equity Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) American Spectrum must satisfy certain complex requirements with respect to the nature of its income and assets for it to maintain such REIT status.

         To ensure that five or fewer individuals do not own more than 50% in value of the outstanding Equity Shares, American Spectrum's Amended and Restated Articles of Incorporation provide generally that no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of the issued and outstanding Equity Shares of American Spectrum referred to as the Ownership Limit. This limitation will not apply to holders who own more than the Ownership Limit at the date of the consummation of the Consolidation. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel, or other evidence satisfactory to the Board of Directors, in its sole discretion, may waive or change, in whole or in part, the application of the Ownership Limit with respect to any person that is not an individual (as defined in Section 542(a)(2) of the Code). In connection with any such waiver or change, the Board of Directors may require such representations and undertakings from such person or affiliates and may impose such other conditions, as the Board deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of the proposed transaction or ownership of Equity Shares on American Spectrum's status as a REIT for federal income tax purposes.

         In addition, the Board of Directors, from time to time, may increase the Ownership Limit, except that: (i) the Ownership Limit may not be increased and no additional limitations may be created if, after giving effect thereto, American Spectrum would be "closely held" within the meaning of Section 856(h) of the Code; and (ii) the Ownership Limit may not be increased to a percentage that is greater than 5%. This limitation does not apply to existing stockholders who own more than 5% of American Spectrum Shares at the effective date of the Consolidation. Prior to any modification of the Ownership Limit, the Board of Directors will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure American Spectrum's status as a REIT.

         The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so that they no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving American Spectrum's status as a REIT for federal income tax purposes, the Ownership Limit may prevent any person or small group of persons from acquiring control of American Spectrum.

         Pursuant to the Articles of Incorporation, if any purported transfer of Preferred Stock or Common Stock of American Spectrum or any other event would otherwise result in any person violating the Ownership Limit or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (or, Prohibited Transferee) as to that number of shares in excess of the Ownership Limit or such other limit (or, Excess Shares), and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such Excess Shares (or, Prohibited Owner) shall cease to own any right or interest) in such Excess Shares. Any such Excess Shares described above will be transferred automatically by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by American Spectrum (or, Beneficiary). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from the American Spectrum of the transfer of shares to the trust, the trustee of the trust (who shall be designated by American Spectrum and be unaffiliated with American Spectrum and any Prohibited Transferee or Prohibited Owner) will be required to Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors, and distribute to the Prohibited Transferee or Prohibited Owner an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the Market Price (as defined in the Articles of Incorporation) of such Excess Shares as of the date of such event or the sales proceeding received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by American Spectrum with respect to such Excess Shares, and also will be entitled to exercise all voting rights with respect to such Excess Shares. Subject to the MGCL, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) to: (i) rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by American Spectrum that such shares have been transferred to the trust; and (ii) recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if American Spectrum has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by American Spectrum that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit or such other limit as provided in the Articles of Incorporation or as otherwise permitted by the Board of Directors, then the Articles of Incorporation provide that the transfer of the Excess Shares will be voided.

         In addition, American Spectrum Shares held in trust shall be deemed to have been offered for sale to American Spectrum, or its designee, at a price per share equal to the lesser of: (i) the price per share on the transaction that resulted in such transfer to the trust (or, in the case of a gift, the Market Price at the time of such gift); and (ii) the Market Price on the date American Spectrum, or its designee, accepts such offer. American Spectrum shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to American Spectrum, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

         If any purported transfer of shares of Preferred Stock or Common Stock would cause American Spectrum to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

         All certificates issued by American Spectrum representing Equity Shares will bear a legend referring to the restrictions described above.

         The Amended and Restated Articles of Incorporation of American Spectrum also provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the outstanding Equity Shares (or such lower percentage as may be set by the Board of Directors), must file an affidavit with American Spectrum containing information specified in the Amended and Restated Articles of Incorporation no later than January 31st of each year. In addition, each stockholder, upon demand, shall be required to disclose to American Spectrum in writing such information with respect to the direct, indirect and constructive ownership of shares as the directors deem necessary to comply with the provisions of the Code, as applicable to a REIT, or to comply with the requirements of an authority or governmental agency.

         The ownership limitations described above may have the effect of precluding acquisitions of control of American Spectrum by a third party.

REGISTRAR AND TRANSFER AGENT

         The Registrar and Transfer Agent for the American Spectrum Shares is
____.

                            DESCRIPTION OF THE NOTES

         The Notes will be issued under the Indenture between American Spectrum and ___, as trustee (or, the Indenture Trustee). A copy of the form of Indenture is filed as an exhibit to the Registration Statement of which this Consent Solicitation is a part. The Note terms include those provisions contained in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (or, the Trust Indenture Act). The Notes are subject to all such terms, and, if you are to be a holder of Notes, we refer you to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture. As used in this section, the term American Spectrum means American Spectrum and all of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.

GENERAL

         A separate series of Notes will be issued pursuant to the Indenture to the Limited Partners of each Fund who elect to receive Notes in exchange for their Units in connection with the Consolidation. The terms of each series of Notes will be substantially identical. The Notes will be direct, senior unsecured and unsubordinated obligations of American Spectrum and will rank pari passu with each other and with all other unsecured and unsubordinated indebtedness of American Spectrum from time to time outstanding. The Notes will be recourse obligations of American Spectrum, but the holders thereof will not have recourse against any stockholder of American Spectrum. The Notes will be effectively subordinated to mortgages and other secured indebtedness of American Spectrum to the extent of the value of the property securing such indebtedness. As of March 31, 2000, on a pro forma basis assuming American Spectrum had acquired all of the Funds, American Spectrum would have had aggregate consolidated debt of approximately $173 million, to which the Notes were effectively subordinated or which ranked equal with such Notes.

         The Notes will mature on _________ ___, ______ (the Maturity Date), which is approximately eight years following the currently expected date that the Consolidation will be completed.

         Except as described under "--Limitation on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of American Spectrum to incur indebtedness or that would afford holders (as defined below) of the Notes protection in the event of:

         - a highly leveraged or similar transaction involving American Spectrum or the management of American Spectrum (for example, a leveraged buy-out);

         -        a change of control of American Spectrum; or

         - a reorganization, restructuring, merger or similar transaction involving American Spectrum that may adversely affect the Noteholders.

         In addition, subject to the limitations set forth under "--Merger, Consolidation or Sale," American Spectrum may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or the merger or consolidation of American Spectrum that would increase the amount of American Spectrum's indebtedness or substantially reduce or eliminate American Spectrum's assets, which may have an adverse effect on American Spectrum's ability to service its indebtedness, including the Notes. American Spectrum and its management have no present intention of engaging in a highly leveraged or similar transaction involving American Spectrum.

         The Notes will be issued in fully registered form. This means that for each Limited Partner who elects to receive Notes, such Limited Partner will be issued a Note in his, her or its name. In the event that a Limited Partner wishes to transfer the Note, the Limited Partner will be required to produce the Note prior to transfer and endorse the Note over to the transferee in the manner required by the transferee.

PRINCIPAL AND INTEREST


         The principal amount of the Notes with respect to each Fund will be equal to 96.14% of your portion of the Exchange Value of the American Spectrum Shares, that would otherwise have been paid to your Fund.


         The Notes will bear interest at a fixed rate of interest equal to ___% per annum, which was determined based on 120% of the applicable federal rate as of ________ __, 2000. Interest will accrue from the closing of the Consolidation or from the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on each June 15 and December 15, commencing __________ ___, 2000 (each, an Interest Payment
Date), and on the Maturity Date, to the persons in whose names the Notes are registered in the security register for the Notes at the close of business on the date 14 calendar days prior to such payment day regardless of whether such day is a Business Day, as defined in the Indenture. If any interest payment date falls on a day that is not a Business Day, payment will be made on the next Business Day and no additional interest will be paid. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

         The principal of each Note payable on the Maturity Date will be paid against presentation and surrender of such Note at an office or agency maintained by American Spectrum in _______________ (the Paying Agent) in United States dollars. Initially, the Indenture Trustee will act as Paying Agent.

REDEMPTION

         Notes of any series may be redeemed at any time at the option of American Spectrum, in whole or from time to time in part, at a redemption price equal to the sum of the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date (or, the Redemption Price).

         In the event that, following the closing of the Consolidation, American
Spectrum: (i) sells or otherwise disposes of any property owned by a Fund immediately prior to the Consolidation and realizes net cash proceeds in excess of: (a) the amount required to repay mortgage indebtedness (outstanding immediately prior to the Consolidation) secured by such property or otherwise required to be applied to the reduction of indebtedness of American Spectrum; and (b) the costs incurred by American Spectrum in connection with such sale or other disposition; or (ii) refinances (whether at maturity or otherwise) any indebtedness secured by any property owned by the Fund immediately prior to the Consolidation and realizes net cash proceeds in excess of the amount of indebtedness secured by such property at the time of the Consolidation, calculated prior to any repayment or other reduction in the amount of such indebtedness in the Consolidation, and the costs incurred by American Spectrum in connection with such refinancing (in either case, Net Cash Proceeds), American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the Redemption Price an aggregate amount of principal of the particular series of the Notes which were issued to the holders who were Limited Partners of such Fund prior to the Consolidation equal to 80% of such Net Cash Proceeds.

         If the Paying Agent (other than American Spectrum or an affiliate thereof) holds, on the redemption date of any Notes, money sufficient to pay such Notes, then on and after that date such Notes will cease to be outstanding and interest on them will cease to accrue.

         Notice of any optional or mandatory redemption of any Notes will be given to holders at their addresses, as shown in the security register for the Notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

         If less than all the Notes of any series are to be redeemed, the Indenture Trustee shall select, in such manner as it shall deem fair and appropriate, the Notes to be redeemed in whole or in part.

PROCEEDS FROM SALE OF PROPERTIES FORMERLY OWNED BY THE FUNDS

         In the event that, following the closing of the Consolidation, American Spectrum sells or otherwise disposes of any property owned by a Fund immediately prior to the Consolidation and realizes Net Cash Proceeds, in excess of:

         - the amount required to repay mortgage indebtedness outstanding immediately prior to the Consolidation secured by such property or otherwise required to be applied to the reduction of indebtedness of American Spectrum; and

         - the costs incurred by American Spectrum in connection with such sale or other disposition,

         American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the Notes which were issued to the holders who were Limited Partners of such Fund prior to the Consolidation equal to 80% of such Net Cash Proceeds.

PROCEEDS FROM REFINANCINGS OF PROPERTIES FORMERLY OWNED BY THE FUNDS

         In the event that, following the closing of the Consolidation, American Spectrum refinances, whether at maturity or otherwise, any indebtedness secured by any property owned by a Fund immediately prior to the Consolidation and realizes Net Cash Proceeds in excess of:

         - the amount of indebtedness secured by such property at the time of the Consolidation, calculated prior to any repayment or other reduction in the amount of such indebtedness in the Consolidation; and

         - the costs incurred by American Spectrum in connection with such refinancing,

         American Spectrum will be required within 90 days of the receipt of the total Net Cash Proceeds to redeem at the redemption price an aggregate amount of principal of the particular series of the Notes which were issued to the holders who were Limited Partners of such Fund prior to the Consolidation equal to 80% of such Net Cash Proceeds.

LIMITATION ON INCURRENCE OF INDEBTEDNESS

         Pursuant to the terms of the Indenture, American Spectrum will not, and will not permit any of its subsidiaries to, incur any indebtedness, including indebtedness that is acquired as the result of acquisitions, other than intercompany indebtedness that is subordinate in right of payment to the Notes, if immediately after giving effect to the incurrence of such indebtedness, the aggregate principal amount of all outstanding indebtedness of American Spectrum and its subsidiaries on a consolidated basis, determined in accordance with GAAP, is greater than 70% of American Spectrum's total assets, as defined below.

         As used in the Indenture and the description thereof herein:

         Appraised Real Estate Value shall mean the appraised value of the Properties or any property subsequently purchased by American Spectrum, as determined by Stanger or another independent real estate appraiser retained by American Spectrum.

         Subsidiary means: (i) a corporation, partnership, limited liability company, trust, REIT or other entity a majority of the voting power of the voting equity securities of which are owned, directly or indirectly, by American Spectrum or by one or more subsidiaries of American Spectrum; (ii) a partnership, limited liability company, trust, REIT or other entity not treated as a corporation for federal income tax purposes, a majority of the equity interests of which are owned, directly or indirectly, by American Spectrum or a subsidiary of American Spectrum; or (iii) one or more corporations which, either individually or in the aggregate, would be Significant Subsidiaries (as defined below, except that the investment, asset and equity thresholds for purposes of this definition shall be 5%), the majority of the value of the equity interests of which are owned, directly or indirectly, by American Spectrum or by one or more subsidiaries.

         Total Assets means the sum of: (i) Appraised Real Estate Value; and
(ii) all other assets (excluding intangibles) of American Spectrum and its Subsidiaries determined on a consolidated basis (it being understood that the accounts of Subsidiaries shall be consolidated with those of American Spectrum only to the extent of American Spectrum's proportionate interest therein).

MERGER, CONSOLIDATION OR SALE

         American Spectrum will not merge or consolidate with or into, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any individual, corporation, limited liability company, Fund, joint venture, association, joint stock company, trust, REIT, unincorporated organization or government or any agency or political subdivision thereof (any such entity, a Person), or permit any Person to merge with or into American Spectrum, unless:

         - either American Spectrum shall be the continuing Person or the Person (if other than American Spectrum) formed by such consolidation or into which American Spectrum is merged or that acquired such property and assets of American Spectrum shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Indenture Trustee, all of the obligations of American Spectrum on the Notes and under the Indenture;

         - immediately after giving effect, on a pro forma basis, to such transaction, no default or event of default, as described below, shall have occurred and be continuing; and

         - American Spectrum will have delivered to the Indenture Trustee an officers' certificate stating that such consolidation, merger or transfer and such supplemental indenture complies with such conditions.

EVENTS OF DEFAULT, NOTICE AND WAIVER

         The following events are Events of Default with respect to the Notes of any series:

         - default for 30 days in the payment of any installment of interest on any Note of such series;

         - default in the payment of the principal of any Note when due and payable at maturity, redemption, by acceleration or otherwise;

         - default in the payment of any mandatory redemption of principal on or before the date 90 days after the receipt of the total Net Cash Proceeds from the applicable sale or other disposition or refinancing of a property giving rise to the obligation to make such redemption;

         - default in the performance of any other covenant or agreement of American Spectrum contained in the Indenture, such default having continued for 60 days after written notice as provided in the Indenture; and

         - certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator, assignee or trustee of American Spectrum or any Significant Subsidiary or any of their respective property. The term Significant Subsidiary means any Subsidiary which is a "significant subsidiary" of American Spectrum as defined by Regulation S-X promulgated under the Securities Act.

         If an Event of Default under the Indenture occurs and is continuing, then in every such case other than a bankruptcy-related Event of Default as described above, in which case the principal amount of the Notes shall become immediately due and payable, the Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding Notes of any series may declare the principal amount of all of the Notes of any series to be due and payable immediately by written notice thereof to American Spectrum (and to the Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to any series of Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the holders of not less than a majority of the principal amount of outstanding Notes of any series may rescind and annul such declaration and its consequences if: (i) American Spectrum shall have paid or deposited with the Indenture Trustee all required payments of the principal of and interest on the Notes of any series, plus certain fees, expenses, disbursements and advances of the Indenture Trustee; (ii) all Events of Default, other than the nonpayment of accelerated principal of (or specified portion thereof) and interest on the Notes have been cured or waived. The Indenture provides that the holders of not less than a majority of the principal amount of the outstanding Notes of a series may waive any past default with respect to such series and its consequences, except a default in the payment of the principal of or interest on any Note, or in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Note affected thereby.

         The Indenture Trustee will be required to give notice to Noteholders within 90 days of a default under the Indenture unless such default has been cured or waived; provided, however, that the Indenture Trustee may withhold notice to the holders of any default (except a default in the payment of the principal of or interest on any Note or in the payment of any mandatory redemption installment in respect of any Note) if specified Responsible Officers (as defined in the Indenture) of the Indenture Trustee determine in good faith such withholding to be in the interest of such holders.

         The Indenture provides that no Noteholders may institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, except in the case of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Notes, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any Noteholders from instituting suit for the enforcement of payment of the principal of and interest on such Notes at the respective due dates thereof.

         Subject to provisions in the Indenture relating to its duties in case of default, the Indenture Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders of any outstanding Notes under the Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon the Indenture Trustee. However, the Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee if the Indenture Trustee in good faith determines that the proceeding will involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of Notes of such series not joining therein. Within 120 days after the close of each fiscal year, American Spectrum must deliver to the Indenture Trustee a certificate, signed by one of several specified officers of American Spectrum, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

         Modifications and amendments of the Indenture will be permitted to be made by American Spectrum and the Indenture Trustee without the consent of any holder of Notes for any of the following purposes: (i) to cure any ambiguity, defect or inconsistency in the Indenture; (ii) to evidence the succession of another Person to American Spectrum as obligor under the Indenture; (iii) to permit or facilitate the issuance of the Notes in uncertificated form; (iv) to make any change that does not adversely affect the rights of any holder of Notes; (v) to provide for the issuance of and establish the form and terms and conditions of the Notes of any series as permitted by the Indenture; (vi) to add to the covenants of American Spectrum or to add Events of Default for the benefit of holders or to surrender any right or power conferred upon American Spectrum in the Indenture; (vii) to evidence and provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts under the Indenture by more than one Indenture Trustee; (viii) to provide for guarantors or collateral for the Notes of any series; or (xi) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

         Modifications and amendments of the Indenture, other than those described above, will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Notes which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of each Noteholder affected thereby: (i) change the stated maturity of the principal of, any installment of interest on, any Note; (ii) reduce the principal amount of or interest on any Note; (iii) change the place of payment, or the coin or currency, for the payment of principal of or interest on any Note; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note; (v) waive a default in the payment of principal of or interest on the Notes (other than a recission of acceleration of the Notes of any series and a waiver of the payment default that resulted from such acceleration, as provided in the Indenture); or (vi) reduce the percentages of outstanding Notes of any series necessary to modify or amend the Indenture or to waive compliance with certain provisions thereof or certain defaults and consequences.

         The Indenture provides that the holders of not less than a majority in principal amount of outstanding Notes have the right to waive compliance by American Spectrum with certain covenants in the Indenture.

SATISFACTION AND DISCHARGE

         American Spectrum may discharge certain obligations to Noteholders that have not already been delivered to the Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Indenture Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Notes in respect of principal and interest to the date of such deposit (if such Notes have become due and payable) or to the stated maturity or redemption date, as the case may be, and delivering to the Indenture Trustee an officers' certificate and a legal opinion stating that the conditions precedent to such discharge have been complied with.

NO CONVERSION RIGHTS

         The Notes will not be convertible into or exchangeable for any capital stock of American Spectrum.

GOVERNING LAW

         The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS

         The following information has been prepared to compare the amounts of compensation paid and cash distributions made by the Funds to the General Partners and their affiliates to the amounts that would have been paid if the compensation and distribution structure which will be in effect after the Consolidation had been in effect during the years presented below.

         Under the partnership agreements, the General Partners of the Funds and their affiliates are entitled to receive fees in connection with managing the affairs of each Fund. The partnership agreements also provide that the General Partners are to be reimbursed for their expenses for services performed for each Fund, such as legal, accounting, transfer agent, data processing and duplicating services.

         American Spectrum intends to operate as an internally-advised REIT. As part of the Consolidation, all participating Funds will share in the overall cost of managing the consolidated portfolio of properties owned by American Spectrum. As Stockholders, you and the other former Limited Partners of the Funds will receive distributions in proportion with your ownership of American Spectrum Shares. This cost participation and dividend payment are in lieu of the payments to the General Partners discussed above.

         During the years ended December 31, 1997, 1998 and 1999 and the three months ended March 31, 2000, the aggregate amounts accrued or actually paid by the Funds to the General Partner are shown below under "Historical" and the estimated amounts of compensation that would have been paid had the Consolidation been in effect for the years presented are shown below under "Pro Forma":

                 COMPENSATION, REIMBURSEMENTS AND DISTRIBUTIONS
                             TO THE GENERAL PARTNERS


                                                                                                         Three
                                                                                                         Months
                                                                                                         Ended
                                                                Year Ended December 31,                  March 31,
                                                                -----------------------                  ---------
                                                           1997           1998             1999           2000
                                                           ----           ----             ----           ----
HISTORICAL:

Management Fees                                         $  780,080      $  789,171      $  808,656      $213,286
Administrative Fees                                        676,009         647,457         741,617       175,629
Leasing Fees                                               360,379         230,545          56,621        18,141
Construction Supervision Fees                              151,001          46,801          30,332             -
Broker Fees                                                 61,000               -               -             -
General Partner Distributions                              146,369          64,239               -             -
                                                      ------------   -------------    ------------    ----------
Total historical                                        $2,174,838      $1,778,213      $1,637,226      $407,056
                                                      ============   =============    ============    ==========

Pro Forma:
Cash Distributions on American Spectrum Shares
issuable in respect of the CGS Management
Company(1)
Salary Compensation
                                                      ------------   -------------    ------------    ----------
     Total pro forma                                             -               -              -              -
                                                      ============   =============    ============    ==========

(1) A portion of the compensation payable to the General Partners and their affiliates by the Funds was used to pay expenses of the Funds borne by the general partners and their affiliates. Since American Spectrum will be internally managed, expenses of this type will be borne by American Spectrum after the Consolidation.

         If you would like more detailed information regarding the General Partners' compensation and distributions on a pro forma and historical basis for each Fund, please read the Supplement for your Fund under the heading "Compensation, Reimbursements and Distributions to the General Partner."

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of the material federal income tax issues associated with the Consolidation was prepared by PR, and is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this Consent Solicitation, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with all of the federal income or other tax consequences applicable to you in light of your particular investment or other circumstances.

         American Spectrum has not requested a ruling from the Internal Revenue Service (or IRS) or any other tax authority on the federal, state or local tax considerations relevant to the operation of American Spectrum, the Consolidation, or the ownership or disposition of American Spectrum Shares or Notes. PR has rendered certain opinions discussed herein and believes that if the IRS were to challenge the conclusions expressed in the opinions, the conclusions should prevail in court. Opinions of counsel are not binding on the IRS or on the courts, however, and we cannot predict whether the conclusions reached by PR would be sustained in court.

         You should consult your own tax advisor in determining the federal, state, local, foreign and other tax consequences to you of the receipt, ownership, and disposition of American Spectrum Shares, or Notes (if you are eligible for and choose the Notes Option), the tax treatment of a REIT and potential changes in applicable tax laws.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

         If your Fund is acquired by American Spectrum you will receive American Spectrum Shares unless you elect the Notes Option.

         If your Fund is acquired by American Spectrum and you receive American Spectrum Shares, your ownership of American Spectrum Shares will affect the character and amount of income reportable by you in the future. Because each Fund is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

         In contrast to your treatment as a Limited Partner, if your Fund is acquired by American Spectrum and American Spectrum (following an appropriate election) qualifies as a REIT and you receive American Spectrum Shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the Consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the Funds' tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the Funds. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the Funds' tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you. For certain other differences attributable to American Spectrum's status as a REIT, see "--Taxation of American Spectrum" and "--Taxation of Stockholders--Taxable Domestic Stockholders" below.


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TAX CONSEQUENCES OF THE CONSOLIDATION

         Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your Fund is acquired by American Spectrum, your Fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position consistent with Proposed Treasury Regulation Section 1.708-1 (F.R. January 11, 2000) that the merger of American Spectrum and your Fund will be treated as a transfer of assets of your Fund to American Spectrum in exchange for Shares and a subsequent distribution in liquidation of such Shares. Consistent with such regulation, for those Limited Partners who elect the Notes Option, the transaction will be viewed as a sale of their interest in your Fund to American Spectrum.

         Tax Consequences to Limited Partners Who Receive Shares. Each Fund intends to report the Consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under
Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (ii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to PR that, following the Consolidation, the partners of the Funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and each transferor Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and each transferor Fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, the transferor Funds will not recognize gain upon their transfer of assets to American Spectrum except to the extent the liabilities assumed by American Spectrum exceed the basis of the transferor Fund in the assets contributed. If the liabilities of your Fund assumed by American Spectrum exceed the bases of the assets contributed, your Fund will recognize gain. Such gain will be equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and you will be allocated your share of the gain. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails each Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. PR is not opining as to whether gain will be recognized by the contributing Funds in the Consolidation.

         In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

         Tax Consequences to Limited Partners Who Receive Notes. If your Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).

     If you receive American Spectrum Shares in the distribution your Fund will recognize gain to the extent that the liabilities assumed by American Spectrum exceed the bases of the assets your Fund contributed to American Spectrum. See "Tax Consequences to Limited Partners who Receive Shares."

     Immediately before the distribution of Shares by your Fund to you, the basis of the Shares in the hands of your Fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by the transferor Fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of Shares by your Fund to you, your basis in the American Spectrum Shares will equal the adjusted basis of your partnership interest in your Fund.

     If you elect the Notes Option, you will have gain at the time of your sale of your interests in your Fund. However, you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your Units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your Fund, plus any gain recognized in the distribution.

     Tax Consequences to Tax Exempt Investors. Because the assets of your Fund are held for investment and not for resale, the Consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section
501(c)(9) (voluntary employees' beneficiary associations), section
501(c)(17) (supplemental unemployment benefit trusts) or section
501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Consolidation. In addition, the Consolidation may result in the recognition by tax-exempt partners (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.



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TREATMENT OF NOTEHOLDERS

         Stated Interest. If you use the accrual method of tax accounting, and you receive Notes from your cash method Fund you must include the value of the
Note in income when received. If you are a cash method taxpayer and receive Notes in the Consolidation, under general principles of the Code, you must include stated interest in income as it is actually or constructively received.

         Payments of interest income to you will constitute portfolio income, not passive activity income for purposes of section 469 of the Code. Accordingly, such income will not be subject to reduction by your losses from passive activities (e.g., any interest in a trade or business held as a Limited Partner in which you do not materially participate) if you are subject to the passive activity loss rules. Income attributable to interest payments may be offset by investment expense deductions, however, subject to the limitation that, if you are an individual investor, you may only deduct miscellaneous itemized deductions (including investment expenses) to the extent such deductions exceed two percent of your adjusted gross income.

         Receipt of Principal. Noteholders will recognize gain or loss when American Spectrum makes payments of principal under the Notes. The amount of gain or loss recognized at the time the principal payments are made is equal to the amount of the principal payment multiplied by a fraction, the denominator of which is the face amount of the Note and the numerator of which is the remainder of the face amount of the Note less the noteholder's basis in the Note. If, however, the Notes are redeemed in part prior to the Maturity Date, the amount of gain or loss recognized at the time the principal payments are made will be equal to the difference between the amount of the principal payments made and a proportionate amount of the noteholder's basis in the Notes. To the extent a noteholder's adjusted tax basis in his or her Notes is greater than the face amount of the Notes, the excess should be treated as a capital loss upon the retirement or maturity of the Notes.

         Disposition of Notes. In general, if you are a Noteholder, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note measured by the difference between: (i) the amount of cash and the fair market value of property received (except, for cash method taxpayers, to the extent attributable to the payment of accrued interest); and
(ii) your tax basis in the Note. Any such gain or loss will generally be long-term capital gain or loss, provided the Note was a capital asset in your hands and was held for more than one year.

         If the face amount of the Notes that you hold at the end of the taxable year (together with any other installment obligations that you receive during the year) exceeds $5 million, you may be required to pay to the IRS interest at the federal underpayment rate based on a portion of the tax liability that you have deferred.

         Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.

         The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.

         Tax Issues Relating to Foreign Limited Partners. The rules governing U.S. federal income taxation of nonresident alien individuals and foreign entities are complex, and we will not try here to provide more than a brief summary of certain rules relating to the Consolidation. If you are a foreign Limited Partner, you should consult your tax advisors to determine the impact of the Consolidation under the tax laws applicable to you, including any reporting requirements.


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


         The Foreign Investment in Real Property Tax Act of 1980 (FIRPTA) introduced special rules applicable to foreign investors in United States real property and partnerships owning United States real property. FIRPTA generally subjects foreign investors to United States taxation at regular United States rates on the gain from the sale by such foreign investors of United States real property interests, which include: (i) United States real estate; and (ii) interests in certain entities (including partnerships) holding United States real estate. FIRPTA also imposes withholding on such sales.

         Section 702(b) of the Code determines the character of an item included in a partner's distributive share of gain as if the item were realized directly by the partner from the source from which the item was realized by the partnership. Therefore, if a partnership sells a United States real property interest, FIRPTA should apply as if the foreign partner had sold the United States real property interest directly. Substantially all of the assets in the Funds consist of United States real property interests. Accordingly, you should take into account your distributive share of any gain or loss recognized by your Fund on its disposition of the United States real property interests in the Consolidation. Consequently, you will be subject to tax upon your distributive share of any such gain.

         Section 1446 requires partnerships to withhold at a 39.6% rate with respect to noncorporate foreign partners and at a 35% rate with respect to corporate foreign partners on "effectively connected taxable income" allocable to foreign partners. A foreign partner's distributive share of the income from a disposition of a United States real property interest is subject to withholding under section 1446 because FIRPTA characterizes such gain as effectively connected taxable income. Any amounts withheld with respect to the distributive share of a foreign partner are treated as a credit against the United States tax liability of such partner for the taxable year to which the withholding relates. Withheld amounts are treated as a distribution on the last day of the partnership taxable year for which the withheld amount was paid (or, if earlier, on the last day on which the partner owned an interest in the partnership).

         To satisfy the above withholding obligation with respect to the Consolidation, your Fund may retain and place in an escrow account, or similar arrangement, American Spectrum Shares or Notes to be received by any foreign Limited Partner, pending a sale of a portion of American Spectrum Shares or Notes sufficient to satisfy the withholding requirement or, alternatively, the receipt of an amount of cash from such foreign Limited Partner sufficient to satisfy the withholding requirement.

TAXATION OF AMERICAN SPECTRUM


         General. Until American Spectrum elects to be taxed as a REIT American Spectrum will be taxed as an ordinary corporation and it will be subject to federal income tax (including alternative minimum tax) on its taxable income at regular corporate rates. Any distribution by American Spectrum to its stockholders will be subject to tax as a dividend at stockholder's respective dividend rates. Beginning with the tax year ending on December 31, 2002, American Spectrum intends to elect to be taxed as a REIT for federal income tax purposes, as defined in sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 2002. American Spectrum believes that it is organized and will operate so as to qualify as a REIT. We cannot predict, however, whether American Spectrum will continue to succeed in qualifying as a REIT. The provisions of the Code pertaining to REITs are highly technical and complex. Accordingly, we urge you to review this summary with your tax advisor, the applicable Code sections, rules and regulations issued thereunder, and administrative and judicial interpretations thereof.


         If American Spectrum qualifies to be treated as a REIT for federal income tax purposes, it generally will not be subject to federal corporate income tax on net income that is currently distributed to American Spectrum stockholders. This treatment substantially eliminates the "double taxation" (imposed at the corporate level when earned and once again at the stockholder level when distributed) that generally results from investments in a corporation.

         Certain Corporate Level Taxation. Regardless of whether American Spectrum qualifies as a REIT, American Spectrum will be subject to federal income tax in the following circumstances:


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

         - American Spectrum will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains.

         - Under certain circumstances, American Spectrum may be subject to the alternative minimum tax on its items of tax preference.

         - If American Spectrum has net income from foreclosure property, which is real property, and any attached personal property acquired as a result of default on a lease of, or on a loan secured by, this property, it will be subject to tax on this income at the highest corporate rate.

         - If American Spectrum has net income derived from a prohibited transaction, which is a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business, this income will be subject to a 100% tax.

         - If American Spectrum should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which it fails the 75% or the 95% test.

         - If, during each calendar year, American Spectrum fails to distribute at least the sum of: (i) 85% of its real estate investment trust ordinary income for such year; (ii) 95% of its real estate investment trust capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, American Spectrum will be subject to a four percent excise tax on the excess of the required distribution over the amounts actually distributed.

         - In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in-gains at the time American Spectrum becomes a REIT.

         If American Spectrum fails to qualify as a REIT for any taxable year and certain relief provisions do not apply, American Spectrum will be subject to federal income tax (including alternative minimum tax) as an ordinary corporation on its taxable income at regular corporate rates. To the extent that American Spectrum would be subject to tax liability for any taxable year, the amount of cash available for satisfaction of its liabilities and for distribution to its stockholders would be reduced. In addition, if American Spectrum fails to qualify as a REIT, distributions made to you, as a stockholder of American Spectrum, generally would be taxable as ordinary income to the extent of current and accumulated earnings and profits and, subject to certain limitations, certain investors would be eligible for the corporate dividends received deduction, but we cannot guarantee that any such distributions would be made. American Spectrum would not be eligible to elect REIT status for the four taxable years after the taxable year it failed to qualify as a REIT, unless its failure to qualify was due to reasonable cause and not willful neglect and certain other requirements were satisfied.

         Requirements for Qualification. As discussed more fully below, the Code defines a REIT as a corporation, trust or association that:

         -        is managed by one or more trustees or directors;

         - uses transferable shares or transferable certificates to evidence beneficial ownership;

         - would be taxable as a domestic corporation, but for sections 856 through 860 of the Code;

         -        is neither a financial institution nor an insurance company;

         -        has at least 100 persons as beneficial owners;

         -        is not closely held as defined in section 856(h) of the Code;
                  and

         - satisfies certain other tests that are described below regarding the nature of its assets and income and the amount of its distributions.

         Following the consummation of the Consolidation, American Spectrum will satisfy the share ownership requirement set forth above. In order to ensure continuing compliance with these ownership requirements, American Spectrum will place certain restrictions on the transfer of its stock to prevent further concentration of stock ownership. See "DESCRIPTION OF CAPITAL STOCK -- Ownership Limits and Restrictions on Transfer." Moreover, to evidence compliance with these requirements, American Spectrum must maintain records which disclose actual ownership of its outstanding Common Stock. In fulfilling its obligation to maintain these records, American Spectrum must, and will, demand written statements each year from the record holders of designated percentages of its Common Stock disclosing the actual owners of such Common Stock. A list of those persons failing or refusing to comply with such demand must be maintained as a part of American Spectrum's records. Although a failure to make such demand to ascertain the actual ownership of its shares will not cause a disqualification of REIT status, a monetary fine will result. A stockholder failing or refusing to comply with American Spectrum's written demand must submit with his or her tax return a similar statement and certain other information.

         In the case of a REIT that is a partner in a partnership, the Treasury Regulations deem that the REIT owns its proportionate share of the assets of the partnership and is entitled to the income of the partnership attributable to its proportionate share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT retain the same character as in the hands of the partnership for purposes of section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, American Spectrum's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities and items of income of American Spectrum for purposes of applying the asset and gross income tests described below.

         Income Tests. In order for American Spectrum to qualify as a REIT, there are currently two requirements relating to American Spectrum's gross income that must be satisfied annually. First, at least 75% of American Spectrum's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of temporary investment income or of certain defined categories of income derived directly or indirectly from investments relating to real property or the mortgages on real property. Subject to various limitations, these categories include rents from real property, interest on mortgages on real property, gain from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business, income from foreclosure property, dividends or other distributions on, and gain (other than from prohibited transactions) from the sale or disposition of, shares in other REITs and amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property. Second, at least 95% of American Spectrum's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived either from income qualifying under the 75% test or from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

         American Spectrum expects to satisfy the two current tests for the taxable year commencing January 1, 2002 and subsequent taxable years.

         Much of American Spectrum's income will be derived from rent from its properties. Rent from its properties qualifies as "rents from real property" in satisfying the two gross income tests only if the following conditions are met:

         - The rent must not be based in whole or in part, directly or indirectly, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

         - Rents received from a tenant will not qualify as "rents from real property" if American Spectrum, or a direct or indirect owner of 10% or more of American Spectrum, owns, directly or constructively, 10% or more of the tenant;

         - If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property"; and

         - For rents to qualify as "rents from real property," American Spectrum generally must not operate or manage the property or furnish or render services to the tenants of such property, except that American Spectrum may directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services that are considered to be rendered to the occupant of the property. However, American Spectrum is permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants without causing the rental income to fail to qualify as rents from real property.

         American Spectrum has represented to PR that it will not violate any of the four conditions specified above. Specifically, American Spectrum expects that a substantial majority of its income will be derived from leases of the type described in "American Spectrum's Business and the Properties--The Properties-Description of Leases," and it does not expect such leases to generate income that would not qualify as rents from real property for purposes of the 75% and 95% income tests.

         If American Spectrum fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT if: (i) American Spectrum's failure is due to reasonable cause and not willful neglect; (ii) it reports the nature and amount of each item of its income on a schedule attached to its tax return for such year; and (iii) the reporting of any incorrect information is not due to fraud with intent to evade tax. Even if these three requirements are met and American Spectrum is not disqualified as a REIT, however, a penalty tax would be imposed by reference to the amount by which American Spectrum failed the 75% or 95% test (whichever amount is greater).

         Asset Tests. For tax years commencing January 1, 2002, at the end of each quarter of American Spectrum's taxable year, at least 75% of the value of its total assets must consist of "real estate assets," cash and cash items (including receivables), and certain government securities. The balance of American Spectrum's assets generally may be invested without restriction, except that securities holdings not within the 75% class of assets generally must not (with the exception of holdings by American Spectrum's stock of taxable REIT subsidiaries) with respect to any one issuer exceed 5% of the value of American Spectrum's assets or 10% of an issuer's value or outstanding voting securities. In addition, not more than 20% of the value of American Spectrum's total assets may consist of the total value of all of its taxable REIT subsidiaries. The term "real estate assets" includes real property, interests in real property, leaseholds of land or improvements thereon, and mortgages on any such property or leasehold and any property attributable to the temporary investment of new capital (but only if this investment is in stock or a debt instrument and only for the one-year period beginning on the date that American Spectrum receives the capital).

         After initially meeting the asset tests at the close of any quarter, American Spectrum will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter.

         American Spectrum believes that it will satisfy the requirements for the three asset tests described above. American Spectrum intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. In particular, at of the end of each calendar quarter, American Spectrum will limit and diversify its ownership of securities as necessary to satisfy the REIT asset tests described above.

         Ownership Tests. The Code provides the following ownership requirements for qualification as a REIT:

         - during the last half of each taxable year, not more than 50% in value of the REIT's outstanding shares may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (or certain entities as defined in the Code); and

         - there must be at least 100 stockholders (without reference to any attribution rules) on at least 335 days of a 12-month taxable year (or a proportionate part of a shorter taxable year).

         These requirements do not apply to the first taxable year for which an election is made to be treated as a REIT. In keeping with these requirements, American Spectrum's Amended and Restated Articles of Incorporation generally prohibit any person or entity from actually, constructively or beneficially acquiring or owning (applying certain attribution rules) more than 5% of the issued and outstanding American Spectrum Shares (including any Preferred Stock). This limitation does not apply to existing stockholders who own more than 5% of American Spectrum shares of the effective date of the Consolidation.

         Under the Articles of Incorporation, the Board of Directors may require that each holder of American Spectrum Shares disclose to American Spectrum's Board of Directors in writing such information with respect to actual, constructive or beneficial ownership of American Spectrum Shares. Treasury Regulations govern the method by which American Spectrum is required to demonstrate compliance with these stock ownership requirements and the failure to satisfy such regulations could cause American Spectrum to fail to qualify as a REIT. We believe that American Spectrum will meet these stock ownership requirements for each taxable year and will be able to demonstrate its compliance with these requirements.

         Distribution Requirements. American Spectrum must distribute to its stockholders for each taxable year ordinary income dividends in an amount equal to at least: (a) 90% of the sum of (i) its "real estate investment trust taxable income" (computed before deduction of dividends and excluding any net capital gains) and; (ii) the excess of net income from foreclosure property over the tax on such income, minus (b) certain excess noncash income. "Real estate investment trust taxable income" generally is the taxable income of a REIT computed as if it were an ordinary corporation, with certain adjustments. Distributions must be made in the taxable year to which they relate, or, if declared before the timely filing of American Spectrum's tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following taxable year.

         American Spectrum intends to make distributions to stockholders that will meet the 90% distribution requirement. Under some circumstances, however, American Spectrum may not have sufficient funds from its operations to make cash distributions to satisfy the 90% distribution requirement. For example, in the event of the default or financial failure of one or more tenants or lessees, American Spectrum might be required under federal income tax principles to continue to accrue rent for some period of time even though American Spectrum would not currently be receiving the corresponding amounts of cash. Similarly, American Spectrum might not be entitled, under federal income tax principles, to deduct certain expenses at the time those expenses are incurred. In either case, American Spectrum's cash available for making distributions might not be sufficient to satisfy the 90% distribution requirement. If the cash available to American Spectrum is insufficient to make the necessary distributions, American Spectrum might raise cash by borrowing funds, issuing new securities or selling assets. If American Spectrum ultimately were unable to satisfy the 90% distribution requirement, it would fail to qualify as a REIT and, as a result, would be subject to federal income tax as an ordinary corporation.

         If American Spectrum fails to satisfy the 90% distribution requirement as a result of an adjustment to its tax returns by the IRS, under certain circumstances it may be able to rectify its failure by paying a "deficiency dividend" (plus a penalty and interest) within 90 days after such adjustment. This deficiency dividend would be included in American Spectrum's deductions for dividends paid for the taxable year affected by such adjustment. The deduction for a deficiency dividend will be denied, however, if any part of the adjustment resulting in the deficiency is attributable to fraud with intent to evade tax or to willful failure to file an income tax return on time.

         Opinion of Proskauer Rose LLP. Based upon representations made by officers of American Spectrum with respect to relevant factual matters upon the existing Code provisions, the applicable regulations issued under the Code (Treasury Regulations), and reported administrative and judicial interpretations of the Code and Treasury Regulations, upon PR's independent review of relevant documents, and upon the assumption that American Spectrum will operate in the manner described in this Consent Solicitation, PR has opined the following:

         - American Spectrum is organized in conformity with the requirements for qualification as a REIT; and

         - American Spectrum's proposed method of operation will enable it to meet the requirements for qualification as a REIT.

You should bear in mind, however, that American Spectrum's ability to qualify and remain qualified as a REIT depends upon actual operating results and future actions by and events involving American Spectrum and others. PR's opinion does not ensure that the actual results of American Spectrum's operations and future actions and events (including changes in tax laws) will enable American Spectrum to satisfy in any given year the requirements for qualification and taxation as a REIT.

         Upon receipt of a written request from you or from your representative designated in writing, we will provide you with a free copy of PR's opinion.

TAXATION OF STOCKHOLDERS

         Taxable Domestic Stockholders. For any taxable year in which American Spectrum qualifies as a REIT for federal income tax purposes, if you (as a stockholder) are a United States person (generally, any person other than a nonresident alien individual, a foreign trust or estate or a foreign partnership or corporation), you generally will be taxed in the following manner:

         - Distributions made by American Spectrum to you generally will be taxed as ordinary income;

         - Amounts that you receive that are properly designated as capital gain dividends by American Spectrum generally will be taxed as long-term capital gain, without regard to the period for which you have held American Spectrum Shares, to the extent that they do not exceed American Spectrum's actual net capital gain for the taxable year;

         - If you are a corporate stockholder, you may be required to treat up to 20% of certain capital gain dividends as ordinary income. Such ordinary income and capital gain are not eligible for the dividends received deduction allowed to corporations;

         - American Spectrum may elect to retain and pay income tax on its net long-term capital gain. If American Spectrum so elects, you will take into income your share of the retained capital gain as long-term capital gain and will receive a credit or refund for your share of the tax paid by American Spectrum, and you will increase the basis of your American Spectrum shares by an amount equal to the excess of the retained capital gain included in your income over the tax deemed paid by you;

         - Distributions in excess of American Spectrum's current or accumulated earnings and profits will not be taxable to you to the extent that they do not exceed the adjusted basis of your American Spectrum Shares, but rather will reduce the adjusted basis of your American Spectrum Shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your American Spectrum Shares, such distributions will be included in your income as long-term capital gain (or short-term capital gain if you have held the American Spectrum shares for one year or less), assuming the shares are a capital asset in your hands;

         - Any distribution that is: (i) declared by American Spectrum in October, November or December of any calendar year and payable to stockholders of record on a specified date in such months; and (ii) actually paid by American Spectrum in January of the following year, shall be deemed to have been received by each stockholder on December 31 of the calendar year in which the dividend is declared and, as a result, will be includable in your gross income for that taxable year;

         - You may not deduct on your income tax returns any net operating or net capital losses of American Spectrum;

         - Upon the sale or other disposition of your American Spectrum Shares, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the adjusted basis of your American Spectrum Shares involved in the transaction. The gain or loss will be long term capital gain or loss if, at the time of sale or other disposition, the American Spectrum Shares involved have been held for more than one year;

         - If you receive a capital gain dividend with respect to American Spectrum Shares that you have held for six months or less at the time of sale or other disposition, any loss recognized by you will be treated as long-term capital loss to the extent of the amount of the capital gain dividend that was treated as long-term capital gain; and

         - Generally, the redemption of American Spectrum Shares by American Spectrum will result in recognition of ordinary income by you unless you "completely terminate" or substantially reduce your interest in American Spectrum, as described in the Code.

         American Spectrum will notify you of which portions of each distribution, in its judgment, constitute ordinary income, capital gain or return of capital for federal income tax purposes. In addition, American Spectrum will report to you and to the IRS the amount of dividends paid or treated as paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, you may be subject to backup withholding at the rate of 31% with respect to dividends paid unless you: (a) are a corporation or fit within certain other exempt categories and, when required, demonstrate this fact; or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules. If you do not provide American Spectrum with a correct taxpayer identification number, you may also be subject to penalties imposed by the IRS. You may credit any amount paid to the IRS as backup withholding against your income tax liability. In addition, American Spectrum may be required to withhold a portion of capital gain dividends from you if you fail to certify your non-foreign status to American Spectrum as described below in "--Foreign Stockholders."

         The state and local income tax treatment of you and American Spectrum may not conform to the federal income tax treatment described above. As a result, you should consult your tax advisors for an explanation of how state and local tax laws would affect your ownership of American Spectrum Shares.

         The tax treatment discussed above is a summary of the general rules and may not deal with all of the tax consequences applicable to you in light of your particular investment or other circumstances. Therefore, you should consult your own tax advisors for an explanation of the tax consequences to you of the receipt, ownership, and disposition of American Spectrum Shares.

         Tax-Exempt Stockholders. If you are an American Spectrum stockholder and a tax-exempt entity, you generally will be taxed in the following manner:

         - Dividends paid by American Spectrum to you generally will not constitute UBTI as defined in section 512(a) of the Code, provided that you have not financed the acquisition of American Spectrum Shares with "acquisition indebtedness" within the meaning of section 524(c) of the Code and your American Spectrum Shares are not otherwise used in an unrelated trade or business; and

         - If you are a qualified trust (i.e., any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code) that holds more than 10% (by value) of the shares of American Spectrum, and if: (i) treating qualified trusts holding American Spectrum Shares as individuals would result in a determination that American Spectrum is "closely held" within the meaning of section 856(h)(1) of the Code; and
                  (ii) American Spectrum is "predominantly held" by qualified trusts, you may be required to treat a certain percentage of American Spectrum's distributions as UBTI. The restrictions on ownership of American Spectrum Shares in the Articles of Incorporation will prevent application of the provisions treating a portion of REIT distributions as UBTI to tax-exempt entities purchasing American Spectrum Shares, absent a waiver of the restrictions by American Spectrum's Board of Directors, as discussed in "Description of Capital Stock Ownership Limits and Restrictions on Transfer."

         The tax treatment of distributions by qualified retirement plans, IRAs, Keogh plans and other tax-exempt entities is beyond the scope of this discussion. If you are one of these entities, you should consult your own tax advisors regarding such questions.

         Foreign Stockholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign participants and other foreign stockholders (collectively, Non-U.S. Stockholders) are complex, and we will not try here to provide more than a summary of such rules, so if you are a prospective Non-U.S. Stockholder, you should consult with your tax advisors to determine the impact of federal, state and local laws with regard to an investment in American Spectrum Shares, including any reporting requirements.

         Assuming that the income from investment in American Spectrum Shares will not be effectively connected with your conduct of a United States trade or business, if you are a Non-U.S. Stockholder, you generally will be taxed in the following manner:

         - Distributions that are not attributable to gain from sales or exchanges by American Spectrum of United States real property interests and not designated by American Spectrum as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current and accumulated earnings and profits of American Spectrum. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend, unless an applicable tax treaty reduces or eliminates that tax;

         - Distributions in excess of American Spectrum's current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed the adjusted basis of your American Spectrum Shares, but rather will reduce the adjusted basis of your American Spectrum Shares;

         - To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of your American Spectrum Shares, the distributions will give rise to tax liability if you would otherwise be subject to tax on any gain from the sale or disposition of your American Spectrum Shares;

         - If it cannot be determined at the time American Spectrum pays a distribution whether the distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate of 30%. You may seek a refund of the withheld amount from the IRS, however, if it is subsequently determined that the distribution was, in fact, in excess of American Spectrum's current and accumulated earnings and profits;

         - American Spectrum is permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current or accumulated earnings and profits. To the extent that the distributions are determined by American Spectrum to exceed current or accumulated earnings and profits, they will generally be subject to a 10% withholding tax, which may be refunded to the extent it exceeds your actual U.S. tax liability, provided the required information is furnished to the IRS;

         - Distributions that are attributable to gain from sales or exchanges by American Spectrum of United States real property interests will be taxed to you under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (or, FIRPTA), as amended. Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to you as if such gain were effectively connected with a United States business. You would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption or rate reduction. American Spectrum is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by American Spectrum as a capital gain dividend. You may credit this amount against your FIRPTA tax liability; and

         - Gain that you recognize upon a sale of American Spectrum Shares generally will not be taxed under FIRPTA if American Spectrum is a "domestically controlled REIT." American Spectrum currently believes that it will be a "domestically controlled REIT."

         Gain not subject to FIRPTA nonetheless will be taxable to you if: (i) investment in the American Spectrum Shares is treated as "effectively connected" with your U.S. trade or business; or (ii) you are a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. If you are a foreign corporate stockholder, "effectively connected" gain realized by you may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of your American Spectrum Shares were to be subject to taxation under FIRPTA, you would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of your American Spectrum Shares would be required to withhold and remit to the IRS 10% of the purchase price.

STATE AND LOCAL TAXES

         American Spectrum or its stockholders or both may be subject to state, local or other taxation in various state, local or other jurisdictions, including those in which they transact business or reside. The tax treatment in such jurisdictions may differ from the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws on an investment in the common stock of American Spectrum.

                                     EXPERTS

         The combined financial statements of American Spectrum Predecessor and the financial statements of Nooney Rider Trail, LP and Meadow Wood Village Apartments Ltd., LP as of December 31, 1998 and 1999 and the related statements of operations, equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999, included in this Consent Solicitation, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


         The financial statements of Nooney Income Fund Ltd., Nooney Income Fund Ltd. II, L.P., Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Pension Investors '84 and Sierra pacific Institutional Investors V as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the financial statements of Nooney Real Property Investors-Two, L.P. as of November 30, 1999 and 1998, and for each of the three years in the period ended November 30, 1999, and the related financial statement schedules included in the Consent Solicitation, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in the registration statement (such report for Sierra Pacific Development Fund III expresses an unqualified opinion and includes an explanatory paragraph relating to partnership's ability to continue as a going concern), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The consolidated balance sheets of Nooney-Hazelwood Associates, L.P. and Investor as of December 31, 1997, 1998 and 1999 and the related statements of operations, partners capital and cash flows for each of the three years then ended, included in this Consent Solicitation, have been audited by Wolfe, Nilges, Nahorski, P.C., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such report.

         The appraisals included as exhibits to this Registration Statement on Form S-4 have been prepared by Stanger and are included therein in reliance upon the authority of said firm as experts in giving such reports.

                                  LEGAL MATTERS

         Certain legal matters, including certain tax matters, will be passed upon for American Spectrum by PR.

                       WHERE YOU CAN FIND MORE INFORMATION

         American Spectrum and each Fund are subject to the reporting requirements of the Exchange Act, and are required to file reports and other information with the Securities Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549. In addition, American Spectrum has filed a Registration Statement on Form S-4 under the Securities Act with respect to the securities offered pursuant to this Consent Solicitation. This Consent Solicitation, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial schedules thereto. For further information concerning the Consolidation, you should refer to American Spectrum's Registration Statement and such exhibits and schedules which are available at the SEC's web site at http://www.sec.gov. Also, you may examine copies of such documents without charge at, or obtain copies of such documents upon payment of prescribed fees from, the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at Room 1400, 75 Park Place, New York, New York 10007 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         The Supplement to this Consent Solicitation has been prepared for your Fund and will be delivered to you and the other Limited Partners of your Fund. Upon receipt of a written request by you or your representative so designated in writing, we will send a copy of any Supplement without charge. All requests should be directed to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010. (800) ___________.

         Statements contained in this Consent Solicitation or any supplements hereto as to the contents of any contract or other document which is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

         In addition to applicable legal or __________ requirements, if any, American Spectrum will send to holders of American Spectrum Shares annual reports containing audited financial statements with a report thereon by American Spectrum's independent public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

         The unaudited financial statements of Nooney Real Property Investors-Two for the quarter ended May 31, 2000 and the Management's Discussion and Analysis of Financial Condition and Results of Operations for the quarter ended May 31, 2000 are incorporated by reference to the Quarterly Report on Form 10-Q for Nooney Real Property Investors-Two for the quarter ended May 31, 2000.

                          INDEX TO FINANCIAL STATEMENTS


Pro Forma Combined:
                               - Unaudited Pro Forma Combined Balance Sheet of American Spectrum; fund participation maximum as of March 31, 2000...........................................................F-7

                               - Unaudited Pro Forma Combined Statement Of Operations of American Spectrum; fund participation assumption maximum year ended  December 31, 1999.........................F-9


                               - Unaudited Pro Forma Combined Statement of Operations of American Spectrum; fund participation assumption maximum three months ended March 31, 2000.....................F-11

                               - Unaudited Pro Forma Combined Cash Flow Statement of American Spectrum; fund participation assumption maximum year ended December 31, 1999..........................F-13

                               - Unaudited Pro Forma Combined Cash Flow Statement of American Spectrum; fund participation assumption maximum three months ended March 31, 2000.....................F-14

                               - Unaudited Pro Forma Combined Balance Sheet of American Spectrum; fund participation assumption minimum as of March 31, 2000................................................F-15

                               - Summary Unaudited Pro Forma Combined Balance Sheet of American Spectrum; fund participation assumption minimum as of March 31, 2000..................................F-16

                               - Unaudited Pro Forma Combined Statement of Operations of American Spectrum; fund participation assumption minimum year ended December 31, 1999..........................F-17

                               - Unaudited Pro Forma Combined Statement of Operations of American Spectrum; fund participation assumption minimum three months ended March 31, 2000.....................F-19

                               - Unaudited Pro Forma Combined Cash Flow Statement of American Spectrum; fund participation assumption minimum year ended December 31, 1999..........................F-21

                               - Unaudited Pro Forma Combined Cash Flow Statement of American Spectrum; fund participation assumption minimum three months ended March 31, 2000.....................F-22

                               - Notes to Unaudited Pro Forma Combined Data of American Spectrum........................F-23

                               - Pro forma Combining Balance Sheets of the Funds; fund participation assumption maximum as of March 31, 2000...................................................................F-26

                               - Summary Historical Combining Balance Sheet of the Funds; fund participation assumption maximum as of March 31, 2000...........................................................F-27

                               - Pro forma Combining Statement of Operations of the Funds; fund participation assumption maximum year ended December 31, 1999...................................................F-28

                               - Pro Forma Combining Statement of Operations of the Fund; fund participation assumption maximum three months ended March 31, 2000..............................................F-29

                               - Pro Forma Combining Cash Flow of the Funds; fund participation assumption maximum year ended December 31, 1999................................................................F-30

                               - Pro Forma Combining Cash Flow of the Funds; fund participation assumption maximum year ended March 31, 2000...................................................................F-31

                               - Pro Forma Combining Balance Sheets of the Funds; fund participation assumption minimum as of March 31, 2000...................................................................F-32

                               - Pro Forma Combining Statement of Operations of the Funds; fund participation assumption minimum year ended December 31, 1999...................................................F-33

                               - Pro Forma Historical Combining Statement of Operation of the Funds; fund participation assumption minimum three months ended March 31, 2000.....................F-34

                               - Pro Forma Combining Cash Flow of the Funds; fund participation assumption minimum year ended December 31, 1999................................................................F-35

                               - Pro Forma Combining Cash Flow of the Funds; fund participation assumption minimum three months ended March 31, 2000............................................................F-36

                               - Pro Forma Combining Balance Sheets of Other Affiliates as of March 31, 2000............F-37

                               - Pro Forma Combining Statement of Operation of Other Affiliates year ended December
                                 31, 1999...............................................................................F-38

                               - Pro Forma Combining Statements of Operations of Other Affiliates three months ended
                                 March 31, 2000.........................................................................F-39

                               - Pro Forma Combining Cash Flows of Other Affiliates year ended December 31, 1999........F-40

                               - Pro Forma Combining Cash Flows of Other Affiliates three months ended March 31, 2000...F-41

American Spectrum Predecessor:

                               - Report of Independent Public Accountants...............................................F-43

                               - Combined Balance Sheets - December 31, 1998 and 1999 and March 31, 2000 (Unaudited)....F-44

                               - Combined Statements of Operations - for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 (Unaudited)............F-45

                               - Combined Statements of Cash flows for the years ended December 31, 1997, 1998 and
                                 1999 and for the three months ended March 31, 1999 and 2000 (Unaudited)................F-46

                               - Combined Statements of Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 and 2000 (Unaudited)............F-47

                               - Notes to Combined Financial Statements.................................................F-49


Meadow Wood Village Apartments, Ltd., LP:

         Selected Historical Financial Data......................................................................    F-65

         Report of Independent Public Accountants................................................................    F-67

         Balance Sheets - December 31, 1998 and 1999 and March 31, 2000 (Unaudited)..............................    F-68

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999 and for the three
         months ended March 31, 1999 and 2000 (Unaudited)........................................................    F-69

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and for the three
         months ended March 31, 1999 and 2000 (Unaudited)........................................................    F-70

         Statements of Equity (Deficit) for the years ended December 31, 1997, 1998 and for the three months
         ended March 31, 1999 and 2000 (Unaudited)...............................................................    F-71

         Notes to Financial Statements...........................................................................    F-72

Nooney Rider Trail, LLC

         Selected  Historical Financial Data.....................................................................    F-79

         Report of Independant Public Accountants................................................................    F-81

         Balance Sheets - December 31, 1998 and 1999 and March 31, 2000 (Unaudited)..............................    F-82

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and for  the three
         months ended March 31, 199 and 2000 (Unaudited) ........................................................    F-83

         Statements of Equity (Deficit) for the years ended December 31, 1997, 1998 and for the three months
         ended March 31, 199 and 2000 (Unaudited)................................................................    F-84

         Notes to Financial Statements...........................................................................    F-86

Nooney Hazelwood Associates, L.P.

         Selected Historical Financial Data......................................................................    F-93

         Independent Auditors' Report............................................................................    F-96

         Consolidated Balance Sheets - December 31, 1999, 1998 and 1997 and March 31, 2000 (unaudited)...........    F-97

         Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and 1998 and
         for the three months ended March 31, 1999 and 2000 (unaudited)..........................................    F-98

         Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999 and for
         the three months ended March 31, 1999 and 2000 (unaudited)..............................................    F-99

         Consolidated Statements of Partners' Capital (Deficit) for the years ended December 31, 1997, 1998 and
         1999 and for the three months ended March 31, 1999 and 2000 (unaudited).................................    F-100

Sierra Pacific Development Fund I

         Selected Historical Financial Data......................................................................    F-108

         Independent Auditor's Report............................................................................    F-116

         Balance Sheets - December 31, 1998 and 1999.............................................................    F-117

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999.........................    F-118

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999............    F-119

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999...........................    F-120

         Notes to Financial Statements...........................................................................    F-121

         Balance Sheets - March 31, 2000 (Unaudited)...............................................................    F-132

         Statements of Operations for the three months ended March 31, 1999 and 2000 (Unaudited) ..................    F-133

         Statements of Equity (Deficit) for three months ended March 31, 1999 and 2000 (Unaudited).................    F-134

         Statements of Cash Flows for the three months ended March 31, 1999 and 2000 (Unaudited)...................    F-135

         Notes to Financial Statements.............................................................................    F-136

Sierra Pacific Development Fund II

         Selected Historical Financial Data........................................................................    F-140

         Independent Auditor's Report..............................................................................    F-148

         Balance Sheets - December 31, 1998 and 1999...............................................................    F-149

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................    F-150

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............    F-151

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................    F-152

         Notes to Financial Statements.............................................................................    F-153

         Balance Sheets - March 31, 2000 (Unaudited)...............................................................    F-185

         Statements of Operations for the three months ended March 31, 1999 and 2000 (Unaudited) ..................    F-186

         Statements of Equity (Deficit) for three months ended March 31, 1999 and 2000 (Unaudited).................    F-187

         Statements of Cash Flows for the three months ended March 31, 1999 and 2000 (Unaudited)...................    F-188

         Notes to Financial Statements.............................................................................    F-189

Sierra Pacific Development Fund III

         Selected Historical Financial Data........................................................................    F-193

         Independent Auditor's Report..............................................................................    F-202

         Balance Sheets - December 31, 1998 and 1999...............................................................    F-203

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................    F-204

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............    F-206

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................    F-207

         Notes to Financial Statements.............................................................................    F-209

         Balance Sheets - March 31, 2000 (Unaudited)...............................................................    F-227

         Statements of Operations for the three months ended March 31, 1999 and 2000 (Unaudited) ..................    F-228

         Statements of Equity (Deficit) for three months ended March 31, 1999 and 2000 (Unaudited).................    F-229

         Statements of Cash Flows for the three months ended March 31, 1999 and 2000 (Unaudited)...................    F-230

         Notes to Financial Statements.............................................................................    F-231


Sierra Pacific Pension Investors '84

         Selected Historical Financial Data........................................................................    F-237

         Independent Auditor's Report..............................................................................    F-247

         Balance Sheets - December 31, 1998 and 1999...............................................................    F-248

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................    F-250

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............    F-252

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................    F-253

         Notes to Financial Statements.............................................................................    F-255

         Balance Sheets - March 31, 2000 (Unaudited)...............................................................    F-291

         Statements of Operations for the three months ended March 31, 1999 and 2000 (Unaudited) ..................    F-293

         Statements of Equity (Deficit) for three months ended March 31, 1999 and 2000 (Unaudited).................    F-294

         Statements of Cash Flows for the three months ended March 31, 1999 and 2000 (Unaudited)...................    F-295

         Notes to Financial Statements.............................................................................    F-297


Sierra Pacific Institutional Properties V

         Selected Historical Financial Data........................................................................    F-301

         Independent Auditor's Report..............................................................................    F-308

         Balance Sheets - December 31, 1998 and 1999...............................................................    F-309

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................    F-310

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............    F-311

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................    F-312

         Notes to Financial Statements.............................................................................    F-313

         Balance Sheets - March 31, 2000 (Unaudited)...............................................................    F-323

         Statements of Operations for the three months ended March 31, 1999 and 2000 (Unaudited) ..................    F-324

         Statements of Equity (Deficit) for three months ended March 31, 1999 and 2000 (Unaudited).................    F-325

         Statements of Cash Flows for the three months ended March 31, 1999 and 2000 (Unaudited)...................    F-326

         Notes to Financial Statements.............................................................................    F-327


Nooney Income Fund Ltd., L.P.

         Selected Historical Financial Data........................................................................    F-331

         Independent Auditor's Report..............................................................................    F-343

         Balance Sheets - December 31, 1998 and 1999...............................................................    F-344

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................    F-345

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............    F-346

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................    F-347

         Notes to Financial Statements.............................................................................    F-348

         Balance Sheets - March 31, 2000 (Unaudited)...............................................................    F-358

         Statements of Operations for the three months ended March 31, 1999 and 2000 (Unaudited) ..................    F-359

         Statements of Equity (Deficit) for three months ended March 31, 1999 and 2000 (Unaudited).................    F-359

         Statements of Cash Flows for the three months ended March 31, 1999 and 2000 (Unaudited)...................    F-360

         Notes to Financial Statements.............................................................................    F-361


Nooney Income Fund Ltd., II, L.P.

         Selected Historical Financial Data........................................................................    F-367

         Independent Auditor's Report..............................................................................    F-381

         Balance Sheets - December 31, 1998 and 1999...............................................................    F-382

         Statements of Operations - for the years ended December 31, 1997, 1998 and 1999...........................    F-383

         Statement of Partners' Equity (Deficit) for the years ended December 31, 1997, 1998 and 1999..............    F-384

         Statements of Cash Flows for the years ended December 31, 1997, 1998 and 1999.............................    F-385

         Notes to Financial Statements.............................................................................    F-387

         Balance Sheets - March 31, 2000 (Unaudited)...............................................................    F-399

         Statements of Operations for the three months ended March 31, 1999 and 2000 (Unaudited) ..................    F-400

         Statements of Equity (Deficit) for three months ended March 31, 1999 and 2000 (Unaudited).................    F-400

         Statements of Cash Flows for the three months ended March 31, 1999 and 2000 (Unaudited)...................    F-401

         Notes to Financial Statements.............................................................................    F-402


Nooney Real Property Investors - Two L.P.

         Selected Historical Financial Data........................................................................    F-407

         Independent Auditor's Report..............................................................................    F-420

         Balance Sheets - November 30, 1998 and 1999...............................................................    F-421

         Statements of Operations - for the years ended November 30, 1997, 1998 and 1999...........................    F-422

         Statement of Partners' Equity (Deficit) for the years ended November 30, 1997, 1998 and 1999..............    F-423

         Statements of Cash Flows for the years ended November 30, 1997, 1998 and 1999.............................    F-424

         Notes to Financial Statements.............................................................................    F-426

         Balance Sheets - February 29, 2000 (Unaudited)............................................................    F-438

         Statements of Operations for the three months ended February 28, 1999 February 29, 2000 (Unaudited) ......    F-439

         Statements of Equity (Deficit) for three months ended February 28, 1999 February 29, 2000 (Unaudited).....    F-439

         Statements of Cash Flows for the three months ended February 28, 1999 February 29, 2000 (Unaudited).......    F-440

         Notes to Financial Statements.............................................................................    F-441

UNAUDITED PRO FORMA COMBINED BALANCE SHEET OF AMERICAN SPECTRUM
(Amounts in thousands)
Fund Participation Assumption:                      MAXIMUM
Period Covered:                                     AS OF MARCH 31, 2000


                                                                            Historical
                                                        ----------------------------------------------------
                                                            American                           Pro Forma
                                                            Spectrum         Pro Forma           Other
                                                         Predecessor (1)     Funds (2)       Affiliates (3)
                                                        ----------------------------------------------------
ASSETS:
  Real estate held for investment, net                    $  91,506          $  54,311          $  16,122
  Cash (8) (10)                                                 486              5,221                390
  Accounts receivable, net                                    1,554              2,888                 95
  Accounts and notes receivable from affiliates,
    net                                                       6,569              8,390                532
  Investment in uncombined partnerships
    and joint ventures                                        3,545                 --                 --
  Equipment, net                                                624                 --                 --
  Goodwill and other                                          4,889              6,707              2,059
                                                          ---------          ---------          ---------
    Total assets                                          $ 109,173          $  77,517          $  19,198
                                                          =========          =========          =========




Pro Forma Adjustments
                                                          ---------------------------------         Pro Forma
                                                          Eliminations (4)     Purchase (5)         Combined
                                                          -----------------------------------------------------
ASSETS:
  Real estate held for investment, net                       $    (992)          $  62,263           $ 223,210
  Cash (8) (10)                                                 (3,836)             (1,556)                705
  Accounts receivable, net                                        (320)                (41)              4,176
  Accounts and notes receivable from affiliates, net           (11,767)                 --               3,724
  Investment in uncombined partnerships
    and joint ventures                                          (3,265)                 --                 280
  Equipment, net                                                  (126)                 --                 498
  Goodwill and other                                            (1,271)               (238)             12,146
                                                             ---------           ---------           ---------
    Total assets                                             $ (21,577)          $  60,428           $ 244,739
                                                             =========           =========           =========

SUMMARY UNAUDITED PRO FORMA COMBINED BALANCE SHEET OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:    MAXIMUM
Period Covered:                   AS OF MARCH 31, 2000

                                                                        Historical
                                                 -------------------------------------------------------
                                                    American                                Pro Forma
                                                    Spectrum            Pro Forma             Other
                                                 Predecessor (1)        Funds (2)         Affiliates (3)
                                                 -------------------------------------------------------
LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued expenses             $   6,090           $   2,538           $   1,204
  Deferred revenue                                        240                  --                  25
  Mortgage notes payable, net                         112,251              35,183              27,982
  Notes payable to affiliates                          15,783                  --                 170
  Other                                                    --                 536                  71
                                                    ---------           ---------           ---------
    Total liabilities                                 134,364              38,257              29,452

MANDATORILY-REDEEMABLE PREFERRED STOCK OF               1,045                  --                  --
SUBSIDIARY

EQUITY (DEFICIT) (8) (10)                             (26,236)             39,260             (10,254)
                                                    ---------           ---------           ---------
    Total liabilities and equity (deficit)          $ 109,173           $  77,517           $  19,198
                                                    =========           =========           =========

OTHER PRO FORMA DATA:
  Book value per share (6)



                                                            Pro Forma Adjustments
                                                      ----------------------------------          Pro Forma
                                                      Eliminations (4)      Purchase (5)          Combined
                                                      -----------------------------------------------------
LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued expenses                   $    (919)          $      15           $   8,928
  Deferred revenue                                               --                  --                 265
  Mortgage notes payable, net                                (1,676)                 --             173,740
  Notes payable to affiliates                               (13,621)                 --               2,332
  Other                                                          --                 (15)                592
                                                          ---------           ---------           ---------
    Total liabilities                                       (16,216)                 (1)            188,856

MANDATORILY-REDEEMABLE PREFERRED STOCK OF
SUBSIDIARY                                                       --                  --               1,045

EQUITY (DEFICIT) (8) (10)                                    (5,361)             60,429              57,838
                                                          ---------           ---------           ---------
    Total liabilities and equity (deficit)                $ (21,577)          $  60,428           $ 244,739
                                                          =========           =========           =========

OTHER PRO FORMA DATA:
  Book value per share (6)                                                                        $    7.85
                                                                                                  =========

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands, except per share data)
Fund Participation Assumption:     MAXIMUM
Period Covered:                    YEAR ENDED DECEMBER 31, 1999

                                                                         Historical
                                                   -----------------------------------------------------
                                                      American                              Pro Forma
                                                      Spectrum            Pro Forma           Other
                                                   Predecessor (1)        Funds (2)       Affiliates (3)
                                                   -----------------------------------------------------
REVENUES:
  Rental and reimbursement                             $ 14,813           $ 15,177           $  5,157
  Property management                                     5,452                 --                 --
  Income from affiliates                                  2,357                903                 39
                                                       --------           --------           --------
    Total revenues                                       22,622             16,080              5,196

EXPENSES:
  Property operating                                      3,396              6,813              1,762
  Property management                                    10,766                 --                 --
  Fees to related parties                                    --              1,337                265
  Real estate and other taxes                             1,597              2,009                378
  Depreciation and amortization                           3,259              4,144                891
  Interest                                                9,982              2,502              1,943
  Impairment charges                                      5,164                 --                 --
                                                       --------           --------           --------
    Total expenses                                       34,164             16,805              5,239

Loss before equity in loss of noncombined
  partnerships and gain on sale of property             (11,542)              (725)               (43)

  Equity in loss of noncombined partnerships               (330)                --                 --
  Gain on sale of property                                   --                 83                 --
                                                       --------           --------           --------

Net income (loss) before extraordinary item            $(11,872)          $   (642)          $    (43)

                                                           Pro Forma Adjustments
                                                     --------------------------------          Pro Forma
                                                     Eliminations (4)     Purchase (5)         Combined
                                                     ---------------------------------------------------
REVENUES:
  Rental and reimbursement                               $   (518)          $    551           $ 35,180
  Property management                                      (5,452)                --                 --
  Income from affiliates                                   (1,638)                --              1,661
                                                         --------           --------           --------
    Total revenues                                         (7,608)               551             36,841

EXPENSES:
  Property operating                                         (386)                --             11,585
  Property management                                      (5,843)                --              4,923
  Fees to related parties                                  (1,602)                --                 --
  Real estate and other taxes                                 (48)                --              3,936
  Depreciation and amortization                              (337)             2,044             10,001
  Interest                                                   (326)                --             14,101
  Impairment charges                                       (1,724)                --              3,440
                                                         --------           --------           --------
    Total expenses                                        (10,266)             2,044             47,986

Loss before equity in loss of noncombined
  partnerships and gain on sale of property                 2,658             (1,493)           (11,145)

  Equity in loss of noncombined partnerships                  330                 --                 --
  Gain on sale of property                                     --                 --                 83
                                                         --------           --------           --------
Net income (loss) before extraordinary item              $  2,988           $ (1,493)          $(11,062)

  Extraordinary item - extinguishment of debt            (214)                --                --
                                                     --------           --------           -------

Net income (loss) (9)                                 (12,086)              (642)              (43)
                                                     ========           ========           =======


OTHER PRO FORMA DATA:
  Basic and diluted loss per share
  Weighted average shares outstanding (6)
  Deficiency to cover fixed charges (7)

  Extraordinary item - extinguishment of debt                 --                 --                 (214)
                                                        --------           --------             --------

Net income (loss) (9)                                      2,988            (1,493)              (11,276)
                                                        ========           ========             ========



OTHER PRO FORMA DATA:
  Basic and diluted loss per share                                                              $  (1.63)
                                                                                                ========
  Weighted average shares outstanding (6)                                                          7,368
                                                                                                ========
  Deficiency to cover fixed charges (7)                                                           (8,664)
                                                                                                ========

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands, except per share data)
Fund Participation Assumption:                MAXIMUM
Period Covered:                               THREE MONTHS ENDED MARCH 31, 2000


                                                                       Historical
                                                  ---------------------------------------------------
                                                     American                             Pro Forma
                                                     Spectrum           Pro Forma           Other
                                                  Predecessor (1)       Funds (2)      Affiliates (3)
                                                  ---------------------------------------------------
REVENUES:
  Rental and reimbursement                           $  3,894           $  3,971          $  1,348
  Property management                                     824                 --                --
  Income from affiliates                                  486                308                12
                                                     --------           --------          --------
    Total Revenues                                      5,204              4,279             1,360

EXPENSES:
  Property operating                                      940              1,594               446
  Property management                                   1,886                 --                --
  Fees to related parties                                  --                347                66
  Real estate and other taxes                             558                317               102
  Depreciation and amortization                           942              1,024               216
  Interest                                              2,840                759               500
                                                     --------           --------          --------
    Total expenses                                      7,166              4,041             1,330

Loss before equity in loss of noncombined
  partnerships and gain (loss) on sale of
  property                                             (1,962)               238                30


  Equity in income of noncombined partnerships             22                 --                --
  Gain on sale of property                              1,193                 --                --
                                                     --------           --------          --------
Net income (loss) before extraordinary item              (747)               238                30




                                                            Pro Forma Adjustments
                                                       ---------------------------------         Pro Forma
                                                       Eliminations (4)     Purchase (5)         Combined
                                                       ---------------------------------------------------
REVENUES:
  Rental and reimbursement                                 $    (68)          $    138           $  9,283
  Property management                                          (824)                --                 --
  Income from affiliates                                       (413)                --                393
                                                           --------           --------           --------
    Total Revenues                                           (1,305)               138              9,676

EXPENSES:
  Property operating                                            (31)                --              2,949
  Property management                                        (1,129)                --                757
  Fees to related parties                                      (413)                --                 --
  Real estate and other taxes                                   (14)                --                963
  Depreciation and amortization                                 (32)               511              2,661
  Interest                                                      (53)                --              4,046
                                                           --------           --------           --------
    Total expenses                                           (1,672)               511             11,376

Loss before equity in loss of noncombined
  partnerships and gain (loss) on sale of
  property                                                      367               (373)            (1,700)


  Equity in income of noncombined partnerships                  (22)                --                 --
  Gain on sale of property                                       --                 --              1,193
                                                           --------           --------           --------
Net income (loss) before extraordinary item                     345               (373)              (507)

      Extraordinary item - extinguishment of debt                 -                (46)                 -
                                                           --------           --------           --------
    Net income (loss) (9)                                  $   (747)          $    192           $     30
                                                           ========           ========           ========

    OTHER PRO FORMA DATA:
      Basic and diluted income per share

      Weighted average shares outstanding (6)

      Deficiency to cover fixed charges (7)




      Extraordinary item - extinguishment of debt                -                   -               (46)
                                                           --------           --------           --------
    Net income (loss) (9)                                  $    345           $   (373)          $  (553)
                                                           ========           ========           ========

    OTHER PRO FORMA DATA:
      Basic and diluted income per share                                                         $  (0.08)
                                                                                                 ========
      Weighted average shares outstanding (6)                                                       7,368
                                                                                                 ========
      Deficiency to cover fixed charges (7)                                                           (90)
                                                                                                 ========

UNAUDITED PRO FORMA COMBINED CASH FLOW STATEMENT OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:             MAXIMUM
Period Covered:                            Year ended December 31, 1999


                                                           American                             Pro Forma
                                                           Spectrum         Pro Forma             Other
                                                        Predecessor (1)     Funds (2)         Affiliates (3)
                                                        ----------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           $ (4,916)          $  2,279           $    639

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment              (4,523)            (1,913)              (218)
  Other                                                     (2,062)              (838)                48
                                                          --------           --------           --------
      Net cash used in investing activities                 (6,585)            (2,751)              (170)


CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable              10,322              2,793               (425)
  Net borrowings (repayments) of affiliate notes               132                 --                 98
  Net equity contributions (distributions)                     983                838               (258)
  Other                                                         --                 --                 --
                                                          --------           --------           --------
      Net cash used in (provided by) financing              11,437              3,631               (585)

Net increase (decrease) in cash                                (64)             3,159               (116)

Cash, beginning of period (8)                                  522              2,724                479
                                                          --------           --------           --------
Cash, end of period                                       $    458           $  5,883           $    363
                                                          ========           ========           ========



                                                             Proforma Adjustments
                                                       ---------------------------------        Pro Forma
                                                       Eliminations (4)     Purchase (5)        Combined
                                                       --------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           $  2,988           $ (1,493)         $    (503)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                  --                 --             (6,654)
  Other                                                         --                 --             (2,852)
                                                          --------           --------           --------
      Net cash used in investing activities                     --                                (9,506)


CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                  --                 --             12,690
  Net borrowings (repayments) of affiliate notes                --                 --                230
  Net equity contributions (distributions)                  (3,000)                --             (1,437)
  Other                                                         --                 --                 --
                                                          --------           --------           --------
      Net cash used in (provided by) financing              (3,000)                --             11,483

Net increase (decrease) in cash                                (12)            (1,493)             1,474

Cash, beginning of period(8)                                  (732)            (1,556)             1,437
                                                          --------           --------           --------
Cash, end of period                                       $   (744)          $ (3,049)          $  2,911
                                                          ========           ========           ========

UNAUDITED PRO FORMA COMBINED CASH FLOW STATEMENT OF AMERICAN SPECTRUM
(Amounts in thousands)
Fund Participation Assumption:               MAXIMUM
Period Covered:                              Three months ended March 31, 2000


                                                          American                               Pro Forma
                                                          Spectrum           Pro Forma             Other
                                                        Predecessor (1)      Funds (2)         Affiliates (3)
                                                        -----------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING  ACTIVITIES          $  2,076           $     28           $    186

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                (721)            (2,329)               (14)
  Other                                                       (274)              (792)                13
                                                          --------           --------           --------
     Net cash used in investing activities                    (995)            (3,121)                (1)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                 796              2,155                (95)
  Net borrowings (repayments) of affiliate notes            (2,381)                --                (13)
  Net equity contributions (distributions)                     532               (497)               (50)
  Other                                                         --                774                 --
                                                          --------           --------           --------
    Net cash used in (provided by) financing                (1,053)             2,432               (158)

Net increase (decrease) in cash                                 28               (661)                27

Cash, beginning of period(8)                                   458              5,882                363
                                                          --------           --------           --------
Cash, end of period                                       $    486           $  5,221           $    390
                                                          ========           ========           ========



                                                            Proforma   Adjustments
                                                        -------------------------------         Proforma
                                                        Eliminations (4)    Purchase (5)        Combined
                                                        -------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING  ACTIVITIES          $   269            $   (373)          $  2,186

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                  --                 --             (3,064)
  Other                                                         --                 --             (1,053)
                                                          --------           --------           --------
    Net cash used in investing activities                       --                                (4,117)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                  --                 --              2,856
  Net borrowings (repayments) of affiliate notes                --                 --             (2,394)
  Net equity contributions (distributions)                  (3,000)                --             (3,015)
  Other                                                         --                 --                774
                                                          --------           --------           --------
    Net cash used in (provided by) financing                (3,000)                --             (1,779)

Net increase (decrease) in cash                             (2,731)              (373)            (3,710)

Cash, beginning of period(8)                                  (732)            (1,556)             4,415
                                                          --------           --------           --------
Cash, end of period                                       $ (3,463)          $ (1,929)          $    705
                                                          ========           ========           ========

UNAUDITED PRO FORMA COMBINED BALANCE SHEET OF AMERICAN SPECTRUM
(Amounts in thousands)
Fund Participation Assumption:                             MINIMUM
Period Covered:                                            AS OF MARCH 31, 2000

                                                                               Historical
                                                          ---------------------------------------------------
                                                             American                             Pro Forma
                                                             Spectrum           Pro Forma           Other
                                                          Predecessor (1)       Funds (2)      Affiliates (3)
                                                          ---------------------------------------------------
ASSETS:
Real estate held for investment, net                        $  91,506          $  22,568          $  16,122
Cash (8) (10)                                                     486              2,471                390
Accounts receivable, net                                        1,554              1,005                 95
Accounts and notes receivable from affiliates, net              6,569              4,480                532
Investment in uncombined partnerships                              --
  and joint ventures                                            3,545              2,552                 --
Equipment, net                                                    624                 --                 --
Goodwill and other                                              4,889              1,462              2,059
                                                            ---------          ---------          ---------
  Total assets                                              $ 109,173          $  34,538          $  19,198
                                                            =========          =========          =========


                                                               Pro Forma Adjustments
                                                          ---------------------------------         Pro Forma
                                                          Eliminations (4)     Purchase (5)         Combined
                                                          ---------------------------------------------------
ASSETS:
Real estate held for investment, net                        $    (992)          $  30,887           $ 160,091
Cash (8) (10)                                                  (3,836)               (537)             (1,026)
Accounts receivable, net                                         (320)                 --               2,334
Accounts and notes receivable from affiliates, net                (36)                 --              11,545
Investment in uncombined partnerships
  and joint ventures                                             (726)              4,185               9,556
Equipment, net                                                   (126)                 --                 498
Goodwill and other                                             (1,271)                806               7,945
                                                            ---------           ---------           ---------
  Total assets                                               $ (7,477)          $  35,341           $ 190,773
                                                            =========           =========           =========

SUMMARY UNAUDITED PRO FORMA COMBINED BALANCE SHEET OF AMERICAN SPECTRUM (Amounts in thousands)
Fund Participation Assumption:                             MINIMUM
Period Covered:                                            AS OF MARCH 31, 2000


                                                                                 Historical
                                                            ---------------------------------------------------
                                                               American                             Pro Forma
                                                               Spectrum           Pro Forma           Other
                                                            Predecessor (1)       Funds (2)      Affiliates (3)
                                                            ---------------------------------------------------
LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued expenses                       $   6,090           $   1,353          $   1,204
  Distributions in excess of investment in
    uncombined partnerships and joint ventures                       --                 347                 --
  Deferred revenue                                                  240                  --                 25
  Mortgage notes payable, net                                   112,251              15,685             27,982
  Notes payable to affiliates                                    15,783                  --                170
  Other                                                              --                 108                 71
                                                              ---------           ---------          ---------
    Total liabilities                                           134,364              17,493             29,452

MINORITY INTEREST                                                    --               4,571                 --

MANDATORILY-REDEEMABLE PREFERRED STOCK OF SUBSIDIARY              1,045                  --                 --

EQUITY (DEFICIT) (8) (10)                                       (26,236)             12,474            (10,254)
                                                              ---------           ---------          ---------
    Total liabilities and equity (deficit)                    $ 109,173           $  34,538          $  19,198
                                                              =========           =========          =========

OTHER PRO FORMA DATA:
  Book value per share (6)

                                                                 Pro Forma Adjustments
                                                           ---------------------------------         Pro Forma
                                                            Eliminations (4)    Purchase (5)         Combined
                                                           ---------------------------------------------------
LIABILITIES:
  Accounts payable and accrued expenses                       $    (919)          $      --              7,728
  Distributions in excess of investment in
    uncombined partnerships and joint ventures                       --                  --                347
  Deferred revenue                                                   --                  --                265
  Mortgage notes payable, net                                    (1,676)                 --            154,242
  Notes payable to affiliates                                    (2,060)                 --             13,893
  Other                                                              --                  --                179
                                                              ---------           ---------          ---------
    Total liabilities                                            (4,655)                 --            176,654

MINORITY INTEREST                                                    --                  --              4,571

MANDATORILY-REDEEMABLE PREFERRED STOCK OF SUBSIDIARY                 --                  --              1,045

EQUITY (DEFICIT) (8) (10)                                        (2,822)             35,341              8,503
                                                              ---------           ---------          ---------
    Total liabilities and equity (deficit)                    $  (7,477)          $  35,341          $ 190,773
                                                              =========           =========          =========

OTHER PRO FORMA DATA:
  Book value per share (6)                                                                           $    2.09
                                                                                                     =========

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands, except per share data)
Fund Participation Assumption:                     MINIMUM
Period Covered:                                    YEAR ENDED DECEMBER 31, 1999

                                                                                 Historical
                                                            ---------------------------------------------------
                                                               American                             Pro Forma
                                                               Spectrum           Pro Forma           Other
                                                            Predecessor (1)       Funds (2)      Affiliates (3)
                                                            ---------------------------------------------------
REVENUES:
  Rental and reimbursement                                     $ 14,813           $  5,699           $  5,157
  Property management                                             5,452                 --                 --
  Income from affiliates                                          2,357                459                 39
                                                              ---------           --------           --------
    Total revenues                                               22,622              6,158              5,196

EXPENSES:
  Property operating                                              3,396              3,267              1,762
  Property management                                            10,766                 --                 --
  Fees to related parties                                            --                687                265
  Real estate and other taxes                                     1,597                870                378
  Depreciation and amortization                                   3,259              1,802                891
  Interest                                                        9,982              1,116              1,943
  Impairment charges                                              5,164                 --                 --
                                                              ---------           --------           --------
    Total expenses                                               34,164              7,742              5,239

Loss before equity in income (loss) of noncombined
  partnerships                                                  (11,542)            (1,584)               (43)

  Equity in income (loss) of noncombined partnerships              (330)               154                 --
                                                              ---------           --------           --------
Net income (loss) before minority interest and
 extraordinary item                                             (11,872)            (1,430)               (43)

                                                                  Pro Forma Adjustments
                                                            ---------------------------------        Pro Forma
                                                             Eliminations (4)    Purchase (5)        Combined
                                                            --------------------------------------------------
REVENUES:
  Rental and reimbursement                                     $   (518)          $     43           $ 25,194
  Property management                                            (5,452)                --                 --
  Income from affiliates                                           (988)                --              1,867
                                                              ---------           --------           --------
    Total revenues                                               (6,958)                43             27,061

EXPENSES:
  Property operating                                               (386)                --              8,039
  Property management                                            (5,843)                --              4,923
  Fees to related parties                                          (952)                --                 --
  Real estate and other taxes                                       (48)                --              2,797
  Depreciation and amortization                                    (337)               252              5,867
  Interest                                                         (326)                --             12,715
  Impairment charges                                             (1,724)                --              3,440
                                                              ---------           --------           --------
    Total expenses                                               (9,616)               252             37,781

Loss before equity in income (loss) of noncombined
  partnerships                                                    2,658               (210)           (10,721)

  Equity in income (loss) of noncombined partnerships               152                 --                (24)
                                                              ---------           --------           --------
Net income (loss) before minority interest and
 extraordinary item                                               2,810               (210)           (10,745)

  Minority interest in (loss) income                                 --                 31                 --
  Extraordinary item - extinguishment of debt                      (214)                --                 --
                                                              ---------           --------           --------
Net income (loss) (9)                                          $(12,086)          $ (1,399)          $    (43)
                                                              =========           ========           ========


OTHER PRO FORMA DATA:
  Basic and diluted loss per share

  Weighted average shares outstanding (6)

  Deficiency to cover fixed charges (7)



  Minority interest in (loss) income                                 --                 --                 31
  Extraordinary item - extinguishment of debt                        --                 --               (214)
                                                              ---------           --------           --------
Net income (loss) (9)                                          $  2,810           $   (210)          $(10,928)
                                                              =========           ========           ========


OTHER PRO FORMA DATA:
  Basic and diluted loss per share                                                                   $  (2.69)
                                                                                                     ========
  Weighted average shares outstanding (6)                                                               4,060
                                                                                                     ========
  Deficiency to cover fixed charges (7)                                                                (9,269)
                                                                                                     ========

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF AMERICAN SPECTRUM (Amounts in thousands, except per share data)
Fund Participation Assumption:                MINIMUM
Period Covered:                               THREE MONTHS ENDED MARCH 31, 2000

                                                                         Historical
                                                     ---------------------------------------------------
                                                        American                            Pro Forma
                                                        Spectrum          Pro Forma           Other
                                                     Predecessor (1)      Funds (2)       Affiliates (3)
                                                     ---------------------------------------------------

REVENUES:
  Rental and reimbursement                              $ 3,894           $ 1,589           $ 1,348
  Property management                                       824                --                --
  Income from affiliates                                    486               150                12
                                                        -------           -------           -------
    Total revenues                                        5,204             1,739             1,360

EXPENSES:
  Property operating                                        940               692               446
  Property management                                     1,886                --                --
  Fees to related parties                                    --               182                66
  Real estate and other taxes                               558                94               102
  Depreciation and amortization                             942               470               216
  Interest                                                2,840               357               500
                                                        -------           -------           -------
    Total expenses                                        7,166             1,795             1,330

Loss before equity in loss of noncombined
  partnerships and gain (loss) on sale of                (1,962)              (56)               30
  property

  Equity in income of noncombined partnerships               22                49                --
  Gain on sale of property                                1,193                --                --
                                                        -------           -------           -------
Net income (loss) before minority interest                 (747)               (7)               30

                                                          Pro Forma Adjustments
                                                     ---------------------------------      Pro Forma
                                                     Eliminations (4)    Purchase (5)       Combined
                                                     -------------------------------------------------
REVENUES:
  Rental and reimbursement                              $   (68)          $    43           $ 6,806
  Property management                                      (824)               --                --
  Income from affiliates                                   (248)               --               400
                                                        -------           -------           -------
    Total revenues                                       (1,140)               43             7,206

EXPENSES:
  Property operating                                        (31)               --             2,047
  Property management                                    (1,129)               --               757
  Fees to related parties                                  (248)               --                --
  Real estate and other taxes                               (14)               --               740
  Depreciation and amortization                             (32)               63             1,659
  Interest                                                  (53)               --             3,644
                                                        -------           -------           -------
    Total expenses                                       (1,507)               63             8,847

Loss before equity in loss of noncombined
  partnerships and gain (loss) on sale of                   367               (20)           (1,641)
property

  Equity in income of noncombined partnerships              (24)               --                47
  Gain on sale of property                                   --                --             1,193
                                                        -------           -------           -------
Net income (loss) before minority interest                  343               (20)             (401)

  Minority interest in (loss)                             -        (52)                    -          -       (52)

                                                  ---------   ---------   -------   --------  ---------  ---------
Net income (loss) (9)                             $   (747)   $    (59)   $    30   $    343  $    (20)  $   (453)
                                                  =========   =========   =======   ========  =========  =========


OTHER PRO FORMA DATA:
  Basic and diluted loss per share                                                                       $  (0.11)
                                                                                                         =========
  Weighted average shares outstanding (6)                                                                   4,060
                                                                                                         =========
  Deficiency to cover fixed charges (7)                                                                      (508)
                                                                                                         =========

UNAUDITED PRO FORMA COMBINED CASH FLOW STATEMENT OF AMERICAN SPECTRUM
(Amounts in thousands)
Fund Participation Assumption:                    MINIMUM
Period Covered:                                   Year ended December 31, 1999


                                                          American                               Pro Forma
                                                          Spectrum           Pro Forma             Other
                                                        Predecessor (1)      Funds (2)         Affiliates (3)
                                                        -----------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           $ (4,916)          $   (412)          $    543

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment              (4,523)              (790)              (116)
  Other                                                     (2,062)               326                (78)
                                                          --------           --------           --------
 Net cash used in investing activities                      (6,585)              (464)              (194)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable              10,322              2,316               (224)
  Net borrowings (repayments) of affiliate notes               132                 --                 98
  Net equity contributions (distributions)                     983                969               (258)
                                                          --------           --------           --------
 Net cash used in (provided by) financing                   11,437              3,285               (384)

Net increase (decrease) in cash                                (64)             2,409                (35)

Cash, beginning of period (8)                                  522                563                479
                                                          --------           --------           --------
Cash, end of period                                       $    458           $  2,972           $    444
                                                          ========           ========           ========

                                                            Proforma   Adjustments
                                                        -------------------------------         Proforma
                                                        Eliminations (4)    Purchase (5)        Combined
                                                        ------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           $  2,810           $   (210)          $ (2,185)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                  --                 --             (5,429)
  Other                                                         --                 --             (1,814)
                                                          --------           --------           --------
    Net cash used in investing activities                       --                                (7,243)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                  --                 --             12,414
  Net borrowings (repayments) of affiliate notes                --                 --                230
  Net equity contributions (distributions)                  (3,000)                --             (1,306)
                                                          --------           --------           --------
    Net cash used in (provided by) financing                (3,000)                --             11,338

Net increase (decrease) in cash                               (190)              (210)            (1,910)

Cash, beginning of period (8)                                 (732)              (537)               295
                                                          --------           --------           --------
Cash, end of period                                       $   (922)          $   (747)          $ (2,205)
                                                          ========           ========           ========

UNAUDITED PRO FORMA COMBINED CASH FLOW STATEMENT OF AMERICAN SPECTRUM
(Amounts in thousands)
Fund Participation Assumption:               MINIMUM
Period Covered:                              Three months ended March 31, 2000


                                                          American                             Pro Forma
                                                          Spectrum          Pro Forma            Other
                                                       Predecessor (1)      Funds (2)        Affiliates (3)
                                                       -----------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           $ 2,076           $  (436)          $   186

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment               (721)           (2,238)              (14)
  Other                                                      (274)             (404)               13
                                                          -------           -------           -------
    Net cash used in investing activities                    (995)           (2,642)               (1)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of debt                         796               (98)              (95)
  Net borrowings (repayments) of affiliate notes           (2,381)               --               (13)
  Net equity contributions (distributions)                    532             1,865               (50)
  Other                                                        --               812                --
                                                          -------           -------           -------
    Net cash used in (provided by) financing               (1,053)            2,579              (158)

Net increase (decrease) in cash                                28              (499)               27
Cash, beginning of period (8)                                 458             2,970               363
                                                          -------           -------           -------
Cash, end of period                                       $   486           $ 2,471           $   390
                                                          =======           =======           =======



                                                            Pro Forma Adjustments
                                                       -------------------------------       Pro Forma
                                                       Eliminations (4)   Purchase (5)       Combined
                                                       -----------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           $  (84)            $ (20)         $   1,722

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                 --                --            (2,973)
  Other                                                        --                --              (665)
                                                          -------           -------           -------
    Net cash used in investing activities                      --                              (3,638)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of debt                          --                --               603
  Net borrowings (repayments) of affiliate notes               --                --            (2,394)
  Net equity contributions (distributions)                 (3,000)               --              (653)
  Other                                                        --                --               812
                                                          -------           -------           -------
    Net cash used in (provided by) financing               (3,000)               --            (1,632)

Net increase (decrease) in cash                            (3,084)              (20)           (3,548)
Cash, beginning of period (8)                                (732)             (537)            2,522
                                                          -------           -------           -------
Cash, end of period                                       $(3,816)          $  (557)          $(1,026)
                                                          =======           =======           =======

         NOTES TO UNAUDITED PRO FORMA COMBINED DATA OF AMERICAN SPECTRUM

(1) The combined historical financial data of American Spectrum Predecessor includes the accounts of various entities which have (a) majority ownership interest(s) held by Mssrs. Carden, Galardi and/or their affiliates, and (b) agreed to transfer their properties to American Spectrum in exchange for shares of American Spectrum or limited partnership units in the Operating Partnership in a private transaction.


(2) Historical information of the Funds has been combined on a pro forma basis and all inter-fund balances and transactions have been eliminated in the pro forma presentation.


         The "Maximum Participation" scenario includes all eight publicly-traded Limited Partnerships (the "Funds") which are managed by CGS or its subsidiaries. This scenario also includes the accounts of Sierra Mira Mesa Partners (SMMP), an unconsolidated partnership that is wholly-owned by two of the Funds.

         The "Minimum Participation" scenario includes the Funds with the lowest cash flows from operations for the year ended December 31, 1999 that achieve the minimum threshold of appraised value of real property ($23 million) in order to complete the Consolidation.


(3) The Other Affiliates represent other parties in which affiliates of Mssrs. Carden, Galardi and/or their affiliates have substantial common ownership but also have significant outside interests. Such Other Affiliates consist of Meadow Wood Village Apartments, Ltd. LP, Nooney Rider Trail, LLC and Nooney-Hazelwood Associates, LP. The historical information of these entities has been combined on a pro forma basis. There were no intercompany transactions or balances.

(4) The various entities included in the transaction have paid management fees and ground lease rent to subsidiaries of CGS. A subsidiary of American Spectrum will manage the properties subsequent to the Consolidation. Intercompany fees and rent are eliminated in the pro forma combination. Also, there have historically been certain loans between CGS and the Funds. These amounts have also been eliminated in the pro forma combination.


         The management company subsidiaries have historically provided management, brokerage and leasing services to unrelated parties. The specific revenues related thereto have been eliminated and a pro rata share of expenses have been eliminated, since American Spectrum will not provide such services to third parties. The third party management activities will be distributed to the shareholders of CGS prior to the Consolidation.


         West Florrisant is a property owned by American Spectrum Predecessor that will not be included in the transaction. All amounts related to this property have been eliminated.

         NOTES TO UNAUDITED PRO FORMA COMBINED DATA OF AMERICAN SPECTRUM

         The eliminating entries are summarized below:

                                  Year ended                 Three months ended
                               December 31, 1999               March 31, 2000
                            ------------------------      ------------------------
                             Minimum        Maximum        Minimum        Maximum
                            ---------      ---------      ---------      ---------
Revenues:
Third party management      $ (5,452)      $ (5,452)      $   (824)      $   (824)
Intercompany                  (1,362)        (2,012)          (277)          (442)
West Florissant                 (144)          (144)           (39)           (39)
                            --------       --------       --------       --------
                              (6,958)        (7,608)        (1,140)        (1,305)
                            --------       --------       --------       --------

Expenses:
Third party management        (8,033)        (8,033)        (1,179)        (1,179)
Intercompany                  (1,514)        (2,342)          (253)          (420)
West Florissant                 (221)          (221)           (51)           (51)
                            --------       --------       --------       --------
                              (9,768)       (10,596)        (1,483)        (1,650)
                            --------       --------       --------       --------
Net effect                  $  2,810       $  2,988       $    343       $    345
                            ========       ========       ========       ========


(5) Reflects adjustments to apply purchase accounting to the entities comprising the Funds and Other Affiliates - see "Accounting Treatment." The value assigned reflects the $15 per share value determined in the transaction multiplied by the number of shares or operating partnership units to be issued. Where applicable, the exchange values, based in part on preliminary appraisals, have been used to allocate purchase price. The total purchase price of the Funds and other affiliates was $75.8 million (maximum scenario) and $11.4 million, respectively, based on 5,050,000 and 763,000 shares to be issued. Under the minimum scenario for the funds, the purchase price was $26.1 million, based on 1,742,000 shares. The purchase price has been allocated as follows:

                                   Funds
                          ----------------------       Other
                           Maximum       Minimum     Affiliates
                          --------      --------     ----------
Real estate               $ 95,669      $ 32,034      $ 37,814
Other                       20,584        16,153         3,076
                          --------      --------      --------
Total assets               116,253        48,187        40,890

Less:  Liabilities          40,501        22,064        29,452
                          --------      --------      --------

Total purchase price      $ 75,752      $ 26,123      $ 11,438
                          ========      ========      ========

         The purchase adjustments to the statements of operations consist primarily of adjustments to (1) depreciation resulting from the adjusted carrying amounts of the properties, and (2) lease rent revenue recognition to straight-line rent as of the assumed purchase date.

        NOTES TO UNAUDITED PRO FORMA COMBINED DATA OF AMERICAN SPECTRUM


(6) The number of shares outstanding has been adjusted to reflect the number of shares to be issued to effect the consolidation, assuming all participants in the transaction receive shares in American Spectrum. The effect of the issuance of operating partnership units instead of shares would not be material to the pro forma presentation. American Spectrum Predecessor will be considered the acquirer for accounting purposes.


(7) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0. For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.


(8) Total transaction fees are estimated to be approximately $3.4 million, of which approximately $1.1 million was paid as of March 31, 2000 of the remainder $0.7 million is attributable to the reorganization of American Spectrum Predecessor and which has been reflected as a reduction in cash and increase in accumulated deficit in the pro forma balance sheet. Approximately $1.6 million of the transaction fees is attributable to the acquisition of the Funds and the Other Affiliates. The transaction costs have been reflected as a reduction in cash and an increase in the purchase price allocated to these entities in the pro forma balance sheet.


(9) The accompanying pro forma statements have been prepared assuming none of the participants in the transaction opt for promissory notes instead of shares of American Spectrum or operating partnership units. The following would be the impact on net loss, net loss per share and cash flows assuming different amounts of promissory notes are issued.


                                       Year ended                Three months ended
                                    December 31, 1999               March 31, 2000
                                  ---------------------        ----------------------
                                  Minimum       Maximum        Minimum        Maximum
                                  -------       -------        -------        -------
Assuming 5% Debt
  Net loss                        (11,388)      (11,736)         (568)         (503)
  Net loss per share                (2.75)        (1.61)        (0.14)        (0.07)
  Cash flows from operations       (2,645)       (1,059)        1,607         2,071

Assuming 10% Debt
  Net loss                        (11,848)      (12,196)         (683)         (618)
  Net loss per share                (2.86)        (1.67)        (0.16)        (0.08)
  Cash flows from operations       (3,105)       (1,519)        1,492         1,956



(10) Reflects distributions to limited partners of Sierra Pacific Development Fund II of cash received from subsidiaries of CGS totaling approximately $3.0 million pursuant to a settlement agreement. The consideration to be received by the limited partners of the fund was considered in the exchange values assigned - see "Exchange Value Allocation of American Spectrum Shares."

PRO FORMA COMBINING BALANCE SHEETS OF THE FUNDS
(Amounts in thousands)
Fund Participation Assumption:             MAXIMUM
Period Covered:                            AS OF MARCH 31, 2000


                                             Sierra Pacific  Sierra Pacific   Sierra Pacific  Sierra Pacific    Sierra Pacific
                                               Development    Development       Development   Institutional       Pension
                                                  Fund          Fund II          Fund III      Properties V      Investors 84
                                             --------------  --------------   --------------  --------------    --------------
ASSETS:
  Real estate held for investment, net         $   2,497       $  10,473          $    -        $   5,766         $   1,153
  Cash
                                                      82              23              12               30                22
  Accounts receivable, net
                                                      51             349               -              544                96
  Accounts receivable from affiliates, net
                                                       -           4,480               -                -             1,459
  Investment in uncombined partnerships
    and joint ventures
                                                       -           2,265               -                -             7,357
  Other
                                                   2,812             904               -              289               851
                                               ---------       ---------         -------        ---------         ---------
    Total assets                               $   5,442       $  18,494         $    12        $   6,629         $  10,938
                                               =========       =========         =======        =========         =========


                                                                                            Nooney Real
                                                   Sierra        Nooney        Nooney        Property
                                                  Mira Mesa    Income Fund   Income Fund  Investors Two,
                                                 Partners (A)    Ltd., LP    Ltd., II LP      LP(A)        Adjustments     Combined
                                                 ------------  -----------   -----------  --------------   -----------     ---------
ASSETS:
  Real estate held for investment, net            $   8,617     $   5,250     $  14,226      $   6,329     $        -      $  54,311
  Cash
                                                         15         1,476         1,155          2,406             -           5,221
  Accounts receivable, net
                                                      1,282           191           263            112              -          2,888
  Accounts receivable from affiliates, net
                                                      2,451             -             -              -              -          8,390
  Investment in uncombined partnerships
    and joint ventures
                                                      2,076             -             -              -        (11,698)             -
  Other
                                                        803           154           336            558              -          6,707
                                                  ---------     ---------     ---------      ---------     ----------      ---------
    Total assets                                  $  15,244     $   7,071     $  15,980      $   9,405     $  (11,698)     $  77,517
                                                  =========     =========     =========      =========     ==========      =========




(A) Nooney Real Property Investors Two, LP has a fiscal year ending on November 30. The one month period ended December 31 is not material to the pro forma presentation.

SUMMARY HISTORICAL COMBINING BALANCE SHEETS OF THE FUNDS
(Amounts in thousands)
Fund Participation Assumption:               MAXIMUM
Period Covered:                              AS OF MARCH 31, 2000



                                                Sierra Pacific  Sierra Pacific   Sierra Pacific  Sierra Pacific   Sierra Pacific
                                                 Development     Development      Development     Institutional      Pension
                                                    Fund           Fund II         Fund III       Properties V     Investors 84
                                                --------------  --------------   --------------  --------------   --------------
LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued expenses             $     132       $     858         $     4        $      66       $     151
  Distributions in excess of investment in
    Uncombined partnerships and joint ventures              -               -             347                -               -
  Mortgage notes payable, net                           4,047           6,385               -                -           1,381
  Other                                                     -               -               -                -               -
                                                --------------   -------------   -------------    -------------   -------------
    Total liabilities                                   4,179           7,243             351               66           1,532

MINORITY INTEREST                                           -               -              21            4,550               -

EQUITY (DEFICIT)                                        1,263          11,251           (360)            2,013           9,406
                                                --------------   -------------   -------------    -------------   -------------
    Total liabilities and equity (deficit)          $   5,442       $  18,494         $    12        $   6,629       $  10,938
                                                ==============   =============   =============    =============   =============

OTHER DATA:
  Cash flows from operations-12/31/99                     182              85               -             (493)            497
                                                ==============   =============   =============    =============   =============
  Pro-rata share of appraised value                     7,660          22,149             727            6,068          20,476
                                                ==============   =============   =============    =============   =============
  Include for minimum calculation (x)                                 X               X                X

                                                                           85               -             (493)
                                                                 =============   =============    =============

                                                                       22,149             727            6,068
                                                                 =============   =============    =============



                                                                                             Nooney Real
                                                   Sierra         Nooney        Nooney        Property
                                                  Mira Mesa     Income Fund   Income Fund   Investors Two
                                                 Partners (A)     Ltd., LP    Ltd., II LP       LP(A)       Adjustments   Combined
                                                -------------   -----------   -----------   -------------   -----------   ----------
LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued expenses            $      96      $     335      $    470        $    426        $    -    $   2,538
  Distributions in excess of investment in
    Uncombined partnerships and joint ventures             -              -             -               -          (347)           -
  Mortgage notes payable, net                          6,109          1,119         6,842           9,300             -       35,183
  Other                                                   15            155           258             108             -          536
                                                -------------   -----------   -----------   --------------  ------------  ----------
    Total liabilities                                  6,220          1,609         7,570           9,834          (347)      38,257

MINORITY INTEREST                                          -              -             -               -        (4,571)           -

EQUITY (DEFICIT)                                       9,024          5,462         8,410            (429)       (6,780)      39,260
                                                -------------   -----------   -----------   --------------  ------------  ----------
    Total liabilities and equity (deficit)         $  15,244      $   7,071     $  15,980       $   9,405   $   (11,698)   $  77,517
                                                =============   ===========   ===========   ==============  ============  ==========

OTHER DATA:
  Cash flows from operations-12/31/99                                   615           684              (4)                     1,566
                                                                ===========   ===========   ==============                ==========
  Pro-rata share of appraised value                                   5,570        27,080          15,590                    105,320
                                                                ===========   ===========   ==============                ==========
  Include for minimum calculation (x)                                                               X

                                                                                                       (4)                       578
                                                                                            ==============                ==========

                                                                                                   15,590                     44,534
                                                                                            ==============                ==========


A Sierra Mira Mesa (SMM) is 100% owned by two funds that account for their investments in SMM on the equity method. SMM is consolidated in the combination of the funds under the maximum scenario

PRO FORMA COMBINING STATEMENT OF OPERATIONS OF THE FUNDS
(Amounts in thousands)
Fund Participation Assumption:     MAXIMUM
Period Covered:                    YEAR ENDED DECEMBER 31, 1999



                                                 Sierra Pacific  Sierra  Pacific   Sierra  Pacific   Sierra  Pacific  Sierra Pacific
                                                  Development      Development       Development      Institutional     Pension
                                                     Fund           Fund II           Fund III        Properties V    Investors 84
                                                 --------------  ---------------   ---------------   ---------------  --------------
REVENUES:
  Rental and reimbursement                           $     919      $    2,356          $      -         $   1,193        $    622
  Interest and other                                         -             410                15                34             187
                                                 --------------   -------------     -------------     -------------   ------------
    Total revenues                                         919           2,766                15             1,227             809

EXPENSES:
  Property operating                                       330           2,029                15               606             296
  Fees to related parties (5)                               88             396                 -               156              36
  Real estate and other taxes                              102             373                 -               111             141
  Depreciation and amortization                            337             869                 -               442             249
  Interest                                                 153             437                 -                 -             136
                                                 --------------   -------------     -------------     --------------  ------------
    Total expenses                                       1,010           4,104                15             1,315             858

Gain (loss) before equity in noncombined
  Partnerships and gain on sale of property                (91)         (1,338)                -               (88)            (49)

  Equity in noncombined partnerships                         -             161                (7)                -             323
  Gain on sale of property                                   -               -                 -                 -              83

                                                 --------------   -------------     -------------     -------------   ------------
Net income (loss) before minority interest                 (91)         (1,177)               (7)              (88)            357

  Minority interest in (loss) income                         7               -                 -                31               -
                                                 --------------   -------------     -------------     -------------   ------------
Net income (loss)                                    $     (84)     $   (1,177)         $     (7)        $     (57)       $    357
                                                 ==============   =============     =============     =============   ============


                                                                                           Nooney Real
                                                  Sierra Mira    Nooney        Nooney       Property
                                                     Mesa      Income Fund   Income Fund  Investors Two,
                                                   Partners     Ltd., LP    Ltd., II LP        LP(A)     Adjustments   Combined
                                                  -----------  -----------  ------------  -------------  -----------   ---------
REVENUES:
  Rental and reimbursement                          $   2,126    $   2,087     $   3,724     $   2,150      $      -   $  15,177
  Interest and other                                      224           29             4             -             -         903
                                                  -----------  -----------  ------------  -------------  -----------   ---------
    Total revenues                                      2,350        2,116         3,728         2,150             -      16,080

EXPENSES:
  Property operating                                      583          795         1,542           617             -       6,813
  Fees to related parties (5)                             119          150           257           135             -       1,337
  Real estate and other taxes                              99          253           544           386             -       2,009
  Depreciation and amortization                           587          403           766           491             -       4,144
  Interest                                                450           93           554           679             -       2,502
                                                  -----------  -----------  ------------  -------------  -----------   ---------
    Total expenses                                      1,838        1,694         3,663         2,308             -      16,805

Gain (loss) before equity in noncombined
  Partnerships and gain on sale of property               512          422            65          (158)            -        (725)

  Equity in noncombined partnerships                      (36)           -             -             -          (441)          -
  Gain on sale of property                                  -            -             -             -             -          83

                                                  -----------  -----------  ------------  -------------  -----------   ---------
Net income (loss) before minority interest                476          422            65          (158)         (441)       (642)

  Minority interest in (loss) income                        8             -                           -          (46)          -
                                                  -----------  -----------  ------------  -------------  -----------   ---------
Net income (loss)                                   $     484    $     422     $      65     $   (158)      $   (487)   $   (642)

                                                  ===========  ===========  ============  =============  ===========   =========

PRO FORMA COMBINING STATEMENT OF OPERATIONS OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:   MAXIMUM
Period Covered:                  THREE MONTHS ENDED MARCH 31, 2000



                                                 Sierra Pacific  Sierra Pacific  Sierra Pacific   Sierra Pacific   Sierra Pacific
                                                  Development      Development    Development     Institutional       Pension
                                                     Fund           Fund II        Fund III       Properties V      Investors 84
                                                 --------------  --------------  --------------   --------------    -------------
REVENUES:
  Rental and reimbursement                          $     229        $     568       $       -        $    386          $    148
  Interest and other                                        -              114               -              11                40
                                                 -------------   --------------  --------------   -------------     -------------
    Total revenues                                        229              682               -             397               188

EXPENSES:
  Property operating                                      132              393              14             130                88
  Fees to related parties (5)                              22              118               -              24                40
  Real estate and other taxes                               -                -               -               -                 -
  Depreciation and amortization                            81              218               -             115                36
  Interest                                                 73              112               -               -                33
                                                 -------------   --------------  --------------   -------------     -------------
    Total expenses                                        308              841              14             269               197

Loss before equity in loss of noncombined
  partnerships, gain (loss) on sale of
  property and extraordinary item                         (79)            (159)            (14)            128                (9)

  Equity in income (loss) of noncombined
  partnerships                                              -               55              (6)              -               128
  Extraordinary item - extinguishment of debt
                                                          (46)               -               -               -                 -

                                                 -------------   --------------  --------------   -------------     -------------
Net income (loss) before minority interest
                                                         (125)            (104)            (20)            128               119

  Minority interest's share in loss (income)                7                -               4             (56)                -
                                                 -------------   --------------  --------------   -------------     -------------
Net income (loss)                                   $    (118)       $    (104)      $     (16)       $     72          $    119
                                                 =============   ==============  ==============   =============     =============


                                                                                             Nooney Real
                                                 Sierra Mira    Nooney          Nooney         Property
                                                    Mesa      Income Fund    Income Fund    Investors Two,
                                                  Partners     Ltd., LP      Ltd., II LP        LP(A)        Adjustments   Combined
                                                ------------  -----------   -------------   ---------------  -----------  ----------
REVENUES:
  Rental and reimbursement                          $    556    $    507        $    942          $    635      $     -   $   3,971
  Interest and other                                     106          11               1                25            -         308
                                                ------------  -----------   -------------   ---------------  -----------  ----------
    Total revenues                                       662         518             943               660            -       4,279

EXPENSES:
  Property operating                                     195         173             314               155            -       1,594
  Fees to related parties (5)                              -          37              66                40            -         347
  Real estate and other taxes                             25          62             136                94            -         317
  Depreciation and amortization                          143          95             199               137            -       1,024
  Interest                                               123          26             147               245            -         759
                                                ------------  -----------   -------------   ---------------  -----------  ----------
    Total expenses                                       486         393             862               671            -       4,041

Loss before equity in loss of noncombined
  partnerships, gain (loss) on sale of
  property and extraordinary item                      1,176         125              81               (11)           -         238

  Equity in income (loss) of noncombined
partnerships                                               -           -               -                 -         (177)          -
  Extraordinary item - extinguishment of debt
                                                           -           -               -                 -            -         (46)

                                                ------------  -----------   -------------   ---------------  -----------  ----------
Net income (loss) before minority interest
                                                       1,176         125              81               (11)        (177)        192

  Minority interest's share in loss (income)               -           -               -                 -           45           -
                                                ------------  -----------   -------------   ---------------  -----------  ----------
Net income (loss)                                   $  1,176    $    125        $     81          $    (11)     $  (132)  $     192
                                                ============  ===========   =============   ===============  ===========  ==========

PRO FORMA COMBINING CASH FLOW OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:      MAXIMUM
Period Covered:                     Year ended December 31, 1999



                                                 Sierra Pacific   Sierra Pacific   Sierra Pacific  Sierra Pacific
                                                  Development       Development      Development    Institutional
                                                     Fund            Fund II          Fund III      Properties V
                                                 --------------   --------------   --------------  --------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES  $          182   $           85   $           --  $         (493)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment              (37)            (387)              --            (343)
  Other                                                      --              326               --              --
                                                 --------------   --------------   --------------  --------------
      Net cash used in investing activities                 (37)             (61)              --            (343)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable              (47)             166               --              --
  Net equity contributions (distributions)                  (47)              --                2             967
                                                 --------------   --------------   --------------  --------------
      Net cash used in (provided by) financing
      activities                                            (94)             166                2             967

Net increase (decrease) in cash                              51              190                2             131

Cash, beginning of period                                    83               71                2               4
                                                 --------------   --------------   --------------  --------------
Cash, end of period                              $          134   $          261   $            4  $          135
                                                 ==============   ==============   ==============  ==============


                                                                                                           Nooney Real
                                                 Sierra Pacific     Sierra       Nooney        Nooney        Property
                                                     Pension      Mira Mesa   Income Fund   Income Fund   Investors Two,
                                                  Investors 84    Partners     Ltd., LP     Ltd., II LP       LP(A)        Combined
                                                 --------------   ---------   -----------   -----------   --------------   --------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES  $          497   $     713   $       615   $       684   $           (4)  $  2,279

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment             (148)       (161)         (158)         (619)             (60)    (1,913)
  Other                                                    (241)       (923)           --            --               --       (838)
                                                 --------------   ---------   -----------   -----------   --------------   --------
      Net cash used in investing activities                (389)     (1,084)         (158)         (619)             (60)    (2,751)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable              (87)        760           (25)         (124)           2,150      2,793
  Net equity contributions (distributions)                   --         (84)           --            --               --        838
                                                 --------------   ---------   -----------   -----------   --------------   --------
      Net cash used in (provided by) financing
      activities                                            (87)        676           (25)         (124)           2,150      3,631

Net increase (decrease) in cash                              21         305           432           (59)           2,086      3,159

Cash, beginning of period                                    10          14           805         1,249              486      2,724
                                                 --------------   ---------   -----------   -----------   --------------   --------
Cash, end of period                              $           31   $     319   $     1,237   $     1,190   $        2,572   $  5,883
                                                 ==============   =========   ===========   ===========   ==============   ========

PRO FORMA COMBINING CASH FLOWS OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:                 MAXIMUM
Period Covered:                                Three months ended March 31, 2000




                                                 Sierra Pacific   Sierra Pacific   Sierra Pacific   Sierra Pacific   Sierra Pacific
                                                  Development      Development       Development    Institutional        Pension
                                                     Fund            Fund II          Fund III       Properties V     Investors 84
                                                 --------------   --------------   --------------   --------------   --------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES  $           47   $         (575)  $           (9)  $          224   $          (64)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment               --              (58)              --           (2,176)              (2)
  Other                                                      --             (404)              --               --               --
                                                 --------------   --------------   --------------   --------------   --------------
      Net cash used in investing activities                  --             (462)              --           (2,176)              (2)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable            2,374              (12)              --               --              (17)
  Net equity contributions (distributions)                2,362               --               18            1,847               --
  Other                                                    (111)             812               --               --               73
                                                 --------------   --------------   --------------   --------------   --------------
      Net cash used in (provided by) financing
        activities                                          (99)             800               18            1,847               56

Net increase (decrease) in cash                             (52)            (237)               9             (105)             (10)

Cash, beginning of period                                   134              260                3              135               32
                                                 --------------   --------------   --------------   --------------   --------------
Cash, end of period                              $           82   $           23   $           12   $           30   $           22
                                                 ==============   ==============   ==============   ==============   ==============



                                                                                            Nooney Real
                                                 Sierra Mira      Nooney        Nooney        Property
                                                    Mesa       Income Fund   Income Fund   Investors Two,
                                                  Partners      Ltd., LP     Ltd., II LP       LP(A)        Combined
                                                 -----------   -----------   -----------   --------------   --------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES  $       154   $       250   $        77   $          (76)  $     28

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment            --            (6)          (83)              (4)    (2,329)
  Other                                                 (388)           --            --               --       (792)
                                                 -----------   -----------   -----------   --------------   --------
      Net cash used in investing activities             (388)           (6)          (83)              (4)    (3,121)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable           (70)           (5)          (29)             (86)     2,155
  Net equity contributions (distributions)                --            --            --               --       (497)
  Other                                                   --            --            --               --        774
                                                 -----------   -----------   -----------   --------------   --------
      Net cash used in (provided by) financing
        activities                                       (70)           (5)          (29)             (86)     2,433

Net increase (decrease) in cash                         (304)          239           (35)            (166)       661

Cash, beginning of period                                319         1,237         1,190            2,572      5,882
                                                 -----------   -----------   -----------   --------------   --------
Cash, end of period                              $        15   $     1,476   $     1,155   $        2,406   $  5,221
                                                 ===========   ===========   ===========   ==============   ========

PRO FORMA COMBINING BALANCE SHEETS OF THE FUNDS
(Amounts in thousands)
Fund Participation Assumption:                             MINIMUM
Period Covered:                                            AS OF MARCH 31, 2000



                                                                                                   Nooney Real
                                                Sierra Pacific  Sierra Pacific   Sierra Pacific     Property
                                                  Development     Development     Institutional  Investors Two,
                                                    Fund II        Fund III       Properties V       LP(A)        Combined
                                                --------------  --------------   --------------  --------------   --------
ASSETS:
  Real estate held for investment, net          $       10,473  $           --   $        5,766  $        6,329   $ 22,568
  Cash                                                      23              12               30           2,406      2,471
  Accounts receivable, net                                 349              --              544             112      1,005
  Accounts receivable from affiliates, net               4,480              --               --              --      4,480
  Investment in uncombined partnerships
    and joint ventures                                   2,265              --              289              --      2,554
  Other                                                    904              --               --             558      1,462
                                                --------------  --------------   --------------  --------------   --------
    Total assets                                $       18,494  $           12   $        6,629  $        9,405   $ 34,540
                                                ==============  ==============   ==============  ==============   ========

LIABILITIES AND EQUITY (DEFICIT):

LIABILITIES:
  Accounts payable and accrued expenses         $          858  $            4   $           66  $          426   $  1,354
  Distributions in excess of investment in
    Uncombined partnerships and joint ventures              --             347               --              --        347
  Mortgage notes payable, net                            6,385              --               --           9,300     15,685
  Other                                                     --              --               --             108        108
                                                --------------  --------------   --------------  --------------   --------
    Total liabilities                                    7,243             351               66           9,834     17,493

MINORITY INTEREST                                           --              21            4,550              --      4,571

EQUITY (DEFICIT)                                        11,251            (360)           2,013            (429)    12,475
                                                --------------  --------------   --------------  --------------   --------
    Total liabilities and equity (deficit)      $       18,494  $           12   $        6,629  $        9,405   $ 34,540
                                                ==============  ==============   ==============  ==============   ========

PRO FORMA COMBINING STATEMENT OF OPERATIONS OF THE FUNDS
(Amounts in thousands)
Fund Participation Assumption:                      MINIMUM
Period Covered:                                     YEAR ENDED DECEMBER 31, 1999


                                                                                                  Nooney Real
                                              Sierra Pacific   Sierra Pacific   Sierra Pacific     Property
                                                Development     Development     Institutional    Investors Two,
                                                 Fund II         Fund III        Properties V        LP(A)        Combined
                                              --------------   --------------   --------------   --------------   --------
REVENUES:
  Rental and reimbursement                    $        2,356   $           --   $        1,193   $        2,150   $  5,699
  Interest and other                                     410               15               34               --        459
                                              --------------   --------------   --------------   --------------   --------
    Total revenues                                     2,766               15            1,227            2,150      6,158

EXPENSES:
  Property operating                                   2,029               15              606              617      3,267
  Fees to related parties (5)                            396               --              156              135        687
  Real estate and other taxes                            373               --              111              386        870
  Depreciation and amortization                          869               --              442              491      1,802
  Interest                                               437               --               --              679      1,116
                                              --------------   --------------   --------------   --------------   --------
    Total expenses                                     4,104               15            1,315            2,308      7,742

Loss before equity in loss of noncombined
  partnerships                                        (1,338)              --              (88)            (158)    (1,584)

  Equity in loss of noncombined partnerships             161               (7)              --               --        154

                                              --------------   --------------   --------------   --------------   --------
Net loss before minority interest                     (1,177)              (7)             (88)            (158)    (1,430)

  Minority interest in (loss) income                      --               --               31               --         31
                                              --------------   --------------   --------------   --------------   --------
Net loss                                      $       (1,177)  $           (7)  $          (57)  $         (158)  $ (1,399)
                                              ==============   ==============   ==============   ==============   ========

PRO FORMA HISTORICAL COMBINING STATEMENT OF OPERATION OF THE FUNDS
(Amounts in thousands)
Fund Participation Assumption:                 MINIMUM
Period Covered:                                THREE MONTHS ENDED MARCH 31, 2000


                                                                                                       Nooney Real
                                                  Sierra Pacific   Sierra Pacific   Sierra Pacific      Property
                                                   Development       Development    Institutional    Investors Two,
                                                     Fund II          Fund III       Properties V         LP(A)       Combined
                                                  --------------   --------------   --------------   --------------   --------
REVENUES:
  Rental and reimbursement                        $          568   $           --   $          386   $          635   $  1,589
  Interest and other                                         114               --               11               25        150
                                                  --------------   --------------   --------------   --------------   --------
    Total revenues                                           682               --              397              660      1,739

EXPENSES:
  Property operating                                         393               14              130              155        692
  Fees to related parties (5)                                118               --               24               40        182
  Real estate and other taxes                                 --               --               --               94         94
  Depreciation and amortization                              218               --              115              137        470
  Interest                                                   112               --               --              245        357
                                                  --------------   --------------   --------------   --------------   --------
    Total expenses                                           841               14              269              671      1,795

Gain (loss) before equity in loss of noncombined
  partnerships                                              (159)             (14)             128              (11)       (56)

  Equity in loss of noncombined partnerships                  55               (6)              --               --         49

                                                  --------------   --------------   --------------   --------------   --------
Net income (loss) before minority interest                  (104)             (20)             128              (11)        (7)

  Minority interest's share in loss (income)                  --                4              (56)              --        (52)

                                                  --------------   --------------   --------------   --------------   --------
Net income (loss)                                 $         (104)  $          (16)  $           72   $          (11)  $    (59)
                                                  ==============   ==============   ==============   ==============   ========

PRO FORMA COMBINING CASH FLOW OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:                      MINIMUM
Period Covered:                                     Year ended December 31, 1999



                                                                                                           Nooney Real
                                                        Sierra Pacific   Sierra Pacific  Sierra Pacific      Property
                                                          Development     Development     Institutional   Investors Two,
                                                            Fund II         Fund III      Properties V        LP(A)        Combined
                                                        --------------   --------------  --------------   --------------   --------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES         $           85   $           --  $         (493)  $           (4)  $   (412)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                    (387)              --            (343)             (60)      (790)
  Other                                                            326               --              --               --        326
                                                        --------------   --------------  --------------   --------------   --------
      Net cash used in investing activities                        (61)              --            (343)             (60)      (464)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                     166               --              --            2,150      2,316
  Net equity contributions (distributions)                          --                2             967               --        969
                                                        --------------   --------------  --------------   --------------   --------
      Net cash used in (provided by) financing
          activities                                               166                2             967            2,150      3,285

Net increase (decrease) in cash                                    190                2             131            2,086      2,409

Cash, beginning of period                                           71                2               4              486        563
                                                        --------------   --------------  --------------   --------------   --------
Cash, end of period                                     $          261   $            4  $          135   $        2,572   $  2,972
                                                        ==============   ==============  ==============   ==============   ========

PRO FORMA COMBINING CASH FLOW OF THE FUNDS
(Amounts in thousands, except per share data)
Fund Participation Assumption:                 MINIMUM
Period Covered:                                Three months ended March 31, 2000



                                                                                                           Nooney Real
                                                       Sierra Pacific   Sierra Pacific   Sierra Pacific      Property
                                                         Development     Development      Institutional   Investors Two,
                                                           Fund II         Fund III       Properties V        LP(A)        Combined
                                                       --------------   --------------   --------------   --------------   --------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES        $         (575)  $           (9)  $          224   $          (76)  $   (436)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                    (58)              --           (2,176)              (4)    (2,238)
  Other                                                          (404)              --               --               --       (404)
                                                       --------------   --------------   --------------   --------------   --------
      Net cash used in investing activities                      (462)              --           (2,176)              (4)    (2,642)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                    (12)              --               --              (86)       (98)
  Net equity contributions (distributions)                         --               18            1,847               --      1,865
  Other                                                           812               --               --               --        812
                                                       --------------   --------------   --------------   --------------   --------
      Net cash used in (provided by) financing
          activities                                              800               18            1,847              (86)     2,579
Net increase (decrease) in cash                                  (237)               9             (105)            (166)      (499)
Cash, beginning of period                                         260                3              135            2,572      2,970
                                                       --------------   --------------   --------------   --------------   --------
Cash, end of period                                    $           23   $           12   $           30   $        2,406   $  2,471
                                                       ==============   ==============   ==============   ==============   ========

PRO FORMA COMBINING BALANCE SHEETS OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                             AS OF MARCH 31, 2000



                                                   Nooney             Meadow Wood             Nooney-
                                                    Rider               Village              Hazelwood
                                                 Trails, LP        Apartments, Ltd.        Associates, LP        Combined
                                                 ----------        ----------------        --------------        --------
ASSETS:
  Real estate held for investment, net           $    1,458        $          7,447        $        7,217        $ 16,122
  Cash                                                   14                       6                   370             390
  Accounts receivable, net                               73                      14                     8              95
  Accounts receivable from affiliates, net               51                     477                     4             532
  Other                                                  53                     696                 1,310           2,059
                                                 ----------        ----------------        --------------        --------
    Total assets                                 $    1,649        $          8,640        $        8,909        $ 19,198
                                                 ==========        ================        ==============        ========

LIABILITIES AND DEFICIT:

LIABILITIES:
  Accounts payable and accrued expenses          $      837        $            179        $          188        $  1,204
  Deferred revenue                                       --                      14                    11              25
  Mortgage notes payable, net                         4,030                  10,885                13,067          27,982
  Notes payable to affiliates                           103                      67                    --             170

  Other                                                  --                      --                    71              71
                                                 ----------        ----------------        --------------        --------
    Total liabilities                                 4,970                  11,145                13,337          29,452

DEFICIT                                              (3,321)                 (2,505)               (4,428)        (10,254)
                                                 ----------        ----------------        --------------        --------
    Total liabilities and equity (deficit)       $    1,649        $          8,640        $        8,909        $ 19,198
                                                 ==========        ================        ==============        ========

PRO FORMA COMBINING STATEMENTS OF OPERATION OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                     YEAR ENDED DECEMBER 31, 1999



                                        Nooney             Meadow Wood             Nooney-
                                        Rider                Village              Hazelwood
                                      Trails, LP        Apartments, Ltd.       Associates, LP        Combined
                                      ----------        ----------------       --------------        --------
REVENUES:
  Rental and reimbursement            $      561        $          2,194       $        2,402        $  5,157
  Interest and other                          10                      18                   11              39
                                      ----------        ----------------       --------------        --------
    Total revenues                           571                   2,212                2,413           5,196

EXPENSES:
  Property operating                          72                     659                1,031           1,762
  Fees to related parties (5)                 28                     105                  132             265
  Real estate and other taxes                 99                     120                  159             378
  Depreciation and amortization               74                     376                  441             891
  Interest                                   395                     672                  876           1,943
                                      ----------        ----------------       --------------        --------
    Total expenses                           668                   1,932                2,639           5,239
                                      ----------        ----------------       --------------        --------
Net income (loss)                     $      (97)       $            280       $         (226)       $    (43)
                                      ==========        ================       ==============        ========

PRO FORMA COMBINING STATEMENTS OF OPERATIONS OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                THREE MONTHS ENDED MARCH 31, 2000



                                        Nooney             Meadow Wood             Nooney-
                                        Rider                Village              Hazelwood
                                      Trails, LP        Apartments, Ltd.       Associates, LP        Combined
                                      ----------        ----------------       --------------        --------
REVENUES:
  Rental and reimbursement            $      148        $            558       $          642        $  1,348
  Interest and other                           3                       6                    3              12
                                      ----------        ----------------       --------------        --------
    Total revenues                           151                     564                  645           1,360


EXPENSES:
  Property operating                          12                     184                  250             446
  Fees to related parties (5)                  7                      24                   35              66
  Real estate and other taxes                 32                      30                   40             102
  Depreciation and amortization               19                      89                  108             216
  Interest                                   100                     183                  217             500
  Impairment charges                           -                       -                    -               -
                                      ----------        ----------------       --------------        --------
    Total expenses                           170                     510                  650           1,330
                                      ----------        ----------------       --------------        --------
Net loss                              $      (19)       $             54       $           (5)       $     30
                                      ==========        ================       ==============        ========

PRO FORMA COMBINING CASH FLOWS OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                     YEAR ENDED DECEMBER 31, 1999





                                                                  Nooney          Meadow Wood             Nooney-
                                                                  Rider             Village              Hazelwood
                                                                Trails, LP      Apartments, Ltd.       Associates, LP      Combined
                                                               ----------       ----------------       --------------      --------
CASH PROVIDED BY OPERATING ACTIVITIES                          $       42       $            370       $          227      $    639

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                         (9)                  (107)                (102)         (218)
  Other                                                                --                     --                   48            48
                                                               ----------       ----------------       --------------      --------
      Net cash used in investing activities                            (9)                  (107)                 (54)         (170)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                        (77)                  (120)                (228)         (425)
  Net borrowings (repayments) of affiliate notes                       35                     63                   --            98
  Net equity contributions (distributions)                             --                   (258)                  --          (258)
                                                               ----------       ----------------       --------------      --------
      Net cash used in (provided by) financing activities             (42)                  (315)                (228)         (585)

Net increase (decrease) in cash                                        (9)                   (52)                 (55)         (116)
Cash, beginning of period                                              30                    191                  258           479
                                                               ----------       ----------------       --------------      --------
Cash, end of period                                            $       21       $            139       $          203      $    363
                                                               ==========       ================       ==============      ========

PRO FORMA COMBINING CASH FLOWS OF OTHER AFFILIATES
(Amounts in thousands)
Period Covered:                                THREE MONTHS ENDED MARCH 31, 2000



                                                                Nooney           Meadow Wood             Nooney-
                                                                 Rider             Village              Hazelwood
                                                              Trails, LP       Apartments, Ltd.       Associates, LP       Combined
                                                              ----------       ----------------       --------------       --------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES               $       30       $            (27)      $          183       $    186

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to real estate held for investment                        --                    (14)                  --            (14)
  Other                                                               --                     --                   13             13
                                                              ----------       ----------------       --------------       --------
      Net cash used in investing activities                           --                    (14)                  13             (1)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) of notes payable                       (21)                   (45)                 (29)           (95)
  Net borrowings (repayments) of affiliate notes                     (16)                     3                   --            (13)
  Net equity contributions (distributions)                            --                    (50)                  --            (50)
                                                              ----------       ----------------       --------------       --------
      Net cash used in (provided by) financing activities            (37)                   (92)                 (29)          (158)


Net increase (decrease) in cash                                       (7)                  (133)                 167             27


Cash, beginning of period                                             21                    139                  203            363


                                                              ----------       ----------------       --------------       --------
Cash, end of period                                           $       14       $              6       $          370       $    390
                                                              ==========       ================       ==============       ========

AMERICAN SPECTRUM PREDECESSOR
COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1999, 1998 AND 1997 TOGETHER WITH AUDITORS' REPORT

                    Report of Independent Public Accountants


To American Spectrum Predecessor:

We have audited the accompanying combined balance sheets of American Spectrum Predecessor, as defined in Note 1 to the financial statements, as of December 31, 1998 and 1999, and the related combined statements of operations, equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of American Spectrum Predecessor as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



/s/ ARTHUR ANDERSEN LLP
Orange County, California
July 26, 2000

AMERICAN SPECTRUM PREDECESSOR
COMBINED BALANCE SHEETS

                                                                                             (Unaudited)
                                                        December 31,      December 31,        March 31,
(In 000's)                                                  1998              1999              2000
                                                        ------------      ------------      ------------

ASSETS
      Real estate held for investment, net              $     90,348      $     95,588      $     91,506
      Cash                                                       522               458               486
      Accounts receivable, net                                 1,161             1,241             1,554
      Notes and accounts receivable from affiliates            4,539             3,970             6,569
      Investments in uncombined partnerships                   1,517             3,297             3,545
      Equipment, net                                           1,036               705               624
      Goodwill, net                                            2,469                --             1,595
      Other assets                                             3,236             3,176             3,294
                                                        ------------      ------------      ------------
             Total assets                               $    104,828      $    108,435      $    109,173
                                                        ============      ============      ============

LIABILITIES AND EQUITY (DEFICIT)

LIABILITIES
      Accounts payable and accrued expenses             $      3,842      $      4,893      $      6,090
      Deferred revenue                                           899             1,553               240
      Notes payable                                           96,318           110,590           112,251
      Notes and accounts payable to affiliates                18,335            15,675            15,783
      Note payable to shareholders                               700               700                --
                                                        ------------      ------------      ------------
             Total liabilities                               120,094           133,411           134,364
                                                        ------------      ------------      ------------

MANDATORILY-REDEEMABLE COMMON STOCK OF SUBSIDIARY              1,045             1,045             1,045
                                                        ------------      ------------      ------------

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)
      Capital                                           $      1,208      $      2,527      $      2,527
      Accumulated deficit                                    (17,519)          (28,548)          (28,763)
                                                        ------------      ------------      ------------
             Total equity (deficit)                          (16,311)          (26,021)          (26,236)
                                                        ------------      ------------      ------------
             Total liabilities and equity (deficit)     $    104,828      $    108,435      $    109,173
                                                        ============      ============      ============



      The accompanying notes are an integral part of these balance sheets.

AMERICAN SPECTRUM PREDECESSOR
COMBINED STATEMENTS OF OPERATIONS



                                                               Year Ended                           Three Months Ended
                                                               December 31,                              March 31,
                                               --------------------------------------------    ----------------------------
(In 000's, except per share information)           1997            1998            1999            1999            2000
                                               ------------    ------------    ------------    ------------    ------------
                                                                                                (Unaudited)     (Unaudited)
REVENUES
      Rental income                                $10,145          $13,651          14,813    $      3,665    $      3,894
      Property management operations                 4,546           8,689           5,452           1,398             824
      Income from affiliates                         1,809           2,047           2,357             416             486
                                                   -------    ------------    ------------    ------------    ------------
             Total revenues                         16,500          24,387          22,622           5,479           5,204
                                                   -------    ------------    ------------    ------------    ------------

COSTS AND EXPENSES
      Property operating expense                     1,683           2,886           3,396             921             940
      Property management expense                    7,472          12,164          10,766           2,578           1,886
      Depreciation and amortization                  2,203           3,313           3,259             914             942
      Real estate taxes                                848           1,523           1,597             301             558
      Equity in (income) loss of
        uncombined partnerships                        127            (224)            330             (12)            (22)
      Impairment charges                                --             126           5,164              --              --
                                                    ------    ------------    ------------    ------------    ------------
             Total costs and expenses               12,333          19,788          24,512           4,702           4,304

OTHER (INCOME) EXPENSES
      Interest expense                               7,901           9,585           9,982           2,221           2,840
      Gain on sale of property                          --              --              --              --          (1,193)
                                                    ------    ------------    ------------    ------------    ------------
             Total other (income) expenses           7,901           9,585           9,982           2,221           1,647
                                                    ------    ------------    ------------    ------------    ------------
             Net loss before extraordinary
                 items                              (3,734)         (4,986)        (11,872)         (1,444)           (747)

       Extraordinary items -- gain (loss) on
             extinguishment of debt                     50             163            (214)             --              --
                                                    ------    ------------    ------------    ------------    ------------
             Net loss                             $ (3,684)   $     (4,823)   $    (12,086)   $     (1,444)   $       (747)
                                                  ========    ============    ============    ============    ============


PRO FORMA BASIC AND DILUTED LOSS PER COMMON
SHARE: (Unaudited)
      Loss before extraordinary item              $  (2.40)   $      (3.20)   $      (7.62)   $       (.93)   $       (.48)
      Extraordinary item                               .03             .10            (.14)             --              --
                                                  --------    ------------    ------------    ------------    ------------
             Net loss                             $  (2.37)   $      (3.10)   $      (7.76)   $       (.93)   $       (.48)
                                                  =========    ============    ============    ============    ============
      Weighted average shares outstanding            1,557           1,557           1,557           1,557           1,557
                                                  ========    ============    ============    ============    ============


 The accompanying notes are an integral part of these statements of operations.

          AMERICAN SPECTRUM PREDECESSOR
          COMBINED STATEMENTS OF CASH FLOWS


                                                                                                          Three Months
                                                                                                              Ended
                                                                              Year Ended                    March 31,
                                                                             December 31,                  (Unaudited)
                                                                  --------------------------------    --------------------
(In 000's)                                                          1997        1998        1999        1999        2000
                                                                  --------    --------    --------    --------    --------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                    $ (3,684)   $ (4,823)   $(12,086)   $ (1,444)   $   (747)
      Adjustments to reconcile net loss to net cash provided by
       (used in) operating activities:
        Depreciation and amortization                                2,203       3,313       3,259         914         942
        Equity in losses (income) of investees                         127        (224)        330         (12)        (22)
        Impairment charges                                              --         126       5,164          --          --
        Extraordinary (gain) loss                                      (50)       (163)        214          --          --
        Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net             (437)        276         (80)       (889)       (313)
          Decrease (increase) in note receivable, net                   --          --          --          --      (1,927)
          Decrease (increase) in accounts receivable from            1,751         (12)        569      (9,107)         --
                  affiliates
          Decrease (increase) in other assets, net                  (3,434)       (369)       (687)      1,757         526
          Increase (decrease) in deferred revenue                    1,019        (198)        654         (24)      1,313
          Increase (decrease) in accounts payable and
                  accrued expenses                                     463       1,151         986        (207)      1,197
          Increase (decrease) in accounts payable - affiliates       1,103      (1,346)     (3,239)     (2,603)      1,107
                                                                  --------    --------    --------    --------    --------
          Net cash provided by (used in) operating activities         (939)     (2,269)     (4,916)    (11,615)      2,076
                                                                  --------    --------    --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Distributions from (investments in) uncombined
          investees, net                                               244          99      (2,062)        901        (274)
      Purchases of) sale of real estate held
      for investment                                                (3,120)       (985)     (4,597)     (1,710)       (721)
                                                                  --------    --------    --------    --------    --------
          Net cash used in operating activities                     (2,876)       (886)     (6,659)       (809)       (995)
                                                                  --------    --------    --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Borrowings on notes payable, net                               2,529       3,511      10,322      10,057         796
      Equity contributions (distributions), net                        803      (3,398)      1,057       2,454         532
      Proceeds from (repayments of) loan from shareholders              --         700          --          --        (700)
      Borrowings (repayments) on notes payable to affiliates           749       2,194         132         (15)     (1,681)
                                                                  --------    --------    --------    --------    --------
          Net cash provided by (used in) financing activities        4,081       3,007      11,511      12,496      (1,053)
                                                                  --------    --------    --------    --------    --------
          Increase (decrease) in cash                                  266        (148)        (64)         72          28
          Cash, beginning of period                                    404         670         522         522         458
                                                                  --------    --------    --------    --------    --------
          Cash, end of period                                     $    670    $    522    $    458    $    594    $    486
                                                                  ========    ========    ========    ========    ========

SUPPLEMENTAL DISCLOSURES:
      Cash paid for interest, net of amounts capitalized of
        $320 and $1,200 for 1998 and 1999, respectively           $  6,833    $  7,763    $  8,253    $  1,570    $  2,646
                                                                  ========    ========    ========    ========    ========



        The accompanying notes are an integral part of these statements.

AMERICAN SPECTRUM PREDECESSOR
COMBINED STATEMENTS OF EQUITY (DEFICIT)

                                                                 Accumulated
                                                    Equity          Deficit         Total
(In 000's)                                       ------------    ------------    ------------

Balance, December 31, 1996                       $      1,385    $     (6,417)   $     (5,032)

Net income (loss)                                          --          (3,684)         (3,684)
Contributions (distributions), net                     (1,537)            803            (734)
                                                 ------------    ------------    ------------

Balance as of December 31, 1997                          (152)         (9,298)         (9,450)

Net income (loss)                                          --          (4,823)         (4,823)
Contributions (distributions), net                      1,360          (3,398)         (2,038)
                                                 ------------    ------------    ------------

Balance as of December 31, 1998                         1,208         (17,519)        (16,311)

Net income (loss)                                          --         (12,086)        (12,086)
Contributions (distributions), net                      1,319           1,057           2,376
                                                 ------------    ------------    ------------

Balance as of December 31, 1999                         2,527         (28,548)        (26,021)

Net income (loss) - unaudited                              --            (747)           (747)
Contributions (distributions), net - unaudited             --             532             532
                                                 ------------    ------------    ------------

Balance as of March 31, 2000 - unaudited         $      2,527    $    (28,763)   $    (26,236)
                                                 ============    ============    ============



 The accompanying notes are an integral part of these statements.

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:


During 1997, the Company recorded goodwill and issued mandatorily redeemable common stock of a subsidiary of $1,045,000 in connection with its merger with Spectrum Holdings.

During 1997, the Company acquired various assets such as goodwill, properties (Parkade and West Florissant) and partnership interests (general and limited) by assuming debt totaling $9,179,000 and paying cash of $1,371,000.

During 1997, the Company acquired certain real estate through the issuance of debt to affiliates.

During 1998, the Company acquired the McDonnell property for a purchase price of $12,133,000 and other assets (debt costs) of $360,000 primarily by assuming debt for $11,637,000 and paying $856,000 cash.

During 1999, the Company purchased a property by assuming approximately $4,415,000 in liabilities.

During the three months ended March 31, 2000, the Company purchased a 100% interest in two management companies and issued debt of $670,000, short-term payables of $925,000, and recorded goodwill for a total of $1,595,000.

During the three months ended March 31, 2000, the Company transferred land with book value of $3,398,000 to Sierra Pacific Development Fund, an affiliated company.

                          AMERICAN SPECTRUM PREDECESSOR
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.       ORGANIZATION

                                    NATURE OF BUSINESS AND PRINCIPLES OF
                                    COMBINATION

                                    American Spectrum Predecessor ("the
                                    Company") is a combination of various
                                    properties and operations involved in real estate development, management, ownership, and operation. The Company's operations are located principally in the midwest and western United States and consist mainly of office, office/warehouse, shopping center, and multi-family apartment properties.

                                    These properties all (1) have majority
                                    ownership interests held by Mr. William J.
                                    Carden and Mr. John Galardi and/or their affiliates and (2) have agreed to participate in a consolidation transaction with other entities in which Mssrs. Carden and Galardi have interests ("the Transaction"). The entities included in these combined financial statements will be merged into the successor entity prior to the consummation of the Transaction. The reorganized American Spectrum Predecessor will then (subject to approval) acquire eight public limited partnerships and three private entities. Assuming all entities elect to be acquired, the aggregate purchase price will be approximately $87.2 million in stock, operating partnership units, and promissory notes of American Spectrum. These partnerships are engaged in substantially the same business as the Company. The Company currently provides property management services to these entities. The successor to the Company intends to qualify as a real estate investment trust (REIT) beginning in 2002 for federal income tax purposes.

                                    The combined financial statements include the accounts of CGS Real Estate Company, Inc. and its consolidated subsidiaries ("CGS"); Parkade Center; Creekside/Riverside LLC; Pacific Spectrum, LLC; Pasadena Autumn Ridge LP; Villa Redondo, LLC; Back Bay, LLC; Seventy-Seven, LLC; Richardson Plaza; Sierra Technology; CGS Properties
                                    Marketplace/Columbia, LP; McDonnell
                                    Associates, LLP; and Beach & Lampson Pad
                                    "D"; after the elimination of intercompany items and transactions.


                                    The Company has experienced losses in the periods presented. Management believes such losses are a result of the Company's business plan that includes acquisition and turn-around of under performing properties. During the turn-around period, losses accrue due to the temporary excess of operating expenses, interest expense, and management costs over rental income along with impairment charges on certain properties that do not affect cash flow. These losses are anticipated to be more than offset by increases in the value of the properties, which cannot be recognized as income under generally accepted accounting principles. Historically, the Company has augmented its cash flow from properties by generating funds from periodic real estate refinancing. If refinancing debt was not available, the Company would curtail its asset turn-around program, substantially reduce overhead, and operate solely on the cash flow from properties.

2.       SUMMARY OF SIGNIFICANT
         ACCOUNTING                 REAL ESTATE HELD FOR INVESTMENT
         POLICIES                   Real estate held for investment is carried
                                    at cost net of impairment losses, determined based on estimated future cash flows.
                                    Economic, market, environmental and
                                    political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing for investment and development activities.
                                    Accordingly, the ultimate fair value of the Company's real estate properties is dependent upon future economic and market conditions, the availability of financing, and the resolution of political, geographical, environmental, and other related issues.

                                    Buildings and improvements included in real estate held for investment are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to forty years.

                                    EVALUATION OF IMPAIRMENT
                                    In 1995, the Financial Accounting Standards
                                    Board issued Statement of Financial
                                    Accounting Standards No. 121, Accounting for
                                    Impairment of Long-lived Assets to be
                                    Disposed of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell. Long-lived assets, including real estate held for investment that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. A review for impairment loss is triggered if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based on estimated future cash flows, including appropriate return and interest. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.


                                    During 1999, the Company evaluated certain goodwill associated with acquired management companies and recorded an impairment charge of $2.2 million in accordance with SFAS 121. (See also Note 4).

2.       SUMMARY OF SIGNIFICANT
         ACCOUNTING                 ALLOWANCE FOR CREDIT LOSSES
         POLICIES                   A provision for credit losses is recorded
         (CONTINUED)                based on management's judgment of tenant
                                    creditworthiness. The activity in the
                                    allowance for credit losses during 1999, 1998 and 1997 was as follows:

                                (In 000's)
                                            Balance at
                            Years Ending   Beginning of    Provision for      Accounts      Balance at
                            December 31,       Year        Credit Losses    Written Off    End of Year
                            ------------   ------------    -------------   ------------   ------------
                                    1999            (94)            (14)             84            (24)
                                    1998            (34)            (80)             20            (94)
                                    1997            (20)            (14)             --            (34)
                            ------------   ------------    ------------    ------------   ------------

2.       SUMMARY OF SIGNIFICANT
         ACCOUNTING                 EQUIPMENT
         POLICIES                   Equipment is stated at cost and is
         (CONTINUED)                depreciated using the straight-line method
                                    over the estimated useful lives of the
                                    related assets, ranging from three to five years. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations.

                                    CAPITALIZATION OF INTEREST
                                    The Company follows the practice of
                                    capitalizing interest to real estate held for investment during the period of development, in accordance with SFAS 34, "Capitalization of Interest Cost." Interest costs capitalized during 1999 and 1998 were $1,200,000 and $320,000, respectively. No amounts were capitalized in 1997.


                                    INVESTMENT IN AND LOSSES IN EXCESS OF
                                    INVESTMENTS IN UNCOMBINED PARTNERSHIPS
                                    The Company invests in various public and private limited partnerships and in limited liability companies that are engaged in substantially the same business as the Company. Certain investees are included in the combined financial statements and the respective investments and losses for these entities have been eliminated.

                                    Losses in excess of investments in limited partnerships represent the portion of partnership obligations that management believes the Company is responsible for as the general partner. The Company does not record any losses in excess of investments in its limited partnership interests. The Company accounts for its investments in limited partnerships using the equity method, under which the Company initially records its investment in the limited partnerships at cost and adjusts the carrying amount of the investment to recognize its share of the income or losses of the limited partnerships after the date of acquisition. Partnership income and losses are allocated in accordance with the respective partnership agreements.

2.       SUMMARY OF
         SIGNIFICANT                DEFERRED REVENUES
         ACCOUNTING POLICIES        Deferred revenues represent non-refundable
         (CONTINUED)                prepayments of rents on certain operating
                                    properties, which are recognized as revenue when earned. A substantial portion relates to one affiliated tenant who has prepaid certain ground lease rent for an extended period.


                                    INTEREST RATE SWAP
                                    An interest rate swap is used by the Company to manage interest rate sensitivity for one of its debt arrangements. The periodic net settlement for interest rate swaps is recorded as an adjustment to interest expense or capitalized if the project containing the swap is still in the development period as discussed above under Capitalization of Interest.


                                    REVENUE RECOGNITION
                                    Lease agreements with tenants are accounted for as operating leases and rental income is recognized on the straight-line method over the term of the related operating lease. Unbilled rent receivable represents the difference between rent recognized under the straight-line method and the actual cash due and is included in other assets on the accompanying combined balance sheets. Property operating cost reimbursements due from tenants for common area maintenance are recognized in the period the expenses are incurred.


                                    DEBT ISSUANCE COSTS AND DISCOUNTS
                                    Debt issuance costs and discounts related to the Company's notes payable are deferred and amortized to interest expense using the effective interest method over the term of the related notes. Debt issuance costs are included in other assets in the accompanying consolidated balance sheets.


                                    MANDATORILY-REDEEMABLE COMMON STOCK OF
                                    SUBSIDIARY
                                    In August 1997, American Spectrum Real
                                    Estate Services, Inc. (ASREI), a subsidiary of CGS, acquired all of the common stock of Spectrum Holdings, Ltd. in exchange for common shares of ASREI. These minority shareholders have the right to put their shares of ASREI at $522.500 per share or $1,045,000, upon the occurrence of certain events, as defined.

2.       SUMMARY OF
         SIGNIFICANT                INCOME TAXES
         ACCOUNTING POLICIES        Currently, the Company includes various
         (CONTINUED)                partnerships and limited liability
                                    corporations that are not subject to Federal or significant state income tax at the entity level.

                                    The corporate entities that are subject to income tax currently account for their income taxes using the asset and liability method. Deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using currently enacted tax rates and laws. These entities have accumulated net operating losses for both Federal and State reporting purposes and pay minimal taxes. The Company has operations in California, Arizona, Texas, Missouri, South Carolina, North Carolina, Colorado, Maryland, Illinois, Indiana, Kansas, Minnesota, Nebraska, and Ohio. Consummation of the transaction may significantly impact the future utilization of net operating loss carryforwards.

                                    The successor to the Company intends to
                                    qualify as a REIT beginning in 2002 for
                                    federal income tax purposes. As a REIT, the Company will not generally be liable for federal corporate income taxes. As such, uncertainty exists as to the ultimate tax asset to be realized. Management has recorded a valuation allowance against the entire net deferred tax asset to reflect this uncertainty. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes on its taxable income at regular corporate tax rates.



                                    PRO FORMA BASIC AND DILUTED LOSS PER SHARE
                                    Pro forma basic and diluted loss per share is computed by dividing the loss available to common stockholders by the number of common shares that each recipient will receive after consummation of the Transaction. Pro forma loss per share was calculated assuming all of the Company's owners exchange their existing ownership interests for shares in the successor entity. The effect of owners who elect to receive operating partnership units in lieu of shares in the successor entity will not materially impact diluted loss per share.



                                    UNAUDITED INTERIM INFORMATION
                                    The accompanying financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual combined financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

2.       SUMMARY OF                 COMPREHENSIVE INCOME
         SIGNIFICANT                Net income as reported by the Company
         ACCOUNTING POLICIES        reflects total comprehensive income for the
         (CONTINUED)                years ended December 31, 1998 and 1999, and
                                    the three months ended March 31, 1999 and 2000.


                                    SEGMENT DISCLOSURE
                                    Management believes that the Company
                                    operates in a single segment. The Company's real estate operations have similar economic and environmental conditions, business processes, types of customers (i.e., tenants), and services provided, and because resource allocation and other operating decisions made by senior management are based on evaluation of the entire portfolio.

                                    USE OF ESTIMATES
                                    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could materially differ from those estimates.

                                    In assessing impairment of real estate
                                    assets, certain estimates were used by
                                    management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

                                    FAIR VALUE OF FINANCIAL INSTRUMENTS
                                    Disclosures of estimated fair value were determined by management, using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation may have a material effect on the estimated fair value amounts.

                                    Cash equivalents, and variable and fixed rate debt are carried at amounts that reasonably approximate their fair values based on discounted cash flow models.

                                    Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1999. Although management is not aware of any factors that would significantly affect fair value, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and the current estimates of fair value may differ significantly from the amounts presented herein.

2.       SUMMARY OF
         SIGNIFICANT                NEW ACCOUNTING PRONOUNCEMENTS
         ACCOUNTING                 On December 3, 1999, the Securities and
         POLICIES                   Exchange Commission issued Staff Accounting
         (CONTINUED)                Bulletin No. 101 ("SAB 101"), which
                                    addressed certain revenue recognition
                                    policies, including the accounting for
                                    overage rent by a lessor. SAB 101 requires overage rent to be recognized as revenue only when the tenants' sales exceed their sales threshold. The Company will adopt SAB
                                    101 for the quarter ending December 31,
                                    2000. Because the Company does not have a significant amount of existing leases with overage rent provisions, management does not believe that adoption of this standard will have a material effect on the Company's financial statements. In addition, SAB 101 will impact the timing in which overage rent is recognized throughout each year, but will not have a material impact on the total overage of rent recognized each full year.

                                    On June 15, 1998, the Financial Accounting
                                    Standards Board ("FASB") issued Statement of
                                    Financial Accounting Standards No. 133,
                                    Accounting for Derivative Instruments and
                                    Hedging Activities ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

                                    SFAS 133 will be effective for the Company beginning with the 2001 fiscal year and may not be applied retroactively. Management does not believe that SFAS 133 will have a material impact on the combined financial statements.

3.       ACQUISITIONS               The following properties were acquired
                                    during the three year period ended December
                                    31, 1999:

                    (In 000's)
                                                                Acquisition       Purchase
                    Property                Description             Date            Price
                    -------------------     ---------------   ---------------  ---------------
                    Phoenix Van Buren       Land                 Aug. 1997     $         1,033
                    Beach & Lampson         Retail               Oct. 1997               1,251
                    Sorrento II             Land                 Oct. 1997               3,267
                    Parkade                 Mixed                Nov. 1997               7,009
                    West Florissant         Mixed                Nov. 1997               1,208
                    Creekside Riverside     Apartments           Nov. 1997               4,712
                    McDonnell LLC           Offices              Aug. 1998              12,100
                    Bally's                 Land                Sept. 1998               1,109
                    Autumn Ridge            Apartments            May 1999               5,450
                                                                               ---------------
                                                                               $        37,139
                                                                               ---------------

                                    Substantially all of the purchase price, except for working capital amounts, was allocated to the real estate properties.

4.      REAL ESTATE                 Real estate held for investment consists of
        HELD FOR                    the following (see Note 7):
        INVESTMENT

                                                                              December 31,
                    (IN 000'S)                                          1998                1999
                                                                  ---------------      ---------------
                    Income producing property:
                    Land                                          $        21,597      $        23,087
                    Building and improvements                              77,232               83,220
                                                                  ---------------      ---------------
                                                                           98,829              106,307

                    Accumulated depreciation and amortization              (8,481)             (10,719)
                                                                  ---------------      ---------------
                                                                  $        90,348      $        95,588
                                                                  ---------------      ---------------



                                    Included in real estate held for investment is a mixed-use commercial operating property with a carrying value of $13,197,000, which secures debt totaling $14,398,000 (Note 7). As of December 31, 1999, and subsequent to that date, the property has been partially leased. The Company's management intends to lease the remainder of the property in fiscal 2000. During 1999, the Company recorded an impairment loss of $1,282,000 in accordance with SFAS No. 121.

                                    During 1999, the Company also recorded
                                    impairment losses of $1,752,000 on two other properties, in accordance with SFAS No 121.

5.       EQUIPMENT                  Equipment consists primarily of furniture
                                    and fixtures and information
                                    technology/computer equipment. Accumulated depreciation was approximately $1,423,000 and $1,761,000 at December 31, 1998 and
                                    1999, respectively.


6.       INVESTMENTS IN UNCOMBINED  The Company is a general partner and has a
         PARTNERSHIPS               fifty percent or less ownership in the
                                    following uncombined partnerships at
                                    December 31, 1999:

                                                                   General Partner     Limited Partner
                                                                   ---------------     ---------------
                    Sierra Pacific Institutional Properties V*                   1%                  0%
                    Sierra Pacific Development Fund III*                         1                   0
                    Sierra Pacific Development Fund II*                          1                   0
                    Sierra Pacific Development Fund*                             1                5.96
                    Sierra Pacific Pension Investors `84*                        1                4.91
                    Nooney Income Fund LTD*                                      1                13.6
                    Nooney Income Fund II*                                       1                5.83
                    Nooney Real Property Investors Two LP*                       1                 5.4
                    Nooney Rider Trail, LLC                                      0                   1
                    8622 Starcrest Investors LLC                                 0               38.25
                    Mariner's Place                                           9.62                   0
                    Meadow Wood Village Associates LTD LP*                       1                   0
                    California Consultants, Limited                              1                   0


                                    *Entities expected to participate in the transaction (Note 1).


                                    The Company uses the equity method of
                                    accounting for its investments in these
                                    fifty percent or less owned partnerships.
                                    The accounting policies of the entities are substantially the same as those of the Company.

7.       DEBT                       Debt consists of the following:


                                                                                  December 31,
                                   (IN 000'S)                               1998                1999
                                                                      ---------------      ---------------

                    Fixed rate debt payable to financial
                       institutions, secured by real estate held
                       for investment at an interest rate between
                       6.5% and 12.5% due between 2001
                       and 2015                                       $        17,402      $        23,693

                    Variable rate debt payable to financial
                       institutions and other lenders, secured by
                       real estate held for investment at an
                       interest rate between 8% and 9% or based
                       on various indexes, due between
                       2000 and 2015                                           79,142               87,017

                                                                      ---------------      ---------------
                                                                               96,544              110,710
                    Discount on Debt                                             (226)                (120)
                                                                      ---------------      ---------------
                                                                      $        96,318      $       110,590
                                                                      ---------------      ---------------



                                    Generally, the debt is arranged on a
                                    property-specific basis and is secured by the property. Mssrs. Carden and Galardi have provided guarantees on certain borrowings and/or stock of CGS and/or its subsidiaries have been pledged as collateral.

                                    Certain of the Company's notes payable
                                    provide for various warranties, covenants and restrictions pertaining to financial and non-financial matters requiring compliance on a continuing basis. Default on any warranty, covenant or restriction could affect the lender's commitment to lend, and if not waived or corrected, could activate the maturity of any borrowings outstanding under the notes.


                                    As of December 31, 1999, management believes the Company was in compliance with financial and other covenants of its various debt agreements.



                                    Future principal payments, excluding the effect of the refinancing documented in Note 10, as of December 31, 1999 are as follows:

                                 Years ending December 31,                                       Amount (IN 000'S)
                                 -------------------------                                       -----------------
                                 2000                                                            $          27,189
                                 2001                                                                       14,377
                                 2002                                                                          754
                                 2003                                                                       28,512
                                 2004                                                                          852
                                 Thereafter                                                                 39,026
                                                                                                 -----------------
                                                                                                 $         110,710
                                                                                                 =================


                                    The Company expects to refinance the debt that matures in 2000, except for a portion related to the McDonnell property which is being listed for sale.

                                    Debt obligations totaling $1,300,000 have provisions requiring the payment of a fee in the event of early repayment.

                                    The Company has a two year $12 million note from a bank that was entered into on August 14, 1998. This note had a renewal option for an additional 12-month term if the Company requested in writing 30 days prior to the maturity date. The Company exercised this renewal option and extended the maturity date to August 15, 2001.

8.       RELATED PARTY
         TRANSACTIONS               ADVANCES TO SHAREHOLDERS
                                    Advances to shareholders consist of
                                    non-interest bearing advances, due on
                                    demand.


                                    NOTES RECEIVABLE FROM AFFILIATES
                                    Notes receivable from affiliates consist of various notes secured by real estate. The notes bear interest at various rates, ranging from 8% to 12%, mature in various years through February 2015 and serve as collateral on certain notes payable (see
                                    Note 7). Certain of the notes were purchased at a discount to their notional amount. As of December 31, 1999, unamortized discounts on such notes totaled $2,518,000. Additionally, the Company has recorded an allowance for loss totaling $614,000 to fully reserve one note. As of December 31, 1999, accrued interest on notes receivable from affiliates totals $242,000.

--------------------------------------------------------------------------------

8.       RELATED PARTY TRANSACTIONS
         (CONTINUED)                MANAGEMENT COMPANY
                                    The Company includes various property
                                    management subsidiaries which provide
                                    leasing, brokerage, and other services to affiliates and other parties.

                                    Amount paid/received for property management services to properties included in these combined financial statements are eliminated. The property management subsidiaries also perform services for various uncombined entities in which management has small interests.

9.       COMMITMENTS
         AND                        LEASE OBLIGATIONS AS LESSOR
         CONTINGENCIES              The Company, through ownership of various
                                    commercial and retail operating properties and ground-leased land, is a lessor under various non-cancelable operating leases.
                                    Minimum future rental income under these noncancelable operating leases are as follows:

                                   Years ending December 31,                                     Amount (IN 000'S)
                                   -------------------------                                     -----------------
                                   2000                                                          $           2,801
                                   2001                                                                      1,784
                                   2002                                                                      1,414
                                   2003                                                                      1,504
                                   2004                                                                      1,926
                                                                                                 -----------------
                                                                                                 $           9,429
                                                                                                 =================

                                    The Company's lease rent income from overage or percentage rents was not material for each of the periods presented.

                                    The Company has an interest in three
                                    apartment complexes. The rentals of
                                    apartment units are generally for terms of one year or less. Accordingly, the above table does not reflect minimum future rental expense for such apartment complexes.



                                    LEASE OBLIGATIONS AS LESSEE
                                    The Company is a lessee under various
                                    noncancellable operating leases for the land underlying office facilities. Minimum future rentals under these noncancelable operating leases are as follows:


                                 Years ending December 31,                                       Amount (IN 000'S)
                                 -------------------------                                       -----------------
                                 2000                                                            $             629
                                 2001                                                                          361
                                 2002                                                                          291
                                 2003                                                                          172
                                                                                                 -----------------
                                                                                                 $           1,453
                                                                                                 =================

9.       COMMITMENTS
         AND                        EMPLOYEE OBLIGATIONS
         CONTINGENCIES              The Company is obligated under various
         (CONTINUED)                employment agreements with key employees.
                                    Minimum future obligations under these
                                    employment agreements are as follows:

                                 Years ending December 31,                                 Amount (IN 000'S)
                                 -------------------------                                 -----------------
                                 2000                                                      $             729
                                 2001                                                                    729
                                 2002                                                                    565
                                                                                           -----------------
                                                                                           $           2,023
                                                                                           =================


                                    LITIGATION
                                    The Company is party to various lawsuits and disputes that have arisen in the normal course of business. The liability, if any arising from the unfavorable outcome of these matters, is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.


                                    INTEREST RATE SWAP
                                    At December 31, 1999, the Company had one interest rate swap outstanding with a notional amount of $11,950,000. The interest rate swap was executed as part of a debt agreement issued in conjunction with the financing of a property owned by the Company. The swap involves the exchange of a floating rate interest payment for a fixed rate interest payment. The swap expires in August 2000. As of December 31, 1999 the interest rate swap had an estimated market value of $23,000.



10.      SIGNIFICANT 2000 EVENTS -

                                    REAL ESTATE TRANSACTIONS
                                    On February 1, 2000, the Company entered into an informal purchase and sale agreement with Sorrento II Partners, an affiliate, to sell a parcel of land. The sale price of the property was $3,500,000 and the carrying value of the land was $3,298,000 at the time of the sale.

                                    On March 17, 2000, the Company sold certain land in California to an unrelated third party. The transaction resulted in an immaterial loss.

                                    The Company sold a parking structure located in Long Beach, California in March, 2000 and recognized a gain of $1.2 million.

                                    On July 11, 2000, the Company received a letter of intent from an unrelated third party to purchase land in Phoenix, Arizona. The sale price is $4,250,000 and the land has a carrying value of $1,033,000.

                                    DEBT REFINANCING
                                    As of December 31, 1999, the Company had approximately $31,556,000 in debt outstanding to a finance company. Subsequent to year-end, the Company refinanced this debt with a bank loan of $34,940,000. This loan matures on July 10, 2010 when the principal and remaining interest is payable.

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP

Financial Statements as of December 31, 1999 and for the three years then ended Together With Auditors' Report

SELECTED HISTORICAL FINANCIAL DATA OF MEADOW WOOD VILLAGE APTS., LTD., LP

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the three years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with the Financial Statements and Notes thereto which follow.


                                         YEAR ENDED DECEMBER 31,   QUARTER ENDED MARCH 31,
                                         -----------------------   -----------------------
(in thousands)                          1997       1998      1999      1999      2000
                                      --------   --------  --------  --------  --------
OPERATING DATA:

REVENUES:

Rental and reimbursement income       $  1,863   $  2,039  $  2,194  $    538  $    558

Interest and other income                   86         20        18         5         6
                                      --------   --------  --------  --------  --------

Total revenues                           1,949      2,059     2,212       543       564
                                      --------   --------  --------  --------  --------

EXPENSES:

Property operating                         731        757       764       167       208

Real estate and other taxes                120        120       120        30        30

Depreciation and amortization              260        332       376        87        89

Interest expense                           731        715       672       158       183
                                      --------   --------  --------  --------  --------

Total expenses                           1,842      1,924     1,932       442       510
                                      --------   --------  --------  --------  --------

Net income before extraordinary item       107        135       280       101        54

  Extraordinary item - loss on
        extinguishment of debt             (71)        --        --        --        --

Net income                            $     36   $    135  $    280  $    101  $     54
                                      ========   ========  ========  ========  ========

                                                       DECEMBER 31,                 MARCH 31,
                                              ------------------------------   -------------------
                                                1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------
OTHER DATA:
Ratio of earnings to fixed charges(1)             1.05       1.19       1.42       1.64       1.30
Cash distributions                                 195        240        260         72         60
Total properties owned at end of period              1          1          1          1          1

BALANCE SHEET DATA:
Cash and cash equivalents                          255        191        140                     6
Real estate held for investment, net             7,946      7,766      7,520                 7,447
Accounts receivable, net                             5         57        402                   491
Other assets                                       680        652        629                   696
Total assets, at book value                      8,886      8,666      8,691                 8,640
Total assets, at valued assigned for the
consolidation                                       --         --         --         --     20,844
Total liabilities                               11,311     11,196     11,200                11,145
Total deficit                                   (2,425)    (2,530)    (2,509)               (2,505)

CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
net                                                182        (64)       (52)       (11)      (133)
Cash provided by operating activities              735        420        370        115        (27)



1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

                    Report of Independent Public Accountants

To the Partners of Meadow Wood Village Apartments, Ltd., LP:

We have audited the accompanying balance sheets of Meadow Wood Village Apartments, Ltd., LP as of December 31, 1998 and 1999, and the related statements of operations, partners' capital (deficit) and cash flows for the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meadow Wood Village Apartments, Ltd., LP as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



/s/ ARTHUR ANDERSEN LLP

Orange County, California
July 26, 2000

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
BALANCE SHEETS

                                                                           December 31,  December 31,   March 31,
          (In 000's)                                                           1998          1999          2000
                                                                           ------------  ------------   ---------
                                                                                                        (Unaudited)
ASSETS
          Real estate held for investment                                    $  7,766      $  7,520      $  7,447
          Cash                                                                    191           139             6
          Accounts receivable, net of allowance for doubtful accounts of
               $10, $14, and $32, as of December 31, 1998, 1999, and
               March 31, 2000, respectively                                        37             9            14
          Accounts receivable from affiliates                                      20           394           477
          Other assets, net                                                       652           629           696
                                                                             --------      --------      --------
                  Total assets                                               $  8,666      $  8,691      $  8,640
                                                                             ========      ========      ========

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)

LIABILITIES

          Accounts payable and accrued expenses                              $    145      $    195      $    179
          Deferred revenue                                                          1            11            14
          Notes payable                                                        11,050        10,930        10,885
          Notes payable to affiliates                                              --            64            67
                                                                             --------      --------      --------
                  Total liabilities                                            11,196        11,200        11,145
                                                                             --------      --------      --------

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL (DEFICIT)

          Capital                                                                 135           135           135
          Accumulated deficit                                                  (2,665)       (2,644)       (2,640)
                                                                             --------      --------      --------
                  Total partners' capital (deficit)                            (2,530)       (2,509)       (2,505)
                                                                             --------      --------      --------
                  Total liabilities and partners' capital (deficit)          $  8,666      $  8,691      $  8,640
                                                                             ========      ========      ========

       The accompanying notes are an integral part of these balance sheets

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
STATEMENTS OF OPERATIONS

                                                                                                    Three Months Ended
                                                              Year Ended December 31,                    March 31,
                                                          --------------------------------          -------------------
          (In 000's)                                        1997         1998       1999             1999        2000
                                                          -------      -------     -------          -------     -------
                                                                                                  (Unaudited) (Unaudited)
REVENUES
          Rental income                                   $ 1,863      $ 2,039     $ 2,194          $   538     $   558
          Other income                                         86           20          18                5           6
                                                          -------      -------     -------          -------     -------
                      Total revenues                        1,949        2,059       2,212              543         564
                                                          -------      -------     -------          -------     -------
COSTS AND EXPENSES
          Property operating                                  342          351         341               79          95
          Depreciation and amortization                       260          332         376               87          89
          Real estate taxes                                   120          120         120               30          30
          Management fees to affiliate                         95          105         105               27          24
          Repairs and maintenance                             168          164         184               43          52
          Other                                               126          137         134               18          37
                                                          -------      -------     -------          -------     -------
                      Total costs and expenses              1,111        1,209       1,260              284         327
                                                          -------      -------     -------          -------     -------
OTHER EXPENSE
          Interest expense                                    731          715         672              158         183
                                                          -------      -------     -------          -------     -------
                      Net income before extraordinary
                          item                                107          135         280              101          54
                      Extraordinary item -- loss on
                           extinguishment of debt             (71)          --          --               --          --
                                                          -------      -------     -------          -------     -------
                      Net income                          $    36      $   135     $   280          $   101     $    54
                                                          =======      =======     =======          =======     =======



    The accompanying notes are an integral part of these financial statements

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
STATEMENTS OF CASH FLOWS

                                                                                                                    Three Months
                                                                                                                       Ended
                                                                                        Year Ended                    March 31,
                                                                                       December 31,                  (Unaudited)
                                                                               -----------------------------      ----------------
          (In 000's)                                                            1997         1998       1999       1999       2000
                                                                               -------      -----      -----      -----      -----
CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income                                                           $    36      $ 135      $ 280      $ 101      $  54
          Adjustments to reconcile net income to net cash provided
                     by (used in) operating activities:
             Depreciation and amortization                                         260        332        376         87         89
             Changes in assets and liabilities:
                Decrease (increase) in accounts receivable, net                     32        (31)        28        (35)        (5)
                Decrease (increase) in accounts receivable from affiliates          --        (20)      (374)        20        (83)
                Decrease (increase) in other assets, net                           353         (1)        --       (128)       (67)
                Decrease (increase) in deferred revenue                              4         (7)        10          5          3
                Increase (decrease) in accounts payable and
                        accrued expenses                                            50         12         50         65        (16)
                                                                               -------      -----      -----      -----      -----
                Net cash provided by (used in) operating activities                735        420        370        115        (25)
                                                                               -------      -----      -----      -----      -----

CASH FLOWS FROM INVESTING ACTIVITIES:
          Expenditures for tenant improvements                                    (222)      (124)      (108)       (36)       (16)
                                                                               -------      -----      -----      -----      -----

CASH FLOWS FROM FINANCING ACTIVITIES:
          Borrowings (repayments) of notes payable, net                             30       (120)      (120)       (30)       (45)
          Partner contributions (distributions), net                              (361)      (240)      (258)       (60)       (50)
          Increase in notes payable to affiliates                                   --         --         64         --          3
                                                                               -------      -----      -----      -----      -----
                Net cash (used in) financing activities                           (331)      (360)      (314)       (90)       (92)
                                                                               -------      -----      -----      -----      -----
                Increase (decrease) in cash                                        182        (64)       (52)       (11)      (133)
                Cash, beginning of period                                           73        255        191        191        139
                                                                               -------      -----      -----      -----      -----
                Cash, end of period                                            $   255      $ 191      $ 139      $ 180      $   6
                                                                               =======      =====      =====      =====      =====
SUPPLEMENTAL DISCLOSURES:
          Cash paid for interest                                               $ 1,127      $ 715      $ 672      $ 158      $ 183
                                                                               =======      =====      =====      =====      =====


    The accompanying notes are an integral part of these financial statements

MEADOW WOOD VILLAGE APARTMENTS, LTD., LP
STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

        (In 000's)                        Partners'     Accumulated
                                           Capital        Deficit          Total
                                          ---------     -----------       -------
Balance, December 31, 1996                 $   135        $(2,235)        $(2,100)

Net income                                      --             36              36
Distributions, net                              --           (195)           (195)
                                           -------        -------         -------
Balance, December 31, 1997                     135         (2,560)         (2,425)

Net income                                      --            135             135
Distributions, net                              --           (240)           (240)
                                           -------        -------         -------
Balance, December 31, 1998                     135         (2,665)         (2,530)

Net income                                      --            280             280
Distributions, net                              --           (260)           (260)
                                           -------        -------         -------
Balance, December 31, 1999                     135         (2,644)         (2,509)

Net income (unaudited)                          --             54              54
Distributions, net (unaudited)                  --            (60)            (60)
                                           -------        -------         -------
Balance, March 31, 2000 (unaudited)        $   135         (2,640)        $(2,505)
                                           =======        =======         =======


    The accompanying notes are an integral part of these financial statements

                     MEADOW WOOD VILLAGE APARTMENTS LTD., LP
                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31, 1999

1 ORGANIZATION
                              NATURE OF BUSINESS


                              Meadow Wood Village Apartments Ltd., LP ("the Partnership") is a California limited partnership that owns an apartment complex located in Long Beach, California. The general partner is CGS Real Estate Company, Inc. ("CGS"), which has 1% of the ownership interest. Limited partnership interests include a 43% interest held by Mr. William J. Carden, a 50% owner of the general partner, and a 56% interest held by various unrelated parties. Profits and losses are allocated to the partners in proportion to each partners' percentage interest. Management fees are paid for property management to an entity that is affiliated with the general partner (Note 5).


                              This property owned by the Partnership has been identified as a potential additional property to include in a consolidation transaction ("the Transaction") with other entities, certain of which share common ownership with the general partner. Subsequent to the Transaction, the successor company intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning in 2002.

2 SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES         REAL ESTATE HELD FOR INVESTMENT

                              Real estate held for investment is carried at cost net of impairment losses, determined based on estimated future cash flows. Economic, market, environmental and political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing for investment and development activities. Accordingly, the ultimate fair values of the Partnership's real estate are dependent upon future economic and market conditions, the availability of financing, and the resolution of political, geographical, environmental, and other related issues.

                              Real estate held for investment is depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to forty years. Land is not depreciated.

2 SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES         EVALUATION OF IMPAIRMENT
  (CONTINUED)
                              In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards
                              No. 121, Accounting for Impairment of Long-lived
                              Assets to be Disposed of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell.

                              Long-lived assets, including real estate held for investment that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. A review for impairment loss is triggered if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based on estimated future cash flows, including appropriate return and interest. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

                              ALLOWANCE FOR CREDIT LOSSES

                              A provision for credit losses is recorded based on management's judgment of tenant creditworthiness. The activity in the allowance for credit losses during 1999, 1998 and 1997 was as follows:

(IN 000'S)
                           Balance at
 Years Ending             Beginning of        Provision for              Accounts          Balance at
 December 31,                Year             Credit Losses            Written Off        End of Year
 ------------             ------------        -------------            -----------        -----------
        1999                (10)                 (4)                       --                (14)
        1998                 (4)                 (6)                       --                (10)
        1997                 --                  (4)                       --                 (4)

2 SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES         DEFERRED REVENUES
  (CONTINUED)
                              Deferred revenues represent non-refundable prepayments of rents on certain operating properties, which are recognized as revenue when earned.

                              REVENUE RECOGNITION

                              Lease agreements with tenants are accounted for as operating leases and rental income is recognized over the term of the related operating lease. The Partnership's properties are leased under lease agreements whose terms do not typically exceed one year.


                              DEBT ISSUANCE COSTS

                              Debt issuance costs related to the Partnership's notes payable are deferred and amortized to interest expense using the effective interest method over the term of the related notes. Debt issuance costs are included in other assets in the accompanying balance sheets.


                              INCOME TAXES

                              Currently, the Partnership is a limited liability partnership that is not subject to Federal or significant state income tax. Income taxes are the responsibility of the individual partners.

                              UNAUDITED INTERIM INFORMATION

                              The accompanying financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                              COMPREHENSIVE INCOME

                              Net income as reported by the Partnership reflects total comprehensive income for the years ended December 31, 1998 and 1999, and the three months ended March 31, 1999 and 2000.

2 SUMMARY OF SIGNIFICANT
  ACCOUNTING POLICIES         USE OF ESTIMATES
  (CONTINUED)
                              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could materially differ from those estimates.

                              In assessing impairment of real estate assets, certain estimates were used by management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

3 REAL ESTATE                 Real estate held for investment consists of the
  HELD FOR                    following:
  INVESTMENT


                                                        December 31,
                                                 -------------------------         March 31,
                                                                                     2000
(IN 000'S)                                         1998             1999          (Unaudited)
                                                 --------         --------        -----------
Income producing property:
Land                                             $  2,300         $  2,300         $  2,300
Building and improvements                           8,237            8,344            8,358
                                                 --------         --------         --------
                                                 $ 10,537         $ 10,644         $ 10,658

Accumulated depreciation and amortization          (2,771)          (3,124)          (3,211)
                                                 --------         --------         --------
                                                 $  7,766         $  7,520         $  7,447
                                                 --------         --------         --------

4 NOTES PAYABLE                Notes payable consist of:

                                                 December 31,            March 31,
                                              -------------------          2000
(IN 000'S)                                     1998        1999         (Unaudited)
                                              -------     -------       -----------
Debt payable to a municipality, secured
   by real estate held for investment
   at an interest rate of Libor +3/4%;
   (5.96%, 7.26%, and 7.41%, as of
   December 31, 1998 and 1999, and
   March 31, 2000, due 2003.                  $11,050     $10,930         $10,885
                                              -------     -------         -------
                                              $11,050     $10,930         $10,885
                                              =======     =======         =======


                              Minimum future principal payments over the remaining terms of the notes payable as of December 31, 1999 are as follows:


Years ending December 31,                   Amount (IN 000'S)
                                            -----------------
2000                                                  $   160
2001                                                      180
2002                                                      180
2003                                                      180
2004                                                  $10,230
                                                      -------
                                                      $10,930
                                                      =======


5 RELATED PARTY
  TRANSACTIONS                MANAGEMENT COMPANY

                              The Partnership pays property management fees to an entity affiliated with the general partner for providing leasing, brokerage, and other services.

6 COMMITMENTS AND
  CONTINGENCIES               LITIGATION

                              The Partnership is party to various lawsuits and disputes that have arisen in the normal course of business. The liability, if any arising from the unfavorable outcome of these matters, is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position of the Partnership.

NOONEY RIDER TRAIL, LLC
Financial Statements as of December 31, 1999 and 1998 and for the three years then ended Together With Auditors' Report

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF NOONEY RIDER TRAIL, LLC

The following table sets forth certain selected historical financial data of the Company. The selected operating and financial position data as of and for each of the three years ended December 31, 1999 have been derived from the audited financial statements of the Company. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Company. This information should be read in conjunction with the Financial Statements and Notes thereto which follow.


(in thousands)                               YEAR  ENDED DECEMBER 31,          QUARTER ENDED MARCH 31,
                                           -------------------------------     -----------------------
                                           1997          1998         1999        1999         2000
                                           -----        -----        -----        -----        -----

OPERATING DATA:

REVENUES:

Rental and reimbursement income ....       $ 585        $ 594        $ 561        $ 132        $ 148

Interest and other income ..........           1            3           10            1            3
                                           -----        -----        -----        -----        -----
Total revenues .....................         586          597          571          133          151
                                           =====        =====        =====        =====        =====

EXPENSES:

Property operating .................          98          101          100           27           19


Real estate and other taxes ........          84           90           99           26           32


Depreciation and amortization ......          62           70           74           19           19

Interest expense ...................         423          413          395           93          100
                                           -----        -----        -----        -----        -----
Total expenses .....................         667          674          668          165          170
                                           =====        =====        =====        =====        =====
Net loss ...........................       $ (81)       $ (77)       $ (97)       $ (32)       $ (19)
                                           =====        =====        =====        =====        =====

                                                            DECEMBER 31,                          MARCH 31,
                                               -------------------------------------        ----------------------
                                                1997           1998           1999           1999           2000
                                               -------        -------        -------        -------        -------

OTHER DATA:

Deficiency of earnings to cover fixed
charges (1)                                         81             77             97             32             19

Total properties owned at end of period              1              1              1              1              1

BALANCE SHEET DATA:

Cash and cash equivalents                      $    46        $    30        $    21                       $    14

Real estate held for investment, net             1,533          1,526          1,474                         1,458

Accounts receivable, net                            56             43            134                           124

Other assets                                        44             31             54                            53

Total assets, at book value                      1,679          1,630          1,683                         1,649

Total assets, at valued assigned for the
consolidation                                                                                                3,545

Total liabilities                                4,807          4,835          4,985                         4,970

Total deficit                                   (3,128)        (3,205)        (3,302)                      (3,321)

CASH FLOW DATA:

Decrease in cash and equivalents, net
                                                   (41)           (16)            (9)            (5)            (7)

Cash provided by (used in) operating
activities                                          84             78             42            (48)            30


1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earning before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest. Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

                    Report of Independent Public Accountants

To the Members of Nooney Rider Trail, LLC:

We have audited the accompanying balance sheets of Nooney Rider Trail, LLC as of December 31, 1998 and 1999, and the related statements of operations, members' equity and cash flows for the each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney Rider Trail, LLC as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.


/s/ARTHUR ANDERSEN LLP

Orange County, California
July 26, 2000

NOONEY RIDER TRAIL, LLC
BALANCE SHEETS

                                                                                    (Unaudited)
                                                                   December 31,      March 31,
                                                                ------------------   ---------
      (In 000's)                                                  1998       1999       2000
                                                                -------    -------   ---------
ASSETS
      Real estate held for investment                           $ 1,526    $ 1,474    $ 1,458
      Cash                                                           30         21
                                                                                           14
      Accounts receivable
                                                                     43         63         73
      Accounts receivable from affiliates
                                                                     --         71         51
      Other assets, net
                                                                     31         54         53
                                                                -------    -------    -------
                                 Total assets                   $ 1,630    $ 1,683    $ 1,649
                                                                =======    =======    =======

LIABILITIES AND EQUITY (DEFICIT)

LIABILITIES
      Accounts payable and accrued expenses                      $   676    $   796    $   837
      Accounts payable to affiliates
                                                                      31         67         --
      Notes payable                                                4,128      4,051      4,030
      Notes payable to affiliates                                     --         71        103
                                                                 -------    -------    -------
                                 Total liabilities                 4,835      4,985      4,970
                                                                 -------    -------    -------

COMMITMENTS AND CONTINGENCIES

EQUITY (DEFICIT)
      Members' equity
                                                                    601        601        601
      Accumulated deficit
                                                                 (3,806)    (3,903)    (3,922)
                                                                -------    -------    -------
                                 Total equity (deficit)          (3,205)    (3,302)    (3,321)
                                                                -------    -------    -------
                                 Total liabilities and equity
                                 (deficit)                      $ 1,630    $ 1,683    $ 1,649
                                                                =======    =======    =======

       The accompanying notes are an integral part of these balance sheets

NOONEY RIDER TRAIL
STATEMENTS OF CASH FLOWS

                                                                                          Three Months Ended
                                                               Year Ended December 31,        March 31,
                                                               -----------------------    -----------------
      (In 000's)                                                1997     1998     1999     1999        2000
                                                               -----    -----    -----    -----       -----
                                                                                       (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
      Net loss                                                 $ (81)   $ (77)   $ (97)   $ (32)      $ (19)
      Adjustments to reconcile net loss to net cash
          provided by (used in) operating activities:
        Depreciation and amortization                             62       70       74       19          19
        Changes in assets and liabilities:
          (Increase) in accounts receivable, net                 (14)      --      (19)      (9)        (10)
          Decrease (increase) in other non-current assets         --       (3)     (36)       2          (2)
          (Decrease) in deferred revenue                          --      (28)      --       --          --
          Increase (decrease) in accounts payable and
              Accrued expenses                                   117      116      120      (28)         42
                                                               -----    -----    -----    -----       -----
          Net cash provided by (used in) operating                84       78       42      (48)         30
          activities
                                                               -----    -----    -----    -----       -----

CASH FLOWS FROM INVESTING ACTIVITIES --
      Additions to rental property and improvements              (41)     (48)      (9)      --          --
                                                               -----    -----    -----    -----       -----

CASH FLOWS FROM FINANCING ACTIVITIES:
      Decrease (increase) in accounts receivable from
        affiliates                                                --       13      (71)      --          20
      Repayments on notes payable                                (84)     (91)     (77)     (21)        (21)
      Borrowings on notes payable to affiliates, net              --       --       71       64          31
      Increase (decrease) in accounts payable to affiliates       --       32       35       --         (67)
                                                               -----    -----    -----    -----       -----
          Net cash provided by (used in) financing
          activities                                             (84)     (46)     (42)      43         (37)

                                                               -----    -----    -----    -----       -----
          Decrease in cash                                       (41)     (16)      (9)      (5)         (7)
          Cash, beginning of period                               87       46       30       30          21
                                                               -----    -----    -----    -----       -----
          Cash, end of period                                  $  46    $  30    $  21    $  25       $  14
                                                               =====    =====    =====    =====       =====

SUPPLEMENTAL DISCLOSURES:
          Cash paid for interest                               $ 357    $ 356    $ 300    $  79       $ 116
                                                               =====    =====    =====    =====       =====

    The accompanying notes are an integral part of these financial statements

NOONEY RIDER TRAIL, LLC
STATEMENTS OF MEMBERS' EQUITY

        (In 000's)                   Members'   Accumulated
                                      Equity      Deficit      Total
                                     --------   -----------   --------

Balance, December 31, 1996            $   601      $(3,648)   $(3,047)

Net loss                                   --          (81)       (81)
                                      -------      -------    -------
Balance, December 31, 1997                601       (3,729)    (3,128)

Net loss                                   --          (77)       (77)
                                      -------      -------    -------
Balance, December 31, 1998                601       (3,806)    (3,205)
Net loss                                   --          (97)       (97)
                                      -------      -------    -------
Balance, December 31, 1999                601       (3,903)    (3,302)
Net loss (unaudited)                       --          (19)       (19)
                                      -------      -------    -------
Balance, March 31, 2000 (unaudited)   $   601      $(3,922)   $(3,321)
                                      =======      =======    =======

    The accompanying notes are an integral part of these financial statements

NOONEY RIDER TRAIL, LLC
STATEMENTS OF OPERATIONS


                                                                             Three Months Ended
                                                 Year Ended December 31,          March 31,
                                                 -----------------------  ------------------------
      (In 000's)                                  1997     1998     1999     1999          2000
                                                 -----    -----    -----    -----         -----
                                                                         (Unaudited)   (Unaudited)
REVENUES
      Rental income                              $ 547    $ 541    $ 505    $ 116         $ 135
      Tenant reimbursements                         38       53       56       16            13
      Other income                                   1        3       10        1             3
                                                 -----    -----    -----    -----         -----
              Total revenues                       586      597      571      133           151
                                                 -----    -----    -----    -----         -----

COSTS AND EXPENSES
      Property operating                            34       30       29       10             8
      Depreciation and amortization                 62       70       74       19            19
      Real estate taxes                             84       90       99       26            32
      Management fees to affiliate                   2       32       28        6             7
      Repairs and maintenance                       23       20       27       10             3
      Other                                         39       19       16        1             1
                                                 -----    -----    -----    -----         -----
              Total costs and expenses             244      261      273       72            70
                                                 -----    -----    -----    -----         -----

OTHER EXPENSE
      Interest expense
                                                   423      413      395       93           100
                                                 -----    -----    -----    -----         -----
              Net loss                           $ (81)   $ (77)   $ (97)   $ (32)        $ (19)
                                                 =====    =====    =====    =====         =====

    The accompanying notes are an integral part of these financial statements

                             NOONEY RIDER TRAIL, LLC
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1       ORGANIZATION
                                   NATURE OF BUSINESS
                                   Nooney Rider Trail, LLC, ("the Company") is a Missouri limited liability corporation that owns a retail center located in Earth City, Missouri. The general partner, CGS Real Estate Company, Inc., has a 10% ownership interest.

                                   This property has been identified as a
                                   potential additional property to include in a consolidation transaction ("the Transaction") with other entities, certain of which share common ownership with the general partner. Subsequent to the Transaction, the successor company intends to qualify as a real estate investment trust (REIT) for federal income tax purposes beginning in 2002.

2       SUMMARY OF SIGNIFICANT
        ACCOUNTING                 REAL ESTATE HELD FOR INVESTMENT
        POLICIES                   Real estate held for investment is carried at
                                   cost net of impairment losses, determined based on estimated future cash flows.
                                   Economic, market, environmental and political conditions may affect management's development, investment and/or marketing plans. In addition, the implementation of such development, investment and/or marketing plans could be affected by the availability of future financing for investment and development activities. Accordingly, the ultimate fair values of the Company's real estate are dependent upon future economic and market conditions, the availability of financing, and the resolution of political, geographical, environmental, and other related issues.

                                   Real estate held for investment is
                                   depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from five to forty years.

2      SUMMARY OF SIGNIFICANT
       ACCOUNTING                  EVALUATION OF IMPAIRMENT
       POLICIES (CONTINUED)        In 1995, the Financial Accounting Standards
                                   Board issued Statement of Financial
                                   Accounting Standards No. 121, Accounting for
                                   Impairment of Long-lived Assets to be
                                   Disposed of ("SFAS 121"). SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable based on the estimated future cash flows (undiscounted and without interest charges). SFAS 121 also requires that long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less costs to sell.

                                   Long-lived assets, including real estate held for investment that are expected to be held and used in operations are to be carried at the lower of cost or, if impaired, the fair value of the asset. Long-lived assets to be disposed of should be reported at the lower of carrying amount or fair value less cost to sell. A review for impairment loss is triggered if the sum of expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset. Assumptions and estimates used to calculate fair value in determining the amount of any impairment loss include, amongst others, estimated occupancy, lease revenue, costs to enter into leases with tenants, and property operation costs. The calculation of an impairment loss is based on estimated future cash flows, including appropriate return and interest. The estimates to determine an impairment adjustment can change in the near term as economic conditions fluctuate.

                                   REVENUE RECOGNITION
                                   Lease agreements with tenants are accounted for as operating leases and rental income is recognized on the straight-line method over the term of the related operating lease. Unbilled rent receivable represents the difference between rent recognized under the straight-line method and actual cash due and is recorded in accounts receivable on the accompanying balance sheet. Property operating cost reimbursements due from tenants for common area maintenance are recognized in the period the expenses are incurred.


                                   INCOME TAXES
                                   Currently, the Company is a limited liability corporation that is not subject to Federal or most state income taxes. Income taxes are generally the responsibility of the individual partners.

2      SUMMARY OF SIGNIFICANT
       ACCOUNTING                 UNAUDITED INTERIM INFORMATION
       POLICIES (CONTINUED)       The accompanying financial information as of
                                  March 31, 2000 and for the three months ended
                                  March 31, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual consolidated financial statements and contains all adjustments
                                  (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                                  COMPREHENSIVE INCOME
                                  Net income as reported by the Company reflects total comprehensive income for the years ended December 31, 1998 and 1999, and the three months ended March 31, 1999 and 2000.

                                  USE OF ESTIMATES
                                  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet. Actual results could materially differ from those estimates.

                                  In assessing impairment of real estate assets, certain estimates were used by management related to future lease income to be realized and future operating costs to be incurred. These estimates could materially differ from the actual results achieved.

                                  NEW ACCOUNTING PRONOUNCEMENTS
                                  On December 3, 1999, the Securities and
                                  Exchange Commission issued Staff Accounting
                                  Bulletin No. 101 ("SAB 101"), which addressed certain revenue recognition policies, including the accounting for overage rent by a landlord. SAB 101 requires overage rent to be recognized as a revenue only when the tenants' sales exceed their sales threshold. The Company will adopt SAB 101 for the quarter ending December 31, 2000. Because the Company does not have a significant amount of existing leases with overage rent provisions, management does not believe that adoption of this standard will have material effect on the Company's financial statements. In addition, SAB 101 will impact the timing in which overage rent is recognized throughout each year, but will not have a material impact on the total overage of rent recognized each full year.

3       REAL ESTATE               Real estate held for investment consists of
        HELD FOR                  the following (see Note 4):
        INVESTMENT

                                                                                        December 31,          March 31,
                                                                                     ------------------         2000
                                 (IN 000'S)                                           1998        1999       (Unaudited)
                                 Income producing property:
                                 Land                                                $  390      $  390        $  390
                                 Building and improvements                            2,047       2,057         2,057
                                                                                     ------      ------        ------
                                                                                      2,437       2,447         2,447

                                 Accumulated depreciation and amortization             (911)       (973)         (989)
                                                                                     ------      ------        ------
                                                                                     $1,526      $1,474        $1,458
                                                                                     ======      ======        ======

4       Notes Payable             Notes payable consist of:


                                                                                        December 31,          March 31,
                                                                                     ------------------         2000
                                 (IN 000'S)                                           1998        1999       (Unaudited)
                                                                                     ------      ------      -----------
                                   Debt payable to a financial institution,
                                      secured by real estate held for investment
                                      at an interest rate of prime +3/4%;
                                      (8.50%, 9.25%, and 9.75% as of December
                                      31, 1998 and 1999, and March
                                      31, 2000), principal due in 2000               $3,748      $3,671        $3,650

                                   Various unsecured debt bearing interest at
                                      15% per annum, due in 2000                        380         380           380
                                                                                     ------      ------      -----------
                                                                                     $4,128      $4,051        $4,030
                                                                                     ======      ======      ===========

5       RELATED PARTY
        TRANSACTIONS               MANAGEMENT COMPANY
                                   The Company pays property management fees to
                                   an entity affiliated with the general partner
                                   for providing leasing, brokerage, and other
                                   services to affiliates and other parties.
6       Commitments
        and                        LEASE COMMITMENTS AS LESSOR
        Contingencies              The Company is a lessor under various
                                   non-cancelable operating leases. Minimum future rentals under these non-cancelable operating leases as of December 31, 1999 are as follows:


                                   Years ending December 31,                 Amount (IN 000'S)
                                   -------------------------                 -----------------
                                   2000                                                  $ 543

                                   2001                                                    519

                                   2002                                                    181

                                   2003                                                     86

                                   2004                                                     82
                                                                                        ------
                                                                                        $1,411
                                                                                        ======


                                   LITIGATION
                                   The Company is party to various lawsuits and disputes that have arisen in the normal course of business. The liability, if any arising from the unfavorable outcome of these matters, is presently unknown. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position of the Company.

                      NOONEY - HAZELWOOD ASSOCIATES, L.P.

                           HISTORICAL FINANCIAL DATA

                        Nooney-Hazelwood Associates, LP
                               Table of Contents



A. Selected Historical Data

B. Audited Financial Statements - December 31, 1999, 1998 and 1997

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with the Financial Statements and Notes thereto which follow.

                                                     YEAR ENDED DECEMBER 31,                              QUARTER ENDED MARCH 31,
                                                     -----------------------                              -----------------------
(In thousands)                           1995          1996          1997          1998          1999         1999        2000
                                        -------       -------       -------       -------       -------       -----       -----
OPERATING DATA:
REVENUES:
Rental and reimbursement income...      $ 2,368       $ 2,468       $ 2,461       $ 2,445       $ 2,402       $ 585       $ 642
Interest and other income ........           24            18            10             6            11           3           3
                                        -------       -------       -------       -------       -------       -----       -----
Total revenues ...................        2,392         2,486         2,471         2,451         2,413         588         645
                                        =======       =======       =======       =======       =======       =====       =====
EXPENSES:
Property operating ...............          844           905         1,065           977         1,031         274         250
Management and advisory fees .....          131           133           135           134           132          32          35
Real estate and other taxes ......          136           138           145           155           159          39          40
Depreciation and amortization ....          460           635           469           454           441         106         108
Interest expense .................          825           854           922           903           876         221         217
                                        -------       -------       -------       -------       -------       -----       -----
Total expenses ...................        2,396         2,665         2,736         2,623         2,639         672         650
                                        -------       -------       -------       -------       -------       -----       -----
Net loss .........................      $    (4)      $  (179)      $  (265)      $  (172)      $  (226)      $ (84)      $  (5)
                                        =======       =======       =======       =======       =======       =====       =====


                                                                   DECEMBER 31,                                    MARCH 31,
                                                                   ------------                                    ---------
                                           1995         1996          1997          1998          1999          1999        2000
                                         --------     --------      --------      --------      --------      --------    --------
OTHER DATA:
Ratio of earnings to fixed charges(1)         1.0            -             -             -             -             -           -
Deficiency of earnings to cover fixed
  charges(2)                                    -          179           265           172           226            84           5
Total properties owned at end of
  period                                        1            1             1             1             1             1           1

BALANCE SHEET DATA:
Cash and cash equivalents                $    601     $    288      $    409      $    258      $    203      $    284    $    370
Real estate held for investment, net        8,728        8,389         7,969         7,611         7,316         7,514       7,217
Accounts receivable from affiliates             -            -             -             2             4             2           4
Accounts receivable, net                       40            2             -             -             -             -           8
Other assets                                  226        1,579         1,509         1,449         1,363         1,487       1,310
Total assets, at book value                 9,595       10,258         9,887         9,320         8,886         9,287       8,909
Total assets, at valued assigned for
  the consolidation                                                                                                         16,089
Total liabilities                          13,175       14,017        13,911        13,517        13,309        13,567      13,336
General partners deficit                     (264)        (265)         (268)         (270)         (272)         (271)       (272)
Limited partners deficit                   (3,316)      (3,494)       (3,756)       (3,927)       (4,151)       (4,009)     (4,155)

                                                                   DECEMBER 31,                                     MARCH 31,
                                                                   ------------                                     ---------
                                             1995        1996          1997           1998          1999         1999        2000
                                             ----        ----          ----           ----          ----         ----        ----
CASH FLOW DATA:
Increase (decrease) in cash and
  equivalents, net                             93         165           121           (151)          (55)          26         167
Cash provided by operating activities         314         608           245            241           227          131         183

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operations rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997 AND UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED MARCH 31, 2000 AND 1999

INDEPENDENT AUDITORS' REPORT



To the Partners
Nooney-Hazelwood Associates, L.P.
St. Louis, Missouri

We have audited the accompanying consolidated balance sheets of Nooney-Hazelwood Associates, L.P. and Investee, as of December 31, 1999 and 1998, and the related consolidated statements of operations, partners' capital (deficit) accounts, and cash flows for the three years in the period then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nooney-Hazelwood Associates, L.P. and Investee as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the three years in the period then ended, in conformity with generally accepted accounting principles.




                                                     /s/ Wolfe, Nilges, Nahorski
                                                      A Professional Corporation


February 29, 2000
St. Louis, Missouri

NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
CONSOLIDATED BALANCE SHEETS
December 31, 1998 and 1999 and March 31, 2000

                                                                                                               UNAUDITED
                                                                                  December 31,                 MARCH 31,
                                                                                  ------------                 ---------
                                                                             1998              1999              2000
-------------------------------------------------------------------------------------------------------------------------
ASSETS:
    Cash                                                                $    258,129      $    203,188      $    369,799
    Accounts receivable, net of allowance for doubtful accounts of
         $9,826, $10,807, $18,672, $9,425, and $10,848 respectively              200                 -             8,085
    Accounts receivable from affiliates                                        2,125             4,350             4,350
    Prepaid expenses                                                          68,667            67,879            37,665
    Restricted deposits and funded reserves (Note 2)                         575,800           527,395           514,125
    Property and equipment, net (Note 3)                                   7,610,637         7,315,684         7,216,575
    Loan fees, net of amortization                                           804,578           767,761           758,557
-------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                            $  9,320,136      $  8,886,257      $  8,909,156
=========================================================================================================================

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT):
LIABILITIES:
    Accounts payable and accrued expenses                               $    116,598      $    132,786      $    187,896
    Tenant security deposits                                                  70,735            70,750            70,950
    Deferred revenue                                                           4,808             9,444            11,290
    Notes payable (Note 3)                                                13,324,609        13,096,120        13,066,598
-------------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                13,516,750        13,309,100        13,336,734
=========================================================================================================================

PARTNERS' CAPITAL (DEFICIT):
    Equity                                                                 8,300,022         8,300,022         8,300,022
    Accumulated deficit                                                  (12,324,718)      (12,496,636)      (12,722,865)
    Net income (loss)                                                       (171,918)         (226,229)           (4,735)
-------------------------------------------------------------------------------------------------------------------------
         Total Partners' Capital (Deficit)                                (4,196,614)       (4,422,843)       (4,427,578)
=========================================================================================================================

TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)                       $  9,320,136      $  8,886,257      $  8,909,156
=========================================================================================================================

The accompanying notes to the financial statements are an integral part of these consolidated balance sheets.

NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 1997, 1998 and 1999 and
For the Three Months Ended March 31, 1999 and 2000

                                                                                              UNAUDITED
                                                                                          THREE MONTHS ENDED
                                                  Year Ended December 31,                     MARCH 31,
                                                  -----------------------                     ---------
                                          1997             1998            1999          1999           2000
-----------------------------------------------------------------------------------------------------------------
REVENUES:
    Rental income                     $ 2,461,069      $ 2,445,448      $2,402,432     $ 584,640      $ 642,044
    Other income                           10,190            5,648          10,651         3,161          3,372
-----------------------------------------------------------------------------------------------------------------

         Total Revenues                 2,471,259        2,451,096       2,413,083       587,801        645,416
-----------------------------------------------------------------------------------------------------------------


COSTS AND EXPENSES:
    Property operating                    769,866          732,795         754,513       190,882        191,802
    Depreciation and amortization         469,019          453,924         440,762       106,096        108,313
    Real estate taxes                     145,177          154,875         159,338        38,719         39,834
    Management fees                       135,147          134,272         132,123        32,232         35,553
    Repairs and maintenance               294,771          244,110         276,320        82,268         57,736
-----------------------------------------------------------------------------------------------------------------

         Total Costs and Expenses       1,813,980        1,719,976       1,763,056       450,197        433,238
-----------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE                          922,183          903,038         876,256       221,469        216,913
-----------------------------------------------------------------------------------------------------------------

NET LOSS                              $  (264,904)     $  (171,918)     $ ( 226,229)   $ (83,865)     $  (4,735)
=================================================================================================================

The accompanying notes to the financial statements are an integral part of these consolidated statements of operations.

NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1998 and 1999 and
For the Three Months Ended March 31, 1999 and 2000



                                                                                             YEAR ENDED DECEMBER 31,
                                                                                             -----------------------
                                                                                          1997        1998        1999
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                         $(264,904)  $(171,918)  $(226,229)
    Adjustments to reconcile net loss to net cash provided by operating activities:
       Depreciation and amortization                                                   469,019     453,924     440,762
       Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net                                  114         200         200
          Decrease (increase) in accounts receivable from affiliates                     1,955      (2,125)     (2,225)
          Decrease (increase) in prepaid expenses                                       44,713      (6,308)        788
          Increase (decrease) in deferred revenue                                       (4,375)         347      4,636
          Increase (decrease) in security deposit liabilities                           (4,290)       (860)         15
          Increase (decrease) in accounts payable and accrued expenses                   2,685     (32,749)      9,360
-------------------------------------------------------------------------------------------------------------------------
          Net Cash Provided by Operating Activities                                    244,917     240,511     227,307
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    (Increase) decrease in restricted deposits and funded reserves                        (767)     29,142      48,405
    Additions to rental property and improvements                                      (11,732)    (59,058)   (102,164)
-------------------------------------------------------------------------------------------------------------------------
          Net Cash (Used in) Provided by Investing Activities                          (12,499)    (29,916)    (53,759)
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on mortgage                                                     (99,909)   (361,484)   (228,489)
    Additions to loan fees                                                             (11,174)         --          --
-------------------------------------------------------------------------------------------------------------------------
        Net Cash Used in Financing Activities                                         (111,083)   (361,484)   (228,489)
-------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                                            121,335    (150,889)    (54,941)

CASH, BEGINNING OF PERIOD                                                              287,683     409,018     258,129
-------------------------------------------------------------------------------------------------------------------------
CASH, END OF PERIOD                                                                  $ 409,018   $ 258,129   $ 203,188
=========================================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                                           $ 944,849   $ 912,623   $ 873,741
=========================================================================================================================

                                                                                               UNAUDITED
                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                               ---------
                                                                                           1999        2000
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                          $ (83,865)  $  (4,735)
    Adjustments to reconcile net loss to net cash provided by operating activities:
       Depreciation and amortization                                                    106,096     108,313
       Changes in assets and liabilities:
          Decrease (increase) in accounts receivable, net                                  (500)     (8,085)
          Decrease (increase) in accounts receivable from affiliates                        370          --
          Decrease (increase) in prepaid expenses                                        30,465      30,214
          Increase (decrease) in deferred revenue                                         3,338       1,846
          Increase (decrease) in security deposit liabilities                             1,750         200
          Increase (decrease) in accounts payable and accrued expenses                   73,502      55,110
-------------------------------------------------------------------------------------------------------------
          Net Cash Provided by Operating Activities                                     131,156     182,863

CASH FLOWS FROM INVESTING ACTIVITIES:
    (Increase) decrease in restricted deposits and funded reserves                      (77,611)     13,270
    Additions to rental property and improvements                                            --          --
-------------------------------------------------------------------------------------------------------------
          Net Cash (Used in) Provided by Investing Activities                           (77,611)     13,270
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on mortgage                                                      (27,697)    (29,522)
    Additions to loan fees                                                                   --          --
-------------------------------------------------------------------------------------------------------------
        Net Cash Used in Financing Activities                                           (27,697)    (29,522)
-------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                                              25,848     166,611

CASH, BEGINNING OF PERIOD                                                               258,129     203,188
-------------------------------------------------------------------------------------------------------------
CASH, END OF PERIOD                                                                   $ 283,977   $ 369,799
=============================================================================================================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for interest                                            $ 194,422   $ 192,599
=============================================================================================================

The accompanying notes to the financial statements are an integral part of these consolidated statements of cash flows.

NOONEY-HAZELWOOD ASSOCIATES, L.P. AND INVESTEE
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)
For the Years Ended December 31, 1997, 1998 and 1999 and
For the Three Months Ended March 31, 1999 and 2000

                                                                   General         Limited
                                                                   Partner         Partners           Total
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                                        $(265,663)     $(3,494,129)     $(3,759,792)
Net loss                                                             (2,649)        (262,255)        (264,904)
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                                        $(268,312)     $(3,756,384)     $(4,024,696)
==============================================================================================================

Balance, December 31, 1997                                        $(268,312)     $(3,756,384)     $(4,024,696)
Net loss                                                             (1,719)        (170,199)        (171,918)
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                                        $(270,031)     $(3,926,583)     $(4,196,614)
==============================================================================================================

Balance, December 31, 1998                                        $(270,031)     $(3,926,583)     $(4,196,614)
Net loss for the three months ended March 31, 1999, unaudited          (839)         (83,026)         (83,865)
--------------------------------------------------------------------------------------------------------------
Balance, March 31, 1999, unaudited                                 (270,870)      (4,009,609)      (4,280,479)


Net loss for the nine months ended December 31,1999                  (1,423)        (140,941)        (142,364)
--------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                        $(272,293)     $(4,150,550)     $(4,422,843)
==============================================================================================================
Balance, December 31, 1999                                        $(272,293)     $(4,150,550)     $(4,422,843)

Net loss, unaudited                                                     (47)          (4,688)          (4,735)
--------------------------------------------------------------------------------------------------------------
Balance, March 31, 2000, unaudited                                $(272,340)     $(4,155,238)     $(4,427,578)
==============================================================================================================

The notes to the financial statements are an integral part of these consolidated statements of partners' capital (deficit).

              NOONEY-HAZELWOOD ASSOCIATES, L.P.
              AND INVESTEE
              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
              December 31, 1999


              NOTE 1
              ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

              ORGANIZATION

Nooney-Hazelwood Associates, L.P. (the Partnership) was organized as a Missouri limited partnership on December 10, 1984. The Partnership was organized to acquire and hold an interest in Lindbergh Boulevard Partners, L.P. (the Investee), a Missouri limited partnership. The general partner is Nooney Development Partners.

Lindbergh Boulevard Partners, L.P. (the Investee) was organized as a Missouri Limited Partnership on December 10, 1984 to construct, own, operate and ultimately sell The Lakes Apartments project. This project consists of 26 buildings with 408 residential units. The general partner is Nooney Hazelwood Associates, L.P., which owns 99% of this Partnership. On August 28, 1996, the Partnership refinanced its mortgage under Section 207 pursuant to Section 223(f) of the National Housing Act. The Partnership's mortgage is co-insured by the Secretary of Housing and Urban Development through the Federal Housing Administration. This HUD insured loan is the Partnership's only major HUD-assisted program. Such projects' are regulated by the United States Department of Housing and Urban Development as to operating methods and distributions to owners.

              BASIS OF ACCOUNTING

The Partnership uses the accrual basis of accounting for both tax and financial statement purposes.

              ACCOUNTS RECEIVABLE

The Partnership provides an allowance for doubtful accounts equal to the estimated collection losses that will be incurred in collection of all receivables. The estimated losses are based on a review of the current status of the existing receivables.

              APARTMENT BUILDINGS AND EQUIPMENT

Land, buildings, furnishings and equipment are recorded at cost. Expenditures in the nature of normal repairs and maintenance are charged to operations as incurred.

              NOTE 1
              ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------

Depreciation is computed using straight-line and accelerated methods based upon estimated useful lives as follows:

              Buildings                              30 years
              Building equipment - fixed           5-30 years
              Building equipment - portable           5 years
              Land improvements                       5 years
              Office furniture and equipment          5 years

              ALLOCATION OF PROFITS AND LOSSES

Pursuant to the terms of the Partnership Agreement, profits and losses from operations are allocated 1% to the general partner and 99% to the limited partner.

              LOAN FEES

Loan fees are to be amortized over the 35 year term of the mortgage loan on a straight-line basis.

              MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

              PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Partnership and its 99% owned Investee, Lindbergh Boulevard Partners, L.P. Significant interpartnership accounts and transactions have been eliminated. Amounts in the financial statements are shown at 100%. The minority interest's share of Lindbergh Boulevard Partners, L.P.'s accumulated net losses amounted to $90,610 at December 31, 1999. In accordance with generally accepted accounting principles, this amount has been absorbed by the Partnership.

              NOTE 1
              ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
--------------------------------------------------------------------------------

              CASH EQUIVALENTS

For purposes of reporting the statement of cash flows, the Partnership considers all cash accounts and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

              NOTE 2
              RESTRICTED CASH ACCOUNTS


Restricted cash accounts included in the balance sheet are as follows:

                                             1999      1998
--------------------------------------------------------------------------------
Tenant security deposits                   $ 73,944  $ 70,035
Mortgage escrow deposits                     78,815    80,969
Replacement reserve                         374,636   424,796
--------------------------------------------------------------------------------
                                           $527,395  $575,800
================================================================================

Tenant security deposits are required by the regulatory agreement to be placed in a segregated, interest bearing account in a Federally insured depository. The balance of this account must at all times be at least equal to the security deposit liability.

Mortgage escrow deposits are required by HUD and the mortgage note for the purpose of funding the payment of property taxes, hazard insurance premiums and mortgage insurance premiums. The escrow must be funded monthly at a level which the Mortgagee estimates will accumulate sufficient funds to pay all escrow obligations before they become due. The escrow is required by HUD to be deposited in a separate account in a Federally insured depository.

The replacement reserve is required by the regulatory agreement for the purpose of funding extraordinary maintenance, repair and replacement of capital items. As required by HUD, $7,310 is deposited monthly and the balance of this account must be maintained at a level determined by HUD to be sufficient to meet project requirements. The reserves must be held in a Federally insured depository and any disbursements from the reserve must be approved by HUD.

              NOTE 3
              LONG-TERM DEBT
--------------------------------------------------------------------------------

Mortgage Notes Payable:

Lindbergh Boulevard Partners, L.P. refinanced the mortgage note on August 28, 1996. The mortgage is financed by GMAC Commercial Mortgage Corporation and collateralized by a fully-modified mortgage-backed security (GNMA Security). Funding for the GNMA Security was provided by the issuance of Multifamily Housing Revenue Refunding Bonds Series 1996 A, in the amount of $11,225,000, and Taxable Multifamily Housing Revenue Refunding Bonds Series 1996B, in the amount of $1,185,000, by the Industrial Development Authority of the City of Hazelwood, Missouri. The mortgage is co-insured by the Secretary of Housing and Urban Development acting through the Federal Housing Administration under Section 207 pursuant to 223(F) of the National Housing Act. The mortgage is secured by a first lien mortgage on and security interest in property comprising The Lakes Apartments along with a pledge of the rents, profits, income and charges from operations to meet all debt and reserve requirements.

The mortgage is payable in monthly installments of $74,040 including principal and interest at 6.39% per year through September 1, 2031.

Cash Flow Note Payable:

As part of the refinancing described above, Nooney-Hazelwood Associates obtained a loan from the Industrial Development Authority of the City of Hazelwood, Missouri ("Authority"). Funding was provided from the sale of the Authority's Subordinate Distributed Cashflow Multifamily Housing Revenue Refunding Bonds Series 1996C in the aggregate amount of $1,400,000. The note is payable solely from distributable surplus cash as defined by the Regulatory Agreement with the Federal Housing Administration dated August 28, 1996. Interest accrues at 9.5% per year and is payable semi-annually. Principal payments are due semi-annually beginning May 1, 1998.


Scheduled maturities of the notes at December 31, 1999 are as follows:

                                 Mortgage          Cash Flow
                                   Note               Note           Total
--------------------------------------------------------------------------------
     2000                      $   120,959        $  125,000     $    245,959
     2001                          128,918           135,000          263,918
     2002                          137,402           155,000          292,402
     2003                          146,444           165,000          311,444
     2004                          156,080           185,000          341,080
     Thereafter                 11,376,317           265,000       11,641,317
--------------------------------------------------------------------------------
                                12,066,120         1,030,000       13,096,120
     Less:  Current portion       (120,959)         (125,000)        (245,959)
--------------------------------------------------------------------------------

     Long-term Portion         $11,945,161        $  905,000      $12,850,161
================================================================================

              NOTE 4
              RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

The managing general partner of the Partnership is Nooney Development Partners, a Missouri limited partnership whose general partner is an affiliate of CGS Real Estate Company. American Spectrum Midwest (formerly known as Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company, manages the Partnership's real estate for a management fee equal to 5% of the gross receipts from the operation of the Lakes Apartments. Property management fees paid to American Spectrum Midwest by the Investee in 1999 and 1998 were $120,123 and $122,272, respectively. In 1999 and 1998, the Partnership paid American Spectrum Midwest $12,000 for administrative services and indirect expenses in connection with the management of the Partnership.

              NOTE 5
              INCOME TAXES
--------------------------------------------------------------------------------

The financial statements do not reflect a provision or liability for income taxes as the partners are taxed directly on their individual shares of partnership earnings.

              NOTE 6
              CONCENTRATION OF CREDIT RISK
--------------------------------------------------------------------------------

The Partnership maintains its cash accounts in four commercial banks located in St. Louis, Missouri. Accounts at each bank are secured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. Mortgage escrow deposits and reserve for replacements totaling $453,451 at December 31, 1999 are held by Midland Loan Services, Inc., the mortgagee, in trust. A summary of the total insured and uninsured cash balances at December 31, 1999, excluding mortgage escrow deposits and reserve for replacements, is as follows:

                   Total cash in bank                 $  294,626
                   Portion insured by FDIC              (265,395)
--------------------------------------------------------------------------------

                   Total uninsured cash               $   29,231
                                                      ==========

                   NOTE 7
                   UNAUDITED INTERIM INFORMATION
--------------------------------------------------------------------------------

The accompanying financial information as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual combined financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such date and for such periods.

                        SIERRA PACIFIC DEVELOPMENT FUND
                            HISTORICAL FINANCIAL DATA

                        Sierra Pacific Development Fund
                                Table of Contents



A.    Selected Historical Financial Data


B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997



C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended March 31, 2000 and 1999


D.    Audited Financial Statements - December 31, 1999, 1998 and 1997

E.    Financial Statement Schedules

         1.    Schedule II - Valuation and qualifying accounts and reserves

         2.    Schedule III - Real estate and accumulated depreciation

F.    Unaudited Financial Statements - Quarters Ended March 31, 2000 and 1999

A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                YEAR ENDED DECEMBER 31,                      QUARTER ENDED MARCH 31,
                                         1995          1996          1997          1998          1999          1999          2000
                                         ----          ----          ----          ----          ----          ----          ----
OPERATING DATA:

REVENUES:

Rental and reimbursement income         $   585       $   748       $   758       $   920       $   919       $   215       $   229
Interest and other income                     7             8            --            --            --            --            --
                                        -------       -------       -------       -------       -------       -------       -------
Total revenues                              592           756           758           920           919           215           229
                                        =======       =======       =======       =======       =======       =======       =======

EXPENSES:
Property Operating                          407           390           379           348           377           126           154
Management and advisory fees                 26            29            34            42            40            --            --
Real estate and other taxes                  92            77            78            92           102            --            --
Depreciation and amortization               407           468           409           371           337            86            81
Interest expense                             70           164           160           157           153            39            72
                                        -------       -------       -------       -------       -------       -------       -------
Total expenses                            1,002         1,128         1,060         1,010         1,009           251           307
                                        =======       =======       =======       =======       =======       =======       =======
Net loss before extraordinary item
and minority interest                      (410)         (372)         (302)          (90)          (90)          (36)          (78)

Extraordinary item - loss from
write off of deferred loan costs             --            --            --            --            --            --           (46)
Minority interest                            97            70            15             8             6             2             6
                                        -------       -------       -------       -------       -------       -------       -------
Net loss                                $  (313)      $  (302)      $  (287)      $   (82)      $   (84)      $   (34)      $  (118)
                                        =======       =======       =======       =======       =======       =======       =======

                                                                          DECEMBER 31,                               MARCH 31,
                                                                          ------------                               ---------
                                                    1995         1996        1997        1998        1999        1999         2000
                                                    ----         ----        ----        ----        ----        ----         ----
OTHER DATA:
Weighted average number of units outstanding            29          29          29          29          29          29           29
Loss per unit                                       (10.65)     (10.29)      (9.79)      (2.79)      (2.87)      (1.16)       (3.99)
Deficiency of earnings to cover fixed
charges (2)                                            313         302         287          82          84          34          118
Cash distributions to minority investors              (408)       (541)        (25)       (178)        (87)         --       (2,362)
Total properties owned at end of period                  1           1           1           1           1           1            1
Book value per limited partnership unit                 73          62          53          50          47          49           46
Per unit value assigned for the consolidation           --          --          --          --          --          --        5,875

BALANCE SHEET DATA:
Cash and cash equivalents                          $   787     $    56     $    87     $    83     $   134     $    85      $    82
Real estate held for investment, net                 3,422       3,223       2,981       2,773       2,557         207        2,497
Accounts receivable, net                                74         104          72          56          61          59           51
Investment in/due from partnerships                     --          27          27         103         129         182        2,496
Other assets                                           272         300         269         252         238         243          316
Total assets, at book value                          4,555       3,710       3,436       3,267       3,119         376        5,442

                                                                         DECEMBER 31,                                MARCH 31
                                                                         ------------                                --------
                                                   1995         1996         1997        1998         1999        1999       2000
                                                   ----         ----         ----        ----         ----        ----       ----
Total assets, at valued assigned for the
consolidation                                                                                                                10,025
Total liabilities                                  1,942        1,979        1,864       1,802        1,738         146       4,179
General partners deficit                              --           --           --          --           --          --         (82)
Limited partners equity                            2,136        1,834        1,547       1,465        1,381         131       1,345
Other equity (deficit)                               477         (103)          25          --           --          --          --

CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
net                                                  748         (732)          32          (4)          51           1         (52)
Cash (used in) provided by operating
activities                                          (587)          46           19         210          182          91          48

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.



Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owns a 93.45% interest in the Sierra Creekside Partners, which operates one property, Sierra Creekside (the "Property").

Results of Operations:



Comparison of year ended December 31, 1999 to year ended December 31, 1998.



Rental income for the year ended December 31, 1999 remained virtually unchanged in comparison to the prior year, despite an increase in rental rates and occupancy. In 1998, rental income included a lease buy-out negotiated with a former tenant. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $18.57 at December 31, 1998 to $19.52 at December 31, 1999. Occupancy rose from 96% at December 31, 1998 to 100% at December 31, 1999.

Operating expenses remained relatively unchanged, increasing by $4,000, when compared to 1998. Bad debt expense of $27,000 was recorded as a result of a receivable write-off from an affiliate. Further, property taxes and insurance, and administrative costs rose during the period. This increase was primarily offset by a decrease in depreciation and amortization expenses. Depreciation expense decreased principally as a result of fully depreciated tenant improvements.



Comparison of year ended December 31, 1998 to year ended December 31, 1997.



Rental income increased by $162,000, or 21%, when compared to the prior year. This increase was primarily attributable to a lease buy-out negotiated in May 1998. The majority of the vacated space was re-leased at a higher rental rate. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $16.16 at December 31, 1997 to $18.57 at December 31, 1998. This increase was partially offset by a decrease in occupancy from 100% at December 31, 1997 to 96% at December 31, 1998.

Operating expenses decreased by $46,000, or 5%, principally due to a decrease in depreciation and amortization expenses resulting from certain capitalized tenant improvements and lease costs becoming fully depreciated during 1998. Further, lower maintenance and repair costs were incurred in 1998 when compared to the prior year. The increase was partially offset due to higher management fees resulting from the increased rental income of the property and due to higher property tax expense recorded in 1998.



Liquidity and Capital Resources:

In January 2000, the Partnership paid its loan balance due to Home Federal Savings and entered into a new loan agreement for $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. The loan is secured by a trust deed on the Sierra Creekside property. The Partnership received net proceeds of $2,222,000 as a result of the new loan. The proceeds will primarily be used for construction of new tenant space and as a source for contributions to the minority owner of the Property, Sierra Mira Mesa Partners ("SMMP").

During 1999, the Partnership generated cash flows from operations of $182,000 and paid $67,000 for property additions and lease commissions. SMMP contributed a total of $40,000 to the Partnership and received distributions of $87,000 from the Partnership in 1999.

The Partnership is in a liquid position at December 31, 1999 with cash and billed rents of $143,000 and current liabilities of $15,000.

The Partnership's primary capital requirements will be for construction of new tenant space. It is anticipated that these requirements will be funded from the operations of the Property, proceeds from the new loan and contributions from SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.



YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - QUARTERS ENDED MARCH 31, 2000 AND 1999

(a)          OVERVIEW
The following discussion should be read in conjunction with the Sierra Pacific Development Fund's (the Partnership) Consolidated Financial Statements and Notes thereto as of 3/31/2000 and 1999.

The Partnership currently owns a 94.92% interest in the Sierra Creekside Partnership, which operates the Sierra Creekside property (the Property) in San Diego, CA.

(b)          RESULTS OF OPERATIONS
Rental income for the three months ended March 31, 2000 increased by approximately $15,000, or 7%, when compared to the corresponding period in the prior year, primarily due to higher occupancy and rental rates. Occupancy at the Property increased from 96% at March 31, 1999 to 100% at March 31, 2000.

Operating expenses for the three months ended March 31, 2000 increased by approximately $28,000, or 22%, in comparison to the same period in 1999. This increase was principally due to higher maintenance and repair costs and utilities. In addition, data processing and accounting and auditing costs rose during the quarter.

Interest expense of approximately $73,000 was recorded during the first quarter compared to approximately $39,000 for the same period in the prior year. As stated below, the Partnership refinanced its mortgage loan on the Property in January 2000.

An extraordinary loss of approximately $46,000 was recorded in the quarter due to the write-off of deferred loan costs associated with the payoff of the mortgage loan with Home Federal Savings.

(c)          LIQUIDITY AND CAPITAL RESOURCES
In January 2000, the Partnership paid its loan balance of $1,669,000 to Home Federal Savings and entered into a loan agreement with General Electric Capital Corporation (GECC) in the amount of $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. The Partnership received net proceeds of $2,222,000 as a result of the new loan. The loan is secured by the Property and bears interest at 2.75% above the GECC Composite Commercial Paper Rate. Principal and interest payments are due monthly based on a 30-year amortization. The loan matures January 31, 2005. The majority of the loan proceeds were distributed to the minority owner of the property, Sierra Mira Mesa Partners
(SMMP).

The Partnership is in an illiquid position at March 31, 2000 with cash of approximately $82,000 and accrued and other liabilities of approximately $132,000. However, a source of cash is available through contributions from SMMP.

The Partnership's primary capital requirements are for the construction of new tenant space and debt obligations. It is anticipated that these requirements will be funded from the operations of the Property, the $200,000 tenant improvement/lease commission holdback and contributions from SMMP.

Inflation:
The Partnership does not expect inflation to be a material factor in its operations in 2000.

D. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997 INDEPENDENT AUDITORS' REPORT



To the Partners of

Sierra Pacific Development Fund



We have audited the accompanying consolidated balance sheets of Sierra Pacific Development Fund, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.







/s/ DELOITTE & TOUCHE LLP



Houston, Texas

February 25, 2000

                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998


                                                        December 31,   December 31,
                                                        ------------   ------------
                                                            1999           1998
                                                            ----           ----
ASSETS
Cash and cash equivalents                                $  134,154     $   83,408
Rent receivables:
   Unbilled rent (Notes 1 and 4)
                                                             51,981         47,993
   Billed rent (Note 1)
                                                              8,640          8,297
Due from affiliates (Note 3)                                      0
                                                                            26,916
Income-producing property - net of accumulated
  depreciation and valuation allowance of $3,289,481
  in 1999 and $3,140,905 in 1998 (Note 4)
                                                          2,557,487      2,772,712
Other assets (Notes 1, 2 and 3)
                                                            238,197        252,588
Excess distributions to minority partner (Note 4)
                                                            128,513         75,610
                                                         ----------     ----------

Total Assets                                             $3,118,972     $3,267,524
                                                         ==========     ==========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                   $   64,825     $   82,019
Note payable (Note 5)
                                                          1,673,186      1,720,324
                                                         ----------     ----------

Total Liabilities
                                                          1,738,011      1,802,343
                                                         ----------     ----------
Partners' equity (Notes 1 and 6):
  General Partner                                                 0              0
  Limited Partners:
       30,000 units authorized, 29,354 issued and
       outstanding
                                                          1,380,961      1,465,181
                                                         ----------     ----------

Total Partners' equity
                                                          1,380,961      1,465,181
                                                         ----------     ----------

Total Liabilities and Partners' equity                   $3,118,972     $3,267,524
                                                         ==========     ==========

                            See Accompanying Notes 17
                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                         1999              1998              1997
                                                         ----              ----              ----
REVENUES:
  Rental income (Note 1)                             $   919,172       $   919,602       $   757,716
  Interest income
                                                              12                12                39
                                                     -----------       -----------       -----------
                                 Total revenues          919,184           919,614           757,755
                                                     -----------       -----------       -----------

EXPENSES:
Operating expenses:
    Depreciation and amortization                        337,049           370,805           409,297
    Maintenance and repairs                              113,003           109,938           140,098
    Utilities                                             97,821           112,428           105,780
    Property taxes and insurance                         102,316            91,815            78,394
    Legal and accounting                                  36,786            36,215            37,083
    Administrative fees (Note 3)                          48,023            29,717            30,750
    General and administrative                            35,876            37,185            38,720
    Management fees (Note 3)                              39,654            41,516            33,559
    Salaries and payroll taxes                            14,014            14,400            14,400
    Renting expenses                                           0                 0             2,861
    Bad debt expense (Note 3)                             26,916                 0                 0
    Other operating expenses                               5,286             9,206             8,762
                                                     -----------       -----------       -----------
                       Total operating expenses          856,744           853,225           899,704

Interest                                                 152,563           156,636           160,359
                                                     -----------       -----------       -----------
                                 Total expenses        1,009,307         1,009,861         1,060,063
                                                     -----------       -----------       -----------

LOSS BEFORE MINORITY INTEREST'S SHARE
  OF CONSOLIDATED JOINT VENTURE LOSS                     (90,123)          (90,247)         (302,308)
                                                     -----------       -----------       -----------

MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE LOSS                          5,903             8,420            14,995
                                                     -----------       -----------       -----------

NET LOSS                                             $   (84,220)      $   (81,827)      $  (287,313)
                                                     ===========       ===========       ===========

Net loss per limited partnership unit (Note 1)       $     (2.87)      $     (2.79)      $     (9.79)
                                                     ===========       ===========       ===========

                            See Accompanying Notes 18

                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997



                                                Limited Partners                                  Total
                                                ----------------                General          Partners'
                                            Per Unit           Total            Partner           Equity
                                            --------           -----            -------           ------
Partners' equity - January 1, 1997        $     62.49       $ 1,834,321       $         0       $ 1,834,321
Net loss                                        (9.79)         (287,313)                           (287,313)
                                          -----------       -----------       -----------       -----------

Partners' equity - December 31, 1997            52.70         1,547,008                 0         1,547,008
Net loss                                        (2.79)          (81,827)                            (81,827)
                                          -----------       -----------       -----------       -----------

Partners' equity - December 31, 1998            49.91         1,465,181                 0         1,465,181
Net loss                                        (2.87)          (84,220)                            (84,220)
                                          -----------       -----------       -----------       -----------

Partners' equity - December 31, 1999      $     47.04       $ 1,380,961       $         0       $ 1,380,961
                                          ===========       ===========       ===========       ===========

                            See Accompanying Notes 19
                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                                              1999           1998             1997
                                                                              ----           ----             ----
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net loss                                                                 $ (84,220)      $ (81,827)      $(287,313)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization                                            337,049         370,805         409,297
    Minority interest's share of consolidated
      joint venture loss                                                      (5,903)         (8,420)        (14,995)
    Bad debt expense                                                          26,916               0               0
    (Increase) decrease in rent receivable                                    (4,331)         16,672          31,202
    Increase in other assets                                                 (70,753)        (68,258)        (43,633)
    Decrease in accrued and other liabilities                                (17,194)        (18,493)        (75,217)
                                                                           ---------       ---------       ---------
    Net cash provided by operating activities                                181,564         210,479          19,341
                                                                           ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                                            (36,680)        (78,467)        (91,878)
                                                                           ---------       ---------       ---------
  Net cash used in investing activities                                      (36,680)        (78,467)        (91,878)
                                                                           ---------       ---------       ---------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
   Contributions from minority investor                                       40,000          85,300         168,500
   Distributions to minority investor                                        (87,000)       (178,000)        (25,000)
   Principal payments on note payable                                        (47,138)        (43,096)        (39,400)
                                                                           ---------       ---------       ---------
  Net cash (used in) provided by financing activities                        (94,138)       (135,796)        104,100
                                                                           ---------       ---------       ---------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                                       50,746          (3,784)         31,563
                                                                           ---------       ---------       ---------
CASH AND CASH EQUIVALENTS - Beginning
   of year                                                                    83,408          87,192          55,629
                                                                           ---------       ---------       ---------

CASH AND CASH EQUIVALENTS - End of year                                    $ 134,154       $  83,408       $  87,192
                                                                           =========       =========       =========

SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION:
  Cash paid during the year for interest                                   $ 152,916       $ 156,959       $ 160,655
                                                                           =========       =========       =========

                         SIERRA PACIFIC DEVELOPMENT FUND
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------

1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund (the "Partnership") was organized on February 13, 1981 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors, Inc. was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership's first real estate investment was for the acquisition of land and development of a 41,000 square foot office project in San Bernardino, California known as Sierra Commercenter. This property was subsequently sold by the Partnership. In 1983, the Partnership acquired land in San Ramon, California as the first step in development of the Sierra Creekside office project (the "Property"), a 47,800 square foot building that was completed in October 1984.

In February 1994, the Partnership created a California general partnership (Sierra Creekside Partners) with Sierra Mira Mesa Partners ("SMMP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Creekside property. The Partnership contributed the Property and SMMP contributed cash to this newly formed California general partnership. At December 31, 1999, the Partnership's remaining real estate asset is a 93.45% interest in Sierra Creekside Partners.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and Sierra Creekside Partners, a majority owned California general partnership (see Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and note payable. The fair value of cash and cash equivalents, receivables, and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the note payable approximates the carrying value as the interest rate is based on a floating index. The amounts due from affiliates are not fair valued due to the related party nature of this receivable.

Income-Producing Property

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from one to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

Prior to 1995, the Partnership assessed impairment of income-producing properties based upon appraised values and established provisions for impairment where appraisals indicated other than temporary declines in value. Effective January 1, 1995, the Partnership implemented Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. Impairments totaling $1,000,000 were recognized prior to 1995 as appraisals indicated other than temporary declines in value.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore, actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.


Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by the number of limited partnership units outstanding, 29,354 for all periods presented.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                           1999           1998
                                                         --------       --------
Other assets:
   Prepaid expenses                                      $ 14,906       $ 14,196
   Deferred loan costs, net of accumulated
      amortization of $36,365 in 1999 and
      $28,122 in 1998                                      86,020         54,263
   Deferred leasing costs, net of accumulated
      amortization of $227,612 in 1998 and                137,271        184,129
      $175,256 in 1998
                                                         --------       --------
                                                         $238,197       $252,588
                                                         ========       ========
Accrued and other liabilities:
   Accounts payable                                      $  2,684       $  7,488
   Accrued expenses                                             0         16,603
   Security deposits                                       49,592         42,986
   Interest payable                                        12,549         12,902
   Other                                                        0          2,040
                                                         --------       --------
                                                         $ 64,825       $ 82,019
                                                         ========       ========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income (as defined in the partnership agreement) collected from the properties. Management fees paid to affiliates for the years ended December 31, 1999, 1998 and 1997 were $39,654, $41,516 and $33,559, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $50,428, $38,922 and $34,870 for such services for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership reimbursed affiliates for construction supervision costs incurred by the affiliates. For the years ended December 31, 1999, 1998 and 1997 the affiliates received $0, $6,209 and $12,358, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, affiliates of the General Partner are paid initial leasing costs. For the years ended December 31, 1999, 1998 and 1997 these fees amounted to $2,875, $42,738 and $19,097, respectively, and were recorded as deferred leasing costs.

During 1996, the Partnership made a non-interest bearing loan to an affiliate in the amount of $26,916. This loan was uncollectible and subsequently written off to bad debt expense in 1999.


4. INCOME-PRODUCING PROPERTY

At December 31, 1999 and 1998, the total cost and accumulated depreciation of the property are as follows:

                                                   1999                 1998
                                               -----------          -----------
Land                                           $ 1,555,033          $ 1,555,033
Building and improvements                        4,291,935            4,358,584
                                               -----------          -----------
             Total                               5,846,968            5,913,617

Accumulated depreciation                        (2,289,481)          (2,140,905)
Valuation allowance (Note 1)                    (1,000,000)          (1,000,000)
                                               -----------          -----------
             Net                               $ 2,557,487          $ 2,772,712
                                               ===========          ===========

During 1999 and 1998, the Partnership removed $103,329 and $101,860, respectively, from its buildings and improvements and related accumulated depreciation accounts for fully depreciated property.

On February 1, 1994, the Partnership formed a California general partnership with Sierra Mira Mesa Partners ("SMMP"), an affiliate. The joint venture, known as Sierra Creekside Partners ("SCP"), was formed to develop and operate the Sierra Creekside property. The Partnership had a 79.2% equity interest with its contribution of Sierra Creekside. Such interest was computed based upon the estimated fair value of SCP's net assets at the date of formation of the joint venture. SMMP was allocated a 20.8% initial equity interest in SCP in exchange for its $745,000 cash contribution ($147,359, net, through December 31, 1996). SMMP made additional cash contributions amounting to $168,500, $85,300 and $40,000 and received distributions amounting to $25,000, $178,000 and $87,000 during 1997, 1998 and 1999, respectively. The percentage interests of the Partnership and Sierra Mira Mesa Partners are to be adjusted every January 1st during the term of Sierra Creekside Partners, beginning January 1, 1995. Accordingly, as of January 1, 1997, 1998 and 1999, the Partnership's interest in SCP was changed to 95.04%, 90.67% and 93.45%, respectively. On January 1, 2000, the Partnership's interest will be increased to 94.92% and SMMP's interest will be decreased to 5.08% to reflect the 1999 contributions and distributions. Under the terms of the SCP joint venture agreement, SMMP will receive preferential cash distributions of available "Distributable Funds" from the operation of SCP or sale of its property to the extent of its capital contributions. Additional Distributable Funds are allocable to the Partnership to the extent of the deemed fair value of its property contribution, and the remainder to the Partnership and SMMP in proportion to their respective equity interests. The excess of cash distributions to SMMP over cash contributions from SMMP and income or loss allocated to SMMP is reported as an asset in the Partnership's balance sheet.

Future minimum base rental income, under the existing operating leases for the Sierra Creekside property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                       Straight-line          Cash
Year Ending December 31,                  Basis               Basis
------------------------               ----------           ----------
         2000                          $  799,950           $  808,869
         2001                             579,738              596,785
         2002                             380,580              400,408
         2003                             134,902              141,055
         2004                               1,998                2,032
                                       ----------           ----------
         Total                         $1,897,168           $1,949,149
                                       ==========           ==========

The Partnership relied on three tenants to generate 44% of total 1999 rental income. The breakdown for these three tenants' industry segments and rental income contribution is as follows: 16% for a tenant in the construction industry, 13% billing and collection services, and 15% banking.

5. NOTE PAYABLE

At December 31, 1999, note payable consisted of one loan with a bank with an original principal balance of $1,850,000. The note bore interest at 3.5% above the 11th District Cost of Funds Index with a minimum of 9% and a maximum of 14% (9% at December 31, 1999). The note was secured by substantially all of the assets of the Partnership. The maturity date of the note was July 1, 2005.

On January 25, 2000, the bank note was repaid. On the same date, the Partnership entered into a new loan agreement with General Electric Capital Corporation ("GECC") in the amount of $4,250,000. The lender funded $4,050,000 at closing and held back $200,000 to be drawn upon to help finance future tenant improvements and leasing costs. This loan, which is secured by the Sierra Creekside property, bears interest at 2.75% above the GECC Composite Commercial Paper Rate (8.52% at December 31, 1999). Principal and interest payments are due monthly based on a 30-year amortization. The loan matures January 31, 2005.

Annual maturities on the GECC loan are: $23,983 in 2000; $31,183 in 2001; $34,030 in 2002; $37,138 in 2003; $40,529 in 2004; and $3,883,137 thereafter.
The Partnership is exposed to interest rate fluctuations associated with the loan.


6. PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale, refinancing or other dispositions of the Partnership's real property, allocations of the proceeds are distributed to the Limited Partners until each has received 100% of his Adjusted Capital Contributions plus a 15% per annum cumulative return on such invested capital. Any remaining proceeds shall be distributed 80% to the Limited Partners and 20% to the General Partner.

E. Financial Statement Schedules


INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULES

To the Partners of
Sierra Pacific Development Fund


We have audited the consolidated financial statements of Sierra Pacific Development Fund, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and report are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedules of Sierra Pacific Development Fund, listed in Item E of the Table of Contents. These financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.




/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                                  SCHEDULE II
                        SIERRA PACIFIC DEVELOPMENT FUND
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              For the Years Ended December 31, 1999, 1998 and 1997

-------------------------------------------------------------------------------


                                                                   Income-
                                                                 Producing
                                                                Properties
                                                                ----------
      Allowance for loss - January 1, 1997                      $1,000,000

      Provision charged to costs and expenses (1)                        0
                                                                ----------

      Allowance for loss - December 31, 1997                     1,000,000

      Provision charged to costs and expenses (1)                        0
                                                                ----------

      Allowance for Loss - December 31, 1998                     1,000,000

      Provision charged to costs and expenses (1)                        0
                                                                ----------

      Allowance for loss - December 31, 1999                    $1,000,000
                                                                ==========


(1) See Note 1 to the consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit.

                                  SCHEDULE III
                         SIERRA PACIFIC DEVELOPMENT FUND
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1999

--------------------------------------------------------------------------------------------------------------------------------
                               Initial Cost                                       Gross Amount at
                            to Partnership (1)     Improvements           Which carried at close of period
                            --------------------    Capitalized         ---------------------------------------
                  Encumb-               Improve-   After Acquis-                      Improve-        Total         Accum.
Description       rances     Land       ments        ition (2)            Land         ments       (3)(4)(5)(6)   Deprec. (6)
-----------       ------     ----       -----      -------------          ----         -----       ------------   -----------
OFFICE
BUILDING-
  INCOME -
PRODUCING:

Sierra
Creekside (4)
San Ramon,
California     $1,673,186   $1,555,033              $6,079,539          $1,555,033    $4,291,935   $5,846,968     $2,289,481



-----------------------------------------------



                    Date         Date      Deprec.
Description      Constructed   Acquired      Life
-----------      -----------   --------      ----
OFFICE
BUILDING-
  INCOME -
PRODUCING:

Sierra
Creekside (4)
San Ramon,
California           10/84        03/83     1-30 yrs.


(1)   The initial cost represents the original purchase price of the property.

(2)   The Partnership has capitalized property development costs.

(3)   Also represents cost for Federal Income Tax purposes.

(4) On February 1, 1994, the property was transferred to a joint venture, Sierra Creekside Partners. The Partnership has an equity interest of 93.45% and Sierra Mira Mesa Partners, an affiliate, has a 6.55% equity interest at December 31, 1999.

(5) A valuation allowance of $1,000,000 was established as the appraised value of the property declined below book value. See Notes 1 and 4 to the consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit.

(6) Reconciliation of total real estate carrying value and accumulated depreciation for the three years ended December 31, 1999 is as follows:

                                              Total Real Estate        Accumulated
                                               Carrying Value          Depreciation
Balance - January 1, 1997                        $ 7,303,973           $ 3,080,645
   Additions during the year                          91,878               334,450
   Deductions:
     Write off fully depreciated assets           (1,458,841)           (1,458,841)
                                                 -----------           -----------

Balance - December 31, 1997                        5,937,010             1,956,254
   Additions during the year                          78,467               286,511
   Deductions:
     Write off fully depreciated assets             (101,860)             (101,860)
                                                 -----------           -----------

Balance - December 31, 1998                        5,913,617             2,140,905
   Additions during the year                          36,680               251,905
   Deductions:
     Write off fully depreciated assets             (103,329)             (103,329)
                                                 -----------           -----------

Balance - December 31, 1999                      $ 5,846,968           $ 2,289,481
                                                 ===========           ===========

F. UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED MARCH 31, 2000 AND 1999


                         SIERRA PACIFIC DEVELOPMENT FUND
                             (A Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                      March 31, 2000 and December 31, 1999

--------------------------------------------------------------------------------------------
                                                      March 31, 2000       December 31, 1999
                                                        (Unaudited)
                                                        -----------        -----------------
ASSETS
Cash and cash equivalents                               $    82,081           $   134,154
Receivables:
   Unbilled rent                                             51,068                51,981
   Billed rent                                                    0                 8,640
Income-producing property - net of
  accumulated depreciation and valuation
  allowance of $3,343,695 and $3,289,481,
  respectively                                            2,497,050             2,557,487
Other assets - net of accumulated amortization
  of $248,218 and $263,977, respectively                    315,574               238,197
Excess distributions to minority Partner                  2,496,394               128,513
                                                        -----------           -----------

Total Assets                                            $ 5,442,167           $ 3,118,972
                                                        ===========           ===========

LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities                           $   132,001           $    64,825
Notes payable                                             4,047,554             1,673,186
                                                        -----------           -----------

Total Liabilities                                         4,179,555             1,738,011
                                                        -----------           -----------

Partners' equity (deficit):
  General Partner                                           (81,954)                    0
  Limited Partners:
       30,000 units authorized, 29,354 issued
       and outstanding                                    1,344,566             1,380,961
                                                        -----------           -----------

Total Partners' equity                                    1,262,612             1,380,961
                                                        -----------           -----------

Total Liabilities and Partners' equity                  $ 5,442,167           $ 3,118,972
                                                        ===========           ===========

                            See Accompanying Notes 4
                         SIERRA PACIFIC DEVELOPMENT FUND
                             (A Limited Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Three Months Ended March 31, 2000 and 1999

-------------------------------------------------------------------------------

                                                 2000                1999
                                              (Unaudited)         (Unaudited)
                                               ---------           ---------
REVENUES:
  Rental income                                $ 229,440           $ 214,772
                                               ---------           ---------

          Total revenues                         229,440             214,772
                                               ---------           ---------

EXPENSES:
  Operating expenses                             154,180             126,351

  Depreciation and amortization                   81,042              86,305

  Interest                                        72,881              38,537
                                               ---------           ---------

          Total costs and expenses               308,103             251,193
                                               ---------           ---------

LOSS BEFORE EXTRAORDINARY LOSS                   (78,663)            (36,421)

EXTRAORDINARY LOSS FROM WRITE-OFF
  OF DEFERRED LOAN COSTS                         (46,020)                  0
                                               ---------           ---------

LOSS BEFORE MINORITY INTEREST'S SHARE
  OF CONSOLIDATED JOINT VENTURE LOSS            (124,683)            (36,421)
                                               ---------           ---------

MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE LOSS                  6,334               2,386
                                               ---------           ---------

NET LOSS                                       $(118,349)          $ (34,035)
                                               =========           =========

Per limited partnership unit:
  Loss before extraordinary loss               $   (2.44)          $   (1.16)
  Extraordinary loss                               (1.55)                  0
                                               ---------           ---------
Net loss per limited partnership unit          $   (3.99)          $   (1.16)
                                               =========           =========

                             See Accompanying Notes 5

                         SIERRA PACIFIC DEVELOPMENT FUND
                             (A Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    For the Year Ended December 31, 1999 and for the Three Months Ended March 31, 2000

-------------------------------------------------------------------------------


                                                           Limited Partners                                           Total
                                                     -----------------------------             General               Partners'
                                                     Per Unit             Total                Partner                Equity
                                                     -------           -----------           -----------           -----------
Partners' equity - January 1, 2000 (audited)           47.04             1,380,961                     0             1,380,961
Transfer among general partners and Limited             2.26                80,771               (80,771)                    0
 Partners
Net loss (unaudited)                                   (3.99)             (117,166)               (1,183)             (118,349)
                                                      ------           -----------           -----------           -----------
Partners' equity (deficit) - March 31, 2000
(unaudited)                                           $45.31           $ 1,344,566           $   (81,954)          $ 1,262,612
                                                      ======           ===========           ===========           ===========

                            See Accompanying Notes 6
                         SIERRA PACIFIC DEVELOPMENT FUND
                             (A Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 2000 and 1999

--------------------------------------------------------------------------------

                                                                   2000                1999
                                                               (Unaudited)         (Unaudited)
                                                               -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                     $  (118,349)        $   (34,035)
  Adjustments to reconcile net loss
  to cash (used in) provided by operating activities:
    Depreciation and amortization                                   81,042              86,305

    Extraordinary loss from write-off of deferred
      loan costs                                                    46,020                   0

    Minority interest's share of consolidated
      joint venture loss                                            (6,334)             (2,386)

    Decrease (increase) in receivables                               9,553              (2,724)

    Increase in other assets                                       (31,566)            (11,329)

    Increase in accrued and other liabilities                       67,176              54,690
                                                               -----------         -----------

    Net cash (used in) provided by operating activities             47,542              90,521
                                                               -----------         -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from note payable secured by property               4,050,000                   0
    Principal payments on notes payable                         (1,675,632)            (11,391)
    Payments on deferred loan costs                               (112,436)                  0
    Distributions to minority partner                           (2,361,547)                  0
    Loan to affiliate                                                    0             (78,000)
                                                               -----------         -----------

    Net cash used in financing activities                          (99,615)            (89,391)
                                                               -----------         -----------

NET (DECREASE) INCREASE IN CASH
   AND CASH EQUIVALENTS                                            (52,073)              1,130

CASH AND CASH EQUIVALENTS
    Beginning of period                                            134,154              83,408
                                                               -----------         -----------

CASH AND CASH EQUIVALENTS
    End of period                                              $    82,081         $    84,538
                                                               ===========         ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for interest                    $    55,108         $    38,622
                                                               ===========         ===========

                         SIERRA PACIFIC DEVELOPMENT FUND
                             (A Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
    ------------------------------------------------------------------------

1. ORGANIZATION

In February 1994, Sierra Pacific Development Fund (the Partnership) created a general partnership (Sierra Creekside Partners) with Sierra Mira Mesa Partners
(SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Creekside property (the Property). The Partnership Agreement of Sierra Creekside Partners (the Agreement) was amended effective January 1, 1995 to consider both contributions and distributions when calculating each partners' percentage interest at January 1 of each year. Accordingly, on January 1, 2000, the Partnership's interest in Sierra Creekside Partners was increased from 93.45% to 94.92% to reflect 1999 contributions and distributions.

2. BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and Sierra Creekside Partners at March 31, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at March 31, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

3. RELATED PARTY TRANSACTIONS

Included in the financial statements for the three months ended March 31, 2000 and 1999 are affiliate transactions as follows:

                                              March 31
                                       ----------------------
                                         2000           1999
                                       -------        -------
            Management fees            $10,987        $ 9,324
            Administrative fees         10,632          8,936

4. PARTNERS' EQUITY

Equity and net loss per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net loss by the number of limited partnership units outstanding, 29,354.


During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99 percent of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1 percent is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

                       SIERRA PACIFIC DEVELOPMENT FUND II
                            HISTORICAL FINANCIAL DATA

                       Sierra Pacific Development Fund II
                                Table of Contents



A.       Selected Historical Financial Data


B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997



C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended March 31, 2000 and 1999


D.       Audited Financial Statements - December 31, 1999, 1998 and 1997

E.       Financial Statement Schedules


         1. Schedule II - Valuation and qualifying accounts and reserves



         2. Schedule III - Real estate and accumulated depreciation


F.       Unaudited Financial Statements - Quarters Ended March 31, 2000 and 1999

A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND II

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands except for per share data)


                                                                                                            QUARTER ENDED
                                                      YEAR ENDED DECEMBER 31,                                 MARCH 31,
                                                      -----------------------                             ---------------
                                           1995          1996          1997          1998          1999    1999     2000
                                         -------       -------       -------       -------       -------  ------  -------
OPERATING DATA:

REVENUES:

Rental and reimbursement income          $ 1,736       $ 1,778       $ 1,841       $ 2,298       $ 2,356  $  624  $   568
Interest and other income                    346           350           339           375           410     103      114
                                         -------       -------       -------       -------       -------  ------  -------
Total revenues                             2,082         2,128         2,082         2,673         2,766     727      682
                                         =======       =======       =======       =======       =======  ======  =======

EXPENSES:

Property operating                           907           968         1,068         1,039         2,312     389      511
Management and advisory fees                  87            90            93           119           112      --       --
Real estate and other taxes                  325           334           311           344           373      --       --
Depreciation and amortization                517           633           787           891           869     216      218
Interest expense                             462           465           436           439           437     108      112
                                         -------       -------       -------       -------       -------  ------  -------
Total expenses                             2,298         2,490         2,695         2,832         4,103     713      841
                                         =======       =======       =======       =======       =======  ======  =======

Net income (loss) before
partnership's share of
unconsolidated joint venture income
(loss)                                      (216)         (362)         (515)         (159)       (1,337)     14     (159)
                                         -------       -------       -------       -------       -------  ------  -------

                                                                                                                  QUARTER ENDED
                                                      YEAR ENDED DECEMBER 31,                                        MARCH 31,
                                                      -----------------------                                  -------------------
                                           1995          1996          1997          1998          1999         1999         2000
                                         -------       -------       -------       -------       -------       ------      -------
Partnership's share of
unconsolidated joint venture income
(loss)                                      (307)          162          (285)          (15)          160           30           55
                                         -------       -------       -------       -------       -------       ------      -------

Net income (loss)                        $  (523)      $  (200)      $  (800)      $  (174)      $(1,177)      $   44      $  (104)
                                         =======       =======       =======       =======       =======       ======      =======

                                                                         DECEMBER 31,                               MARCH 31,
                                                                         ------------                               ---------
                                                   1995        1996         1997         1998         1999        1999      2000
                                                 --------    --------     --------     --------     --------     -------    ----
OTHER DATA:
Weighted average number of units outstanding
                                                       87          87           87           87           87          86        87
Income (loss) per unit                              (6.04)      (2.30)       (9.24)       (2.01)      (13.59)        .51      (1.18)
Ratio of earnings to fixed charges (1)                 --          --           --           --           --        1.41        --
Deficiency of earnings to cover fixed
charges (2)                                           523         200          800          174        1,177          --       104
Cash distributions                                   (200)       (300)         (50)          --           --          --        --
Total properties owned at end of period                 3           3            3            3            3           3         3
Book  value per limited partnership unit
                                                      161         156          146          144         131                    130
Per unit value assigned for the consolidation                                                                                  145

BALANCE SHEET DATA:
Cash and cash equivalents                        $    203    $     23     $     70     $     71     $    261               $    23
Real estate held for investment, net               10,900      11,206       11,212       10,899       10,591                10,473
Mortgages/notes receivable, net                     2,164       2,164        2,454        2,773        3,063                 3,467
Accounts receivable, net                              407         360          356          364          378                   349
Investment in/due from partnerships                 5,494       5,857        4,368        4,200        4,037                 3,279
Other assets                                          508         620        1,017        1,036          874                   903
Total assets, at book value                        19,676      20,230       19,477       19,343       19,204                18,494

                                                                          DECEMBER 31,                               MARCH 31,
                                                                          ------------                               ---------
                                                   1995         1996         1997         1998         1999        1999      2000
                                                 --------     --------     --------     --------     --------     -------    ----
Total assets, at valued assigned for the
consolidation                                                                                                                29,499
Total liabilities                                 5,620         6,674         6,771        6,811        7,849                 7,243
General partners deficit                             --            --            --           --           --                  (65)
Limited partners equity                          14,056        13,556        12,706       12,532       11,355                11,316

CASH FLOW DATA:

Increase (decrease) in cash and equivalents,
net                                              (1,338)         (180)           47            1          190        (64)    (238)
Cash (used in) provided by operating
activities                                         (842)          401          (673)         242           85         52     (575)


(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:


The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owns three properties, Sierra Westlakes, Sierra Southwest Pointe and 5850 San Felipe. The Partnership sold its interest in the Sierra Technology property on December 31, 1994. In addition, the Partnership holds a 33.01% interest in Sierra Mira Mesa Partners ("SMMP"). SMMP owns an office building - Sierra Mira Mesa in San Diego, California.

Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased by $59,000, or 3%, for the year ended December 31, 1999 when compared to the prior year, primarily due to an increase in rental rates at 5850 San Felipe and Sierra Southwest Pointe. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $11.36 to $11.82 at 5850 San Felipe and from $5.11 to $5.53 at Sierra Southwest Pointe in 1999. Rental rates at Sierra Westlakes remained unchanged. This increase was partially offset due a decrease in occupancy at Sierra Southwest Pointe from 94% at December 31, 1998 to 78% at December 31, 1999. Occupancy at 5850 San Felipe and Sierra Westlakes remained comparable between the two years.



Total operating expenses increased by $1,274,000, or 53%, in comparison to the prior year, principally due to the settlement of a lawsuit against the Partnership. As stipulated in the settlement agreement, not withstanding other terms and conditions, the Partnership agreed to pay the plaintiff's attorney fees of $1,000,000. These fees and other legal costs associated with the lawsuit were included in operating expenses for the year ended December 31, 1999. The increase in total operating expenses was also attributable to higher administrative costs and maintenance and repair expenses incurred during the year. In addition, a loan made to an affiliate in 1996 and a rent receivable balance from a former tenant was deemed uncollectible and subsequently written-off to bad debt expense in 1999. Further, property taxes rose primarily as a result of an increase in the assessed value of 5850 San Felipe and Sierra Southwest Pointe.

The Partnership's share of income (loss) from its investment in SMMP was $160,000 for the year ended December 31, 1999 compared to $(15,000) for the prior year. SMMP generated income for the years ended December 31, 1999 and 1998. The Partnership's loss from its investment in

SMMP in the prior year was largely due to a $76,000 adjustment recorded in the first quarter of 1998 to correct an understatement of its share of unconsolidated joint venture loss in 1997.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income increased $457,000, or 25%, primarily as a result of near maximum occupancy at 5850 San Felipe. Occupancy at the building has risen over the past two years from 72% at December 31, 1996 to 96% at December 31, 1998. Occupancy at Sierra Southwest Pointe and Sierra Westlakes remained comparable between the two years. The increase in rental income is also attributable to increased rental rates at the buildings. The weighted-average effective annual rent per square foot, on an accrual basis, increased from $10.86 to $11.36 at 5850 San Felipe and from $4.48 to $5.11 at Sierra Southwest Pointe during 1998. Rental rates at Sierra Westlakes remained comparable.



Total operating expenses increased by $133,000, or 6%, when compared to the prior year. Depreciation and amortization increased primarily as a result of depreciation and amortization expenses on additional tenant improvements and lease costs associated with the increased occupancy at 5850 San Felipe. The increase in occupancy also resulted in higher utilities and management fees. In addition, property taxes were higher principally due to an increase in the assessed value of 5850 San Felipe. The increase in total operating expenses was partially offset by a decrease in legal fees. The Partnership incurred higher legal fees in 1997 defending litigation against the Partnership.

The Partnership recorded a $15,000 loss in 1998 from its investment in SMMP. SMMP generated income for the year ended December 31, 1998, however the Partnership had understated its share of unconsolidated joint venture loss in the prior year and recorded a $76,000 adjustment in the first quarter of 1998. In 1997, the Partnership recorded a $285,000 loss from investment in SMMP. The loss generated by SMMP in 1997 was primarily the result of its share of loss from its joint venture partner, Sierra Vista Partners ("SVP"). SVP sold the Sierra Vista property in October 1997 and recorded a $968,000 loss from property disposition.

Liquidity and Capital Resources:

The Partnership generated cash from operations of $85,000 during 1999. In 1999, the Partnership paid $387,000 for property additions and $59,000 for leasing commissions. The Partnership's joint venture, SMMP, made net distributions of $326,000 to assist with the funding of these expenditures.

In January 1999, the $1,300,000 mortgage note on the Sierra Southwest Pointe property matured. In August 1999, the note was paid and a new $1,500,000 loan agreement was entered into with the same lender. The new mortgage bears interest at 8.35% per annum and calls for monthly principal and interest payments of $11,927. Such payments shall continue until September 2009, when the indebtedness is due in full. Net proceeds will primarily be used to pay accrued liabilities and to fund future capital expenditures. The loan is secured by a trust deed on the Sierra Southwest Pointe property.

The Partnership is in an illiquid position at December 31, 1999 with cash and billed rents of $401,000 and current liabilities of $1,362,000, which includes accrued legal fees of $1,000,000 (See "Legal Proceedings"). In February and March 2000, the Partnership made scheduled payments totaling $500,000 of the accrued legal fees. The remaining $500,000 is due by December 31, 2000.

The Partnership's primary capital requirements will be for the construction of new tenant space. It is anticipated that these requirements will be funded from the operation of the properties and distributions from SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

YEAR 2000 COMPLIANCE



The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.



The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.



The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.



The Partnership employs a property management company to manage, operate and lease the properties. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - QUARTERS ENDED MARCH 31, 2000 AND 1999

(a) OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Development Fund II's (the Partnership) Financial Statements and Notes thereto as of 3/31/2000 and 1999.

The Partnership currently owns three properties; 5850 San Felipe, Sierra Westlakes, and Sierra Southwest Pointe. In addition, the Partnership holds a 30.17% interest in Sierra Mira Mesa Partners (SMMP).

(b) RESULTS OF OPERATIONS

Rental income for the three months ended March 31, 2000 decreased by approximately $56,000, or 9%, primarily due to lower occupancy at Sierra Southwest Pointe. Occupancy at Sierra Southwest Pointe decreased from 94% at March 31, 1999 to 73% at March 31, 2000. At 5850 San Felipe, occupancy rose slightly from 97% to 100% between the same periods. Sierra Westlakes remained 75% occupied. The decrease in rental income was also attributable to lower common area maintenance fees billed during the quarter when compared to the same period in 1999.

Operating expenses for the three months ended March 31, 2000 increased by approximately $122,000, or 31%, in comparison to the corresponding period in prior year, in large part due to an increase in legal fees associated with the settlement of a lawsuit against the Partnership. Further, higher data processing costs and accounting and auditing fees were incurred during the quarter

The Partnership's share of unconsolidated joint venture income was approximately $55,000 for the three months ended March 31, 2000 compared to approximately $30,000 for the corresponding period in 1999.

(c) LIQUIDITY AND CAPITAL RESOURCES

In December 1999, a lawsuit was settled against the Partnership that provided for a complete release of the Partnership, general partners and all affiliates. As part of the settlement, the Partnership agreed to pay the plaintiff's attorneys' fees of $1,000,000. In February and March 2000, the Partnership made scheduled payments totaling $500,000, with the remaining $500,000 due by December 31, 2000.

The Partnership is in an illiquid position as of March 31, 2000 with cash and billed rents of approximately $136,000 and current liabilities of approximately $858,000, which includes the remaining legal liability of $500,000.

The Partnership's primary capital requirements will be for the construction of new tenant space. It is anticipated that these requirements will be funded from the operations of the properties and distributions from SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Development Fund II

We have audited the accompanying consolidated balance sheets of Sierra Pacific Development Fund II and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund II and subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998


                                                    December 31, 1999    December 31, 1998
                                                    -----------------    -----------------
ASSETS
Cash and cash equivalents                             $   260,963         $    71,180
Receivables:
   Note, net of deferred gain of
    $736,271 (Notes 3 and 4)                            3,062,629           2,772,729
   Unbilled rent (Notes 1 and 4)                          239,271             277,328
   Billed rent (Note 1)                                   140,211              79,259
   Due from affiliates (Note 3)                         1,013,698           1,005,459
   Accounts receivable                                          0               7,946
Income-producing properties - net of
  accumulated depreciation and
  valuation allowance of $3,728,719 in 1999
  and $3,117,658 in 1998 (Notes 1, 4 and 6)            10,590,651          10,899,304
Investment in unconsolidated joint venture
  (Notes 1 and 5)                                       3,023,177           3,193,894
Other assets (Notes 1, 2 and 3)                           873,728           1,035,815
                                                      -----------         -----------
Total Assets                                          $19,204,328         $19,342,914
                                                      ===========         ===========

LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities (Notes 2 and 8)         $ 1,452,577         $   579,821
Notes payable (Note 6)                                  6,397,116           6,231,204
                                                      -----------         -----------
Total Liabilities                                       7,849,693           6,811,025
                                                      -----------         -----------

Partners' equity (Notes 1 and 7):
  General Partner                                               0                   0
  Limited Partners:
    Class A Limited Partners:
      60,000 units authorized,
      56,674 issued and outstanding                     7,426,335           8,196,299

    Class B Limited Partners:
      60,000 units authorized,
      29,979 issued and outstanding                     3,928,300           4,335,590
                                                      -----------         -----------
Total Partners' equity                                 11,354,635          12,531,889
                                                      -----------         -----------
Total Liabilities and Partners' equity                $19,204,328         $19,342,914
                                                      ===========         ===========

                            See Accompanying Notes 22
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                          1999                 1998                  1997
                                                       -----------          -----------          -----------
REVENUES:
  Rental income (Note 1)                               $ 2,356,436          $ 2,297,908          $ 1,841,050
  Interest income (Note 3)                                 409,717              375,420              338,722
                                                       -----------          -----------          -----------
           Total revenues                                2,766,153            2,673,328            2,179,772
                                                       -----------          -----------          -----------

EXPENSES:
Operating expenses:
    Depreciation and amortization                          869,457              890,846              786,905
    Property taxes and insurance                           372,696              343,864              311,475
    Administrative fees (Note 3)                           283,875              244,116              216,177
    Maintenance and repairs                                328,528              293,874              295,358
    Utilities                                              204,376              215,449              173,500
    Management fees (Note 3)                               112,161              118,976               93,168
    Legal and accounting (Note 8)                        1,227,643              130,252              215,138
    General and administrative                              59,304               36,549               53,955
    Salaries and payroll taxes                              36,000               36,000               36,000
    Renting expenses                                        17,179               13,761               23,333
    Bad debt expense                                        76,021                    0                    0
    Other operating expenses                                79,139               69,151               54,473
                                                       -----------          -----------          -----------
    Total operating expenses                             3,666,379            2,392,838            2,259,482

Interest                                                   437,352              439,499              435,818
                                                       -----------          -----------          -----------

           Total expenses                                4,103,731            2,832,337            2,695,300
                                                       -----------          -----------          -----------
LOSS BEFORE PARTNERSHIP'S SHARE OF
 UNCONSOLIDATED JOINT VENTURE
 INCOME (LOSS)                                          (1,337,578)            (159,009)            (515,528)
                                                       -----------          -----------          -----------
PARTNERSHIP'S SHARE OF
  UNCONSOLIDATED JOINT VENTURE
  INCOME (LOSS) (Note 5)                                   160,324              (14,912)            (284,878)
                                                       -----------          -----------          -----------
NET LOSS                                               $(1,177,254)         $  (173,921)         $  (800,406)
                                                       ===========          ===========          ===========
Net loss per limited partnership unit (Note 1)         $    (13.59)         $     (2.01)         $     (9.24)
                                                       ===========          ===========          ===========

                            See Accompanying Notes 23

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997


                                             Limited Partners                                                            Total
                             ----------------------------------------------                         General            Partners'
                                Class A           Class B         Total           Per Unit          Partner             Equity
                             ------------     ------------     ------------       -------         ------------        ------------
Partners' equity -
  January 1, 1997            $  8,866,234     $  4,689,982     $ 13,556,216       $156.45         $          0        $ 13,556,216
Net loss                         (523,493)        (276,913)        (800,406)        (9.24)                                (800,406)
Distributions                     (32,692)         (17,308)         (50,000)        (0.58)                                 (50,000)
                             ------------     ------------     ------------       -------         ------------        ------------

Partners' equity -
   December 31, 1997            8,310,049        4,395,761       12,705,810        146.63                    0          12,705,810
Net loss                         (113,750)         (60,171)        (173,921)        (2.01)                                (173,921)
                             ------------     ------------     ------------       -------         ------------        ------------

Partners' equity -
  December 31, 1998             8,196,299        4,335,590       12,531,889        144.62                    0          12,531,889
Net loss                         (769,964)        (407,290)      (1,177,254)       (13.59)                              (1,177,254)
                             ------------     ------------     ------------       -------         ------------        ------------

Partners' equity -
   December 31, 1999         $  7,426,335     $  3,928,300     $ 11,354,635       $131.03         $          0        $ 11,354,635
                             ============     ============     ============       =======         ============        ============

                            See Accompanying Notes 24
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                        1999               1998                1997
                                                                  ------------         ------------         ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                        $(1,177,254)         $  (173,921)         $  (800,406)
  Adjustments to reconcile net loss to cash
  provided by (used in) operating activities:
    Depreciation and amortization                                     869,457              890,846              786,905
    Undistributed (income) loss of unconsolidated
      joint venture                                                  (160,324)              14,912              284,878
    Bad debt expense                                                   76,021                    0                    0
    (Increase) decrease in rent receivable                            (64,370)                (437)               3,526
    Increase in other receivables                                    (324,739)            (343,229)            (240,672)
    Increase in other assets                                           (6,618)            (212,500)            (646,387)
    Increase (decrease) in accrued and other liabilities              872,756               65,831              (60,658)
                                                                  -----------          -----------          -----------
    Net cash provided by (used in) operating activities                84,929              241,502             (672,814)
                                                                  -----------          -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                                    (387,242)            (416,813)            (676,666)
  Capital contributions to unconsolidated joint venture               (44,000)              (8,490)            (293,000)
  Distributions from unconsolidated joint venture                     370,184              211,490            1,580,800
                                                                  -----------          -----------          -----------
  Net cash (used in) provided by investing activities                 (61,058)            (213,813)             611,134
                                                                  -----------          -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions                                                        0                    0              (50,000)
  Funding of note payable secured by property                       1,500,000                    0            1,300,000
  Principal payments on notes payable                              (1,334,088)             (26,299)          (1,141,492)
                                                                  -----------          -----------          -----------
      Net cash provided by (used in) financing activities             165,912              (26,299)             108,508
                                                                  -----------          -----------          -----------

NET INCREASE IN CASH AND CASH
  EQUIVALENTS                                                         189,783                1,390               46,828

CASH AND CASH EQUIVALENTS - Beginning of
   year                                                                71,180               69,790               22,962
                                                                  -----------          -----------          -----------

CASH AND CASH EQUIVALENTS - End of  year                          $   260,963          $    71,180          $    69,790
                                                                  ===========          ===========          ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for interest                          $   437,352          $   443,823          $   455,666
                                                                  ===========          ===========          ===========


In 1999, 1998 and 1997, interest receivable of $347,222, $373,078 and $379,298, respectively, was added to the principal balance of the related notes receivable from affiliates.

These transactions are noncash items not reflected in the above statements of cash flows.

                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Organization

Sierra Pacific Development Fund II (the "Partnership") was organized on April 29, 1983 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership's activities during the preceding five years have involved the ownership and operation of four real estate projects in Texas: Sierra Technology Center in Austin, Texas; Sierra Westlakes in San Antonio, Texas; Sierra Southwest Pointe in Houston, Texas; and 5850 San Felipe in Houston, Texas.

In December 1997, Sierra Southwest Pointe LLC ("SSPLLC") was formed with the Partnership being the sole member. This company was formed solely to engage in the following activities: a) to acquire from Sierra Pacific Development Fund II the property known as Sierra Southwest Pointe, b) to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property,
c) to exercise all powers enumerated in the Delaware Limited Liability Company Act necessary or convenient to conduct, promotion or attainment of the business or purposes otherwise set forth. Title to the Sierra Southwest Pointe property was transferred from the Partnership to SSPLLC. The accounts of SSPLLC are consolidated into the financial statements of the Partnership since the date of formation and all significant intercompany transactions are eliminated in consolidation.

In December 1994, the Partnership sold Sierra Technology Center for $6,000,000. The sale proceeds were received in cash, a note receivable from the buyer, and equity in the 5850 San Felipe property.

In 1985 Sierra Mira Mesa Partners ("SMMP"), a California general partnership was formed between the Partnership and Sierra Pacific Pension Investors '84 (SPPI'84). SMMP was initially created to develop and operate the office building known as Sierra Mira Mesa in San Diego, California. The Partnership's initial ownership interest in SMMP was 51%; the remaining 49% was owned by SPPI'84. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 45.58%, 33.74% and 33.01%, respectively, for the Partnership and 54.42%, 66.26% and 66.99%, respectively, for SPPI'84. On January 1, 2000, the sharing ratio will be decreased to 30.17% for the Partnership and increased to 69.83% for SPPI'84 to reflect the 1999 contributions and distributions.

SMMP also holds an 88.12% interest in Sorrento I Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1993), a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the estimated fair value of the notes payable, based on market rates at December 31, 1999, is $5,975,000. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from one to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

Prior to 1995, the Partnership assessed impairment of income-producing properties based upon appraised values and established provisions for impairment where appraisals indicated other than temporary declines in value. Effective January 1, 1995, the Partnership implemented Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (the "Statement"). The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairments have been recognized by the Partnership since 1995.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore, actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the Partnerships' share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by the number of limited partnership units outstanding, 56,674 Class A and 29,979 Class B.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which were effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998 is as follows:

                                                                       1999              1998
                                                                   ----------         ----------
Other assets:
   Prepaid expenses                                                $   21,203         $   20,192
   Deferred loan costs, net of accumulated amortization
      Of $41,467 in 1999 and $25,859 in 1998                          153,167            117,044
   Deferred leasing costs, net of accumulated amortization
      Of $352,207 in 1999 and $259,518 in 1998                        511,143            605,302
   Tax and insurance impounds                                         155,388            111,533
     Tenant improvements reserves                                      22,827            171,454
   Deposits                                                            10,000             10,290
                                                                   ----------         ----------
                                                                   $  873,728         $1,035,815
                                                                   ==========         ==========

Accrued and other liabilities:
   Accounts payable                    $  115,967         $  231,525
   Security deposits                       90,974             90,891
   Accrued expenses                       233,136            225,264
   Unearned rental income                       0             19,641
   Interest payable                        12,500             12,500
   Accrued legal liability              1,000,000                  0
                                       ----------         ----------
                                       $1,452,577         $  579,821
                                       ==========         ==========


3.    GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner receives a management fee of 5% of the gross rental income collected from the properties. Management fees paid to affiliates for the years ended December 31, 1999, 1998 and 1997 were $112,161, $118,976 and $93,168, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $292,790, $252,201 and $232,399 for such services for the years ended December 31, 1999, 1998 and 1997, respectively. The Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998 and 1997 the affiliate received $0, $16,754 and $50,083, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, affiliates of the General Partner are paid initial leasing costs. For the years ended December 31, 1999, 1998 and 1997 these fees amounted to $53,746, $49,811 and $225,240, respectively, and were recorded as deferred leasing costs.

During 1993, the Partnership loaned funds to a former affiliate of the General Partner in the form of demand notes. Interest was paid at rates approximately 100 basis points above certificate of deposit rates established by major commercial banks. The loans reached a maximum of $1,100,000. The loans were reduced to $812,000 at December 31, 1994 and the interest rate was fixed at 6%. In 1999, 1998 and 1997, interest receivable of $57,322, $54,078 and $89,298 was added to the principal balance of the note. Interest income of $57,322, $54,078, and $48,720 was recognized in 1999, 1998, and 1997, respectively, related to this note. The balance outstanding at December 31, 1999 is $1,012,698. The note is guaranteed by the owners of CGS Real Estate Company, Inc. (See Note 8).

Two affiliates of the General Partner lease a total of 22,841 square feet of 5850 San Felipe, a property of the Partnership. The terms of the leases are consistent with the current market conditions for office space in the area of the property. During the years ended December 31, 1999, 1998, and 1997, the Partnership recognized rental income of $219,760, $219,760, and $162,099 related to these leases.

As further described in Note 4, in 1994 the Partnership sold a property to an affiliate of the General Partner for cash of $3,100,000 and a $2,900,000 trust deed note. The original note called for monthly interest only payments and bore interest of 10% per annum until December 1997, when the entire indebtedness was due in full. In each of the three years ended December 31, 1999, maturity has been extended for additional one-year terms. In 1999, 1998 and 1997, interest receivable of $289,900, $319,000 and $290,000, respectively, was added to the principal balance of the note. All other terms of the original note remained unchanged. The Partnership recognized interest income of $350,900, $319,000 and $290,000 related to the note during 1999, 1998 and 1997, respectively. The December 31, 1999 principal balance was $3,798,900. The note is secured by a second lien on the property and management believes the collateral has sufficient value to recover the Partnership's net investment in the note after satisfaction of the first lien holder (See Note 8).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $50,083. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.



4.    INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the properties are as follows:

                                      1999                  1998
                                  ------------          ------------
Land                              $  4,263,746          $  4,263,746
Building and improvements           10,055,624             9,753,216
                                  ------------          ------------
            Total                   14,319,370            14,016,962

Accumulated depreciation            (3,278,719)           (2,667,658)
Valuation allowance                   (450,000)             (450,000)
                                  ------------          ------------
            Net                   $ 10,590,651          $ 10,899,304
                                  ============          ============

During 1999 and 1998, the Partnership removed $84,834 and $1,467,901, respectively, from its buildings and improvements and related accumulated depreciation accounts for fully depreciated property.

On December 30, 1994, the Sierra Technology Center property, with a historical cost basis of $3,849,228, was sold for $6,000,000 ($3,100,000 cash down-payment and $2,900,000 trust deed note) to an affiliate of Finance Factors, Inc. In a related transaction, on December 30, 1994, the Partnership purchased 5850 San Felipe, an office building in Houston, Texas for $5,000,000 from an affiliate of Finance Factors, Inc. The Partnership paid $973,713 as cash down-payment and assumed a first trust deed note with a balance of $4,026,287. In accordance with Emerging Issues Task Force No. 87-29, "Exchange of Real Estate Involving Boot", the fair value of the assets and liabilities transferred in the two transactions was allocated between a monetary and a non-monetary component. Accordingly, the historical cost of the San Felipe building was reduced by

$243,068, representing the non-monetary portion of the gain on sale of the Sierra Technology Center. The monetary portion of the gain on sale was recorded in accordance with Statement of Financial Accounting Standards No. 66 "Accounting For Sales of Real Estate" using the installment method and the Partnership recorded a gain of $539,835 (net of selling costs and unamortized loan fees and lease costs). A deferred gain of $736,271 will be recognized as principal payments on the trust deed note are received.

Future minimum base rental income, under the existing operating leases for the properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                          Straight-line          Cash
        Year Ending December 31,              Basis              Basis
                                          -------------       ----------
                  2000                     $2,194,606         $2,243,117
                  2001                      1,849,946          1,899,848
                  2002                      1,449,297          1,496,860
                  2003                        850,661            902,009
                  2004                        730,684            771,611
            Thereafter                      1,562,321          1,563,341
                                           ----------         ----------
            Total                          $8,637,515         $8,876,786
                                           ==========         ==========

Approximately 18% of 1999 rental revenues were generated from a Sears, Roebuck and Company.

5.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between the Partnership and Sierra Pacific Pension Investors '84, an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999. At December 31, 1999 the Partnership's interest in SMMP is 33.01%; the remaining 66.99% interest was owned by Sierra Pacific Pension Investors '84.

The Partnership's investment in SMMP as of December 31, 1999 and 1998 is comprised of the following:

                                        1999               1998
                                     ----------         ----------
Equity interest                      $2,878,145         $3,044,004
Investment advisory and
   other fees, less accum-
   ulated amortization of
   $63,160 and $58,302
   in 1999 and 1998, respec-
   tively                            $  145,032         $  149,890
                                     ----------         ----------

Investment in unconsolidated
   joint venture                     $3,023,177         $3,193,894
                                     ==========         ==========

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership for the years ended December 31, 1999 and 1998. The condensed balance sheets at December 31, 1999 and 1998, and the condensed statements of operations for the years ended December 31, 1999, 1998 and 1997 for SMMP are as follows:

                      Condensed Consolidated Balance Sheets


                                                       December 31,          December 31,
                                                           1999                  1998
                                                       ------------          ------------
Assets
Cash and cash equivalents                              $    319,400          $     14,064
Rent receivable                                           1,198,515             1,226,156
Due from affiliates                                       2,451,227             2,233,158
Income-producing property,
  net of accumulated depreciation                         8,723,396             9,000,294
 Investment in unconsolidated joint ventures              2,526,875             1,640,460
Other assets                                                793,658               897,993
                                                       ------------          ------------

Total Assets                                           $ 16,013,071          $ 15,012,125
                                                       ============          ============

Liabilities and General Partners' Equity

Accrued and other liabilities                          $    101,104          $    251,990
Notes payable                                             6,179,038             5,418,414
                                                       ------------          ------------

Total Liabilities                                         6,280,142             5,670,404
                                                       ------------          ------------

Minority interest in joint venture                         (340,614)             (332,996)
                                                       ------------          ------------

General Partners' equity                                 10,073,543             9,674,717
                                                       ------------          ------------

Total Liabilities and General Partners' equity         $ 16,013,071          $ 15,012,125
                                                       ============          ============

                 Condensed Consolidated Statements of Operations

                                                                             For the Year Ended December 31,
                                                                             -------------------------------
                                                                   1999                    1998                    1997
                                                               -----------             -----------             -----------
Revenues:
   Rental income                                               $ 2,126,106             $ 1,883,630             $ 1,919,582
   Other income                                                    224,308                 205,781                 184,168
                                                               -----------             -----------             -----------
        Total revenues                                           2,350,414               2,089,411               2,103,750
                                                               -----------             -----------             -----------
Expenses:
   Operating expenses                                              800,654                 754,978                 742,548
   Depreciation and amortization                                   587,070                 581,956                 825,911
   Interest                                                        450,177                 438,711                 463,804
                                                               -----------             -----------             -----------

        Total expenses                                           1,837,901               1,775,645               2,032,263
                                                               -----------             -----------             -----------

Income before Partnership's share of unconsolidated
  joint venture losses                                             512,513                 313,766                  71,487

Partnership's share of unconsolidated joint
 venture losses                                                    (36,405)               (131,897)               (855,349)
                                                               -----------             -----------             -----------

Income (loss) before minority interest's share of
 consolidated joint venture loss (income)                          476,108                 181,869                (783,862)
                                                               -----------             -----------             -----------

Minority interest's share of consolidated joint
 venture loss (income)                                               7,618                    (787)                 (7,906)
                                                               -----------             -----------             -----------

Net income (loss)                                              $   483,726             $   181,082             $  (791,768)
                                                               ===========             ===========             ===========



As of December 31, 1999, SMMP also holds a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in
1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).

 The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:



                        Condensed Combined Balance Sheets

                                                          December 31,           December 31,
                                                             1999                   1998
                                                          -----------            -----------
Assets

Cash and cash equivalents                                 $   272,657            $    85,792
Rent receivable                                               588,742                542,527
Due from affiliates                                                 0                 47,666
Income-producing property,
  net of accumulated depreciation                           8,109,927              8,343,438
Other assets                                                1,897,050              1,320,667
                                                          -----------            -----------

Total Assets                                              $10,868,376            $10,340,090
                                                          ===========            ===========

Liabilities and General Partners' Equity

Accrued and other liabilities                             $   350,272            $   520,646
Note payable                                                1,673,186              1,720,324
                                                          -----------            -----------

Total Liabilities                                           2,023,458              2,240,970
                                                          -----------            -----------

Ground lessors' equity in income-producing
 property                                                   3,000,000              3,000,000
                                                          -----------            -----------

General Partners' equity                                    5,844,918              5,099,120
                                                          -----------            -----------

Total Liabilities and General Partners' equity            $10,868,376            $10,340,090
                                                          ===========            ===========

                   Condensed Combined Statements of Operations

                                                                    For the Year Ended December 31,
                                                          1999                    1998                    1997
                                                       -----------             -----------             -----------
Revenues:
   Rental income                                       $ 2,112,254             $ 1,734,403             $ 2,294,859
   Interest income                                          34,540                       0                       0
   Other income                                             15,151                  93,668                   9,698
                                                       -----------             -----------             -----------
          Total revenues                                 2,161,945               1,828,071               2,304,557
                                                       -----------             -----------             -----------
Expenses:
   Operating expenses                                    1,407,262               1,302,968               1,755,826
   Depreciation and amortization                           779,142                 829,081               1,321,177
   Interest                                                152,563                 156,636                 459,763
                                                       -----------             -----------             -----------

          Total expenses                                 2,338,967               2,288,685               3,536,766
                                                       -----------             -----------             -----------

 Loss before loss from property disposition               (177,022)               (460,614)             (1,232,209)

Loss from property disposition                                   0                       0                (967,764)
                                                       -----------             -----------             -----------

Net loss                                               $  (177,022)            $  (460,614)            $(2,199,973)
                                                       ===========             ===========             ===========

Reference is made to the audited financial statements of Sierra Mira Mesa Partners included herein.

6.    NOTES PAYABLE

At December 31, 1999 and 1998, notes payable consisted of the following:

                                                                                               1999                  1998
                                                                                            ----------            ----------
Mortgage note payable, due in monthly interest only payments at LIBOR rate + 300 basis points collateralized by certain land and buildings. This note was paid in
August 1999.                                                                                         0             1,300,000

Mortgage note payable, due in monthly interest only payments at 5%,
collateralized by certain land and buildings. This note matures in April 2004.               3,000,000             3,000,000

Mortgage note payable, due in monthly installments with interest at 9%,
collateralized by certain land and buildings. This note matures in March 2006.               1,902,438             1,931,204
                                                                                            ----------            ----------

Mortgage note payable, due in monthly installments with interest at 8.35%, collateralized by certain land and buildings. This note matures in September
2009.                                                                                        1,494,678                     0
                                                                                            ----------            ----------
                                                                                            $6,397,116            $6,231,204
                                                                                            ==========            ==========

Annual maturities of notes payable as of December 31, 1999, are: $44,343 in 2000; $52,788 in 2001; $57,632 in 2002; $62,921 in 2003; $3,068,345 in 2004; and
$3,111,087 thereafter.


7.       PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale, refinancing or other disposition of the Partnership's real properties, allocations and distributions are made after each Limited Partner has received 100% of his Adjusted Capital Contributions plus a 15% per annum cumulative return on such invested capital. Any remaining proceeds shall be distributed 85% to the Limited Partners and 15% to the General Partner. Distributions of the remaining proceeds to the Limited Partners shall be made in a manner such that Limited Partners holding Class A Units shall receive distributions 15% greater than the distributions received by the holders of Class B Units.

8.       LITIGATION

In November 1995, a limited partner of the Partnership, on their own behalf and on behalf of all others similarly situated, filed a lawsuit against S-P Properties, Inc., the General Partner of the Partnership, among others, in the Superior Court of the State of California, County of Los Angeles (the "Court"). This suit alleged breach of fiduciary duty and breach of contract. The Plaintiff's claims relate to three loans made to affiliates, two by the Partnership and one by Sierra Mira Mesa Partners ("SMMP"), which were allegedly improper or made below market rates. The Plaintiffs were seeking unspecified compensatory and punitive damages and removal of the General Partner.

In September 1997, the Court denied the Plaintiff's motion for class certification, but granted the Plaintiff leave to file an amended complaint. The Partnership demurred to all class action allegations in the amended complaint. The Court granted the demurred without leave to amend, thereby reducing the Plaintiff's allegations to a derivative suit.

In December 1999, as a compromise to all claims asserted in what became a derivative action on behalf of the Partnership, the parties agreed to enter into a Mutual Compromise and Settlement ("the Settlement"). The Settlement provides for a complete release of the Partnership, general partners and all affiliates. As part of the material terms of the Settlement, S-P Properties, as the general partner of the Partnership, on or before December 31, 2000, will call and collect the two demand notes with balances of $1,012,698 and $3,798,900, respectively, at December 31, 1999 and a portion of the SMMP loan (the date of collection being referred to herein as the "Payment Date"). In the case of the SMMP loan, the amount due being that percentage of the loan that is equal to the Partnership's interest in SMMP, and in any event no less than thirty percent (30%). The loan proceeds received by the Partnership, totaling approximately $5,600,000, will be distributed on a per-unit basis to the limited partners and assignees of the Partnership of record as of the Payment Date. The Partnership will pay Plaintiff's attorneys' fees of $1,000,000. Such attorneys' fees have been accrued as of December 31, 1999 and are included in accrued and other liabilities on the consolidated balance sheet. The Plaintiff, on behalf of the Partnership, will dismiss the entire action with prejudice. The court approved the Settlement on February 9, 2000.

S-P Properties, Inc. has denied and continues to deny that it has committed any violations of law, and states that it has entered into the Settlement solely to eliminate the burden and expense of further litigation.

E.   Financial Statement Schedules


INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULES

To the Partners of
Sierra Pacific Development Fund II


We have audited the consolidated financial statements of Sierra Pacific Development Fund II and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and reports are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedules of Sierra Pacific Development Fund II, listed in Item E of the Table of Contents. These financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                                   SCHEDULE II
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

              For the Years Ended December 31, 1999, 1998 and 1997

                                                         Income -
                                                       Producing
                                                       Properties
                                                       ----------
Allowance for loss - January 1, 1997                    $450,000

 Provision charged to costs and expenses (1)                   0
                                                        --------

Allowance for loss - December 31, 1997                   450,000

 Provision charged to costs and expenses (1)                   0
                                                        --------

Allowance for Loss - December 31, 1998                   450,000

 Provision charged to costs and expenses (1)                   0
                                                        --------

Allowance for loss - December 31, 1999                  $450,000
                                                        ========


(1) See Notes 1 and 4 to consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit.

                                  SCHEDULE III
                SIERRA PACIFIC DEVELOPMENT FUND II AND SUBSIDIARY
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1999

                                                    Initial Cost                                       Gross Amount at
                                                  to Partnership (1)        Improvements       Which carried at close of period
                                              --------------------------    Capitalized    ----------------------------------------
                                   Encumb-                     Improve-     After Acquis-                 Improve-       Total
Description                        rances        Land           ments        ition (2)        Land         ments (5)   (3)(4)(5)
-----------                        ------     ----------    ------------   --------------  -----------   -----------    --------
OFFICE/INDUSTRIAL BUILDINGS
  INCOME -PRODUCING:
5850 San Felipe
  Houston, Texas                 $ 3,000,000  $ 1,950,000   $ 2,806,932    $ 2,428,165    $ 1,950,000   $ 5,162,296      $ 7,112,29


Sierra Southwest Pointe
  Houston, Texas                   1,494,678      570,124     2,279,488        495,844        570,124     2,561,913        3,132,03


Sierra Westlakes Development
  Houston, Texas                   1,902,438    1,743,622                    3,759,827      1,743,622     2,331,415        4,075,03
                                 -----------  -----------   -----------    -----------    -----------   -----------      ----------
TOTAL                            $ 6,397,116  $ 4,263,746   $ 5,086,420    $ 6,683,836    $ 4,263,746   $10,055,624      $14,319,37
                                 ===========  ===========   ===========    ===========    ===========   ===========      ==========






                                        Accumulated        Date         Date       Depreciation
Description                            Depreciation    Constructed    Acquired       Life
-----------                            -------------   -----------    --------     ------------


OFFICE/INDUSTRIAL BUILDINGS
  INCOME -PRODUCING:
5850 San Felipe
  Houston, Texas                       $ 1,437,594         3/77        12/94         1-30 yrs.


Sierra Southwest Pointe
  Houston, Texas                           765,965         8/72         7/91         2-30 yrs.


Sierra Westlakes Development
  Houston, Texas                         1,075,160        10/85         8/84         1-30 yrs.
                                       -----------
TOTAL                                  $ 3,278,719
                                       ===========




(1) The initial cost represents the original purchase price of the property.

(2)      The Partnership has capitalized property development costs.

(3)      Also represents costs for Federal Income Tax purposes.

(4) A valuation allowance of $450,000 was established as the appraised value of the properties declined below book value. See Notes 1 and 4 to the financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an exhibit.

(5) Reconciliation of total real estate carrying value and accumulated depreciation for the three years ended December 31, 1999 is as follows:

                                                Total Real Estate          Accumulated
                                                 Carrying Value            Depreciation
                                                -----------------          -------------
Balance - January 1, 1997                         $ 14,428,604             $  2,772,155
   Additions during the year                           676,666                  670,736
   Write off fully depreciated assets                  (37,220)                 (37,220)
                                                  ------------             ------------

Balance - December 31, 1998                         15,068,050                3,405,671
   Additions during the year                           416,813                  729,888
   Write off fully depreciated assets               (1,467,901)              (1,467,901)
                                                  ------------             ------------

Balance - December 31, 1998                         14,016,962                2,667,658
    Additions during the year                          387,242                  695,895
    Write off fully depreciated assets                 (84,834)                 (84,834)
                                                  ------------             ------------

Balance - December 31, 1999                       $ 14,319,370             $  3,278,719
                                                  ============             ============

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Mira Mesa Partners


We have audited the accompanying consolidated balance sheets of Sierra Mira Mesa Partners and subsidiary, a California general partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998


                                                            December 31,            December 31,
                                                               1999                     1998
                                                           ------------             ------------
ASSETS
Cash and cash equivalents                                  $    319,400             $     14,064
Receivables:
   Unbilled rent (Notes 1 and 4)                              1,114,598                1,226,156
   Billed rent (Note 1)                                          83,917                        0
Due from affiliates, net (Note 3)                             2,451,227                2,233,158
Income-producing property - net of accumulated
   depreciation of $3,564,380 in 1999 and
   $3,273,970 in 1998 (Notes 1, 4 and 6)                      8,723,396                9,000,294
Investment in unconsolidated joint ventures
   (Notes 1 and 5)                                            2,526,875                1,640,460
Other assets (Notes 1, 2 and 3)
                                                                793,658                  897,993
                                                           ------------             ------------
Total Assets                                               $ 16,013,071             $ 15,012,125
                                                           ============             ============

LIABILITIES AND GENERAL PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                     $    101,104             $    251,990
Notes payable (Note 6)                                        6,179,038                5,418,414
                                                           ------------             ------------
Total Liabilities                                             6,280,142                5,670,404
                                                           ------------             ------------

Minority interest in consolidated joint venture
   (Note 1)                                                    (340,614)                (332,996)

General Partners' equity (Note 1)                            10,073,543                9,674,717
                                                           ------------             ------------
Total Liabilities and General Partners' equity             $ 16,013,071             $ 15,012,125
                                                           ============             ============

                            See Accompanying Notes 37
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                 1999                 1998                 1997
                                             -----------          -----------          -----------
Revenues:
   Rental income (Note 1)                    $ 2,126,106          $ 1,883,630          $ 1,919,582
   Interest income
                                                 224,308              205,781              174,764
   Other income                                        0                    0                9,404
                                             -----------          -----------          -----------
                   Total revenues              2,350,414            2,089,411            2,103,750
                                             -----------          -----------          -----------

Expenses:
   Operating expenses:
   Depreciation and amortization                 587,070              581,956              825,911
   Property taxes and insurance                   98,611               97,781               92,347
   Administrative fees (Note 3)                  121,889              111,206              104,580
   Maintenance and repairs                       233,615              240,965              228,890
   Management fees (Note 3)                      119,166              109,725              101,558
   Utilities                                     135,301              135,077              138,203
   Legal and accounting                           24,767               27,657               47,242
   General and administrative                     16,122                7,443               12,677
   Renting expenses                                    0                    0                  309
   Bad debt expense                                4,770                    0                    0
   Other operating expenses                       46,413               25,124               16,742
                                             -----------          -----------          -----------
         Total operating expenses              1,387,724            1,336,934            1,568,459
   Interest                                      450,177              438,711              463,804
                                             -----------          -----------          -----------
                   Total expenses              1,837,901            1,775,645            2,032,263
                                             -----------          -----------          -----------

INCOME BEFORE PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT VENTURE
   LOSSES                                        512,513              313,766               71,487
                                             -----------          -----------          -----------

PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT
   VENTURE LOSSES (Note 5)                       (36,405)            (131,897)            (855,349)
                                             -----------          -----------          -----------

INCOME (LOSS) BEFORE MINORITY
   INTEREST'S SHARE OF CONSOLIDATED
  JOINT VENTURE LOSS (INCOME)                    476,108              181,869             (783,862)
                                             -----------          -----------          -----------

MINORITY INTEREST'S SHARE OF
   CONSOLIDATED JOINT
   VENTURE LOSS (INCOME)                           7,618                 (787)              (7,906)
                                             -----------          -----------          -----------
NET INCOME (LOSS)                            $   483,726          $   181,082          $  (791,768)
                                             ===========          ===========          ===========

                            See Accompanying Notes 38
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

         CONSOLIDATED STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997


                                                                          General Partners
                                                      -------------------------------------------------------
                                                      Sierra Pacific       Sierra Pacific
                                                      Development             Pension
                                                         Fund II            Investors '84            Total
                                                     -------------         -----------------     ------------
General Partners' equity - January 1, 1997           $  4,679,005          $  4,495,515          $  9,174,520
Transfer of advances                                      155,590             1,311,300             1,466,890
Net loss                                                 (284,878)             (506,890)             (791,768)
Contributions                                             293,000             1,551,843             1,844,843
Distributions                                          (1,580,800)             (247,800)           (1,828,600)
                                                     ------------          ------------          ------------

General Partners' equity - December 31, 1997            3,261,917             6,603,968             9,865,885
Net income (loss)                                         (14,912)              195,994               181,082
Contributions                                               8,490                42,000                50,490
Distributions                                            (211,490)             (211,250)             (422,740)
                                                     ------------          ------------          ------------

General Partners' equity - December 31, 1998            3,044,005             6,630,712             9,674,717
Net income                                                159,678               324,048               483,726
Contributions                                              44,000               539,784               583,784
Distributions                                            (370,184)             (298,500)             (668,684)
                                                     ------------          ------------          ------------
General Partners' equity - December 31, 1999         $  2,877,499          $  7,196,044          $ 10,073,543
                                                     ============          ============          ============

                            See Accompanying Notes 39
                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                            1999                 1998                 1997
                                                        -----------          -----------          -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                     $   483,726          $   181,082          $  (791,768)
  Adjustments to reconcile net income (loss)
  to cash provided by operating activities:
    Depreciation and amortization                           587,070              581,956              825,911
    Undistributed losses of
      unconsolidated joint ventures                          36,405              131,897              855,349
    Minority interest in consolidated
       joint venture (loss) income                           (7,618)                 787                7,906
    Bad debt expense                                          4,770                    0                    0
    Decrease (increase) in rent receivable                   27,641               60,853             (100,191)
    Increase in due from affiliates                        (222,839)            (202,581)            (168,779)
    (Increase) decrease in other assets                     (45,022)            (215,974)              55,566
    (Decrease) increase in accrued and other
    liabilities                                            (150,886)             183,225              (35,663)
                                                        -----------          -----------          -----------
  Net cash provided by operating activities                 713,247              721,245              648,331
                                                        -----------          -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                        (160,815)            (346,113)            (231,484)
    Capital contributions to unconsolidated
      joint ventures                                     (1,027,820)            (350,900)          (2,315,041)
    Distributions received from unconsolidated
      joint ventures                                        105,000              372,312            2,439,098
                                                        -----------          -----------          -----------

  Net cash used in investing activities                  (1,083,635)            (324,701)            (107,427)
                                                        -----------          -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Capital contributions from General Partners             583,784               50,490            1,844,843
    Cash distributions                                     (668,684)            (422,740)          (1,828,600)
    Funding of note payable secured by property           1,637,500                    0                    0
    Principal payments on notes payable                    (876,876)            (254,638)            (339,460)
                                                        -----------          -----------          -----------

  Net cash provided by (used in) financing
  activities                                                675,724             (626,888)            (323,217)
                                                        -----------          -----------          -----------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                     305,336          (230,344)           217,687

CASH AND CASH EQUIVALENTS - Beginning
   of year                                                   14,064           244,408             26,721
                                                          ---------         ---------          ---------

CASH AND CASH EQUIVALENTS - End of
   year                                                   $ 319,400         $  14,064          $ 244,408
                                                          =========         =========          =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest                  $ 439,792         $ 439,756          $ 470,608
                                                          =========         =========          =========

In 1999, 1998, and 1997 interest receivable of $222,839, $202,581, and $338,020, respectively, was added to the principal balance of the related note receivable from affiliate.

These transactions are noncash items not reflected in the above statement of cash flows.

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between Sierra Pacific Development Fund II ("SPDFII") and Sierra Pacific Pension Investors '84 ("SPPI'84") to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999.

Per the terms of the partnership agreement, SPDFII and SPPI'84 shared in earnings, contributions and distributions in a ratio of 51% to 49%, respectively. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 45.58%, 33.74% and 33.01%, respectively, for SPDFII and 54.42%, 66.26% and 66.99%, respectively, for SPPI'84. On January 1, 2000, the sharing ratio will be decreased to 30.17% for SPDFII and increased to 69.83% for SPPI'84 to reflect the 1999 contributions and distributions.

S-P Properties, Inc. is the General Partner and manager of SPDFII and SPPI'84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

SMMP also holds investments in other industrial/commercial properties through its investments in unconsolidated joint ventures. Refer to Note 5 for additional information.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned joint venture as of December 31, 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximate the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the notes payable approximates the carrying value as the interest rate is based on market rates at December 31, 1999. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.


Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Ventures

The investment in unconsolidated joint ventures is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint ventures (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; (b) billed rent - rent due but not yet received.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                        1999                1998
                                                                      --------            --------
Other assets:
   Prepaid expenses                                                   $  7,383            $ 21,070
   Deferred loan costs, net of accumulated
     amortization of $49,842 in 1999 and $226,318 in 1998              168,225             133,878
   Deferred leasing costs, net of accumulated
     amortization of $531,945 in 1999 and $414,395 in 1998             507,000             637,028
   Tax impounds                                                         26,831              23,728
   Tenant improvement reserves                                          84,219              82,289
                                                                      --------            --------
                                                                      $793,658            $897,993
                                                                      ========            ========
Accrued and other liabilities:
   Accounts payable                                                   $ 51,008            $192,455
   Security deposits                                                    17,922              17,922
   Accrued expenses                                                          0               8,101
   Interest payable                                                     32,174              20,982
   Unearned rental income                                                    0              12,530
                                                                      --------            --------
                                                                      $101,104            $251,990
                                                                      ========            ========

3.    GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of S-P Properties, Inc. receives a management fee of 5.5% of the gross rental income collected from the property. This fee amounted to $119,166, $109,725, and $101,558 respectively, for the years ended December 31, 1999, 1998, and 1997. This fee was recorded as part of the operating expenses of the property.

SMMP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SMMP such as accounting, data processing and similar services. The affiliate was reimbursed $122,239, $111,206, and $104,580 respectively, for such services for the years ended December 31, 1999, 1998, and 1997. Additionally, SMMP reimbursed an affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998, and 1997, the affiliate received $28,201, $1,327, and $11,154 respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of SMMP's property, an affiliate of S-P Properties, Inc. is paid initial leasing costs. For the years ended December 31, 1999, 1998, and 1997, these fees amounted to $0, $63,492, and $3,656 respectively, and were recorded as deferred leasing costs.

During 1993, SMMP loaned funds to a former affiliate of S-P Properties, Inc. in the form of demand notes. Such liabilities were assumed by Finance Factors, Inc. which acquired S-P Properties, Inc. as of December 30, 1994. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc. who has assumed the note. The annual interest rate of the loans was variable at bank prime plus 2-1/4% - 3% with a minimum rate of 9%. The loans totaled $2,360,000 at December 31, 1993 and were reduced to $1,687,787 at December 31, 1994. This loan was amended effective January 1, 1995 fixing the interest rate at 10%. On December 31, 1999, 1998 and 1997, interest receivable of $222,839, $202,581 and $338,020, respectively, was added to the principal balance of the loan. No interest related to this loan was due to the Partnership at December 31, 1999 and 1998. The principal balance outstanding at December 31, 1999 is $2,451,227. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. In connection with the settlement of a lawsuit by SPDFII, the Partnership will call a portion of the note receivable from Bancor Real Estate Company, Inc. The portion called will be that percentage of the loan that is equal to SPDFII's ownership interest in the Partnership, in any event no less than 30%. Such funds that are collected will be distributed to SPDFII in accordance with the lawsuit settlement.

During 1995 and 1996, the Partnership received non-interest bearing short-term advances from SPPI'84 of $1,300,000 and $11,300, respectively. These advances were reclassed to equity in 1997 (See Note 1).

In 1996, the Partnership received a short-term, non-interest bearing loan from SPDFII in the amount of $155,590. This loan was reclassed to equity in 1997 (See
Note 1).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $4,770. The advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 6 for note payable transactions with related parties.

4.    INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the properties are as follows:

                                         1999                     1998
                                     ------------             ------------
Land                                 $  3,786,458             $  3,786,458
Building and improvements               8,501,318                8,487,806
                                     ------------             ------------
             Total                     12,287,776               12,274,264

Accumulated depreciation               (3,564,380)              (3,273,970)
                                     ------------             ------------
             Net                     $  8,723,396             $  9,000,294
                                     ============             ============

During 1999 and 1998, the Partnership removed $147,303 and $1,784,496, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

Future minimum base rental income, under the existing operating leases for the Sierra Mira Mesa and Sorrento I properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:


     Year Ending             Straight-line            Cash
     December 31,               Basis                 Basis
     ------------            ----------            ----------
        2000                 $2,029,716            $2,246,281
        2001                  2,023,332             2,339,768
        2002                  2,014,332             2,437,297
        2003                    595,285               677,208
        2004                    179,747               184,288
     Thereafter                 593,192               665,360
                             ----------            ----------

     Total                   $7,435,604            $8,550,202
                             ==========            ==========

In each of the three years in the period ending December 31, 1999, two tenants accounted for the majority of the Partnership's rental income. A state governmental agency associated with workers compensation insurance accounted for rental income of 69%, 78%, and 67% in 1999, 1998 and 1997, respectively; a tenant in the communications sector accounted for rental income of 13%, 15% and 13% in 1999, 1998 and 1997, respectively.


5.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

SMMP holds the following investments accounted for under the equity method at December 31, 1999:


- a 35.10% equity interest in Sorrento II Partners ("SIIP"), a joint venture formed on October 1, 1993 with Sierra Pacific Institutional Properties V, an affiliate, to develop and operate Sierra Sorrento II, an industrial building located in San Diego, California. SMMP's investment in SIIP as of December 31, 1999 and 1998 is $2,647,872 and $1,711,089, respectively. SMMP's share of the net loss of SIIP for the three years ended December 31, 1999, 1998 and 1997 is $30,637, $143,251 and $59,066, respectively;

- a 6.55% equity interest in Sierra Creekside Partners ("SCP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund, an affiliate, to develop and operate Sierra Creekside, a commercial office building in San Ramon, California. SMMP's investment in SCP as of December 31, 1999 and 1998 is $(128,513) and $(75,610),
         respectively. SMMP's share of the net loss of SCP for the three years ended December 31, 1999, 1998 and 1997 is $5,903, $8,420 and $14,995,
         respectively;

- a 33.32% equity interest in Sierra Vista Partners ("SVP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund III, an affiliate, to develop and operate Sierra Vista, an industrial building in Anaheim, California. SMMP's investment in SVP as of December 31, 1999 and 1998 is $7,516 and $4,981, respectively. SMMP's share of the net income (loss) of SVP for the three years ended December 31, 1999, 1998 and 1997 is $135, $19,774 and $(781,288),
         respectively. The Sierra Vista property was sold in October 1997.

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:


                        Condensed Combined Balance Sheets

                                                                    December 31,           December 31,
                                                                        1999                   1998
                                                                    -----------            -----------
     Assets

     Cash and cash equivalents                                      $   272,657            $    85,792
     Rent receivable                                                    588,742                542,527
     Due from affiliate                                                       0                 47,666
     Income-producing property,  net of accumulated
       depreciation                                                   8,109,927              8,343,438
     Other assets                                                     1,897,050              1,320,667
                                                                    -----------            -----------

     Total Assets                                                   $10,868,376            $10,340,090
                                                                    ===========            ===========

     Liabilities and General Partners' Equity

     Accrued and other liabilities                                  $   350,272            $   520,646
     Note payable                                                     1,673,186              1,720,324
                                                                    -----------            -----------

     Total Liabilities                                                2,023,458              2,240,970
                                                                    -----------            -----------

     Ground lessors' equity in income-producing property              3,000,000              3,000,000
                                                                    -----------            -----------

     General Partners' equity                                         5,844,918              5,099,120
                                                                    -----------            -----------

     Total Liabilities and General Partners' equity                 $10,868,376            $10,340,090
                                                                    ===========            ===========

                   Condensed Combined Statements of Operations

                                                                 For the Year Ended December 31,
                                                      -----------------------------------------------------
                                                          1999                 1998                 1997
                                                      -----------          -----------          -----------
     Revenues:
        Rental income                                 $ 2,112,254          $ 1,734,403          $ 2,294,859
        Interest income                                    34,540                    0                    0
        Other income                                       15,151               93,668                9,698
                                                      -----------          -----------          -----------
                            Total revenues              2,161,945            1,828,071            2,304,557
                                                      -----------          -----------          -----------
     Expenses:
        Operating expenses                              1,407,262            1,302,968            1,755,826
        Depreciation and amortization                     779,142              829,081            1,321,177
        Interest                                          152,563              156,636              459,763
                                                      -----------          -----------          -----------

                            Total expenses              2,338,967            2,288,685            3,536,766
                                                      -----------          -----------          -----------

     Net loss before disposition of property             (177,022)            (460,614)          (1,232,209)
     Loss from property disposition                             0                    0             (967,764)
                                                      -----------          -----------          -----------

     Net loss                                         $  (177,022)         $  (460,614)         $(2,199,973)
                                                      ===========          ===========          ===========


6.    NOTES PAYABLE

                                                                                                1999               1998
                                                                                             ----------         ----------
     Mortgage note payable, due in monthly installments with interest at 7.74% per annum, collateralized by the real property known as Sierra
     Mira Mesa. This note matures in October 2010.                                           $4,543,984         $4,802,191

     Mortgage note payable to affiliate, due in monthly installments with interest fixed at 9.34% per annum through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. This note, which was
     collateralized by the real property known as Sorrento I, was paid in August 1999.                0            616,223

     Mortgage note payable, due in monthly installments with interest at
     8.75% per annum, collateralized by the Sorrento I property.  The note
     matures in September 2009.                                                               1,635,054                  0
                                                                                             ----------         ----------
                                                                                             $6,179,038         $5,418,414
                                                                                             ==========         ==========

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the Sorrento I mortgage note, due in July 1998, and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, the Partnership made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS (the "CGS Agreement"). The CGS Agreement, collaterized by real and personal property, called for monthly interest payments through December 1996 and monthly principal and interest payments thereafter until maturity on May 31, 2016. The interest rate is fixed at 9.34% per annum for the first year of the note and will thereafter be the one year Treasury rate plus 375 basis points. A pre-payment in the amount of $105,000 was paid in April 1997.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest inclusive until maturity in March 2015.


In August 1999, the CGS note with an outstanding balance of $607,693 was paid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999.


As of December 31, 1999, annual maturities on notes payable are: $290,909 in 2000; $314,372 in 2001; $339,729 in 2002; $367,133 in 2003; $396,749 in 2004;
and $4,470,146 thereafter.

F.       UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED MARCH 31, 2000 AND 1999


                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A Limited Partnership)
                                 BALANCE SHEETS
                      March 31, 2000 and December 31, 1999

                                                              March 31, 2000           December 31, 1999
                                                               (Unaudited)
                                                               ------------            -----------------
     ASSETS
     Cash and cash equivalents                                 $     23,153             $    260,963
     Receivables:
       Note, net of deferred gain of $736,271                     3,466,553                3,062,629
       Unbilled rent                                                237,144                  239,271
       Billed rent                                                  112,487                  140,211
       Due from affiliates                                        1,013,698                1,013,698
       Interest                                                     114,176                        0
     Income-producing properties - net of
       accumulated depreciation and valuation
       allowance of $3,886,195 and $3,728,719,
       respectively                                              10,473,255               10,590,651
     Investment in unconsolidated joint venture                   2,265,201                3,023,177
     Other assets - net of accumulated amortization
       of $408,815 and $393,674, respectively                       788,661                  873,728
                                                               ------------             ------------
     Total Assets                                              $ 18,494,328             $ 19,204,328
                                                               ============             ============

     LIABILITIES AND PARTNERS' EQUITY
     Accrued and other liabilities                             $    858,033             $  1,452,577
     Notes payable                                                6,385,248                6,397,116
                                                               ------------             ------------
     Total Liabilities                                            7,243,281                7,849,693
                                                               ------------             ------------
     Partners' equity (deficit):
       General Partner                                              (65,041)                       0
       Limited Partners:
         Class A Limited Partners:
           60,000 units authorized,
           56,674 issued and outstanding                          7,401,124                7,426,335

         Class B Limited Partners:
           60,000 units authorized,
           29,979 issued and outstanding                          3,914,964                3,928,300
                                                               ------------             ------------
     Total Partners' equity                                      11,251,047               11,354,635
                                                               ------------             ------------
     Total Liabilities and Partners' equity                    $ 18,494,328             $ 19,204,328
                                                               ============             ============

                            See Accompanying Notes 4
                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A Limited Partnership)

                            STATEMENTS OF OPERATIONS
               For the Three Months Ended March 31, 2000 and 1999


                                                                   2000                  1999
                                                                (Unaudited)           (Unaudited)
                                                                 ---------             ---------
     REVENUES:
       Rental income                                             $ 567,727             $ 624,219
       Interest income                                             114,371               102,404
                                                                 ---------             ---------

                          Total revenues                           682,098               726,623
                                                                 ---------             ---------

     EXPENSES:
       Operating expenses                                          511,105               389,112
       Depreciation and amortization                               217,826               215,764
       Interest                                                    111,766               107,783
                                                                 ---------             ---------

                          Total costs and expenses                 840,697               712,659
                                                                 ---------             ---------

     (LOSS) INCOME BEFORE PARTNERSHIP'S
        SHARE OF UNCONSOLIDATED JOINT
        VENTURE INCOME                                            (158,599)               13,964
                                                                 ---------             ---------

     PARTNERSHIP'S SHARE OF
        UNCONSOLIDATED JOINT
        VENTURE INCOME                                              55,011                29,875
                                                                 ---------             ---------

     NET (LOSS) INCOME                                           $(103,588)            $  43,839
                                                                 =========             =========

     Net (loss) income per limited partnership unit              $   (1.18)            $    0.51
                                                                 =========             =========

                             See Accompanying Notes 5
                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A Limited Partnership)

                    STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    For the Year Ended December 31, 1999 and for the Three Months Ended March 31, 2000

                                                                                                                   Total
                                                       Limited                                     General        Partners'
                                                      Partners
                                             ----------------------------
                                    Per          Class A          Class B         Total            Partner         Equity
                                   Unit
                                 ---------   -------------    ------------     -----------     ------------     ------------
Partners' equity -
  January 1, 2000 (audited)       131.03        7,426,335        3,928,300       11,354,635                0       11,354,635



Transfer among general partners
 and limited partners               0.74           41,861           22,144           64,005          (64,005)               0
Net loss (unaudited)               (1.18)         (67,072)         (35,480)        (102,552)          (1,036)        (103,588)
                                 -------     ------------     ------------     ------------     ------------     ------------


Partners' equity (deficit) -
   March 31, 2000 (unaudited)    $130.59     $  7,401,124     $  3,914,964     $ 11,316,088     $    (65,041)    $ 11,251,047
                                 =======     ============     ============     ============     ============     ============

                             See Accompanying Notes 6
                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A Limited Partnership)
                            STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 2000 and 1999

                                                                      2000                 1999
                                                                  (Unaudited)            (Unaudited)
                                                                   ----------            ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                                $(103,588)            $  43,839
  Adjustments to reconcile net (loss) income
  to cash (used in) provided by operating activities:
    Depreciation and amortization                                    217,826               215,764
    Partnership's share of unconsolidated
      joint venture income                                           (55,011)              (29,875)
    Decrease (increase) in rent receivable                            29,851               (47,884)
    Increase in interest receivable                                 (114,176)             (101,859)
    Decrease in other receivables                                          0                 7,946
    Decrease in other assets                                          44,169                67,879
    Decrease in accrued and other liabilities                       (594,544)             (104,146)
                                                                   ---------             ---------
    Net cash (used in) provided by operating activities             (575,473)               51,664
                                                                   ---------             ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Loan to affiliate of the general partner                        (403,924)                    0
    Payments for property additions                                  (58,318)             (119,778)
                                                                   ---------             ---------
    Net cash used in investing activities                           (462,242)             (119,778)
                                                                   ---------             ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on notes payable                              (11,868)               (6,952)
    Distributions from unconsolidated joint venture                  811,773                     0
    Borrowings from affiliate                                              0                11,055
                                                                   ---------             ---------
    Net cash provided by financing activities                        799,905                 4,103
                                                                   ---------             ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                           (237,810)              (64,011)
                                                                   ---------             ---------
CASH AND CASH EQUIVALENTS - Beginning of period                      260,963                71,180
                                                                   ---------             ---------

CASH AND CASH EQUIVALENTS - End of  period                         $  23,153             $   7,169
                                                                   =========             =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
    INFORMATION:

    Cash paid during the period for property taxes                 $ 223,178             $ 210,727
                                                                   =========             =========

    Cash paid during the period for interest                       $ 111,766             $ 107,783
                                                                   =========             =========

                       SIERRA PACIFIC DEVELOPMENT FUND II
                             (A Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                   (Unaudited)

1.       BASIS OF FINANCIAL STATEMENTS

In the opinion of Sierra Pacific Development Fund II's (the Partnership) management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at March 31, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

2.       RELATED PARTY TRANSACTIONS

Included in the financial statements for the three months ended March 31, 2000 and 1999 are affiliate transactions as follows:

                                                       March 31
                                            -----------------------------
                                               2000              1999
                                            -----------      ------------
                Management fees               $ 29,800         $ 25,320
                Administrative fees             69,864           62,297
                Leasing fees                    18,141            3,571


3.       INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners (SMMP) was formed in 1985 between the Partnership and Sierra Pacific Pension Investors '84 (SPPI'84), an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The Partnership's initial ownership interest in SMMP was 51%; the remaining 49% was owned by SPPI'84. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. At March 31, 2000 the Partnership's interest in SMMP is 30.17%; the remaining 69.83% interest is owned by SPPI'84.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership. Summarized income statement information for SMMP for the three months ended March 31, 2000 and 1999 follows:


                                                            March 31
                                                ---------------------------------
                                                     2000              1999
                                                ---------------   ---------------
                Rental income                         $ 556,156          $500,720
                Total revenues                          617,334           556,010
                Operating expenses                      219,914           190,270
                Share of unconsolidated
                  joint venture income (loss)            45,176          (25,266)
                Net income                              175,848            87,978


As of March 31, 2000, SMMP holds a 43.92% interest in Sorrento II Partners
(SIIP), a California general partnership with Sierra Pacific Institutional Properties V formed in 1993; a 5.08% interest in Sierra Creekside Partners
(SCP), a California general partnership with Sierra Pacific Development Fund formed in 1994; and a 33.36% interest in Sierra Vista Partners (SVP), a California general partnership with Sierra Pacific Development Fund III formed in 1994.

Summarized income statement information for these Partnerships, which are accounted for by SMMP under the equity method, for the three months ended March 31, 2000 and 1999 follows:


                                      SCP                          SVP                            SIIP
                        ---------------------------------------------------------------------------------------
                                  March 31                        March 31                       March 31
                        ----------------------------------------------------------------------------------------
                           2000            1999            2000            1999            2000           1999
                        ---------       ---------       ---------       ---------       ---------      ---------
Rental income           $ 229,440       $ 214,772       $       0       $       0       $ 385,844      $ 260,066
Total revenues            229,440         214,772               0          11,907         397,049        260,066
Operating expenses        154,180         126,351          13,665          13,797         124,762        123,578
Extraordinary loss         46,020               0               0               0               0              0
Net (loss) income        (124,683)        (36,421)        (20,154)         (2,457)        127,660        (63,391)


4.       PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income
(loss) by the number of limited partnership units outstanding, 56,674 Class A and 29,979 Class B.


During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99 percent of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1 percent is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

                       SIERRA PACIFIC DEVELOPMENT FUND III
                            HISTORICAL FINANCIAL DATA

                       Sierra Pacific Development Fund III
                                Table of Contents



A.       Selected Historical Financial Data


B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997



C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended March 31, 2000 and 1999


D.       Audited Financial Statements - December 31, 1999, 1998 and 1997

E.       Financial Statement Schedules


         1.       Schedule II - Valuation and qualifying accounts and reserves





F.       Unaudited Financial Statements - Quarters Ended March 31, 2000 and 1999

A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC DEVELOPMENT FUND III

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                       YEAR ENDED DECEMBER 31,                         QUARTER ENDED MARCH 31,
                                      ----------------------------------------------------------       -----------------------
                                       1995         1996         1997         1998         1999         1999             2000
                                      ------       ------       ------       ------       ------       ------           ------
OPERATING DATA:
REVENUES:
Rental and reimbursement income       $  615       $  736       $  558       $   --       $   --       $   12           $   --
Interest and other income .........       --           --            1           94           15           --               --
                                      ------       ------       ------       ------       ------       ------           ------
Total revenues ....................      615          736          559           94           15           12               --
                                      ======       ======       ======       ======       ======       ======           ======
EXPENSES:
Property operating ................      402          406          386           37           15           14               14
Management and advisory fees ......       38           39           40           --           --           --               --
Real estate and other taxes .......       94           70           63           --           --           --               --
Depreciation and amortization .....      471          546          464           --           --           --               --
Interest expense ..................      311          264          299           --           --           --               --
                                      ------       ------       ------       ------       ------       ------           ------
Total expenses ....................    1,316        1,325        1,252           37           15           14               14
                                      ======       ======       ======       ======       ======       ======           ======

                                                       YEAR ENDED DECEMBER 31,                         QUARTER ENDED MARCH 31,
                                      ----------------------------------------------------------       -----------------------
                                       1995         1996         1997         1998         1999         1999             2000
                                      ------       ------       ------       ------       ------       ------           ------
Net income (loss) before loss on
sale of property and equity in
earnings (losses) of
non-consolidated partnerships          (701)        (589)          (693)         56          --           (2)             (14)

Loss on sale of property ..........      --           --           (967)         --          --           --               --

Equity in earnings (losses) of
non-consolidated partnerships .....    (265)         413              8           1          (8)          (1)              (7)

Net income (loss) before minority
interest ..........................    (966)        (176)        (1,652)         57          (7)          (3)             (21)

Minority interest                       173          223            781         (19)         --            1                5
                                      -----        -----        -------      ------       -----        -----            -----
Net income (loss) .................   $(793)       $  47        $  (871)     $   38       $  (7)       $  (2)           $ (16)
                                      =====        =====        =======      ======       =====        =====            =====

                                                                        DECEMBER 31,                                  MARCH 31,
                                              --------------------------------------------------------------     ------------------
                                                1995          1996         1997          1998          1999        1999       2000
                                              -------       -------      -------       -------       -------     -------     ------
OTHER DATA:
Weighted average number of units
 outstanding                                       37            37           64            --            --          --        --
Income (loss) per unit                         (21.71)         1.28       (13.60)           --            --          --        --
Ratio of earnings to fixed charges (1)             --          1.18           --            --            --          --        --
Deficiency of earnings to cover fixed
 charges (2)                                      793            --          871            --             7           2        16
Cash distributions to minority investors          (57)           --       (2,152)         (109)          (14)                   (2)
Total properties owned at end of period             1             1           --            --            --          --        --
Book value per limited partnership unit            12            13           --            --            --                    --
Per unit value assigned for the
 consolidation                                                                                                                  --
BALANCE SHEET DATA:
Cash and cash equivalents                     $    16       $    97      $    15       $     1       $     4                   $12
Real estate held for investment, net            5,700         5,828           --            --            --                    --
Accounts receivable, net                           84           187            6            --            --                    --
Investment in/due from partnership                 --             5           --            --            --                    --
Other assets                                      260           155           --            --            --                    --

                                                                        DECEMBER 31,                                  MARCH 31,
                                              --------------------------------------------------------------     ------------------
                                                1995          1996         1997          1998          1999        1999       2000
                                              -------       -------      -------       -------       -------     -------     ------
Total assets, at book value                     6,060         6,272           21             1             4                     12
Total assets, at valued assigned for the
 consolidation                                                                                                                  744
Total liabilities                               4,339         3,978          338           333           341                    351
General partners deficit                            -             -        (374)         (337)         (344)                  (360)
Limited partners equity                           450           497            -             -             -                      -
Other equity                                    1,271         1,797           57             5             7                     21

CASH FLOW DATA:
Increase (decrease) in cash and
 equivalents, net                                  12            81         (83)          (14)             3         (1)          9
Cash provided by (used in) operating
 activities                                      (313)         (163)        (508)            58             -           9        (9)

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.


Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owned a 66.68% interest in Sierra Vista Partners, which operated the Sierra Vista property, which was sold in October 1997. In addition, the Partnership held an 11.88% interest in Sorrento I Partners ("SIP"), which operates the Sorrento I property.


Results of Operations:



Comparison of year ended December 31, 1999 to year ended December 31, 1998.

No rental income was recorded for the years ended December 31, 1999 and 1998 due to the sale of the Property in 1997. Other income of $15,000 was recorded in 1999 principally as a result of refunds associated with prior year operations. In 1998, the Partnership received $94,000 associated with an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. This amount was recorded as other income. Operating expenses for the year ended December 31, 1999 were $15,000, which consisted primarily of accounting and auditing costs. In 1998, operating expenses amounted to $37,000.



The Partnership's remaining real estate investment is an 11.88% minority interest in the Sorrento I property. The Partnership's share of (loss) income from its investment in SIP was $(8,000) for the year ended December 31, 1999 compared to $1,000 for the year ended December 31, 1998. In accordance with the Sorrento I partnership agreement, the Partnership's share of loss was allocated in proportion to its ownership interest for the year ended December 31, 1999.



Comparison of year ended December 31, 1998 to year ended December 31, 1997.

No rental income was recorded for the year ended December 31, 1998 due to the sale of the Property in the prior year. In 1997, rental income was $558,000. In 1998, the Partnership received a cash payment of $94,000, recorded as other income, related to an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. Operating expenses for the year ended December 31, 1998 were $37,000, which consisted primarily of accounting and other general and administrative expenses. Operating expenses in the prior year were $952,000. No interest expense was incurred in 1998 due to the sale of the Property in the prior year. The Partnership's loan was transferred and assumed by the buyer of the property at the time of sale.



The Partnership's share of income from its investment in SIP was $1,000 for the year ended December 31, 1998 compared to $8,000 for the year ended December 31, 1997. In accordance with the Sorrento I partnership agreement, income resulting from its operations is first allocated to the General Partners in proportion to the relative amounts of net cumulative losses until such allocation of income equals the previously allocated net cumulative losses. Then, profits are allocated in proportion to the distributions made to the General Partners during the year. As such, SIP allocated the Partnership 43.04% of its income, and the other General Partner, SMMP, received 56.96% of its income for each of the years ending December 31, 1998 and 1997.



Liquidity and Capital Rescues:

The Partnership received net cash proceeds of $2,141,000 from the sale of the property in 1997. In accordance with the Sierra Vista Partners joint venture agreement, these proceeds were distributed to Sierra Mira Mesa Partners ("SMMP"). Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,000 to the Partnership through the sale date.



As of December 31, 1999, the Partnership is in a liquid position with cash of $4,000 and no current liabilities.



One tenant began leasing the entire 43,100 rentable square feet of the Sorrento I property in 1996. This lease commenced May 1, 1996 and expires April 30, 2003. The current base rent called for under this lease is $23,204 per month and shall increase in subsequent periods. The lease contains an option to extend for an additional five years.



In August 1999, SIP repaid its $607,693 loan balance to CGS Real Estate Company, Inc. and entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. The loan is collateralized by the Sorrento I property and bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The majority of the loan proceeds were distributed to SMMP in accordance with the partnership agreement.


In accordance with the SIP joint venture agreement, cash distributions of available "Distributable Funds" shall first be distributed to SMMP as a return of capital in proportion to its aggregate unreturned contributed capital and then to the Partnership in proportion to its aggregate unreturned contributed capital. Any remaining proceeds shall first be distributed pro rata in proportion to the partners' positive balances in their capital accounts and then in accordance with their percentage interest.

Sierra Vista Partners and Sorrento I Partners were formed, in part, to provide the projects with a source of cash for tenant improvements and lease commissions. As required, the Partnership's joint venture partner (SMMP) either advances or contributes cash to meet the Partnership's requirements. SMMP has adequate resources to make the necessary advances during the foreseeable future.

The Partnership's primary capital requirements will be for the continued development and operation of the Sorrento I property. It is anticipated that these requirements will be funded from the operations of the property and the Partnership's joint venture partner (SMMP).


YEAR 2000 COMPLIANCE



The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.



The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.



The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.



The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - QUARTERS ENDED MARCH 31, 2000 AND 1999

(a) OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Development Fund III's (the Partnership) Consolidated Financial Statements and Notes thereto as of 3/31/2000 and 1999.

The Partnership currently owns a 66.64% interest in the Sierra Vista Partnership which operated the Sierra Vista property (the Property). The Property was sold in October 1997. The Partnership's remaining real estate investment is an 16.76% minority interest in Sorrento I Partners (SIP), which operates the Sierra Sorrento I property. The Partnership records its interest in SIP as an investment in unconsolidated joint venture.


(b) RESULTS OF OPERATIONS

No income was recorded for the three months ended March 31, 2000. The Partnership recorded other income of $11,907 during the first quarter of the prior year as a result of a refund associated with 1998 operations. No rental income has been generated since the sale of the Property in 1997.

Operating expenses for the three months ended March 31, 2000 remained relatively unchanged when compared to the same period in the prior year. Operating expenses for the quarters ended March 31, 2000 and 1999 consisted primarily of accounting and auditing costs.

The Partnership's share of loss from its investment in SIP was $6,489 for the three months ended March 31, 2000 compared to $567 for the same period 1999.


(c) LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2000, the Partnership is in a liquid position with cash of $12,365 and accrued and other liabilities of $4,251.

The Partnership's primary capital requirements are for the continued development and operation of the Sorrento I property. It is anticipated that these requirements will be funded from the operations of the Property and the Partnership's joint venture partner, Sierra Mira Mesa Partners (SMMP). As required, SMMP either advances or contributes cash to meet these requirements. SMMP has adequate resources to make the necessary advances during the foreseeable future.

Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investment is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Development Fund III


We have audited the accompanying consolidated balance sheets of Sierra Pacific Development Fund III, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Development Fund III as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying 1999 financial statements have been prepared assuming that the Partnership will continue as a going concern. As described in Note 1 to the financial statements, the Partnership's reduced operations, Partner's capital deficiency, and lack of funds to pay operating expenses raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998



                                                 December 31,       December 31,
                                                     1999               1998
                                                 ------------       ------------
ASSETS

Cash and cash equivalents                        $      3,722       $        935
                                                 ------------       ------------

Total Assets                                     $      3,722       $        935
                                                 ============       ============

LIABILITIES AND PARTNERS' EQUITY

Investment in unconsolidated
 joint venture (Notes 1 and 4)                   $    340,614       $    332,996
                                                 ------------       ------------

Total Liabilities                                     340,614            332,996
                                                 ------------       ------------

Minority interest in consolidated
 joint venture (Note 3)                                 7,516              4,981
                                                 ------------       ------------

Partners' equity (deficit) (Notes 1 and 5):
 General Partner                                     (344,408)          (337,042)
 Limited Partners:
 60,000 units authorized,
 36,521 issued and
 outstanding                                                0                  0
                                                 ------------       ------------

Total Partners' equity (deficit)                     (344,408)          (337,042)
                                                 ------------       ------------

Total Liabilities and Partners' equity           $      3,722       $        935
                                                 ============       ============

                             See Accompanying Notes

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997



                                                        1999              1998              1997
                                                    -----------       -----------       -----------
REVENUES:
 Rental income (Note 1)                             $         0       $         0       $   558,091
 Other income (Note 3)                                   15,139            93,656               633
                                                    -----------       -----------       -----------

                                Total revenues           15,139            93,656           558,724
                                                    -----------       -----------       -----------

EXPENSES:
Operating expenses:
 Depreciation and amortization                                0                 0           464,427
 Maintenance and repairs                                      0                 0           104,981
 Property taxes and insurance                                 0                 0            63,209
 Administrative fees (Note 2)                                 0                 0            75,180
 Utilities                                                    0                 0            58,037
 Legal and accounting                                    14,651            16,818            44,128
 Management fees (Note 2)                                     0                 0            40,248
 Salaries and payroll taxes                                   0                 0            35,565
 General and administrative                                 101            20,226            13,261
 Renting expenses                                             0                 0             3,535
 Other operating expenses                                     0                 0            49,533
                                                    -----------       -----------       -----------

                      Total operating expenses           14,752            37,044           952,104

Interest                                                      0                 0           299,404
                                                    -----------       -----------       -----------

                                Total expenses           14,752            37,044         1,251,508
                                                    -----------       -----------       -----------

INCOME (LOSS) BEFORE LOSS FROM
 PROPERTY DISPOSITION                                       387            56,612          (692,784)

LOSS FROM PROPERTY DISPOSITION (Note 3)                       0                 0          (967,764)
                                                    -----------       -----------       -----------

INCOME (LOSS) BEFORE PARTNERSHIP'S
 SHARE OF UNCONSOLIDATED JOINT
 VENTURE (LOSS) INCOME                                      387            56,612        (1,660,548)
                                                    -----------       -----------       -----------

PARTNERSHIP'S SHARE OF
 UNCONSOLIDATED JOINT VENTURE
 (LOSS) INCOME                                           (7,618)              787             7,906

(LOSS) INCOME BEFORE MINORITY
 INTEREST'S SHARE OF CONSOLIDATED
 JOINT VENTURE (INCOME) LOSS                             (7,231)           57,399        (1,652,642)
                                                    -----------       -----------       -----------

MINORITY INTEREST'S SHARE OF
 CONSOLDIATED JOINT VENTURE
 (INCOME) LOSS (Note 3)                                    (135)          (19,774)          781,288
                                                    -----------       -----------       -----------

NET (LOSS) INCOME                                   $    (7,366)      $    37,625       $  (871,354)
                                                    ===========       ===========       ===========

Net loss per limited partnership unit (Note 1)      $         0       $         0       $    (13.60)
                                                    ===========       ===========       ===========

                             See Accompanying Notes


                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                 CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
                                EQUITY (DEFICIT)
              For the Years Ended December 31, 1999, 1998 and 1997





                                                              Limited Partners                              Total
                                                        ---------------------------        General         Partners'
                                                         Per Unit          Total           Partner          Equity
                                                        ----------      -----------      -----------      ----------
Partners' equity - January 1, 1997                      $   13.60       $  496,687       $        0       $ 496,687
Net loss                                                   (13.60)        (496,687)        (374,667)       (871,354)
                                                        ----------      -----------      -----------      ----------

Partners' equity (deficit) - December 31, 1997                  0                0         (374,667)       (374,667)
Net income                                                      0                0           37,625          37,625
                                                        ----------      -----------      -----------      ----------

Partners' equity (deficit) - December 31, 1998                  0                0         (337,042)       (337,042)
Net loss                                                        0                0           (7,366)         (7,366)
                                                        ----------      -----------      -----------      ----------

Partners' equity (deficit) - December 31, 1999          $       0       $        0       $ (344,408)      $(344,408)
                                                        ==========      ===========      ===========      ==========

                             See Accompanying Notes

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                             1999           1998             1997
                                                         -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net (loss) income                                       $    (7,366)    $    37,625     $  (871,354)
 Adjustments to reconcile net (loss) income
  to cash provided by (used in) operating activities:
  Depreciation and amortization                                    0               0         464,427
  Loss from property disposition                                   0               0         967,764
  Partnership's share of unconsolidated
   joint venture loss (income)                                 7,618            (787)         (7,906)
  Minority interest's share of consolidated
   joint venture income (loss)                                   135          19,774        (781,288)
  Decrease in rent receivable                                      0               0          21,374
  Decrease (increase) in other receivables                         0           6,137          (4,876)
  Increase in other assets                                         0               0        (280,515)
  Increase (decrease) in accrued and other liabilities             0          (4,660)        (15,891)
                                                         -----------     -----------     -----------

 Net cash provided by (used in) operating activities             387          58,089        (508,265)
                                                         -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Payments for property additions                                   0               0        (394,584)
 Net cash proceeds from property disposition                       0               0       2,140,598
                                                         -----------     -----------     -----------

 Net cash provided by investing activities                         0               0       1,746,014
                                                         -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Contributions from minority investor                         16,400          36,900       1,193,141
 Distributions to minority investor                          (14,000)       (108,656)     (2,152,098)
 Repayment of loan to affiliate                                    0               0           4,770
 Funding of note payable secured by property                       0               0       3,050,000
 Principal payments on notes payable                               0               0      (3,416,399)
                                                         -----------     -----------     -----------

 Net cash provided by (used in) financing activities           2,400         (71,756)     (1,320,586)
                                                         -----------     -----------     -----------

NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS                                     2,787         (13,667)        (82,837)

CASH AND CASH EQUIVALENTS - Beginning of year                    935          14,602          97,439
                                                         -----------     -----------     -----------


CASH AND CASH EQUIVALENTS - End of year                  $     3,722     $       935     $    14,602
                                                         ===========     ===========     ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid during the year for interest                  $         0     $         0     $   324,853
                                                         ===========     ===========     ===========

                       SIERRA PACIFIC DEVELOPMENT FUND III
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Development Fund III (the "Partnership") was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

In February 1985, the Partnership acquired land in San Diego, California as the first step in the development of Sierra Sorrento I. This 43,100 square foot industrial/warehouse project was completed in February 1986. In October 1986, the Partnership acquired land in Anaheim, California for the development of Sierra Vista. This property, a 102,855 square foot industrial/office project, was completed in April 1988.

In April 1993, the Partnership created a California general partnership (Sorrento I Partners) with Sierra Mira Mesa Partners ("SMMP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Sorrento I property. In February 1994, the Partnership formed a California general partnership with SMMP known as Sierra Vista Partners ("SVP") to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Vista property. The Partnership contributed the properties and SMMP contributed cash to these newly formed partnerships. SMMP has made additional contributions each year to these partnerships since inception.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received net cash proceeds of $2,140,598 from the sale. In accordance with the SVP joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,204 to the Partnership through the sale date.


Going Concern Considerations

The Partnership has no operating assets and its only remaining real estate investment is 11.88% interest in Sorrento I Partners ("SIP"). The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management anticipates the operations of the Partnership will not require significant amounts of cash in the future and any cash requirements of SIP will be funded by SMMP. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.


The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and Sierra Vista Partners, a majority owned joint venture as of December 31, 1999 (see Note 3). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents. The fair value of the cash and cash equivalents approximate the carrying value due to their short term nature.



Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the partnership's share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Rental Income

Rental income is recognized on a straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standard No. 13, "Accounting for Leases."

Calculation of Equity (Deficit) and Net Income (Loss) Per Limited Partnership
Unit

Equity (deficit) and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by 36,521, the number of limited partnership units outstanding for all periods.



Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.


2. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income collected from the properties. Management fees paid to affiliates for the year ended December 31, 1997 was $40,248. No such costs were incurred in 1999 or 1998.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $75,530 for such services for the year ended December 31, 1997. No such costs were incurred in 1999 or 1998. Additionally, the Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the year ended December 31, 1997 the affiliate received $64,904 for tenant improvements supervisory costs. No such costs were incurred in 1999 or 1998.

In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate of the General Partner is paid initial leasing costs. For the year ended December 31, 1997 these fees amounted to $76,984 and were recorded as deferred leasing costs. No such costs were incurred in 1999 or 1998.

In consideration for services rendered with respect to obtaining new financing, an affiliate of the General Partner is paid broker fees. For the year ended December 31, 1997, these fees amounted to $61,000 and were recorded as deferred loan costs. These fees were written off with the sale of the Sierra Vista property in 1997. No such fees were incurred in 1999 or 1998.


3. INCOME-PRODUCING PROPERTIES

On April 1, 1993, the Sierra Sorrento I property was transferred to a joint venture called Sorrento I Partners (Note 4). The historical cost basis of the property and related assets at the date of transfer was $2,662,877 and the outstanding balance of the related debt was $2,986,024 with accrued interest of $22,824.

On February 1, 1994, the Partnership formed a joint venture with Sierra Mira Mesa Partners ("SMMP"), an affiliate. The joint venture, known as Sierra Vista Partners ("SVP"), was formed as a California general partnership to develop and operate the Sierra Vista property. The Partnership had an 81.5% equity interest with its contribution of Sierra Vista. Such interest was computed based upon the estimated fair value of SVP's net assets at the date of formation of the joint venture. SMMP was allocated an 18.5% initial equity interest in SVP in exchange for its $600,000 cash contribution ($2,355,161, net, through December 31, 1996). SMMP made additional cash contributions amounting to $1,193,141, $36,900, and $16,400 and received distributions amounting to $2,152,098, $108,656 and $14,000 during 1997, 1998 and 1999, respectively. The percentage interests of the Partnership and SMMP are to be adjusted every January 1st during the term of SVP, beginning January 1, 1995. Accordingly, as of January 1, 1997, 1998 and 1999, the Partnership's interest in SVP was changed to 52.95%, 65.49% and 66.68%, respectively, and SMMP's interest was changed to 47.05%, 34.51%, and 33.32% respectively. On January 1, 2000, the Partnership's interest in SVP will be decreased to 66.64% and SMMP's interest will be increased to 33.36%.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received net cash proceeds of $2,140,598 from the sale for its 52.95% interest in this property and the purchaser assumed the Partnership's $3,044,397 debt on the property. The Partnership also incurred additional selling costs and credited security deposits and prorata rents for October 1997 to the buyer. In accordance with the SVP joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available "Distributable Funds" from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,204 to the Partnership through the sale date. In 1998, the Partnership received a cash payment of $94,000, recorded as other income, related to an adjustment to the refinancing of the debt on the Sierra Vista property that took place prior to the sale of the property in 1997. Other income of $15,000 was recorded in 1999 principally as a result of refunds associated with prior year operations.


4. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sorrento I Partners ("SIP") was formed on April 1, 1993 between the Partnership and SMMP, an affiliate, to develop and operate the real property known as Sorrento I, an industrial building located in San Diego, California. One tenant began leasing the entire 43,100 rentable square feet of Sorrento I in 1996. Rental income of $23,636 per month is recognized under this lease, which expires in April 2003.

At December 31, 1999, the Partnership has an 11.88% equity interest with its contribution of Sorrento I and the related debt; SMMP has an 88.12% equity interest with its $2,326,477 net cash contributions through 1998. In accordance with the SIP joint venture agreement, proceeds shall first be distributed to SMMP as a return of capital in proportion to its aggregate unreturned contributed capital and then to the Partnership in proportion to its aggregate unreturned contributed capital. Any remaining proceeds shall first be distributed pro rata in proportion to the partners' positive balances in their capital accounts and then in accordance with their percentage interest.

SIP had a non-recourse bank note payable with an original principal balance of $3,000,000 collateralized by real and personal property that included a discounted payoff option of $1,500,000. CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the note and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, SIP made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest, inclusive until maturity in March 2015.

In August 1999, the CGS note, with an outstanding balance of $607,693, was repaid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054.


Reference is made to the audited financial statements of Sorrento I Partners included herein.

5. PARTNERS' EQUITY (DEFICIT)

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations had been allocated to the General Partner through December 31, 1996. During 1997, the General Partner was allocated losses to the extent they were in excess of the Limited Partners' capital balances since the Limited Partners cannot be allocated losses in excess of their balances. As such, the profit recognized in 1998 and the loss recognized in 1999 was allocated to the General Partner.

Upon any sale, refinancing or other dispositions of the Partnership's real properties, allocations and distributions will be made to the Limited Partners until they have received distributions from the sale or financing proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be allocated 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions from all sources equal to the sum of their respective priority distributions (an amount equal to 15% per annum cumulative on each Limited Partner's unreturned capital).

However, after the Limited Partners have received distributions of sale or financing proceeds equal to their unreturned capital plus distributions from all sources equal to a cumulative but not compounded return of 6% per annum on their unreturned capital, the General Partner may be entitled to special distributions not to exceed 3% of the gross sales prices of properties sold by the Partnership. Thereafter, the General Partners will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described in the preceding sentence, will equal 20% of the total net sale or financing proceeds available for distribution to the Partners. Any remaining sale or financing proceeds will be distributed to the Limited Partners.

The proceeds from the sale of the Sierra Vista property were required to be distributed to SMMP under the provisions of the joint venture agreement with SMMP and thus were not allocated in accordance with the provisions described above.

                               SORRENTO I PARTNERS
                       (A CALIFORNIA GENERAL PARTNERSHIP)


  BALANCE SHEETS AS OF DECEMBER 31, 1999 AND 1998 AND STATEMENTS OF OPERATIONS,
    CHANGES IN GENERAL PARTNERS' EQUITY (DEFICIT) AND CASH FLOWS FOR EACH OF
      THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1999 AND INDEPENDENT
                                AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sorrento I Partners


We have audited the accompanying balance sheets of Sorrento I Partners, a California general partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related statements of operations, changes in general partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sorrento I Partners as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                               SORRENTO I PARTNERS
                       (A California General Partnership)
                                 BALANCE SHEETS
                           December 31, 1999 and 1998

                                                  December 31,     December 31,
                                                     1999             1998
                                                  -----------      -----------
ASSETS

Cash and cash equivalents                         $  249,534       $    1,765
Receivables:
 Unbilled rent (Notes 1 and 4)                        50,533           45,345
 Other                                                     0           14,572
Due from affiliates (Note 3)                               0            4,770
Income-producing property - net of accumulated
 depreciation of $741,797 in 1999 and
 $639,739 in 1998 (Notes 1, 4 and 5)               2,240,981        2,337,761
Other assets (Notes 1 and 2)                         154,108          112,191
                                                  ----------       ----------

Total Assets                                      $2,695,156       $2,516,404
                                                  ==========       ==========

LIABILITIES AND GENERAL PARTNERS' EQUITY

Accounts payable                                  $   13,690       $   20,537
Notes payable (Note 5)                             1,635,054          616,223
                                                  ----------       ----------

Total Liabilities                                  1,648,744          636,760
                                                  ----------       ----------

General Partners' equity (Notes 1 and 6)           1,046,412        1,879,644
                                                  ----------       ----------

Total Liabilities and General Partners' equity    $2,695,156       $2,516,404
                                                  ==========       ==========

                            See Accompanying Notes 27
                               SORRENTO I PARTNERS
                       (A California General Partnership)
                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                 1999          1998         1997
                                              ---------      --------     --------
Revenues:
 Rental income (Note 1)                       $ 283,985      $282,322     $283,635
 Other income                                         0             0        9,404
                                              ---------      --------     --------

              Total revenues                    283,985       282,322      293,039
                                              ---------      --------     --------

Expenses:
 Operating expenses:
 Depreciation and amortization                  130,639       127,662      127,662
 Property taxes and insurance                     6,639         7,762        2,847
 Administrative fees (Note 3)                    45,025        38,922       34,860
 Maintenance and repairs                             42           395           49
 Management fees (Note 3)                        16,707        17,189       15,762
 Legal and accounting                            15,809        17,650       22,803
 General and administrative                       9,947         7,413        5,677
 Bad debt expense                                 4,770             0            0
 Other operating expenses                        29,884         5,574        1,894
                                              ---------      --------     --------

                 Total operating expenses       259,462       222,567      211,554

 Interest                                        88,648        57,926       63,123
                                              ---------      --------     --------

              Total expenses                    348,110       280,493      274,677
                                              ---------      --------     --------

NET (LOSS) INCOME                             $ (64,125)     $  1,829     $ 18,362
                                              =========      ========     ========

                            See Accompanying Notes 28
                               SORRENTO I PARTNERS
                       (A California General Partnership)
                STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY
         (DEFICIT) For the Years Ended December 31, 1999, 1998 and 1997

                                                                             General Partners
                                                           ----------------------------------------------------
                                                           Sierra Pacific        Sierra
                                                             Development       Mira Mesa
                                                              Fund III          Partners              Total
                                                           --------------     -------------      -------------
General Partners' equity (deficit) - January 1, 1997       $    (341,689)     $   2,333,942      $   1,992,253
Net income                                                         7,906             10,456             18,362
Contributions                                                          0            141,000            141,000
Distributions                                                          0           (164,300)          (164,300)
                                                           -------------      -------------      -------------

General Partners' equity (deficit) - December 31, 1997          (333,783)         2,321,098          1,987,315
Net income                                                           787              1,042              1,829
Contributions                                                          0              8,500              8,500
Distributions                                                          0           (118,000)          (118,000)
                                                           -------------      -------------      -------------

General Partners' equity (deficit) - December 31, 1998          (332,996)         2,212,640          1,879,644
Net loss                                                          (7,618)           (56,507)           (64,125)
Contributions                                                          0             65,313             65,313
Distributions                                                          0           (834,420)          (834,420)
                                                           -------------      -------------      -------------

General Partners' equity (deficit) - December 31, 1999     $    (340,614)     $   1,387,026      $   1,046,412
                                                           =============      =============      =============

                            See Accompanying Notes 29
                               SORRENTO I PARTNERS
                       (A California General Partnership)
                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                     1999             1998             1997
                                                 -----------      -----------      -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net (loss) income                               $   (64,125)     $     1,829      $    18,362
 Adjustments to reconcile net (loss) income
 to cash provided by operating activities:
 Depreciation and amortization                       130,639          127,662          127,662
 Bad debt expense                                      4,770                0                0
 Increase in rent receivable                          (5,188)         (10,439)         (20,944)
 Decrease (increase) in other receivables             14,572             (271)            (139)
 (Increase) decrease in other assets                 (70,498)               0            8,114
 (Decrease) increase in accrued and other
 liabilities                                          (6,847)           4,413           (8,269)
                                                 -----------      -----------      -----------
 Net cash provided by operating activities             3,323          123,194          124,786
                                                 -----------      -----------      -----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Payments for property additions                      (5,278)               0                0
                                                 -----------      -----------      -----------
 Net cash used in investing activities                (5,278)               0                0
                                                 -----------      -----------      -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Contributions by the General Partners                65,313            8,500          141,000
 Distributions to the General Partners              (834,420)        (118,000)        (164,300)
 Funding of note payable secured by property       1,637,500                0                0
 Principal payments on notes payable                (618,669)         (15,604)        (118,173)
                                                 -----------      -----------      -----------
 Net cash provided by (used in) financing
 activities                                          249,724         (125,104)        (141,473)
                                                 -----------      -----------      -----------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                247,769           (1,910)         (16,687)
                                                 -----------      -----------      -----------

CASH AND CASH EQUIVALENTS - Beginning
 of period                                             1,765            3,675           20,362
                                                 -----------      -----------      -----------

CASH AND CASH EQUIVALENTS - End of
 period                                          $   249,534      $     1,765      $     3,675
                                                 -----------      -----------      -----------

SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Cash paid during the period for interest        $    76,328      $    57,926      $    68,961
                                                 ===========      ===========      ===========

SORRENTO I PARTNERS
                       (A California General Partnership)

                          NOTES TO FINANCIAL STATEMENTS




1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sorrento I Partners ("SIP") was formed as a California general partnership on April 1, 1993 between Sierra Mira Mesa Partners ("SMMP") and Sierra Pacific Development Fund III ("SPDFIII") to develop and operate the real property known as Sorrento I, an industrial building, located in San Diego, California. The property contains 43,100 square feet and is located adjacent to Sierra Mira Mesa office building, which is owned and operated by Sierra Mira Mesa Partners. In 1993, SMMP contributed cash of $383,836 ($2,459,277, net through December 31,
1996) for a 55.03% interest in SIP and SPDFIII contributed the property and all associated encumbrances for a 44.97% interest. During 1997, 1998 and 1999, SMMP contributed an additional $141,000, $8,500 and $65,313 and received distributions amounting to $164,300, $118,000 and 834,420 respectively. The partnership agreement calls for a recalculation of the percentage ownership interest each year on January 1st to account for the Partner's aggregate capital contributions and distributions since inception through the prior year. Accordingly, as of January 1, 1997, 1998 and 1999 SPDFIII's interest in SIP was changed to 11.31%, 11.41% and 11.88%, respectively. On January 1, 2000, SPDFIII's interest will be increased to 16.76% and SMMP's interest will be reduced to 83.24% to reflect the 1999 contributions and distributions.

S-P Properties, Inc. is the General Partner of SPDFIII and of SMMP's general partners, Sierra Pacific Development Fund II and Sierra Pacific Pension Investors '84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

Basis of Financial Statements

SIP maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, SIP prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.


FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of SIP at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the note payable approximates the carrying value based on market rates at December 31, 1999. The fair value of the amounts due from affiliates are not fair valued due to the related party nature of this receivable.



Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from seven to thirty years. Tenant improvements incurred at the initial leasing of the property are depreciated over the lessor of ten years or the life of the lease and tenant improvements incurred at the re-leasing of the property are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

SIP regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, SIP shall recognize an impairment loss in accordance with the Statement. No such impairments have been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. SIP may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.


OTHER ASSETS

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; an (b) billed rent - rent due but not yet received.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998 is as follows:

                                                              1999        1998
                                                            --------    --------
Other assets:
 Deferred loan costs, net of accumulated
 amortization of $2,007 in 1999 and $128 in 1998            $ 46,550    $    890
 Deferred leasing costs, net of accumulated
 amortization of $93,876 in 1999 and $68,191 in 1998          85,616     111,301
 Prepaid expenses                                                560           0
 Tax impounds                                                  2,675           0
 Reserves                                                     18,707           0
                                                            --------    --------
                                                            $154,108    $112,191
                                                            ========    ========



3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income (as defined in the partnership agreement) collected from the property. Management fees paid to affiliates for the years ended December 31, 1999, 1998, and 1997 were $16,707, $17,189, and $15,762, respectively.

SIP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SIP such as accounting, data processing and similar services. The affiliate was reimbursed $45,025, $38,922, and $34,860, respectively, for such services for the years ended December 31, 1999, 1998 and 1997.

During 1996, SIP made a non-interest bearing advance to an affiliate in the amount of $4,770. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 5 for note payable transactions with related parties.


4. INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the property are as follows:

                                                    1999                1998
                                                -----------         -----------
Land                                            $ 1,305,518         $ 1,305,518
Building and improvements                         1,677,260           1,671,982
                                                -----------         -----------

             Total                                2,982,778           2,977,500

Accumulated depreciation                           (741,797)           (639,739)
                                                -----------         -----------

             Net                                $ 2,240,981         $ 2,337,761
                                                ===========         ===========



Future minimum base rental income to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

Year Ending                     Straight-line              Cash
December 31,                        Basis                  Basis
------------                    -------------           -----------
  2000                          $     283,635           $   289,584
  2001                                283,635               295,152
  2002                                283,635               306,960
  2003                                 94,546               104,288
                                -------------           -----------

  Total                         $     945,451           $   995,984
                                =============           ===========


SIP relied on one tenant for 100% of rental income for 1999, 1998 and 1997, respectively. The lease agreement requires the tenant to pay expenses such as utilities, insurance and property taxes related to the property. The principal business of the tenant is research and development in the communications sector.


5.       NOTES PAYABLE

SIP had a non-recourse bank note payable with an original principal balance of $3,000,000 collateralized by real and personal property that included a discounted payoff option of $1,500,000.


CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the note and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, SIP made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS (the "CGS Agreement"). The CGS Agreement, collaterized by real and personal property, called for monthly interest payments through December 1996 and monthly principal and interest payments thereafter until maturity on May 31, 2016. The interest rate was fixed at 9.34% per annum for the first year of the note and thereafter converted to the one-year Treasury rate plus 375 basis points. A pre-payment in the amount of $105,000 was paid in April 1997.



A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest inclusive, until maturity in March 2015.


In August 1999, the CGS note with an outstanding balance of $607,693 was repaid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999.


Annual maturities on the Finova loan as of December 31, 1999 are: $11,993 in 2000; $13,085 in 2001; $14,277 in 2002; $15,578 in 2003; $16,997 in 2004; and
$1,563,124 thereafter.


6.       GENERAL PARTNERS' EQUITY (DEFICIT)

In accordance with the partnership agreement, accrual basis losses resulting from operations of the partnership are first allocated to the General Partners in proportion to the relative amounts of net cumulative partnership profits until such allocated losses equal the previously allocated net cumulative partnership profits. Then, losses are allocated in proportion to the Partners' percentage interests as computed January 1st of the year in which the loss occurred.

Likewise, accrual basis profits resulting from operations of the partnership are first allocated to the General Partners in proportion to the relative amounts of net cumulative partnership losses until such allocation of profits equals the previously allocated net cumulative partnership losses. Then, profits are allocated in proportion to the distributions made to the Partners during the year.

Upon dissolution of the partnership, any proceeds should be distributed first to Sierra Mira Mesa as a return of capital in proportion to its aggregate unreturned capital contributed and then to Sierra Pacific Development Fund III in proportion to its aggregate unreturned capital contributed. Any remaining proceeds shall be first distributed pro rata in proportion to the Partners' positive balances in their capital accounts and then in accordance with their percentage interest in the year of dissolution.

F.       UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED MARCH 31, 2000 AND 1999



                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                      March 31, 2000 and December 31, 1999


                                              March 31, 2000
                                               (Unaudited)             December 31, 1999
                                              --------------           -----------------
ASSETS

Cash and cash equivalents                      $    12,365               $     3,722
                                               -----------               -----------

Total Assets                                   $    12,365               $     3,722
                                               ===========               ===========


LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities                  $     4,251               $         0

Investment in unconsolidated
 joint venture                                     347,103                   340,614
                                               -----------               -----------

Total Liabilities                                  351,354                   340,614
                                               -----------               -----------

Minority interest in consolidated
 joint venture                                      21,014                     7,516
                                               -----------               -----------

Partners' equity (deficit):
 General Partner                                  (360,003)                 (344,408)
 Limited Partners:
 60,000 units authorized,
 36,521 issued and outstanding                           0                         0
                                               -----------               -----------

Total Partners' equity (deficit)                  (360,003)                 (344,408)
                                               -----------               -----------

Total Liabilities and Partners' equity         $    12,365               $     3,722
                                               ===========               ===========

                            See Accompanying Notes 4
                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Three Months Ended March 31, 2000 and 1999


                                                     2000             1999
                                                  (Unaudited)      (Unaudited)
                                                  ----------       ----------
REVENUES:
 Other income                                     $        0       $   11,907
                                                  ----------       ----------

 Total revenues                                            0           11,907
                                                  ----------       ----------

EXPENSES:
 Operating expenses                                   13,665           13,797
                                                  ----------       ----------

 Total costs and expenses                             13,665           13,797
                                                  ----------       ----------

LOSS BEFORE PARTNERSHIP'S SHARE OF
 UNCONSOLIDATED JOINT VENTURE LOSS                   (13,665)          (1,890)
                                                  ----------       ----------

PARTNERSHIP'S SHARE OF UNCONSOLIDATED
 JOINT VENTURE LOSS                                   (6,489)            (567)
                                                  ----------       ----------

LOSS BEFORE MINORITY INTEREST'S SHARE
 OF CONSOLIDATED JOINT VENTURE LOSS                  (20,154)          (2,457)
                                                  ----------       ----------

MINORITY INTEREST'S SHARE OF
 CONSOLIDATED JOINT VENTURE LOSS                       4,559              630
                                                  ----------       ----------

NET LOSS                                          $  (15,595)      $   (1,827)
                                                  ==========       ==========

Net loss per limited partnership unit             $        0       $        0
                                                  ==========       ==========

                            See Accompanying Notes 5
                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A Limited Partnership)
                CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS'
                                EQUITY (DEFICIT)
                               For the Year Ended
                       December 31, 1999 and for the Three
                           Months Ended March 31, 2000


                                                              Limited Partners                              Total
                                                        ---------------------------        General         Partners'
                                                         Per Unit          Total           Partner          Equity
                                                        ----------      -----------      -----------      ----------
Partners' equity (deficit) - January 1, 2000                                               (344,408)        (344,408)
(audited)                                                        0                0
Net loss                                                         0                0         (15,595)         (15,595)
                                                        ----------      -----------      -----------      ----------

Partners' equity (deficit) - March 31, 2000
(unaudited)                                             $        0      $         0      $ (360,003)      $ (360,003)
                                                        ==========      ===========      ==========       ==========

                            See Accompanying Notes 6
                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 2000 and 1999

                                                         2000          1999
                                                      (Unaudited)   (Unaudited)
                                                      ----------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                             $  (15,595)   $   (1,827)

 Adjustments to reconcile net loss to cash (used in)
 provided by operating activities:
 Partnership's share of unconsolidated joint
 venture loss                                              6,489           567
 Minority interest's share of consolidated joint
 venture loss                                             (4,559)         (630)
 Increase in accrued and other liabilities                 4,251        10,905
                                                      ----------    ----------
 Net cash (used in) provided by operating activities      (9,414)        9,015
                                                      ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Loan to affiliate                                             0        (9,600)
 Contributions from minority investor                     20,000             0
 Distributions to minority investor                       (1,943)            0
                                                      ----------    ----------

 Net cash provided by (used in) financing activities      18,057        (9,600)
                                                      ----------    ----------

NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                      8,643          (585)

CASH AND CASH EQUIVALENTS
 Beginning of period                                       3,722           935
                                                      ----------    ----------

CASH AND CASH EQUIVALENTS
 End of period                                        $   12,365    $      350
                                                      ==========    ==========

                       SIERRA PACIFIC DEVELOPMENT FUND III
                             (A Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1. ORGANIZATION

In April 1993, Sierra Pacific Development Fund III (the Partnership) created a general partnership (Sorrento I Partners (SIP)) with Sierra Mira Mesa Partners
(SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Sorrento I property (the Property). In February 1994, the Partnership formed a joint venture with SMMP known as Sierra Vista Partners to facilitate cash contributions by SMMP for the continued development and operation of the Sierra Vista property.

The Partnership Agreements of SIP and Sierra Vista Partners (the Agreements) were amended effective January 1, 1995 to consider both contributions and distributions when calculating each partners' percentage interest at January 1 of each year as called for by the Agreements. Accordingly, on January 1, 2000, the Partnership's interest in SIP was increased from 11.88% to 16.76% and the Partnership's interest in Sierra Vista Partners was decreased from 66.68% to 66.64% to reflect 1999 contributions and distributions.

In October 1997, the Sierra Vista property was sold for $5,630,000. The Partnership received cash proceeds of $2,141,000 from the sale and the purchaser assumed the Partnership's debt on the property. In accordance with the joint venture agreement, these proceeds were distributed to SMMP. Under the terms of the agreement, SMMP receives preferential cash distributions of available Distributable Funds (as defined) from the sale of the property to the extent of its capital contributions. SMMP had made net contributions of $3,335,000 to the Partnership through the sale date.

The Partnership's remaining real estate investment is a 16.76% minority interest in SIP. Because the Partnership owns less than 50% of this entity, it records its interest in SIP as an investment in an unconsolidated joint venture using the equity method of accounting.

Certain factors raise substantial doubt about the Partnership's ability to continue as a going concern. As shown in the financial statements, the Partnership has no operating assets and its only remaining real estate investment is its minority interest in SIP. The other partner in SIP, SMMP, will receive preferential distributions from SIP until its contributed capital is returned. The Partnership does not anticipate receiving any cash distributions from SIP in the near future. Management believes the Partnership will be able to obtain any cash needed to fund future overhead expenditures from related parties until such time as the Partnership engages in new activities or a decision is made to liquidate the Partnership.


2. BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and Sierra Vista Partners, a majority owned joint venture at March 31, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at March 31, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

3. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

SIP was formed on April 1, 1993 between the Partnership and SMMP, an affiliate, to develop and operate the Property, an industrial building located in San Diego, California. At March 31, 2000, the Partnership has a 16.76% equity interest in the Property. This investment is accounted for using the equity method.

Summarized income statement information for SIP for the three months ended March 31, 2000 and 1999 follows:

                                                  March 31
                                           -----------------------
                                             2000           1999
                                           -----------------------
                Rental income              $ 70,909       $ 70,909
                Total revenue                70,909         70,909
                Operating expenses           40,255         29,841
                Net loss                     38,718          4,773


4. PARTNERS' EQUITY (DEFICIT)

Equity and net loss per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net loss by the number of limited partnership units outstanding, 36,521.

E. Financial Statement Schedules


INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Partners of
Sierra Pacific Development Fund III


We have audited the consolidated financial statements of Sierra Pacific Development Fund III, a California limited partnership, (the "Partnership"), as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and report are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedule of Sierra Pacific Development Fund III, listed in Item E of the Table of Contents. The financial statement schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                                   SCHEDULE II
                       SIERRA PACIFIC DEVELOPMENT FUND III
          VALUATION AND QUALIFYING ACCOUNTS AND RESERVES For the Years
                     Ended December 31, 1999, 1998, and 1997


                                                                    Income -
                                                                    Producing
                                                                    Properties
                                                                   ------------
Allowance for loss - January 1, 1997                               $ 1,600,000

 Reduction due to sale of property (1)                              (1,600,000)
                                                                   ------------

Allowance for loss - December 31, 1997                                       0

 Provision charged to costs and expenses                                     0
                                                                   ------------

Allowance for loss - December 31, 1998                                       0

 Provision charged to costs and expenses                                     0
                                                                   ------------

Allowance for loss - December 31, 1999                             $         0
                                                                   ============

(1) See Notes 1 and 3 to the consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit.

                      SIERRA PACIFIC PENSION INVESTORS '84
                            HISTORICAL FINANCIAL DATA

                      Sierra Pacific Pension Investors '84

                                Table of Contents

A.       Selected Historical Financial Data

B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.

C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended March 31, 2000 and 1999.

D.       Audited Financial Statements - December 31, 1999, 1998 and 1997


E. Sierra Mira Mesa Partners and Subsidiary Audited Financial Statements - December 31, 1999, 1998 and 1997



F.       Financial Statement Schedules

         1.       Schedule II - Valuation and qualifying accounts and reserves
         2.       Schedule III - Real estate and accumulated depreciation



G.       Unaudited Financial Statements - Quarters Ended March 31, 2000 and 1999

A.  SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC PENSION INVESTORS '84

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                                              QUARTER ENDED
                                                                    YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                                    -----------------------                      ---------
                                             1995         1996        1997         1998         1999         1999         2000
                                             ----         ----        ----         ----         ----         ----         ----
OPERATING DATA:

REVENUES:

Rental and reimbursement income .....       $ 437        $ 476       $ 473        $ 504        $ 623        $ 144        $ 148

Interest and other income ...........         277          193         198          222          187           61           40
                                            -----        -----       -----        -----        -----        -----        -----
Total revenues ......................         714          669         671          726          810          205          188
                                            =====        =====       =====        =====        =====        =====        =====

EXPENSES:

Property operating ..................         267          237         214          218          295          122          128

Management and advisory fees ........          27           28          36           33           36           --           --

Real estate and other taxes .........         111          125         122          139          142           --           --

Depreciation and amortization .......         306          237         236          259          249           68           36

Interest expense ....................          --           --         115          148          137           35           33
                                            -----        -----       -----        -----        -----        -----        -----

Total expenses ......................         711          627         723          797          859          225          197
                                            =====        =====       =====        =====        =====        =====        =====

                                                                                                            QUARTER ENDED
                                                         YEAR ENDED DECEMBER 31,                               MARCH 31,
                                           ------------------------------------------------------          ------------------
                                            1995        1996        1997         1998         1999         1999          2000
                                           -----        ----        ----         ----         ----         ----          ----
Net income (loss) before gain on sale
of property and equity in earnings
(losses) of non-consolidated
partnerships ........................           3           42         (52)         (71)         (49)         (20)          (8)

Gain on sale of property ............         151           --          --           --           83           --           --

Equity in earnings (losses) of non
consolidated partnerships ...........        (296)         156        (507)         196          323           58          127
                                            -----        -----       -----        -----        -----        -----        -----

Net income (loss) ...................       $(142)       $ 198       $(559)       $ 125        $ 357        $  38        $ 119
                                            =====        =====       =====        =====        =====        =====        =====

                                                                       DECEMBER 31,                             MARCH 31,
                                                                       ------------                             ---------
                                                   1995        1996        1997        1998       1999       1999       2000
                                                   ----        ----        ----        ----       ----       ----       ----
OTHER DATA:

Weighted average number of units outstanding      77,000      77,000      77,000      77,000     77,000     77,000     77,000

Income (loss) per unit                             (1.84)       2.57       (7.26)       1.62       4.64       0.50       1.52

Ratio of earnings to fixed charges (1)                --          --          --        1.84       3.61       2.09       4.61

Deficiency of earnings to cover fixed
charges (2)                                          142          --         559          --         --         --         --

Cash distributions                                  (200)       (200)        (50)         --         --         --         --

Cash distributions per unit                         2.60        2.60        0.65          --         --         --         --

Total properties owned at end of period (3)            1           1           1           1          1          1          1

Book value per limited partnership unit              122         122         114         116        121                   125

Per unit value assigned for the consolidation                                                                             236

                                                                       DECEMBER 31,                                 MARCH 31,
                                                                       ------------                                 ---------
                                                 1995         1996         1997         1998         1999        1999       2000
                                                 ----         ----         ----         ----         ----        ----       ----
BALANCE SHEET DATA:

Cash and cash equivalents                      $    255     $     42     $     27     $     10     $     32               $     22

Real estate held for investment, net              1,524        1,429        1,373        1,212        1,174                  1,153

Mortgages/notes receivable, net                   1,698        1,698        2,005        2,228        1,459                  1,459

Accounts receivable, net                            115          251           50           43           47                     96

Investment in/due from partnerships               5,772        5,974        6,768        6,791        7,304                  7,357

Other assets                                        133          116          252          274          792                    851

Total assets, at book value                       9,497        9,510       10,475       10,558       10,808                 10,938

Total assets, at valued assigned for the
consolidation                                                                                                               26,889

Total liabilities                                    80           96        1,670        1,628        1,521                  1,532

General partners deficit                             --           --           --           --           --                   (185)

Limited partners equity                           9,417        9,414        8,805        8,930        9,287                  9,591

CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
net                                                 (88)        (213)         (15)         (17)          21       (3)          (10)

Cash provided by (used in) operating
activities                                           86          133          (97)         (67)         497       12           (64)


1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.
2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

3) Sierra Pacific Pension Investors '84, in addition to owning one building, owns a 66.99% interest in Sierra Mira Mesa Partners (SMMP), which owns Sierra Mira Mesa, an office building in San Diego, California. Through its ownership interest in SMMP, the Partnership also has an indirect 59.03% interest in an industrial property known as Sorrento I in San Diego, California

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations include certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.


Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owns Sierra Valencia, an industrial office building in Tucson, Arizona. The Partnership also owns a 66.99% interest in Sierra Mira Mesa Partners ("SMMP"). SMMP owns an office building - Sierra Mira Mesa in San Diego, California.


Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased by $119,000, or 24%, principally due to higher rental rates and common area maintenance charges. One tenant, whose lease accounted for 19,255 square feet, vacated in 1998. This space was re-leased to two new tenants at higher rental rates. The weighted-average effective rent per square foot, on an accrual basis, increased from $6.99 at December 31, 1998 to $7.19 at December 31, 1999. The Property was 86% occupied at December 31, 1999.

Total operating expenses increased by $73,000, or 11%, when compared to the prior year. This increase was partially attributable to the write-off of a loan made to an affiliate in 1996. The loan was deemed uncollectible and subsequently written-off to bad debt expense in 1999. In addition, higher administrative costs incurred in 1999 attributed to the increase in total operating expenses. This increase was partially offset by a decrease in depreciation and amortization expenses associated with the write-off of fully depreciated building and tenant improvements.

In 1999, the Partnership received a principal pay-down of $943,000 on its note receivable from affiliate and recognized $83,000 of its deferred gain associated with the note.

The Partnership's share of income from investment in SMMP increased by $127,000, primarily due to improved operations of SMMP's rental properties and its joint ventures.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income increased by $31,000, or 6%, principally due to an increase in rental rates. The weighted-average effective rent per square foot, on an accrual basis, increased from $6.07 at December 31, 1997 to $6.99 at December 31, 1998. One tenant, whose lease accounted for 19,255 square feet, vacated in 1998.

This space was re-leased to two new tenants at higher rental rates. Occupancy at December 31, 1998 and 1997 remained constant at 99%.

Total operating expenses increased by $41,000, or 7%, when compared to the prior year. Depreciation and amortization expenses increased primarily due to additional tenant improvements and lease costs associated with the new tenants at the Property. Further, higher property taxes were attributable to an increase in the assessed value of the Property.

The Partnership recognized interest expense in the amount of $148,000 for the year in comparison to $115,000 in the prior year. This increase was the result of a full year of interest expense on two loan agreements entered into in 1997.

The Partnership's share of income from investment in SMMP was $196,000 in 1998, which includes a $76,000 adjustment to account for the Partnership's share of an overstatement of SMMP's unconsolidated joint venture loss in the prior year. In 1997, the Partnership recorded a $507,000 loss from investment in SMMP. The loss generated by SMMP in 1997 was primarily the result of its share of loss from its joint venture partner, Sierra Vista Partners ("SVP"). SVP sold the Sierra Vista property in October 1997 and recorded a $968,000 loss from property disposition.

Liquidity and Capital Resources:

In 1997, the Partnership entered into two loan agreements totaling $1,604,000. The loans are secured by the Sierra Valencia property. The proceeds of these loans were primarily used to satisfy the liquidity requirements of SMMP. The Property was previously unencumbered.

Excluding collections of the note receivable, the Partnership used cash of $355,000 in its operating activities and paid $157,000 for property additions and lease commissions in 1999. The Partnership is in an illiquid position at December 31, 1999 with cash and billed rents of $34,000 and current liabilities of $102,000. The Partnership anticipates cash required to meet debt obligations, operating expenses and costs for construction of new tenant space will be funded from the operations of the Property and distributions from SMMP.


Inflation:


The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.


YEAR 2000 COMPLIANCE


The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - QUARTERS ENDED MARCH 31, 2000 AND 1999


(a)   OVERVIEW


The following discussion should be read in conjunction with the Sierra Pacific Pension Investors '84's (the Partnership) Financial Statements and Notes thereto as of March 31, 2000 and 1999.


The Partnership currently owns one property, Sierra Valencia (the Property). In addition, the Partnership holds a 69.83% interest in Sierra Mira Mesa Partners
(SMMP) which is maintained on the equity method of accounting.

(b)   RESULTS OF OPERATIONS

Rental income for the three months ended March 31, 2000 increased by approximately $5,000, or 3%, when compared to the corresponding period in the prior year, primarily due to higher common area maintenance fees billed during the quarter. This increase was partially offset by a decrease in occupancy at the Property from 100% at March 31, 1999 to 87% at March 31, 2000.

Interest income for the quarter ended March 31, 2000, decreased by approximately $21,000, or 35%, in comparison to the same period in the prior year. In May 1999, the Partnership received a $943,000 principal payment on its trust deed note receivable.

Operating expenses increased by approximately $6,000, or 5%, principally due to an increase in administrative costs and property taxes. This increase was partially offset as a result of lower accounting and auditing costs incurred during the quarter.

Depreciation and amortization expenses for the three months ended March 31, 2000 decreased by approximately $32,000, or 47%, when compared to the corresponding period in 1999, primarily due to fully depreciated capitalized tenant improvements.

The Partnership's share of unconsolidated joint venture income increased by approximately $69,000 for the three months ended March 31, 2000 in comparison to the same period in the prior year.

(c)   LIQUIDITY AND CAPITAL

The Partnership received a $943,000 principal payment on its trust deed note receivable in May 1999. These funds were principally used to satisfy the liquidity requirements of SMMP.

As of March 31, 2000, the Partnership is in an illiquid position. Total cash and billed receivables amount to approximately $33,000 compared to approximately $151,000 of accrued and other liabilities. The Partnership anticipates cash required to meet debt obligations, operating expenses and costs for the construction of new tenant space will be funded from the operations of the Property and distributions from SMMP.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Pension Investors '84


We have audited the accompanying consolidated balance sheets of Sierra Pacific Pension Investors '84 and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Pension Investors '84 and subsidiary as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998


                                                         December 31, 1999       December 31, 1998
                                                         -----------------       -----------------
ASSETS

Cash and cash equivalents                                   $    31,562            $    10,122
Receivables:
   Note, net of deferred gain of $132,471 and
   $215,786, respectively (Notes 3 and 4)                     1,459,139              2,227,627
   Unbilled rent (Notes 1 and 4)                                 44,708                 42,331
   Billed rent (Note 1)                                           2,762                    962
Due from affiliates (Note 3)                                          0                 47,466
Income-producing property - net of
  accumulated depreciation and valuation
  allowance of $2,864,363 in 1999 and
  $3,741,937 in 1998, respectively (Notes 4 and 6)            1,174,239              1,212,015
Investment in unconsolidated joint venture
  (Notes 1 and 5)                                             7,303,940              6,743,274
Other assets (Notes 1, 2 and 3)                                 791,968                274,381
                                                            -----------            -----------
Total Assets                                                $10,808,318            $10,558,178
                                                            ===========            ===========

LIABILITIES AND PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                       $    122,891                          $    143,487
Notes payable (Note 6)                                          1,398,368                             1,484,983
                                                             ------------                          ------------

Total Liabilities                                               1,521,259                             1,628,470
                                                             ------------                          ------------

Partners' equity (Notes 1 and 7):
  General Partner                                                       0                                     0
  Limited Partners:
    80,000 units authorized, 77,000
    issued and outstanding                                      9,287,059                             8,929,708
                                                             ------------                          ------------

Total Partners' equity                                          9,287,059                             8,929,708
                                                             ------------                          ------------

Total Liabilities and Partners' equity                       $ 10,808,318                          $ 10,558,178
                                                             ============                          ============

                             See Accompanying Notes


               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                                  1999              1998              1997
                                                               ---------         ---------         ---------
REVENUES:
  Rental income (Note 1)                                       $ 622,524         $ 504,016         $ 473,408
  Interest income (Note 3)                                       187,405           222,138           197,578
                                                               ---------         ---------         ---------
                             Total revenues                      809,929           726,154           670,986
                                                               ---------         ---------         ---------

EXPENSES:
Operating expenses:
  Depreciation and amortization                                  249,067           258,718           236,395
  Property taxes and insurance                                   141,531           139,225           121,953
  General and administrative                                      39,848            33,353            44,028
  Legal and accounting                                            60,322            62,651            55,960
  Administrative fees (Note 3)                                    84,970            51,699            45,684
  Maintenance and repairs                                         40,182            40,688            36,639
  Management fees (Note 3)                                        36,373            33,341            35,768
  Utilities                                                       16,272            15,526            14,609
  Bad debt expense                                                46,342                 0                 0
  Other operating expenses                                         7,297            14,349            17,685
                                                               ---------         ---------         ---------
                   Total operating expenses                      722,204           649,550           608,721
                                                               ---------         ---------         ---------
  Interest                                                       137,091           147,712           114,696
                                                               ---------         ---------         ---------
                             Total expenses                      859,295           797,262           723,417
                                                               ---------         ---------         ---------

LOSS BEFORE GAIN FROM PROPERTY                                   (49,366)          (71,108)          (52,431)
  DISPOSITION

GAIN FROM PROPERTY DISPOSITION (Note 4)
                                                                  83,315                 0                 0
                                                               ---------         ---------         ---------

INCOME (LOSS) BEFORE PARTNERSHIP'S S
  SHARE OF UNCONSOLIDATED JOINT
  VENTURE INCOME (LOSS)                                           33,949           (71,108)          (52,431)
                                                               ---------         ---------         ---------

PARTNERSHIP'S SHARE OF
  UNCONSOLIDATED JOINT VENTURE
  INCOME (LOSS) (Note 5)                                         323,402           195,994          (506,889)
                                                               ---------         ---------         ---------

NET INCOME (LOSS)                                              $ 357,351         $ 124,886         $(559,320)
                                                               =========         =========         =========
Net income (loss) per limited partnership unit (Note 1)        $    4.64         $    1.62         $   (7.26)
                                                               =========         =========         =========

              SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997


                                                                                                       Total
                                                Limited Partners                  General             Partners'
                                            Per Unit           Total              Partner              Equity
                                            --------        -----------         -----------         -----------
Partners' equity - January 1, 1997          $ 122.26        $ 9,414,142         $         0         $ 9,414,142
Net loss                                       (7.26)          (559,320)                               (559,320)
Distributions                                  (0.65)           (50,000)                                (50,000)
                                            --------        -----------         -----------         -----------

Partners' equity December 31, 1997            114.35          8,804,822                   0           8,804,822
Net income                                      1.62            124,886                                 124,886
                                            --------        -----------         -----------         -----------

Partners' equity December 31, 1998            115.97          8,929,708                   0           8,929,708
Net income                                      4.64            357,351                                 357,351
                                             -------        -----------         -----------         -----------

Partners' equity - December 31, 1999        $ 120.61        $ 9,287,059                   0         $ 9,287,059
                                            ========        ===========         ===========         ===========



                             See Accompanying Notes

                SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                                   1999               1998               1997
                                                               -----------        -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                            $   357,351        $   124,886        $  (559,320)
  Adjustments to reconcile net income (loss) to
  cash  provided by (used in) operating activities:
    Depreciation and amortization                                  249,067            258,718            236,395
    Gain from property disposition                                 (83,315)                 0                  0
    Undistributed (income) loss of
      unconsolidated joint venture                                (323,402)          (195,994)           506,889
    Bad debt expense                                                46,342                  0                  0
    (Increase) decrease in rent receivable                          (4,177)             6,739             41,958
    Decrease (increase) in note receivable                         851,803           (222,128)          (148,298)
    Increase in other assets                                      (577,252)           (74,181)          (186,025)
    (Decrease) increase in accrued and other liabilities           (19,472)            35,443             11,693
                                                               -----------        -----------        -----------

    Net cash provided by (used in) operating activities            496,945            (66,517)           (96,708)
                                                               -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                               (147,606)           (42,614)          (126,289)
    Capital contributions to unconsolidated joint
     venture                                                      (539,784)           (42,000)        (1,551,843)
    Distributions from unconsolidated
      joint venture                                                298,500            211,250            247,800
                                                               -----------        -----------        -----------

    Net cash (used in) provided by investing activities           (388,890)           126,636         (1,430,332)
                                                               -----------        -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Funding of notes payable secured by property                         0                  0          1,604,000
    Principal payments on notes payable                            (86,615)           (77,151)           (41,866)
    Cash distributions                                                   0                  0            (50,000)
                                                               -----------        -----------        -----------

    Net cash (used in) provided by financing activities            (86,615)           (77,151)         1,512,134
                                                               -----------        -----------        -----------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                 21,440            (17,032)           (14,906)

CASH AND CASH EQUIVALENTS - Beginning of year                       10,122             27,154             42,060
                                                               -----------        -----------        -----------

CASH AND CASH EQUIVALENTS - End of year                        $    31,562        $    10,122        $    27,154
                                                               ===========        ===========        ===========
SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
    Cash paid during the period for interest                   $   137,574        $   148,142        $   102,738
                                                               ===========        ===========        ===========


In 1999, 1998 and 1997, interest receivable of $91,610, $222,128 and $307,759 was added to the principal balance of the related note receivable. These transactions are noncash items not reflected in the above statements of cash flows.

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Pension Investors '84 (the "Partnership") was organized on June 5, 1984 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire, develop and operate certain real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership's activities during the preceding five years have involved the ownership and operation of two real estate projects in Arizona: Sierra Spectrum in Phoenix, Arizona and Sierra Valencia in Tucson, Arizona. In December 1994, the Partnership sold Sierra Spectrum.

On March 7, 1997 Sierra Valencia LLC ("SVLLC") was formed with the Partnership being the sole member. This company was formed solely to engage in the following activities: a) to acquire from Sierra Pacific Pension Investors '84 the property known as Sierra Valencia, b) to own, hold, sell, assign, transfer, operate, lease, mortgage, pledge and otherwise deal with the Property, c) to exercise all powers enumerated in the Delaware Limited Liability Company Act necessary or convenient to conduct, promotion or attainment of the business or purposes otherwise set forth. Title to the Sierra Valencia property was transferred from the Partnership to SVLLC. The accounts of SVLLC are consolidated into the financial statements of the Partnership since the date of formation and all significant intercompany transactions are eliminated in consolidation.

In 1985 Sierra Mira Mesa Partners ("SMMP"), a California general partnership was formed between the Partnership and Sierra Pacific Development Fund II ("SPDFII"). SMMP was initially created to develop and operate the office building known as Sierra Mira Mesa in San Diego, California. The Partnership's initial ownership interest in SMMP was 49%; the remaining 51% was owned by SPDFII. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 54.42%,

66.26% and 66.99%, respectively, for the Partnership and 45.58%, 33.74% and 33.01%, respectively, for SPDFII. On January 1, 2000, the sharing ratio will be increased to 69.83% for the Partnership and decreased to 30.17% for SPDFII to reflect the 1999 contributions and distributions.

SMMP also holds an 88.12% interest in Sorrento I Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1993), a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).



Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, note receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximates the carrying value due to the short term nature of these items. In the opinion on management, the fair value of the notes payable approximates the carrying value based on market rates at December 31, 1999. The note receivable and the amounts due from affiliates are not fair valued due to the related party nature of these receivables.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss. An impairment of $1,880,000 was recognized prior to 1995 as appraisals indicated an other than temporary decline in value.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Venture

The investment in unconsolidated joint venture is stated at cost and is adjusted for the Partnerships' share in earnings or losses and cash contributions to or distributions from the joint venture (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease the property and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; and (b) billed rent
- rent due but not yet received.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by the number of limited partnership units outstanding, 77,000 for all periods.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development, and operation of commercial real estate.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                        1999         1998
                                                                      ---------    ---------
Other assets:
   Prepaid expenses                                                   $ 584,537    $   3,341
   Tax and insurance impounds                                            35,645       25,185
   Tenant improvements reserves                                          22,736       46,586
   Deferred loan costs, net of accumulated amortization of 25,051
          in 1999 and  $15,863 in 1998                                   66,608       75,795
   Deferred leasing costs, net of accumulated amortization of
          $147,093 in 1999 and $132,440 in 1998                          82,442      123,474
                                                                      ---------    ---------
                                                                      $ 791,968    $ 274,381
                                                                      =========    =========

Accrued and other liabilities:
   Accounts payable                                                    $ 34,558    $  44,401
   Accrued expenses                                                      67,368       72,028
   Security deposits                                                     20,965       27,058
                                                                      ---------    ---------
                                                                      $ 122,891    $ 143,487
                                                                      =========    =========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income collected from the properties. Management fees for the years ended December 31, 1999, 1998 and 1997 were $21,105, $20,103, and $21,799, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $91,885, $72,284 and $63,910 for such services for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership reimbursed the affiliates for construction supervision costs incurred by the affiliates. For the years ended December 31, 1999, 1998, and 1997, the affiliates received $2,131, $0 and $10,504, respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate of the General Partner is paid initial leasing costs. For the year ended December 31, 1997, these fees amounted to $19,109 and were recorded as deferred leasing costs. No such costs were incurred in 1999 or 1998.

Prior to 1997, the Partnership made non-interest bearing short-term advances to Sierra Mira Mesa Partners of $1,311,300. These advances were forgiven and reclassed to investment in Sierra Mira Mesa Partners in 1997 (See Note 1).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $47,466. This advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

As further described in Note 4, in 1994 the Partnership sold a property to an affiliate of the General Partner for cash of $800,000 and a $3,200,000 trust deed note. This note calls for monthly interest only payments and bears interest of 10% per annum. In 1997 and 1998 interest receivable of $307,759 and $222,128, respectively, was added to the principal balance of the note and maturity was extended for additional one-year terms. In 1999, the Partnership received a principal paydown of $943,413. The maturity date was extended to December 31, 2000 and interest receivable of $91,610 was added to the principal balance of the note. All other terms of the original note remained unchanged. Interest income related to this note of $187,227, $222,128, and $196,136 was recognized during the years ended December 31, 1999, 1998, and 1997, respectively. The December 31, 1999 balance of the note was $1,591,610 and is secured by a second lien on the property. Management believes the collateral has sufficient value to recover the Partnership's net investment in the note after satisfaction of the first lien holder.


4. INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the property are as follows:

                                       1999                1998
                                    -----------         -----------

Land                                $   977,677         $   977,677
Building and improvements             3,060,925           3,976,275
                                    -----------         -----------

             Total                    4,038,602           4,953,952

Accumulated depreciation               (984,363)         (1,861,937)
Valuation allowance (Note 1)         (1,880,000)         (1,880,000)
                                    -----------         -----------

             Net                    $ 1,174,239         $ 1,212,015
                                    ===========         ===========

In 1999 and 1998, the Partnership removed $1,062,956 and $18,649, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

On December 30, 1994, the Sierra Spectrum property, with a historical cost basis of $2,993,134, was sold for $4,000,000 ($800,000 cash down-payment and a $3,200,000 trust deed note) to an affiliate of Finance Factors, Inc. The gain on sale was recorded using the installment method and the Partnership recorded a deferred gain of $367,296 at December 31, 1994, which will be recognized as principal payments on the trust deed note are received. During the year ended December 31, 1995, the Partnership received principal payments of $1,317,928 on the trust deed note and recognized $151,510 of the deferred gain related to this transaction. In 1999, the Partnership received a principal payment of $943,413 and recognized an additional $83,315 of the deferred gain. As of December 31, 1999 the remaining deferred gain was $132,471.


Future minimum base rental income, under the existing operating leases for the Sierra Valencia property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:


                                    Straight-line         Cash
 Year Ending December 31,               Basis             Basis
 ------------------------           -------------     -------------

            2000                    $     489,906     $     493,918
            2001                          373,286           387,320
            2002                          147,990           159,030
            2003                           85,754            99,651
            2004                           28,668            30,393
                                    -------------     -------------

              Total                 $   1,125,604     $   1,170,312
                                    =============     =============

The Partnership relied on three tenants to generate approximately 51% of total 1999 rental revenues. The breakdown of these three tenants' industry segments and rental income contribution is as follows: 16% - optics research and development; 15% - telecommunications manufacturing; and 20%
- healthcare administration.



5. INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between the Partnership and Sierra Pacific Development Fund II, an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999. At December 31, 1999 the Partnership's interest in SMMP was 66.99%; the remaining 33.01% interest was owned by Sierra Pacific Development Fund II.

The Partnership's investment in SMMP as of December 31, 1999 and 1998 is comprised of the following:

                                             1999            1998
                                         ------------    ------------

Equity interest                          $  7,195,398    $  6,630,711
Investment advisory and
  other fees, less accumulated
   amortization of $145,683 and
   $141,662 in 1999 and 1998,
   respectively.                              108,542         112,563
                                         ------------    ------------

Investment in unconsolidated
    joint venture                        $  7,303,940    $  6,743,274
                                         ============    ============

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership for the years ended December 31, 1999 and 1998. The condensed balance sheets at December 31, 1999 and 1998, and the condensed statements of operations for the years ended December 31, 1999, 1998 and 1997 for SMMP follow:





                      Condensed Consolidated Balance Sheets


                                                      December 31,         December 31,
                                                          1999                 1998
                                                      ------------         ------------
Assets

Cash and cash equivalents                             $    319,400         $     14,064
Rent receivable                                          1,198,515            1,226,156
Due from affiliates                                      2,451,227            2,233,158
Income-producing property, net of accumulated
  depreciation                                           8,723,396            9,000,294
Investment in unconsolidated joint ventures              2,526,875            1,640,460
Other assets                                               793,658              897,993
                                                      ------------         ------------

Total Assets                                          $ 16,013,071         $ 15,012,125
                                                      ============         ============

Liabilities and General Partners' Equity

Accrued and other liabilities                         $    101,104         $    251,990
Notes payable                                            6,179,038            5,418,414
                                                      ------------         ------------

Total Liabilities                                        6,280,142            5,670,404
                                                      ------------         ------------

Minority interest in joint venture                        (340,614)            (332,996)
                                                      ------------         ------------

General Partners' equity                                10,073,543            9,674,717
                                                      ------------         ------------

Total Liabilities and General Partners' equity        $ 16,013,071         $ 15,012,125
                                                      ============         ============




                 Condensed Consolidated Statements of Operations

                                                                       For the Year Ended December 31,
                                                             ---------------------------------------------------
                                                                1999                1998                1997
                                                             -----------         -----------         -----------

Revenues:
   Rental income                                             $ 2,126,106         $ 1,883,630         $ 1,919,582
   Other income                                                  224,308             205,781             184,168
                                                             -----------         -----------         -----------
                           Total revenues                      2,350,414           2,089,411           2,103,750
                                                             -----------         -----------         -----------
Expenses:
   Operating expenses                                            800,654             754,978             742,548
   Depreciation and amortization                                 587,070             581,956             825,911
   Interest                                                      450,177             438,711             463,804
                                                             -----------         -----------         -----------
                           Total expenses                      1,837,901           1,775,645           2,032,263
                                                             -----------         -----------         -----------

Income before Partnership's share of unconsolidated

    venture losses                                               512,513             313,766              71,487

Partnership's share of unconsolidated joint venture
     losses                                                      (36,405)           (131,897)           (855,349)
                                                             -----------         -----------         -----------

Income (loss) before minority interest's share of
    consolidated joint venture loss (income)                     476,108             181,869            (783,862)
                                                             -----------         -----------         -----------

Minority interest's share of consolidated joint venture
    loss (income)                                                  7,618                (787)             (7,906)
                                                             -----------         -----------         -----------

Net income (loss)                                            $   483,726         $   181,082         $  (791,768)
                                                             ===========         ===========         ===========


As of December 31, 1999, SMMP holds a 35.10% interest in Sorrento II Partners (a California general partnership with Sierra Pacific Institutional Properties V formed in 1993), a 6.55% interest in Sierra Creekside Partners (a California general partnership with Sierra Pacific Development Fund formed in 1994), and a 33.32% interest in Sierra Vista Partners (a California general partnership with Sierra Pacific Development Fund III formed in 1994).



The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:



                        Condensed Combined Balance Sheets


                                                           December 31,       December 31,
                                                               1999               1998
                                                           -----------        -----------

Assets

Cash and cash equivalents                                  $   272,657        $    85,792
Rent receivable                                                588,742            542,527
Due from affiliates                                                  0             47,666
Income-producing property, net of accumulated
   depreciation                                              8,109,927          8,343,438
Other assets                                                 1,897,050          1,320,667
                                                           -----------        -----------

Total Assets                                               $10,868,376        $10,340,090
                                                           ===========        ===========

Liabilities and General Partners' Equity

Accrued and other liabilities                              $   350,272        $   520,646
Note payable                                                 1,673,186          1,720,324
                                                           -----------        -----------

Total Liabilities                                            2,023,458          2,240,970
                                                           -----------        -----------

Ground lessors' equity in income producing property          3,000,000          3,000,000
                                                           -----------        -----------

General Partners' equity                                     5,844,918          5,099,120
                                                           -----------        -----------

Total Liabilities and General Partners' equity             $10,868,376        $10,340,090
                                                           ===========        ===========


                   Condensed Combined Statements of Operations

                                                            For the Year Ended December 31,
                                                  ---------------------------------------------------
                                                     1999                1998                1997
                                                  -----------         -----------         -----------

Revenues:
   Rental income                                  $ 2,112,254         $ 1,734,403         $ 2,294,859
   Interest income                                     34,540                   0                   0
   Other income                                        15,151              93,668               9,698
                                                  -----------         -----------         -----------
                       Total revenues               2,161,945           1,828,071           2,304,557
                                                  -----------         -----------         -----------
Expenses:
   Operating expenses                               1,407,262           1,302,968           1,755,826
   Depreciation and amortization                      779,142             829,081           1,321,177
   Interest                                           152,563             156,636             459,763
                                                  -----------         -----------         -----------
                       Total expenses               2,338,967           2,288,685           3,536,766
                                                  -----------         -----------         -----------

Loss before loss from property disposition           (177,022)           (460,614)         (1,232,209)

Loss from property disposition                              0                   0            (967,764)
                                                  -----------         -----------         -----------

Net loss                                          $  (177,022)        $  (460,614)        $(2,199,973)
                                                  ===========         ===========         ===========

Reference is made to the audited financial statements of Sierra Mira Mesa Partners included herein.

6. NOTES PAYABLE

On March 27, 1997, Sierra Valencia LLC entered into a loan agreement with First Union Bank of North Carolina in the amount of $1,404,000. This loan, which is secured by a first lien on the Sierra Valencia property, bears interest at 9.25% per annum and calls for monthly principal and interest payments of $12,024 on the first day of each month. Such payments shall continue until April 2007, when the indebtedness is due in full. There is a 1% premium for prepayment of this note. As of December 31, 1999 the loan balance was $1,366,244.

On April 15, 1997, the Partnership entered into a loan agreement with IDM Participating Income Company II, an affiliate of the general partner, in the amount of $200,000. This loan is secured by a second lien on the Sierra Valencia property. This note bears a variable interest rate determined by the Federal Reserve of San Francisco's discount rate prevailing on the 25th day of the month preceding the payment due date plus a 3% premium. The interest rate can be adjusted the last day of March, June, September and December of each year until note agreement is fulfilled. The minimum rate will be 12.12%. The maximum rate will be 15.15%. The current interest rate paid is 12.12%. Monthly payment of $6,659, consisting of both interest and principal, commenced on May 15, 1997 and shall continue until April 15, 2000, when the indebtedness is paid in full. As of December 31, 1999, the loan balance was $32,124.

The annual maturities of the notes payable as of December 31, 1999 are $50,809 in 2000, $20,488 in 2001, $22,466 in 2002, $24,634 in 2003, $27,012 in 2004, and
$1,252,959 thereafter.

The Partnership is exposed to interest rate fluctuations on $32,124 of variable rate debt at December 31, 1999.


7. PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale, refinancing or other disposition of the Partnership's real property, distributions will be made to the Limited Partners until they have received distributions from the sale or financing proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be divided 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions equal to 15% per annum cumulative on each Limited Partner's unreturned capital. However, after the Limited Partners have received distributions from the sale or financing proceeds equal to their unreturned capital plus distributions from all sources equal to a cumulative but not compounded return of 6% per annum on their unreturned capital, the General Partner may be entitled to special distributions not to exceed 3% of the gross sales prices of property sold by the Partnership. Thereafter, the General Partner will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the

General Partner described in the preceding sentence, will equal 10% of the total net sale or financing proceeds available for distribution to the Partners. Any remaining sale or financing proceeds will be distributed to the Limited Partners.

E.   Sierra Mira Mesa Partners and Subsidiary Audited Financial Statements


                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A CALIFORNIA GENERAL PARTNERSHIP)



Consolidated balance sheets as of December 31, 1999 and 1998 and statements of operations, changes in general partners' equity and cash flows for each of the three years in the period ended December 31, 1999 and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Mira Mesa Partners


We have audited the accompanying consolidated balance sheets of Sierra Mira Mesa Partners and subsidiary, a California general partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Mira Mesa Partners and subsidiary as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------


                                                                  December 31,         December 31,
                                                                      1999                 1998
                                                                  -----------          -----------
ASSETS

Cash and cash equivalents                                         $   319,400          $    14,064
Receivables:
   Unbilled rent (Notes 1 and 4)                                    1,114,598            1,226,156

   Billed rent (Note 1)                                                83,917                    0

Due from affiliates, net (Note 3)                                   2,451,227            2,233,158

   Income-producing property - net of accumulated
   depreciation of $3,564,380 in 1999 and
   $3,273,970 in 1998 (Notes 1, 4 and 6)                            8,723,396            9,000,294
Investment in unconsolidated
   joint ventures (Notes 1 and 5)                                   2,526,875            1,640,460
Other assets (Notes 1, 2 and 3)
                                                                      793,658              897,993
                                                                  -----------          -----------

Total Assets                                                      $16,013,071          $15,012,125
                                                                  ===========          ===========

LIABILITIES AND GENERAL PARTNERS' EQUITY

Accrued and other liabilities (Note 2)                  $    101,104           $    251,990
Notes payable (Note 6)
                                                           6,179,038              5,418,414
                                                        ------------           ------------

Total Liabilities
                                                           6,280,142              5,670,404
                                                        ------------           ------------

Minority interest in consolidated
   joint venture (Note 1)
                                                            (340,614)              (332,996)

General Partners' equity (Note 1)                         10,073,543
                                                                                  9,674,717
                                                        ------------           ------------

Total Liabilities and General Partners' equity          $ 16,013,071           $ 15,012,125
                                                        ============           ============

                             See Accompanying Notes

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

                                           1999             1998             1997
                                        -----------      -----------      -----------
Revenues:
   Rental income (Note 1)               $ 2,126,106      $ 1,883,630      $ 1,919,582
   Interest income                          224,308          205,781          174,764
   Other income                                   0                0            9,404
                                        -----------      -----------      -----------

              Total revenues              2,350,414        2,089,411        2,103,750
                                        -----------      -----------      -----------

Expenses:
   Operating expenses:
   Depreciation and amortization            587,070          581,956          825,911
   Property taxes and insurance              98,611           97,781           92,347
   Administrative fees (Note 3)             121,889          111,206          104,580
   Maintenance and repairs                  233,615          240,965          228,890
   Management fees (Note 3)                 119,166          109,725          101,558
   Utilities                                135,301          135,077          138,203
   Legal and accounting                      24,767           27,657           47,242
   General and administrative                16,122            7,443           12,677
   Renting expenses                               0                0              309

   Bad debt expense                           4,770                0                0
   Other operating expenses                  46,413           25,124           16,742
                                        -----------      -----------      -----------

Total operating expenses                  1,387,724        1,336,934        1,568,459

   Interest                                 450,177          438,711          463,804
                                        -----------      -----------      -----------

              Total expenses              1,837,901        1,775,645        2,032,263
                                        -----------      -----------      -----------

INCOME BEFORE PARTNERSHIP'S
   SHARE OF UNCONSOLIDATED JOINT
   VENTURE LOSSES                           512,513          313,766           71,487
                                        -----------      -----------      -----------

PARTNERSHIP'S SHARE OF
   UNCONSOLIDATED JOINT VENTURE
   LOSSES (Note 5)                          (36,405)        (131,897)        (855,349)
                                        -----------      -----------      -----------

INCOME (LOSS) BEFORE MINORITY
   INTEREST'S SHARE OF CONSOLIDATED
   JOINT VENTURE LOSS (INCOME)              476,108          181,869         (783,862)
                                        -----------      -----------      -----------

MINORITY INTEREST'S SHARE OF
   CONSOLIDATED JOINT VENTURE LOSS
   (INCOME)
                                              7,618             (787)          (7,906)
                                        -----------      -----------      -----------

NET INCOME (LOSS)                       $   483,726      $   181,082      $  (791,768)
                                        ===========      ===========      ===========

                             See Accompanying Notes

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

         CONSOLIDATED STATEMENTS OF CHANGES IN GENERAL PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

                                                                 General Partners
                                                -------------------------------------------------

                                                Sierra Pacific     Sierra Pacific
                                                  Development         Pension
                                                   Fund II         Investors '84        Total
                                                 ------------      -------------     ------------

General Partners' equity - January 1, 1997       $  4,679,005      $  4,495,515      $  9,174,520

Transfer of advances                                  155,590         1,311,300         1,466,890
Net loss                                             (284,878)         (506,890)         (791,768)
Contributions                                         293,000         1,551,843         1,844,843
Distributions                                      (1,580,800)         (247,800)       (1,828,600)
                                                 ------------      ------------      ------------

General Partners' equity - December 31, 1997        3,261,917         6,603,968         9,865,885
Net income (loss)                                     (14,912)          195,994           181,082
Contributions                                           8,490            42,000            50,490
Distributions                                        (211,490)         (211,250)         (422,740)
                                                 ------------      ------------      ------------

General Partners' equity - December 31, 1998        3,044,005         6,630,712         9,674,717
Net income                                            159,678           324,048           483,726
Contributions                                          44,000           539,784           583,784
Distributions                                        (370,184)         (298,500)         (668,684)
                                                 ------------      ------------      ------------

General Partners' equity - December 31, 1999     $  2,877,499      $  7,196,044      $ 10,073,543
                                                 ============      ============      ============

                             See Accompanying Notes

                    SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

                                                             1999             1998              1997
                                                          -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                       $   483,726      $   181,082      $  (791,768)
  Adjustments to reconcile net income (loss) to cash
  provided by operating activities:
    Depreciation and amortization                             587,070          581,956          825,911
    Undistributed losses of unconsolidated joint
       ventures                                                36,405          131,897          855,349
    Minority interest in consolidated joint
       venture (loss) income                                   (7,618)             787            7,906
    Bad debt expense                                            4,770                0                0
    Decrease (increase) in rent receivable                     27,641           60,853         (100,191)
    Increase in due from affiliates                          (222,839)        (202,581)        (168,779)
    (Increase) decrease in other assets                       (45,022)        (215,974)          55,566
                                                          -----------      -----------      -----------
    (Decrease) increase in accrued and other
        liabilities                                          (150,886)         183,225          (35,663)
                                                          -----------      -----------      -----------

  Net cash provided by operating activities                   713,247          721,245          648,331
                                                          -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                          (160,815)        (346,113)        (231,484)
    Capital contributions to unconsolidated
      joint ventures                                       (1,027,820)        (350,900)      (2,315,041)
    Distributions received from unconsolidated
      joint ventures                                          105,000          372,312        2,439,098
                                                          -----------      -----------      -----------

  Net cash used in investing activities                    (1,083,635)        (324,701)        (107,427)
                                                          -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Capital contributions from General Partners               583,784           50,490        1,844,843
    Cash distributions                                       (668,684)        (422,740)      (1,828,600)
    Funding of note payable secured by property             1,637,500                0                0
    Principal payments on notes payable                      (876,876)        (254,638)        (339,460)
                                                          -----------      -----------      -----------

  Net cash provided by (used in) financing activities         675,724         (626,888)        (323,217)
                                                          -----------      -----------      -----------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                       305,336         (230,344)         217,687

CASH AND CASH EQUIVALENTS - Beginning of year                  14,064          244,408           26,721
                                                          -----------      -----------      -----------

CASH AND CASH EQUIVALENTS - End of year                   $   319,400      $    14,064      $   244,408
                                                          ===========      ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the year for interest                  $   439,792      $   439,756      $   470,608
                                                          ===========      ===========      ===========


In 1999, 1998, and 1997 interest receivable of $222,839, $202,581, and $338,020, respectively, was added to the principal balance of the related note receivable from affiliate. These transactions are noncash items not reflected in the above statement of cash flows.

SIERRA MIRA MESA PARTNERS AND SUBSIDIARY
                       (A California General Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Mira Mesa Partners ("SMMP"), a California general partnership, was formed in 1985 between Sierra Pacific Development Fund II ("SPDFII") and Sierra Pacific Pension Investors '84 ("SPPI'84") to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The property contains 89,560 square feet and is 100% leased at December 31, 1999.

Per the terms of the partnership agreement, SPDFII and SPPI'84 shared in earnings, contributions and distributions in a ratio of 51% to 49%, respectively. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. In conjunction with this amendment, the general partners forgave the December 31, 1996 balances of advances due from SMMP and included these amounts as adjustments to their respective equity accounts. As a result, the sharing ratio in effect for 1997, 1998 and 1999 was 45.58%, 33.74% and 33.01%, respectively, for SPDFII and 54.42%, 66.26% and 66.99%, respectively, for SPPI'84. On January 1, 2000, the sharing ratio will be decreased to 30.17% for SPDFII and increased to 69.83% for SPPI'84 to reflect the 1999 contributions and distributions.

S-P Properties, Inc. is the General Partner and manager of SPDFII and SPPI'84. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

SMMP also holds investments in other industrial/commercial properties through its investments in unconsolidated joint ventures. Refer to Note 5 for additional information.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned joint venture as of December 31, 1999. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, accounts payable and notes payable. The fair value of cash and cash equivalents, receivables and accounts payable approximate the carrying value due to the short term nature of these items. In the opinion of management, the fair value of the notes payable approximates the carrying value as the interest rate is based on market rates at December 31, 1999. Management does not fair value the amounts due from affiliates due to the related party nature of this receivable.

Income-Producing Properties

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the properties are depreciated over ten years and tenant improvements incurred at the re-leasing of the properties are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the

Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Investment in Unconsolidated Joint Ventures

The investment in unconsolidated joint ventures is stated at cost and is adjusted for the Partnership's share in earnings or losses and cash contributions to or distributions from the joint ventures (equity method).

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Deferred loan costs represent costs incurred to obtain financing and are amortized over the life of the related loan using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Rent receivable consists of (a) unbilled rent - the difference between rent recognized on the straight-line method and actual cash due; (b) billed rent - rent due but not yet received.

2.       DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1999 and 1998, is as follows:

                                                                    1999             1998
                                                                    ----             ----
Other assets:
   Prepaid expenses                                               $  7,383        $ 21,070

   Deferred loan costs, net of accumulated amortization
     of $49,842 in 1999 and $226,318 in 1998                       168,225         133,878
   Deferred leasing costs, net of accumulated amortization
     of $531,945 in 1999 and $414,395 in 1998                      507,000         637,028

   Tax impounds                                                     26,831          23,728

   Tenant improvement reserves                                      84,219          82,289

                                                                  --------        --------
                                                                  $793,658        $897,993
                                                                  ========        ========
Accrued and other liabilities:
   Accounts payable                                               $ 51,008        $192,455

   Security deposits                                                17,922          17,922

   Accrued expenses                                                      0           8,101
   Interest payable                                                 32,174          20,982
   Unearned rental income                                                0          12,530
                                                                  --------        --------
                                                                  $101,104        $251,990
                                                                  ========        ========


3.    GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of S-P Properties, Inc. receives a management fee of 5.5% of the gross rental income collected from the property. This fee amounted to $119,166, $109,725, and $101,558 respectively, for the years ended December 31, 1999, 1998, and 1997. This fee was recorded as part of the operating expenses of the property.

SMMP reimburses an affiliate of S-P Properties, Inc. for expenses incurred by the affiliate for services provided to SMMP such as accounting, data processing and similar services. The affiliate was reimbursed $122,239, $111,206, and $104,580 respectively, for such services for the years ended December 31, 1999, 1998, and 1997. Additionally, SMMP reimbursed an affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998, and 1997, the affiliate received $28,201, $1,327, and $11,154 respectively, for tenant improvements supervisory costs.

In consideration for services rendered with respect to initial leasing of SMMP's property, an affiliate of S-P Properties, Inc. is paid initial leasing costs. For the years ended December 31, 1999, 1998, and 1997, these fees amounted to $0, $63,492, and $3,656 respectively, and were recorded as deferred leasing costs.

During 1993, SMMP loaned funds to a former affiliate of S-P Properties, Inc. in the form of demand notes. Such liabilities were assumed by Finance Factors, Inc. which acquired S-P Properties, Inc. as of December 30, 1994. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc. who has assumed the note. The annual interest rate of the loans was variable at bank prime plus 2-1/4% - 3% with a minimum rate of 9%. The loans totaled $2,360,000 at December 31, 1993 and were reduced to $1,687,787 at December 31, 1994. This loan was amended effective January 1, 1995 fixing the interest rate at 10%. On December 31, 1999, 1998 and 1997, interest receivable of $222,839, $202,581 and $338,020, respectively, was added to the principal balance of the loan. No interest related to this loan was due to the Partnership at December 31, 1999 and 1998. The principal balance outstanding at December 31, 1999 is $2,451,227. The loan is guaranteed by the owners of CGS Real Estate Company, Inc. In connection with the settlement of a lawsuit by SPDFII, the Partnership will call a portion of the note receivable from Bancor Real Estate Company, Inc. The portion called will be that percentage of the loan that is equal to SPDFII's ownership interest in the Partnership, in any event no less than 30%. Such funds that are collected will be distributed to SPDFII in accordance with the lawsuit settlement.

During 1995 and 1996, the Partnership received non-interest bearing short-term advances from SPPI'84 of $1,300,000 and $11,300, respectively. These advances were reclassed to equity in 1997 (See Note 1).

In 1996, the Partnership received a short-term, non-interest bearing loan from SPDFII in the amount of $155,590. This loan was reclassed to equity in 1997 (See
Note 1).

During 1996, the Partnership made a non-interest bearing advance to an affiliate in the amount of $4,770. The advance was deemed uncollectible and subsequently written off to bad debt expense in 1999.

See Note 6 for note payable transactions with related parties.

4.    INCOME-PRODUCING PROPERTIES

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the properties are as follows:

                                     1999                  1998
                                     ----                  ----
Land                             $  3,786,458         $  3,786,458
Building and improvements           8,501,318            8,487,806
                                 ------------         ------------

             Total                 12,287,776           12,274,264

Accumulated depreciation           (3,564,380)          (3,273,970)
                                 ------------         ------------

             Net                 $  8,723,396         $  9,000,294
                                 ============         ============

During 1999 and 1998, the Partnership removed $147,303 and $1,784,496, respectively, from its building and improvements and related accumulated depreciation accounts for fully depreciated property.

Future minimum base rental income, under the existing operating leases for the Sierra Mira Mesa and Sorrento I properties, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

   Year Ending             Straight-line                 Cash
   December 31,               Basis                      Basis
   ------------               -----                      -----
      2000                 $2,029,716                  $2,246,281
      2001                  2,023,332                  2,339,768
      2002                  2,014,332                  2,437,297
      2003                    595,285                    677,208
      2004                    179,747                    184,288
   Thereafter                 593,192                    665,360
                           ----------                 ----------
     Total                 $7,435,604                 $8,550,202
                           ==========                 ==========

In each of the three years in the period ending December 31, 1999, two tenants accounted for the majority of the Partnership's rental income. A state governmental agency associated with workers compensation insurance accounted for rental income of 69%, 78%, and 67% in 1999, 1998 and 1997, respectively; a tenant in the communications sector accounted for rental income of 13%, 15% and 13% in 1999, 1998 and 1997, respectively.

5.    INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

SMMP holds the following investments accounted for under the equity method at December 31, 1999:

- a 35.10% equity interest in Sorrento II Partners ("SIIP"), a joint venture formed on October 1, 1993 with Sierra Pacific Institutional Properties V, an affiliate, to develop and operate Sierra Sorrento II, an industrial building located in San Diego, California. SMMP's investment in SIIP as of December 31, 1999 and 1998 is $2,647,872 and $1,711,089, respectively.
     SMMP's share of the net loss of SIIP for the three years ended December 31, 1999, 1998 and 1997 is $30,637, $143,251 and $59,066, respectively;

- a 6.55% equity interest in Sierra Creekside Partners ("SCP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund, an affiliate, to develop and operate Sierra Creekside, a commercial office building in San Ramon, California. SMMP's investment in SCP as of December 31, 1999 and 1998 is $(128,513) and $(75,610), respectively. SMMP's share of the net loss of SCP for the three years ended December 31, 1999, 1998 and 1997 is $5,903, $8,420 and $14,995, respectively;

- a 33.32% equity interest in Sierra Vista Partners ("SVP"), a joint venture formed on February 1, 1994 with Sierra Pacific Development Fund III, an affiliate, to develop and operate Sierra Vista, an industrial building in Anaheim, California. SMMP's investment in SVP as of December 31, 1999 and 1998 is $7,516 and $4,981, respectively. SMMP's share of the net income
     (loss) of SVP for the
     three years ended December 31, 1999, 1998 and 1997 is $135, $19,774 and $(781,288), respectively. The Sierra Vista property was sold in October 1997.

The following is a summary of aggregated financial information for all investments owned by SMMP which are accounted for under the equity method:

                        Condensed Combined Balance Sheets

                                                            December 31,       December 31,
                                                               1999                1998
                                                               ----                ----
Assets

Cash and cash equivalents                                  $   272,657        $    85,792
Rent receivable                                                588,742            542,527
Due from affiliate                                                   0             47,666
Income-producing property, net of accumulated
  Depreciation                                               8,109,927          8,343,438
Other assets                                                 1,897,050          1,320,667
                                                           -----------        -----------
Total Assets                                               $10,868,376        $10,340,090
                                                           ===========        ===========
Liabilities and General Partners' Equity
Accrued and other liabilities                              $   350,272        $   520,646
Note payable                                                 1,673,186          1,720,324
                                                           -----------        -----------
Total Liabilities                                            2,023,458          2,240,970
                                                           -----------        -----------
Ground lessors' equity in income-producing property          3,000,000          3,000,000
                                                           -----------        -----------
General Partners' equity                                     5,844,918          5,099,120
                                                           -----------        -----------
Total Liabilities and General Partners' equity             $10,868,376        $10,340,090
                                                           ===========        ===========

                   Condensed Combined Statements of Operations

                                                       For the Year Ended December 31,
                                                  -----------------------------------------
                                                  1999               1998              1997
                                                  ----               ----              ----
Revenues:
   Rental income                             $ 2,112,254         $ 1,734,403         $ 2,294,859
   Interest income                                34,540                   0                   0
   Other income                                   15,151              93,668               9,698
                                             -----------         -----------         -----------
                       Total revenues          2,161,945           1,828,071           2,304,557
                                             -----------         -----------         -----------
Expenses:
   Operating expenses                          1,407,262           1,302,968           1,755,826
   Depreciation and amortization                 779,142             829,081           1,321,177
   Interest                                      152,563             156,636             459,763
                                             -----------         -----------         -----------
                       Total expenses          2,338,967           2,288,685           3,536,766
                                             -----------         -----------         -----------
Net loss before disposition                     (177,022)           (460,614)         (1,232,209)
    of property
Loss from property disposition                         0                   0            (967,764)
                                             -----------         -----------         -----------
Net loss                                     $  (177,022)        $  (460,614)        $(2,199,973)
                                             ===========         ===========         ===========


6.    NOTES PAYABLE

                                                                                   1999              1998
                                                                                   ----              ----
Mortgage note payable, due in monthly installments with interest at 7.74% per annum, collateralized by the real property known as
Sierra Mira Mesa. This note matures in October 2010.                            $4,543,984        $4,802,191

Mortgage note payable to affiliate, due in monthly installments with interest fixed at 9.34% per annum through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. This note, which was collateralized by
the real property known as Sorrento I, was paid in August 1999.                          0           616,223

Mortgage note payable, due in monthly installments with interest at
8.75% per annum, collateralized by the Sorrento I property.  The note
matures in September 2009.                                                       1,635,054                 0
                                                                                ----------        ----------
                                                                                $6,179,038        $5,418,414
                                                                                ==========        ==========

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the General Partner, acquired the Sorrento I mortgage note, due in July 1998, and security documents from the bank in May 1996. In connection with the purchase of the bank note and security documents by CGS, the Partnership made a principal payment to the bank of $750,000 and entered into a $750,000 note agreement with CGS (the "CGS Agreement"). The CGS Agreement, collaterized by real and personal property, called for monthly interest payments through December 1996 and monthly principal and interest payments thereafter until maturity on May 31,

2016. The interest rate is fixed at 9.34% per annum for the first year of the note and will thereafter be the one year Treasury rate plus 375 basis points. A pre-payment in the amount of $105,000 was paid in April 1997.

A modification agreement was entered into on September 30, 1997. The interest rate remained fixed at 9.34% through October 1998, at which time the rate converted to the one-year treasury rate plus 375 basis points. The note was amortized over a 210-month term and payments were $6,048 per month, principal and interest inclusive until maturity in March 2015.

In August 1999, the CGS note with an outstanding balance of $607,693 was paid. On the same date, SIP entered into a new loan agreement with Finova Realty Capital, Inc. in the amount of $1,637,500. This loan, which is secured by the Sorrento I property, bears interest at 8.75% per annum. Monthly payments of $12,882, consisting of both principal and interest, are due until maturity in September 2009. The note balance as of December 31, 1999 was $1,635,054. In connection with the repayment of the CGS note, SIP paid $29,528 to CGS related to late fees which were included in other operating expenses in the statement of operations for 1999.

As of December 31, 1999, annual maturities on notes payable are: $290,909 in 2000; $314,372 in 2001; $339,729 in 2002; $367,133 in 2003; $396,749 in 2004;
and $4,470,146 thereafter.

F. Financial Statement Schedules


INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULES

To the Partners of
Sierra Pacific Pension Investors '84


We have audited the consolidated financial statements of Sierra Pacific Pension Investors '84 and subsidiary, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and report are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedules of Sierra Pacific Pension Investors '84, listed in Item E of the Table of Contents. These financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                                   SCHEDULE II
               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY VALUATION AND QUALIFYING ACCOUNTS AND RESERVES For
                the Years Ended December 31, 1999, 1998 and 1997

--------------------------------------------------------------------------------

                                                    Income -
                                                   Producing
                                                   Properties
                                                   ----------

Allowance for loss - January 1, 1997               $1,880,000

Provision charged to costs and expenses (1)                 0
                                                   ----------

Allowance for loss - December 31, 1997              1,880,000

Provision charged to costs and expenses (1)                 0
                                                   ----------

Allowance for Loss - December 31, 1998              1,880,000

Provision charged to costs and expenses (1)                 0
                                                   ----------

Allowance for loss - December 31, 1999             $1,880,000
                                                   ==========

                                  SCHEDULE III

               SIERRA PACIFIC PENSION INVESTORS '84 AND SUBSIDIARY
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1999

--------------------------------------------------------------------------------

                                      Initial Cost                               Gross Amount at
                                    to Partnership (1)   Improvements    Which carried at close of period
                                   -------------------    Capitalized    --------------------------------
                        Encumb-               Improve-   After Acquis-              Improve-      Total
Description             rances       Land      ments       Ition (2)       Land       ments     (3)(4)(5)
-----------             ------       ----      -----       ---------       ----       -----     ---------

OFFICE BUILDING-
  INCOME-PRODUCING:

Sierra Valencia
Tucson, AZ            $1,398,368   $977,677                4,201,837     $977,677   3,060,925   4,038,602



                        Accum.    Date     Date
                       Deprec.   Const-   Acqui-    Deprec.
Description              (5)     ructed    red       Life
-----------              ---     ------    ---       ----

OFFICE BUILDING-
  INCOME-PRODUCING:

Sierra Valencia
Tucson, AZ             984,363    11/87    9/85    3-30 yrs.

(1)  The initial cost represents the original purchase price of the property.
(2)  The Partnership has capitalized property development costs.
(3)  Also represents costs for Federal Income Tax purposes.
(4) A valuation allowance of $1,880,000 was established as the appraised value of the properties declined below book value.
     See Notes 1 and 4 to the financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an exhibit.
(5) Reconciliation of total real estate carrying value and accumulated depreciation for the three years ended December 31, 1999 is as follows:

                                            Total Real Estate        Accumulated
                                             Carrying Value         Depreciation
                                            -----------------       ------------

Balance - January 1, 1997                      $ 4,803,698           $ 1,494,933
   Additions during the year                       126,289               182,431
                                               -----------           -----------

Balance - December 31, 1997                      4,929,987             1,677,364
   Additions during the year                        42,614               203,222
   Write off fully depreciated assets              (18,649)              (18,649)
                                               -----------           -----------

Balance - December 31, 1998                      4,953,952             1,861,937
   Additions during the year                       147,606               185,382
   Write off fully depreciated assets           (1,062,956)           (1,062,956)
                                               -----------           -----------

Balance - December 31, 1999                    $ 4,038,602           $   984,363
                                               ===========           ===========

G.  UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED MARCH 31, 2000 AND 1999


                      SIERRA PACIFIC PENSION INVESTORS '84

                             (A Limited Partnership)

                                 BALANCE SHEETS

                      March 31, 2000 and December 31, 1999


                                                      March 31, 2000         December 31,
                                                        (Unaudited)             1999
                                                        -----------          -----------

ASSETS

Cash and cash equivalents                             $     21,788         $     31,562
Receivables:
  Note receivable, net of deferred gain of
       $132,471                                          1,459,139            1,459,139
  Unbilled rent                                             44,652               44,708
  Billed rent                                               11,293                2,762
  Interest                                                  39,790                    0
Income-producing property -
  accumulated depreciation and valuation
  allowance of $2,813,436 and $2,864,363
  respectively                                           1,153,354            1,174,239
Investment in unconsolidated joint venture               7,357,261            7,303,940
Other assets - net of accumulated amortization
  of $156,401 and $172,144, respectively                   850,937              791,968
                                                      ------------         ------------
Total Assets                                          $ 10,938,214         $ 10,808,318
                                                      ============         ============
LIABILITIES AND PARTNERS' EQUITY
Accrued and other liabilities                         $    151,065         $    122,891
Notes payable                                            1,381,483            1,398,368
                                                      ------------         ------------
Total Liabilities                                        1,532,548            1,521,259
                                                      ------------         ------------
Partners' equity (deficit):
  General Partner                                         (185,170)                   0
  Limited Partners:
    80,000 units authorized,
    77,000 issued and outstanding                        9,590,836            9,287,059
                                                      ------------         ------------

Total Partners' equity                                   9,405,666            9,287,059
                                                      ------------         ------------
Total Liabilities and Partners' equity                $ 10,938,214         $ 10,808,318
                                                      ============         ============

                             See Accompanying Notes

                      SIERRA PACIFIC PENSION INVESTORS '84

                             (A Limited Partnership)

                            STATEMENTS OF OPERATIONS

               For the Three Months Ended March 31, 2000 and 1999


                                                  2000             1999
                                               (Unaudited)      (Unaudited)
                                               -----------      -----------
REVENUES:
 Rental income                                 $ 148,485         $ 143,659
  Interest income                                 39,793            61,088
                                               ---------         ---------
           Total revenues                        188,278           204,747
                                               ---------         ---------
EXPENSES:
  Operating expenses                             128,074           122,176
  Depreciation and amortization                   36,355            68,349
  Interest expense                                32,568            34,769
                                               ---------         ---------
           Total costs and expenses              196,997           225,294
                                               ---------         ---------
LOSS BEFORE PARTNERSHIP'S SHARE OF
  UNCONSOLIDATED JOINT VENTURE
  INCOME                                          (8,719)          (20,547)
PARTNERSHIP'S SHARE OF
  UNCONSOLIDATED JOINT VENTURE
                                               ---------         ---------
  INCOME                                         127,326            58,670
                                               ---------         ---------
NET INCOME                                     $ 118,607         $  38,123
                                               =========         =========
Net income per limited partnership unit        $    1.52         $    0.50
                                               =========         =========

                             See Accompanying Notes

                      SIERRA PACIFIC PENSION INVESTORS '84

                             (A Limited Partnership)

                    STATEMENTS OF CHANGES IN PARTNERS' EQUITY

                    For the Year Ended December 31, 1999 and
                    For the Three Months Ended March 31, 2000



                                                         Limited Partners                                  Total
                                                     ------------------------            General           Partners'
                                                     Per Unit           Total            Partner           Equity
                                                     --------           -----            -------           ------
Partners' equity  - January 1, 2000 (audited)         120.61         9,287,059                 0          9,287,059
Transfer among general partners and                     2.42           186,356          (186,356)                 0
 limited partners
Net income (unaudited)                                  1.52           117,421             1,186            118,607
                                                     -------        ----------        ----------         ----------
Partners' equity (deficit) - March 31, 2000          $124.55        $9,590,836        $ (185,170)        $9,405,666
(unaudited)
                                                     =======        ==========        ==========         ==========





See Accompanying Notes

                      SIERRA PACIFIC PENSION INVESTORS '84

                             (A Limited Partnership)

                            STATEMENTS OF CASH FLOWS

               For the Three Months Ended March 31, 2000 and 1999


                                                          2000              1999
                                                       (Unaudited)       (Unaudited)
                                                       -----------       -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                           $ 118,607         $  38,123
  Adjustments to reconcile net income to cash
  (used in) provided by operating activities:
    Depreciation and  amortization                        36,355            68,349
    Partnership's share of unconsolidated joint
      venture income                                    (127,326)          (58,670)
    Increase in rent receivable                           (8,475)             (626)
    Increase in interest receivable                      (39,790)          (61,085)
    (Increase) decrease in other assets                  (71,621)           28,466
  Increase (decrease) in accrued and other
      liabilites                                          28,174            (2,876)
                                                       ---------         ---------
Net cash (used in) provided by operating
 activities                                              (64,076)           11,681

                                                          2000              1999
                                                       (Unaudited)       (Unaudited)
                                                       -----------       -----------

CASH FLOWS FROM INVESTING
ACTIVITIES:
    Payments for property additions                       (1,813)          (48,025)
                                                       ---------         ---------
    Net cash used in investing activities                 (1,813)          (48,025)
                                                       ---------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Principal payments on notes payable                  (16,885)          (21,159)
    Capital contributions to unconsolidated joint
       venture                                           (34,000)                0
    Distributions from unconsolidated joint
       venture                                           107,000                 0
    Loan from affiliate                                        0            54,500
                                                       ---------         ---------
    Net cash provided by financing activities             56,115            33,341
                                                       ---------         ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS                 (9,774)           (3,003)
CASH AND CASH EQUIVALENTS--
Beginning of period                                       31,562            10,122
                                                       ---------         ---------
CASH AND CASH EQUIVALENTS - End of period              $  21,788         $   7,119
                                                       =========         =========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
    Cash paid during the period for interest           $  32,504         $  34,888
                                                       =========         =========

                      SIERRA PACIFIC PENSION INVESTORS '84
                             (A Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                                   (Unaudited)


1.            BASIS OF FINANCIAL STATEMENTS

In the opinion of Sierra Pacific Pension Investors '84's (the Partnership) management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at March 31, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

2.            RELATED PARTY TRANSACTIONS

Included in the financial statements for the three months ended March 31, 2000 and 1999 are affiliate transactions as follows:

                                                                           March 31
                                                                      ------------------
                                                                      2000          1999
                                                                      ----          ----
                Management fees                                    $  4,449       $ 4,585
                Administrative fees                                  19,744        16,596

3.       INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

Sierra Mira Mesa Partners (SMMP) was formed in 1985 between the Partnership and Sierra Pacific Development Fund II (SPDFII), an affiliate, to develop and operate the real property known as Sierra Mira Mesa, an office building, located in San Diego, California. The Partnership's initial ownership interest in SMMP was 49%; the remaining 51% was owned by SPDFII. Effective December 31, 1996, the general partners amended the partnership agreement to allow for adjustments in the sharing ratio each year based upon the relative net contributions and distributions since inception of each general partner. At March 31, 2000 the Partnership's interest in SMMP was 69.83%; the remaining 30.17% interest is owned by SPDFII.

The consolidated financial statements of SMMP include the accounts of SMMP and Sorrento I Partners, a majority owned California general partnership. Summarized income statement information for SMMP for the three months ended March 31, 2000 and 1999 follows:

                                                                           March 31
                                                                           --------
                                                                      2000            1999
                                                                      ----            ----
                Rental income                                      $ 556,156         $ 500,720
                Total revenues                                       617,334           556,010
                Operating expenses                                   219,914           190,270
                Share of unconsolidated
                  joint venture income (loss)                         45,176           (25,266)
                Net income                                           175,848            87,978


As of March 31, 2000, SMMP holds a 43.92% interest in Sorrento II Partners
(SIIP), a California general partnership with Sierra Pacific Institutional Properties V formed in 1993; a 5.08% interest in Sierra Creekside Partners
(SCP), a California general partnership with Sierra Pacific Development Fund formed in 1994; and a 33.36% interest in Sierra Vista Partners (SVP), a California general partnership with Sierra Pacific Development Fund III formed in 1994.

Summarized income statement information for these Partnerships, which are accounted for by SMMP under the equity method, for the three months ended March 31, 2000 and 1999 follows:

                                SCP                          SVP                        SIIP
                                ---                          ---                        ----
                              March 31                    March 31                    March 31
                              --------                    --------                    --------
                         2000           1999           2000         1999          2000         1999
                         ----           ----           ----         ----          ----         ----
Rental income         $ 229,440     $ 214,772     $       0     $       0     $ 385,844    $ 260,066
Total revenues          229,440       214,772             0        11,907       397,049      260,066
Operating expenses      154,180       126,351        13,665        13,797       124,762      123,578
Extraordinary loss       46,020             0             0             0             0            0
Net (loss) income      (124,683)      (36,421)      (20,154)       (2,457)      127,660      (63,391)


4.            PARTNERS' EQUITY

Equity and net income per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income by the number of limited partnership units outstanding, 77,000.


During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99 percent of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1 percent is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                            HISTORICAL FINANCIAL DATA

                    Sierra Pacific Institutional Properties V
                                Table of Contents




A.       Selected Historical Financial Data


B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997



C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended March 31, 2000 and 1999


D.       Audited Financial Statements - December 31, 1999, 1998 and 1997


E. Financial Statement Schedule III - Real estate and accumulated depreciation


F.       Unaudited Financial Statements - Quarters Ended March 31, 2000 and 1999

     A. SELECTED HISTORICAL FINANCIAL DATA OF SIERRA PACIFIC INSTITUTIONAL
                                  PROPERTIES V

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                           YEAR ENDED DECEMBER 31,                       QUARTER ENDED MARCH 31,
                                                           -----------------------                       -----------------------
                                                  1995        1996        1997        1998        1999        1999      2000
                                                -------     -------     -------     -------     -------     -------    ------
OPERATING DATA:
REVENUES:
Rental and reimbursement
income .......................................  $   923     $   991     $   979     $   815     $ 1,193     $   260     $ 386
Interest and other income ....................       --          --          --          --          35          --        11
                                                -------     -------     -------     -------     -------     -------     -----
Total revenues ...............................  $   923     $   991     $   979     $   815     $ 1,228     $   260     $ 397
                                                =======     =======     =======     =======     =======     =======     =====
EXPENSES:
Property operating ...........................      220         246         238         255         283         124       125
Management and advisory fees .................       47          54          60          50          69          --        --
Ground Lease .................................      383         383         382         374         410          93        29
Real estate and other taxes ..................      108          91          89         105         111          --        --
Depreciation and amortization ................      423         447         447         458         442         106       115
                                                -------     -------     -------     -------     -------     -------     -----
Total expenses ...............................    1,181       1,221       1,216       1,242       1,315         323       269
                                                =======     =======     =======     =======     =======     =======     =====
Net income (loss) before
minority interest ............................     (258)       (230)       (237)       (427)        (87)        (63)      128
Minority interest ............................       52          62          59         143          30          22       (56)
                                                -------     -------     -------     -------     -------     -------     -----
Net income (loss) ............................  $  (206)    $  (168)    $  (178)    $  (284)    $   (57)    $   (41)    $  72
                                                =======     =======     =======     =======     =======     =======     =====

                                                                      DECEMBER 31,                               MARCH 31,
                                                                      ------------                               ---------
                                                  1995        1996        1997        1998        1999        1999      2000
                                                -------     -------     -------     -------     -------     -------    ------
OTHER DATA:
Weighted average number of units outstanding         31          31          31          31          31          31        31
Income (loss) per unit                            (6.70)      (5.46)      (5.79)      (9.22)      (1.84)      (1.34)     2.30
Ratio of earnings to fixed charges (1)               --          --          --          --          --          --      8.20
Deficiency of earnings to cover fixed
charges(2)                                          206         168         178         284          57          41        --
Cash distributions to minority  investors           (24)       (191)       (262)        (86)         (4)         --       (55)
Total properties owned at end of
period                                                1           1           1           1           1           1         1
Book value per limited partnership
unit                                                 85          79          74          64          63                    67
Per unit value assigned for the                                                                                           159
consolidation
BALANCE SHEET DATA:
Cash and cash equivalents                       $    67     $     9     $    23     $     3     $   135                $   30
Real estate held for investment, net              6,333       5,992       5,630       5,571       5,552                 5,766
Accounts receivable, net                            401         490         476         486         528                   544
Investment in/due from partnerships                  --          19          19          19          --                    --
Other assets                                        329         276       1,065       1,068       1,659                   289
Total assets, at book value                       7,130       6,786       7,213       7,147       7,874                 6,629
Total assets at value assigned for the
consolidation                                                                                                           6,145

                                                                      DECEMBER 31,                               MARCH 31,
                                                                      ------------                               ---------
                                                  1995        1996        1997        1998        1999        1999      2000
                                                -------     -------     -------     -------     -------     -------    ------
Total liabilities                                   216         248         220         439         285                    65
General partners deficit                             --          --          --          --          --                   (53)
Limited partners equity                           2,627       2,459       2,282       1,997       1,941                 2,066
Other equity                                      4,287       4,079       4,711       4,711       5,648                 4,551

CASH FLOW DATA:
Increase (decrease) in cash and equivalents,
net                                                  64         (58)         15         (20)        132          45      (104)
Cash (used in) provided by operating
activities                                          (96)        159        (647)        177        (493)         13       224

(1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

(2) Deficiency of earnings to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Management's Discussion and Analysis of Financial Condition and Results of Operations includes certain forward looking statements reflecting the Partnership's expectations in the near future; however, many factors which may affect the actual results, especially changing regulations, are difficult to predict. Accordingly, there is no assurance that the Partnership's expectations will be realized.

Overview:

The following discussion should be read in conjunction with the Selected Financial Data and the Partnership's Consolidated Financial Statements and Notes thereto incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. As of December 31, 1999, the Partnership owned a 64.90% interest in Sierra Sorrento II, an industrial property located in San Diego, California.

Results of Operations:

Comparison of year ended December 31, 1999 to year ended December 31, 1998.

Rental income increased by $378,000, or 46%, principally as a result of 100% occupancy for the entire year. During the first seven months of 1998, 29,150 square feet of the Property was vacant. A single tenant leased 22,150 square feet in August 1998 and the remaining 7,000 square feet in December 1998. The weighted-average annual rent per square foot, on an accrual basis, was $11.04 at December 31, 1999 compared to $10.95 at December 31, 1998.

The Partnership made additional ground lease prepayments totaling $825,000 in 1999. Effective October 1999, all minimum base rent amounts becoming payable under the terms of the lease were to be applied against the prepaid balance until such time that the prepaid balance is extinguished plus interest at the rate of 10% per annum. Interest income of $35,000 was recorded in 1999 as a result.

Total operating expenses increased by $73,000, or 6%, in comparison to the prior year, primarily due to an increase in ground lease expense, management fees and administrative costs. Additionally, a loan made to an affiliate in 1996 was deemed uncollectible and written-off to bad debt expense in 1999. Ground lease expense rose as a result of higher additional rents becoming due effective January 1999 in accordance with the lease agreement. The increase in management fees is attributable to the higher rental income. The increase in total operating expenses was partially offset by a decrease in depreciation and amortization, and by lower maintenance and repair costs incurred in 1999.

Comparison of year ended December 31, 1998 to year ended December 31, 1997.

Rental income decreased by $164,000, or 17%, primarily due to lower occupancy during the first seven months of 1998. One tenant, whose lease accounted for 22,150 square feet of the Property, expired December 31, 1997. This vacant space was re-leased to a tenant in the second quarter of 1998 and rent commenced in late August. This same tenant began leasing an additional 7,000 square feet in December 1998. The Property was 100% occupied at December 31, 1998. The weighted-average annual rent per square foot, on an accrual basis, increased from $10.12 at December 31, 1997 to $10.95 at December 31, 1998 as a result of higher rental rates.

Total operating expenses increased by $26,000, or 2%, when compared to 1997. Depreciation and amortization, maintenance and repairs, and other operating expenses increased due to costs associated with the new tenant. Further, property taxes were higher due to an increase in the assessed value of the Property. The increase in total operating expenses was partially offset due to a decrease in management fees and legal fees. Management fees were lower as a result of the decrease in rental income. Legal fees were higher in 1997 due to professional fees associated with the property's ground lease.

Liquidity and Capital Resources:

On October 1, 1993, the Partnership created a California general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners ("SMMP"), an affiliate, to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. SMMP has adequate resources to make the necessary advances during the foreseeable future. During 1999, SMMP contributed a total of $971,420 to the Partnership and received distributions of $4,000 from the Partnership.

The Partnership used cash in operations of $493,000 and paid $343,000 for building and tenant improvements in 1999. At December 31, 1999, the Partnership is in a liquid position with cash and billed rents of $211,000 and current liabilities of $84,000.

In February 2000, the Partnership purchased the Sorrento II land holdings from CGS Real Estate, Inc. for $3,500,000 and the ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745. SMMP contributed the majority of the cash for the land purchase.

The Partnership's primary capital requirements will be for construction of new tenant space. It is anticipated that these requirements and any operating capital requirements will be funded from operations of the Property and SMMP.

Inflation:

The Partnership's long-term leases contain provisions designed to mitigate the adverse impact of inflation on its results from operations. Such provisions may include escalation clauses related to Consumer Price Index increases.

YEAR 2000 COMPLIANCE

The Year 2000 Compliance issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Partnership's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements.

The Partnership did not experience any major system failures or disruptions in operations over the year 2000 transition. All systems have continued to operate as normal.

The Partnership did not separately track internal costs related to the Year 2000 issue and Partnership management believes these amounts did not have a material impact on the Partnership's financial position or results of operations.

The Partnership employs a property management company to manage, operate and lease the property. The management company did not experience any major systems failures or disruptions in operations at the property. The Partnership remains confident that no Year 2000 issues with the property management company or other third parties will arise in the future although no guarantees can be made to that effect.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - QUARTERS ENDED MARCH 31, 2000 AND 1999

(a) OVERVIEW

The following discussion should be read in conjunction with Sierra Pacific Institutional Properties V's (the Partnership) Consolidated Financial Statements and Notes thereto as of 3/31/2000 and 1999.

The Partnership currently owns a 56.08% interest in the Sorrento II Partnership, which operates the Sorrento II property in San Diego, California.

(b) RESULTS OF OPERATIONS

Rental income for the three months ended March 31, 2000 increased by approximately $126,000, or 48%, when compared to the corresponding period in the prior year. This increase was primarily due to higher common area maintenance fees billed during the quarter. The Property was 100% occupied at March 31, 2000 and March 31, 1999.

Total operating expenses for the three months ended March 31, 2000 increased by approximately $1,000, or 1%, in comparison to the same period in 1999. The Partnership incurred higher auditing, data processing and administrative costs during the quarter. This increase was partially offset by a decrease in maintenance and repairs costs and other operating expenses.

(c) LIQUIDITY AND CAPITAL RESOURCES

The Partnership is in a liquid position at March 31, 2000 with cash and billed rents of approximately $136,000 and current liabilities of approximately $65,000. A source of cash is available through advances from the minority owner of the property, Sierra Mira Mesa Partner (SMMP). SMMP has adequate resources to make any necessary advances during the foreseeable future.

Inflation:

The Partnership does not expect inflation to be a material factor in its operations in 2000.

D. AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997 INDEPENDENT AUDITORS' REPORT

To the Partners of
Sierra Pacific Institutional Properties V

We have audited the accompanying consolidated balance sheets of Sierra Pacific Institutional Properties V, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in partners' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sierra Pacific Institutional Properties V as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 1999 and 1998

                                            December 31, 1999    December 31, 1998
                                            -----------------    -----------------
ASSETS
------

Cash and cash equivalents                       $  134,781          $    3,203
Receivables:
  Unbilled rent (Notes 1 and 4)                    451,414             486,238
  Billed rent (Note 1)                              76,707                   0
Due from affiliates (Note 3)                             0              18,995
Prepaid ground lease (Note 3)                    1,344,540             683,000
Income-producing property - net of
  accumulated depreciation of
  $2,195,937 in 1999 and $2,760,889
  in 1998 (Note 4)                               5,552,440           5,570,726
Other assets (Notes 1, 2 and 3)                    314,313             385,079
                                                ----------          ----------
Total Assets                                    $7,874,195          $7,147,241
                                                ==========          ==========

LIABILITIES AND PARTNERS' EQUITY
--------------------------------

Accrued and other liabilities (Note 2)          $   90,908          $  252,764
Ground lease payable (Note 1)                      194,539             185,863
                                                ----------          ----------
Total Liabilities                                  285,447             438,627
                                                ----------          ----------

Ground lessor's equity in income-
  producing property (Note 3)                    3,000,000           3,000,000
                                                ----------          ----------
Minority interest in consolidated
   joint venture (Note 4)                        2,647,872           1,711,089
                                                ----------          ----------
Partners' equity (Notes 1 and 5):
  General Partner                                        0                   0
  Limited Partners:
    140,000 units authorized,
    30,777 issued and
    outstanding                                  1,940,876           1,997,525
                                                ----------          ----------

Total Partners' equity                           1,940,876           1,997,525
                                                ----------          ----------

Total Liabilities and Partners' equity          $7,874,195          $7,147,241
                                                ==========          ==========

                            See Accompanying Notes 16
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1999, 1998 and 1997

                                                            1999                  1998                  1997
                                                        -----------           -----------           -----------
REVENUES:
  Rental income (Note 1)                                $ 1,193,082           $   814,801           $   979,052
  Interest income (Note 3)                                   34,540                     0                     0
                                                        -----------           -----------           -----------

    Total revenues                                        1,227,622               814,801               979,052
                                                        -----------           -----------           -----------

EXPENSES:
Operating expenses:
    Depreciation and amortization                           442,093               458,276               447,453
    Ground lease (Note 3)                                   409,607               373,805               381,826
    Property taxes and insurance                            111,292               104,621                89,444
    Maintenance and repairs                                  67,996                80,758                66,599
    Administrative fees (Note 3)                             87,110                74,059                65,163
    Management fees (Note 3)                                 69,072                49,919                59,515
    Legal and accounting                                     29,722                29,742                61,781
    General and administrative                               17,661                15,055                13,655
    Utilities                                                23,211                26,250                22,029
    Renting expenses                                              0                     0                 1,981
    Bad debt expense (Note 3)                                18,995                     0                     0
    Other operating expenses                                 38,149                29,295                 6,723
                                                        -----------           -----------           -----------

     Total operating expenses                             1,314,908             1,241,780             1,216,169
                                                        -----------           -----------           -----------

LOSS BEFORE MINORITY INTEREST'S SHARE
  OF CONSOLIDATED JOINT VENTURE LOSS                        (87,286)             (426,979)             (237,117)
                                                        -----------           -----------           -----------

MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE LOSS                            30,637               143,251                59,066
                                                        -----------           -----------           -----------

NET LOSS                                                $   (56,649)          $  (283,728)          $  (178,051)
                                                        ===========           ===========           ===========

Net loss per limited partnership unit (Note 1)          $     (1.84)          $     (9.22)          $     (5.79)
                                                        ===========           ===========           ===========

                            See Accompanying Notes 17
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              For the Years Ended December 31, 1999, 1998 and 1997

                                                   Limited Partners                                         Total
                                              ----------------------------            General             Partners'
                                              Per Unit            Total               Partner              Equity
                                              ---------        -----------           ---------           ----------
Partners' equity - January 1, 1997            $   79.91        $ 2,459,304           $       0           $2,459,304
Net loss                                          (5.79)          (178,051)                                (178,051)
                                              ---------        -----------           ---------           ----------
Partners' equity - December 31, 1997              74.12          2,281,253                   0            2,281,253
Net loss                                          (9.22)          (283,728)                                (283,728)
                                              ---------        -----------           ---------           ----------
Partners' equity - December 31, 1998              64.90          1,997,525                   0            1,997,525
Net loss                                          (1.84)           (56,649)                                 (56,649)
                                              ---------        -----------           ---------           ----------
Partners' equity - December 31, 1999          $   63.06        $ 1,940,876           $       0           $1,940,876
                                              =========        ===========           =========           ==========

                            See Accompanying Notes 18
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1999, 1998 and 1997


                                                       1999           1998           1997
                                                    ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                          $ (56,649)     $(283,728)     $(178,051)
  Adjustments to reconcile net loss to cash
  (used in) provided by operating
  activities:
    Depreciation and amortization                     442,093        458,276        447,453
    Minority interest's share of unconsolidated
      joint venture loss                              (30,637)      (143,251)       (59,066)
    Bad debt expense                                   18,995              0              0
    (Increase) decrease in rent receivable
                                                      (41,883)        (9,960)        13,687
    Increase in prepaids and other assets            (671,833)       (62,463)      (844,087)
    (Decrease) increase in accrued and other
     liabilities                                     (153,180)       218,183        (27,122)
                                                    ---------      ---------      ---------
    Net cash (used in) provided by operating
     activities                                      (493,094)       177,057       (647,186)
                                                    ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property additions                    (342,748)      (340,376)       (29,313)
                                                    ---------      ---------      ---------
  Net cash used in investing activities              (342,748)      (340,376)       (29,313)
                                                    ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to minority investor                   (4,000)       (85,657)      (262,000)
  Contributions from minority investor                971,420        228,700        953,400
                                                    ---------      ---------      ---------

  Net cash provided by financing activities           967,420        143,043        691,400
                                                    ---------      ---------      ---------

NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                               131,578        (20,276)        14,901

CASH AND CASH EQUIVALENTS - Beginning
   of year                                              3,203         23,479          8,578
                                                    ---------      ---------      ---------

CASH AND CASH EQUIVALENTS - End of  year            $ 134,781      $   3,203      $  23,479
                                                    =========      =========      =========

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                       (A California Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sierra Pacific Institutional Properties V (the "Partnership") was organized on October 8, 1985 in accordance with the provisions of the California Uniform Limited Partnership Act to acquire and operate commercial and industrial real properties. S-P Properties, Inc. is the General Partner and manager of the Partnership. On December 30, 1994, all of the outstanding stock of TCP, Inc. was sold to Finance Factors, Inc. TCP, Inc. owns all of the common stock of S-P Properties, Inc. Finance Factors was a subsidiary of CGS Real Estate Company, Inc., a national real estate company. In July 1995, Finance Factors, Inc. merged with Bancor Real Estate Company, Inc., another subsidiary of CGS Real Estate Company, Inc.

The Partnership acquired land in August 1987 for the development of an 88,073 square foot office property in San Diego, California known as Sierra Sorrento
II. This development consists of two separate buildings; a two-story building consisting of 29,500 usable square feet that was completed in November 1988 and a two-story building consisting of 58,573 usable square feet that was completed in May 1989.

On October 1, 1993, the Partnership created a California general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners ("SMMP"), an affiliate, to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. The Partnership contributed the Sierra Sorrento II property and cash and SMMP contributed cash to the newly formed partnership. At December 31, 1999, the Partnership's remaining asset is a 64.90% interest in Sorrento II Partners.

On July 8, 1997, the Sorrento II land was purchased from Lincoln National Life Insurance Company by CGS Real Estate Company, Inc., an affiliate of the General Partner. On September 24, 1997, all rights, title and interest in the ground lease were transferred and assigned to CGS Real Estate Company, Inc.
("Ground Lessor") (See Note 3).

On February 1, 2000, the Partnership purchased the land holdings from CGS Real Estate Company, Inc. for $3,500,000 and the ground lease was subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745.

Basis of Financial Statements

The Partnership maintains its books and prepares its financial statements in accordance with generally accepted accounting principles. However, the Partnership prepares its tax returns on the accrual basis of accounting as defined by the Internal Revenue Code with adjustments to reconcile book and taxable income (loss) for differences in the treatment of certain income and expense items. The accompanying financial statements do not reflect any provision for federal or state income taxes since such taxes are the obligation of the individual partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Partnership and Sorrento II Partners, a majority owned California general partnership (see
Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash and cash equivalents include highly liquid, short-term investments with original maturities of three months or less.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The financial instruments of the Partnership at December 31, 1999 and 1998 consist of cash and cash equivalents, receivables, due from affiliates, and accounts payable. The fair value of cash and cash equivalents, receivables, and accounts payable approximates the carrying value due to the short term nature of these items. The amounts due from affiliates are not fair valued due to the related party nature of this receivable.

Income-Producing Property

Property and tenant improvements are carried at cost and depreciated on the straight-line method over the estimated lives of the related assets, ranging from three to thirty years. Tenant improvements incurred at the initial leasing of the property are depreciated over the lessor of ten years or the lease term and tenant improvements incurred at the re-leasing of the property are depreciated over the life of the related lease.

Expenditures for repairs and maintenance are charged against income as incurred. Improvements and major renewals are capitalized. Costs and the related accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal or when fully depreciated and any resulting gain or loss is reflected in income.

The Partnership regularly evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Future cash flows are estimated and compared to the carrying amount of the asset to determine if an impairment has occurred. If the sum of the expected future cash flows is less than the carrying amount of the asset, the Partnership shall recognize an impairment loss in accordance with the Statement. No such impairment has been recognized by the Partnership.

Because the determination of fair value is based upon projections of future economic events such as property occupancy rates, rental rates, operating cost inflation and market capitalization rates which are inherently subjective, the amounts ultimately realized at disposition may differ materially from the net carrying value as of December 31, 1999. The cash flows used to determine fair value and net realizable value are based on good faith estimates and assumptions developed by management. Unanticipated events and circumstances may occur and some assumptions may not materialize; therefore actual results may vary from the estimates and the variances may be material. The Partnership may provide additional write-downs which could be material in subsequent years if real estate markets or local economic conditions change.

Other Assets

Deferred leasing costs represent costs incurred to lease properties and are amortized over the life of the related lease using the straight line method of accounting.

Rental Income and Rent Receivable

Rental income is recognized on the straight-line method over the term of the related operating lease in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases".

Unbilled rent receivable represents the difference between rent recognized on the straight-line method and actual cash due.

Ground Lease Payable

Ground lease payable represents the difference between rent recognized on the straight-line method in accordance with the provisions of Statement of Financial Accounting Standards No. 13, "Accounting for Leases" and actual cash due and paid by that date.

Calculation of Equity and Net Income (Loss) Per Limited Partnership Unit

Equity and net income (loss) per limited partnership unit are determined by dividing the Limited Partners' equity and net income (loss) by 30,777, the number of limited partnership units outstanding for all periods.

Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." These SFAS's, which are effective for the Partnership's fiscal year ending December 31, 1998, establish additional disclosure requirements but do not affect the measurement of the results of operations. During the periods presented, the Partnership did not have any items of comprehensive income. The adoption of SFAS No. 131 had no effect on the Partnership's financial statements as the Partnership operates in only one segment, the acquisition, development and operation of commercial real estate.

2. DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS

Additional information regarding certain balance sheet accounts, at December 31, 1998 and 1997, is as follows:

                                                      1999         1998
                                                    --------     --------
Other assets:
     Prepaid expenses                               $  5,626     $ 45,741
     Deferred leasing costs, net of accumulated
          amortization of $306,675 in 1999
          and $225,616 in 1998                       308,687      339,338
                                                    --------     --------
                                                    $314,313     $385,079
                                                    ========     ========
Accrued and other liabilities:
     Accounts payable                               $ 43,980     $ 83,801
     Unearned rental income                           23,800      152,150
     Security deposits                                 7,249        7,249
     Other                                            15,879        9,564
                                                    --------     --------
                                                    $ 90,908     $252,764
                                                    ========     ========

3. GENERAL PARTNER AND RELATED PARTY TRANSACTIONS

An affiliate of the General Partner may receive a management fee of 6% of the gross rental income (as defined in the partnership agreement) collected from the properties. Management fees paid to affiliates for the years ended December 31, 1999, 1998 and 1997 were $69,072, $49,919 and $59,515, respectively.

An affiliate of the General Partner is entitled to reimbursement for expenses incurred by the affiliate for services provided to the Partnership such as accounting, legal, data processing and similar services. The affiliate was reimbursed $89,275, $77,844 and $69,720 for such services for the years ended December 31, 1999, 1998, and 1997, respectively. In consideration for services rendered with respect to initial leasing of Partnership properties, an affiliate is paid initial leasing costs. For the years ended December 31, 1999 and 1998, a total of $16,293 and $74,504, respectively, was paid for initial leasing costs. No such costs were incurred in 1997. Additionally, the Partnership reimbursed the affiliate for construction supervision costs incurred by the affiliate. For the years ended December 31, 1999, 1998, and 1997, the affiliate received $0, $22,511, and $1,998, respectively, for tenant improvements supervisory costs.

The Partnership sold the Sierra Sorrento II land holdings to Lincoln National Life Insurance Company for $3,000,000 on February 1, 1989. Upon ownership transfer, the Partnership entered into a 40 year ground lease with the insurance company. The Sierra Sorrento II land lease requires initial minimum payments of $25,000 per month commencing February 1989. The terms of the ground lease require scheduled rent increases over the lease term and additional ground rent. Subject to the provisions of the ground lease, the Partnership has the right to sell the property (land and buildings) to a third party. Upon ownership transfer the ground lease will terminate. Upon sale, the Ground Lessor is entitled to remuneration of the prior $3,000,000 investment prior to distribution of proceeds to the Partnership. The Ground Lessor will also participate in the appreciation of the property (upon sale) based on a formula contained in the ground lease agreement. On July 8, 1997, the land was purchased from Lincoln National Life Insurance Company by CGS Real Estate Company, Inc., an affiliate of the General Partner. On September 24, 1997, all rights, title and interest in the ground lease were transferred and assigned to CGS Real Estate Company, Inc. ("Ground Lessor").

In October 1997, the Partnership prepaid $900,000 of the ground lease to CGS Real Estate Company, Inc. in exchange of an amendment reducing the minimum rent required under the lease from $360,000 to $330,000 per year from 1999 to 2008. The minimum basic rent effective January 1, 2009 through December 31, 2028 remained unchanged at $360,000 per year. The November 1997, December 1997, and January 1998 rent amounts payable under the terms of the lease were applied against the prepaid balance. Effective February 1998, rent amounts were to be paid at the rate of $18,000 per month until such time that the prepaid balance was extinguished.

In 1999, the Partnership made additional ground lease prepayments totaling $825,000. Effective October 1999, all minimum base rent amounts becoming payable were to be applied against the prepaid balance until such time that the prepaid balance is extinguished plus interest at the rate of 10% per annum. Interest income of $34,540 was recorded in 1999 as a result. The prepaid balance at December 31, 1999 was $1,344,540.

On February 1, 2000, the Partnership purchased the land holdings from CGS Real Estate Company, Inc. for $3,500,000 and the ground lease subsequently terminated. The Partnership paid cash of $2,174,255 and was credited its current prepaid balance of $1,325,745.

During 1996, the Partnership made a non-interest bearing loan to an affiliate in the amount of $18,995. The loan was deemed uncollectible and subsequently written off to bad debt expense in 1999.

4. INCOME-PRODUCING PROPERTY

At December 31, 1999 and 1998 the total cost and accumulated depreciation of the property are as follows:

                                  1999             1998
                              -----------      -----------
Land                          $ 2,569,815      $ 2,569,815
Building and improvements       5,178,562        5,761,800
                              -----------      -----------
             Total              7,748,377        8,331,615
Accumulated depreciation       (2,195,937)      (2,760,889)
                              -----------      -----------
             Net              $ 5,552,440      $ 5,570,726
                              ===========      ===========

During 1999 and 1998, the Partnership removed $925,986 and $28,663, respectively, from its buildings and improvements and related depreciation accounts for fully depreciated property.

Sierra Sorrento II experienced a land ownership transfer in February 2000 (See
Note 3).

On October 1, 1993, the Partnership formed a joint venture with SMMP, an affiliate. The joint venture, known as Sorrento II Partners ("SIIP"), was formed as a California general partnership to develop and operate the Sierra Sorrento II property. The Partnership had an 83.2% equity interest with its contribution of Sierra Sorrento II and $115,000 in cash. Such interest was computed based upon the estimated fair value of SIIP's net assets at the date of formation of the joint venture. SMMP was allocated a 16.8% initial equity interest in SIIP in exchange for its $710,000 cash contribution ($1,324,400, net, through December 31, 1996). SMMP made additional cash contributions amounting to $953,400, $228,700, and $971,420, and received distributions amounting to $262,000, $85,657 and $4,000 during 1997, 1998 and 1999, respectively. The percentage interests of the Partnership and SMMP are to be adjusted every January 1st during the term of SIIP, beginning January 1, 1995. Accordingly, as of January 1, 1997, 1998 and 1999, the Partnership's interest in SIIP was changed to 75.09%, 66.45% and 64.90%, respectively, and SMMP's interest was changed to 24.91%, 33.55% and 35.10%, respectively. On January 1, 2000, the Partnership's interest will be decreased to 56.08% and SMMP's interest will be increased to 43.92% to reflect the 1999 contributions and distributions. Under the terms of the SIIP joint venture agreement, SMMP will receive preferential cash distributions of available "Distributable Funds" from the operation of SIIP or sale of its property to the extent of its capital contributions. Additional Distributable Funds are allocable to the Partnership to the extent of the deemed fair value of its property contribution, and the remainder to the Partnership and SMMP in proportion to their respective equity interests.

Future minimum base rental income, under the existing operating leases for the Sierra Sorrento II property, to be recognized on a straight-line basis and amounts to be received on a cash basis are as follows:

                                            Straight-line             Cash
     Year Ending December 31,                   Basis                 Basis
     ------------------------               -------------          -----------
                2000                         $   972,183           $ 1,052,120
                2001                             972,183             1,086,440
                2002                             972,183             1,118,346
                2003                             530,098               576,160
                2004                             441,680               479,230
               Thereafter                        257,645               285,090
                                             -----------           -----------
                  Total                      $ 4,145,972           $ 4,597,386
                                             ===========           ===========

In 1999, 56% of rental income was generated from an electronics manufacturer and 44% was from a media and marketing company. In 1998, the electronics manufacturer generated 82% of rental income and the remaining 18% was from the media and marketing company. In 1997, 65% of all rental income was from the electronics manufacturer and 35% was from a tenant in the healthcare sector.

5. PARTNERS' EQUITY

Accrual basis profits and losses resulting from operations of the Partnership are allocated 99% to the Limited Partners and 1% to the General Partner. Currently, the Partnership does not meet the criteria for distributing cash to the General Partner, and it cannot reasonably predict when the criteria will be met. Accordingly, no accrual basis profits and losses from operations were allocated to the General Partner.

Upon any sale or other disposition of the Partnership's real properties, distributions will be made to the Limited Partners until they have received distributions from sales proceeds in an amount equal to 100% of their unreturned capital. Thereafter, distributions generally will be divided 1% to the General Partner and 99% to the Limited Partners until the Limited Partners have received distributions from all sources equal to the sum of their respective priority distributions (an amount equal to not less than 12% per annum cumulative, but not compounded, on each Limited Partners' unreturned capital). Thereafter, the General Partner will be entitled to receive incentive distributions which, when aggregated with the 1% distributions to the General Partner described above, are equal to 10% of the total net sale proceeds available for distribution to the Partners. Any remaining sale proceeds will be distributed to the Limited Partners.

E.   Financial Statement Schedule III


INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

To the Partners of
Sierra Pacific Institutional Properties V


We have audited the consolidated financial statements of Sierra Pacific Institutional Properties V, a California limited partnership, (the "Partnership") as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and have issued our report thereon dated February 25, 2000. Such consolidated financial statements and report are included in your 1999 Annual Report to the Limited Partners and are incorporated herein by reference. Our audits also included the financial statement schedule of Sierra Pacific Institutional Properties V, listed in Item E of the Table of Contents. This financial statement schedule is the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 25, 2000

                                  SCHEDULE III
                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1999

                                       Initial Cost                                  Gross Amount at
                                     to Partnership (1)      Improvements    Which carried at close of period
                                    ----------------------   Capitalized     ----------------------------------
                         Encumb-                  Improve-  After Acquis-                Improve-       Total        Accum.
Description              rances      Land          ments       ition (2)     Land         ments       (3)(4)(6)   Deprec. (5)
-----------              ------      ----          -----    -------------    ----         -----       ---------   -----------
OFFICE BUILDING-
  INCOME -PRODUCING:

Sierra Sorrento II (3)
San Diego,              $3,000,000  $2,420,186       0       $ 6,133,211   $2,569,815   $ 5,178,562   $7,748,377  $ 2,195,937
California




                              Date        Date     Deprec.
Description                Constructed  Acquired    Life
-----------                -----------  --------    ----
OFFICE BUILDING-
  INCOME -PRODUCING:

Sierra Sorrento II (3)
San Diego,                     (5)        8/87    3-30 yrs.
California

(1) The initial cost represents the original purchase price of the property.

(2)      The Partnership has capitalized property development costs.

(3) On February 1, 1989, the Sierra Sorrento II land was sold for $3,000,000 and leased back from the buyer. Sales and Leaseback costs of $149,629 were capitalized. Because the sale and leaseback transaction contains many characteristics of a joint venture, the Partnership accounts for this arrangement under the method of accounting described in Note 4 to the consolidated financial statements incorporated by reference to the Annual Report to the Limited Partners attached as an Exhibit. On October 1, 1993, the property was transferred to a general partnership, Sorrento II Partners. The Partnership has an equity interest of 64.90% and Sierra Mira Mesa Partners, an affiliate, has a 35.10% interest at December 31, 1999.

(4) For Federal Income Tax purposes, the total cost of the Property (net of the ground lessor's equity) is $4,748,377.

(5) Construction on a two-story building ("Building B"), 29,500 usable square footage, was completed in November 1988. Construction on a two-story building ("Building A") 58,573 usable square footage, was completed in May 1989

(6) Reconciliation of total real estate carrying value and accumulated depreciation for the three years ended December 31, 1999 is as follows:

                                          Total Real Estate   Accumulated
                                            Carrying Value    Depreciation
                                          -----------------   ------------
Balance - January 1, 1997                    $ 7,990,589      $ 1,998,154
   Additions during the year                      29,313          392,152
                                             -----------      -----------
Balance - December 31, 1997                    8,019,902        2,390,306
    Additions during the year                    340,376          399,246
    Deductions:
      Write off fully depreciated assets         (28,663)         (28,663)
                                             -----------      -----------
Balance - December 31, 1998                    8,331,615        2,760,889
    Additions during the year                    342,748          361,033
    Deductions:
      Write off fully depreciated assets        (925,986)        (925,986)
                                             -----------      -----------


Balance - December 31, 1999                  $ 7,748,377      $ 2,195,937
                                             ===========      ===========

F. UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED MARCH 31, 2000 AND 1999


                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A Limited Partnership)
                           CONSOLIDATED BALANCE SHEETS
                      March 31, 2000 and December 31, 1999

                                                    March 31, 2000     December 31, 1999
                                                     (Unaudited)
                                                    --------------     -----------------
ASSETS
------
Cash and cash equivalents                            $    30,301          $  134,781
Receivables:
  Unbilled rent                                          437,419             451,414
  Billed rent                                            106,131              76,707
Prepaid ground lease                                           0           1,344,540
Income-producing property - net of
  accumulated depreciation of $2,289,793
  and $2,195,937, respectively                         5,766,091           5,552,440
Other assets - net of accumulated amortization
  of $328,005 and $306,675, respectively                 288,764             314,313
                                                     -----------          ----------
Total Assets                                         $ 6,628,706          $7,874,195
                                                     ===========          ==========
LIABILITIES AND PARTNERS' EQUITY
--------------------------------
Accrued and other liabilities                        $    65,298          $   90,908
Ground lease payable                                           0             194,539
                                                     -----------          ----------
Total Liabilities                                         65,298             285,447
                                                     -----------          ----------
Ground lessor's equity in income-
  producing property                                           0           3,000,000
                                                     -----------          ----------
Minority interest in consolidated
   joint venture                                       4,550,940           2,647,872
                                                     -----------          ----------
Partners' equity (deficit):
  General Partner                                        (53,638)                  0
  Limited Partners:
  140,000 units authorized,
  30,777 issued and outstanding                        2,066,106           1,940,876
                                                     -----------          ----------
Total Partners' equity                                 2,012,468           1,940,876
                                                     -----------          ----------
Total Liabilities and Partners' equity               $ 6,628,706          $7,874,195
                                                     ===========          ==========



                            See Accompanying Notes 4

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A Limited Partnership)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               For the Three Months Ended March 31, 2000 and 1999

                                                     2000           1999
                                                  (Unaudited)    (Unaudited)
                                                   ---------      ---------
REVENUES:
  Rental income                                    $ 385,844      $ 260,066
  Interest income                                     11,205              0
                                                   ---------      ---------
                    Total revenues                   397,049        260,066
                                                   ---------      ---------
EXPENSES:
  Operating expenses                                 124,762        123,578
  Ground lease                                        29,441         93,451
  Depreciation and amortization                      115,186        106,428
                                                   ---------      ---------
                    Total costs and expenses         269,389        323,457
                                                   ---------      ---------
INCOME (LOSS) BEFORE MINORITY
  INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE
  (INCOME) LOSS                                      127,660        (63,391)
                                                   ---------      ---------
MINORITY INTEREST'S SHARE OF
  CONSOLIDATED JOINT VENTURE
  (INCOME) LOSS                                      (56,068)        22,250
                                                   ---------      ---------
NET INCOME (LOSS)                                  $  71,592      $ (41,141)
                                                   =========      =========

Net income (loss) per limited partnership unit     $    2.30      $   (1.34)
                                                   =========      =========



                            See Accompanying Notes 5

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A Limited Partnership)

             CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY
                    For the Year Ended December 31, 1999 and for the Three Months Ended March 31, 2000



                                                       Limited Partners                             Total
                                                   -------------------------       General        Partners'
                                                    Per Unit        Total          Partner         Equity
                                                   ---------      ----------       --------      ----------
Partners' equity - January 1, 2000 (audited)           63.06       1,940,876              0       1,940,876
Transfer among general and limited partners             1.77          54,354        (54,354)              0
Net income                                              2.30          70,876            716          71,592
                                                   ---------      ----------       --------      ----------
Partners' equity (deficit) - March 31, 2000
  (unaudited)                                      $   67.13      $2,066,106       $(53,638)     $2,012,468
                                                   =========      ==========       ========      ==========





                            See Accompanying Notes 6

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A Limited Partnership)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the Three Months Ended March 31, 2000 and 1999

                                                      2000           1999
                                                  (Unaudited)     (Unaudited)
                                                  -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                               $    71,592      $ (41,141)
  Adjustments to reconcile net income (loss)
  to cash provided by operating activities:
    Depreciation and amortization                     115,186        106,428
    Minority interest's share of consolidated
      joint venture income (loss)                      56,068        (22,250)
    Increase in rent receivable                       (15,429)       (51,038)
    Decrease in prepaids and other assets              23,014         50,417
    Decrease in accrued and other liabilities         (26,169)       (29,309)
                                                  -----------      ---------
    Net cash provided by operating activities         224,262         13,107
                                                  -----------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments for property additions                (2,175,742)       (23,731)
                                                  -----------      ---------
    Net cash used in investing activities          (2,175,742)       (23,731)
                                                  -----------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Contributions from minority investor            1,902,000              0

    Distributions to minority investor                (55,000)             0
    Loan from affiliate                                     0         56,000
                                                  -----------      ---------
    Net cash provided by financing activities       1,847,000         56,000
                                                  -----------      ---------
NET (DECREASE) INCREASE IN CASH
    AND CASH EQUIVALENTS                             (104,480)
                                                                      45,376

CASH AND CASH EQUIVALENTS -
    Beginning of period                               134,781          3,203
                                                  -----------      ---------
CASH AND CASH EQUIVALENTS -
    End of period                                 $    30,301      $  48,579
                                                  ===========      =========

                    SIERRA PACIFIC INSTITUTIONAL PROPERTIES V
                             (A Limited Partnership)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

    ------------------------------------------------------------------------

1. ORGANIZATION

In October 1993, Sierra Pacific Institutional Properties V (the Partnership) created a general partnership (Sorrento II Partners) with Sierra Mira Mesa Partners (SMMP) to facilitate cash contributions by SMMP for the continued development and operation of the Sorrento II property. The Partnership Agreement of Sorrento II Partners (the Agreement) was amended effective January 1, 1995 to consider both contributions and distributions when calculating each partners' percentage interest at January 1 of each year. Accordingly, on January 1, 2000, the Partnership's interest in Sorrento II Partners was decreased from 64.90% to 56.08% to reflect 1999 contributions and distributions.

2. BASIS OF FINANCIAL STATEMENTS

The accompanying unaudited consolidated condensed financial statements include the accounts of the Partnership and Sorrento II Partners, a majority owned joint venture at March 31, 2000. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the Partnership's management, these unaudited financial statements reflect all adjustments which are necessary for a fair presentation of its financial position at March 31, 2000 and results of operations and cash flows for the periods presented. All adjustments included in these statements are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Annual Report of the Partnership for the year ended December 31, 1999.

3. RELATED PARTY TRANSACTIONS

Included in the financial statements for the three months ended March 31, 2000 and 1999 are affiliate transactions as follows:

                                                   March 31
                                         -------------------------
                                           2000              1999
                                         -------------------------
                Management fees          $ 18,957          $15,800
                Administrative fees        21,263           17,873

4.       PARTNERS' EQUITY

Equity and net income (loss) per limited partnership unit is determined by dividing the limited partners' share of the Partnership's equity and net income
(loss) by the number of limited partnership units outstanding, 30,777.

During the quarter ended March 31, 2000, an amount was transferred between the partners' equity accounts such that 99 percent of cumulative operating income, gains, losses, deductions and credits of the Partnership is allocated among the limited partners and 1 percent is allocated to the general partner. Management does not believe that the effect of this transfer is significant.

                          NOONEY INCOME FUND LTD., L.P.
                            HISTORICAL FINANCIAL DATA

I.   Nooney Income Fund Ltd., L.P.

     A.  Selected Historical Financial Data

     B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.

     C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended March 31, 2000 and 1999.

     D.  Audited Financial Statements - December 31, 1999, 1998 and 1997

     E.  Unaudited Financial Statements - Quarters Ended March 31, 2000 and 1999

A.   SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD., L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)


                                                    YEAR ENDED DECEMBER 31,                 QUARTER ENDED MARCH 31,
                                         ------------------------------------------------   -----------------------
                                         1995       1996       1997       1998       1999       1999       2000
                                         ----       ----       ----       ----       ----       ----       ----
OPERATING DATA:

REVENUES:

Rental and reimbursement income         $1,689     $1,778     $1,772     $1,852     $2,087     $  500     $  507

Interest and other income                   19         20         24         16         29         --         11
                                        ------     ------     ------     ------     ------     ------     ------
Total revenues                           1,708      1,798      1,796      1,868      2,116        500        518
                                        ------     ------     ------     ------     ------     ------     ------
EXPENSES:

Property operating                         588        681        662        733        820        176        179

Management and advisory fees               102        107        107        112        125         30
                                                                                                              31
Real estate and other taxes                200        247        274        250        253         62         62

Depreciation and amortization              495        466        443        434        403        101         95


Interest expense                           135        122        117        106         93         23         26
                                        ------     ------     ------     ------     ------     ------     ------
Total expenses                           1,520      1,623      1,603      1,635      1,694        392        393
                                        ------     ------     ------     ------     ------     ------     ------

Net income                              $  188     $  175     $  193     $  233     $  422     $  108     $  125
                                        ======     ======     ======     ======     ======     ======     ======


                                                                        DECEMBER 31,                                MARCH 31,
                                                   -------------------------------------------------------      ----------------
                                                   1995        1996        1997         1998          1999      1999        2000
                                                   ----        ----        ----         ----          ----      ----        ----
OTHER DATA:

Weighted average limited partnership units
outstanding                                       15,180      15,180      15,180       15,180       15,180      15,180     15,180

Limited partnership income per unit                11.01        9.57       10.74        12.72        27.55        5.93       6.98

Ratio of earnings to fixed charges (1)              2.39        2.43        2.65         3.20         5.54        5.70       5.81

Cash distributions                                  (211)       (316)       (316)        (422)          --          --         --

Cash distribution per unit (2)                     12.50       18.75       18.75        25.00           --          --         --

Total properties owned at end of period                2           2           2            2            2           2          2

Book value per limited partnership unit              364         354         346          334          362                    370

Per unit value assigned for the consolidation         --          --          --           --           --          --        683


                                                                      DECEMBER 31,                           MARCH 31,
                                                  ---------------------------------------------------       -------------
                                                  1995       1996        1997        1998        1999       1999     2000
                                                  ----       ----        ----        ----        ----       ----     ----
BALANCE SHEET DATA:

Cash and cash equivalents                      $    657    $    797    $    865    $    805    $  1,237             $  1,476

Real estate held for investment, net              6,137       5,836       5,661       5,537       5,329                5,250

Accounts receivable, net                            117         175         115          97         172                  191

Other assets                                        118          75          72         124         134                  155

Total assets, at book value                       7,029       6,883       6,713       6,563       6,872                7,072

Total assets, at valued assigned for the
consolidation                                                                                                         12,198

Total liabilities                                 1,662       1,657       1,610       1,648       1,535                1,610

General partners deficit                            (86)        (88)        (90)        (91)        (88)                (90)

Limited partners equity                           5,453       5,314       5,193       5,006       5,425                5,552

CASH FLOW DATA:

Increase (decrease) in cash and equivalents,
net                                                 (88)        140          68         (61)        433       146        239

Cash provided by operating activities               628         635         680         680         615       176        250




1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.



2) Cash distributions based on investment income per unit and Cash distributions based on return of capital per unit were added to arrive at the cash distribution per unit.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998, AND 1997

Liquidity and Capital Resources

Cash on hand as of December 31, 1999 was $1,237,294, an increase of $432,555 from the year ended December 31, 1998. The Registrant expects the capital expenditures during the year 2000 will be adequately funded by current cash reserves and the properties' operating cash flow. The anticipated capital expenditures in 2000 by property are as follows:


                                            Other       Leasing
                                           Capital      Capital       Total
                                           --------     --------     --------
   Oak Grove Commons                       $ 85,000     $ 44,608     $129,608
   Leawood Fountain Plaza (76%)                 -0-      233,847      233,847
                                           --------     --------     --------
                                           $ 85,000     $278,455     $363,455
                                           ========     ========     ========

At Oak Grove Commons and Leawood Fountain Plaza, leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants. The other capital at Oak Grove Commons has been budgeted for restoration of mansard roofs over entry doors and masonry reconstruction.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there are not adequate funds, the capital improvement will be postponed until such funds are available.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrants properties for the years ended December 31, 1999, 1998 and 1997 are detailed in the schedule below. Expenses of the Registrant are excluded.


                                  Oak Grove   Leawood Fountain
                                   Commons       Plaza (76%)
                                  ----------  ----------------
1999
Revenues                          $  962,519     $1,139,297
Expenses                             650,142        847,391
                                  ----------     ----------
Net Income                        $  312,377     $  291,906
                                  ==========     ==========



                                  Oak Grove   Leawood Fountain
                                   Commons       Plaza (76%)
                                  ---------   ----------------
1998

Revenues                          $879,643       $974,977
Expenses                           745,030        835,485
                                  --------       --------
Net Income                        $134,613       $139,492
                                  ========       ========

1997

Revenues                          $886,520       $898,955
Expenses                           709,258        835,526
                                  --------       --------
Net Income                        $177,262       $ 63,429
                                  ========       ========


1999 COMPARISONS BY PROPERTY

At Oak Grove Commons, revenues increased $82,876 due to an increase in base rental revenue of $83,823. This increase can be attributed to both the increased occupancy level and rental rates. Expenses at Oak Grove Commons decreased from the prior year due to decreases in interest expense ($13,284), depreciation and amortization ($50,296), fire and crime prevention ($22,186), repairs and maintenance-building ($7,434), common area related expenses ($8,480), legal fees ($8,400), and parking lot expense ($7,732). These decreases were partially offset by increases in real estate tax expense ($7,000), snow removal ($7,383), management fees ($4,300), and landscaping expense ($3,988). The decrease in depreciation and amortization can be attributed to contra-depreciation entries depreciating the property write down which was recorded at the partnership level prior to 1999. All property write downs have been recorded at the property level in 1999. The decrease in fire and crime prevention can be attributed to upgrades to the fire alarm system in 1998, not necessary in 1999. The decrease in interest expense is due to the declining principal balance. Oak Grove Commons has a first mortgage with a floating rate of LIBOR + 3%. The loan balance as of December 31, 1999 was $1,125,002. The loan matures July 1, 2000. The Registrant is planning to renew this loan for an additional two years under similar terms.

At Leawood Fountain Plaza, revenues increased ($164,320) when comparing 1999 year-end results to the prior year. The increase in revenue can be attributed to increases in base rental revenues ($79,690), escalation revenues ($78,865), and interest income ($12,840). These increases were partially offset by a decrease in other revenues ($7,075). The increase in base rental revenues is due to increased rental rates. The increase in interest income is attributable to the Registrant recording interest income at the property level in 1999. In 1998 and 1997 interest income was recorded at the partnership level. Expenses increased $11,906 when compared to the prior year. Increases were reflected in heating and air-conditioning costs ($22,359), repairs and maintenance-general building related expenses ($16,256), plumbing repairs ($15,351), fire and crime prevention ($9,623), management fees ($9,077), painting and decorating expense ($12,717), and parking lot expenses ($7,147). These increases were partially offset by decreases in snow removal ($6,822), amortization and depreciation expense ($68,360), contract cleaning services ($4,436), and various other operating expenses ($1,006). The increase in heating and air-conditioning expense is due to the repairs and replacements necessary in 1999 to upgrade the current heating and air conditioning system. The increase in repairs and maintenance-building can be attributed to masonry and roof repairs, as well as skylight replacement. These items were expensed in 1999 for exterior improvements at the property. The increased plumbing expenses are a result of major plumbing repairs necessary during 1999 at one of the restrooms located at the property. Interior hallway and door painting performed only in 1999 resulted in the painting and decorating increase when compared to 1998. The decrease in depreciation and amortization is due to the contra-depreciation entries now being recorded at the property level as explained in the previous property comparison.

The occupancy rates as of December 31 are as follows:


                                          1999       1998       1997
                                          ----       ----       ----
Oak Grove Commons                         100%        95%        86%
Leawood Fountain Plaza                     93%        97%        89%

During the fourth quarter, the occupancy level at Oak Grove Commons increased to 100%. During the quarter, two new tenants leased 8,164 square feet and one tenant renewed its lease for 9,100 square feet. For the year, leasing activity consisted of six new leases for tenants occupying 21,493 square feet, four tenants renewing their leases for 21,316 square feet, and four tenants vacating 14,343 square feet. Oak Grove Commons has no tenants who occupy more than 10% of the available space.

During the fourth quarter at Leawood Fountain Plaza, occupancy decreased from 98% to 93%. During the quarter, four tenants renewed their leases for 5,324 square feet, and one tenant vacated 4,470 square feet. During the year, the Registrant signed one new lease for 737 square feet, renewed seven tenants leases for 17,857 square feet, and one tenant vacated 4,470 square feet. The property has two major tenants, one who occupies 14% of the space with a lease which expires in October 2001 and the other major tenant occupies 11% of the space with a lease which expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Year 2000 issues

Information Technology Systems

The Registrant did not experience any information technology hardware or software disruptions or failure as a result of the Year 2000. Subsequent to December 31, 1999, the Registrant's "IT" systems have continued to operate, as normal, at the management office and both of the Registrant's properties.

Non-Information Technology Systems

None of the non-information systems at the Registrant's two properties experienced any disruptions or failures as a result of the Year 2000. These systems included elevators, heating, ventilating, air conditioning (HVAC) systems, and locks. These and other like systems continue to operate as normal in the year 2000.

The Registrant did not separately track internal costs related to the Year 2000 issue. The changing of the century did not have a material impact on the Registrant's financial condition or results of its operations.

Material Third Parties Systems Failures

The Registrant did not experience any material impact related to third party system failures for the Year 2000 issue at either of its two properties. Payments from tenants did not appear to be delayed due to the Year 2000 conversion. The Registrant remains confident that no third party material issues will arise in the future.

1999 Comparisons

Consolidated revenues for the Registrant were $2,115,814 for the year ended 1999 and $1,867,865 for the year ended 1998. The consolidated revenues increased $247,949 when comparing the two year-end periods. This increase is primarily due to an increase in base rental revenue at Oak Grove Commons and increases in both base rental and escalation revenues at Leawood Fountain Plaza, as mentioned in the property comparisons. The Registrant's consolidated expenses were $1,693,360 and $1,634,724 for the years ended December 31, 1999 and 1998, respectively. Consolidated expenses increased $58,636 when comparing the two year-end periods, due to increases in management fees ($13,708), repairs and maintenance related expenses ($99,045), utilities ($5,575), and real estate taxes ($3,312). These increases were partially offset by decreases in interest expense ($13,284), depreciation and amortization ($30,544), and other operating expenses ($19,176). The increase in repairs and maintenance related expenses is primarily due to the upgrades and repairs at Leawood Fountain Plaza, as mentioned in the property comparisons. The decrease in depreciation and amortization is attributed to fully depreciated and amortized assets. The decrease in other operating expenses is primarily due to a decrease in common area and fire/crime prevention expenses at Oak Grove Commons, as mentioned in the property comparisons. Net income in 1999 increased $189,313 when comparing to prior year. Cash flow provided from operations was $615,393 for the year ended 1999, as compared to $679,538 for the year ended 1998. The cash flow provided during 1999 allowed the Registrant to fund capital expenditures of $158,139 and reduce the debt for Oak Grove Commons by $24,699.

1998 Comparisons

Consolidated revenues for the Registrant were $1,867,865 for the year ended 1998 and $1,795,659 for the year ended 1997. The consolidated revenues increased $72,206 when compared to the prior year. This increase in revenue was due to an increase in rental income at Leawood Fountain Plaza. The Registrants consolidated expenses were $1,634,850 and $1,602,528 for the years ended December 31, 1998, and December 31, 1997, respectively, a difference of $32,196. The increase in consolidated expenses is due to an increase in other operating expenses ($56,275), an increase in utilities ($9,833), partially offset by decreases in real estate taxes ($23,867), depreciation and amortization ($9,455), and interest expense ($10,976). Net income for 1998 increased $40,010 when compared to the prior year. Cash flow provided from operations was $679,538 for the year ended 1998 as compared to $680,360 for the year ended 1997. The cash flow provided during 1998 allowed the Registrant to fund capital expenditures of $270,969, distribute $421,818 to the partners, and reduce Oak Grove Commons debt by $47,299.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations in fiscal years 1999, l998 and 1997 and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1998 and 1999. Future increases in the prime interest rate can adversely affect the operations of the Registrant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments. The Registrant had no holdings of derivative financial or commodity instruments at December 31, 1999. A review of the Registrants other financial instruments and risk exposures at that date revealed that the Registrant had minor exposure to interest rate risk due to the floating rate first mortgage debt of $1,125,002. The Registrant utilized sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates should not materially adversely affect the Registrants financial position, results of operations or cash flows.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - QUARTERS ENDED MARCH 31, 2000 AND 1999


It should be noted that this document contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.


Liquidity and Capital Resources

Cash on hand as of March 31, 2000 is $1,476,170 an increase of $238,876 from year end December 31, 1999. During the first quarter, net cash provided by operating activities was $250,227. Cash was used for payments on mortgage notes payable in the amount of $5,699 and capital additions were made in the amount of $5,652. The Registrant expects cashflow and cash on hand to adequately fund anticipated capital expenditures for the remainder of 2000. The anticipated capital expenditures are as follows:


                                     Leasing Capital     Other Capital     Total
                                     ---------------     -------------   ----------
Oak Grove Commons                       $   39,063        $   85,000     $  124,063
Leawood Fountain Plaza (76%)               204,641               -0-        204,641
                                        ----------        ----------     ----------
                                        $  243,704        $   85,000     $  328,704
                                        ==========        ==========     ==========

Oak Grove Commons' and Leawood Fountain Plaza's Leasing Capital includes funds for tenant alterations and lease commissions for new and renewal tenants. At Oak Grove Commons, Other Capital includes the restoration of mansard roofs over entry doors and masonry reconstruction. The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

Results of Operations by Property

The results of operations for the Registrant's properties for the quarters ended March 31, 2000 and 1999 are detailed in the schedule below. Expenses and revenues of the Registrant are excluded.


                                      Oak Grove    Leawood Fountain
                                       Commons        Plaza (76%)
                                      --------     ----------------
2000
Revenues                              $252,218         $265,263
Expenses                               169,934          197,177
                                      --------         --------

Net Income                            $ 82,284         $ 68,086
                                      ========         ========

1999
Revenues                              $231,658         $266,984
Expenses                               172,804          216,726
                                      --------         --------

Net Income                            $ 58,854         $ 50,258
                                      ========         ========

Revenues for the quarters ended March 31, 2000 and 1999 at Oak Grove Commons were $252,218 and $231,658, respectively. The increase in revenues of $20,560 is primarily attributable to increases in rental revenues ($13,652), interest revenue (5,083), and common area maintenance revenue ($1,793). The increase in rental revenue is due to an increase in occupancy over that of prior year. Expenses at Oak Grove Commons remained relatively stable for the quarter ended March 31, 2000 as compared to the quarter ended March 31, 1999. The decrease of $2,870 in expenses is primarily attributable to decreases in depreciation and amortization ($8,297) and other operating expenses ($1,011). These decreases were partially offset by an increase in professional fees ($6,438). The increase in professional fees is primarily attributable to space planning fees incurred during the first quarter of 2000.

At Leawood Fountain Plaza, revenues remained consistent with only a $1,721 decrease when comparing the quarter ended 2000 to 1999. The decrease in revenue can primarily be attributed to decreases in escalation revenue ($2,007) and base rental revenue ($4,360), partially offset by an increase in interest revenue ($4,382). Expenses decreased $19,549 when comparing 2000 to 1999. The decrease in expenses is primarily attributable to decreases in depreciation and amortization ($28,870). These decreases were partially offset by increases in fire and crime prevention ($6,228) and various other operating expenses ($3,092). The decrease in depreciation and amortization is primarily due to fully amortized and depreciated assets.

The occupancy levels at the Registrant's properties during the first quarter of 2000 remained high. These high levels can be attributed to the Registrant's ability to lease space as it becomes available. The occupancy levels at the Registrant's properties are listed below.

                        Occupancy levels as of March 31,


         Property                        2000       1999       1998
         --------                        ----       ----       ----
Oak Grove Commons                        100%        97%        89%
Leawood Fountain Plaza (76%)              93%        98%        90%

Occupancy at Oak Grove Commons remained stable at 100% during the first quarter of 2000. Leasing activity consisted of two new tenants occupying 5,936 square feet, two tenants renewing their leases for 5,221 square feet and two tenants vacating 5,936 square feet. Oak Grove Commons has no tenant occupying more than 10% of the available space.

During the first quarter of 2000, occupancy at Leawood Fountain Plaza remained stable at 93%. Leasing activity consisted of one new tenant occupying 1,946 square feet, two tenants renewing their leases for 2,927 square feet, and one tenant vacating 1,769 square feet. The property has two major tenants, one of whom occupies 14% of the available space whose lease expires in October 2001 and a second major tenant who occupies 10% of the available space whose lease expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value, if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Results of Consolidated Operations 2000

As of March 31, 2000, the Registrant's consolidated revenues are $517,951, an increase of $18,085 when compared to quarter ended March 31, 1999. This increase in revenues can primarily be attributed to an increase in base rent at Oak Grove Commons and increases in interest revenue at both Leawood Fountain Plaza and Oak Grove Commons.

Consolidated expenses for the quarters ending March 31, 2000 and 1999 are $392,687 and $391,731 respectively. Although consolidated expenses only increased $956 when comparing the two three-month periods, the following fluctuation in expenses should be noted: increases in interest expense ($2,335), professional services ($7,157), cleaning expenses ($2,420), and payroll ($2,001), partially offset by decreases in depreciation and amortization ($5,803), snow removal ($4,352), and insurance ($3,087). The increase in professional services is due to space planning fees at Leawood Fountain Plaza, as mentioned previously in the property comparisons.

Results of Consolidated Operations 1999

As of March 31, 1999, the Registrant's consolidated revenues are $499,866, an increase of $79,478 when compared to quarter ended March 31, 1998. This increase in revenues can be attributable to increases in rental revenue ($80,641) and escalation revenue ($12,511). The increase in rental revenue is attributable to the higher occupancy levels at both Oak Grove Commons and Leawood Fountain Plaza. The increased revenues were offset by decreases in miscellaneous income ($4,449), common area maintenance reimbursements ($3,907), and interest income ($5,318).

Consolidated expenses for the quarters ended March 31, 1999 and 1998 are $391,731 and $351,913, respectively. This resulted in an increase of $39,818 from that of prior year. The increase in expenses can primarily be attributed to increases in management fees ($4,737), repairs and maintenance related expenses ($13,350), professional services ($7,923), payroll ($4,976), snow removal ($4,519), insurance ($3,424), and other operating expenses ($14,676). These increases were partially offset by decreases in interest expense ($4,783), depreciation and amortization ($6,079), and real estate tax expense ($3,142). The increase in other operating expenses can be attributed to increases in promotional, vacancy, fire and crime prevention, and common area related expenses at both properties. The increase in professional fees is due to annual audit fees. The increase in repairs and maintenance related expenses was primarily due to heating, ventilation, and air-conditioning costs as mentioned in the property comparisons. The increase in snow removal is due to a more severe winter during the first quarter of 1999 when compared to 1998. Interest expense decreased due to a lower balance of long term debt outstanding.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal 1999 and are not expected to materially affect the Registrant's operation in 2000.

D.   AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997


INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd., L.P.:


We have audited the accompanying balance sheets of Nooney Income Fund Ltd., L.P. (a limited partnership) as of December 31, 1999 and 1998, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedule immediately following the financial statements. These financial statements and financial statement schedule are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund Ltd., L.P. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.






/s/ Deloitte & Touche LLP


St. Louis, Missouri
February 22, 2000

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

BALANCE SHEETS - DECEMBER 31, 1999 AND 1998



ASSETS


                                                           1999               1998
                                                       ------------      ------------
CASH AND CASH EQUIVALENTS                              $  1,237,294      $    804,739

ACCOUNTS RECEIVABLE (includes $42,671 and
  $6,925 due from related party in 1999 and
  1998, respectively)                                       171,996            97,104

PREPAID EXPENSES                                             14,948            12,332

INVESTMENT PROPERTY:
  Land                                                    1,946,169         1,946,169
  Buildings and improvements                              8,654,403         8,601,373
                                                       ------------      ------------
                                                         10,600,572        10,547,542
  Less accumulated depreciation                          (5,271,378)       (5,010,424)
                                                       ------------      ------------
                                                          5,329,194         5,537,118
DEFERRED EXPENSES - At amortized cost                       118,876           111,293
                                                       ------------      ------------
TOTAL                                                  $  6,872,308      $  6,562,586
                                                       ============      ============

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses                $     79,070      $    186,291
  Accrued real estate taxes                                 185,415           180,361
  Refundable tenant deposits                                145,711           131,577
  Mortgage note payable                                   1,125,002         1,149,701
                                                       ------------      ------------
         Total liabilities                                1,535,198         1,647,930

PARTNERS' EQUITY                                          5,337,110         4,914,656
                                                       ------------      ------------
TOTAL                                                  $  6,872,308      $  6,562,586
                                                       ============      ============


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                                               1999           1998           1997
                                                            ----------     ----------     ----------
REVENUES:
  Rental and other income                                   $2,086,824     $1,851,792     $1,772,253
  Interest                                                      28,990         16,073         23,406
                                                            ----------     ----------     ----------
         Total revenues                                      2,115,814      1,867,865      1,795,659
                                                            ----------     ----------     ----------
EXPENSES:
  Interest                                                      93,177        106,461        117,437
  Depreciation and amortization                                403,005        433,549        443,004
  Real estate taxes                                            253,148        249,836        273,703
  Property management fees - related party                     125,314        111,606        107,130
  Repairs and maintenance                                      232,309        133,264        127,354
  Utilities                                                    123,689        118,114        108,281
  Other operating expenses (includes $25,000
    in each year to related party)                             462,718        481,894        425,619
                                                            ----------     ----------     ----------
         Total expenses                                      1,693,360      1,634,724      1,602,528
                                                            ----------     ----------     ----------
NET INCOME                                                  $  422,454     $  233,141     $  193,131
                                                            ==========     ==========     ==========

NET INCOME ALLOCATION:
  General partners                                          $    4,262     $   39,944     $   30,127
  Limited partners                                             418,192        193,197        163,004

LIMITED PARTNERS DATA:
  Net income per unit                                       $    27.55     $    12.72     $    10.74
                                                            ==========     ==========     ==========
  Cash distributions - investment income per unit           $       --     $    12.72     $    10.74
                                                            ==========     ==========     ==========
  Cash distributions - return of capital per unit           $       --     $    12.28     $     8.01
                                                            ==========     ==========     ==========
  Weighted average limited partnership
    units outstanding                                           15,180         15,180         15,180
                                                            ==========     ==========     ==========


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                              Limited          General
                                              Partners         Partners          Total
                                             -----------      -----------      -----------
BALANCE (DEFICIT), JANUARY 1, 1997           $ 5,314,386      $   (87,894)     $ 5,226,492

  Net income                                     163,004           30,127          193,131

  Cash distributions                            (284,625)         (31,665)        (316,290)
                                             -----------      -----------      -----------
BALANCE (DEFICIT), DECEMBER 31, 1997           5,192,765          (89,432)       5,103,333

  Net income                                     193,197           39,944          233,141

  Cash distributions                            (379,625)         (42,193)        (421,818)
                                             -----------      -----------      -----------
BALANCE (DEFICIT), DECEMBER 31, 1998           5,006,337          (91,681)       4,914,656

  Net income                                     418,192            4,262          422,454
                                             -----------      -----------      -----------
BALANCE (DEFICIT), DECEMBER 31, 1999         $ 5,424,529      $   (87,419)     $ 5,337,110
                                             ===========      ===========      ===========


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                                                1999            1998              1997
                                                            -----------      -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                $   422,454      $   233,141      $   193,131
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation                                              366,063          395,206          405,604
      Amortization of deferred expenses                          36,942           38,343           37,400
      Net changes in accounts affecting operations:
        Accounts receivable                                     (74,892)          17,934           60,287
        Prepaid expenses                                         (2,616)          (1,812)             302
        Deferred expenses                                       (44,525)         (88,341)         (34,452)
        Accounts payable and accrued expenses                  (107,221)          78,082           (1,296)
        Accrued real estate taxes                                 5,054           (4,575)          14,238
        Refundable tenant deposits                               14,134           11,560            5,146
                                                            -----------      -----------      -----------
         Net cash provided by operating activities              615,393          679,538          680,360
                                                            -----------      -----------      -----------
CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                         (158,139)        (270,969)        (231,208)
                                                            -----------      -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                                     --         (421,818)        (316,290)
  Payments on mortgage note payable                             (24,699)         (47,299)         (64,800)
                                                            -----------      -----------      -----------
         Net cash used in financing activities                  (24,699)        (469,117)        (381,090)
                                                            -----------      -----------      -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                              432,555          (60,548)          68,062

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                             804,739          865,287          797,225
                                                            -----------      -----------      -----------
CASH AND CASH EQUIVALENTS, END
  OF YEAR                                                   $ 1,237,294      $   804,739      $   865,287
                                                            ===========      ===========      ===========
SUPPLEMENTAL DISCLOSURE OF
   CASH FLOW INFORMATION - Cash
     paid for interest                                      $   101,625      $    98,013      $   117,437
                                                            ===========      ===========      ===========


See notes to financial statements.

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




1.       BUSINESS

Nooney Income Fund Ltd., L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on October 12, 1983 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties. The Partnership's portfolio is comprised of an office/warehouse complex located in Downers Grove, Illinois (Oak Grove Commons) which generated 47.7% of rental and other income for the year ended December 31, 1999, and an office complex in Leawood, Kansas (Leawood Fountain Plaza) which generated 52.3% of rental and other income for the year ended December 31, 1999.

The Partnership owns 100% of Oak Grove Commons and a 76% undivided interest in Leawood Fountain Plaza. The Partnership's proportionate share of the results of operations of Leawood Fountain Plaza is included in the statements of operations of the Partnership. The Partnership's proportionate share of the assets and liabilities of Leawood Fountain Plaza is included in the balance sheets presented.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prior to October 31, 1997, the corporate general partner was a wholly owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partner's spouse's estate was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $90,260 for the year ended November 30, 1997. Additionally, the Partnership paid Nooney Krombach Company $20,833 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

On October 31, 1997, Nooney Company sold its wholly owned subsidiary, Nooney Investors, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $121,143, $111,606 and $16,870 for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $25,000 in 1999 and 1998 and $4,167 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over their estimated useful lives (30 years) using the straight-line method. Tenant alterations are depreciated over the term of the lease on a straight-line basis.

Deferred expenses consist of lease fees amortized over the terms of their respective leases.

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1999 accounts receivable include approximately $48,000 ($39,000 in 1998) of accrued rent concessions which is not yet due under the terms of various lease agreements.

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to all partners based upon the relationship of original capital contributions of all the partners; (2) 9% to the individual general partners as their annual partnership management fee; and (3) 1% to the individual general partners.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount that Net Operating Cash Income distributed to the individual general partners under (2) and (3) above exceeds 1% of net operating cash income for the period; then, 1% to the individual general partners and the remainder pro rata to all partners based upon the relationship of original capital contributions of all of the partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

The Partnership adopted SFAS No. 130, "Reporting Comprehensive Income", which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and comprehensive income are the same.

3.       MORTGAGE NOTE PAYABLE

Mortgage note payable at December 31 consists of the following:


                                                            1999            1998
                                                          ----------     -----------
Note payable to bank, principal due in monthly
   installments of $1,900 plus interest at 3% over
   the thirty-day LIBOR rate (8.83% at December 31,
   1999) to July 2000 when remaining principal is due     $1,125,002     $1,149,701
                                                          ==========     ==========


Management intends to refinance the note payable under similar terms by extending the due date.

The mortgage note is collateralized by a first deed of trust on Oak Grove Commons which has a net book value of approximately $2,895,000 at December 31, 1999.

In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities as the present value of expected cash flows. The carrying amount equals its estimated fair value due to the variable nature of the debt and the terms are consistent with those the Partnership could currently obtain.

4.       RENTAL REVENUES UNDER OPERATING LEASES

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1999 are as follows:




2000                        $   1,660,000
2001                            1,278,000
2002                              789,000
2003                              421,000
2004                              225,000
Thereafter                        215,000
                            -------------
               Total        $   4,588,000
                            =============

In addition, certain lease agreements require tenant participation in certain operating expenses. The income is recorded in the same period that the related expense is incurred. Tenant participation in expenses included in revenues were not significant for the years ended December 31, 1999, 1998 and 1997.

5.       FEDERAL INCOME TAX STATUS

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd., L.P. is considered a partnership for income tax purposes.

Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:


                                         Financial        Income
                                         Statement          Tax
                                        -----------     -----------
         1999:
           Net income                   $   422,454     $   343,949
           Partners' equity               5,337,110       6,418,634

         1998:
           Net income (loss)            $   233,141     $   (45,152)
           Partners' equity               4,914,656       6,074,685

         1997:
           Net income (loss)            $   193,131     $   (59,230)
           Partners' equity               5,103,333       6,541,529

6.       BUSINESS SEGMENTS (IN THOUSANDS)

The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. In 1998 and 1997, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 1999, the Partnership began evaluating each segment's operations including allocation of property write-downs and interest income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).


       (In thousands)                           1999         1998           1997
                                              --------     --------     --------
Revenues:
  Leawood Fountain Plaza                      $1,139.3     $  975.0     $  899.0
  Oak Grove Commons                              962.5        879.6        886.5
                                              --------     --------     --------
                                              $2,101.8     $1,854.6     $1,785.5
                                              ========     ========     ========

Operating profit:
  Leawood Fountain Plaza                      $  292.1     $  139.5     $   63.4
  Oak Grove Commons                              312.4        134.6        177.3
                                              --------     --------     --------
                                              $  604.5     $  274.1     $  240.7
                                              ========     ========     ========



               (In thousands)                       1999         1998         1997
                                                  --------     --------     --------
Capital expenditures:
  Leawood Fountain Plaza                          $  106.7     $   74.7     $   90.9
  Oak Grove Commons                                   51.4        196.3        140.3
                                                  --------     --------     --------
                                                  $  158.1     $  271.0     $  231.2
                                                  ========     ========     ========
Depreciation and amortization:
  Leawood Fountain Plaza                          $  219.3     $  287.6     $  289.3
  Oak Grove Commons                                  198.0        248.3        256.1
                                                  --------     --------     --------
                                                  $  417.3     $  535.9     $  545.4
                                                  ========     ========     ========

Assets:
  Leawood Fountain Plaza                          $2,998.2     $4,674.1
  Oak Grove Commons                                3,498.6      3,818.8
                                                  --------     --------
                                                  $6,496.8     $8,429.9
                                                  ========     ========

Reconciliations of segment data to the Partnership's consolidated data follow:


               (In thousands)                       1999          1998           1997
                                                  --------      --------      --------
Revenues:
  Segments                                        $2,101.8      $1,854.6      $1,785.5
  Corporate and other                                 14.0          13.3          10.2
                                                  --------      --------      --------
                                                  $2,115.8      $1,867.9      $1,795.7
                                                  ========      ========      ========

Net income (loss):
  Segments                                        $  604.5      $  274.1      $  240.7
  Other income (expense)                              14.0          13.0           8.4
  General and administrative expenses               (196.0)        (54.0)        (55.8)
                                                  --------      --------      --------
                                                  $  422.5      $  233.1      $  193.3
                                                  ========      ========      ========


               (In thousands)                  1999          1998          1997
                                             --------      --------      --------
Depreciation and amortization:
  Segments                                   $  417.3      $  535.9      $  545.4
  Corporate and other                           (14.3)       (102.4)       (102.4)
                                             --------      --------      --------
                                             $  403.0      $  433.5      $  443.0
                                             ========      ========      ========

Assets:
  Segments                                   $6,496.8      $8,492.9
  Corporate and other                           375.5      (1,930.3)
                                             --------      --------
                                             $6,872.3      $6,562.6
                                             ========      ========



                                    * * * * *

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 1999



                Column A                          Column B                      Column C                        Column D
-------------------------------------------     ------------   ------------------------------------------   -----------------
                                                                       Initial Cost to Partnership          Costs Capitalized
                                                               ------------------------------------------      Subsequent
                                                                              Buildings and                       to
              Description                       Encumbrances       Land       Improvements       Total        Acquisition(1)
              -----------                       ------------   ------------   -------------  ------------   -----------------
Oak Grove Commons Office/Warehouse Complex      $  1,125,002   $    936,122   $  4,282,447   $  5,218,569    $    (22,652)

Leawood Fountain Plaza Office Complex (76%
   undivided interest),                                           1,010,047      6,306,150      7,316,197      (1,911,542)

   Leawood, Kansas
                                                ------------   ------------   ------------   ------------    ------------
         Total                                  $  1,125,002   $  1,946,169   $ 10,588,597   $ 12,534,766    $ (1,934,194)
                                                ============   ============   ============   ============    ============



                                                                 Column E
                                                  -------------------------------------------
                                                             Gross Amounts at Which
                                                           Carried at Close of Period
                                                  -------------------------------------------
                                                                 Buildings and
                                                     Land         Improvements       Total
                                                  -----------    -------------    -----------
Oak Grove Commons
   Office/Warehouse
   Complex                                        $   936,122     $ 4,259,795     $ 5,195,917
   Downers Grove, Illinois

Leawood Fountain Plaza Office Complex
   (76% undivided interest),                        1,010,047       4,394,608       5,404,655
   Leawood, Kansas
                                                  -----------     -----------     -----------
         Total                                    $ 1,946,169     $ 8,654,403     $10,600,572
                                                  ===========     ===========     ===========



                                    Column F        Column G        Column H         Column I
                                   -----------    ------------      --------    ---------------------
                                                                                     Life on which
                                                                                     Depreciation
                                   Accumulated      Date of           Date         in Latest Income
                                   Deprecation    Construction      Acquired    Statement is Computed
                                   -----------    ------------      --------    ---------------------
Oak Grove Commons
   Office/Warehouse Complex
   Downers Grove, Illinois         $2,300,744      1972,1976        1/24/84       30 years

Leawood Fountain Plaza
   Office Complex (76%
   undivided interest),
   Leawood, Kansas                  2,970,634      1982,1983        2/20/85       30 years
                                   ----------
         Total                     $5,271,378
                                   ==========

(1) Amounts shown are net of assets written-off and the following writedowns:

Oak Grove Commons
   Office/Warehouse Complex        $  693,000

Leawood Fountain Plaza
   Office Complex                   2,389,000

NOONEY INCOME FUND LTD., L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                           1999              1998              1997
                                                       ------------      ------------      ------------
(A) Reconciliation of amounts in Column E:

   Balance at beginning of period                      $ 10,547,542      $ 10,393,196      $ 10,251,103

     Add - Cost of improvements                             158,139           270,969           231,208

     Less - Cost of disposals                              (105,109)         (116,623)          (89,115)
                                                       ------------      ------------      ------------

   Balance at end of period                            $ 10,600,572      $ 10,547,542      $ 10,393,196
                                                       ============      ============      ============

(B) Reconciliation of amounts in Column F:

   Balance at beginning of period                      $  5,010,424      $  4,731,841      $  4,415,352

     Add - Provision during the period                      366,063           395,206           405,604

     Less - Depreciation on disposals                      (105,109)         (116,623)          (89,115)
                                                       ------------      ------------      ------------
   Balance at end of period                            $  5,271,378      $  5,010,424      $  4,731,841
                                                       ============      ============      ============

(C) The aggregate cost of real estate owned
   for federal income tax purposes                     $ 13,682,572      $ 13,629,542      $ 13,475,196
                                                       ============      ============      ============

E.       UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED MARCH 31, 2000 AND 1999


              NOONEY INCOME FUND LTD., L.P.

              (A LIMITED PARTNERSHIP)

              BALANCE SHEETS

              UNAUDITED


                                                        March 31,     December 31,
                                                          2000            1999
                                                       -----------     -----------
ASSETS:

     Cash and cash equivalents                         $ 1,476,170     $ 1,237,294
     Accounts receivable                                   190,752         171,996
     Prepaid expenses and deposits                           7,206          14,948
     Investment property, at cost:
         Land                                            1,946,169       1,946,169
         Buildings and improvements                      8,660,055       8,654,403
                                                       -----------     -----------
                                                        10,606,224      10,600,572
         Less accumulated depreciation                   5,355,988       5,271,378
                                                       -----------     -----------
                                                         5,250,236       5,329,194
     Deferred expenses - at amortized cost                 147,991         118,876
                                                       -----------     -----------

                                                       $ 7,072,355     $ 6,872,308
                                                       ===========     ===========


LIABILITIES AND PARTNERS' EQUITY:

Liabilities:
     Accounts payable and accrued expenses             $    87,244     $    79,070
     Accrued real estate taxes                             247,822         185,415
     Mortgage notes payable                              1,119,303       1,125,002
     Refundable tenant deposits                            155,612         145,711
                                                       -----------     -----------
                                                         1,609,981       1,535,198

Partners' equity                                         5,462,374       5,337,110
                                                       -----------     -----------
                                                       $ 7,072,355     $ 6,872,308
                                                       ===========     ===========

                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

              NOONEY INCOME FUND LTD., L.P.

              (A LIMITED PARTNERSHIP)

              STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY

              (UNAUDITED)


                                                               Three Months Ended
                                                            ------------------------
                                                            March 31,      March 31,
                                                              2000           1999
                                                            ----------     ----------
REVENUES:
     Rental and other income                                $  507,173     $  499,862
     Interest                                                   10,778              4
                                                            ----------     ----------
                                                               517,951        499,866
                                                            ----------     ----------
EXPENSES:
     Interest                                                   25,663         23,328
     Depreciation and amortization                              95,395        101,198
     Real estate taxes                                          62,407         61,605
     Property management fees paid to
         American Spectrum Midwest                              30,949         29,918
     Reimbursement to American Spectrum Midwest
         for partnership management services
         and indirect expenses                                   6,250          6,250
     Repairs & maintenance                                      24,671         24,813
     Professional services                                      26,781         19,624
     Utilities                                                  27,997         27,263
     Cleaning                                                   14,515         12,095
     Payroll                                                    18,752         16,751
     Snow removal                                               14,083         18,435
     Insurance                                                   9,675         12,762
     Other operating expenses                                   35,549         37,689
                                                            ----------     ----------
                                                               392,687        391,731
                                                            ----------     ----------

NET INCOME                                                  $  125,264     $  108,135
                                                            ==========     ==========

NET INCOME PER LIMITED
     PARTNERSHIP UNIT                                       $     6.98     $     5.93
                                                            ==========     ==========

PARTNERS' EQUITY:
     Beginning of period                                    $5,337,110     $4,914,656
     Net income                                                125,264        108,135
                                                            ----------     ----------

     End of period                                          $5,462,374     $5,022,791
                                                            ==========     ==========


              SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

              NOONEY INCOME FUND LTD., L.P.

              (A LIMITED PARTNERSHIP)

              STATEMENTS OF CASH FLOW

              (UNAUDITED)

                                                                                Three Months Ended
                                                                           ----------------------------
                                                                            March 31,        March 31,
                                                                              2000             1999
                                                                           -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                             $   125,264      $   108,135
    Adjustments to reconcile net income to net cash
    provided by operating activities:
       Depreciation and amortization                                            95,395          101,198

    Changes in assets and liabilities:
       (Increase) decrease in accounts receivable                              (18,756)           4,611
Decrease in prepaid expenses and deposits                                        7,742            6,258
       Increase in deferred assets                                             (39,900)          (5,367)
       Increase (decrease) in accounts payable and accrued expenses              8,174         (105,932)
       Increase in accrued real estate taxes                                    62,407           61,604
       Increase in refundable tenant deposits                                    9,901            5,742
                                                                           -----------      -----------

           Total adjustments                                                   124,963           68,114
                                                                           -----------      -----------

       Net cash provided by operating activities                               250,227          176,249
                                                                           -----------      -----------


CASH FLOWS FROM INVESTING ACTIVITIES -
    Net additions to investment property                                        (5,652)         (22,733)
                                                                           -----------      -----------


CASH FLOWS FROM FINANCING ACTIVITIES -
    Payments on mortgage notes payable                                          (5,699)          (7,600)
                                                                           -----------      -----------


NET INCREASE IN CASH AND CASH EQUIVALENTS                                      238,876          145,916

CASH AND CASH EQUIVALENTS, beginning of period                               1,237,294          804,739
                                                                           -----------      -----------

CASH AND CASH EQUIVALENTS, end of period                                   $ 1,476,170      $   950,655
                                                                           ===========      ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION - Cash paid during period for interest                              25,663           23,328
                                                                           ===========      ===========


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

              NOONEY INCOME FUND LTD., L.P.

              (A LIMITED PARTNERSHIP)

              NOTES TO UNAUDITED FINANCIAL STATEMENTS

              THREE MONTHS ENDED MARCH 31, 2000 AND 1999

NOTE A:

Refer to the Registrant's financial statements for the fiscal year ended December 31, 1999, which are contained herein, for a description of the accounting policies which have been continued without change. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim or as noted below.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Income Fund., L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibilities of the partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at March 31, 2000 and for all periods presented have been made. The results of operations for the three-month period ended March 31, 2000 are not necessarily indicative of the results, which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest, formerly Nooney, Inc., a wholly-owned subsidiary of CGS Real Estate Company. Nooney Income Investments, Inc., a general partner, is a 75% owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The earnings per limited partnership unit for the three months ended March 31, 2000 and 1999 was computed on 15,180 units, the number of units outstanding during the periods.

NOTE E:

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the corporate general partner of the Registrant, is in the process of developing a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system.

NOTE F:

The Registrant has no items of other comprehensive income, accordingly, net income and other comprehensive income are the same for all periods presented.

NOTE G:

The Partnership has two reportable operating segments: Leawood Fountain Plaza and Oak Grove Commons. In the first quarter of 1999, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 2000, the Partnership is evaluating each segment's operations including allocation of property writedowns.


                                                           Three Months Ended
                                                           ------------------
                                                          March 31,    March 31,
                                                             2000         1999
                                                           --------     --------
Revenues:
    Leawood Fountain Plaza (76%)                           $265,263     $266,984
    Oak Grove Commons                                       252,218      231,658
                                                           --------     --------
                                                            517,481      498,642
                                                           ========     ========
Operating Profit:
    Leawood Fountain Plaza (76%)                           $ 68,086     $ 50,258
    Oak Grove Commons                                        82,284       58,854
                                                           --------     --------
                                                            150,370      109,112
                                                           ========     ========

Capital Expenditures:
    Leawood Fountain Plaza (76%)                           $  2,811     $ 13,174
    Oak Grove Commons                                         2,842        9,559
                                                           --------     --------
                                                              5,653       27,733
                                                           ========     ========

Depreciation and Amortization:
    Leawood Fountain Plaza (76%)                           $ 46,783     $ 75,653
    Oak Grove Commons                                        48,612       56,910
                                                           --------     --------
                                                             95,395      132,563
                                                           ========     ========

Assets:
    As of:
                                           March 31, 2000    December 31, 1999
                                           --------------    -----------------
Leawood Fountain Plaza (76%)                 $3,065,925        $2,998,208
Oak Grove Commons                             3,597,525         3,498,609
                                             ----------        ----------
                                              6,663,450         6,496,817
                                             ==========        ==========



Reconciliation of segment data to the Partnership's consolidated data follow:


                                                          Three Months Ended
                                                       ------------------------
                                                       March 31,      March 31,
                                                         2000           1999
                                                       ---------      ---------
Revenues:
    Segments                                           $ 517,481      $ 498,642
    Corporate and other                                      470          1,224
                                                       ---------      ---------
                                                         517,951        499,866
                                                       =========      =========

Operating profit:
    Segments                                           $ 150,370      $ 109,112
    Corporate and other income                               470          1,224
    General and administrative expenses                  (25,576)        (2,201)
                                                       ---------      ---------
                                                         125,264        108,135
                                                       =========      =========

Depreciation and Amortization
    Segments                                           $  95,395      $ 132,563
    Corporate and other                                      -0-        (31,365)
                                                       ---------      ---------
                                                          95,395        101,198
                                                       =========      =========


Assets:
    As of:
                                                    March 31, 2000    December 31, 1999
                                                    --------------    -----------------
         Segments                                    $6,663,450          $6,496,817
Corporate and other                                     408,905             375,491
                                                     ----------          ----------
                                                      7,072,355           6,872,308
                                                     ==========          ==========

                         NOONEY INCOME FUND LTD. II L.P.
                            HISTORICAL FINANCIAL DATA

I.  Nooney Income Fund Ltd. II L.P.
    A.    Selected Historical Financial Data
    B. Management's Discussion and Analysis of Financial Condition and Results of Operations - December 31, 1999, 1998 and 1997.
    C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended March 31, 2000 and 1999.
    D.    Audited Financial Statements - December 31, 1999, 1998 and 1997
    E.    Unaudited Financial Statements - Quarters Ended March 31, 2000 and
          1999

A.  SELECTED HISTORICAL FINANCIAL DATA OF NOONEY INCOME FUND LTD. II L.P.

The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended December 31, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of March 31, 2000 and for the three months ended March 31, 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.

(In thousands, except for per share data)

                                                                                     QUARTER ENDED
                                                YEAR ENDED DECEMBER 31,                MARCH 31,
                                       ------------------------------------------   ---------------
                                        1995     1996     1997     1998     1999     1999     2000
                                       ------   ------   ------   ------   ------   ------   ------
OPERATING DATA:

REVENUES:

Rental and reimbursement income ....   $1,755   $3,502   $3,355   $3,681   $3,724   $  856   $  942

Interest and other income ..........       32        8        2       --        4       --        1
                                       ------   ------   ------   ------   ------   ------   ------
Total revenues .....................    1,787    3,510    3,357    3,681    3,728      856      943
                                       ======   ======   ======   ======   ======   ======   ======
EXPENSES:

Property operating .................      652    1,193    1,226    1,227    1,582      371     324

Management and advisory fees .......      107      211      202      215      217       51      56

Real estate and other taxes ........      367      755      598      535      544      139     136

Depreciation and amortization ......      450      653      671      755      766      181     199

Interest expense ...................        1      614      596      584      554      134     147
                                       ------   ------   ------   ------   ------   ------  ------
Total expenses .....................    1,577    3,426    3,293    3,317    3,663      876     862
                                       ======   ======   ======   ======   ======   ======  ======

Net Income (loss) ..................   $  210   $   84   $   64   $  364   $   65   $  (20) $   81
                                       ======   ======   ======   ======   ======   ======  ======

                                                                         DECEMBER 31,                           MARCH 31,
                                                     ---------------------------------------------------   --------------------
($ amounts, except per share data in thousands)      1995       1996       1997       1998       1999      1999        2000
                                                     -------    -------    -------    -------    -------   -------    ---------
OTHER DATA:
Weighted average limited partnership units
outstanding                                           19,221     19,221     19,221     19,221     19,221    19,221       19,221

Limited partnership income (loss) per unit             10.17       3.69       2.66      17.83       3.34     (1.03)        4.19

Ratio of earnings to fixed charges (1)                   211       1.14       1.11       1.62       1.12        --         1.55

Deficiency of earnings to cover fixed
charges (2)                                               --         --         --         --         --        20           --

Cash distributions                                      (255)      (255)      (255)      (382)        --        --           --

Cash distributions per unit                            12.50      12.50      12.50      18.75         --        --           --

Total properties owned at end of period (3)                4          4          4          4          4         4            4

Book value per limited partnership unit                  462        453        443        442        445                    450

Per unit value assigned for the consolidation                                                                               806

                                                                        DECEMBER 31,                               MARCH 31,
                                                  --------------------------------------------------------    --------------------
(in thousands)                                      1995        1996        1997        1998        1999        1999        2000
                                                  --------    --------    --------    --------    --------    --------    --------
BALANCE SHEET DATA:

Cash and cash equivalents                         $  1,092    $  1,323    $  1,378    $  1,250    $  1,190                $  1,155

Real estate held for investment, net                15,167      14,798      14,745      14,373      14,315                  14,226

Accounts receivable, net                               321         220         153         205         258                     263

Other assets                                           224         132         288         302         346                     336

Total assets, at book value                         16,804      16,473      16,564      16,130      16,109                  15,980

Total assets, at valued assigned for the
consolidation                                                                                                               23,360

Total liabilities                                    8,160       8,001       8,283       7,867       7,782                   7,571

General partnership deficit                           (127)       (128)       (131)       (131)       (131)                   (132)

Limited partnership equity                           8,771       8,600       8,412       8,394       8,458                   8,541

CASH FLOW DATA:

Increase (decrease) in cash and equivalents,
net                                                    (26)        231          55        (129)        (59)        (73)        (35)

Cash provided by operating activities                  824         711         955         644         684          11          77


1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

3) Nooney Income Fund Ltd. II, in addition to owning four buildings, owns a 24% interest in Leawood Fountain Plaza. Nooney Income Fund Ltd., an affiliate of Nooney Income Fund Ltd. II, owns the remaining 76% ownership of Leawood Fountain Plaza.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - DECEMBER 31, 1999, 1998 AND 1997

Liquidity and Capital Resources

Cash on hand as of December 31, 1999 was $1,190,211, a decrease of $59,394 from the year ended December 31, 1998. The Registrant expects the capital expenditures during 2000 will be adequately funded by current cash reserves and the properties' operating cash flow. The anticipated capital expenditures are as follows:

                                           Other          Leasing
                                          Capital         Capital           Total
                                         ---------       ---------        ---------
      NorthCreek Office Park             $  66,000       $  65,831        $ 131,831
      Tower Industrial Building                -0-               0              -0-
      Northeast Commerce Center             28,400         349,377          377,777
      Countryside Office Park               23,390          93,659          117,049
      Leawood Fountain Plaza (24%)             -0-          73,847           73,847
                                         ---------       ---------        ---------
                                         $ 117,790       $ 582,714        $ 700,504
                                         =========       =========        =========

At NorthCreek Office Park, other capital has been budgeted for parking lot restoration. Leasing capital is anticipated for tenant improvements and lease commissions for new and renewal tenants.

At Northeast Commerce Center, other capital has been budgeted for parking lot overlay and striping, and leasing capital has been budgeted for tenant improvements and lease commissions for new tenants anticipated during the year 2000.

At Countryside Office Park, other capital has been budgeted for the restoration of common area ceiling tiles and two new heating and air conditioning units. Leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants.

At Leawood Fountain Plaza, leasing capital has been budgeted for tenant improvements and lease commissions for new and renewal tenants.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

The Registrant believes that due to market conditions Countryside Office Park should be sold. Management has increased the occupancy level to 90% at December 31, 1999, from 77% at year-end 1998. The Registrant, in the year 2000, is evaluating sale and other options regarding the property due to the increased occupancy level and improved market conditions in the surrounding area(s) during the second half of 1999.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the years ended December 31, 1999, 1998 and 1997 are detailed in the schedule below. Expenses of the Registrant are excluded.

                               NorthCreek          Tower          Northeast        Countryside          Leawood
                               Office Park       Industrial       Commerce         Office Park         Fountain
                                  (100%)          (100%)           (100%)             (100%)          Plaza (24%)
                               -----------       ----------      ----------        -----------        -----------
1999

              Revenues         $ 1,509,059       $  203,106      $  409,739        $ 1,220,581        $   359,778
              Expenses           1,165,131          118,441         623,696          1,231,047            267,597
                               -----------       ----------      ----------        -----------        -----------

Net Income (Loss)              $   343,928       $   84,665      $ (213,957)       $   (10,466)       $    92,181

1998

              Revenues         $ 1,377,291       $  202,221      $  692,068        $ 1,025,373        $   307,888
              Expenses           1,199,133          108,696         723,378            988,862            264,297
                               -----------       ----------      ----------        -----------        -----------

Net Income (Loss)              $   178,158       $   93,525      $  (31,310)       $    36,511        $    43,591

1997

              Revenues         $ 1,303,843       $  196,947      $  676,065        $   905,834        $   283,881
              Expenses           1,222,155          106,565         625,690            975,298            263,850
                               -----------       ----------      ----------        -----------        -----------

Net Income (Loss)              $    81,688       $   90,382      $   50,375        $   (69,464)       $    20,031

1999 PROPERTY COMPARISONS

At NorthCreek Office Park, revenues increased $131,768 when comparing 1999 to 1998. The increase in revenue is primarily due to increases in both base rental revenue ($99,847) and escalation revenue ($34,190). The increase in base rent can be attributed to increased rental rates. Increased reimbursable expenses in 1999, compared to that of 1998, resulted in the increased escalation revenue. Expenses decreased $34,002 when comparing the two year-end periods, primarily due to decreases in interest expense ($16,525), depreciation and amortization ($51,900), real estate tax ($15,783), and vacancy related expenses ($3,763). These decreases were partially offset by increases in electric repair expense ($9,500), snow removal ($5,291), repairs and maintenance general building ($20,838), management fees ($7,907), and legal fees ($9,802). The decrease in interest expense is due to a declining principal balance. The decrease in depreciation and amortization can be attributed to contra-depreciation entries depreciating the property write down which was recorded at the partnership level prior to 1999. All property write downs have been recorded at the property level in 1999. The decrease in real estate tax expense is due to lower annual taxes as a result of a decrease in the property's appraised value by the taxing authority. The increase in repairs and maintenance general building can be attributed to renovations and updates in common areas of the property (hallways and restrooms) done in 1999.

The revenues at Tower Industrial Building remain stable as the building continues to be occupied by a single tenant. Expenses increased $9,745 when comparing the two year-end periods. This is primarily due to increases in real estate tax ($1,697), general and administrative related expenses ($4,290), and depreciation expense ($3,550).

Revenues at Northeast Commerce Center decreased when comparing 1999 to 1998 by $282,329. A significant decrease of $328,668 was reflected in base rental revenue. This decrease was partially offset by increases in escalation revenues ($31,989) and other miscellaneous revenues ($14,350). The decrease in base rental revenues can be attributed to the property being only 50% occupied throughout the entire year. Expenses decreased $99,682 when comparing the two year-end periods, primarily due to decreases in interest expense ($8,413), depreciation and amortization ($73,033), heating and air-conditioning expenses ($16,593), contract cleaning expenses ($29,757), and management fees ($16,940). These decreases were partially offset by increases in vacancy related expenses ($50,886) and various other operating expenses ($5,831). The decreases in both interest expense and depreciation and amortization is due to the reasons mentioned above in the first property comparison. The decrease in heating and air-conditioning costs can be attributed to major changes necessary to be made to the heating and air conditioning system in 1998 and not in 1999. The decreased contract cleaning expenses are a result of a former tenant, who used this service exclusively, vacating. Management fees decreased as a direct result of lower revenues. The increase in vacancy related expenses is due to costs incurred during 1999 to rehabilitate vacant space for leasing.

At Countryside Office Park, revenues increased $195,208 primarily due to an increase in base rental revenue ($161,889). This can be attributed to the higher occupancy level as compared to that of the prior year. Expenses at Countryside Office Park increased ($242,185) when comparing year-end results for 1999 to the prior year, primarily due to increases in snow removal ($9,802), management fees ($10,530), parking lot expense ($3,382), professional services ($186,516), administrative payroll ($9,065), and various other operating expenses ($2,016). These increases were partially offset by decreases in interest expense ($5,108) and amortization ($14,485). The significant increase in professional services is due to real estate tax consulting fees paid during 1999 ($159,230) which will ultimately result in a tax savings of $454,942 over a three-year period. The decrease in amortization expense can be attributed to fully amortized tenant improvements and lease commissions.

At Leawood Fountain Plaza, revenues increased ($51,890) when comparing 1999 year-end results to the prior year. The increase in revenue can primarily be attributed to increases in base rental revenue ($25,166) and escalation revenue ($24,905). The increase in base rental revenue is due to increased rental rates. Expenses during 1999 were relatively stable with only a $3,300 increase when compared to the prior year.

The Registrant has a first mortgage with a floating interest rate of 3/4% over the then published prime rate of the lender. The properties which are collateral for this loan are NorthCreek Office Park, Countryside Office Park and Northeast Commerce Center. The balance of the loan as of December 31, 1999 was $6,871,246. The interest rate at year end was 9.25%. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 1999 the Partnership decreased interest expense by approximately $59,000 from the compensating balance clause.

The occupancy levels at the Registrant's properties as of December 31, 1999, 1998 and 1997 are detailed in the schedule below. Occupancy rates at December 31,


                                                  1999     1998     1997
                                                 ------   ------   ------
               NorthCreek Office Park               100%     100%      89%
               Tower Industrial                     100%     100%     100%
               Northeast Commerce Center             49%      50%      94%
               Countryside Executive Center          90%      77%      72%
               Leawood Fountain Plaza                93%      87%      89%

For the quarter ended December 31, 1999, occupancy at NorthCreek Office Park increased to 100%. During the quarter, two tenants signed new leases for 2,894 square feet, and one tenant vacated 1,964 square feet. For the year, five tenants signed new leases for 6,519 square feet, six tenants renewed their leases for 14,380 square feet, and five tenants vacated 6,247 square feet. NorthCreek Office Park has one major tenant which occupies space under two leases which, together, comprise 33% of the available space. These leases both expire in December 2003.

Tower Industrial Building is leased by a single tenant whose lease expires on April 30, 2000. The Registrant currently has a signed renewal with this tenant that will extend through December 2001.

At Northeast Commerce Center, one tenant vacated 11,000 square feet during the quarter ended December 31, 1999. For the year ended December 31, 1999 two new leases for 18,460 square feet were signed, one tenant vacated 11,000 square feet, and one tenant downsized 11,000 square feet. Northeast Commerce Center has two major tenants which occupy 23% and 11% of the space with lease expirations of 2003 and 2006, respectively. The Registrant is working closely with a Cincinnati brokerage firm to handle the leasing of the remaining 50,790 vacant square feet.

Occupancy at Countryside Office Park increased to 90% during the fourth quarter of 1999 and leasing activity consisted of three tenants signing new leases for 4,496 square feet, two tenants renewing their leases for 3,810 square feet, and one tenant vacating 442 square feet. During 1999, nine tenants signed new leases for 25,358 square feet, six tenants renewed their leases for 11,835 square feet, and seven tenants vacated 13,625 square feet. There are two major tenants at Countryside who occupy 14% and 13% of the vacant space with leases which expire in 2005 and 2002, respectively.

During the fourth quarter at Leawood Fountain Plaza, occupancy decreased from 98% to 93%. During the quarter, four tenants renewed their leases for 5,324 square feet, and one tenant vacated 4,470 square feet. During the year, the Registrant signed one new lease for 737 square feet, renewed seven tenants" leases for 17,857 square feet, and one tenant vacated 4,470 square feet. The property has two major tenants, one who occupies 14% of the space with a lease which expires in October 2001 and the other major tenant occupies 11% of the space with a lease which expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Year 2000 issues

Information Technology Systems

The Registrant did not experience any information technology hardware or software disruptions or failure as a result of the Year 2000. Subsequent to December 31, 1999, the Registrant's "IT" systems have continued to operate, as normal, at the management office and all five of the Registrant's properties.

Non-Information Technology Systems

None of the non-information systems at the Registrant's five properties experienced any disruptions or failures as a result of the Year 2000. These systems included elevators, heating, ventilating, air conditioning (HVAC) systems, and locks. These and other like systems continue to operate as normal in the year 2000.

The Registrant did not separately track internal costs related to the Year 2000 issue. The changing of the century did not have a material impact on the Registrant's financial condition or results of its operations.

Material Third Parties' Systems Failures

The Registrant did not experience any material impact related to third party system failures for the Year 2000 issue at any of its five properties. Payments from tenants did not appear to be delayed due to the Year 2000 conversion. The Registrant remains confident that no third party material issues will arise in the future.

1999 Comparisons

For the year ended December 31, 1999, the Registrant's consolidated revenues were $3,728,017 compared to $3,680,649 for the year ended December 31, 1998. Revenues increased $47,368 when comparing the two years. This increase in revenue is primarily due to an increase in base rental revenues at Countryside Office Park and to increases in both base rental and escalation revenues at NorthCreek and Leawood Fountain Plaza. Positive revenue results from these properties were partially offset by a significant decrease in revenues at Northeast Commerce Center, as mentioned in the property comparisons.

For the year ended December 31, 1999, consolidated expenses were $3,663,081 as compared to $3,316,553 for the year ended 1998. Expenses increased $346,528 when comparing the two year-end periods. This increase was primarily due to increases in depreciation and amortization ($10,535), real estate taxes ($168,830), repairs and maintenance related expenses ($107,812), and professional services ($85,738). These increased expenses were partially offset by a decrease in interest expenses ($30,046). The increase in professional services expense is primarily due to consulting fees paid by Countryside Office Park, as mentioned in the property comparisons. The increase in repairs and maintenance is mainly due to increased snow removal and various maintenance costs at two of the Registrant's properties, as also mentioned in the property comparisons. The increased professional fees can be attributed primarily to additional legal costs incurred at both the partnership and property levels. Net income for the year ended 1999 was $64,936 as compared to $364,096 for the year ended 1998.

During 1999, net cash provided by operating activities was $684,206. This cash was used to provide capital improvements to the properties of $618,970, and principal payments on the mortgage loan were made in the amount of $124,630.

1998 Comparisons

For the year ended December 31, 1998, the Registrant's consolidated revenues were $3,680,649 compared to $3,356,773 for the year ended December 31, 1997. Revenues increased $323,876 or 10% when comparing the two years. The increase in revenue is due to an increase in base rental income at the Registrant's properties.

For the year ended December 31, 1998, consolidated expenses were $3,316,553 compared to $3,293,186 for the year ended December 31, 1997. Thus, total expenses increased $23,367. The increase in expenses was a result of an increase in depreciation and amortization ($84,450), an increase in repair and maintenance ($41,342), and an increase in other operating expenses ($48,189), offset by a decrease in real estate taxes ($63,257) and a decrease in professional services ($89,196). Net income was $364,096 as compared to $63,587 for the prior year. Net cash provided by operating activities was $643,655 for the year ended December 31, 1998. The cash was used to provide capital improvements to the properties of $289,092, pay distributions to partners of $382,440 and decrease the outstanding balance of the mortgage loan by $100,656.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operations in fiscal 1999, 1998, and 1997 and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1999. Future increases in the prime interest rate can adversely affect the operations of the Registrant.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments." The Registrant had no holdings of derivative financial or commodity instruments at December 31, 1999. A review of the Registrant's other financial instruments and risk exposures at that date revealed that the Registrant had minor exposure to interest rate risk due to the floating rate first mortgage debt of $6,871,246. The Registrant utilized sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates should not materially adversely affect the Registrant's financial position, results of operations or cash flows.

C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - QUARTERS ENDED MARCH 31, 2000 AND 1999


It should be noted that this document contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.


Liquidity and Capital Resources

Cash and cash equivalents on hand as of March 31, 2000, is $1,154,755, a decrease of ($35,456) when compared to year end December 31, 1999. During the quarter, net cash provided by operating activities was $76,526. Cash was used for payment of capital additions in the amount of $83,221 and payments on mortgage notes payable of $28,761. The Registrant expects cash flow and cash on hand to fund the properties anticipated capital expenditures for the remainder of 2000. The anticipated capital expenditures by property are as follows:

                                 Leasing Capital    Other Capital      Total
                                 ---------------    -------------    ---------
NorthCreek Office Park              $   5,103         $  66,000      $  71,103
Tower Industrial Building                   0                 0              0
Northeast Office Park                 349,377            28,400        377,777
Countryside Office Park                50,815            23,390         74,205
Leawood Fountain Plaza (24%)           61,711                 0         61,711
                                    ---------         ---------      ---------
                                    $ 467,006         $ 117,790      $ 584,796
                                    =========         =========      =========

Leasing capital at all of the partnership's properties relates to tenant improvements and lease commissions for new and renewal tenants. At NorthCreek Office Park, other capital has been budgeted for parking lot restoration. At Northeast Commerce Center, other capital has been budgeted for parking lot overlay and striping. At Countryside Office Park, other capital has been budgeted for the restoration of common area ceiling tiles and two new heating and air conditioning units.

The Registrant reviews cash reserves on a regular basis prior to beginning scheduled capital improvements. In the event there is not adequate funds, the capital improvement will be postponed until such funds are available.

The Registrant believes that due to market conditions Countryside Office Park should be sold. Management has increased the occupancy level to 92% at March 31, 2000, from 74% at March 31, 1999. The Registrant is evaluating sale and other options regarding the property due to the increased occupancy level and improved market conditions in the surrounding areas during the second half of 1999 and continuing on in the year 2000.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations by Property

The results of operations for the Registrant's properties for the quarters ended March 31, 2000 and 1999 are detailed in the schedule below. Expenses and revenues of the Registrant are excluded.

                                                  Tower           Northeast       Countryside         Leawood
                               NorthCreek       Industrial        Commerce          Office           Fountain
                               Office Park       Building          Center            Park           Plaza (24%)
                               -----------      ----------        ---------       -----------       -----------
         2000

         Revenues              $   366,830      $   50,784        $ 101,267       $   338,198       $    83,767
         Expenses                  296,609          29,708          163,608           274,127            62,266
                               -----------      ----------        ---------       -----------       -----------

Net Income (Loss)              $    70,221      $   21,076        $ (62,341)      $    64,071       $    21,501
                               ===========      ==========        =========       ===========       ===========

         1999

         Revenues              $   359,666      $   50,450        $  92,178       $   260,579       $    84,311
         Expenses                  313,498          26,728          206,269           240,499            68,440
                               -----------      ----------        ---------       -----------       -----------

Net Income (Loss)              $    46,168      $   23,722        $(114,091)      $    20,080       $    15,871
                               ===========      ==========        =========       ===========       ===========

Revenues at NorthCreek Office Park increased $7,164 when comparing quarter end March 31, 2000 to the first quarter ended March 31, 1999. This increase can be primarily attributed to a termination fee received by a former tenant in the amount of $7,212. All other revenues have remained consistent with that of prior year. Expenses decreased from $313,498 for the quarter ended March 31, 1999 to $296,609 for the quarter ended March 31, 2000. This decrease of $16,889 is primarily attributable to decreases in depreciation and amortization expense ($11,479), electrical repairs ($11,085), and snow removal ($6,280). These decreases were partially offset by increases in interest expense ($6,957) and landscaping expense ($4,417). The decrease in depreciation and amortization can be attributed to fully amortized and depreciated assets. The decrease in electrical repairs is due to major repairs and maintenance electrical costs incurred in 1999. The increased interest expense is related to increased interest rates.

Operating results at Tower Industrial Building for the quarter ended March 31, 2000 and 1999 remained stable with minimal fluctuations. Slight increases occurred in both depreciation and general and administrative related expenses.

Revenues at Northeast Commerce Center were $101,267 for the quarter ended March 31, 2000 and $92,178 for the quarter ended March 31, 1999. This increase in revenue of $9,089 is due to increases in base rental revenue ($6,839) and escalation revenue ($2,249). The increase in base rent is primarily due to higher rental rates. Expenses for the quarters ending March 31, 2000 and March 31, 1999 were $163,608 and $206,269, respectively. The decrease of $42,661 can primarily be attributable to decreases in vacancy expense ($35,276), amortization and depreciation expense ($10,084), and repairs and maintenance related expenses ($5,517). These decreases were partially offset by increases in interest expense ($3,541), fire and crime prevention ($1,979), and various other operating expenses ($2,696). The decrease in vacancy expense is due to the costs of rehabilitating vacant space in 1999. The decreased amortization and depreciation expense is primarily attributable to fully depreciated and amortized assets.

At Countryside Office Park revenues were $338,198 and $260,579 for the quarters ended March 31, 2000 and March 31, 1999, respectively. Revenues increased $77,619 primarily due to increases in base rental revenues which can be attributable to the increased occupancy level at the property. Operating expenses increased $33,628 when comparing the two years. The expenses which increased include interest expense

($2,151), amortization expense ($9,112), contract cleaning and day porter service ($13,510), utilities ($6,212), management fees ($4,657), advertising expense ($2,359), vacancy related expenses ($2,541), payroll expense ($1,582), and legal fees ($2,541). These increases were partially offset by a decrease in snow removal ($10,589). The increased amortization expense is due to the addition of tenant improvements as the property continues to lease available space. The increases in both cleaning/day porter and utility expense can also be attributed directly to the rise in the occupancy level, therefore increasing the demand for both of these expenses. The decrease in snow removal is due to milder weather conditions than that of 1999.

At Leawood Fountain Plaza, revenues remained consistent when comparing the two three-month periods. Operating expenses decreased $6,174 when comparing the two periods. The decrease in expenses is mainly due to a decrease in depreciation and amortization expense ($9,117), partially offset by an increase in fire and crime prevention expense ($1,967), and various other operating expenses ($976).

The occupancy levels at the Registrant's properties are listed below:

              Occupancy levels as of March 31,
              --------------------------------

         Property                        2000               1999             1998
         --------                        ----               ----             ----
NorthCreek Office Park                     96%               100%              95%
Tower Industrial Building                 100%               100%             100%
Northeast Commerce Center                  49%                50%              94%
Countryside Office Park                    92%                74%              69%
Leawood Fountain Plaza (24%)               93%                98%              90%

During the first quarter of 2000, NorthCreek Office Park occupancy decreased 4% to 96%. Leasing activity at NorthCreek Office Park consisted of one tenant signing a lease for 52 square feet, two tenants renewing their leases for a total of 5,638 square feet and three tenants vacating 3,579 square feet. NorthCreek Office Park has one major tenant which occupies spaces under two leases which together comprise 33% of the available space. These leases both expire in December 2003.

Tower Industrial Building is leased to a single tenant whose lease expires on December 31, 2001.

At Northeast Commerce Center, occupancy remained at 49% during the quarter. There was no leasing activity during this three-month reporting period. The property has two major tenants who occupy 23% and 11% of the available space. Their leases expire September 2003 and December 2006, respectively. The Registrant is working with a local Cincinnati brokerage firm to handle the leasing of the remaining space.

At Countryside Office Park, occupancy increased 2% to 92% from the rate at the beginning of the quarter. Leasing activity during the first quarter consisted of two tenants occupying 5,856 square feet renewing their leases and two tenants vacating 2,294 square feet. There are two major tenants at Countryside Office Park who occupy 14% and 13% of the available space with leases which expire in 2005 and 2002, respectively.

During the first quarter of 2000, occupancy at Leawood Fountain Plaza remained stable at 93%. Leasing activity consisted of one new tenant occupying 1,946 square feet, two tenants renewing their leases for 2,927 square feet, and one tenant vacating 1,769 square feet. The property has two major tenants, one of whom occupies 14% of the available space whose lease expires in October 2001 and a second major tenant who occupies 10% of the available space whose lease expires in July 2004.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value, if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Results of Consolidated Operations 2000

For the quarter ended March 31, 2000, consolidated revenues are $943,531 compared to $855,615 for the quarter ended March 31, 1999. Revenues, at a consolidated level, increased $87,916 primarily due to increases in base rental revenue at Countryside Office Park, as mentioned in the property comparisons. Increases in revenue were also reflected at NorthCreek Office Park and Northeast Commerce Center when comparing the two three-month ending periods. Consolidated expenses for the quarters ending March 31, 2000 and March 31, 1999 are $862,117 and $875,689, respectively. The $13,572 decrease in expenses is a result of a combination of factors. Decreases were reflected in real estate tax expense ($2,886), repairs and maintenance related expenses ($13,985), professional services ($16,157), insurance ($1,645), snow removal ($19,355), and other operating expenses ($10,846). These decreases were partially offset by consolidated increases in interest expense ($12,651), depreciation and amortization ($18,392), management fees ($5,555), utilities ($8,376), and cleaning ($6,872). The decrease in repairs and maintenance related expenses is primarily due to the decrease in electrical repairs at NorthCreek Office Park. The decrease in professional services can be attributed to appraisal fees incurred for the Registrant's properties in the first quarter of 1999. The decrease in snow removal, as well as the increases in interest expense, depreciation and amortization expense, and utilities have all been addressed at the property level comparisons. The decrease in consolidated other operating expenses can mostly be attributed to vacancy costs at Northeast Commerce Center. The increase in management fees is due to the overall increase in revenues.

Results of Consolidated Operations 1999

For the quarter ended March 31, 1999, consolidated revenues are $855,615 compared to $875,317 for the quarter ended March 31, 1998. Revenues decreased $19,702 primarily due to an increase in bad debt expense ($39,114), partially offset by an increase in miscellaneous income ($20,696) due to the receipt of a prior year tax refund. Consolidated expenses for the quarters ended March 31, 1999 and 1998 are $875,689 and $814,801, respectively. This $60,888 increase in expenses is a result of significant increases in repairs and maintenance related expenses ($16,231), professional fees ($24,481), payroll expenses ($8,093), snow removal ($18,780), and other operating expenses ($46,514). There were also less significant increases in utility expense ($2,569) and insurance ($2,309). These increases were partially offset by decreases in interest expense ($11,932), depreciation and amortization expense ($13,836), real estate tax expense ($21,732), and cleaning services ($10,223). The increase in professional fees is due to appraisal fees. The increase in other operating expense is primarily due to the increase in vacancy expenses for first quarter 1999 at Northeast Commerce Center. The decrease in interest expense can be attributed to increased principal payments made per mortgage agreement.


Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal 1999 and are not expected to materially affect the Registrant's operation in 2000.

D.  AUDITED FINANCIAL STATEMENTS - DECEMBER 31, 1999, 1998 AND 1997




INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd. II, L.P.:


We have audited the accompanying balance sheets of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1999 and 1998, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules immediately following the financial statements. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.




/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 22, 2000

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

BALANCE SHEETS - DECEMBER 31, 1999 AND 1998



ASSETS

                                                           1999             1998
                                                       -----------      -----------

CASH AND CASH EQUIVALENTS                              $ 1,190,211      $ 1,249,605

ACCOUNTS RECEIVABLE (net of allowance of $273,506
  in 1999 and $255,409 in 1998)                            257,599          205,323

PREPAID EXPENSES AND OTHER ASSETS                           24,430           21,505

INVESTMENT PROPERTY:
  Land                                                   2,618,857        2,618,857
  Buildings and improvements                            13,997,112       13,618,572
                                                       -----------      -----------
                                                        16,615,969       16,237,429
  Less accumulated depreciation                          5,162,333        4,691,263
                                                       -----------      -----------
                                                        11,453,636       11,546,166
  Investment property held for sale                      2,860,890        2,826,591
                                                       -----------      -----------
         Total investment property                      14,314,526       14,372,757

DEFERRED EXPENSES - At amortized cost                      321,834          280,805
                                                       -----------      -----------
TOTAL                                                  $16,108,600      $16,129,995
                                                       ===========      ===========
LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses                $   174,137      $   160,061
  Accrued real estate taxes                                485,507          499,728
  Refundable tenant deposits                               250,231          211,787
  Mortgage note payable                                  6,871,246        6,995,876
                                                       -----------      -----------
         Total liabilities                               7,781,121        7,867,452

PARTNERS' EQUITY                                         8,327,479        8,262,543
                                                       -----------      -----------
TOTAL                                                  $16,108,600      $16,129,995
                                                       ===========      ===========


See notes to financial statements.

OONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                   1999            1998            1997
                                                ----------      ----------      ----------

REVENUES:
  Rental and other income                       $3,723,962      $3,680,649      $3,355,159
  Interest                                           4,055              --           1,614
                                                ----------      ----------      ----------
         Total revenues                          3,728,017       3,680,649       3,356,773

EXPENSES:
  Interest                                         554,283         584,329         595,696
  Depreciation and amortization                    765,982         755,447         670,997
  Real estate taxes                                544,192         534,592         597,849
  Property management fees - related party         216,862         215,198         201,992
  Repairs and maintenance                          442,418         334,606         293,264
  Professional services                            380,102         135,134         224,330
  Other operating expenses (includes
    $40,000 in each year to related party)         759,242         757,247         709,058
                                                ----------      ----------      ----------
         Total expenses                          3,663,081       3,316,553       3,293,186
                                                ----------      ----------      ----------
NET INCOME                                      $   64,936      $  364,096      $   63,587
                                                ==========      ==========      ==========
NET INCOME ALLOCATION:
  General partners                              $      649      $   21,480      $   12,529
  Limited partners                              $   64,287      $  342,616      $   51,058

LIMITED PARTNERS' DATA:
  Net income per unit                           $     3.34      $    17.83      $     2.66
                                                ==========      ==========      ==========

  Cash distributions - Investment income
    per unit                                    $       --      $    17.83      $     2.66
                                                ==========      ==========      ==========
Cash distributions - Return of capital
    per unit                                    $       --      $     0.92      $     9.84
                                                ==========      ==========      ==========
  Weighted average limited partnership
    units outstanding                               19,221          19,221          19,221
                                                ==========      ==========      ==========


See notes to financial statements.

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                            Limited           General
                                           Partners          Partners             Total
                                          -----------       -----------       -----------

BALANCE (DEFICIT), JANUARY 1, 1997        $ 8,600,764       $  (128,497)      $ 8,472,267

  Net income                                   51,058            12,529            63,587

  Cash distribution                          (240,263)          (14,704)         (254,967)
                                          -----------       -----------       -----------
BALANCE (DEFICIT), DECEMBER 31, 1997        8,411,559          (130,672)        8,280,887

  Net income                                  342,616            21,480           364,096

  Cash distributions                         (360,394)          (22,046)         (382,440)
                                          -----------       -----------       -----------
BALANCE (DEFICIT), DECEMBER 31, 1998        8,393,781          (131,238)        8,262,543

  Net income                                   64,287               649            64,936
                                          -----------       -----------       -----------
BALANCE (DEFICIT), DECEMBER 31, 1999      $ 8,458,068       $  (130,589)      $ 8,327,479
                                          ===========       ===========       ===========

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                                              1999              1998              1997
                                                          -----------       -----------       -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                              $    64,936       $   364,096       $    63,587
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                            677,201           660,875           604,818
      Amortization of deferred expenses                        88,781            94,572            66,179
      Net changes in accounts affecting operations:
        Accounts receivable                                   (52,276)          (52,373)           66,705
        Prepaid expenses and other assets                      (2,925)           (4,453)           (6,864)
        Deferred expenses                                    (129,810)         (104,353)         (215,064)
        Accounts payable and accrued expenses                  14,076          (320,548)          377,278
        Accrued real estate taxes                             (14,221)          (57,174)          (25,580)
        Refundable tenant deposits                             38,444            63,013            23,748
                                                          -----------       -----------       -----------
           Net cash provided by operating activities          684,206           643,655           954,807
                                                          -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES -
  Additions to investment property                           (618,970)         (289,092)         (551,260)
                                                          -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                                   --          (382,440)         (254,967)
  Mortgage principal payments                                (124,630)         (100,656)          (93,468)
                                                          -----------       -----------       -----------
           Net cash used in financing activities             (124,630)         (483,096)         (348,435)
                                                          -----------       -----------       -----------
NET (DECREASE) INCREASE IN CASH AND
  CASH EQUIVALENTS                                            (59,394)         (128,533)           55,112

CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                                   1,249,605         1,378,138         1,323,026
                                                          -----------       -----------       -----------
CASH AND CASH EQUIVALENTS, END
  OF YEAR                                                 $ 1,190,211       $ 1,249,605       $ 1,378,138
                                                          ===========       ===========       ===========

                                                              1999              1998               1997
                                                          -----------       -----------       -----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year for
    interest                                              $   590,980       $   537,963           609,879
                                                          ===========       ===========       ===========

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




1.       BUSINESS

Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas (Leawood Fountain Plaza); an office warehouse in Mundelein, Illinois (Tower Industrial Building); a single story office building in Palatine, Illinois (Countryside Office Park, formerly Countryside Executive Center); an office/warehouse/showroom facility in Cincinnati, Ohio (Northeast Commerce Center); and an office complex in Cincinnati, Ohio (NorthCreek Office Park). The proportionate share of these properties owned by the Partnership generated 9.6%, 5.5%, 33.0%, 11.1% and 40.8% of rental and other income, respectively, for the year ended December 31, 1999. Effective October 1, 1998, the property known as Countryside Executive Center was renamed Countryside Office Park.

It is management's intent to sell Countryside Office Park (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prior to October 31, 1997, the corporate general partner was a partially owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. Another individual general partner's spouse was a shareholder of Nooney Company. Nooney Company was also an economic assignee of two former individual general partners. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $171,525 for the year ended December 31, 1997. Additionally, the Partnership paid Nooney Krombach Company $33,334 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

On October 31, 1997, Nooney Company sold its 75% interest in Nooney Income Investments Two, Inc., the corporate general partner of the Registrant to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $216,862, $215,198 and $30,467 for the years ended December 31, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $40,000 in 1999 and 1998 and $6,666 in 1997 as reimbursement for management services and indirect expenses in connection with the Partnership.

Investment property is recorded at the lower of cost or net realizable value. The Partnership reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Partnership considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Partnership deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Buildings and improvements are depreciated over 30 years using the straight-line method.

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1999, accounts receivable include approximately $145,000 ($121,500 in 1998) of accrued rent concessions which is not yet due under the terms of various lease agreements.

Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners; (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% non-cumulative preference as defined in the Partnership Agreement, then the individual general partners return to the partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% non-cumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% non-cumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return. Through December 31, 1999, Partnership Management Fees totaling $316,180 have not been paid under the limitations stated above. Based upon the priorities of cash to be distributed, management believes that the likelihood of payment of the $316,180 is remote and therefore the management fee was not accrued on the balance sheet.

For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual partnership management fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

Deferred expenses consist primarily of lease fees which are amortized over the terms of their respective leases.

The Partnership adopted SFAS No. 130, "Reporting Comprehensive Income", which requires entities to report changes in equity that result from transactions and economic events other than those with shareholders. The Partnership had no other comprehensive income items, accordingly net income and other comprehensive income are the same.

3.       MORTGAGE NOTE PAYABLE

Mortgage note payable as of December 31, 1999 and 1998, consists of the following:

                                                       1999              1998
                                                  --------------    -------------

Note payable to bank, principal of $9,587, and
 interest due monthly at bank's prime rate
 (9.25% at December 31, 1999) plus .75%           $    6,871,246    $   6,995,876
 maturing December 28, 2002                       ==============    =============




The mortgage note is collateralized by deeds of trust and assignment of rents on investment property (Countryside, Northeast Commerce Center and NorthCreek Office Park) with a net book value of $12,601,000 at December 31, 1999. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 1999, 1998 and 1997, the Partnership decreased interest expense by approximately $59,000, $64,000 and $60,000, respectively, from the compensating balance clause.

Principal payments required during the next five years are as follows:

2000                           $       115,044
2001                                   132,000
2002                                 6,624,202
                               ---------------
Total                          $     6,871,246
                               ===============

In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Instruments", the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The carrying amount and estimated fair market value of the Partnership's debt at December 31, 1999 and 1998 are equal due to the adjustable rate feature of the note and the terms are consistent with those the Partnership could currently obtain.

4.       RENTAL REVENUES UNDER OPERATING LEASES

Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1999 are as follows:

2000                                   $     3,047,000
2001                                         2,608,000
2002                                         1,928,000
2003                                         1,207,000
2004                                           437,000
Remainder                                      267,000
                                       ---------------
         Total                         $     9,494,000
                                       ===============

In addition, certain lease agreements require tenant participation in certain operating expenses. Tenant participation in expenses included in revenues approximated $45,000, $61,000 and $43,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

5.       FEDERAL INCOME TAX STATUS

The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the write-down of investment property are not recognized for tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                 Financial          Income
                                 Statement            Tax
                               ------------      ------------

1999:
  Net income (loss)            $     64,936      $   (145,635)
  Partners' equity                8,327,479        13,178,376

1998:
  Net income (loss)            $    364,096      $     (5,791)
  Partners' equity                8,262,543        13,324,011

                                 Financial          Income
                                 Statement            Tax
                               ------------      ------------

1997:
  Net income (loss)            $     63,587      $     (8,137)
  Partners' equity                8,280,887        13,712,242

6.       MAJOR TENANT

A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rental amounted to approximately $405,000, or 11%, of total revenues. A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $427,000 and $367,000 or 11.6% and 10.0%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $500,000 and $408,000 or 14.9% and 12.2%, respectively, of total revenues.

7.       BUSINESS SEGMENTS (in thousands)

The Partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Office Park, Northeast Commerce Center, and NorthCreek Office Park. In 1998 and 1997, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 1999, the Partnership began evaluating each segment's operations including allocation of property writedowns. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

       (In thousands)                  1999            1998            1997
                                    ----------      ----------      ----------

Revenues:
   Leawood Fountain Plaza         $      359.7    $      307.9    $      283.9
   Tower Industrial                      203.1           202.2           196.9
   Countryside Office Park             1,220.6         1,025.4           905.8
   Northeast Commerce Center             409.7           692.1           676.1
   NorthCreek Office Park              1,509.1         1,377.3         1,303.8
                                    ----------      ----------      ----------
                                    $  3,702.2    $    3,604.9    $    3,366.5
                                    ==========      ==========      ==========

               (In thousands)            1999            1998             1997
                                    ------------     ------------     ------------

Operating profit (loss):
   Leawood Fountain Plaza           $       92.2     $       43.6     $       20.0
   Tower Industrial                         84.7             93.5             90.4
   Countryside Office Park                 (10.5)            36.5            (69.5)
   Northeast Commerce Center              (214.0)           (31.3)            50.4
   NorthCreek Office Park                  343.9            178.2             81.7
                                    ------------     ------------     ------------
                                    $      296.3     $      320.5     $      173.0
                                    ============     ============     ============

Capital expenditures:
   Leawood Fountain Plaza           $       33.6     $       36.1     $       29.0
   Tower Industrial                        192.8             --               --
   Countryside Office Park                 128.9            138.0            313.3
   Northeast Commerce Center               219.2             --               68.3
   NorthCreek Office Park                   44.5            115.0            140.7
                                    ------------     ------------     ------------
                                    $      619.0     $      289.1     $      551.3
                                    ============     ============     ============

Depreciation and amortization:
   Leawood Fountain Plaza           $       69.2     $       90.8     $       91.4
   Tower Industrial                         45.2             41.6             41.6
   Countryside Office Park                 137.3            151.8             72.0
   Northeast Commerce Center               192.4            265.4            245.2
   NorthCreek Office Park                  307.4            359.3            374.3
                                    ------------     ------------     ------------
                                    $      751.5     $      908.9     $      824.5
                                    ============     ============     ============

Assets:
   Leawood Fountain Plaza           $      946.8     $    1,476.0
   Tower Industrial                        985.9            914.8
   Countryside Office Park               3,126.2          8,653.8
   Northeast Commerce Center             3,512.7          4,606.2
   NorthCreek Office Park                6,410.5          6,992.8
                                    ------------     ------------
                                    $   14,982.1     $   22,643.6
                                    ============     ============

Reconciliations of segment data to the Partnership's consolidated data follow:

           (In thousands)                        1999                1998               1997
                                            --------------     --------------     --------------

Revenues:
   Segments                                 $      3,702.2     $      3,604.9     $      3,366.5
   Corporate and other                                25.8               75.7               (9.7)
                                            --------------     --------------     --------------
                                            $      3,728.0     $      3,680.6     $      3,356.8
                                            ==============     ==============     ==============
Net income:
   Segments operating profit                $        296.3     $        320.5     $        173.0
   Other income (expense)                             25.8               75.7               (9.7)
   General and administrative expenses              (257.2)             (32.1)             (99.7)
                                            --------------     --------------     --------------
                                            $         64.9     $        364.1     $         63.6
                                            ==============     ==============     ==============

Assets:
   Segments                                 $     14,982.1     $     22,643.6
   Corporate and other                             1,126.5           (6,513.6)
                                            --------------     --------------
                                            $     16,108.6     $     16,130.0
                                            ==============     ==============

Depreciation and amortization:
   Segments                                 $        751.5     $        908.9     $        824.5
   Corporate and other                                14.5             (153.5)            (153.5)
                                            --------------     --------------     --------------
                                            $        766.0     $        755.4     $        671.0
                                            ==============     ==============     ==============



                                    * * * * *

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

DECEMBER 31, 1999



          Column A                Column B                        Column C
----------------------------    ------------     ---------------------------------------------
                                                         Initial Cost to Partnership
                                                 ---------------------------------------------
                                                                 Buildings and
        Description             Encumbrances        Land         Improvements         Total
----------------------------    ------------     -----------     -------------     -----------
Leawood Fountain Plaza
 Office Complex (24%
 undivided interest)

Leawood, Kansas                 $        --      $   318,962      $ 1,991,417      $ 2,310,379
 Tower Industrial Building,
 Mundelein, Illinois                     --          193,744        1,042,076        1,235,820
NorthCreek Office Park,
 Cincinnati, Ohio                        --          338,850        4,639,617        4,978,467
Northeast Commerce Center,
 Cincinnati, Ohio                        --          199,361        2,784,317        2,983,678
Countryside Office Park,
 NorthCreek Office Park and
 Northeast Commerce Center        6,871,246               --               --               --
                                -----------      -----------      -----------      -----------


                                  6,871,246        1,050,917       10,457,427       11,508,344
Countryside Office Park,
 Palatine, Illinois                      --          623,919        4,302,911        4,926,830
                                -----------      -----------      -----------      -----------
         Total                  $ 6,871,246      $ 1,674,836      $14,760,338      $16,435,174
                                ===========      ===========      ===========      ===========

                                    Column D                              Column E
                                 -------------      ----------------------------------------------------
                                                                      Gross Amount which
                                     Costs                       Carried at Close of Period
                                  Capitalized       ----------------------------------------------------
                                 Subsequent to                         Buildings and
             Description          Acquisition(1)         Land          Improvements            Total
             -----------         -------------      --------------     --------------      -------------

Leawood Fountain Plaza
 Office Complex (24%
 undivided interest),
 Leawood, Kansas                 $    (603,326)      $     318,962      $   1,388,091      $   1,707,053
Tower Industrial Building,
 Mundelein, Illinois                   195,588             193,744          1,237,664          1,431,408
NorthCreek Office Park,
 Cincinnati, Ohio                    3,713,830           1,370,100          7,322,197          8,692,297
Northeast Commerce Center,
 Cincinnati, Ohio                    1,801,533             736,051          4,049,160          4,785,211
Countryside Office Park,
 NorthCreek Office Park and
 Northeast Commerce Center
                                 -------------       -------------      -------------      -------------
                                     5,107,625           2,618,857         13,997,112         16,615,969

Countryside Office Park,
 Palatine, Illinois                   (938,645)          1,356,419          2,631,766          3,988,185(2)
                                 -------------       -------------      -------------      -------------
         Total                   $   4,168,980       $   3,975,276      $  16,628,878      $  20,604,154
                                 =============       =============      =============      =============

                                          Column F         Column G         Column H              Column I
                                     ----------------    -------------  --------------     ----------------------
                                                                                               Life on which
                                                                                               Depreciation
                                        Accumulated         Date of          Date             in Latest Income
                                        Description      Construction      Acquired         Statement is Computed
                                     ----------------    -------------  --------------     ----------------------

Leawood Fountain Plaza
  Office Complex (24%
  undivided interest),
  Leawood, Kansas                    $        938,094      1982-1983       2/20/1985               30 years
Tower Industrial Building,
  Mundelein, Illinois                         486,715      1974            3/20/1986               30 years
NorthCreek Office Park,
  Cincinnati, Ohio                          2,403,394      1984-1986      12/29/1986               30 years
Northeast Commerce
  Center, Cincinnati, Ohio                  1,334,130      1985           12/29/1986               30 years
                                      ---------------
                                            5,162,333

Countryside Office Park,
  Palatine, Illinois                        1,127,295(2)   1975           12/16/1986               30 years
                                     ----------------
         Total                       $      6,289,628
                                     ================

(1) Amounts shown are net of assets written-off and the following writedowns to reflect appraised values:

         Leawood Fountain Plaza Office Complex       $     754,000
         NorthCreek Office Park                            484,000
         Northeast Commerce Center                         761,000
         Countryside Office Park                         3,256,000

(2)  Amount is shown net in the financial statements $2,860,890.

NOONEY INCOME FUND LTD. II, L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997




                                                          1999              1998                1997
                                                     ------------       ------------       ------------

(A) Reconciliation of amounts in Column E:

    Balance at beginning of period                   $ 20,130,482       $ 19,981,023       $ 19,569,732

    Add - Cost of improvements                            618,970            289,092            551,260

    Less - Cost of disposals                             (145,298)          (139,633)          (139,969)
                                                     ------------       ------------       ------------
    Balance at end of period                         $ 20,604,154       $ 20,130,482       $ 19,981,023
                                                     ============       ============       ============

(B) Reconciliation of amounts in Column F:

    Balance at beginning period                      $  5,757,725       $  5,236,483       $  4,771,634

    Add - Provision during period                         677,201            660,875            604,818

    Less - Depreciation on disposals                     (145,298)          (139,633)          (139,969)
                                                     ------------       ------------       ------------
    Balance at end of period                         $  6,289,628       $  5,757,725       $  5,236,483
                                                     ============       ============       ============
(C) The aggregate cost of real estate owned for
  federal income tax purposes                        $ 25,859,154       $ 25,385,482       $ 25,236,023
                                                     ============       ============       ============

E.  UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED MARCH 31, 2000 AND 1999


NOONEY INCOME FUND LTD. II, L.P.

              (A LIMITED PARTNERSHIP)

              BALANCE SHEETS
               (Unaudited)

                                                 March 31,      December 31,
                                                    2000             1999
                                                -----------      -----------
ASSETS:

Cash and cash equivalents                       $ 1,154,755      $ 1,190,211
Accounts receivable                                 263,399          257,599
Prepaid expenses and deposits                        10,432           24,430
Investment property, at cost:
    Land                                          2,618,857        2,618,857
    Buildings and improvements                   13,986,187       13,997,112
                                                -----------      -----------
                                                 16,605,044       16,615,969
    Less accumulated depreciation                 5,248,466        5,162,333
                                                -----------      -----------
                                                 11,356,578       11,453,636
Investment property-held for sale                 2,869,044        2,860,890
                                                -----------      -----------
                                                 14,225,622       14,314,526

Deferred expenses - at amortized cost               325,517          321,834
                                                -----------      -----------

                                                $15,979,725      $16,108,600
                                                ===========      ===========

LIABILITIES AND PARTNERS' EQUITY:

Liabilities:
     Accounts payable and accrued expenses      $    78,228      $   174,137
     Accrued real estate taxes                      391,947          485,507
     Refundable tenant deposits                     258,173          250,231
     Mortgage note payable                        6,842,484        6,871,246
                                                -----------      -----------

                                                  7,570,832        7,781,121

Partners' equity                                  8,408,893        8,327,479
                                                -----------      -----------
                                                $15,979,725      $16,108,600
                                                ===========      ===========


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

              NOONEY INCOME FUND LTD. II, L.P.
              (A LIMITED PARTNERSHIP)
              STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY
              (UNAUDITED)

                                                Three Months Ended
                                             ----------------------------
                                               March 31,        March 31,
                                                 2000             1999
                                             -----------      -----------
REVENUES:
     Rental and other income                 $   942,147      $   855,615
     Interest                                      1,384                0
                                             -----------      -----------
                                                 943,531          855,615
                                             -----------      -----------
EXPENSES:
     Interest expense                            146,739          134,088
     Depreciation and amortization               199,432          181,040
     Real estate taxes                           136,139          139,025
     Property management fees paid to
         Nooney Inc.                              56,451           50,896
     Reimbursement to Nooney Inc.
         for partnership management
         services and indirect expenses           10,000           10,000
     Repairs & maintenance                        46,523           60,508
     Professional services                        30,523           46,680
     Utilities                                    48,716           40,340
     Payroll                                      30,132           30,676
     Cleaning                                     37,517           30,645
     Insurance                                    16,127           17,772
     Snow removal                                 17,343           36,698
     Other operating expenses                     86,475           97,321
                                             -----------      -----------

                                                 862,117          875,689
                                             -----------      -----------

NET INCOME (LOSS)                            $    81,414      $   (20,074)
                                             ===========      ===========

NET INCOME (LOSS) PER LIMITED
     PARTNERSHIP UNIT                        $      4.19      $     (1.03)
                                             ===========      ===========

PARTNERS' EQUITY:
     Beginning of period                     $ 8,327,479      $ 8,262,543
     Net income (loss)                            81,414          (20,074)
                                             -----------      -----------

     End of period                           $ 8,408,893      $ 8,242,469
                                             ===========      ===========



              SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

              NOONEY INCOME FUND LTD. II, L.P.
              (A LIMITED PARTNERSHIP)
              STATEMENTS OF CASH FLOWS
              (UNAUDITED)

                                                                       Three Months Ended
                                                                 -----------------------------
                                                                   March 31,         March 31,
                                                                     2000              1999
                                                                 -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net Income (Loss)                                           $    81,414       $   (20,074)
     Adjustments to reconcile net income (loss) to net cash
         provided by operating activities:
             Depreciation and amortization                           199,432           181,040

     Changes in assets and liabilities:
         (Increase) decrease in accounts receivable                   (5,800)           53,807
         Decrease in prepaid expenses & deposits                      13,998             1,424
         Increase in deferred assets                                 (30,991)           (5,497)
         Decrease in accounts payable and accrued expenses           (95,909)         (101,622)
         Decrease in accrued real estate taxes                       (93,560)          (99,336)
         Increase in refundable tenant deposits                        7,942             1,063
                                                                 -----------       -----------

             Total adjustments                                        (4,888)           30,879
                                                                 -----------       -----------

             Net cash provided by operating activities                76,526            10,805
                                                                 -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES -
     Additions to investment property                                (83,221)          (57,188)
                                                                 -----------       -----------


CASH FLOWS FROM FINANCING ACTIVITIES -
     Payments on mortgage notes payable                              (28,761)          (26,783)
                                                                 -----------       -----------


NET DECREASE IN CASH                                                 (35,456)          (73,166)
     AND CASH EQUIVALENTS

CASH AND CASH EQUIVALENTS, beginning of period                     1,190,211         1,249,605
                                                                 -----------       -----------

CASH AND CASH EQUIVALENTS, end of period                         $ 1,154,755       $ 1,176,439
                                                                 ===========       ===========


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION - Cash paid during year for interest                 $   146,739       $   134,088
                                                                 ===========       ===========


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

              NOONEY INCOME FUND LTD. II, L.P.
              (A LIMITED PARTNERSHIP)
              NOTES TO UNAUDITED FINANCIAL STATEMENTS
              THREE MONTHS ENDED MARCH 31, 2000 AND 1999


NOTE A:

Refer to the Registrant's financial statements for the year ended December 31, 1999, which are contained herein, for a description of the accounting policies which have been continued without change. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim periods.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibility of the individual partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at March 31, 2000 and for all periods presented have been made. The results of operations for the three-month period ended March 31, 2000 are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest, formerly Nooney, Inc., a wholly-owned subsidiary of CGS Real Estate Company. Nooney Income Investments Two, Inc., a general partner, is a 75% owned subsidiary of S-P Properties, Inc. S-P Properties, Inc. is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The earnings per limited partnership unit for the three months ended March 31, 2000 and 1999 was computed based on 19,221 units, the number of units outstanding during the periods.

NOTE E:

CGS Real Estate Company, Inc. ("CGS"), an affiliate of the corporate general partner of the Registrant, is in the process of developing a plan pursuant to which the properties owned by the Registrant would be combined with the properties of other real estate partnerships managed by CGS and its affiliates. These limited partnerships own office properties, industrial properties, shopping centers, and residential apartment properties. It is expected that the acquiror would in the future qualify as a real estate investment trust. Limited partners would receive shares of common stock in the acquiror which would be listed on a national securities exchange or the NASDAQ national market system.

NOTE F:

The Registrant has no items of other comprehensive income, accordingly, net income and other comprehensive income are the same.

NOTE G:

The partnership has five reportable operating segments: Leawood Fountain Plaza, Tower Industrial, Countryside Office Park, Northeast Commerce Center, and NorthCreek Office Park. In the first quarter of 1999, the Partnership's management evaluated performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. In 2000, the Partnership is evaluating each segment's operations including allocation of property writedowns.

                                             Three Months Ended
                                      -------------------------------
                                        March 31,          March 31,
                                          2000               1999
                                      ------------       ------------

Revenues:
    Leawood Fountain Plaza (24%)      $     83,767       $     84,311
    Tower Industrial                        50,784             50,450
    Countryside Office Park                338,198            260,579
    Northeast Commerce Center              101,267             92,178
    NorthCreek Office Park                 366,830            359,666
                                      ------------       ------------
                                           940,846            847,184
                                      ============       ============

Operating Profit (Loss):
    Leawood Fountain Plaza (24%)      $     21,501       $     15,871
    Tower Industrial                        21,076             23,722
    Countryside Office Park                 64,071             20,080
    Northeast Commerce Center              (62,341)          (114,091)
    NorthCreek Office Park                  70,221             46,168
                                      ------------       ------------
                                           114,528             (8,250)
                                      ============       ============

Capital Expenditures:
    Leawood Fountain Plaza (24%)      $        888       $      4,160
    Tower Industrial                           -0-              3,850
    Countryside Office Park                 35,616             16,374
    Northeast Commerce Center                  -0-              5,860
    NorthCreek Office Park                  48,214             26,944
                                      ------------       ------------
                                            84,718             57,188
                                      ============       ============

Depreciation and Amortization:
    Leawood Fountain Plaza (24%)      $     14,774       $     23,892
    Tower Industrial                        12,003             10,411
    Countryside Office Park                 41,295             32,183
    Northeast Commerce Center               52,654             62,738
    NorthCreek Office Park                  78,706             90,185
                                      ------------       ------------
                                           199,432            219,409
                                      ============       ============

Assets:
             As Of:               March 31, 2000     December 31, 1999
                                  --------------     -----------------

Leawood Fountain Plaza (24%)      $      968,187      $      946,803
Tower Industrial                         971,290             985,935
Countryside Office Park                3,110,049           3,126,218
Northeast Commerce Center              3,497,645           3,512,653
NorthCreek Office Park                 6,384,872           6,410,529
                                  --------------      --------------
                                      14,932,043          14,982,138
                                  ==============      ==============


Reconciliation of segment data to the Partnership's consolidated data follow:


                                                       Three Months Ended
                                                    March 31,          March 31,
                                                      2000               1999
                                                  ------------       ------------

Revenues:
         Segments                                 $    940,846       $    847,184
         Corporate and other                             2,685              8,431
                                                  ------------       ------------
                                                       943,531            855,615
                                                  ============       ============


Operating Profit (Loss):
         Segments                                 $    114,528       $     (8,250)
         Corporate and other income                      2,685              8,430
         General and administrative expenses           (35,799)           (20,254)
                                                  ------------       ------------
                                                        81,414            (20,074)
                                                  ============       ============


Depreciation and Amortization
         Segments                                 $    199,432       $    219,409
         Corporate and other                               -0-            (38,369)
                                                  ------------       ------------
                                                       199,432            181,040
                                                  ============       ============

Assets:
         As of:                                    March 31,        December 31,
                                                     2000              1999
                                                  ------------      ------------
         Segments                                 $ 14,932,043      $ 14,982,138
         Corporate and other                         1,047,682         1,126,462
                                                  ------------      ------------
                                                    15,979,725        16,108,600

                    NOONEY REAL PROPERTY INVESTORS - TWO L.P.
                            HISTORICAL FINANCIAL DATA

I.  Nooney Real Property Investors - Two L.P.
    A.  Selected Historical Financial Data
    B. Management's Discussion and Analysis of Financial Condition and Results of Operations - November 30, 1999, 1998 and 1997
    C. Management's Discussion and Analysis of Financial Condition and Results of Operations - Quarters Ended February 29, 2000 and February 28, 1999
    D.  Audited Financial Statements - November 30, 1999, 1998 and 1997
    E. Unaudited Financial Statements - Quarters Ended February 29, 2000 and February 28, 1999

A. SELECTED HISTORICAL FINANCIAL DATA OF NOONEY REAL PROPERTY INVESTORS-
TWO, L.P.


The following table sets forth certain selected historical financial data of the Partnership. The selected operating and financial position data as of and for each of the five years ended November 30, 1999 have been derived from the audited financial statements of the Partnership. The selected operating and financial position data as of February 29, 2000 and for the three months ended February 28(29), 2000 and 1999 have been derived from the unaudited financial statements of the Partnership. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto which follow.


(In thousands, except for per share data)

                                                                                                       QUARTER ENDED
                                                    YEAR ENDED NOVEMBER 30,                            FEBRUARY 28(29)
                                      -----------------------------------------------------         --------------------
                                        1995       1996       1997       1998        1999             1999        2000
                                      --------   --------   --------   --------    --------         --------    --------
OPERATING DATA:

REVENUES:

Rental and reimbursement income ...   $  2,331   $  2,302   $  2,424   $  2,418    $  2,150         $    535    $    635

Interest and other income .........         10         15         10          6          --               --          25
                                      --------   --------   --------   --------    --------         --------    --------

Total revenues ....................      2,341      2,317      2,434      2,424       2,150              535         660
                                      ========   ========   ========   ========    ========         ========    ========
EXPENSES:

Property operating ................        427        511        564        763         647              177         162

Management and advisory fees ......        116        115        121        122         105               25          32

Real estate and other taxes .......        413        380        395        374         386               89          94

Depreciation and amortization .....        493        518        523        518         491              121         137

Interest expense ..................        838        776        743        706         679              169         245
                                      --------   --------   --------   --------    --------         --------    --------
Total expenses ....................      2,287      2,300      2,346      2,483       2,308              581         670
                                      ========   ========   ========   ========    ========         ========    ========

Net Income (loss) .................   $     54   $     17   $     88   $    (59)   $   (158)        $    (46)   $    (10)
                                      ========   ========   ========   ========    ========         ========    ========

(In thousands)


                                                                    NOVEMBER 30,                           FEBRUARY 28(29),
                                             --------------------------------------------------------    --------------------
                                               1995        1996        1997        1998        1999        1999        2000
                                             --------    --------    --------    --------    --------    --------    --------
OTHER DATA:
Weighted average limited partnership units
outstanding                                    12,000      12,000      12,000      12,000      12,000      12,000      12,000
Income (loss) per limited unit                   4.49        1.40        7.29       (4.90)     (13.04)      (3.78)      (0.79)
Ratio of earnings to fixed charges (1)           1.06        1.02        1.12          --          --          --          --
Deficiency of earnings to cover fixed
charges (2)                                        --          --          --          59         158          46          10
Total properties owned at end of period             4           4           4           4           4           4           4
Book value per limited partnership unit           (19)        (17)        (10)        (15)        (28)                     (29)
Per unit value assigned for the
consolidation                                      --          --          --          --          --          --          682
BALANCE SHEET DATA:
Cash and cash equivalents                    $    628    $    596    $    449    $    486    $  2,572                 $  2,406
Real estate held for investment, net            7,515       7,459       7,210       6,833       6,439                    6,329
Accounts receivable, net                          118         147         127         119         120                      112
Other assets                                      179         152         120         137         296                      558
Total assets, at book value                     8,440       8,354       7,906       7,575       9,427                    9,405
Total assets, at valued assigned for the
consolidation                                      --          --          --          --          --          --       18,404
Total liabilities                               8,747       8,644       8,108       7,836       9,846                    9,834
General partners deficit                          (83)        (83)        (82)        (82)        (84)                     (84)
Limited partners deficit                         (224)       (207)       (120)       (179)       (335)                    (345)

(In thousands)                                                 NOVEMBER 30,                    FEBRUARY 28(29),
                                               --------------------------------------------    ----------------
                                                1995     1996      1997      1998     1999      1999      2000
                                               ------   ------    ------    ------   ------    ------    ------
CASH FLOW DATA:

Increase (decrease) in cash and equivalents,
net                                                25      (32)     (147)       37    2,086      (104)     (166)

Cash (used in) provided by operating
activities                                        493      693       460       544       (4)       10       (76)



1) For purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before extraordinary items, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issuance costs and that portion of operating rental expense representing interest.

2) Deficiency to cover fixed charges is the amount of earnings that would be required to achieve a ratio of earnings to fixed charges of 1.0.

B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION - NOVEMBER 30, 1999, 1998 AND 1997

Liquidity and Capital Resources

Cash reserves as of November 30, 1999, are $2,572,203, an increase of $2,086,047 from year ended November 30, 1998. The increase in cash can primarily be attributed to the new financing obtained for three of the Registrant's properties. The previous mortgage indebtedness was paid in full with the proceeds of the new mortgage agreements. The utilization of the remaining portion of the proceeds from the refinancing is being reviewed by the general partners to provide for future anticipated needs of the Registrant. The Registrant plans to maintain adequate cash reserves and to fund anticipated capital expenditures in 2000. The anticipated capital expenditures by property are:

                        Other Capital   Leasing Capital      Total
                        -------------   ---------------      -----
     Park Plaza          $   82,149       $   29,090       $  111,239
     Morenci                140,698           27,072          167,770
     Maple Tree             370,800              -0-          370,800
     Jackson Warehouse       15,000          244,608          259,608
                         ----------       ----------       ----------
                         $  608,647       $  300,770       $  909,417
                         ==========       ==========       ==========


Other capital at Park Plaza, Morenci and Maple Tree will be funded by the cash reserves for such improvements from the new loan agreements. Other capital at Jackson Warehouse will be funded from operations. Leasing capital at all four of the Registrant's properties will be funded from operations. Jackson Warehouse's future funding for leasing capital is based upon anticipated higher occupancy levels.

At all four of the Registrant's properties, leasing capital has been budgeted to fund tenant alternations and lease commissions for new and renewal leases to be signed during the year. At Morenci the Registrant has budgeted other capital for upgrading the exterior lighting, asphalt overlay of the east section of the lot, replacement of concrete sidewalks, ADA (American Disabilities Act) compliance, and asphalt sealing. At Park Plaza the Registrant has budgeted other capital for replacement of the porch canopies, roof repairs, exterior masonry and painting, and parking lot sealing and striping. At Maple Tree Shopping Center other capital has been budgeted for replacement of a section of the roof, overlaying the rear and main drives of the center, ADA (American Disabilities Act) compliance, and canopy renovation. At Jackson Warehouse other capital has been budgeted for separation of utilities and building of a new entrance in the event the vacant space needs to be further subdivided.

On November 30, 1999, the Registrant refinanced the debt on three of its properties. A new note with a balance of $5,721,083 secured by Park Plaza I and II, Morenci, and Maple Tree was obtained. In addition, the lender held back $628,917 for specified capital improvements. This money will be drawn upon by the Registrant as needed. The refinancing will result in a total mortgage for the above-mentioned properties of $6,350,000. The note bears interest at a rate of 9.01% per annum and calls for monthly installments of $57,348 including both interest and principal, through December 2004. The first mortgage debt on Jackson Warehouse has a balance due of $3,665,974 and a maturity date of November 2000. The interest rate on the debt is 9.31%. The Registrant intends to renew the Jackson note payable under similar terms.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with lenders the refinancing of mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant's properties for the years ended November 30, 1999, 1998, and 1997 are detailed in the schedule below. Expenses of the Registrant are excluded.

                       Jackson
                       Warehouse       Maple Tree      Park Plaza        Morenci
                      -----------      -----------     -----------     -----------
     1999

     Revenues         $   486,226      $   579,848     $   518,807     $   528,030
     Expenses             817,433          499,735         304,485         503,551
                      -----------      -----------     -----------     -----------
Net (Loss) Income     $  (331,207)     $    80,113     $   214,322     $    24,479
                      ===========      ===========     ===========     ===========

     1998

     Revenues         $   835,944      $   591,382     $   484,736     $   530,493
     Expenses           1,130,028          469,852         286,508         455,275
                      -----------      -----------     -----------     -----------
Net (Loss) Income     $  (294,084)     $   121,530     $   198,228     $    75,218
                      ===========      ===========     ===========     ===========

     1997

     Revenues         $   867,895      $   564,370     $   484,872     $   505,086
     Expenses             861,781          465,257         330,272         522,937
                      -----------      -----------     -----------     -----------
Net Income (Loss)     $     6,114      $    99,113     $   154,600     $   (17,851)
                      ===========      ===========     ===========     ===========

1999 Property Comparisons

At Jackson Warehouse, for the year ended 1999 revenues decreased compared to 1998 due to a decrease in base rental revenues of $181,920 as a result of the consistent lower occupancy level than that reflected for the majority of 1998. A decrease was also reflected in miscellaneous income ($161,522) due to termination fees received only in 1998. Expenses decreased substantially ($312,595) due to decreases in repairs and maintenance-building ($37,000), real estate tax ($19,917), management fees ($17,486), vacancy expenses ($186,475), interest expense ($39,408), and amortization expense ($31,203). These decreases were partially offset by increases in insurance ($3,837), payroll ($2,490), legal fees ($5,500), and various other operating expenses ($7,067). The decrease in repairs and maintenance-building can be attributed to preventive roof repairs done in 1998, not necessary in 1999. Vacancy expense was higher in 1998 due to the cost associated with the clean up and refurbishing of the significant space vacated in 1998. Management fee expense is lower when compared to that of the prior year due to related lower revenues. The decrease in interest expense can be attributed to declining principal balances.

At Maple Tree, revenues decreased ($11,534) due to decreases in percentage rent ($9,358), common area maintenance reimbursement ($4,442), and real estate tax revenues ($4,601). These decreases were partially offset by an increase in base rental revenue ($7,314). Expenses at Maple Tree increased ($29,883) when compared to year-end 1998. Increases were reflected in landscaping expense ($5,806), real estate tax ($10,892), and interest expense ($13,846). The increase in real estate tax expense is due to higher annual taxes in 1999. Interest penalties to pay off old mortgages prior to obtaining the new mortgage resulted in the increased interest expense.

At Park Plaza I and II revenues increased $34,071 when compared to the prior year end. Base rental revenues increased ($23,319), and miscellaneous revenues increased in the amount of ($14,252). These increases were partially offset by decreases in common area maintenance and real estate tax revenues. Expenses increased $17,977 due to snow removal ($15,674), real estate tax expense ($14,383), and other operating expenses ($1,049). These increases were partially offset by decreases in repairs and maintenance-electrical ($7,475), and vacancy related expenses ($5,654). Real estate tax expense was lower in 1998 due to a refund received and recorded in 1998.

At Morenci Professional Park revenues decreased $2,463 when comparing the year ended 1999 to the year ended 1998. The decrease in revenues is primarily due to a decrease in common area maintenance reimbursement revenues ($10,090), partially offset by an increase in base rental revenue ($7,941). Expenses increased $48,276 primarily due to increases reflected in plumbing repairs ($6,200), repairs and maintenance electrical service ($3,608), snow removal ($14,951), real estate tax expense ($13,593), and various other operating expenses ($9,924). The increase in the real estate tax expense can be attributed to higher annual taxes billed to the property in 1999.

The occupancy levels at November 30 are as follows:

                                    Occupancy rates at November 30
                                 1999              1998           1997
                                 ----              ----           ----
         Park Plaza               98%               95%            97%
         Morenci                  92%               94%            93%
         Maple Tree              100%              100%           100%
         Jackson Warehouse        61%               61%           100%

For the year ended November 30, 1999, Jackson Warehouse had two tenants who leased 61% of the available space. One of the tenants occupied 40% of the space on a lease which expires in July 2002. The other tenant occupied 21% of the space on a lease which expires in November 2001. There was no leasing activity in 1999. Effective December 1, 1999, the Registrant negotiated a lease amendment through February 29, 2000 for 125,464 square feet (39%) with the tenant who had previously occupied 21% of the available space. The tenant will be occupying additional space starting in March 2000 (at which time the tenant will occupy 51% of the available space). The Registrant has signed a short-term lease with a new tenant who will occupy 56,800 square feet (18%) from December 1, 1999, through February 29, 2000. As of March 2000, when additional space will become available due to the expiration of the short-term lease, the tenant whose lease amendment terminates on February 29, 2000, will expand and occupy an additional 39,736 square feet. This will leave the property with a 9% vacancy.

Maple Tree remained 100% occupied during the fourth quarter of 1999. During the quarter, two tenants signed new leases for 2,700 square feet, and two tenants vacated a total of 2,700 square feet. During all of 1999, the Registrant signed three new leases for 5,340 square feet, three tenants renewed their leases for 36,848 square feet, and three tenants vacated 5,340 square feet. The center has two major tenants who occupy 18% and 42% of the available space. Their leases have expiration dates of April 30, 2005 and July 31, 2004, respectively.

Occupancy at Park Plaza was 98% at the end of the fourth quarter of 1999. During the fourth quarter, two tenants signed new leases for 12,600 square feet;and one tenant renewed its lease for 3,600 square feet. During 1999 four tenants signed new leases for 17,400 square feet; five tenants renewed their leases for 18,180 square feet; and two tenants vacated 10,640 square feet. At Park Plaza one tenant occupies 10% of the total space, with a lease expiring August 2004.

Occupancy at Morenci Professional Park was 92% as of November 30, 1999. During the fourth quarter, one tenant signed a new lease for 1,200 square feet; two tenants renewed their leases for 3,600 square feet; and two tenants vacated 4,800 square feet. During all of 1999, nine tenants signed new leases for 12,000 square feet; four tenants renewed their leases for 12,000 square feet; and six tenants vacated 14,400 square feet. No tenant occupies more than 10% of the total space.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the Property to be impaired if a forecast of undiscounted future operating cash flows directly related to the Property, including disposal value, if any, is less than its carrying amount. If the Property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the Property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimate of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgment is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

Year 2000 issues

Information Technology Systems

The Registrant did not experience any information technology hardware or software disruptions or failure as a result of the Year 2000. Subsequent to December 31, 1999, the Registrant's "IT" systems have continued to operate, as normally, at the management office and all four of the Registrant's properties.



Non-Information Technology Systems


All non-information systems at the Registrant's four properties did not experience any disruptions or failures as a result of the Year 2000. These systems included elevators, heating, ventilating, air conditioning (HVAC) systems, and locks. These and other like systems continue to operate as normal in the year 2000.

The Registrant did not separately track internal costs related to the Year 2000 issue. The changing of the century did not have a material impact on the Registrant's financial condition or results of its operations.



Material Third Parties' Systems Failures


The Registrant did not experience any material impact related to third party system failures for the Year 2000 issue at any of its four properties. Payments from tenants did not appear to be delayed due to the Year 2000 conversion. The Registrant remains confident that no third party material issues will arise in the future.



1999 Comparisons


For the year ended November 30, 1999, consolidated revenues were $2,150,447 compared to $2,423,480 for the year ended November 30, 1998. The decrease in revenues of $273,033 can primarily be attributed to the loss of revenues at Jackson Warehouse due to lower occupancy level throughout the year when compared to that of the prior year.

Consolidated expenses for the year ended November 30, 1999, were $2,280,827 as compared to $2,482,905 for the year ended November 30, 1998. Consolidated expenses decreased $202,078. The decrease is primarily attributable to decreases in vacancy and other expenses at the Jackson Warehouse. In 1998, a significant amount of expense was incurred to prepare the property for re-leasing after the vacating of a former major tenant. During 1999 this expense was not necessary since the space was rehabilitated in 1998. Net loss for the year ended November 30, 1999, was $158,010 compared to a net loss of $59,425 for the year ended November 30, 1998. This decrease of $98,585 resulted in a net loss per partnership unit of $13.04 compared to net loss per limited partnership unit of $4.90 for the year ended November 30, 1998. Net cash used in operating activities for the year ended November 30, 1999 was ($4,207). The Registrant was able to fund capital expenditures of $59,978 and make payments on previously existing notes payable of $395,283 during 1999.

1998 Comparisons

For the year ended November 30, 1998, consolidated revenues were $2,423,480 compared to $2,434,123 for the year ended November 30, 1997. On a consolidated basis, revenues were fairly steady, decreasing $10,643 or less than 1%.

Consolidated expenses for the year ended November 30,1998, were $2,482,905 as compared to $2,345,759 for the year ended November 30, 1997. Consolidated expenses increased 6% or $137,146. The increase is mainly attributable to an increase in vacancy expense at the Jackson Warehouse. This expense was due to the clean up of the interior of the space vacated by the large tenant during the year and prepare this space and the exterior of the building for re-leasing. Net income for the year ended November 30, 1998, was a net loss for the year of $59,425 as compared to net income of $88,364 for the year ended November 30, 1997. This decrease resulted in a net loss per limited partnership unit of $4.90 compared to net income per limited partnership unit of $7.29 for the year ended November 30, 1997. Cash flow provided by operating activities for the year ended November 30, 1998 was $543,644. The Registrant was able to fund capital expenditures of $110,145 and reduce loan balances by $396,241 during 1998.

Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal years 1997, 1998, and l999, and are not expected to materially affect the Registrant's operation in 2000.

Interest Rates

Interest rates on floating rate debt fluctuated throughout 1999. All debt of the Registrant is now at a fixed rate, therefore, future increases in the prime interest rate will not affect operations of the Registrant.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Registrant considered the provision of Financial Reporting Release No. 48 "Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments. The Registrant had no holdings of derivative financial or commodity instruments at November 30, 1999. A review of the Registrant's other financial instruments and risk exposures at that date revealed that the Registrant had no exposure to interest rate risk due to the payoff of the second mortgage debt. Interest rates are not anticipated to affect the Registrant's financial position, results of operations or cash flows.

C. MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - QUARTERS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999

It should be noted that this document contains forward-looking information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risk and uncertainty, including trends in the real estate investment market, projected leasing and sales, and the future prospects for the Registrant. Actual results could differ materially from those contemplated by such statements.

Liquidity and Capital Resources

Cash on hand as of February 29, 2000 is $2,405,754, a decrease of $166,449 from year end November 30, 1999. The decrease in cash can primarily be attributed to the annual payment for real estate taxes made in December 1999 for Maple Tree Shopping Center. During the quarter, capital additions were made in the amount of $3,711 and payments were made on mortgage notes of $86,583. The Registrant plans to maintain adequate cash reserves and to fund capital expenditures for the remaining three quarters of 2000. The capital expenditures anticipated for the balance of 2000 are as follows:

                                    Leasing Capital   Other Capital         Total
                                    ---------------   --------------    --------------
Park Plaza I & II                   $       31,284    $       82,419    $      113,703
Morenci Professional Park                   23,472           148,200           171,672
Maple Tree Shopping Center                       0           378,800           378,800
Jackson Industrial                         244,608            15,000           259,608
                                    --------------    --------------    --------------
                                    $      299,364    $      624,419    $      923,783
                                    ==============    ==============    ==============

At three of the Registrant's properties, leasing capital has been budgeted to fund tenant alterations and lease commissions for new and renewal leases to be signed during the year. At Morenci the Registrant has budgeted other capital for upgrading the exterior lighting, asphalt overlay of the east section of the lot, replacement of concrete sidewalks, ADA (American Disabilities Act) compliance, and asphalt sealing. At Park Plaza, the Registrant has budgeted other capital for replacement of the porch canopies, roof repairs, exterior masonry and painting, and parking lot sealing and striping. At Maple Tree Shopping Center other capital has been budgeted for replacement of a section of the roof, overlaying the rear and main drives of the center, ADA (American Disabilities
Act) compliance, and canopy renovation. At Jackson Industrial other capital has been budgeted for separation of utilities and building of a new entrance in the event the vacant space needs to be further subdivided.

Other capital at Park Plaza, Morenci and Maple Tree will be funded by the cash reserves for such improvements from new loan agreements. Other capital at Jackson Industrial will be funded from operations. Leasing capital at all four of the Registrant's properties will be funded from operations. Jackson Industrial's future funding for leasing capital is based upon anticipated higher occupancy levels.

On November 30, 1999, the Registrant refinanced the debt on three of its properties. A new note with a balance of $5,721,083 secured by Park Plaza I and II, Morenci, and Maple Tree was obtained. In addition, the lender held back $628,917 for specified capital improvements. This money will be drawn upon by the Registrant as needed. The refinancing will result in a total mortgage for the above-mentioned properties of $6,350,000. The balance of this mortgage at February 29, 2000 was $5,678,048. The note bears interest at a rate of 9.01% per annum and calls for monthly installments of $57,348 including both interest and principal, through December 2004. The first mortgage debt on Jackson Industrial has a balance due of $3,622,427 and a maturity date of November 2000. The interest rate on the debt is 9.31%. The Registrant intends to renew the Jackson note payable under similar terms.

The future liquidity of the Registrant is dependent on its ability to fund future capital expenditures and mortgage payments from operations and cash reserves, maintain occupancy, and negotiate with the lenders the refinancing of the mortgage debt as it matures.

Results of Operations

The results of operations for the Registrant"s properties for the quarter ended February 29, 2000 and February 28, 1999 are detailed in the schedule below. Expenses of the Registrant are excluded.

                              Jackson            Maple Tree        Park Plaza           Morenci
                            Industrial        Shopping Center       I and II          Prof. Park
                           ------------       ---------------     ------------       ------------
         2000
         Revenues          $    212,614        $    143,024       $    143,407       $    135,890
         Expenses               247,481             137,080            111,154            143,623
                           ------------        ------------       ------------       ------------
Net (Loss) Income          $    (34,867)       $      5,944       $     32,253       $     (7,733)
                           ============        ============       ============       ============

         1999
         Revenues          $    124,092        $    134,740       $    128,608       $    118,610
         Expenses               222,781             116,200             79,932            134,735
                           ------------        ------------       ------------       ------------
Net (Loss) Income          $    (98,689)       $     18,540       $     48,676       $    (16,125)
                           ============        ============       ============       ============

The operating results at Jackson Industrial show a significant increase in revenue when comparing the quarter ended February 29, 2000 to the quarter ended February 28, 1999. This increase of $88,522 is attributable to the increased occupancy level when compared to that of the prior year. Expenses increased $24,700 when comparing the two quarters. This increase was primarily due to an increase in interest expense ($25,537).

At Maple Tree Shopping Center, revenues increased $8,284 when comparing the two quarters. This increase is due to slight increases in base rental revenue, common area maintenance reimbursements, and real estate tax revenue, partially offset by a decrease in percentage rent revenues. Expenses for the quarter ended February 29, 2000 increased $20,880 when compared to the quarter ended February 28, 1999, primarily due to increases in depreciation and amortization ($3,245), interest expense ($6,979), repairs and maintenance-plumbing ($7,347), and real estate tax expense ($5,054). The increase in interest expense is due to a higher principal balance with the new mortgage obtained in November 1999. The increase in repairs and maintenance-plumbing can be attributed to additional repairs necessary in 1999.

Revenues at Park Plaza I & II increased $14,799 when comparing the quarter ended February 29, 2000 to February 28, 1999. This increase in revenue can primarily be attributed to an increase in base rental revenue related to the slightly higher occupancy level than prior year. Expenses increased when comparing the two quarters by $31,222 primarily due to increases in interest expense ($27,817) and depreciation and amortization ($4,328). The increase in interest expense is due to a higher principal balance with the new mortgage obtained in November 1999.

At Morenci Professional Park, revenues increased $17,280 primarily due to increases in both common area maintenance reimbursements ($13,063) and real estate tax revenue ($3,435). Expenses increased $8,888 due to increases in interest expense ($15,445), depreciation and amortization ($3,562), and various other operating expenses ($4,108). These increases were offset by decreases in repairs and maintenance related expenses ($11,275) and snow removal ($2,953). The increase in interest expense is due to a higher principal balance with the new mortgage obtained in November 1999. The decrease in repairs and maintenance related expenses is can be attributed to extensive plumbing and electrical repairs that were necessary only in 1998.

The occupancy levels at February 29, 2000 and February 28, 1999 and 1998 are as follows:

              Occupancy levels as of February 29 and 28,
              ------------------------------------------
         Property                                         2000               1999             1998
         --------                                         ----               ----             ----
         Park Plaza I & II                                 100%                98%              98%
         Morenci Professional Park                          90%                95%              92%
         Maple Tree Shopping Center                        100%                96%             100%
         Jackson Industrial                                 96%                61%             100%

At Park Plaza I & II, the occupancy level increased 2% to 100% during the quarter. Leasing activity consisted of two new tenants occupying 4,340 square feet and three tenants renewing their leases for 12,600 square feet. No suites were vacated during the quarter. At Park Plaza there is one major tenant who occupies 10% of the total space, with a lease expiring in August 2004.

At Morenci Professional Park, occupancy decreased 2% to 90% during the quarter. Leasing activity consisted of seven tenants renewing leases for 9,600 square feet and three tenants occupying 3,600 square feet vacating their space. Morenci Professional Park has no tenants that occupy more than 10% of the available space.

Occupancy at Maple Tree Shopping Center remained at 100% during the quarter. Leasing activity consisted of one tenant renewing their lease for 14,720 square feet. There are two major tenants occupying approximately 18% and 42% of the available space with lease expirations in April 2005 and July 2004, respectively.

At Jackson Industrial, occupancy increased to 96% during the quarter. The property had three major tenants during the quarter who occupied 39%, 17%, and 40% of the available space. The tenant which occupied 17% was on a short-term lease that ended February 29, 2000. Effective March 1, 2000, the major tenant which previously occupied 39% will expand to 51% with a lease expiring in January 2001. The major tenant occupying 40% of the available space has a lease that extends through July 2002.

The Registrant reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of a property may not be recoverable. The Registrant considers a history of operating losses or a change in occupancy to be primary indicators of potential impairment. The Registrant deems the property to be impaired if a forecast of undiscounted future operating cash flows directly related to the property, including disposal value, if any, is less than its carrying amount. If the property is determined to be impaired, the loss is measured as the amount by which the carrying amount of the property exceeds its fair value. Fair value is based on quoted market prices in active markets, if available. If quoted market prices are not available, an estimated of fair value is based on the best information available, including prices for similar properties or the results of valuation techniques such as discounting estimated future cash flows. Considerable management judgement is necessary to estimate fair value. Accordingly, actual results could vary significantly from such estimates.

2000 Comparisons

The Registrant's consolidated revenues were $660,026 for the three month period ended February 29, 2000 and $535,316 for the same period ended February 28, 1999. Revenues increased $124,710 when comparing the two periods. This increase is primarily due to increases in revenue at all four of the Registrants properties, primarily at Jackson Industrial as previously mentioned in the property comparisons. Consolidated expenses were $669,645 and $581,088 for the three month periods ended February 29, 2000 and February 28, 1999, respectively. This increase of $88,557 when comparing the two periods is primarily due to increases in interest expense ($75,778), depreciation and amortization ($15,769), real estate tax expense ($5,137), management fees ($6,444), insurance expense ($5,744), and payroll expense ($11,072). These increased expenses were partially offset by decreases in parking lot expenses ($2,319), repairs and maintenance related expenses ($6,579), vacancy related expenses ($9,222), and various other operating expenses ($11,667). The increase in interest expense has been addressed previously in the property comparisons. The increase in depreciation and amortization is due to additional assets recorded when compared to total assets for the same period in prior year. The increase in payroll can be attributed to slight increases in administrative payroll at all four of the Registrant"s properties. The decrease in other operating expenses is primarily due to decreased snow removal costs.

1999 Comparisons

As of February 28, 1999, the Registrant's consolidated revenues were $535,316 for the three month period and for the same period ended February 28, 1998, consolidated revenues were $585,693. Revenues decreased by $50,377. This decrease was mainly due to a decrease in rental income at Jackson Industrial attributable to the vacancy of a former major tenant. During the first quarter of 1999, consolidated expenses as of February 28, 1999 were $581,088 compared to $565,238 for the quarter ended February 28, 1998. The increase in consolidated expenses of $15,850 can primarily be attributed to an increase in other operating expenses ($36,887) and repairs and maintenance related expenses ($9,683). The increase in other operating expenses is due to the large volume of snow removal costs related to recent weather conditions. The increased expenses mentioned previously were partially offset by decreases in real estate tax ($9,062), depreciation/amortization ($7,763), management fees ($4,077), parking lot ($2,494), payroll ($5,063), and other tax expense ($2,651).


Inflation

The effects of inflation did not have a material impact upon the Registrant's operation in fiscal 1999, and are not expected to materially affect the Registrant's operation in 2000.

D. AUDITED FINANCIAL STATEMENT - NOVEMBER 30, 1999, 1998 AND 1997



INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Real Property Investors-Two, L.P.:


We have audited the accompanying balance sheets of Nooney Real Property Investors-Two, L.P. (a limited partnership) as of November 30, 1999 and 1998, and the related statements of operations, deficiency in assets and cash flows for each of the three years in the period ended November 30, 1999. Our audits also included the financial statement schedule immediately preceding the financial statements. These financial statements and financial statement schedule are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Two, L.P. as of November 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.





/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 4, 2000

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

BALANCE SHEETS - NOVEMBER 30, 1999 AND 1998



ASSETS
                                                             1999                   1998
                                                         ------------           ------------
CASH AND CASH EQUIVALENTS                                $  2,572,203           $    486,156

ACCOUNTS RECEIVABLE - No allowance for doubtful
  accounts considered necessary                               120,110                119,039

PREPAID EXPENSES AND DEPOSITS                                  58,448                 55,880

INVESTMENT PROPERTY:
  Land                                                      1,886,042              1,886,042
  Buildings and improvements                               14,187,855             14,137,031
                                                         ------------           ------------
                                                           16,073,897             16,023,073
  Less accumulated depreciation                            (9,634,858)            (9,189,847)
                                                         ------------           ------------
                                                            6,439,039              6,833,226
DEFERRED EXPENSES - At amortized cost                         237,432                 80,303
                                                         ------------           ------------
TOTAL                                                    $  9,427,232           $  7,574,604
                                                         ============           ============
LIABILITIES AND DEFICIENCY IN ASSETS

LIABILITIES:
  Accounts payable and accrued expenses                  $    359,278           $    518,876
  Refundable tenant deposits                                  100,090                 80,086
  Mortgage notes payable                                    9,387,057              7,236,825
                                                         ------------           ------------
          Total liabilities                                 9,846,425              7,835,787

DEFICIENCY IN ASSETS                                         (419,193)              (261,183)
                                                         ------------           ------------
TOTAL                                                    $  9,427,232           $  7,574,604
                                                         ============           ============

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997


                                                        1999                   1998                   1997
                                                    ------------           ------------           ------------
REVENUES:
  Rental and other income                           $  2,150,405           $  2,417,980           $  2,424,206
  Interest                                                    42                  5,500                  9,917
                                                    ------------           ------------           ------------
          Total revenues                               2,150,447              2,423,480              2,434,123
                                                    ------------           ------------           ------------
EXPENSES:
  Interest                                               679,243                705,682                743,173
  Depreciation and amortization                          491,525                518,176                522,594
  Real estate taxes                                      385,810                374,014                395,233
  Repairs and maintenance                                133,084                151,061                148,206
  Property management fees - related party               105,322                122,128                121,111
  Other operating expenses (includes
    $30,000 in each year to related party)               513,473                611,844                415,442
                                                    ------------           ------------           ------------
          Total expenses                               2,308,457              2,482,905              2,345,759
                                                    ------------           ------------           ------------
NET INCOME (LOSS)                                   $   (158,010)          $    (59,425)          $     88,364
                                                    ============           ============           ============
NET INCOME (LOSS) ALLOCATION:
  General partners                                  $     (1,580)          $       (594)          $        884
  Limited partners                                      (156,430)               (58,831)                87,480

LIMITED PARTNERSHIP DATA:
  Net income (loss) per unit                        $     (13.04)          $      (4.90)          $       7.29
                                                    ============           ============           ============
  Weighted average limited partnership
    units outstanding                                     12,000                 12,000                 12,000
                                                    ============           ============           ============

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF DEFICIENCY IN ASSETS

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997


                                      Limited                General
                                      Partners               Partners                Total
                                    ------------           ------------           ------------
BALANCE, DECEMBER 1, 1996           $   (207,512)          $    (82,610)          $   (290,122)

  Net income                              87,480                    884                 88,364
                                    ------------           ------------           ------------
BALANCE, NOVEMBER 30, 1997              (120,032)               (81,726)              (201,758)

  Net loss                               (58,831)                  (594)               (59,425)
                                    ------------           ------------           ------------

BALANCE, NOVEMBER 30, 1998              (178,863)               (82,320)              (261,183)

  Net loss                              (156,430)                (1,580)              (158,010)
                                    ------------           ------------           ------------

BALANCE, NOVEMBER 30, 1999          $   (335,293)          $    (83,900)          $   (419,193)
                                    ============           ============           ============

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997


                                                             1999                   1998                   1997
                                                         ------------           ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                      $   (158,010)          $    (59,425)          $     88,364
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities:
      Depreciation                                            454,165                487,214                489,734
      Amortization of deferred expenses                        37,360                 30,962                 32,860
      Changes in accounts affecting operations:
        Accounts receivable                                    (1,071)                 8,376                 19,863
        Prepaid expenses and deposits                          (2,568)                (9,934)                   283
        Deferred expenses                                    (194,489)               (37,697)                (1,204)
        Accounts payable and accrued expenses                (159,598)               124,260               (178,044)
        Refundable tenant deposits                             20,004                   (112)                 7,749
                                                         ------------           ------------           ------------
          Net cash (used in) provided by
            operating activities                               (4,207)               543,644                459,605
                                                         ------------           ------------           ------------

CASH FLOWS FROM INVESTING ACTIVITIES -
  Net additions to investment property                        (59,978)              (110,145)              (240,913)
                                                         ------------           ------------           ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on mortgage notes payable                         (395,283)              (396,241)              (366,041)
  Proceeds from mortgage notes payable                      5,721,083
  Repayment of mortgage notes payable                      (3,175,568)
                                                         ------------           ------------           ------------
          Net cash provided by (used in)
            financing activities                            2,150,232               (396,241)              (366,041)
                                                         ------------           ------------           ------------

                                                      1999                1998                1997
                                                   ----------          ----------          ----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                 $2,086,047          $   37,258          $ (147,349)

CASH AND CASH EQUIVALENTS,
  BEGINNING OF YEAR                                   486,156             448,898             596,247
                                                   ----------          ----------          ----------
CASH AND CASH EQUIVALENTS, END
  OF YEAR                                          $2,572,203          $  486,156          $  448,898
                                                   ==========          ==========          ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year
    for interest                                   $  683,312          $  701,613          $  743,173
                                                   ==========          ==========          ==========


See notes to financial statements.

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997




1.       BUSINESS

Nooney Real Property Investors-Two, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on September 26, 1979. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings, other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of: a shopping center located in West St. Louis County, Missouri; two office/warehouse complexes, a multi-tenant office and a warehouse all located in Indianapolis, Indiana. These properties generated 27.4%, 25.0%, 24.6% and 23.0% of rental and other income, respectively, for the year ended November 30, 1998.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of the Partnership. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Prior to October 31, 1997, the corporate general partner was a wholly owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. The other individual general partner's spouse's estate was a shareholder of Nooney Company. Nooney Krombach Company, a wholly owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $109,770 for the year ended November 30, 1997. Additionally, the Partnership paid Nooney Krombach Company $27,500 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

On October 31, 1997, Nooney Company sold its wholly owned subsidiary, Nooney Investors, Inc., the corporate general partner of the Partnership to S-P Properties, Inc., a California corporation, which in turn is a wholly owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners subject to a ninety day notification to the limited partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the Partnership.

In September 1999, Nooney, Inc. changed its name to American Spectrum Midwest, Inc. and began doing business under the new name at that time. Ownership remained unchanged. Property management fees paid to American Spectrum Midwest, Inc. were $105,322, $122,128 and $11,341 for the years ended November 30, 1999, 1998 and 1997, respectively. Additionally, the Partnership paid American Spectrum Midwest, Inc. $30,000 in 1999 and 1998 and $2,500 in 1997 as reimbursement for management services and indirect expenses in connection with the management of the Partnership and $63,500 in 1999 for loan refinancing fees related to the new mortgage notes discussed in Note 3.

The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents. Cash and cash equivalents include $100,090 and $80,086 of restricted cash at November 30, 1999 and 1998, respectively. Restricted cash represents deposits paid by tenants.

Investment property is recorded at the lower of cost or fair market value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property.

Depreciation and amortization is provided on a straight-line basis over the estimated useful life of the depreciable asset (30 years for buildings) or, in the case of tenant alterations, over the term of the lease.

Deferred expenses consist primarily of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. Rent concessions represent revenue which is not yet due under the terms of the various agreements. Accrued rent concessions included in accounts receivable were $20,732 and $23,127 at November 30, 1999 and 1998, respectively.

Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

Pursuant to the terms of the Partnership Agreement, income and losses from operations and cash distributions are allocated pro rata to the general and limited partners based upon the relationship of original capital contributions.

Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

3.       MORTGAGE NOTES PAYABLE

Mortgage notes payable as of November 30, 1999 and 1998 and the related collateral book values consist of the following:


                                                                     1999                  1998
                                                                 ------------          ------------
Maple Tree Shopping Center
  (Book value of $980,607 at November 30, 1999)
  9.01%, due in monthly installments of
  $19,758, including interest, to December 2004                  $  1,977,223          $         --

9.125%, due in monthly installments of
  $17,911, including interest to 2009.
  Paid off on November 30, 1999                                            --             1,454,324

Note payable to bank, principal due in monthly
  installments of $1,208 plus interest at bank's
  prime rate (8.5% at November 30, 1999) plus
  1-1/2%. Paid off on November 30, 1999                                    --               245,364

Park Plaza I & II Office/Warehouse Complex
  (Book value of $817,431 at November 30, 1999)

9.01%, due in monthly installments of
  $18,214, including interest, to
  December 2004                                                     1,833,710                    --

9.5%, due in monthly installments of
  $12,669, including interest, to
  2003.  Paid off on November 30, 1999                                     --               610,751

Morenci Professional Park
  (Book value of $1,455,227 at November 30, 1999)

9.01% due in monthly installments of
  $19,376, including interest, to
  December 2004                                                     1,910,150                    --

10.25%, due in monthly installments
  of $15,682, including interest, to
  2005.  Paid off on November 30, 1999                                     --               929,636

                                                                      1999                  1998
                                                                  ------------          ------------
Note payable to bank, principal due in monthly
  installments of $1,111 plus interest at bank's
  prime rate (8.5% at November 30, 1999) plus 1-1/2%
  Paid off on November 30, 1999                                   $         --          $    217,733

Jackson Industrial Park, Building A
  (Book value of $3,185,774 at
  November 30, 1999)

9.31%, due in monthly installments of
  $39,203, including interest, to
  November 2000, when remaining
  principal balance of $3,542,902 is
  due                                                                3,665,974             3,779,017
                                                                  ------------          ------------
         Total                                                    $  9,387,057          $  7,236,825
                                                                  ============          ============

The Maple Tree, Park Plaza and Morenci notes that were repaid on November 30, 1999 were paid with the proceeds received upon refinancing the properties with a new lender. Prepayment penalties related to the paid off mortgage notes totaled $27,630 and were expensed in 1999.

Management intends to refinance the Jackson note payable under similar terms by extending the due date.

The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

                  2000                                                     $   3,845,999
                  2001                                                           196,932
                  2002                                                           215,427
                  2003                                                           235,659
                  2004                                                           257,791
                  Thereafter                                                   4,635,249
                                                                           -------------
                           Total                                           $   9,387,057
                                                                           =============

In accordance with Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments.

The carrying amount and estimated fair value of the Partnership's debt at November 30, 1999 and 1998 are summarized as follows:

                                            1999                               1998
                                ------------------------------          ------------------------------
                                 Carrying           Estimated            Carrying           Estimated
                                  Amount            Fair Value            Amount            Fair Value
                                ----------          ----------          ----------          ----------
Mortgage Notes Payable          $9,387,057          $9,357,000          $7,236,825          $7,438,000

Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1999 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.       RENTAL REVENUES UNDER OPERATING LEASES

Minimum future rental revenues under noncancelable operating leases in effect as of November 30, 1999 are as follows:

                  2000                                                     $   1,743,000
                  2001                                                         1,285,000
                  2002                                                           694,000
                  2003                                                           351,000
                  2004                                                           193,000
                  Remainder                                                      196,000
                                                                           -------------
                           Total                                           $   4,462,000
                                                                           =============

In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $231,000 for the year ended November 30, 1999 ($260,000 for the year ended November 30, 1998 and $259,000 for the year ended November 30, 1997). Contingent rentals were not significant for the years ended November 30, 1999, 1998 and 1997.

5.       FEDERAL INCOME TAX STATUS

The general partners have received a ruling from the Internal Revenue Service that Nooney Real Property Investors-Two, L.P. is considered a partnership for income tax purposes.

Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment property additions after December 31, 1980 are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

The comparison of financial statement and income tax reporting is as follows:

                                 Financial                Income
                                 Statement                  Tax
                                ------------           ------------
1999:
  Net (loss) income             $   (158,010)          $     72,833
  Deficiency in assets              (419,193)            (1,181,414)

1998:
  Net (loss) income             $    (59,425)          $    139,813
  Deficiency in assets              (261,183)            (1,254,247)

1997:
  Net income                    $     88,364           $    386,375
  Deficiency in assets              (201,758)            (1,394,060)

6.       MAJOR TENANTS

A substantial amount of the Partnership's revenue in 1999 was derived from one major tenant whose rentals amounted to approximately $265,000 or 12%.

A substantial amount of the Partnership's revenue in 1998 was derived from two major tenants whose rentals amounted to approximately $582,000 and $265,000 or 24% and 11%, respectively, of total revenues. Effective July 31, 1998, the Partnership lost the major tenant accounting for 24% of total revenues. Effective November 23, 1998, approximately one-third of the vacated space was filled by a new tenant.

A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $582,000 and $257,250 or 24% and 11%, respectively, of total revenues.

7.       BUSINESS SEGMENTS (IN THOUSANDS)

The Partnership has four reportable segments: Jackson "A" Industrial Park, Maple Tree Shopping Center, Park Plaza Office Complex and Morenci Professional Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see Note 2).

               (In thousands)              1999                 1998                 1997
                                        ----------           ----------           ----------
REVENUES:
   Jackson                              $    486.2           $    835.9           $    867.9
   Maple Tree                                579.8                591.4                564.4
   Park Plaza                                518.8                484.7                484.9
   Morenci                                   528.0                530.5                505.1
                                        ----------           ----------           ----------
                                        $  2,112.8           $  2,442.5           $  2,422.3
                                        ==========           ==========           ==========
OPERATING PROFIT (LOSS):
   Jackson                              $   (331.2)          $   (294.1)          $      6.1
   Maple Tree                                 80.1                121.5                 99.1
   Park Plaza                                214.3                198.2                154.6
   Morenci                                    24.5                 75.2                (17.9)
                                        ----------           ----------           ----------
                                        $    (12.3)          $    100.8           $    241.9
                                        ==========           ==========           ==========
CAPITAL EXPENDITURES:
   Jackson                              $      3.3           $      2.7           $      3.8
   Maple Tree                                 14.8                 45.3                 54.2
   Park Plaza                                 18.3                 35.2                 54.9
   Morenci                                    23.6                 26.9                128.0
                                        ----------           ----------           ----------
                                        $     60.0           $    110.1           $    240.9
                                        ==========           ==========           ==========
DEPRECIATION AND AMORTIZATION:
   Jackson                              $    222.4           $    253.6           $    238.7
   Maple Tree                                 69.1                 67.0                 69.3
   Park Plaza                                 66.7                 66.7                 75.9
   Morenci                                   133.2                130.6                137.5
                                        ----------           ----------           ----------
                                        $    491.4           $    517.9           $    521.4
                                        ==========           ==========           ==========


               (In thousands)             1999                1998
                                       ----------          ----------
ASSETS:
   Jackson                             $  3,238.4          $  3,474.2
   Maple Tree                             1,152.4             1,133.2
   Park Plaza                               900.3               885.2
   Morenci                                1,521.5             1,584.6
                                       ----------          ----------
                                       $  6,812.6          $  7,077.2
                                       ==========          ==========

Reconciliation of segment data to the Partnership's consolidated data follow:

               (In thousands)                      1999                 1998                 1997
                                                ----------           ----------           ----------
REVENUES:
   Segments                                     $  2,112.8           $  2,442.5           $  2,422.3
   Corporate and other                                37.6                (24.5)                 1.9
                                                ----------           ----------           ----------
                                                $  2,150.4           $  2,418.0           $  2,424.2
                                                ==========           ==========           ==========
NET INCOME (LOSS):
   Segments operating profit (loss)             $    (12.3)          $    100.8           $    241.9
   Other income (expense)                             37.5                (19.1)                11.9
   General and administrative expenses              (183.2)              (141.1)              (165.4)
                                                ----------           ----------           ----------
                                                $   (158.0)          $    (59.4)                88.4
                                                ==========           ==========           ==========
DEPRECIATION AND AMORTIZATION:
   Segments                                     $    491.4           $    517.9           $    521.4
   Corporate and other                                 0.1                  0.3                  1.2
                                                ----------           ----------           ----------
                                                $    491.5           $    518.2           $    522.6
                                                ==========           ==========           ==========
ASSETS:
   Segments                                     $  6,812.6           $  7,077.2
   Corporate and other                             2,614.6                497.4
                                                ----------           ----------
                                                $  9,427.2           $  7,574.6
                                                ==========           ==========


                                    * * * * *

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

NOVEMBER 30, 1999



           Column A                 Column B                           Column C                            Column D
-----------------------------     ------------      -----------------------------------------------    -----------------
                                                              Initial Cost to Partnership              Costs Capitalized
                                                    -----------------------------------------------        Subsequent
                                                                     Buildings and                            to
          Description             Encumbrances         Land           Improvements         Total          Acquisition
-----------------------------     ------------      -----------      -------------      -----------    -----------------
Maple Tree Shopping Center,
     Ellisville, Missouri         $ 1,977,223       $   474,750       $ 2,709,303       $ 3,184,053       $   490,845

Park Plaza I & II
     Office/Warehouse
     Complex, Indianapolis,
     Indiana                        1,833,710           182,335         2,228,828         2,411,163           225,198(1)

Morenci Professional Park,
     Indianapolis, Indiana          1,910,150           320,418         2,689,506         3,009,924            87,304(2)

Jackson Industrial Park,
Building A, Indianapolis,
Indiana                             3,665,974           908,539         5,181,390         6,089,929           575,481
                                  -----------       -----------       -----------       -----------       -----------
         Total                    $ 9,387,507       $ 1,886,042       $12,809,027       $14,695,069       $ 1,378,828
                                  ===========       ===========       ===========       ===========       ===========

                                                         Column E
                                     --------------------------------------------------
                                                   Gross Amounts at Which
                                                 Carried at Close of Period
                                     --------------------------------------------------
                                                        Buildings and
                                         Land           Improvements           Total
                                     ------------       ------------       ------------
Maple Tree Shopping Center,
     Ellisville, Missouri            $    474,750       $  3,200,148       $  3,674,898

Park Plaza I & II
     Office/Warehouse Complex,
     Indianapolis, Indiana                182,335          2,454,026          2,636,361

Morenci Professional Park,
     Indianapolis, Indiana                320,418          2,776,810          3,097,228

Jackson Industrial Park,
     Building A, Indianapolis,
     Indiana                              908,539          5,756,871          6,665,410
                                     ------------       ------------       ------------
         Total                       $  1,886,042       $ 14,187,855       $ 16,073,897
                                     ============       ============       ============



(1) Amount is net of a building writedown of $77,225, to reflect the minimum recoverable value to the Partnership.

(2) Amount includes the disposal of Building G of Morenci Professional Park for $482,387 and a building writedown of $139,281 to reflect the minimum recoverable value to the Partnership.

                                           Column F         Column G          Column H             Column I
                                          ------------      ------------      --------    ---------------------
                                                                                              Life on which
                                                                                              Depreciation
                                          Accumulated         Date of           Date        in Latest Income
                                          Depreciation      Construction      Acquired    Statement is Computed
                                          ------------      ------------      --------    ---------------------
Maple Tree Shopping Center,
   Ellisville, Missouri                   $ 2,694,291        1974             10/03/79         30 yrs.

Park Plaza I & II
   Office/Warehouse Complex,
   Indianapolis, Indiana                    1,818,930        1975, 1979       10/15/80         30 yrs.

Morenci Professional Park,
   Indianapolis, Indiana                  $ 1,642,001        1975, 1979       03/27/81         30 yrs.

Jackson Industrial Park,
   Building A, Indianapolis,
   Indiana                                  3,479,636        1976, 1980       03/27/81         30 yrs.
                                          -----------
         Total                            $ 9,634,858
                                          ============

NOONEY REAL PROPERTY INVESTORS-TWO, L.P. (A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION

YEARS ENDED NOVEMBER 30, 1999, 1998 AND 1997


                                                     1999                1998                1997
                                                 ------------        ------------        ------------
(A) Reconciliation of amounts in Column E:

   Balance at beginning of period                $ 16,023,073        $ 16,081,958        $ 15,851,109

     Add - Cost of improvements                        59,978             110,145             240,913

     Less - Cost of disposals                          (9,154)           (169,030)            (10,064)
                                                 ------------        ------------        ------------
   Balance at end of period                      $ 16,073,897        $ 16,023,073        $ 16,081,958
                                                 ============        ============        ============

(B) Reconciliation of amounts in Column F:

   Balance at beginning of period                $  9,189,847        $  8,871,663        $  8,391,993

     Add - Provision during the period                454,165             487,214             489,734

     Less - Depreciation on disposals                  (9,154)           (169,030)            (10,064)
                                                 ------------        ------------        ------------
   Balance at end of period                      $  9,634,858        $  9,189,847        $  8,871,663
                                                 ============        ============        ============
(C) The aggregate cost of real estate
  owned for federal income tax purposes          $ 16,290,403        $ 16,239,579        $ 16,298,464
                                                 ============        ============        ============

E. UNAUDITED FINANCIAL STATEMENTS - QUARTERS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.

              (A LIMITED PARTNERSHIP)

              BALANCE SHEETS

              UNAUDITED


                                                  February 29,        November 30,
                                                     2000                1999
                                                 ------------        ------------
ASSETS:
     Cash and cash equivalents                   $  2,405,754        $  2,572,203
     Accounts receivable                              111,606             120,110
     Prepaid expenses and deposits                    317,351              58,448
     Investment property
         Land                                       1,886,042           1,886,042
         Buildings and improvements                14,191,566          14,187,855
                                                 ------------        ------------
                                                   16,077,608          16,073,897
         Less accumulated depreciation              9,748,366           9,634,858
                                                 ------------        ------------
                                                    6,329,242           6,439,039
     Deferred expenses-at amortized cost              241,156             237,432
                                                                     ------------
                                                 $  9,405,109        $  9,427,232
                                                 ============        ============


LIABILITIES AND PARTNERS' DEFICIT:

Liabilities:
     Accounts payable and accrued expenses       $    425,504        $    359,278
     Mortgage notes payable                         9,300,475           9,387,057
     Refundable tenant deposits                       107,942             100,090
                                                 ------------        ------------
                                                    9,833,921           9,846,425

Partners' Deficit                                    (428,812)           (419,193)
                                                 ------------        ------------
                                                 $  9,405,109        $  9,427,232
                                                 ============        ============



                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

              NOONEY REAL PROPERTY INVESTORS-TWO, L.P.

              (A LIMITED PARTNERSHIP)

              STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIT

              (UNAUDITED)


                                                                              Three Months Ended
                                                                        February 29,       February 28,
                                                                           2000                1999
                                                                       ------------        ------------
REVENUES:
     Rental and other income                                           $    634,911        $    535,307
     Interest                                                                25,115                   9
                                                                       ------------        ------------
                                                                            660,026             535,316
EXPENSES:
     Interest                                                               244,718             168,940
     Depreciation and amortization                                          136,900             121,131
     Real estate taxes                                                       93,861              88,724
     Property management fees paid to
         American Spectrum Midwest                                           31,747              25,303
     Reimbursement to American Spectrum Midwest for
         partnership management services and indirect expenses                7,500               7,500
     Insurance                                                               16,395              10,651
     Office - general                                                        10,120              10,101
     Parking lot                                                              4,651               6,970
     Payroll                                                                 26,148              15,076
     Professional services                                                   22,871              24,490
     Repairs & maintenance                                                   14,282              20,861
     Taxes - other                                                            6,821               6,821
     Vacancy                                                                  6,893              16,115
     Other operating expenses                                                46,738              58,405
                                                                       ------------        ------------
                                                                            669,645             581,088
                                                                                           ------------
                                                                       ------------        ------------
NET LOSS                                                               $     (9,619)       $    (45,772)
                                                                       ============        ============
NET LOSS PER LIMITED
     PARTNERSHIP UNIT                                                  $      (0.79)       $      (3.78)
                                                                       ============        ============
PARTNERS' DEFICIT:
     Beginning of period                                               $   (419,193)       $   (261,183)
     Net loss                                                                (9,619)            (45,772)
                                                                       ------------        ------------
     End of period                                                     $   (428,812)       $   (306,955)
                                                                       ============        ============


                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

              NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
              (A LIMITED PARTNERSHIP)

              STATEMENTS OF CASH FLOWS
              (UNAUDITED)

                                                                                      Three Months Ended
                                                                               ---------------------------------
                                                                                February 29,        February 28,
                                                                                   2000                1999
                                                                               ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                  $     (9,619)       $    (45,772)
     Adjustments to reconcile net loss to net cash
         provided by (used in) operating activities:
             Depreciation and amortization                                          136,900             121,131

         Changes in assets and liabilities:
             Accounts receivable                                                      8,504               2,926
             Prepaid expenses and deposits                                         (263,903)            (27,978)
             Deferred expenses                                                      (22,116)             34,773
             Accounts payable and accrued expenses                                   66,226             (92,273)
             Refundable tenant deposits                                               7,852              16,703
                                                                               ------------        ------------
                Total adjustments                                                   (66,537)             55,282
                                                                               ------------        ------------
                     Net cash provided by (used in) operating activities            (76,156)              9,510
                                                                               ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to investment property                                                (3,711)             (8,606)
                                                                               ------------        ------------
                     Net cash used in investing activities                           (3,711)             (8,606)
                                                                               ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on mortgage notes payable                                             (86,582)           (104,657)
                                                                               ------------        ------------
                                                                               ------------        ------------
                     Net cash used in financing activities                          (86,582)           (104,657)
                                                                               ------------        ------------
NET DECREASE IN CASH AND CASH EQUIVALENTS                                          (166,449)           (103,753)
                                                                               ------------        ------------
CASH AND CASH EQUIVALENTS, beginning of period                                    2,572,203             486,156
                                                                               ------------        ------------
CASH AND CASH EQUIVALENTS, end of period                                       $  2,405,754        $    382,403
                                                                               ============        ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
     INFORMATION - Cash paid during period for interest                        $    244,718        $    168,940
                                                                               ============        ============



                 SEE NOTES TO THE UNAUDITED FINANCIAL STATEMENTS

              NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
              (A LIMITED PARTNERSHIP)
              NOTES TO UNAUDITED FINANCIAL STATEMENTS
              THREE MONTHS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999



NOTE A:

Refer to the Registrant's financial statements for the year ended November 30, 1999, which are contained herein, for a description of the accounting policies which have been continued without change except as noted below. Also, refer to the footnotes to those statements for additional details of the Registrant's financial condition. The details in those notes have not changed except as a result of normal transactions in the interim or as noted below.

NOTE B:

The financial statements include only those assets, liabilities, and results of operations of the partners which relate to the business of Nooney Real Property Investors-Two, L.P. The statements do not include assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the responsibility of the partners. In the opinion of the general partners, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in financial position at February 29, 2000 and for all periods presented have been made. The results of operations for the three-month period ended February 29, 2000 are not necessarily indicative of the results which may be expected for the entire year.

NOTE C:

The Registrant's properties are managed by American Spectrum Midwest (formerly Nooney, Inc.), a wholly-owned subsidiary of CGS Real Estate Company. Nooney Investors, Inc., a general partner, is a wholly-owned subsidiary of S-P Properties, Inc. S-P Properties, Inc is a wholly-owned subsidiary of CGS Real Estate Company.

NOTE D:

The loss per limited partnership unit for the three months ended February 29, 2000 and February 28, 1999 was computed based on 12,000 units, the number of units outstanding during the periods.

NOTE E:

The Registrant has no other comprehensive income items, accordingly, comprehensive income and net income are the same for all periods presented.

NOTE F:

The partnership has four reportable operating segments: Jackson Industrial, Maple Tree Shopping Center, Park Plaza I & II, and Morenci Professional Park. The Partnership's management evaluates performance of each segment based on profit or loss from operations before allocation of property writedowns, general and administrative expenses, unusual and extraordinary items, and interest.


THREE MONTHS ENDED

                                     February 29,       February 28,
                                        2000              1999
                                     -----------        -----------
Revenues:
   Jackson Industrial                $   212,614        $   124,092
   Maple Tree Shopping Center            143,024            134,740
   Park Plaza I & II                     143,407            128,608
   Morenci Professional Park             135,890            118,610
                                     -----------        -----------
                                         634,935            506,050
                                     ===========        ===========

Operating Profit (Loss):
   Jackson Industrial                $   (34,867)       $   (98,689)
   Maple Tree Shopping Center              5,944             18,540
   Park Plaza I & II                      32,253             48,676
   Morenci Professional Park              (7,733)           (16,125)
                                     -----------        -----------
                                          (4,403)           (47,598)
                                     ===========        ===========

Capital Expenditures:
   Jackson Industrial                $     3,711        $         0
   Maple Tree Shopping Center                  0               (143)
   Park Plaza I & II                           0              1,405
   Morenci Professional Park                   0              7,344
                                     -----------        -----------
                                           3,711              8,606
                                     ===========        ===========

Depreciation and Amortization:
   Jackson Industrial                $    60,063        $    55,369
   Maple Tree Shopping Center             20,515             17,270
   Park Plaza I & II                      20,114             15,786
   Morenci Professional Park              36,208             32,646
                                     -----------        -----------
                                         136,900            121,071
                                     ===========        ===========

Assets:
                                     February 29, 2000         November 30, 1999
                                     -----------------         -----------------
   Jackson Industrial                   $3,243,959                $3,238,441
   Maple Tree Shopping Center            1,111,359                 1,152,425
   Park Plaza I & II                       901,186                   900,312
   Morenci Professional Park             1,544,019                 1,521,530
                                        ----------                ----------
                                         6,800,523                 6,812,708
                                        ==========                ==========


Reconciliation of segment data to the Partnership's consolidated data is as follows:

                                                    Three Months Ended
                                                    ------------------
                                              February 29,       February 28,
                                                 2000               1999
                                              -----------        -----------
Revenues:
    Segments                                  $   634,935        $   506,050
    Corporate and other                            25,091             29,266
                                              -----------        -----------
                                                  660,026            535,316
                                              ===========        ===========


Operating (Loss)
    Segments                                  $    (4,403)       $   (47,598)
    Corporate and other income                     25,091             29,266
    General and administrative expenses            30,307             27,440
                                              -----------        -----------
                                                   (9,619)           (45,772)
                                              ===========        ===========

Depreciation and Amortization
    Segments                                  $   136,900        $   121,071
    Corporate and other                                 0                 60
                                              -----------        -----------
                                                  136,900            121,131
                                              ===========        ===========

Assets:
                               February 29, 2000        November 30, 1999
                               -----------------        -----------------
    Segments                     $6,800,523               $6,812,708
    Corporate and other           2,604,586                2,614,524
                                 ----------               ----------
                                  9,405,109                9,427,232
                                 ==========               ==========

   THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                         AMERICAN SPECTRUM REALTY, INC.

                             PROSPECTUS SUPPLEMENT

                                       TO

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                          DATED                , 2000

                                      FOR

                        SIERRA PACIFIC DEVELOPMENT FUND

     This Supplement is being furnished to you, as a Limited Partner of Sierra Pacific Development Fund which we refer to as the Fund, for the purpose of enabling you to evaluate the proposed consolidation of your Fund into American Spectrum Realty, Inc., a Maryland corporation, which is a real estate investment trust. This Supplement is designed to summarize only the risks, effects, fairness and other considerations of the Acquisition that are unique to you and the other limited partners of your Fund (collectively, the "Limited Partners"). This Supplement does not purport to provide an overall summary of the Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other Funds and assets being consolidated with American Spectrum. Accordingly, the discussions in this Supplement are qualified by the more expanded treatment of these matters appearing in the Prospectus/Consent Solicitation Statement. Unless otherwise indicated, the terms "we," "us," "our," "ourselves" and "American Spectrum" when used herein refer to American Spectrum Realty, Inc. and our subsidiaries, including American Spectrum Operating Partnership, L.P., which we refer to herein as the Operating Partnership. The Operating Partnership is a limited partnership through which American Spectrum conducts its business. S-P Properties, Inc. is the managing general partner of your Fund.

     Pursuant to the Prospectus/Consent Solicitation Statement and this Supplement, your managing general partner is asking you to approve the consolidation of your Fund into American Spectrum.

     In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your Fund. To approve the Consolidation, you must vote "For" these amendments.

     The Fund, is one of eight limited partnerships, which we refer to collectively as the Funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the Consolidation. Supplements have also been prepared for each of the other Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

     There are material risks and potential disadvantages associated with the Consolidation that you should consider in determining whether to vote "For" or "Against" the Consolidation. These material risks include:

     - We determined the number of American Spectrum Shares to be allocated per unit of limited partnership interest of the Fund (collectively, the "Units") without any arm's-length negotiations. Accordingly, the number and exchange value of American Spectrum Shares allocated per Unit may not reflect the fair market value of your Units.

     - We are uncertain as to the value at which American Spectrum Shares will
       trade following listing on the                . The American Spectrum
       Shares could trade at a price below the $15 exchange value that was assigned by American Spectrum for purposes of the Consolidation.

     - Your managing general partner is a subsidiary of ours and therefore has substantial conflicts of interest with respect to the Consolidation. Your managing general partner's affiliates will receive 2,628,655 American Spectrum Shares and units of limited partnership interest in the Operating Partnership in exchange for properties and assets transferred to American Spectrum as part of the Consolidation.

     - Limited Partners may incur taxes in connection with the Consolidation.

     - The Consolidation involves a fundamental change in your investment.

     - Unlike your Fund, American Spectrum's policy is to reinvest proceeds from the sale of its properties or refinancing of its indebtedness.

     - American Spectrum may change its investment, acquisition or financing policies without a vote of its securityholders.

     - Unlike your Fund which owns an interest in one office property located in California. American Spectrum will own a large portfolio of properties of various types. These properties include office, office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas. While this diversification of assets may reduce certain risks of investment attributable to a single type of property or location, it also may subject an investment in American Spectrum to additional risks.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
OVERVIEW....................................................   S-2
RISK FACTORS................................................   S-5
AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........  S-12
ALLOCATION OF AMERICAN SPECTRUM SHARES......................  S-13
FAIRNESS OF THE CONSOLIDATION...............................  S-14
EXPENSES OF THE CONSOLIDATION...............................  S-19
REQUIRED VOTE...............................................  S-22
VOTING PROCEDURES...........................................  S-22
CONFLICTS OF INTEREST.......................................  S-24
FEDERAL INCOME TAX CONSIDERATIONS...........................  S-25
FINANCIAL INFORMATION.......................................  S-27

                                    OVERVIEW

This Overview highlights some of the information in this Supplement and the accompanying Prospectus/ Consent Solicitation Statement and may not address all of the information regarding the Consolidation that is important to you. To understand the terms and risks of the Consolidation, you should carefully read this Supplement and the Prospectus/Consent Solicitation Statement in their entirety.

WHAT IS AMERICAN SPECTRUM?

     We are a full-service real estate company, originally formed in 1989 as a Texas corporation under the name CGS Real Estate Company, Inc. (together with
its affiliates, "CGS"). In             , 2000, we merged with a newly organized
Maryland corporation and assumed the name American Spectrum Realty, Inc. Through the Consolidation, we intend to combine the properties of the Funds and properties owned by CGS and its Affiliates (the "Affiliates' Properties"). We intend to qualify as a real estate investment trust and to elect to be treated as a real estate investment trust (a REIT) beginning in 2002. The primary business of American Spectrum will be the ownership of office, office/warehouse, apartment and shopping center properties. In addition, we plan to expand our business by acquiring additional properties, primarily in the western and midwestern markets. Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of real property comprised of 35 properties (the "Properties") in nine states. The Properties consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers, and one parcel of development land. If American Spectrum acquires all of the Funds, the properties held by affiliates of CGS and the portion of CGS's property management business which manages the properties of affiliated entities (the "CGS Management Company") in the Consolidation, American Spectrum expects to have total assets having an appraised value of approximately $283 million at the time the Consolidation is consummated. This includes approximately $177,000,000 of real estate assets that will be contributed by the CGS Affiliates. We refer to CGS and its affiliates as the CGS Affiliates and we refer to the properties owned by CGS or to be acquired by merger from the CGS Affiliates as the "Affiliates' Properties".

     American Spectrum's principal executive offices are located at 1800 East Deere Avenue, Santa Ana, California 92705. Our telephone number is (949) 585-7600.

WHY ARE WE PROPOSING THE CONSOLIDATION?

     We and your General Partners believe that the Consolidation is the best way for Limited Partners to achieve liquidity and maximize the value of their investment in the Funds. The American Spectrum Shares will be listed for trading
on                . There is no active trading market for the limited
partnership Units in the Funds. In addition, Limited Partners will participate in future growth of American Spectrum.

HOW MANY AMERICAN SPECTRUM SHARES WILL I RECEIVE IF MY FUND IS ACQUIRED BY AMERICAN SPECTRUM?

     Your Fund will be allocated an aggregate of 391,648 American Spectrum Shares if it is consolidated into American Spectrum in the Consolidation. You will receive your proportion of such shares in accordance with the terms of your Fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum Share.

WHAT IS THE VALUE OF AN AMERICAN SPECTRUM SHARE?

     We do not know the fair value of an American Spectrum Share. American Spectrum has assigned a value of $15 per share. This is an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares. We determined the number of American Shares allocated to each Fund by dividing the Exchange Value for each Fund by $15. We determined the Exchange Value based in part on appraisals by Robert A. Stanger & Co., Inc., an independent financial advisor ("Stanger"). After careful consideration, American Spectrum concluded that the Exchange Value would be used to allocate the American Spectrum Share consideration between the eight Funds and the CGS Affiliates, including the CGS Management Company. However, the Exchange Value does not necessarily represent the fair value of an American Spectrum Share. Furthermore, since the American
Spectrum Shares are not listed on the                at this time, we are not
certain of the value at which an American Spectrum Share may trade. Once listed, it is possible that the American Spectrum Shares will trade at prices below the Exchange Value.

WHAT IS THE REQUIRED VOTE NECESSARY TO APPROVE THE CONSOLIDATION OF MY FUND?

     Pursuant to the terms of your Fund's partnership agreement, the Consolidation of your Fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding Units. This approval by your Fund's Limited Partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the Managing General Partner own 9,432 Units or 32.13% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

DID YOU RECEIVE A FAIRNESS OPINION IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. Stanger, an independent financial advisor, rendered an opinion that the allocation of American Spectrum Shares (i) between the Funds, as a group, and CGS and its affiliates (the "CGS Affiliates"), including the CGS Management Company and (ii) among the Funds, is fair to the Limited Partners of your Fund from a financial point of view.

DID YOU RECEIVE AN APPRAISAL IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. To assist us in our determination of the number of American Spectrum Shares to be issued to each Fund and in your managing general partner's evaluation of the Consolidation, your managing general partner engaged Stanger to appraise the portfolio of properties owned by your Fund, the other Funds and the Affiliates' Properties portfolio.

WILL I RECEIVE FUTURE DISTRIBUTIONS WITH RESPECT TO THE AMERICAN SPECTRUM SHARES I RECEIVE IN THE CONSOLIDATION?

     Yes. American Spectrum expects to make quarterly distributions to its stockholders. American Spectrum expects to elect to qualify as a REIT beginning in 2002. If American Spectrum makes the REIT election, it must always distribute at least 90% of its taxable income to its stockholders on an annual basis in order to maintain its status as a REIT. American Spectrum is not required to make the REIT election. However, American Spectrum intends to make quarterly distributions whether or not it makes the REIT election.

     As an American Spectrum stockholder, you will also have the ability to participate in any appreciation in value of American Spectrum Shares. American
Spectrum Shares will be listed for trading on the                . Going
forward, we believe that, unlike your Fund, American Spectrum's assets will grow, resulting in an increase of its earnings and its funds from operations. As
a result, the price of American Spectrum Shares on the                may
increase due to such growth. However, we cannot assure you that any growth will be achieved.

DOES THE MANAGING GENERAL PARTNER OF MY FUND RECOMMEND THAT I VOTE "FOR" THE PROPOSED TRANSACTION?

     Yes. Your managing general partner has recommended that you vote "For" the Consolidation. Your managing general partner believes that the Consolidation is the best means to maximize the value of your investment in your Fund. It believes that the Consolidation is better than the alternatives of liquidating your Fund's portfolio or continuing unchanged the investment in your Fund. You should note that your managing general partner is an affiliate of CGS and American Spectrum.

WHY ARE AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT BEING PROPOSED?

     Your Fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the Fund to merge with American Spectrum and participate in the Consolidation. The amendment must be approved by greater than 50% of the outstanding Units. To vote "For" the Consolidation, you must also vote "For" the amendment.

HOW DO I VOTE?

     Simply indicate on the enclosed consent form, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible so that your Units may be voted "For" or "Against" the consolidation of your Fund with American Spectrum. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Consolidation and the amendments to the Partnership Agreement. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the Consolidation and the amendments.

IN THE EVENT THAT MY FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM, MAY I CHOOSE TO RECEIVE SOMETHING OTHER THAN AMERICAN SPECTRUM SHARES?

     Yes, subject to the limitations described in the accompanying Prospectus/Consent Solicitation Statement. If you vote "Against" the Consolidation, but your Fund is nevertheless acquired by American Spectrum, you
may elect to receive notes due                         ,             , which we
refer to as the "Notes." The value of the Notes will be based on the estimated liquidation value of your Fund. The liquidation value will be lower than the aggregate exchange value of the American Spectrum Shares offered to your Fund in
the Consolidation. The Notes will bear interest at a fixed rate equal to      %.
The interest rate was determined based on 120% of the applicable federal rate on
            , 2000. Please note that you may only receive the Notes if you vote "Against" the Consolidation and you elect to receive the Notes on your consent form. You will receive American Spectrum Shares if your Fund elects to be acquired in the Consolidation and you vote "For" the Consolidation, or you vote "Against" the Consolidation and do not affirmatively select the Notes on your consent form. The Notes will not be listed on any exchange or automated quotation system, and a market for the Notes is not likely to develop.

WHAT ARE THE TAX CONSEQUENCES OF THE CONSOLIDATION TO ME?


     The Consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive Shares or Notes. If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash. If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes.



We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

                                  RISK FACTORS

     As a result of the Consolidation of your Fund with American Spectrum, you will assume the risks associated with the assets of American Spectrum, the CGS Affiliates and the other Funds consolidated with by American Spectrum. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

     The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Consolidation that are applicable to your Fund. You should carefully consider the following risks when reviewing the potential benefits of American Spectrum's offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in American Spectrum
Shares discussed on page   of our accompanying Prospectus/Consent Solicitation
Statement.

INVESTMENT RISKS

The trading price of American Spectrum Shares following listing on the is uncertain. The American Spectrum Shares could trade at a lower price than anticipated.

     There is currently no market for the American Spectrum Shares, and it is possible that the American Spectrum Shares will trade at prices below the Exchange Value or the per share book value of American Spectrum. The investment of any limited partners of the Funds who become American Spectrum stockholders will change into freely tradable American Spectrum Shares. Consequently, some of these stockholders may choose to sell their American Spectrum Shares upon listing at a time when demand for American Spectrum Shares may be relatively low. The market price of the American Spectrum Shares may be volatile after the Consolidation, and the American Spectrum Shares could trade at prices less than the Exchange Value. This could result from increased selling activity following the issuance of the American Spectrum Shares, the interest level of investors in purchasing the American Spectrum Shares after the Consolidation and the amount of distributions to be paid by American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could adversely affect the market price of the American Spectrum Shares.

American Spectrum will have more indebtedness and will have a lower capitalization than many REIT's. This could affect the market price of the American Spectrum Shares.

     American Spectrum will have a higher ratio of indebtedness to assets than many REIT's. This ratio is frequently referred to as leverage. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.

     The American Spectrum Predecessor incurred losses for 1997, 1998 and 1999 and the three months ending March 31, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first three months of 2000. We believe that the losses resulted primarily from our investing in turnaround properties. We expected that we would initially spend more on these properties than the rental income. We expect that the rent from these properties will increase and that they will increase in value. However, we cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us. In addition, although American Spectrum had pro forma losses during 1999 and the first three months of 2000, it had positive pro forma cash flow. The losses resulted from non-cash expenses, such as depreciation.

American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

     American Spectrum will own interests in the CGS Affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. These entities will merge into American Spectrum. In addition, American Spectrum engages in these businesses. As a result, American Spectrum is responsible for liabilities arising out of the prior operations of these entities. The liabilities may include unknown contingent liabilities. These liabilities could exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

The Consolidation will result in a fundamental change in the nature of your investment.

     The Consolidation of your Fund involves a fundamental change in the nature of your investment. Your investment currently consists of an interest in your Fund, which has an interest in one property located in California. You participate in the profits from the rental of your Fund's property. After the Consolidation, you will hold common stock of American Spectrum, an operating company, that will own 35 Properties of various types and locations, assuming all the Funds are included in the Consolidation. American Spectrum also expects to make additional investments. Your investment will also change from being an interest in a static finite-life entity to an investment in a growing operating company which will have a perpetual term. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as American Spectrum anticipated. Upon consummation of the Consolidation, we will have greater leverage than your Funds. In addition, in order to make future acquisitions of properties, we intend to incur substantial indebtedness that we may be unable to repay. Also, certain properties acquired in the Consolidation by American Spectrum may not be as profitable as others. While diversification of assets may reduce certain risks of investment attributable to a single property type or location, it also may subject an investment in American Spectrum to additional risks. In addition, there can be no assurance as to the value or performance of American Spectrum's securities and portfolio of properties as compared to the value of your Units and your Fund's properties.

     Also, your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Fund's assets to an investment in an entity in which you may realize the value of your investment only through dividends from American Spectrum and the sale of your American Spectrum Shares, not from liquidation proceeds from the sale of your Fund's property. Continuation of your Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of your Fund's property, and your share of these sale proceeds could be higher than the amount realized from the sale of your American Spectrum Shares or from the payments on any Notes you may elect to receive.

Market Prices for American Spectrum's Shares May Fluctuate.

     The market prices for the American Spectrum Shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum. REIT stocks have underperformed the broaden equity market over the last few years and the market conditions for REIT stocks could affect the market prices for the American Spectrum Shares.

Your distributions may decrease.

     In each of the years ended December 31, 1997, 1998 and 1999, your Fund made no distributions to you per limited partnership unit. We believe that distributions by American Spectrum will be higher than distributions you received from your Fund. We cannot be sure that American Spectrum will be able to maintain this level of distributions in the future.

There have been No Arm's-Length Negotiation.

     American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your Units or a liquidation of your Fund's assets.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more favorable to you and the other Limited Partners.

     The managing general partner of your Fund did not retain an independent representative to act on your behalf, or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration which you will receive, of the Consolidation. If your Fund had retained an independent representative, either collectively or on an individual basis, it would have resulted in significantly higher fees and expenses of Consolidation. Your Fund did not give its Limited Partners the power to negotiate the terms and conditions of the Consolidation or to determine what procedures to use to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the Consolidation of your Fund with American Spectrum. We engaged legal counsel to assist with the preparation of the documentation for the Consolidation, including the consent solicitation and this Supplement, and such legal counsel did not serve, or purport to serve, as legal counsel for the Fund or the Limited Partners. If your managing general partner had retained an independent representative for the Fund, it could have resulted in different terms of Consolidation which may have benefitted the Limited Partners.

A majority vote of Limited Partners of Your Fund binds all Limited Partners.

     American Spectrum will acquire your Fund if the Limited Partners of your Fund who hold a majority in interest of the outstanding Units vote in favor of the Consolidation. Such approval will bind all of the Limited Partners in your Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Consolidation. Affiliates of the managing general partner own 9,432 Units or 32.13% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

Partners have no cash appraisal rights.

     You do not have the right to elect to receive a cash payment equal to the value of your interest in the Fund if your Fund approves the Consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your Fund, Notes. We based the amount of Notes you receive upon the estimated proceeds you would receive, in an orderly liquidation of your Fund, in accordance with the terms of your Fund's partnership agreement. We determined the liquidation value based, in part, upon an appraisal of your Fund's real estate portfolio by Stanger. As a holder of Notes, you are likely to receive the full face amount of the Notes only if you hold the Notes to maturity. The Notes will mature approximately eight years after the Consolidation. You may receive payments earlier only if American Spectrum chooses to repay the Notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the Notes in accordance with their terms following property sales or refinancings.

An increase in interest rates could adversely affect the price of American Spectrum Shares.

     It is likely that the public valuation of American Spectrum Shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the property portfolios themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum Shares, assuming there is an active trading market in the American Spectrum Shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum Share will decrease because potential investors may not wish to invest in American Spectrum Shares that would yield less than the market rates on interest-bearing securities, such as bonds.

American Spectrum's officers and directors have more limited liability than do your Fund's general partners.

     As a stockholder of American Spectrum, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the General Partners of your Fund. The Amended and Restated Articles of Incorporation (the Articles of Incorporation) and Bylaws of American Spectrum provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the Articles of Incorporation and Amended and Restated Bylaws, American Spectrum is obligated to indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. This indemnification could limit the legal remedies available to American Spectrum, to you and to other stockholders of American Spectrum after the Consolidation against any officers or directors of American Spectrum.

The fiduciary duties owed to you as Limited Partners by the general partners of your Fund may be greater than the fiduciary duties of directors of American Spectrum to you once you become an American Spectrum stockholder.

     The general partners of the Funds are accountable as fiduciaries to the Funds, owe each of the Funds and its limited partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Funds' affairs. American Spectrum will be managed by a Board of Directors whose members have a duty to perform their job in good faith, in a manner that they reasonably believe to be in the best interests of American Spectrum and with the care of an ordinary prudent person in a like position. Generally, directors of American Spectrum who act in such a manner will not be liable to American Spectrum for monetary damages arising from their activities. Some courts have suggested that the duties of a general partner to the limited partners in a limited partnership are greater than the fiduciary duties owed by a director of a corporation to a stockholder. If this is the case, it is possible that the standard of care to which the directors of American Spectrum are held will be lower than the standard of care to which they have been held as the general partners of the Fund.

The managing general partner of your Fund will receive benefits from the Consolidation and will have material conflicts of interest.

     The general partners of your Fund have material conflicts of interest with regard to the Consolidation of your Fund. Nooney Income Investments Two, Inc., the managing general partner, is an entity whose sole stockholder is an affiliate of CGS and American Spectrum. If your Fund is consolidated, affiliates of your managing general partner will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates, including CGS Management Company. These benefits may exceed the benefits that they would derive if the Consolidation did not take place. Also, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates.

Stanger's Fairness Opinion Relied on Information We Provided; Fairness Opinion Will Not Be Updated.

     Stanger's opinion as to the fairness to the Funds of the allocation of American Spectrum Shares, from a financial point of view, relies on information prepared by the managing general partners of the Funds and the CGS Affiliates, including the CGS Management Company. CGS controls the managing general partners and the CGS Affiliates, including the CGS Management Company. In addition, because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

Litigation Associated with the Consolidation.

     There is a risk that third parties will assert claims that the General Partners of the Fund breached their fiduciary duties to their Limited Partners or that the Consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the Funds has initiated any lawsuit on such grounds.

REAL ESTATE/BUSINESS RISKS

American Spectrum's increased leverage increases our risk of default which could, in turn, adversely affect our results of operations and our ability to make distributions.

     In addition to the issuance of American Spectrum Shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on its properties on a longer-term basis. At the time of the consummation of the Consolidation, as a general policy, American Spectrum's Board of Directors allow American Spectrum to borrow funds only when the ratio of debt-to-total assets of American Spectrum is 70% or less. American Spectrum's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that American Spectrum may incur in the future. Accordingly, subject to the terms of the Note, American Spectrum's Board of Directors could modify the current policy at any time after the Consolidation. If this policy were changed, American Spectrum could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders. Unlike American Spectrum, your Fund's ratio of debt-to-total assets is 74% and your Fund does not plan to borrow to fund new acquisitions.

American Spectrum's ability to incur additional secured debt may reduce the value of the Notes held by former Limited Partners of the Fund.

     American Spectrum may increase its level of secured debt. Payments on any Notes issued by American Spectrum in connection with the Consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the Notes in the event that American Spectrum defaulted under its obligations.

Real property investments entail risk.

     Like your investment in the Funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

     Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. This presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

     The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the Consolidation.

American Spectrum's plan to grow through the Consolidation and development of new properties could be adversely affected by trends in the real estate and financing businesses.

     American Spectrum's growth strategy is substantially based on the Consolidation and development of additional properties. We cannot assure you that our acquisition and development strategies will be successful, in part because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which we have not invested before, we will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks.

The inability of tenants to make lease payments could have an adverse effect on American Spectrum.

     American Spectrum's business depends on its tenants' ability to pay their obligations to American Spectrum with respect to American Spectrum's real estate leases. The ability of tenants to pay their obligations to American Spectrum in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a tenant, may adversely affect the economic viability of the tenant's business, including but not limited to:

     - national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by American Spectrum's tenants;

     - changes or weaknesses in specific industry segments;

     - the ability to obtain and retain capable management; and

     - increases in operating expenses.

TAX RISKS

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

     American Spectrum's management believes that it will operate in a manner that will enable American Spectrum to meet the requirements for qualification as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2002. Generally, for taxable years beginning after December 31, 2000, a REIT is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 90% of its taxable income to its stockholders annually. In addition, a REIT must meet certain asset tests at the end of each calendar quarter. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP (or, PR), that it will meet the requirements for qualification as a REIT. PR's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, PR's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

     However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income
Tax Considerations -- Taxation of American Spectrum" beginning on page   .

     In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT. Until American Spectrum elects the REIT status it will be subject to Federal income tax at regular corporate rates. In addition, it may be subject to the federal alternative minimum tax and various state income taxes.

     If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

     American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

Transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transferor.


     The Fund intends to report the Consolidation on the basis that it will not result in gain or loss to any Limited Partner who elects to receive Shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.


Limitations on Share Ownership

     In order to protect its REIT status, American Spectrum's Amended and Restated Articles of Incorporation limits the ownership by any single stockholder of any class of American Spectrum capital stock, including American Spectrum Shares, to 5% of the outstanding shares of such class. This limitation does not apply to existing holders of more than 5% of American Spectrum's outstanding Common Stock. The Amended and Restated Articles also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. For example, American Spectrum would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of the American Spectrum Shares. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum Shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum Shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

     For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

     American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

     The proposed number of American Spectrum Shares to be allocated to your Fund was determined by American Spectrum in accordance with its own valuation methodologies regarding each of the Funds. The managing general partner of your Fund determined the fairness of the value of the American Spectrum Shares to be allocated to the Fund based in part on the appraisal by Stanger of the value of the property portfolio held by your Fund. In addition, your Fund and CGS engaged Stanger to provide your Fund with an opinion that the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company and (ii) among the Funds, is fair from a financial point of view to the limited partners of the Fund.

     The following table sets forth the consideration, based on the Exchange Value, to be allocated to your Fund in the Consolidation. The American Spectrum Shares allocated to your Fund will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This data assumes that none of the Limited Partners of your Fund have elected to receive Notes. You should note that the American Spectrum Shares may trade at prices below the Exchange Value
upon listing on the                .

                                                        EXCHANGE VALUE OF AMERICAN
   NUMBER OF AMERICAN      EXCHANGE VALUE OF AMERICAN        SPECTRUM SHARES PER
SPECTRUM SHARES ALLOCATED    SPECTRUM SHARES (AFTER       $1,000 ORIGINAL LIMITED
         TO FUND            ACQUISITION EXPENSE)(1)        PARTNER INVESTMENT(1)
-------------------------  --------------------------   ---------------------------
         391,648                   $5,874,720                     $400.27

---------------
(1) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be significantly below the Exchange Value.

                  ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum Shares issued in the Consolidation will be allocated as follows:

     - American Spectrum Shares will be allocated between the Funds as a group and the CGS Affiliates (including, the CGS Management Company), and among the Funds, based upon the estimated net asset value, computed as described in the accompanying Prospectus/Consent Solicitation Statement (the "Exchange Value") of each of the Funds, the CGS Affiliates and the CGS Management Company relative to the aggregate estimated Exchange Value of all of the Funds and the CGS Affiliates, including the CGS Management Company. Your managing general partner believes that the Exchange Values of the Funds, the CGS Affiliates and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among all the Funds.

     The following tables summarize the allocation of American Spectrum Shares. For a detailed explanation of the manner in which the allocations are made, see
"Allocation of Shares" on page                of the Prospectus/Consent
Solicitation Statement.

                                  ALLOCATION

                            ALLOCATION OF AMERICAN SPECTRUM SHARES AMONG
                    THE FUNDS, THE CGS AFFILIATES AND THE CGS MANAGEMENT COMPANY
-----------------------------------------------------------------------------------------------------
                                                                                        PERCENTAGE
                                                          PERCENTAGE                     OF TOTAL
                                                           OF TOTAL                      AMERICAN
                                                           EXCHANGE       SHARE       SPECTRUM SHARES
                                        EXCHANGE VALUE      VALUE       ALLOCATION       ISSUED(1)
                                        --------------    ----------    ----------    ---------------
Sierra Pacific Development Fund.......   $  5,874,720         5.32%        391,648          5.32%
Sierra Pacific Development Fund II....     12,590,013        11.39%        839,334         11.39%
Sierra Pacific Development Fund III...        429,832         0.39%         28,655          0.39%
Sierra Pacific Institutional
  Properties V........................      4,920,557         4.45%        328,037          4.45%
Sierra Pacific Pension Investors
  '84.................................     18,186,978        16.46%      1,212,465         16.46%
Nooney Income Fund Ltd., L.P. ........     10,250,749         9.27%        683,383          9.27%
Nooney Income Fund Ltd. II, L.P. .....     15,315,594        13.86%      1,021,040         13.86%
Nooney Real Property Investors-Two,
  L.P. ...............................      8,181,768         7.40%        545,451          7.40%
CGS Affiliates(2).....................     31,748,046        28.73%      2,116,536         28.73%
CGS Management Company................      3,020,122         2.73%        201,341          2.73%
                                                                        ==========
          Totals......................   $110,518,379       100.00%      7,367,890        100.00%
                                         ============       ======      ==========        ======

---------------
(1) Includes OP Partnership Units.

(2) Includes the Affiliates' Properties, including property owned by CGS. Excludes the CGS Management Company.

     Under the terms of the Partnership Agreement, the General Partners would not be entitled to any of the American Spectrum Shares issuable of the Fund. Accordingly, all of the American Spectrum Shares issuable to the partners of the Fund is being allocated to the Limited Partners.

                         FAIRNESS OF THE CONSOLIDATION

GENERAL

     Your managing general partner believes the Consolidation to be fair to, and in the best interests of, the Fund and its Limited Partners. After careful evaluation, your managing general partner has concluded that the Consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other Limited Partners approve the Consolidation of your Fund and receive American Spectrum Shares in the Consolidation.

     Based upon its analysis of the Consolidation, your managing general partner believes that:

     - the terms of the Consolidation are fair to you and the other Limited Partners;

     - the American Spectrum Shares offered to the Limited Partners were allocated fairly and constitute fair consideration for their Units; and

     - after comparing the potential benefits and detriments of the Consolidation with those of several alternatives, the Consolidation is more economically attractive to you and the other Limited Partners than such alternatives.

     Your managing general partner's beliefs are based upon its analysis of the terms of the Consolidation, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Consolidation and certain alternatives to the Consolidation and a review of the financial condition and performance of American Spectrum and your Fund and the terms of critical agreements, such as the Fund's partnership agreement.

     Your managing general partner also believes that the Consolidation is procedurally fair for several reasons. First, the Consolidation requires the approval of Limited Partners holding greater than 50% of the outstanding Units of your Fund and is subject to certain closing conditions.

     Second, if your Fund is consolidated with American Spectrum all Limited Partners of your Fund who vote "Against" the Consolidation will be given the option of receiving American Spectrum Shares or Notes.

     Third, the general partners of the Funds believe that the Exchange Value of the Funds has been determined according to a process that is fair because the process involved appraisals of all of the Funds' property portfolios and the Affiliates' Properties by the same appraisal firm, Stanger, thereby maximizing consistency among the appraisal of the property portfolios.

     Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, that the American Spectrum Shares allocated to your Fund in the Consolidation is fair to the Limited Partners of the Fund from a financial point of view.

     Although your managing general partner believes the terms of the Consolidation are fair to you and the other Limited Partners, your managing general partner has conflicts of interest with respect to the Consolidation, including, among others, its realization of substantial economic benefits upon completion of the Consolidation. For a further discussion of the conflicts of interest and potential benefits of the Consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties"
on page   of the Prospectus/Consent Solicitation Statement.

POSITION OF THE MANAGING GENERAL PARTNER WITH RESPECT TO THE CONSOLIDATION

     The managing general partner of the Fund is an indirectly held subsidiary of CGS, and CGS controls American Spectrum. However, for all of the reasons discussed herein, your managing general partner believes that the Consolidation and the consideration offered is fair to you and the Limited Partners of your Fund. The general partners of the other Funds also believe that the similar offers to the limited partners of the other Funds are fair to such limited partners. Your Fund has retained Stanger to render an opinion as to the fairness to Limited Partners, from a financial point of view, of the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates including the CGS Management Company, and (ii) among the Funds. Stanger is not affiliated with any of the Funds, or the CGS Affiliates. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, your managing general partner provided much of the information used by Stanger in forming its fairness opinion. Your managing general partner believes the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision on whether to approve the Consolidation of your Fund based on a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

     The following is a discussion of the material factors underlying your managing general partner's belief that the terms of the Consolidation are fair as a whole to you and the other Limited Partners of your Fund and maximize the value of your investment.

     1. Consideration Allocated. Your managing general partner and its affiliates will be allocated the same form of consideration in the Consolidation as the Limited Partners with respect to their capital interest in the Fund or OP Units, which will provide the same economic rights as the American Spectrum Shares being issued to Limited Partners but will not be publicly traded until they are exchanged for American Spectrum Shares. Your managing general partner believes that the form and amount allocated to the Fund constitute fair value. The allocation of the American Spectrum Shares to Limited Partners is based on the same valuation methodology which was consistently applied to each of the Funds and the Affiliated Properties. The allocation of the American Spectrum Shares with respect to the CGS Management Company was based on a multiple of earnings which the General Partner believes is appropriate for valuing a service company. Therefore, your managing general partner believes that the Exchange Values adequately takes into account the relative values of each of the Funds and the CGS Affiliates including the CGS Management Company. In addition, your managing general partner compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

     2. Similarity of Funds. Your managing general partner does not believe that there are any material differences among the Funds that would affect the fairness of the Consolidation to you or the other Limited Partners in your Fund. Substantially all of the assets of the Funds are office, office/warehouse or shopping center properties and the Funds have substantially the same capital structures. In addition, the investment objectives of each of the Funds are substantially the same. These factors make it easier to fairly compare the value of the Funds relative to each other and to fairly allocate the American Spectrum Shares among the Funds and among the Limited Partners and the General Partners.

     The primary differences among the Funds are:

     - Date of Formation. The Funds were formed at different times. As a result, the Funds formed earlier have already sold some properties.

     - Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

     - Size and Diversity. Some of the Funds have purchased fewer properties and are less diverse with respect to the number of tenants and the geographic location and types of properties.

     - Types of Properties. Your Fund owns an interest in an office property. American Spectrum's properties also include apartment and shopping center properties.

     - Indebtedness. One of the Funds has no debt and the other Funds have varying degrees of leverage.

     3. Market Value. To the extent that there is trading in the Units, such trading takes place in an informal secondary market. The Units do not trade in any orderly, active market. The Exchange Value assigned to your Fund in connection with the Consolidation is greater than the range of trading prices of your Fund's units as reflected by the reported
secondary sales prices of the Units. See "Prices for Fund Units" on page   of
the Prospectus/Consent Solicitation Statement for the limited information available with respect to secondary market sales of the Units. A direct comparison of the current or historic prices of the American Spectrum Shares and the Units cannot be made because there is no current or historic market price information available with respect to the American Spectrum Shares, which will not be issued or traded prior to the Consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of
the Funds as described under "Determination of Exchange Values" on page   of the
Prospectus/Consent Solicitation Statement and is not based upon the current or historic market prices of the Units. Because there is no active trading market for the Units, the General Partners believe that historic sales prices of the Units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than two percent of all the outstanding Units in your Fund traded in the secondary market.

     4. Limited Partners' Choice of Investment -- Shares or Notes. Offering Limited Partners a choice to exchange their Units for American Spectrum Shares or Notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to Limited Partners through the alternatives to the Consolidation, but enhances the procedural fairness of the Consolidation by giving all Limited Partners the opportunity to elect American Spectrum Shares or Notes. Through this element of the Consolidation, the managing general partners are attempting to accommodate the possibly different investment objectives of the Limited Partners with the Notes providing relative security of principal, a certainty as to maturity date, and regular interest payments, and the American Spectrum Shares representing equity securities in American Spectrum, permitting the holders of the American Spectrum Shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each Limited Partner must make his own determination as to the form of consideration best suiting his personal situation, and such decision should be based upon a careful examination of the Limited Partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

     5. Independent Appraisal and Fairness Opinion. The belief of your managing general partner as to the fairness of the Consolidation as a whole and to the Limited Partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each Fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. Your managing general partner attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the Consolidation is fair to the Limited Partners. Your managing general partner does not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. Your managing general partner believes that the engagement of Stanger to provide the appraisal of each Fund's property portfolio and the Affiliates' Properties portfolio and to provide the fairness opinion assisted it in the fulfillment of its fiduciary duties to the Funds and the Limited Partners, notwithstanding that Stanger received fees for its services.

     In rendering its opinion with respect to the fairness to the Funds, from a financial point of view, with respect to the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, Stanger did not address or render any opinion with respect to, any other aspect of the Consolidation, including:

     - the value or fairness of the Notes Option;

     - the prices at which the American Spectrum Shares may trade following the Consolidation or the trading value of the American Spectrum Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

     - the tax consequences of any aspect of the Consolidation;

     - the fairness of any terms of the Consolidation (other than the allocation of the American Spectrum Shares for all of the Funds (the Maximum Participation) and for participation of the minimum number of Funds in the Consolidation, comprised of Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two, L.P. (the Minimum Participation);

     - the allocation of American Spectrum shares among the Limited and General Partners of the Funds;

     - the fairness of the amounts or allocation of Consolidation costs or the amounts of Consolidation costs allocated to the Limited Partners;

     - alternatives to the Consolidation; or

     - any other matters with respect to any specific individual partner or class of partners.

     In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Funds or their assets. Stanger's opinion also does not compare the relative merits of the Consolidation with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Consolidation.

     Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the Consolidation or as to whether you should elect to receive the American Spectrum Share consideration or the Notes Option.

     6. Valuation of Alternatives. Based in part on the appraisal of each Fund's property portfolio prepared by Stanger, your managing general partner estimated the value of the Funds as going concerns and if liquidated. On the basis of these calculations, your managing general partner believes that the ultimate value of the American Spectrum Shares will exceed the going concern value and liquidation value of each Fund.

     7. Cash Available for Distribution Before and After the Acquisition. Your managing general partner believes the Consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum Shares.

     8. Comparative Valuation Analysis. In assessing the fairness of the Consolidation, your managing general partner relied on the appraisal prepared by Stanger in connection with its engagement described herein. Based on such information and other historical data of the Fund, your managing general partner prepared a comparative valuation analysis, which supported its determination that the Consolidation is in the best interest of the Limited Partners of your Fund.

     The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                RANGE OF SECONDARY
                                                             MARKET PRICES PER $1,000     EXCHANGE
                                ESTIMATED LIQUIDATION VALUE   INVESTMENT (15 MONTHS       VALUE PER
ESTIMATED GOING CONCERN VALUE       PER $1,000 ORIGINAL          ENDED MARCH 31,       $1,000 ORIGINAL
PER $1,000 ORIGINAL INVESTMENT          INVESTMENT                 2000)(1)(2)          INVESTMENT(3)
------------------------------  ---------------------------  ------------------------  ---------------
      $340.00 - $370.00                   $386.00               $100.00 - $230.00          $400.27

---------------
(1) Limited partnership interests in the Funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreements, Units may be transferred only with the written consent of your managing general partner. Sales transactions for the Units have been limited and sporadic. The Funds receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated. However, the managing general partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Funds. It is not known to what extent Unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Funds, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales.

(2) Does not include 73 units purchased by affiliates of the general partner in 1999 at a weighted average price per unit of $40.44 ($80.88 per $1000 investment) and 38 units purchased by affiliates of the general partner at a weighted average price per unit of $63.95 ($127.90 per $1000).

(3) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be substantially below the Exchange Value. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds, (ii) American Spectrum's lack of an operating history, (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities, and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of the American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

     Your managing general partner believes that the comparative valuation analysis, when considered together with the anticipated effect of the Consolidation and with all the other differences between continued ownership of Units as compared with the receipt of American Spectrum Shares, supports its recommendation in favor of the Consolidation.

     9. Net Book Value of the Funds. Your managing general partner calculated the book value of each of the Funds under generally accepted accounting principles, or GAAP, as of March 31, 2000 per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the Funds. This figure was compared to the Exchange Value per $1,000 investment. The book value of the Fund per $1000 original investment was $86.03 and the Exchange Value allocated to the Fund per $1,000 original investment was $400.27.

     We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the Fund, (ii) the value of the Units for purposes of comparing the expected benefits of the Consolidation to the potential alternatives considered by the General Partners or (iii) the analysis of the fairness of the Consolidation.

                         EXPENSES OF THE CONSOLIDATION

     If your Fund approves the Consolidation, the portion of the Consolidation expenses attributable to your Fund will be paid by your Fund, as detailed below. The number of American Spectrum Shares paid to your Fund would reflect a reduction for your Fund's expenses of the Consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum Shares payable to each of the Funds.

     If the Consolidation of your Fund is not approved, we will bear a percentage of all Consolidation expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Fund divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Fund. In such event, your Fund will bear the remaining Consolidation expenses.

     The following table sets forth the estimated Consolidation expenses of consolidating with your Fund:

                         PRE-CLOSING TRANSACTION COSTS

Legal Fees(1)...............................................  $
Appraisals and Valuation(2).................................
Fairness Opinions(3)........................................
Solicitation Fees(4)........................................
Printing and Mailing(5).....................................
Accounting Fees(6)..........................................
          Subtotal..........................................  $

                      CLOSING TRANSACTION COSTS
Title, Transfer Tax and Recording Fees(7)...................  $
Legal Closing Fees(8).......................................
          Subtotal..........................................  $
Total.......................................................  $181,692*

---------------
 *  Estimated

(1) Aggregate legal fees to be incurred by all of the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of the value of the American Spectrum Share consideration payable to your Fund, based on the Exchange Value, to the total value of the American Spectrum Share consideration payable to all of the Funds, and the CGS Affiliates, including the CGS Management Company based on the Exchange Value.

(2) Aggregate appraisal and valuation fees to be incurred by all of the Funds in
    connection with the Consolidation were $          . Your Fund's pro rata
    portion of these fees was determined based on the number of properties in your Fund.

(3) The Funds received a fairness opinion from Stanger and the Funds incurred a
    fee of $          .

(4) Aggregate solicitation fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the number of Limited Partners in your Fund.

(5) Aggregate printing and mailing fees to be incurred by the Funds in
    connection with the Consolidation are estimated to be $          . Your
    Fund's pro rata portion of these fees was determined based on the number of Limited Partners in your Fund.

(6) Aggregate accounting fees to be incurred by the Funds in connection with the
    Consolidation are estimated to be $          . Your Fund's pro rata portion
    of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Funds in connection with the Consolidation are estimated to be
    $          . Your Fund's pro rata portion of these fees was determined based on the ratio of the value of Fund's portfolio value to the total real estate portfolio values of the Funds and the CGS Affiliates, based on appraisal prepared by Stanger.

(8) Aggregate legal closing fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

     The solicitation fees related to the Consolidation will be allocated among the Funds and American Spectrum depending upon whether the Consolidation is consummated. For purposes of the Consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

     If American Spectrum acquires all of the Funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the Funds, all of the solicitation fees will be payable by American Spectrum or the Funds that are acquired in proportion to their respective Exchange Values. If none of the Funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

     The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per Unit was $500.00.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        ------
1995........................................................     0
1996........................................................     0
1997........................................................     0
1998........................................................     0
1999........................................................     0
Three months ended March 31, 2000...........................    $0
                                                                ==

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

     Your managing general partner received total distributions and compensation (which includes distributions and monies paid to it as reimbursements for expenses) in respect of its capacity as general partner of your partnership as described in the following table:


                                                              DISTRIBUTION AND
YEAR OR PERIOD                                                  COMPENSATION
--------------                                                ----------------
1997........................................................      $34,870
1998........................................................      $38,922
1999........................................................      $50,428
Three Months Ended March 31, 2000...........................      $10,632
                                                                  ========


     In addition, a majority-owned subsidiary of CGS manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:


YEAR OR PERIOD
--------------
1997........................................................  $65,015
1998........................................................  $90,463
1999........................................................  $42,529
Three Months Ended March 31, 2000...........................  $10,987
                                                              ========

     Your managing general partner and its affiliates will receive distributions and compensation from American Spectrum relating to the Fund including dividends on American Spectrum shares issuable in respect of the CGS Management Company (allocated in proportion to Exchange Value) and salaries and other compensation payable to affiliates of CGS who serve as officers of American Spectrum (allocated in proportion to Exchange Value) equal to $96,026 for the year ended December 31, 1999 on a pro forma basis. American Spectrum will operate as an internally managed REIT. As part of the Consolidation, American Spectrum will bear costs of managing the combined portfolio. Prior to the Consolidation, a portion of these expenses were borne by the managing general partners and their affiliates and paid out of the fees received from the Fund.

                                 REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

     Section 5.2 of your Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding Units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the Fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your Fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the Fund. Because the Consolidation of your Fund may be deemed to be a sale of "all or substantially all" of the assets of the Fund within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding Units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

     If the Limited Partners of your Fund representing greater than 50% of the outstanding Units do not vote "For" the Consolidation, the Consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your Fund as a going concern and to eventually dispose of your Fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

     Through the Prospectus/Consent Solicitation Statement accompanying this Supplement, we are asking you, the Limited Partners of the Fund, to vote on whether to approve the Consolidation. As discussed above, Limited Partners holding in excess of 50% of the outstanding Units in the Fund must vote "For" the Consolidation on the enclosed consent form in order for the Fund to be included in the Consolidation. For the reasons set forth in the accompanying Prospectus/Consent Solicitation Statement, your managing general partner believes that the terms of the Consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the Consolidation. Before deciding how to vote on the Consolidation, you should read this Supplement, the Prospectus/Consent Solicitation Statement and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

     An amendment to the partnership agreement of the Fund is necessary in connection with the consummation of the Consolidation. The amendment is attached to this Supplement as Appendix C.

     The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the Limited Partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the Consolidation.

     Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of Limited Partners holding the majority of the outstanding Units is required to amend the partnership agreement. In addition to voting for the Consolidation, Limited Partners must vote "For" the amendment to allow the consummation of the Consolidation.

                               VOTING PROCEDURES

     The Prospectus/Consent Solicitation Statement, this Supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Consolidation of your Fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

     In order for your Fund to be consolidated into American Spectrum, the Limited Partners holding greater than 50% of the outstanding Units of your Fund must approve the Consolidation and the amendments to the partnership agreement. Your Fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the Prospectus/Consent Solicitation
Statement. A copy of the Agreement and Plan of Merger dated           , 2000, by
and between American Spectrum and your Fund is attached hereto as Appendix B. We encourage you to read it.

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which Limited Partners may vote "For" or "Against" the Consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to
you (on or about           , 2000), and will continue until the later of (a)
          , 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your Fund's partnership agreement. Under no circumstances will the Solicitation Period be extended
beyond           , 2000. Any consent form received by [          ], which was
hired by us to tabulate your votes, prior to [     ] [p.m.] [Eastern] time on
the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the Consolidation and you will receive American Spectrum Shares if your Fund approves the Consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. You may withdraw or revoke your consent form at any time in writing before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund.

     A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's Acquisition of your Fund and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

     Part B of the consent form is a power of attorney, which must be signed
separately. The power of attorney appoints           and           as your
attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without requiring your signatures on multiple documents.

                             CONFLICTS OF INTEREST

AFFILIATED MANAGING GENERAL PARTNER

     Your managing general partner has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners of your Fund without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Funds). Your managing general partner is an affiliate of American Spectrum. While your managing general partner has sought faithfully to discharge its obligations to your Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Funds. In addition, officers and directors of the General Partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS OF THE CONSOLIDATION TO YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES

     As a result of the Consolidation (assuming all of the Funds are acquired), your managing general partner and its affiliates, including CGS, expect to receive certain benefits. These benefits include:

     - If the Consolidation is consummated, affiliates of your managing general partner are expected to receive approximately 2,628,655 American Spectrum Shares and units in the Operating Partnership in exchange for the contribution of the CGS Affiliates, including the Affiliates' Properties and the CGS Management Company. The managing general partner will not receive any American Spectrum Shares in respect of its interest in the Fund. Affiliates of the managing general partner will receive 201,341 American Spectrum Shares in respect of the CGS Management Company, a portion of which are based on revenues from management of the Fund.

     - Certain of the officers and directors of your managing general partner will also serve as officers and directors of American Spectrum with William J. Carden serving as Chief Executive Officer of American Spectrum, Harry A. Mizrahi, Paul E. Perkins and Thomas N. Thurber serving as Senior Vice Presidents and Patricia A. Nooney serving as Vice President. Furthermore, they will be entitled to receive performance-based incentives, including stock options under American Spectrum's 2000 Performance Incentive Plan or any other such plan approved by its stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the Fund if the Consolidation does not occur.

     - The CGS Affiliates include entities which are obligated to make payments to one or more of the Funds. These payments include approximately $6,956,000 payable by one of the CGS Affiliates to Sierra Pacific Development Fund Ltd. II, L.P. and guaranteed by John Galardi, a principal shareholder of American Spectrum. In addition, the CGS Affiliates have $2.35 million of debt other than mortgage debt. A substantial portion of this debt is guaranteed by Messrs. Carden and Galardi. If the Consolidation is consummated, the CGS Affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum Shares allocated to the CGS Affiliates.

     - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. As a result of the Consolidation, the likelihood that they will be required to make payments on the guarantees could be reduced.

     - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Tax matters are very complicated, and the tax consequences of the Consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

     If your Fund is acquired by American Spectrum you will receive American Spectrum Shares unless you elect the Notes Option, in which case you will receive Notes.

     If your Fund is acquired by American Spectrum and you receive American Spectrum Shares, your ownership of American Spectrum Shares will affect the character and amount of income reportable by you in the future. Because each of the Funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

     In contrast to your treatment as a Limited Partner, if your Fund is acquired by American Spectrum and you receive American Spectrum Shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the Consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the Fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the Fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the Fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION


     Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your Fund is acquired by American Spectrum, your Fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position consistent with Proposed Treasury Regulation Section 1.708-I (F.R. January 11,
2000) that the merger of American Spectrum and your Fund will be treated as a transfer of assets of your Fund to American Spectrum in exchange for Shares and a subsequent distribution in liquidation of such Shares. Consistent with such regulation, for those Limited Partners who elect the Notes Option, the transaction will be viewed as a sale of their interest in your Fund to American Spectrum.



     Tax Consequences to Limited Partners Who Receive Shares. The Fund intends to report the Consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (iii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of Section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to PR that, following the Consolidation, the partners of the Funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code American Spectrum and your Fund intend to take the position that
Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your Funds will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. PR is not opining as to whether gain will be recognized by your or any other Fund in the Consolidation.




     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized form the sale of a "Section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate Section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.



     Tax Consequences to Limited Partners Who Receive Notes. If your Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."



     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.



     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).



     If you receive American Spectrum Shares in the distribution your Fund should not recognize gain. See "Tax Consequences to Limited Partners who Receive Shares."



     Immediately before the distribution of Shares by your Fund to you, the basis of the Shares in the hands of your Fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your Fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of Shares by your Fund to you, your basis in the American Spectrum Shares will equal the adjusted basis of your partnership interest in your fund.



     If you elect the Notes Option, you will have gain at the time of your sale of your interests in your Fund. However, you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your Units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your Fund, plus any gain recognized in the distribution.



     Tax Consequences to Tax Exempt Investors. Because the assets of your Fund are held for investment and not for resale, the Consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Consolidation. In addition, the Consolidation may result in the recognition by tax-exempt partners



(excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.



     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.



     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.

                             FINANCIAL INFORMATION

     Selected historical financial information for your Fund, audited financial statements for your Fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement. In addition, pro forma financial information for American Spectrum is set forth on page F- of the Consent Solicitation Statement.

   THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                         AMERICAN SPECTRUM REALTY, INC.

                             PROSPECTUS SUPPLEMENT

                                       TO

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                          DATED                , 2000

                                      FOR

                       SIERRA PACIFIC DEVELOPMENT FUND II

     This Supplement is being furnished to you, as a Limited Partner of Sierra Pacific Development Fund II, which we refer to as the Fund, for the purpose of enabling you to evaluate the proposed consolidation of your Fund into American Spectrum Realty, Inc., a Maryland corporation, which is a real estate investment trust. This Supplement is designed to summarize only the risks, effects, fairness and other considerations of the Acquisition that are unique to you and the other limited partners of your Fund (collectively, the "Limited Partners"). This Supplement does not purport to provide an overall summary of the Acquisition and should be read in conjunction with the accompanying Prospectus/ Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other Funds and assets being consolidated with American Spectrum. Accordingly, the discussions in this Supplement are qualified by the more expanded treatment of these matters appearing in the Prospectus/Consent Solicitation Statement. Unless otherwise indicated, the terms "we," "us," "our," "ourselves" and "American Spectrum" when used herein refer to American Spectrum Realty, Inc. and our subsidiaries, including American Spectrum Operating Partnership, L.P., which we refer to herein as the Operating Partnership. The Operating Partnership is a limited partnership through which American Spectrum conducts its business. S-P Properties, Inc. is the managing general partner of your Fund.

     Pursuant to the Prospectus/Consent Solicitation Statement and this Supplement, your managing general partner is asking you to approve the consolidation of your Fund into American Spectrum.

     In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your Fund. To approve the Consolidation, you must vote "For" these amendments.

     The Fund, is one of eight limited partnerships, which we refer to collectively as the Funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the Consolidation. Supplements have also been prepared for each of the other Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

     There are material risks and potential disadvantages associated with the Consolidation that you should consider in determining whether to vote "For" or "Against" the Consolidation. These material risks include:

     - We determined the number of American Spectrum Shares to be allocated per unit of limited partnership interest of the Fund (collectively, the "Units") without any arm's-length negotiations. Accordingly, the number and exchange value of American Spectrum Shares allocated per Unit may not reflect the fair market value of your Units.

     - We are uncertain as to the value at which American Spectrum Shares will
       trade following listing on the                . The American Spectrum
       Shares could trade at a price below the $15 exchange value that was assigned by American Spectrum for purposes of the Consolidation.

     - Your managing general partner is a subsidiary of ours and therefore has substantial conflicts of interest with respect to the Consolidation. Your managing general partner's affiliates will receive 2,628,655 American Spectrum Shares and units of limited partnership interest in the Operating Partnership in exchange for properties and assets transferred to American Spectrum as part of the Consolidation.

     - Limited Partners may incur taxes in connection with the Consolidation.

     - The Consolidation involves a fundamental change in your investment.

     - Unlike your Fund, American Spectrum's policy is to reinvest proceeds from the sale of its properties or refinancing of its indebtedness.

     - American Spectrum may change its investment, acquisition or financing policies without a vote of its securityholders.

     - Unlike your Fund which owns offices and office/warehouse properties located in Texas and California, American Spectrum will own a large portfolio of properties of various types. These properties include office, office/ warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas. While this diversification of assets may reduce certain risks of investment attributable to a single type of property or location, it also may subject an investment in American Spectrum to additional risks.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
OVERVIEW....................................................     S-2
RISK FACTORS................................................     S-5
AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........    S-13
ALLOCATION OF AMERICAN SPECTRUM SHARES......................    S-14
FAIRNESS OF THE CONSOLIDATION...............................    S-15
EXPENSES OF THE CONSOLIDATION...............................    S-20
REQUIRED VOTE...............................................    S-23
VOTING PROCEDURES...........................................    S-24
CONFLICTS OF INTEREST.......................................    S-25
FEDERAL INCOME TAX CONSIDERATIONS...........................    S-26
FINANCIAL INFORMATION.......................................    S-28

                                    OVERVIEW

This Overview highlights some of the information in this Supplement and the accompanying Prospectus/ Consent Solicitation Statement and may not address all of the information regarding the Consolidation that is important to you. To understand the terms and risks of the Consolidation, you should carefully read this Supplement and the Prospectus/Consent Solicitation Statement in their entirety.

WHAT IS AMERICAN SPECTRUM?

     We are a full-service real estate company, originally formed in 1989 as a Texas corporation under the name CGS Real Estate Company, Inc. (together with
its affiliates, "CGS"). In             , 2000, we merged with a newly organized
Maryland corporation and assumed the name American Spectrum Realty, Inc. Through the Consolidation, we intend to combine the properties of the Funds and properties owned by CGS and its Affiliates (the "Affiliates' Properties"). We intend to qualify as a real estate investment trust and to elect to be treated as a real estate investment trust (a REIT) beginning in 2002. The primary business of American Spectrum will be the ownership of office, office/warehouse, apartment and shopping center properties. In addition, we plan to expand our business by acquiring additional properties, primarily in the western and midwestern markets. Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of real property comprised of 35 properties (the "Properties") in nine states. The Properties consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers, and one parcel of development land. If American Spectrum acquires all of the Funds, the properties held by affiliates of CGS and the portion of CGS's property management business which manages the properties of affiliated entities (the "CGS Management Company") in the Consolidation, American Spectrum expects to have total assets having an appraised value of approximately $283 million at the time the Consolidation is consummated. This includes approximately $177,000,000 of real estate assets that will be contributed by the CGS Affiliates. We refer to CGS and its affiliates as the CGS Affiliates and we refer to the properties owned by CGS or to be acquired by merger from the CGS Affiliates as the "Affiliates' Properties".

     American Spectrum's principal executive offices are located at 1800 East Deere Avenue, Santa Ana, California 92705. Our telephone number is (949) 585-7600.

WHY ARE WE PROPOSING THE CONSOLIDATION?

     We and your General Partners believe that the Consolidation is the best way for Limited Partners to achieve liquidity and maximize the value of their investment in the Funds. The American Spectrum Shares will be listed for trading
on                . There is no active trading market for the limited
partnership Units in the Funds. In addition, Limited Partners will participate in future growth of American Spectrum.

HOW MANY AMERICAN SPECTRUM SHARES WILL I RECEIVE IF MY FUND IS ACQUIRED BY AMERICAN SPECTRUM?

     Your Fund will be allocated an aggregate of 839,334 American Spectrum Shares if it is consolidated into American Spectrum in the Consolidation. You will receive your proportion of such shares in accordance with the terms of your Fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum Share.

WHAT IS THE VALUE OF AN AMERICAN SPECTRUM SHARE?

     We do not know the fair value of an American Spectrum Share. American Spectrum has assigned a value of $15 per share. This is an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares. We determined the number of American Shares allocated to each Fund by dividing the Exchange Value for each Fund by $15. We determined the Exchange Value based in part on appraisals by Robert A. Stanger & Co., Inc., an independent financial advisor ("Stanger"). After careful consideration, American Spectrum concluded that the Exchange Value would be used to allocate the American Spectrum Share consideration between the eight Funds and the CGS Affiliates, including the CGS Management Company. However, the Exchange Value does not necessarily represent the fair value of an American Spectrum Share. Furthermore, since the American
Spectrum Shares are not listed on the                at this time, we are not
certain of the value at which an American Spectrum Share may trade. Once listed, it is possible that the American Spectrum Shares will trade at prices below the Exchange Value.

WHAT IS THE REQUIRED VOTE NECESSARY TO APPROVE THE CONSOLIDATION OF MY FUND?

     Pursuant to the terms of your Fund's partnership agreement, the Consolidation of your Fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding Units. This approval by your Fund's Limited Partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the Managing General Partner own 6,870 Units or 7.75% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

DID YOU RECEIVE A FAIRNESS OPINION IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. Stanger, an independent financial advisor, rendered an opinion that the allocation of American Spectrum Shares (i) between the Funds, as a group, and CGS and its affiliates (the "CGS Affiliates"), including the CGS Management Company and (ii) among the Funds, is fair to the Limited Partners of your Fund from a financial point of view.

DID YOU RECEIVE AN APPRAISAL IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. To assist us in our determination of the number of American Spectrum Shares to be issued to each Fund and in your managing general partner's evaluation of the Consolidation, your managing general partner engaged Stanger to appraise the portfolio of properties owned by your Fund, the other Funds and the Affiliates' Properties portfolio.

WILL I RECEIVE FUTURE DISTRIBUTIONS WITH RESPECT TO THE AMERICAN SPECTRUM SHARES I RECEIVE IN THE CONSOLIDATION?

     Yes. American Spectrum expects to make quarterly distributions to its stockholders. American Spectrum expects to elect to qualify as a REIT beginning in 2002. If American Spectrum makes the REIT election, it must always distribute at least 90% of its taxable income to its stockholders on an annual basis in order to maintain its status as a REIT. American Spectrum is not required to make the REIT election. However, American Spectrum intends to make quarterly distributions whether or not it makes the REIT election.

     As an American Spectrum stockholder, you will also have the ability to participate in any appreciation in value of American Spectrum Shares. American
Spectrum Shares will be listed for trading on the                . Going
forward, we believe that, unlike your Fund, American Spectrum's assets will grow, resulting in an increase of its earnings and its funds from operations. As
a result, the price of American Spectrum Shares on the                may
increase due to such growth. However, we cannot assure you that any growth will be achieved.

DOES THE MANAGING GENERAL PARTNER OF MY FUND RECOMMEND THAT I VOTE "FOR" THE PROPOSED TRANSACTION?

     Yes. Your managing general partner has recommended that you vote "For" the Consolidation. Your managing general partner believes that the Consolidation is the best means to maximize the value of your investment in your Fund. It believes that the Consolidation is better than the alternatives of liquidating your Fund's portfolio or continuing unchanged the investment in your Fund. You should note that your managing general partner is an affiliate of CGS and American Spectrum.

WHY ARE AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT BEING PROPOSED?

     Your Fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the Fund to merge with American Spectrum and participate in the Consolidation. The amendment must be approved by greater than 50% of the outstanding Units. To vote "For" the Consolidation, you must also vote "For" the amendment.

HOW DO I VOTE?

     Simply indicate on the enclosed consent form, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible so that your Units may be voted "For" or "Against" the consolidation of your Fund with American Spectrum. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Consolidation and the amendments to the Partnership Agreement. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the Consolidation and the amendments.

IN THE EVENT THAT MY FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM, MAY I CHOOSE TO RECEIVE SOMETHING OTHER THAN AMERICAN SPECTRUM SHARES?

     Yes, subject to the limitations described in the accompanying Prospectus/Consent Solicitation Statement. If you vote "Against" the Consolidation, but your Fund is nevertheless acquired by American Spectrum, you
may elect to receive notes due                               ,                ,
which we refer to as the "Notes." The value of the Notes will be based on the estimated liquidation value of your Fund. The liquidation value will be lower than the aggregate exchange value of the American Spectrum Shares offered to your Fund in the Consolidation. The Notes will bear interest at a fixed rate
equal to      %. The interest rate was determined based on 120% of the
applicable federal rate on                            , 2000. Please note that
you may only receive the Notes if you vote "Against" the Consolidation and you elect to receive the Notes on your consent form. You will receive American Spectrum Shares if your Fund elects to be acquired in the Consolidation and you vote "For" the Consolidation, or you vote "Against" the Consolidation and do not affirmatively select the Notes on your consent form. The Notes will not be listed on any exchange or automated quotation system, and a market for the Notes is not likely to develop.

WHAT ARE THE TAX CONSEQUENCES OF THE CONSOLIDATION TO ME?

     The Consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive Shares or Notes. If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash. If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes.

     We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

                                  RISK FACTORS

     As a result of the Consolidation of your Fund with American Spectrum, you will assume the risks associated with the assets of American Spectrum, the CGS Affiliates and the other Funds consolidated with by American Spectrum. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

     The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Consolidation that are applicable to your Fund. You should carefully consider the following risks when reviewing the potential benefits of American Spectrum's offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in American Spectrum
Shares discussed on page   of our accompanying Prospectus/Consent Solicitation
Statement.

INVESTMENT RISKS

The trading price of American Spectrum Shares following listing on the is uncertain. The American Spectrum Shares could trade at a lower price than anticipated.

     There is currently no market for the American Spectrum Shares, and it is possible that the American Spectrum Shares will trade at prices below the Exchange Value or the per share book value of American Spectrum. The investment of any limited partners of the Funds who become American Spectrum stockholders will change into freely tradable American Spectrum Shares. Consequently, some of these stockholders may choose to sell their American Spectrum Shares upon listing at a time when demand for American Spectrum Shares may be relatively low. The market price of the American Spectrum Shares may be volatile after the Consolidation, and the American Spectrum Shares could trade at prices less than the Exchange Value. This could result from increased selling activity following the issuance of the American Spectrum Shares, the interest level of investors in purchasing the American Spectrum Shares after the Consolidation and the amount of distributions to be paid by American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could adversely affect the market price of the American Spectrum Shares.

American Spectrum will have more indebtedness and will have a lower capitalization than many REIT's. This could affect the market price of the American Spectrum Shares.

     American Spectrum will have a higher ratio of indebtedness to assets than many REIT's. This ratio is frequently referred to as leverage. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.

     The American Spectrum Predecessor incurred losses for 1997, 1998 and 1999 and the three months ending March 31, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first three months of 2000. We believe that the losses resulted primarily from our investing in turnaround properties. We expected that we would initially spend more on these properties than the rental income. We expect that the rent from these properties will increase and that they will increase in value. However, we cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us. In addition, although American Spectrum had pro forma losses during 1999 and the first three months of 2000, it had positive pro forma cash flow. The losses resulted from non-cash expenses, such as depreciation.

American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

     American Spectrum will own interests in the CGS Affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. These entities will merge into American Spectrum. In addition, American Spectrum engages in these businesses. As a result, American Spectrum is responsible for liabilities arising out of the prior operations of these entities. The liabilities may include unknown contingent liabilities. These liabilities could exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

The Consolidation will result in a fundamental change in the nature of your investment.

     The Consolidation of your Fund involves a fundamental change in the nature of your investment. Your investment currently consists of an interest in your Fund, which has a fixed portfolio of office and office/ warehouse properties located in Texas and California. You participate in the profits from the rental of your Fund's properties. After the Consolidation, you will hold common stock of American Spectrum, an operating company, that will own 35 Properties of various types and locations, assuming all the Funds are included in the Consolidation. American Spectrum also expects to make additional investments. Your investment will also change from being an interest in a static finite-life entity to an investment in a growing operating company which will have a perpetual term. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as American Spectrum anticipated. Upon consummation of the Consolidation, we will have greater leverage than your Funds. In addition, in order to make future acquisitions of properties, we intend to incur substantial indebtedness that we may be unable to repay. Also, certain properties acquired in the Consolidation by American Spectrum may not be as profitable as others. While diversification of assets may reduce certain risks of investment attributable to a single property type or location, it also may subject an investment in American Spectrum to additional risks. In addition, there can be no assurance as to the value or performance of American Spectrum's securities and portfolio of properties as compared to the value of your Units and your Fund's properties.

     Also, your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Fund's assets to an investment in an entity in which you may realize the value of your investment only through dividends from American Spectrum and the sale of your American Spectrum Shares, not from liquidation proceeds from the sale of properties. Continuation of your Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Fund's properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your American Spectrum Shares or from the payments on any Notes you may elect to receive.

Market Prices for American Spectrum's Shares May Fluctuate.

     The market prices for the American Spectrum Shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum. REIT stocks have underperformed the broaden equity market over the last few years and the market conditions for REIT stocks could affect the market prices for the American Spectrum Shares.

Your distributions may decrease.

     In the year ended December 31, 1997, your Fund distributed $2.31 per $1000 investment. Your Fund made no distributions in 1998 and 1999. While no distributions were made during 1998 or 1999, your Fund had cash flow during the period. The managing general partner determined to retain this cash for future requirements. We believe that distributions by American Spectrum will be higher than distributions you received from your Fund. We cannot be sure that American Spectrum will be able to maintain this level of distributions in the future.

There have been No Arm's-Length Negotiation.

     American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your Units or a liquidation of your Fund's assets.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more favorable to you and the other Limited Partners.

     The managing general partner of your Fund did not retain an independent representative to act on your behalf, or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration which you will receive, of the Consolidation. If your Fund had retained an independent representative, either collectively or on an individual basis, it would have resulted in significantly higher fees and expenses of Consolidation. Your Fund did not give its Limited Partners the power to negotiate the terms and conditions of the Consolidation or to determine what procedures to use to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the Consolidation of your Fund with American Spectrum. We engaged legal counsel to assist with the preparation of the documentation for the Consolidation, including the consent solicitation and this Supplement, and such legal counsel did not serve, or purport to serve, as legal counsel for the Fund or the Limited Partners. If your managing general partner had retained an independent representative for the Fund, it could have resulted in different terms of Consolidation which may have benefitted the Limited Partners.

A majority vote of Limited Partners of Your Fund binds all Limited Partners.

     American Spectrum will acquire your Fund if the Limited Partners of your Fund who hold a majority in interest of the outstanding Units vote in favor of the Consolidation. Such approval will bind all of the Limited Partners in your Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Consolidation. Affiliates of the Managing General Partner own 6,870 Units or 7.75% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

Partners have no cash appraisal rights.

     You do not have the right to elect to receive a cash payment equal to the value of your interest in the Fund if your Fund approves the Consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your Fund, Notes. We based the amount of Notes you receive upon the estimated proceeds you would receive, in an orderly liquidation of your Fund, in accordance with the terms of your Fund's partnership agreement. We determined the liquidation value based, in part, upon an appraisal of your Fund's real estate portfolio by Stanger. As a holder of Notes, you are likely to receive the full face amount of the Notes only if you hold the Notes to maturity. The Notes will mature approximately eight years after the Consolidation. You may receive payments earlier only if American Spectrum chooses to repay the Notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the Notes in accordance with their terms following property sales or refinancings.

An increase in interest rates could adversely affect the price of American Spectrum Shares.

     It is likely that the public valuation of American Spectrum Shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the property portfolios themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum Shares, assuming there is an active trading market in the American Spectrum Shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum Share will decrease because potential investors may not wish to invest in American Spectrum Shares that would yield less than the market rates on interest-bearing securities, such as bonds.

American Spectrum's officers and directors have more limited liability than do your Fund's general partners.

     As a stockholder of American Spectrum, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the General Partners of your Fund. The Amended and Restated Articles of Incorporation (the Articles of Incorporation) and Bylaws of American Spectrum provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the Articles of Incorporation and Amended and Restated Bylaws, American Spectrum is obligated to indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. This indemnification could limit the legal remedies available to American Spectrum, to you and to other stockholders of American Spectrum after the Consolidation against any officers or directors of American Spectrum.

The fiduciary duties owed to you as Limited Partners by the general partners of your Fund may be greater than the fiduciary duties of directors of American Spectrum to you once you become an American Spectrum stockholder.

     The general partners of the Funds are accountable as fiduciaries to the Funds, owe each of the Funds and its limited partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Funds' affairs. American Spectrum will be managed by a Board of Directors whose members have a duty to perform their job in good faith, in a manner that they reasonably believe to be in the best interests of American Spectrum and with the care of an ordinary prudent person in a like position. Generally, directors of American Spectrum who act in such a manner will not be liable to American Spectrum for monetary damages arising from their activities. Some courts have suggested that the duties of a general partner to the limited partners in a limited partnership are greater than the fiduciary duties owed by a director of a corporation to a stockholder. If this is the case, it is possible that the standard of care to which the directors of American Spectrum are held will be lower than the standard of care to which they have been held as the general partners of the Fund.

The managing general partner of your Fund will receive benefits from the Consolidation and will have material conflicts of interest.

     The general partners of your Fund have material conflicts of interest with regard to the Consolidation of your Fund. Nooney Income Investments Two, Inc., the managing general partner, is an entity whose sole stockholder is an affiliate of CGS and American Spectrum. If your Fund is consolidated, affiliates of your managing general partner will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates, including CGS Management Company. These benefits may exceed the benefits that they would derive if the Consolidation did not take place. Also, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates.

Stanger's Fairness Opinion Relied on Information We Provided; Fairness Opinion Will Not Be Updated.

     Stanger's opinion as to the fairness to the Funds of the allocation of American Spectrum Shares, from a financial point of view, relies on information prepared by the managing general partners of the Funds and the CGS Affiliates, including the CGS Management Company. CGS controls the managing general partners and the CGS Affiliates, including the CGS Management Company. In addition, because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

Litigation Associated with the Consolidation.

     There is a risk that third parties will assert claims that the General Partners of the Fund breached their fiduciary duties to their Limited Partners or that the Consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the Funds has initiated any lawsuit on such grounds.

REAL ESTATE/BUSINESS RISKS

American Spectrum's increased leverage increases our risk of default which could, in turn, adversely affect our results of operations and our ability to make distributions.

     In addition to the issuance of American Spectrum Shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on its properties on a longer-term basis. At the time of the consummation of the Consolidation, as a general policy, American Spectrum's Board of Directors allow American Spectrum to borrow funds only when the ratio of debt-to-total assets of American Spectrum is 70% or less. American Spectrum's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that American Spectrum may incur in the future. Accordingly, subject to the terms of the Note, American Spectrum's Board of Directors could modify the current policy at any time after the Consolidation. If this policy were changed, American Spectrum could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders. Unlike American Spectrum, your Fund's ratio of debt-to-total assets is 35% and your Fund does not plan to borrow to fund new acquisitions.

American Spectrum's ability to incur additional secured debt may reduce the value of the Notes held by former Limited Partners of the Fund.

     American Spectrum may increase its level of secured debt. Payments on any Notes issued by American Spectrum in connection with the Consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the Notes in the event that American Spectrum defaulted under its obligations.

Real property investments entail risk.

     Like your investment in the Funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

     Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. This presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

     The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the Consolidation.

American Spectrum's plan to grow through the Consolidation and development of new properties could be adversely affected by trends in the real estate and financing businesses.

     American Spectrum's growth strategy is substantially based on the Consolidation and development of additional properties. We cannot assure you that our acquisition and development strategies will be successful, in part because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which we have not invested before, we will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks.

The inability of tenants to make lease payments could have an adverse effect on American Spectrum.

     American Spectrum's business depends on its tenants' ability to pay their obligations to American Spectrum with respect to American Spectrum's real estate leases. The ability of tenants to pay their obligations to American Spectrum in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a tenant, may adversely affect the economic viability of the tenant's business, including but not limited to:

     - national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by American Spectrum's tenants;

     - changes or weaknesses in specific industry segments;

     - the ability to obtain and retain capable management; and

     - increases in operating expenses.

TAX RISKS

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

     American Spectrum's management believes that it will operate in a manner that will enable American Spectrum to meet the requirements for qualification as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2002. Generally, for taxable years beginning after December 31, 2000, a REIT is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 90% of its taxable income to its stockholders annually. In addition, a REIT must meet certain asset tests at the end of each calendar quarter. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP (or, PR), that it will meet the requirements for qualification as a REIT. PR's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, PR's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

     However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax
Considerations -- Taxation of American Spectrum" beginning on page   .

     In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT. Until American Spectrum elects the REIT status it will be subject to Federal income tax at regular corporate rates. In addition, it may be subject to the federal alternative minimum tax and various state income taxes.

     If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

     American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

Transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transferor.

     The Fund intends to report the Consolidation on the basis that it will not result in gain or loss to any Limited Partner who elects to receive Shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

Limitations on Share Ownership

     In order to protect its REIT status, American Spectrum's Amended and Restated Articles of Incorporation limits the ownership by any single stockholder of any class of American Spectrum capital stock, including American Spectrum Shares, to 5% of the outstanding shares of such class. This limitation does not apply to existing holders of more than 5% of American Spectrum's outstanding Common Stock. The Amended and Restated Articles also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. For example, American Spectrum would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of the American Spectrum Shares. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum Shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum Shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

     For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

     American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

     The proposed number of American Spectrum Shares to be allocated to your Fund was determined by American Spectrum in accordance with its own valuation methodologies regarding each of the Funds. The managing general partner of your Fund determined the fairness of the value of the American Spectrum Shares to be allocated to the Fund based in part on the appraisal by Stanger of the value of the property portfolio held by your Fund. In addition, your Fund and CGS engaged Stanger to provide your Fund with an opinion that the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company and (ii) among the Funds, is fair from a financial point of view to the limited partners of the Fund.

     The following table sets forth the consideration, based on the Exchange Value, to be allocated to your Fund in the Consolidation. The American Spectrum Shares allocated to your Fund will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This data assumes that none of the Limited Partners of your Fund have elected to receive Notes. You should note that the American Spectrum Shares may trade at prices below the Exchange Value
upon listing on the                .

                                                         EXCHANGE VALUE OF AMERICAN
   NUMBER OF AMERICAN       EXCHANGE VALUE OF AMERICAN       SPECTRUM SHARES PER
SPECTRUM SHARES ALLOCATED     SPECTRUM SHARES (AFTER       $1,000 ORIGINAL LIMITED
         TO FUND              ACQUISITION EXPENSE)(1)        PARTNER INVESTMENT(1)
-------------------------   --------------------------   ---------------------------
         839,334                   $12,590,013                     $581.17

---------------
(1) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be significantly below the Exchange Value.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum Shares issued in the Consolidation will be allocated as follows:

     - American Spectrum Shares will be allocated between the Funds as a group and the CGS Affiliates (including, the CGS Management Company), and among the Funds, based upon the estimated net asset value, computed as described in the accompanying Prospectus/Consent Solicitation Statement (the "Exchange Value") of each of the Funds, the CGS Affiliates and the CGS Management Company relative to the aggregate estimated Exchange Value of all of the Funds and the CGS Affiliates, including the CGS Management Company. Your managing general partner believes that the Exchange Values of the Funds, the CGS Affiliates and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among all the Funds.

     The following tables summarize the allocation of American Spectrum Shares. For a detailed explanation of the manner in which the allocations are made, see
"Allocation of Shares" on page   of the Prospectus/ Consent Solicitation
Statement.

                                   ALLOCATION

                              ALLOCATION OF AMERICAN SPECTRUM SHARES AMONG
                      THE FUNDS, THE CGS AFFILIATES AND THE CGS MANAGEMENT COMPANY
--------------------------------------------------------------------------------------------------------
                                                                                           PERCENTAGE
                                                               PERCENTAGE                   OF TOTAL
                                                                OF TOTAL                    AMERICAN
                                                                EXCHANGE      SHARE      SPECTRUM SHARES
                                              EXCHANGE VALUE     VALUE      ALLOCATION      ISSUED(1)
                                              --------------   ----------   ----------   ---------------
Sierra Pacific Development Fund.............   $  5,874,720        5.32%       391,648         5.32%
Sierra Pacific Development Fund II..........     12,590,013       11.39%       839,334        11.39%
Sierra Pacific Development Fund III.........        429,832        0.39%        28,655         0.39%
Sierra Pacific Institutional Properties V...      4,920,557        4.45%       328,037         4.45%
Sierra Pacific Pension Investors '84........     18,186,978       16.46%     1,212,465        16.46%
Nooney Income Fund Ltd., L.P. ..............     10,250,749        9.27%       683,383         9.27%
Nooney Income Fund Ltd. II, L.P. ...........     15,315,594       13.86%     1,021,040        13.86%
Nooney Real Property Investors -- Two,
  L.P. .....................................      8,181,768        7.40%       545,451         7.40%
CGS Affiliates(2)...........................     31,748,046       28.73%     2,116,536        28.73%
CGS Management Company......................      3,020,122        2.73%       201,341         2.73%

Totals......................................   $110,518,379      100.00%     7,367,890       100.00%
                                               ============      ======     ==========       ======

---------------
(1) Includes OP Partnership Units.

(2) Includes the Affiliates' Properties, including property owned by CGS. Excludes the CGS Management Company.

     Under the terms of the Partnership Agreement, the General Partners would not be entitled to any of the American Spectrum Shares issuable of the Fund. Accordingly, all of the American Spectrum Shares issuable to the partners of the Fund is being allocated to the Limited Partners.

                         FAIRNESS OF THE CONSOLIDATION

GENERAL

     Your managing general partner believes the Consolidation to be fair to, and in the best interests of, the Fund and its Limited Partners. After careful evaluation, your managing general partner has concluded that the Consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other Limited Partners approve the Consolidation of your Fund and receive American Spectrum Shares in the Consolidation.

     Based upon its analysis of the Consolidation, your managing general partner believes that:

     - the terms of the Consolidation are fair to you and the other Limited Partners;

     - the American Spectrum Shares offered to the Limited Partners were allocated fairly and constitute fair consideration for their Units; and

     - after comparing the potential benefits and detriments of the Consolidation with those of several alternatives, the Consolidation is more economically attractive to you and the other Limited Partners than such alternatives.

     Your managing general partner's beliefs are based upon its analysis of the terms of the Consolidation, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Consolidation and certain alternatives to the Consolidation and a review of the financial condition and performance of American Spectrum and your Fund and the terms of critical agreements, such as the Fund's partnership agreement.

     Your managing general partner also believes that the Consolidation is procedurally fair for several reasons. First, the Consolidation requires the approval of Limited Partners holding greater than 50% of the outstanding Units of your Fund and is subject to certain closing conditions.

     Second, if your Fund is consolidated with American Spectrum all Limited Partners of your Fund who vote "Against" the Consolidation will be given the option of receiving American Spectrum Shares or Notes.

     Third, the general partners of the Funds believe that the Exchange Value of the Funds has been determined according to a process that is fair because the process involved appraisals of all of the Funds' property portfolios and the Affiliates' Properties by the same appraisal firm, Stanger, thereby maximizing consistency among the appraisal of the property portfolios.

     Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, that the American Spectrum Shares allocated to your Fund in the Consolidation is fair to the Limited Partners of the Fund from a financial point of view.

     Although your managing general partner believes the terms of the Consolidation are fair to you and the other Limited Partners, your managing general partner has conflicts of interest with respect to the Consolidation, including, among others, its realization of substantial economic benefits upon completion of the Consolidation. For a further discussion of the conflicts of interest and potential benefits of the Consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties"
on page   of the Prospectus/Consent Solicitation Statement.

POSITION OF THE MANAGING GENERAL PARTNER WITH RESPECT TO THE CONSOLIDATION

     The managing general partner of the Fund is an indirectly held subsidiary of CGS, and CGS controls American Spectrum. However, for all of the reasons discussed herein, your managing general partner believes that the consolidation and the consideration offered is fair to you and the Limited Partners of your Fund. The general partners of the other Funds also believe that the similar offers to the limited partners of the other Funds are fair to such limited partners. Your Fund has retained Stanger to render an opinion as to the fairness to Limited Partners, from a financial point of view, of the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates including the CGS Management Company, and (ii) among the Funds. Stanger is not affiliated with any of the Funds, or the CGS Affiliates. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, your managing general partner provided much of the information used by Stanger in forming its fairness opinion. Your managing general partner believes the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision on whether to approve the Consolidation of your Fund based on a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

     The following is a discussion of the material factors underlying your managing general partner's belief that the terms of the Consolidation are fair as a whole to you and the other Limited Partners of your Fund and maximize the value of your investment.

     1. Consideration Allocated. Your managing general partner and its affiliates will be allocated the same form of consideration in the Consolidation as the Limited Partners with respect to their capital interest in the Fund or OP Units, which will provide the same economic rights as the American Spectrum Shares being issued to Limited Partners but will not be publicly traded until they are exchanged for American Spectrum Shares. Your managing general partner believes that the form and amount allocated to the Fund constitute fair value. The allocation of the American Spectrum Shares to Limited Partners is based on the same valuation methodology which was consistently applied to each of the Funds and the Affiliated Properties. The allocation of the American Spectrum Shares with respect to the CGS Management Company was based on a multiple of earnings which the General Partner believes is appropriate for valuing a service company. Therefore, your managing general partner believes that the Exchange Values adequately takes into account the relative values of each of the Funds and the CGS Affiliates including the CGS Management Company. In addition, your managing general partner compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

     2. Similarity of Funds. Your managing general partner does not believe that there are any material differences among the Funds that would affect the fairness of the Consolidation to you or the other Limited Partners in your Fund. Substantially all of the assets of the Funds are office, office/warehouse or shopping center properties and the Funds have substantially the same capital structures. In addition, the investment objectives of each of the Funds are substantially the same. These factors make it easier to fairly compare the value of the Funds relative to each other and to fairly allocate the American Spectrum Shares among the Funds and among the Limited Partners and the General Partners.

     The primary differences among the Funds are:

     - Date of Formation. The Funds were formed at different times. As a result, the Funds formed earlier have already sold some properties.

     - Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

     - Size and Diversity. Some of the Funds have purchased fewer properties and are less diverse with respect to the number of tenants and the geographic location and types of properties.

     - Types of Properties. Your Fund has purchased primarily office and office/warehouse properties. American Spectrum's properties also include apartment and shopping center properties.

     - Indebtedness. One of the Funds has no debt and the other Funds have varying degrees of leverage.

     3. Market Value. To the extent that there is trading in the Units, such trading takes place in an informal secondary market. The Units do not trade in any orderly, active market. The Exchange Value assigned to your Fund in connection with the Consolidation is greater than the range of trading prices of your Fund's units as reflected by the reported
secondary sales prices of the Units. See "Prices for Fund Units" on page   of
the Prospectus/Consent Solicitation Statement for the limited information available with respect to secondary market sales of the Units. A direct comparison of the current or historic prices of the American Spectrum Shares and the Units cannot be made because there is no current or historic market price information available with respect to the American Spectrum Shares, which will not be issued or traded prior to the Consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of
the Funds as described under "Determination of Exchange Values" on page   of the
Prospectus/Consent Solicitation Statement and is not based upon the current or historic market prices of the Units. Because there is no active trading market for the Units, the General Partners believe that historic sales prices of the Units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than four percent of all the outstanding Units in your Fund traded in the secondary market.

     4. Limited Partners' Choice of Investment -- Shares or Notes. Offering Limited Partners a choice to exchange their Units for American Spectrum Shares or Notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to Limited Partners through the alternatives to the Consolidation, but enhances the procedural fairness of the Consolidation by giving all Limited Partners the opportunity to elect American Spectrum Shares or Notes. Through this element of the Consolidation, the managing general partners are attempting to accommodate the possibly different investment objectives of the Limited Partners with the Notes providing relative security of principal, a certainty as to maturity date, and regular interest payments, and the American Spectrum Shares representing equity securities in American Spectrum, permitting the holders of the American Spectrum Shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each Limited Partner must make his own determination as to the form of consideration best suiting his personal situation, and such decision should be based upon a careful examination of the Limited Partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

     5. Independent Appraisal and Fairness Opinion. The belief of your managing general partner as to the fairness of the Consolidation as a whole and to the Limited Partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each Fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. Your managing general partner attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the Consolidation is fair to the Limited Partners. Your managing general partner does not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. Your managing general partner believes that the engagement of Stanger to provide the appraisal of each Fund's property portfolio and the Affiliates' Properties portfolio and to provide the fairness opinion assisted it in the fulfillment of its fiduciary duties to the Funds and the Limited Partners, notwithstanding that Stanger received fees for its services.

     In rendering its opinion with respect to the fairness to the Funds, from a financial point of view, with respect to the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, Stanger did not address or render any opinion with respect to, any other aspect of the Consolidation, including:

     - the value or fairness of the Notes Option;

     - the prices at which the American Spectrum Shares may trade following the Consolidation or the trading value of the American Spectrum Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

     - the tax consequences of any aspect of the Consolidation;

     - the fairness of any terms of the Consolidation (other than the allocation of the American Spectrum Shares for all of the Funds (the Maximum Participation) and for participation of the minimum number of Funds in the Consolidation, comprised of Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two, L.P. (the Minimum Participation);

     - the allocation of American Spectrum shares among the Limited and General Partners of the Funds;

     - the fairness of the amounts or allocation of Consolidation costs or the amounts of Consolidation costs allocated to the Limited Partners;

     - alternatives to the Consolidation; or

     - any other matters with respect to any specific individual partner or class of partners.

     In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Funds or their assets. Stanger's opinion also does not compare the relative merits of the Consolidation with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Consolidation.

     Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the Consolidation or as to whether you should elect to receive the American Spectrum Share consideration or the Notes Option.

     6. Valuation of Alternatives. Based in part on the appraisal of each Fund's property portfolio prepared by Stanger, your managing general partner estimated the value of the Funds as going concerns and if liquidated. On the basis of these calculations, your managing general partner believes that the ultimate value of the American Spectrum Shares will exceed the going concern value and liquidation value of each Fund.

     7. Cash Available for Distribution Before and After the Acquisition. Your managing general partner believes the Consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum Shares.

     8. Comparative Valuation Analysis. In assessing the fairness of the Consolidation, your managing general partner relied on the appraisal prepared by Stanger in connection with its engagement described herein. Based on such information and other historical data of the Fund, your managing general partner prepared a comparative valuation analysis, which supported its determination that the Consolidation is in the best interest of the Limited Partners of your Fund.

     The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                RANGE OF SECONDARY MARKET
                                                                    PRICE PER $1,000                  EXCHANGE
                                   ESTIMATED LIQUIDATION          INVESTMENT (15 MONTHS              VALUE PER
ESTIMATED GOING CONCERN VALUE            VALUE PER                    ENDED MARCH 31,              $1,000 ORIGINAL
PER $1,000 ORIGINAL INVESTMENT   $1,000 ORIGINAL INVESTMENT            2000(1)(2)                  INVESTMENT(3)
------------------------------  ----------------------------    -------------------------    --------------------------
     $456.00 - $536.00                    $548.00                   $400.00 - $528.00                 $581.17

---------------
(1) Limited partnership interests in the Funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreements, Units may be transferred only with the written consent of your managing general partner. Sales transactions for the Units have been limited and sporadic. The Funds receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated. However, the managing general partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Funds. It is not known to what extent Unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Funds, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales.

(2) Does not include 1499 units purchased by affiliates of the general partner in 1999 at a weighted average price of $125.37 per unit ($501.48 per $1,000 investment) and 788 units purchased by affiliates of the general partner in 2000 at a weighted average price $128.27 per unit ($513.08 per $1,000 investment).

(3) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be substantially below the Exchange Value. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds, (ii) American Spectrum's lack of an operating history, (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities, and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of the American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

     Your managing general partner believes that the comparative valuation analysis, when considered together with the anticipated effect of the Consolidation and with all the other differences between continued ownership of Units as compared with the receipt of American Spectrum Shares, supports its recommendation in favor of the Consolidation.

     9. Net Book Value of the Funds. Your managing general partner calculated the book value of each of the Funds under generally accepted accounting principles, or GAAP, as of March 31, 2000 per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the Funds. This figure was compared to the Exchange Value per $1,000 investment. The book value of the Fund per $1,000 original investment was $512.09 and the Exchange Value allocated to the Fund per $1,000 original investment was $573.03.

     We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the Fund, (ii) the value of the Units for purposes of comparing the expected benefits of the Consolidation to the potential alternatives considered by the General Partners or (iii) the analysis of the fairness of the Consolidation.

                         EXPENSES OF THE CONSOLIDATION

     If your Fund approves the Consolidation, the portion of the Consolidation expenses attributable to your Fund will be paid by your Fund, as detailed below. The number of American Spectrum Shares paid to your Fund would reflect a reduction for your Fund's expenses of the Consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum Shares payable to each of the Funds.

     If the Consolidation of your Fund is not approved, we will bear a percentage of all Consolidation expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Fund divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Fund. In such event, your Fund will bear the remaining Consolidation expenses.

     The following table sets forth the estimated Consolidation expenses of consolidating with your Fund:

                         PRE-CLOSING TRANSACTION COSTS

Legal Fees(1)...............................................  $
Appraisals and Valuation(2).................................
Fairness Opinions(3)........................................
Solicitation Fees(4)........................................
Printing and Mailing(5).....................................
Accounting Fees(6)..........................................
          Subtotal..........................................  $

CLOSING TRANSACTION COSTS

Title, Transfer Tax and Recording Fees(7)...................  $
Legal Closing Fees(8).......................................
          Subtotal..........................................  $
Total.......................................................  $389,382*

---------------
 *  Estimated

(1) Aggregate legal fees to be incurred by all of the Funds in connection with
    the Consolidation are estimated to be $       . Your Fund's pro rata portion
    of these fees was determined based on the ratio of the value of the American Spectrum Share consideration payable to your Fund, based on the Exchange Value, to the total value of the American Spectrum Share consideration payable to all of the Funds, and the CGS Affiliates, including the CGS Management Company based on the Exchange Value.

(2) Aggregate appraisal and valuation fees to be incurred by all of the Funds in
    connection with the Consolidation were $       . Your Fund's pro rata
    portion of these fees was determined based on the number of properties in your Fund.

(3) The Funds received a fairness opinion from Stanger and the Funds incurred a
    fee of $       .

(4) Aggregate solicitation fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $       . Your Fund's pro rata portion
    of these fees was determined based on the number of Limited Partners in your Fund.

(5) Aggregate printing and mailing fees to be incurred by the Funds in
    connection with the Consolidation are estimated to be $       . Your Fund's
    pro rata portion of these fees was determined based on the number of Limited Partners in your Fund.

(6) Aggregate accounting fees to be incurred by the Funds in connection with the
    Consolidation are estimated to be $       . Your Fund's pro rata portion of
    these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of
    the Funds in connection with the Consolidation are estimated to be $       .
    Your Fund's pro rata portion of these fees was determined based on the ratio of the value of Fund's portfolio value to the total real estate portfolio values of the Funds and the CGS Affiliates, based on appraisal prepared by Stanger.

(8) Aggregate legal closing fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $       . Your Fund's pro rata portion
    of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

     The solicitation fees related to the Consolidation will be allocated among the Funds and American Spectrum depending upon whether the Consolidation is consummated. For purposes of the Consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

     If American Spectrum acquires all of the Funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the Funds, all of the solicitation fees will be payable by American Spectrum or the Funds that are acquired in proportion to their respective Exchange Values. If none of the Funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

     The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per Unit was $250.00.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        ------
1995........................................................    9.23
1996........................................................   13.85
1997........................................................    2.31
1998........................................................       0(1)
1999........................................................       0(1)
Three months ended March 31, 2000...........................  $    0(1)
                                                              ======

---------------
(1) The Fund did not make any distribution during 1998, 1999 or the first three months of 2000. The managing general partner determined to retain the cash flow during this period for future requirements.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

     Your managing general partner received total distributions and compensation (which includes distributions and monies paid to it as reimbursements for expenses) in respect of its capacity as general partner of your partnership as described in the following table:


                                                              DISTRIBUTION AND
YEAR OR PERIOD                                                  COMPENSATION
--------------                                                ----------------
1997........................................................     $313,951
1998........................................................     $285,752
1999........................................................     $329,670
Three Months Ended March 31, 2000...........................     $ 79,028
                                                                 ----------

     In addition, a majority-owned subsidiary of CGS manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:


YEAR OR PERIOD                                                   FEES
--------------                                                ----------
1997........................................................  $403,599
1998........................................................  $238,201
1999........................................................  $210,368
Three Months Ended March 31, 2000...........................  $ 56,976
                                                              ----------



     Your managing general partner and its affiliates will receive distributions and compensation from American Spectrum relating to the Fund including dividends on American Spectrum shares issuable in respect of the CGS Management Company (allocated in proportion to Exchange Value) and salaries and other compensation payable to affiliates of CGS who serve as officers of American Spectrum (allocated in proportion to Exchange Value) equal to $228,394 for the year ended December 31, 1999 on a pro forma basis. American Spectrum will operate as an internally managed REIT. As part of the Consolidation, American Spectrum will bear costs of managing the combined portfolio. Prior to the Consolidation, a portion of these expenses were borne by the managing general partners and their affiliates and paid out of the fees received from the Fund.

                                 REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

     Section 5.2 of your Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding Units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the Fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your Fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the Fund. Because the Consolidation of your Fund may be deemed to be a sale of "all or substantially all" of the assets of the Fund within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding Units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

     If the Limited Partners of your Fund representing greater than 50% of the outstanding Units do not vote "For" the Consolidation, the Consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your Fund as a going concern and to eventually dispose of your Fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

     Through the Prospectus/Consent Solicitation Statement accompanying this Supplement, we are asking you, the Limited Partners of the Fund, to vote on whether to approve the Consolidation. As discussed above, Limited Partners holding in excess of 50% of the outstanding Units in the Fund must vote "For" the Consolidation on the enclosed consent form in order for the Fund to be included in the Consolidation. For the reasons set forth in the accompanying Prospectus/Consent Solicitation Statement, your managing general partner believes that the terms of the Consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the Consolidation. Before deciding how to vote on the Consolidation, you should read this Supplement, the Prospectus/Consent Solicitation Statement and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

     An amendment to the partnership agreement of the Fund is necessary in connection with the consummation of the Consolidation. The amendment is attached to this Supplement as Appendix C.

     The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the Limited Partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the Consolidation.

     Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of Limited Partners holding the majority of the outstanding Units is required to amend the partnership agreement. In addition to voting for the Consolidation, Limited Partners must vote "For" the amendment to allow the consummation of the Consolidation.

                               VOTING PROCEDURES

     The Prospectus/Consent Solicitation Statement, this Supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Consolidation of your Fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

     In order for your Fund to be consolidated into American Spectrum, the Limited Partners holding greater than 50% of the outstanding Units of your Fund must approve the Consolidation and the amendments to the partnership agreement. Your Fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the Prospectus/Consent Solicitation
Statement. A copy of the Agreement and Plan of Merger dated             , 2000,
by and between American Spectrum and your Fund is attached hereto as Appendix B. We encourage you to read it.

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which Limited Partners may vote "For" or "Against" the Consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to
you (on or about             , 2000), and will continue until the later of (a)
            , 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your Fund's partnership agreement. Under no circumstances will the Solicitation Period be extended
beyond             , 2000. Any consent form received by [               ], which
was hired by us to tabulate your votes, prior to [     ] [p.m.] [Eastern] time
on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the Consolidation and you will receive American Spectrum Shares if your Fund approves the Consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. You may withdraw or revoke your consent form at any time in writing before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund.

     A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's Acquisition of your Fund and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

     Part B of the consent form is a power of attorney, which must be signed
separately. The power of attorney appoints                and                as
your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without requiring your signatures on multiple documents.

                             CONFLICTS OF INTEREST

AFFILIATED MANAGING GENERAL PARTNER

     Your managing general partner has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners of your Fund without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Funds). Your managing general partner is an affiliate of American Spectrum. While your managing general partner has sought faithfully to discharge its obligations to your Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Funds. In addition, officers and directors of the General Partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS OF THE CONSOLIDATION TO YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES

     As a result of the Consolidation (assuming all of the Funds are acquired), your managing general partner and its affiliates, including CGS, expect to receive certain benefits. These benefits include:

     - If the Consolidation is consummated, affiliates of your managing general partner are expected to receive approximately 2,628,655 American Spectrum Shares and units in the Operating Partnership in exchange for the contribution of the CGS Affiliates, including the Affiliates' Properties and the CGS Management Company. The managing general partner will not receive any American Spectrum Shares in respect of its interest in the Fund. Affiliates of the managing general partner will receive 201,341 American Spectrum Shares in respect of the CGS Management Company, a portion of which are based on revenues from management of the Fund.

     - Certain of the officers and directors of your managing general partner will also serve as officers and directors of American Spectrum with William J. Carden serving as Chief Executive Officer of American Spectrum, Harry A. Mizrahi, Paul E. Perkins and Thomas N. Thurber serving as Senior Vice Presidents and Patricia A. Nooney serving as Vice President. Furthermore, they will be entitled to receive performance-based incentives, including stock options under American Spectrum's 2000 Performance Incentive Plan or any other such plan approved by its stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the Fund if the Consolidation does not occur.

     - The CGS Affiliates include entities which are obligated to make payments to one or more of the Funds. These payments include approximately $6,956,000 payable by one of the CGS Affiliates to Sierra Pacific Development Fund Ltd. II, L.P. and guaranteed by John Galardi, a principal shareholder of American Spectrum. In addition, the CGS Affiliates have $2.35 million of debt other than mortgage debt. A substantial portion of this debt is guaranteed by Messrs. Carden and Galardi. If the Consolidation is consummated, the CGS Affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum Shares allocated to the CGS Affiliates.

     - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. As a result of the Consolidation, the likelihood that they will be required to make payments on the guarantees could be reduced.

     - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Tax matters are very complicated, and the tax consequences of the Consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

     If your Fund is acquired by American Spectrum you will receive American Spectrum Shares unless you elect the Notes Option, in which case you will receive Notes.

     If your Fund is acquired by American Spectrum and you receive American Spectrum Shares, your ownership of American Spectrum Shares will affect the character and amount of income reportable by you in the future. Because each of the Funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

     In contrast to your treatment as a Limited Partner, if your Fund is acquired by American Spectrum and you receive American Spectrum Shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the Consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the Fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the Fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the Fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

     Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your Fund is acquired by American Spectrum, your Fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position consistent with Proposed Treasury Regulation Section 1.708-1
(F.R. January 11, 2000) that the merger of American Spectrum and your Fund will be treated as a transfer of assets of your Fund to American Spectrum in exchange for Shares and a subsequent distribution in liquidation of such Shares. Consistent with such regulation, for those Limited Partners who elect the Notes Option, the transaction will be viewed as a sale of their interest in your Fund to American Spectrum.

     Tax Consequences to Limited Partners Who Receive Shares. The Fund intends to report the Consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (ii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of Section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to PR that, following the Consolidation, the partners of the Funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your Funds will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. PR is not opining as to whether gain will be recognized by your or any other Fund in the Consolidation.

     In general, gains and losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e. real property and depreciable assets used in a trade or business and held for more than a year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognized in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carrier forward to future years subject to the same limitations.

     Tax Consequences to Limited Partners Who Receive Notes. If you Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Notes recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     In general,, gains and losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e. real property and depreciable assets used in a trade or business and held for more than a year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognized in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carrier forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences to Limited Partners Who Receive Notes. If your Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "non-recaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).

     If you receive American Spectrum Shares in the distribution your Fund should not recognize gain. See "Tax Consequences to Limited Partners who Receive Shares."

     Immediately before the distribution of Shares by your Fund to you, the basis of the Shares in the hands of your Fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your Fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of Shares by your Fund to you, your basis in the American Spectrum Shares will equal the adjusted basis of your partnership interest in your Fund.

     If you elect the Notes Option, you will have gain at the time of your sale of your interests in your Fund. However, you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your Units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your Fund, plus any gain recognized in the distribution.

     Tax Consequences to Tax Exempt Investors. Because the assets of your Fund are held for investment and not for resale, the Consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal service plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Consolidation. In addition, the Consolidation may result in the recognition by tax-exempt partners (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.

     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.

     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.


                             FINANCIAL INFORMATION

     Selected historical financial information for your Fund, audited financial statements for your Fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement. In addition, pro forma financial information for American Spectrum is set forth on Page F-of the Consent Solicitation Statement.

   THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                         AMERICAN SPECTRUM REALTY, INC.

                             PROSPECTUS SUPPLEMENT

                                       TO

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                          DATED                , 2000

                                      FOR

                      SIERRA PACIFIC DEVELOPMENT FUND III

     This Supplement is being furnished to you, as a Limited Partner of Sierra Pacific Development Fund III which we refer to as the Fund, for the purpose of enabling you to evaluate the proposed consolidation of your Fund into American Spectrum Realty, Inc., a Maryland corporation, which is a real estate investment trust. This Supplement is designed to summarize only the risks, effects, fairness and other considerations of the Acquisition that are unique to you and the other limited partners of your Fund (collectively, the "Limited Partners"). This Supplement does not purport to provide an overall summary of the Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other Funds and assets being consolidated with American Spectrum. Accordingly, the discussions in this Supplement are qualified by the more expanded treatment of these matters appearing in the Prospectus/Consent Solicitation Statement. Unless otherwise indicated, the terms "we," "us," "our," "ourselves" and "American Spectrum" when used herein refer to American Spectrum Realty, Inc. and our subsidiaries, including American Spectrum Operating Partnership, L.P., which we refer to herein as the Operating Partnership. The Operating Partnership is a limited partnership through which American Spectrum conducts its business. S-P Properties, Inc. is the managing general partner of your Fund.

     Pursuant to the Prospectus/Consent Solicitation Statement and this Supplement, your managing general partner is asking you to approve the consolidation of your Fund into American Spectrum.

     In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your Fund. To approve the Consolidation, you must vote "For" these amendments.

     The Fund, is one of eight limited partnerships, which we refer to collectively as the Funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the Consolidation. Supplements have also been prepared for each of the other Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

     There are material risks and potential disadvantages associated with the Consolidation that you should consider in determining whether to vote "For" or "Against" the Consolidation. These material risks include:

     - We determined the number of American Spectrum Shares to be allocated per unit of limited partnership interest of the Fund (collectively, the "Units") without any arm's-length negotiations. Accordingly, the number and exchange value of American Spectrum Shares allocated per Unit may not reflect the fair market value of your Units.

     - We are uncertain as to the value at which American Spectrum Shares will
       trade following listing on the                . The American Spectrum
       Shares could trade at a price below the $15 exchange value that was assigned by American Spectrum for purposes of the Consolidation.

     - Your managing general partner is a subsidiary of ours and therefore has substantial conflicts of interest with respect to the Consolidation. Your managing general partner's affiliates will receive 2,628,655 American Spectrum Shares and units of limited partnership interest in the Operating Partnership in exchange for properties and assets transferred to American Spectrum as part of the Consolidation.

     - Limited Partners may incur taxes in connection with the Consolidation.

     - The Consolidation involves a fundamental change in your investment.

     - Unlike your Fund, American Spectrum's policy is to reinvest proceeds from the sale of its properties or refinancing of its indebtedness.

     - American Spectrum may change its investment, acquisition or financing policies without a vote of its securityholders.

     - Unlike your Fund which owns an interest in one office/warehouse properties located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office, office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas. While this diversification of assets may reduce certain risks of investment attributable to a single type of property or location, it also may subject an investment in American Spectrum to additional risks.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
OVERVIEW....................................................   S-2
RISK FACTORS................................................   S-5
AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........  S-12
ALLOCATION OF AMERICAN SPECTRUM SHARES......................  S-13
FAIRNESS OF THE CONSOLIDATION...............................  S-14
EXPENSES OF THE CONSOLIDATION...............................  S-19
REQUIRED VOTE...............................................  S-22
VOTING PROCEDURES...........................................  S-22
CONFLICTS OF INTEREST.......................................  S-24
FEDERAL INCOME TAX CONSIDERATIONS...........................  S-25
FINANCIAL INFORMATION.......................................  S-27

                                    OVERVIEW

This Overview highlights some of the information in this Supplement and the accompanying Prospectus/ Consent Solicitation Statement and may not address all of the information regarding the Consolidation that is important to you. To understand the terms and risks of the Consolidation, you should carefully read this Supplement and the Prospectus/Consent Solicitation Statement in their entirety.

WHAT IS AMERICAN SPECTRUM?

     We are a full-service real estate company, originally formed in 1989 as a Texas corporation under the name CGS Real Estate Company, Inc. (together with
its affiliates, "CGS"). In             , 2000, we merged with a newly organized
Maryland corporation and assumed the name American Spectrum Realty, Inc. Through the Consolidation, we intend to combine the properties of the Funds and properties owned by CGS and its Affiliates (the "Affiliates' Properties"). We intend to qualify as a real estate investment trust and to elect to be treated as a real estate investment trust (a REIT) beginning in 2002. The primary business of American Spectrum will be the ownership of office, office/warehouse, apartment, and shopping center properties. In addition, we plan to expand our business by acquiring additional properties, primarily in the western and midwestern markets. Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of real property comprised of 35 properties (the "Properties") in nine states. The Properties consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers, and one parcel of development land. If American Spectrum acquires all of the Funds, the properties held by affiliates of CGS and the portion of CGS's property management business which manages the properties of affiliated entities (the "CGS Management Company") in the Consolidation, American Spectrum expects to have total assets having an appraised value of approximately $283 million at the time the Consolidation is consummated. This includes approximately $177,000,000 of real estate assets that will be contributed by the CGS Affiliates. We refer to CGS and its affiliates as the CGS Affiliates and we refer to the properties owned by CGS or to be acquired by merger from the CGS Affiliates as the "Affiliates' Properties".

     American Spectrum's principal executive offices are located at 1800 East Deere Avenue, Santa Ana, California 92705. Our telephone number is (949) 585-7600.

WHY ARE WE PROPOSING THE CONSOLIDATION?

     We and your General Partners believe that the Consolidation is the best way for Limited Partners to achieve liquidity and maximize the value of their investment in the Funds. The American Spectrum Shares will be listed for trading
on             . There is no active trading market for the limited partnership
Units in the Funds. In addition, Limited Partners will participate in future growth of American Spectrum.

HOW MANY AMERICAN SPECTRUM SHARES WILL I RECEIVE IF MY FUND IS ACQUIRED BY AMERICAN SPECTRUM?

     Your Fund will be allocated an aggregate of 28,655 American Spectrum Shares if it is consolidated into American Spectrum in the Consolidation. You will receive your proportion of such shares in accordance with the terms of your Fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum Share.

WHAT IS THE VALUE OF AN AMERICAN SPECTRUM SHARE?

     We do not know the fair value of an American Spectrum Share. American Spectrum has assigned a value of $15 per share. This is an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares. We determined the number of American Shares allocated to each Fund by dividing the Exchange Value for each Fund by $15. We determined the Exchange Value based in part on appraisals by Robert A. Stanger & Co., Inc., an independent financial advisor ("Stanger"). After careful consideration, American Spectrum concluded that the Exchange Value would be used to allocate the American Spectrum Share consideration between the eight Funds and the CGS Affiliates, including the CGS Management Company. However, the Exchange Value does not necessarily represent the fair value of an American Spectrum Share. Furthermore, since the American
Spectrum Shares are not listed on the                at this time, we are not
certain of the value at which an American Spectrum Share may trade. Once listed, it is possible that the American Spectrum Shares will trade at prices below the Exchange Value.

WHAT IS THE REQUIRED VOTE NECESSARY TO APPROVE THE CONSOLIDATION OF MY FUND?

     Pursuant to the terms of your Fund's partnership agreement, the Consolidation of your Fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding Units. This approval by your Fund's Limited Partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the Managing General Partner own 1,785 Units or 4.89% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

DID YOU RECEIVE A FAIRNESS OPINION IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. Stanger, an independent financial advisor, rendered an opinion that the allocation of American Spectrum Shares (i) between the Funds, as a group, and CGS and its affiliates (the "CGS Affiliates"), including the CGS Management Company and (ii) among the Funds, is fair to the Limited Partners of your Fund from a financial point of view.

DID YOU RECEIVE AN APPRAISAL IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. To assist us in our determination of the number of American Spectrum Shares to be issued to each Fund and in your managing general partner's evaluation of the Consolidation, your managing general partner engaged Stanger to appraise the portfolio of properties owned by your Fund, the other Funds and the Affiliates' Properties portfolio.

WILL I RECEIVE FUTURE DISTRIBUTIONS WITH RESPECT TO THE AMERICAN SPECTRUM SHARES I RECEIVE IN THE CONSOLIDATION?

     Yes. American Spectrum expects to make quarterly distributions to its stockholders. American Spectrum expects to elect to qualify as a REIT beginning in 2002. If American Spectrum makes the REIT election, it must always distribute at least 90% of its taxable income to its stockholders on an annual basis in order to maintain its status as a REIT. American Spectrum is not required to make the REIT election. However, American Spectrum intends to make quarterly distributions whether or not it makes the REIT election.

     As an American Spectrum stockholder, you will also have the ability to participate in any appreciation in value of American Spectrum Shares. American
Spectrum Shares will be listed for trading on the                . Going
forward, we believe that, unlike your Fund, American Spectrum's assets will grow, resulting in an increase of its earnings and its funds from operations. As
a result, the price of American Spectrum Shares on the                may
increase due to such growth. However, we cannot assure you that any growth will be achieved.

DOES THE MANAGING GENERAL PARTNER OF MY FUND RECOMMEND THAT I VOTE "FOR" THE PROPOSED TRANSACTION?

     Yes. Your managing general partner has recommended that you vote "For" the Consolidation. Your managing general partner believes that the Consolidation is the best means to maximize the value of your investment in your Fund. It believes that the Consolidation is better than the alternatives of liquidating your Fund's portfolio or continuing unchanged the investment in your Fund. You should note that your managing general partner is an affiliate of CGS and American Spectrum.

WHY ARE AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT BEING PROPOSED?

     Your Fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the Fund to merge with American Spectrum and participate in the Consolidation. The amendments must be approved by greater than 50% of the outstanding Units. To vote "For" the Consolidation, you must also vote "For" the amendment.

HOW DO I VOTE?

     Simply indicate on the enclosed consent form, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible so that your Units may be voted "For" or "Against" the consolidation of your Fund with American Spectrum. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Consolidation and the amendments to the Partnership Agreement. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the Consolidation and the amendments.

IN THE EVENT THAT MY FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM, MAY I CHOOSE TO RECEIVE SOMETHING OTHER THAN AMERICAN SPECTRUM SHARES?

     Yes, subject to the limitations described in the accompanying Prospectus/Consent Solicitation Statement. If you vote "Against" the Consolidation, but your Fund is nevertheless acquired by American Spectrum, you
may elect to receive notes due                               ,                ,
which we refer to as the "Notes." The value of the Notes will be based on the estimated liquidation value of your Fund. The liquidation value will be lower than the aggregate exchange value of the American Spectrum Shares offered to your Fund in the Consolidation. The Notes will bear interest at a fixed rate
equal to      %. The interest rate was determined based on 120% of the
applicable federal rate on             , 2000. Please note that you may only
receive the Notes if you vote "Against" the Consolidation and you elect to receive the Notes on your consent form. You will receive American Spectrum Shares if your Fund elects to be acquired in the Consolidation and you vote "For" the Consolidation, or you vote "Against" the Consolidation and do not affirmatively select the Notes on your consent form. The Notes will not be listed on any exchange or automated quotation system, and a market for the Notes is not likely to develop.

WHAT ARE THE TAX CONSEQUENCES OF THE CONSOLIDATION TO ME?

     The Consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive Shares or Notes. If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized except to the extent the liabilities of your Fund assumed by American Spectrum exceed the bases of the assets that your Fund contributed to American Spectrum. The liabilities of your Fund assumed by American Spectrum exceed the bases of the assets contributed. Accordingly, your Fund will recognize gain equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and you will be allocated your share of the gain. The estimate of your tax liability is set forth in "Tax Considerations--Taxable Gain or Loss Estimates Per $1,000 Original Limited Partner Investment" in the Summary to the Consent Solicitation Statement/Proxy. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain in addition to that set forth above. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash. If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes.

     We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

                                  RISK FACTORS

     As a result of the Consolidation of your Fund with American Spectrum, you will assume the risks associated with the assets of American Spectrum, the CGS Affiliates and the other Funds consolidated with by American Spectrum. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

     The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Consolidation that are applicable to your Fund. You should carefully consider the following risks when reviewing the potential benefits of American Spectrum's offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in American Spectrum
Shares discussed on page                of our accompanying Prospectus/Consent
Solicitation Statement.

INVESTMENT RISKS

The trading price of American Spectrum Shares following listing on the is uncertain. The American Spectrum Shares could trade at a lower price than anticipated.

     There is currently no market for the American Spectrum Shares, and it is possible that the American Spectrum Shares will trade at prices below the Exchange Value or the per share book value of American Spectrum. The investment of any limited partners of the Funds who become American Spectrum stockholders will change into freely tradable American Spectrum Shares. Consequently, some of these stockholders may choose to sell their American Spectrum Shares upon listing at a time when demand for American Spectrum Shares may be relatively low. The market price of the American Spectrum Shares may be volatile after the Consolidation, and the American Spectrum Shares could trade at prices less than the Exchange Value. This could result from increased selling activity following the issuance of the American Spectrum Shares, the interest level of investors in purchasing the American Spectrum Shares after the Consolidation and the amount of distributions to be paid by American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could adversely affect the market price of the American Spectrum Shares.

American Spectrum will have more indebtedness and will have a lower capitalization than many REIT's. This could affect the market price of the American Spectrum Shares.

     American Spectrum will have a higher ratio of indebtedness to assets than many REIT's. This ratio is frequently referred to as leverage. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.

     The American Spectrum Predecessor incurred losses for 1997, 1998 and 1999 and the three months ending March 31, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first three months of 2000. We believe that the losses resulted primarily from our investing in turnaround properties. We expected that we would initially spend more on these properties than the rental income. We expect that the rent from these properties will increase and that they will increase in value. However, we cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us. In addition, although American Spectrum had pro forma losses during 1999 and the first three months of 2000, it had positive pro forma cash flow. The losses resulted from non-cash expenses, such as depreciation.

American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

     American Spectrum will own interests in the CGS Affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. These entities will merge into American Spectrum. In addition, American Spectrum engages in these businesses. As a result, American Spectrum is responsible for liabilities arising out of the prior operations of these entities. The liabilities may include unknown contingent liabilities. These liabilities could exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

The Consolidation will result in a fundamental change in the nature of your investment.

     The Consolidation of your Fund involves a fundamental change in the nature of your investment. Your investment currently consists of an interest in your Fund, which has an interest in an office/warehouse property located in California. You participate in the profits from the rental of your Fund's properties. After the Consolidation, you will hold common stock of American Spectrum, an operating company, that will own 35 Properties of various types and locations, assuming all the Funds are included in the Consolidation. American Spectrum also expects to make additional investments. Your investment will also change from being an interest in a static finite-life entity to an investment in a growing operating company which will have a perpetual term. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as American Spectrum anticipated. Upon consummation of the Consolidation, we will have greater leverage than your Funds. In addition, in order to make future acquisitions of properties, we intend to incur substantial indebtedness that we may be unable to repay. Also, certain properties acquired in the Consolidation by American Spectrum may not be as profitable as others. While diversification of assets may reduce certain risks of investment attributable to a single property type or location, it also may subject an investment in American Spectrum to additional risks. In addition, there can be no assurance as to the value or performance of American Spectrum's securities and portfolio of properties as compared to the value of your Units and your Fund's properties.

     Also, your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Fund's assets to an investment in an entity in which you may realize the value of your investment only through dividends from American Spectrum and the sale of your American Spectrum Shares, not from liquidation proceeds from the sale of your Fund's property. Continuation of your Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Fund's properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your American Spectrum Shares or from the payments on any Notes you may elect to receive.

Market Prices for American Spectrum's Shares May Fluctuate.

     The market prices for the American Spectrum Shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum. REIT stocks have underperformed the broaden equity market over the last few years and the market conditions for REIT stocks could affect the market prices for the American Spectrum Shares.

Your distributions may decrease.

     In each of the years ended December 31, 1997, 1998 and 1999, your Fund made no distributions to you per limited partnership unit. We believe that distributions by American Spectrum will be higher than distributions you received from your Fund. We cannot be sure that American Spectrum will be able to maintain this level of distributions in the future.

There have been No Arm's-Length Negotiation.

     American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your Units or a liquidation of your Fund's assets.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more favorable to you and the other Limited Partners.

     The managing general partner of your Fund did not retain an independent representative to act on your behalf, or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration which you will receive, of the Consolidation. If your Fund had retained an independent representative, either collectively or on an individual basis, it would have resulted in significantly higher fees and expenses of Consolidation. Your Fund did not give its Limited Partners the power to negotiate the terms and conditions of the Consolidation or to determine what procedures to use to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the Consolidation of your Fund with American Spectrum. We engaged legal counsel to assist with the preparation of the documentation for the Consolidation, including the consent solicitation and this Supplement, and such legal counsel did not serve, or purport to serve, as legal counsel for the Fund or the Limited Partners. If your managing general partner had retained an independent representative for the Fund, it could have resulted in different terms of Consolidation which may have benefitted the Limited Partners.

A majority vote of Limited Partners of Your Fund binds all Limited Partners.

     American Spectrum will acquire your Fund if the Limited Partners of your Fund who hold a majority in interest of the outstanding Units vote in favor of the Consolidation. Such approval will bind all of the Limited Partners in your Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Consolidation. Affiliates of the managing general partner own 1,785 Units or 4.89% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

Partners have no cash appraisal rights.

     You do not have the right to elect to receive a cash payment equal to the value of your interest in the Fund if your Fund approves the Consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your Fund, Notes. We based the amount of Notes you receive upon the estimated proceeds you would receive, in an orderly liquidation of your Fund, in accordance with the terms of your Fund's partnership agreement. We determined the liquidation value based, in part, upon an appraisal of your Fund's real estate portfolio by Stanger. As a holder of Notes, you are likely to receive the full face amount of the Notes only if you hold the Notes to maturity. The Notes will mature approximately eight years after the Consolidation. You may receive payments earlier only if American Spectrum chooses to repay the Notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the Notes in accordance with their terms following property sales or refinancings.

An increase in interest rates could adversely affect the price of American Spectrum Shares.

     It is likely that the public valuation of American Spectrum Shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the property portfolios themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum Shares, assuming there is an active trading market in the American Spectrum Shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum Share will decrease because potential investors may not wish to invest in American Spectrum Shares that would yield less than the market rates on interest-bearing securities, such as bonds.

American Spectrum's officers and directors have more limited liability than do your Fund's general partners.

     As a stockholder of American Spectrum, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the General Partners of your Fund. The Amended and Restated Articles of Incorporation (the Articles of Incorporation) and Bylaws of American Spectrum provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the Articles of Incorporation and Amended and Restated Bylaws, American Spectrum is obligated to indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. This indemnification could limit the legal remedies available to American Spectrum, to you and to other stockholders of American Spectrum after the Consolidation against any officers or directors of American Spectrum.

The fiduciary duties owed to you as Limited Partners by the general partners of your Fund may be greater than the fiduciary duties of directors of American Spectrum to you once you become an American Spectrum stockholder.

     The general partners of the Funds are accountable as fiduciaries to the Funds, owe each of the Funds and its limited partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Funds' affairs. American Spectrum will be managed by a Board of Directors whose members have a duty to perform their job in good faith, in a manner that they reasonably believe to be in the best interests of American Spectrum and with the care of an ordinary prudent person in a like position. Generally, directors of American Spectrum who act in such a manner will not be liable to American Spectrum for monetary damages arising from their activities. Some courts have suggested that the duties of a general partner to the limited partners in a limited partnership are greater than the fiduciary duties owed by a director of a corporation to a stockholder. If this is the case, it is possible that the standard of care to which the directors of American Spectrum are held will be lower than the standard of care to which they have been held as the general partners of the Fund.

The managing general partner of your Fund will receive benefits from the Consolidation and will have material conflicts of interest.

     The general partners of your Fund have material conflicts of interest with regard to the Consolidation of your Fund. Nooney Income Investments Two, Inc., the managing general partner, is an entity whose sole stockholder is an affiliate of CGS and American Spectrum. If your Fund is consolidated, affiliates of your managing general partner will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates, including CGS Management Company. These benefits may exceed the benefits that they would derive if the Consolidation did not take place. Also, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates.

Stanger's Fairness Opinion Relied on Information We Provided; Fairness Opinion Will Not Be Updated.

     Stanger's opinion as to the fairness to the Funds of the allocation of American Spectrum Shares, from a financial point of view, relies on information prepared by the managing general partners of the Fund and the CGS Affiliates, including the CGS Management Company. CGS controls the managing general partners and the CGS Affiliates, including the CGS Management Company. In addition, because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

Litigation Associated with the Consolidation.

     There is a risk that third parties will assert claims that the General Partners of the Fund breached their fiduciary duties to their Limited Partners or that the Consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the Funds has initiated any lawsuit on such grounds.

REAL ESTATE/BUSINESS RISKS

American Spectrum's increased leverage increases our risk of default which could, in turn, adversely affect our results of operations and our ability to make distributions.

     In addition to the issuance of American Spectrum Shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on its properties on a longer-term basis. At the time of the consummation of the Consolidation, as a general policy, American Spectrum's Board of Directors allow American Spectrum to borrow funds only when the ratio of debt-to-total assets of American Spectrum is 70% or less. American Spectrum's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that American Spectrum may incur in the future. Accordingly, subject to the terms of the Note, American Spectrum's Board of Directors could modify the current policy at any time after the Consolidation. If this policy were changed, American Spectrum could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders. Unlike American Spectrum, your Fund has no debt and your Fund does not plan to borrow to fund new acquisitions.

American Spectrum's ability to incur additional secured debt may reduce the value of the Notes held by former Limited Partners of the Fund.

     American Spectrum may increase its level of secured debt. Payments on any Notes issued by American Spectrum in connection with the Consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the Notes in the event that American Spectrum defaulted under its obligations.

Real property investments entail risk.

     Like your investment in the Funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

     Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. This presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

     The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the Consolidation.

American Spectrum's plan to grow through the Consolidation and development of new properties could be adversely affected by trends in the real estate and financing businesses.

     American Spectrum's growth strategy is substantially based on the Consolidation and development of additional properties. We cannot assure you that our acquisition and development strategies will be successful, in part because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which we have not invested before, we will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks.

The inability of tenants to make lease payments could have an adverse effect on American Spectrum.

     American Spectrum's business depends on its tenants' ability to pay their obligations to American Spectrum with respect to American Spectrum's real estate leases. The ability of tenants to pay their obligations to American Spectrum in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a tenant, may adversely affect the economic viability of the tenant's business, including but not limited to:

     - national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by American Spectrum's tenants;

     - changes or weaknesses in specific industry segments;

     - the ability to obtain and retain capable management; and

     - increases in operating expenses.

TAX RISKS

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

     American Spectrum's management believes that it will operate in a manner that will enable American Spectrum to meet the requirements for qualification as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2002. Generally, for taxable years beginning after December 31, 2000, a REIT is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 90% of its taxable income to its stockholders annually. In addition, a REIT must meet certain asset tests at the end of each calendar quarter. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP (or, PR), that it will meet the requirements for qualification as a REIT. PR's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, PR's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

     However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income
Tax Considerations -- Taxation of American Spectrum" beginning on page   .

     In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT. Until American Spectrum elects the REIT status it will be subject to Federal income tax at regular corporate rates. In addition, it may be subject to the federal alternative minimum tax and various state income taxes.

     If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

     American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

Transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transferor.

     The Fund intends to report the Consolidation on the basis that it will not result in gain or loss to any Limited Partner who elects to receive Shares except to the extent liabilities assumed by American Spectrum exceed the basis of the assets contributed to American Spectrum. See "Certain Funds Have Liabilities in Excess of the Tax Basis of the Contributed Assets. Limited Partners in these Funds will Recognize Additional Gain from the Consolidation." below. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

Your Fund has liabilities in excess of the tax basis of contributed assets. Limited Partners will recognize additional gain from the Consolidation.

     Your Fund has liabilities in excess of their tax basis in the assets contributed to American Spectrum. Accordingly, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum Shares or Notes as part of the Consolidation. As a partner of your Fund, you will bear a pro rata portion of your Fund's income tax liability resulting from any gain on the Consolidation. The estimate of your tax liability is set forth in "Tax Considerations--Taxable Gain or Loss Estimates Per $1,000 Original Limited Partner Investment" in the Summary to the Consent Solicitation Statement/Proxy.

Limitations on Share Ownership

     In order to protect its REIT status, American Spectrum's Amended and Restated Articles of Incorporation limits the ownership by any single stockholder of any class of American Spectrum capital stock, including American Spectrum Shares, to 5% of the outstanding shares of such class. This limitation does not apply to existing holders of more than 5% of American Spectrum's outstanding Common Stock. The Amended and Restated Articles also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. For example, American Spectrum would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of the American Spectrum Shares. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum Shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum Shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

     For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

     American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

     The proposed number of American Spectrum Shares to be allocated to your Fund was determined by American Spectrum in accordance with its own valuation methodologies regarding each of the Funds. The managing general partner of your Fund determined the fairness of the value of the American Spectrum Shares to be allocated to the Fund based in part on the appraisal by Stanger of the value of the property portfolio held by your Fund. In addition, your Fund and CGS engaged Stanger to provide your Fund with an opinion that the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company and (ii) among the Funds, is fair from a financial point of view to the limited partners of the Fund.

     The following table sets forth the consideration, based on the Exchange Value, to be allocated to your Fund in the Consolidation. The American Spectrum Shares allocated to your Fund will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This data assumes that none of the Limited Partners of your Fund have elected to receive Notes. You should note that the American Spectrum Shares may trade at prices below the Exchange Value
upon listing on the                .

                                                          EXCHANGE VALUE OF AMERICAN
   NUMBER OF AMERICAN       EXCHANGE VALUE OF AMERICAN       SPECTRUM SHARES PER
SPECTRUM SHARES ALLOCATED     SPECTRUM SHARES (AFTER       $1,000 ORIGINAL LIMITED
         TO FUND             ACQUISITION EXPENSE)(1)        PARTNER INVESTMENT (1)
-------------------------   --------------------------   ----------------------------
         28,655                      $429,832                       $47.08

---------------
(1) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be significantly below the Exchange Value.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum Shares issued in the Consolidation will be allocated as follows:

     - American Spectrum Shares will be allocated between the Funds as a group and the CGS Affiliates (including, the CGS Management Company), and among the Funds, based upon the estimated net asset value, computed as described in the accompanying Prospectus/Consent Solicitation Statement (the "Exchange Value") of each of the Funds, the CGS Affiliates and the CGS Management Company relative to the aggregate estimated Exchange Value of all of the Funds and the CGS Affiliates, including the CGS Management Company. Your managing general partner believes that the Exchange Values of the Funds, the CGS Affiliates and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among all the Funds.

     The following tables summarize the allocation of American Spectrum Shares. For a detailed explanation of the manner in which the allocations are made, see
"Allocation of Shares" on page                of the Prospectus/Consent
Solicitation Statement.

                                   ALLOCATION

                  ALLOCATION OF AMERICAN SPECTRUM SHARES AMONG
          THE FUNDS, THE CGS AFFILIATES AND THE CGS MANAGEMENT COMPANY

                                                                                              PERCENTAGE
                                                         PERCENTAGE                            OF TOTAL
                                                          OF TOTAL                         AMERICAN SPECTRUM
                                      EXCHANGE VALUE   EXCHANGE VALUE   SHARE ALLOCATION   SHARES ISSUED(1)
                                      --------------   --------------   ----------------   -----------------
Sierra Pacific Development Fund.....   $  5,874,720          5.32%            391,648             5.32%
Sierra Pacific Development Fund
  II................................     12,590,013         11.39%            839,334            11.39%
Sierra Pacific Development Fund
  III...............................        429,832          0.39%             28,655             0.39%
Sierra Pacific Institutional
  Properties V......................      4,920,557          4.45%            328,037             4.45%
Sierra Pacific Pension Investors
  '84...............................     18,186,978         16.46%          1,212,465            16.46%
Nooney Income Fund Ltd., L.P. ......     10,250,749          9.27%            683,383             9.27%
Nooney Income Fund Ltd. II, L.P. ...     15,315,594         13.86%          1,021,040            13.86%
Nooney Real Property Investors-Two,
  L.P. .............................      8,181,768          7.40%            545,451             7.40%
CGS Affiliates(2)...................     31,748,046         28.73%          2,116,536            28.73%
CGS Management Company..............      3,020,122          2.73%            201,341             2.73%
                                                                           ==========
          Totals....................   $110,518,379        100.00%          7,367,890           100.00%
                                       ============        ======          ==========           ======

---------------
(1) Includes OP Partnership Units.

(2) Includes the Affiliates' Properties, including property owned by CGS. Excludes the CGS Management Company.

     Under the terms of the Partnership Agreement, the General Partners would not be entitled to any of the American Spectrum Shares issuable of the Fund. Accordingly, all of the American Spectrum Shares issuable to the partners of the Fund is being allocated to the Limited Partners.

                         FAIRNESS OF THE CONSOLIDATION

GENERAL

     Your managing general partner believes the Consolidation to be fair to, and in the best interests of, the Fund and its Limited Partners. After careful evaluation, your managing general partner has concluded that the Consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other Limited Partners approve the Consolidation of your Fund and receive American Spectrum Shares in the Consolidation.

     Based upon its analysis of the Consolidation, your managing general partner believes that:

     - the terms of the Consolidation are fair to you and the other Limited Partners;

     - the American Spectrum Shares offered to the Limited Partners were allocated fairly and constitute fair consideration for their Units; and

     - after comparing the potential benefits and detriments of the Consolidation with those of several alternatives, the Consolidation is more economically attractive to you and the other Limited Partners than such alternatives.

     Your managing general partner's beliefs are based upon its analysis of the terms of the Consolidation, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Consolidation and certain alternatives to the Consolidation and a review of the financial condition and performance of American Spectrum and your Fund and the terms of critical agreements, such as the Fund's partnership agreement.

     Your managing general partner also believes that the Consolidation is procedurally fair for several reasons. First, the Consolidation requires the approval of Limited Partners holding greater than 50% of the outstanding Units of your Fund and is subject to certain closing conditions.

     Second, if your Fund is consolidated with American Spectrum all Limited Partners of your Fund who vote "Against" the Consolidation will be given the option of receiving American Spectrum Shares or Notes.

     Third, the general partners of the Funds believe that the Exchange Value of the Funds has been determined according to a process that is fair because the process involved appraisals of all of the Funds' property portfolios and the Affiliates' Properties by the same appraisal firm, Stanger, thereby maximizing consistency among the appraisal of the property portfolios.

     Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, that the American Spectrum Shares allocated to your Fund in the Consolidation is fair to the Limited Partners of the Fund from a financial point of view.

     Although your managing general partner believes the terms of the Consolidation are fair to you and the other Limited Partners, your managing general partner has conflicts of interest with respect to the Consolidation, including, among others, its realization of substantial economic benefits upon completion of the Consolidation. For a further discussion of the conflicts of interest and potential benefits of the Consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties"
on page   of the Prospectus/Consent Solicitation Statement.

POSITION OF THE MANAGING GENERAL PARTNER WITH RESPECT TO THE CONSOLIDATION

     The managing general partner of the Fund is an indirectly held subsidiary of CGS, and CGS controls American Spectrum. However, for all of the reasons discussed herein, your managing general partner believes that the Consolidation and the consideration offered is fair to you and the Limited Partners of your Fund. The general partners of the other Funds also believe that the similar offers to the limited partners of the other Funds are fair to such limited partners. Your Fund has retained Stanger to render an opinion as to the fairness to Limited Partners, from a financial point of view, of the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates including the CGS Management Company, and (ii) among the Funds. Stanger is not affiliated with any of the Funds, or the CGS Affiliates. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, your managing general partner provided much of the information used by Stanger in forming its fairness opinion. Your managing general partner believes the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision on whether to approve the Consolidation of your Fund based on a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

     The following is a discussion of the material factors underlying your managing general partner's belief that the terms of the Consolidation are fair as a whole to you and the other Limited Partners of your Fund and maximize the value of your investment.

     1. Consideration Allocated. Your managing general partner and its affiliates will be allocated the same form of consideration in the Consolidation as the Limited Partners with respect to their capital interest in the Fund or OP Units, which will provide the same economic rights as the American Spectrum Shares being issued to Limited Partners but will not be publicly traded until they are exchanged for American Spectrum Shares. Your managing general partner believes that the form and amount allocated to the Fund constitute fair value. The allocation of the American Spectrum Shares to Limited Partners is based on the same valuation methodology which was consistently applied to each of the Funds and the Affiliated Properties. The allocation of the American Spectrum Shares with respect to the CGS Management Company was based on a multiple of earnings which the General Partner believes is appropriate for valuing a service company. Therefore, your managing general partner believes that the Exchange Values adequately takes into account the relative values of each of the Funds and the CGS Affiliates including the CGS Management Company. In addition, your managing general partner compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

     2. Similarity of Funds. Your managing general partner does not believe that there are any material differences among the Funds that would affect the fairness of the Consolidation to you or the other Limited Partners in your Fund. Substantially all of the assets of the Funds are office, office/warehouse or shopping center properties and the Funds have substantially the same capital structures. In addition, the investment objectives of each of the Funds are substantially the same. These factors make it easier to fairly compare the value of the Funds relative to each other and to fairly allocate the American Spectrum Shares among the Funds and among the Limited Partners and the General Partners.

     The primary differences among the Funds are:

     - Date of Formation. The Funds were formed at different times. As a result, the Funds formed earlier have already sold some properties.

     - Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

     - Size and Diversity. Some of the Funds have purchased fewer properties and are less diverse with respect to the number of tenants and the geographic location and types of properties.

     - Types of Properties. Your Fund has purchased primarily office and office/warehouse properties. American Spectrum's properties also include apartment and shopping center properties.

     - Indebtedness. One of the Funds has no debt and the other Funds have varying degrees of leverage.

     3. Market Value. To the extent that there is trading in the Units, such trading takes place in an informal secondary market. The Units do not trade in any orderly, active market. The Exchange Value assigned to your Fund in connection with the Consolidation is greater than the range of trading prices of your Fund's units as reflected by the reported
secondary sales prices of the Units. See "Prices for Fund Units" on page   of
the Prospectus/Consent Solicitation Statement for the limited information available with respect to secondary market sales of the Units. A direct comparison of the current or historic prices of the American Spectrum Shares and the Units cannot be made because there is no current or historic market price information available with respect to the American Spectrum Shares, which will not be issued or traded prior to the Consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of
the Funds as described under "Determination of Exchange Values" on page   of the
Prospectus/Consent Solicitation Statement and is not based upon the current or historic market prices of the Units. Because there is no active trading market for the Units, the General Partners believe that historic sales prices of the Units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than one percent of all the outstanding Units in your Fund traded in the secondary market.

     4. Limited Partners' Choice of Investment -- Shares or Notes. Offering Limited Partners a choice to exchange their Units for American Spectrum Shares or Notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to Limited Partners through the alternatives to the Consolidation, but enhances the procedural fairness of the Consolidation by giving all Limited Partners the opportunity to elect American Spectrum Shares or Notes. Through this element of the Consolidation, the managing general partners are attempting to accommodate the possibly different investment objectives of the Limited Partners with the Notes providing relative security of principal, a certainty as to maturity date, and regular interest payments, and the American Spectrum Shares representing equity securities in American Spectrum, permitting the holders of the American Spectrum Shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each Limited Partner must make his own determination as to the form of consideration best suiting his personal situation, and such decision should be based upon a careful examination of the Limited Partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

     5. Independent Appraisal and Fairness Opinion. The belief of your managing general partner as to the fairness of the Consolidation as a whole and to the Limited Partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each Fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. Your managing general partner attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the Consolidation is fair to the Limited Partners. Your managing general partner does not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. Your managing general partner believes that the engagement of Stanger to provide the appraisal of each Fund's property portfolio and the Affiliates' Properties portfolio and to provide the fairness opinion assisted it in the fulfillment of its fiduciary duties to the Funds and the Limited Partners, notwithstanding that Stanger received fees for its services.

     In rendering its opinion with respect to the fairness to the Funds, from a financial point of view, with respect to the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, Stanger did not address or render any opinion with respect to, any other aspect of the Consolidation, including:

     - the value or fairness of the Notes Option;

     - the prices at which the American Spectrum Shares may trade following the Consolidation or the trading value of the American Spectrum Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

     - the tax consequences of any aspect of the Consolidation;

     - the fairness of any terms of the Consolidation (other than the allocation of the American Spectrum Shares for all of the Funds (the Maximum Participation) and for participation of the minimum number of Funds in the Consolidation, comprised of Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two, L.P. (the Minimum Participation);

     - the allocation of American Spectrum shares among the Limited and General Partners of the Funds;

     - the fairness of the amounts or allocation of Consolidation costs or the amounts of Consolidation costs allocated to the Limited Partners;

     - alternatives to the Consolidation; or

     - any other matters with respect to any specific individual partner or class of partners.

     In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Funds or their assets. Stanger's opinion also does not compare the relative merits of the Consolidation with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Consolidation.

     Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the Consolidation or as to whether you should elect to receive the American Spectrum Share consideration or the Notes Option.

     6. Valuation of Alternatives. Based in part on the appraisal of each Fund's property portfolio prepared by Stanger, your managing general partner estimated the value of the Funds as going concerns and if liquidated. On the basis of these calculations, your managing general partner believes that the ultimate value of the American Spectrum Shares will exceed the going concern value and liquidation value of each Fund.

     7. Cash Available for Distribution Before and After the Acquisition. Your managing general partner believes the Consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum Shares.

     8. Comparative Valuation Analysis. In assessing the fairness of the Consolidation, your managing general partner relied on the appraisal prepared by Stanger in connection with its engagement described herein. Based on such information and other historical data of the Fund, your managing general partner prepared a comparative valuation analysis, which supported its determination that the Consolidation is in the best interest of the Limited Partners of your Fund.

     The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                               RANGE OF SECONDARY MARKET      EXCHANGE
                                 ESTIMATED LIQUIDATION VALUE       PRICES PER $1,000          VALUE PER
ESTIMATED GOING CONCERN VALUE        PER $1,000 ORIGINAL         INVESTMENT (15 MONTHS     $1,000 ORIGINAL
PER $1,000 ORIGINAL INVESTMENT           INVESTMENT            ENDED MARCH 31, 2000)(1)     INVESTMENT(2)
------------------------------   ---------------------------   -------------------------   ---------------
   $27.80 - $30.08                         $44.56                         (3)                  $47.08

---------------
(1) Limited partnership interests in the Funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreements, Units may be transferred only with the written consent of your managing general partner. Sales transactions for the Units have been limited and sporadic. The Funds receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated. However, the managing general partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Funds. It is not known to what extent Unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Funds, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales.

(2) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be substantially below the Exchange Value. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds, (ii) American Spectrum's lack of an operating history, (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities, and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of the American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

(3) No reported sales.

     Your managing general partner believes that the comparative valuation analysis, when considered together with the anticipated effect of the Consolidation and with all the other differences between continued ownership of Units as compared with the receipt of American Spectrum Shares, supports its recommendation in favor of the Consolidation.

     9. Net Book Value of the Funds. Your managing general partner calculated the book value of each of the Funds under generally accepted accounting principles, or GAAP, as of March 31, 2000 per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the Funds. This figure was compared to the Exchange Value per $1,000 investment. The book value of the Fund per $1,000 original investment was ($39.04) and the Exchange Value allocated to the Fund per $1,000 original investment was $46.61.

     We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the Fund, (ii) the value of the Units for purposes of comparing the expected benefits of the Consolidation to the potential alternatives considered by the General Partners or (iii) the analysis of the fairness of the Consolidation.

                         EXPENSES OF THE CONSOLIDATION

     If your Fund approves the Consolidation, the portion of the Consolidation expenses attributable to your Fund will be paid by your Fund, as detailed below. The number of American Spectrum Shares paid to your Fund would reflect a reduction for your Fund's expenses of the Consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum Shares payable to each of the Funds.

     If the Consolidation of your Fund is not approved, we will bear a percentage of all Consolidation expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Fund divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Fund. In such event, your Fund will bear the remaining Consolidation expenses.

     The following table sets forth the estimated Consolidation expenses of consolidating with your Fund:

                         PRE-CLOSING TRANSACTION COSTS

Legal Fees(1)...............................................  $
Appraisals and Valuation(2).................................
Fairness Opinions(3)........................................
Solicitation Fees(4)........................................
Printing and Mailing(5).....................................
Accounting Fees(6)..........................................
          Subtotal..........................................  $

                      CLOSING TRANSACTION COSTS

Title, Transfer Tax and Recording Fees(7)...................  $
Legal Closing Fees(8).......................................
          Subtotal..........................................  $
Total.......................................................  $13,294*

---------------
 *  Estimated

(1) Aggregate legal fees to be incurred by all of the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of the value of the American Spectrum Share consideration payable to your Fund, based on the Exchange Value, to the total value of the American Spectrum Share consideration payable to all of the Funds, and the CGS Affiliates, including the CGS Management Company based on the Exchange Value.

(2) Aggregate appraisal and valuation fees to be incurred by all of the Funds in
    connection with the Consolidation were $          . Your Fund's pro rata
    portion of these fees was determined based on the number of properties in your Fund.

(3) The Funds received a fairness opinion from Stanger and the Funds incurred a
    fee of $          .

(4) Aggregate solicitation fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the number of Limited Partners in your Fund.

(5) Aggregate printing and mailing fees to be incurred by the Funds in
    connection with the Consolidation are estimated to be $          . Your
    Fund's pro rata portion of these fees was determined based on the number of Limited Partners in your Fund.

(6) Aggregate accounting fees to be incurred by the Funds in connection with the
    Consolidation are estimated to be $          . Your Fund's pro rata portion
    of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Funds in connection with the Consolidation are estimated to be
    $          . Your Fund's pro rata portion of these fees was determined based on the ratio of the value of Fund's portfolio value to the total real estate portfolio values of the Funds and the CGS Affiliates, based on appraisal prepared by Stanger.

(8) Aggregate legal closing fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

     The solicitation fees related to the Consolidation will be allocated among the Funds and American Spectrum depending upon whether the Consolidation is consummated. For purposes of the Consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

     If American Spectrum acquires all of the Funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the Funds, all of the solicitation fees will be payable by American Spectrum or the Funds that are acquired in proportion to their respective Exchange Values. If none of the Funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

     The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per Unit was $250.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        ------
1995........................................................     0
1996........................................................     0
1997........................................................     0
1998........................................................     0
1999........................................................     0
Three months ended March 31, 2000...........................    $0
                                                                ==

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

     Your managing general partner received total distributions and compensation (which includes distributions and monies paid to it as reimbursements for expenses) in respect of its capacity as general partner of your partnership as described in the following table:


                                                              DISTRIBUTION AND
YEAR OR PERIOD                                                  COMPENSATION
--------------                                                ----------------
1997........................................................      $75,530
1998........................................................      $     0
1999........................................................      $     0
Three Months Ended March 31, 2000...........................      $     0
                                                                  -------

     In addition, a majority-owned subsidiary of CGS manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:


YEAR OR PERIOD                                                  FEES
--------------                                                --------
1997........................................................  $243,136
1998........................................................  $      0
1999........................................................  $      0
Three Months Ended March 31, 2000...........................  $      0
                                                              --------



     Your managing general partner and its affiliates will receive distributions and compensation from American Spectrum relating to the Fund including dividends on American Spectrum shares issuable in respect of the CGS Management Company (allocated in proportion to Exchange Value) and salaries and other compensation payable to affiliates of CGS who serve as officers of American Spectrum (allocated in proportion to Exchange Value) equal to $6,575 for the year ended December 31, 1999 on a pro forma basis. American Spectrum will operate as an internally managed REIT. As part of the Consolidation, American Spectrum will bear costs of managing the combined portfolio. Prior to the Consolidation, a portion of these expenses were borne by the managing general partners and their affiliates and paid out of the fees received from the Fund.

                                 REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

     Section 5.2 of your Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding Units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the Fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your Fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the Fund. Because the Consolidation of your Fund may be deemed to be a sale of "all or substantially all" of the assets of the Fund within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding Units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

     If the Limited Partners of your Fund representing greater than 50% of the outstanding Units do not vote "For" the Consolidation, the Consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your Fund as a going concern and to eventually dispose of your Fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

     Through the Prospectus/Consent Solicitation Statement accompanying this Supplement, we are asking you, the Limited Partners of the Fund, to vote on whether to approve the Consolidation. As discussed above, Limited Partners holding in excess of 50% of the outstanding Units in the Fund must vote "For" the Consolidation on the enclosed consent form in order for the Fund to be included in the Consolidation. For the reasons set forth in the accompanying Prospectus/Consent Solicitation Statement, your managing general partner believes that the terms of the Consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the Consolidation. Before deciding how to vote on the Consolidation, you should read this Supplement, the Prospectus/Consent Solicitation Statement and the accompanying materials in their entirety.

                    AMENDMENTS TO THE PARTNERSHIP AGREEMENT

     An amendments to the partnership agreement of the Fund is necessary in connection with the consummation of the Consolidation. The amendment is attached to this Supplement as Appendix C.

     The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the Limited Partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the Consolidation.

     Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of Limited Partners holding the majority of the outstanding Units is required to amend the partnership agreement. In addition to voting for the Consolidation, Limited Partners must vote "For" the amendment to allow the consummation of the Consolidation.

                               VOTING PROCEDURES

     The Prospectus/Consent Solicitation Statement, this Supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Consolidation of your Fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

     In order for your Fund to be consolidated into American Spectrum, the Limited Partners holding greater than 50% of the outstanding Units of your Fund must approve the Consolidation and the amendments to the partnership agreement. Your Fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the Prospectus/Consent Solicitation
Statement. A copy of the Agreement and Plan of Merger dated             , 2000,
by and between American Spectrum and your Fund is attached hereto as Appendix B. We encourage you to read it.

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which Limited Partners may vote "For" or "Against" the Consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to
you (on or about             , 2000), and will continue until the later of (a)
            , 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your Fund's partnership agreement. Under no circumstances will the Solicitation Period be extended
beyond             , 2000. Any consent form received by [               ], which
was hired by us to tabulate your votes, prior to [     ] [p.m.] [Eastern] time
on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the Consolidation and you will receive American Spectrum Shares if your Fund approves the Consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. You may withdraw or revoke your consent form at any time in writing before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund.

     A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's Acquisition of your Fund and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

     Part B of the consent form is a power of attorney, which must be signed
separately. The power of attorney appoints                and                as
your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without requiring your signatures on multiple documents.

                             CONFLICTS OF INTEREST

AFFILIATED MANAGING GENERAL PARTNER

     Your managing general partner has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners of your Fund without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Funds). Your managing general partner is an affiliate of American Spectrum. While your managing general partner has sought faithfully to discharge its obligations to your Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Funds. In addition, officers and directors of the General Partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS OF THE CONSOLIDATION TO YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES

     As a result of the Consolidation (assuming all of the Funds are acquired), your managing general partner and its affiliates, including CGS, expect to receive certain benefits. These benefits include:

     - If the Consolidation is consummated, affiliates of your managing general partner are expected to receive approximately 2,628,655 American Spectrum Shares and units in the Operating Partnership in exchange for the contribution of the CGS Affiliates, including the Affiliates' Properties and the CGS Management Company. The managing general partner will not receive any American Spectrum Shares in respect of its interest in the Fund. Affiliates of the managing general partner will receive 201,341 American Spectrum Shares in respect of the CGS Management Company, a portion of which are based on revenues from management of the Fund.

     - Certain of the officers and directors of your managing general partner will also serve as officers and directors of American Spectrum with William J. Carden serving as Chief Executive Officer of American Spectrum, Harry A. Mizrahi, Paul E. Perkins and Thomas N. Thurber serving as Senior Vice Presidents and Patricia A. Nooney serving as Vice President. Furthermore, they will be entitled to receive performance-based incentives, including stock options under American Spectrum's 2000 Performance Incentive Plan or any other such plan approved by its stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the Fund if the Consolidation does not occur.

     - The CGS Affiliates include entities which are obligated to make payments to one or more of the Funds. These payments include approximately $6,956,000 payable by one of the CGS Affiliates to Sierra Pacific Development Fund Ltd. II, L.P. and guaranteed by John Galardi, a principal shareholder of American Spectrum. In addition, the CGS Affiliates have $2.35 million of debt other than mortgage debt. A substantial portion of this debt is guaranteed by Messrs. Carden and Galardi. If the Consolidation is consummated, the CGS Affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum Shares allocated to the CGS Affiliates.

     - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. As a result of the Consolidation, the likelihood that they will be required to make payments on the guarantees could be reduced.

     - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Tax matters are very complicated, and the tax consequences of the Consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

     If your Fund is acquired by American Spectrum you will receive American Spectrum Shares unless you elect the Notes Option, in which case you will receive Notes.

     If your Fund is acquired by American Spectrum and you receive American Spectrum Shares, your ownership of American Spectrum Shares will affect the character and amount of income reportable by you in the future. Because each of the Funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

     In contrast to your treatment as a Limited Partner, if your Fund is acquired by American Spectrum and you receive American Spectrum Shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the Consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the Fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the Fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the Fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

     Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your Fund is acquired by American Spectrum, your Fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position consistent with Proposed Treasury Regulation Section 1.708-1 (F.R. January 11,
2000) that the merger of American Spectrum and your Fund will be treated as a transfer of assets of your Fund to American Spectrum in exchange for Shares and a subsequent distribution in liquidation of such Shares. Consistent with such regulation, for those Limited Partners who elect the Notes Option, the transaction will be viewed as a sale of their interest in your Fund to American Spectrum.

     Tax Consequences to Limited Partners Who Receive Shares. The Fund intends to report the Consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (ii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to PR that, following the Consolidation, the partners of the Funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your Funds will not recognize gain upon the transfer of assets to American Spectrum except to the extent the liabilities assumed by American Spectrum exceed the basis of the transferor Fund in the assets contributed. If the liabilities of your Fund assumed by American Spectrum exceed the bases of the assets contributed, your Fund will recognize gain. Such gain will be equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and you will be allocated your share of the gain. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. PR is not opining as to whether gain will be recognized by your or any other Fund in the Consolidation.

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences to Limited Partners Who Receive Notes. If your Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).

     If you receive American Spectrum Shares in the distribution your Fund will recognize gain to the extent that the liabilities assumed by American Spectrum exceed the bases of the assets your Fund contributed to American Spectrum. See "Tax Consequences to Limited Partners who Receive Shares."

     Immediately before the distribution of Shares by your Fund to you, the basis of the Shares in the hands of your Fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your Fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of Shares by your Fund to you, your basis in the American Spectrum Shares will equal the adjusted basis of your partnership interest in your Fund.

     If you elect the Notes Option, you will have gain at the time of your sale of your interests in your Fund. However you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your Units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your Fund, plus any gain recognized in the distribution.

     Tax Consequences to Tax Exempt Investors. Because the assets of your Fund are held for investment and not for resale, the Consolidation will not result in the recognition of material unrelated business taxable income by you if your are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Consolidation. In addition, the Consolidation may result in the recognition by tax-exempt partners (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.

     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.

     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.

                             FINANCIAL INFORMATION

     Selected historical financial information for your Fund, audited financial statements for your Fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement. In addition, pro
forma financial information for American Spectrum is set forth on page F-   of
the Consent Solicitation Statement.

   THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                         AMERICAN SPECTRUM REALTY, INC.

                             PROSPECTUS SUPPLEMENT

                                       TO

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                          DATED                , 2000

                                      FOR

                   SIERRA PACIFIC INSTITUTIONAL PROPERTIES V

     This Supplement is being furnished to you, as a Limited Partner of Sierra Pacific Institutional Properties V, which we refer to as the Fund, for the purpose of enabling you to evaluate the proposed consolidation of your Fund into American Spectrum Realty, Inc., a Maryland corporation, which is a real estate investment trust. This Supplement is designed to summarize only the risks, effects, fairness and other considerations of the Acquisition that are unique to you and the other limited partners of your Fund (collectively, the "Limited Partners"). This Supplement does not purport to provide an overall summary of the Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other Funds and assets being consolidated with American Spectrum. Accordingly, the discussions in this Supplement are qualified by the more expanded treatment of these matters appearing in the Prospectus/Consent Solicitation Statement. Unless otherwise indicated, the terms "we," "us," "our," "ourselves" and "American Spectrum" when used herein refer to American Spectrum Realty, Inc. and our subsidiaries, including American Spectrum Operating Partnership, L.P., which we refer to herein as the Operating Partnership. The Operating Partnership is a limited partnership through which American Spectrum conducts its business. S-P Properties, Inc. is the managing general partner of your Fund.

     Pursuant to the Prospectus/Consent Solicitation Statement and this Supplement, your managing general partner is asking you to approve the consolidation of your Fund into American Spectrum.

     In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your Fund. To approve the Consolidation, you must vote "For" these amendments.

     The Fund, is one of eight limited partnerships, which we refer to collectively as the Funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the Consolidation. Supplements have also been prepared for each of the other Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

     There are material risks and potential disadvantages associated with the Consolidation that you should consider in determining whether to vote "For" or "Against" the Consolidation. These material risks include:

     - We determined the number of American Spectrum Shares to be allocated per unit of limited partnership interest of the Fund (collectively, the "Units") without any arm's-length negotiations. Accordingly, the number and exchange value of American Spectrum Shares allocated per Unit may not reflect the fair market value of your Units.

     - We are uncertain as to the value at which American Spectrum Shares will
       trade following listing on the                . The American Spectrum
       Shares could trade at a price below the $15 exchange value that was assigned by American Spectrum for purposes of the Consolidation.

     - Your managing general partner is a subsidiary of ours and therefore has substantial conflicts of interest with respect to the Consolidation. Your managing general partner's affiliates will receive 2,628,655 American Spectrum Shares and units of limited partnership interest in the Operating Partnership in exchange for properties and assets transferred to American Spectrum as part of the Consolidation.

     - Limited Partners may incur taxes in connection with the Consolidation.

     - The Consolidation involves a fundamental change in your investment.

     - Unlike your Fund, American Spectrum's policy is to reinvest proceeds from the sale of its properties or refinancing of its indebtedness.

     - American Spectrum may change its investment, acquisition or financing policies without a vote of its securityholders.

     - Unlike your Fund which owns an interest in one office property located in California, American Spectrum will own a large portfolio of properties of various types. These properties include office, office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas. While this diversification of assets may reduce certain risks of investment attributable to a single type of property or location, it also may subject an investment in American Spectrum to additional risks.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
OVERVIEW....................................................   S-2
RISK FACTORS................................................   S-5
AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........  S-12
ALLOCATION OF AMERICAN SPECTRUM SHARES......................  S-13
FAIRNESS OF THE CONSOLIDATION...............................  S-14
EXPENSES OF THE CONSOLIDATION...............................  S-19
REQUIRED VOTE...............................................  S-22
VOTING PROCEDURES...........................................  S-22
CONFLICTS OF INTEREST.......................................  S-24
FEDERAL INCOME TAX CONSIDERATIONS...........................  S-25
FINANCIAL INFORMATION.......................................  S-27

                                    OVERVIEW

This Overview highlights some of the information in this Supplement and the accompanying Prospectus/ Consent Solicitation Statement and may not address all of the information regarding the Consolidation that is important to you. To understand the terms and risks of the Consolidation, you should carefully read this Supplement and the Prospectus/Consent Solicitation Statement in their entirety.

WHAT IS AMERICAN SPECTRUM?

     We are a full-service real estate company, originally formed in 1989 as a Texas corporation under the name CGS Real Estate Company, Inc. (together with
its affiliates, "CGS"). In             , 2000, we merged with a newly organized
Maryland corporation and assumed the name American Spectrum Realty, Inc. Through the Consolidation, we intend to combine the properties of the Funds and properties owned by CGS and its Affiliates (the "Affiliates' Properties"). We intend to qualify as a real estate investment trust and to elect to be treated as a real estate investment trust (a REIT) beginning in 2002. The primary business of American Spectrum will be the ownership of office, office/warehouse, apartment and shopping center properties. In addition, we plan to expand our business by acquiring additional properties, primarily in the western and midwestern markets. Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of real property comprised of 35 properties (the "Properties") in nine states. The Properties consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers, and one parcel of development land. If American Spectrum acquires all of the Funds, the properties held by affiliates of CGS and the portion of CGS's property management business which manages the properties of affiliated entities (the "CGS Management Company") in the Consolidation, American Spectrum expects to have total assets having an appraised value of approximately $283 million at the time the Consolidation is consummated. This includes approximately $177,000,000 of real estate assets that will be contributed by the CGS Affiliates. We refer to CGS and its affiliates as the CGS Affiliates and we refer to the properties owned by CGS or to be acquired by merger from the CGS Affiliates as the "Affiliates' Properties".

     American Spectrum's principal executive offices are located at 1800 East Deere Avenue, Santa Ana, California 92705. Our telephone number is (949) 585-7600.

WHY ARE WE PROPOSING THE CONSOLIDATION?

     We and your General Partners believe that the Consolidation is the best way for Limited Partners to achieve liquidity and maximize the value of their investment in the Funds. The American Spectrum Shares will be listed for trading
on                . There is no active trading market for the limited
partnership Units in the Funds. In addition, Limited Partners will participate in future growth of American Spectrum.

HOW MANY AMERICAN SPECTRUM SHARES WILL I RECEIVE IF MY FUND IS ACQUIRED BY AMERICAN SPECTRUM?

     Your Fund will be allocated an aggregate of 328,037 American Spectrum Shares if it is consolidated into American Spectrum in the Consolidation. You will receive your proportion of such shares in accordance with the terms of your Fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum Share.

WHAT IS THE VALUE OF AN AMERICAN SPECTRUM SHARE?

     We do not know the fair value of an American Spectrum Share. American Spectrum has assigned a value of $15 per share. This is an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares. We determined the number of American Shares allocated to each Fund by dividing the Exchange Value for each Fund by $15. We determined the Exchange Value based in part on appraisals by Robert A. Stanger & Co., Inc., an independent financial advisor ("Stanger"). After careful consideration, American Spectrum concluded that the Exchange Value would be used to allocate the American Spectrum Share consideration between the eight Funds and the CGS Affiliates, including the CGS Management Company. However, the Exchange Value does not necessarily represent the fair value of an American Spectrum Share. Furthermore, since the American
Spectrum Shares are not listed on the                at this time, we are not
certain of the value at which an American Spectrum Share may trade. Once listed, it is possible that the American Spectrum Shares will trade at prices below the Exchange Value.

WHAT IS THE REQUIRED VOTE NECESSARY TO APPROVE THE CONSOLIDATION OF MY FUND?

     Pursuant to the terms of your Fund's partnership agreement, the Consolidation of your Fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding Units. This approval by your Fund's Limited Partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the Managing General Partner own 1523 Units or 4.95% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

DID YOU RECEIVE A FAIRNESS OPINION IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. Stanger, an independent financial advisor, rendered an opinion that the allocation of American Spectrum Shares (i) between the Funds, as a group, and CGS and its affiliates (the "CGS Affiliates"), including the CGS Management Company and (ii) among the Funds, is fair to the Limited Partners of your Fund from a financial point of view.

DID YOU RECEIVE AN APPRAISAL IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. To assist us in our determination of the number of American Spectrum Shares to be issued to each Fund and in your managing general partner's evaluation of the Consolidation, your managing general partner engaged Stanger to appraise the portfolio of properties owned by your Fund, the other Funds and the Affiliates' Properties portfolio.

WILL I RECEIVE FUTURE DISTRIBUTIONS WITH RESPECT TO THE AMERICAN SPECTRUM SHARES I RECEIVE IN THE CONSOLIDATION?

     Yes. American Spectrum expects to make quarterly distributions to its stockholders. American Spectrum expects to elect to qualify as a REIT beginning in 2002. If American Spectrum makes the REIT election, it must always distribute at least 90% of its taxable income to its stockholders on an annual basis in order to maintain its status as a REIT. American Spectrum is not required to make the REIT election. However, American Spectrum intends to make quarterly distributions whether or not it makes the REIT election.

     As an American Spectrum stockholder, you will also have the ability to participate in any appreciation in value of American Spectrum Shares. American
Spectrum Shares will be listed for trading on the                . Going
forward, we believe that, unlike your Fund, American Spectrum's assets will grow, resulting in an increase of its earnings and its funds from operations. As
a result, the price of American Spectrum Shares on the                may
increase due to such growth. However, we cannot assure you that any growth will be achieved.

DOES THE MANAGING GENERAL PARTNER OF MY FUND RECOMMEND THAT I VOTE "FOR" THE PROPOSED TRANSACTION?

     Yes. Your managing general partner has recommended that you vote "For" the Consolidation. Your managing general partner believes that the Consolidation is the best means to maximize the value of your investment in your Fund. It believes that the Consolidation is better than the alternatives of liquidating your Fund's portfolio or continuing unchanged the investment in your Fund. You should note that your managing general partner is an affiliate of CGS and American Spectrum.

WHY ARE AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT BEING PROPOSED?

     Your Fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the Fund to merge with American Spectrum and participate in the Consolidation. The amendment must be approved by greater than 50% of the outstanding Units. To vote "For" the Consolidation, you must also vote "For" the amendment.

HOW DO I VOTE?

     Simply indicate on the enclosed consent form, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible so that your Units may be voted "For" or "Against" the consolidation of your Fund with American Spectrum. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Consolidation and the amendments to the Partnership Agreement. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the Consolidation and the amendments.

IN THE EVENT THAT MY FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM, MAY I CHOOSE TO RECEIVE SOMETHING OTHER THAN AMERICAN SPECTRUM SHARES?

     Yes, subject to the limitations described in the accompanying Prospectus/Consent Solicitation Statement. If you vote "Against" the Consolidation, but your Fund is nevertheless acquired by American Spectrum, you
may elect to receive notes due                ,           , which we refer to as
the "Notes." The value of the Notes will be based on the estimated liquidation value of your Fund. The liquidation value will be lower than the aggregate exchange value of the American Spectrum Shares offered to your Fund in the
Consolidation. The Notes will bear interest at a fixed rate equal to   %. The
interest rate was determined based on 120% of the applicable federal rate on
               , 2000. Please note that you may only receive the Notes if you vote "Against" the Consolidation and you elect to receive the Notes on your consent form. You will receive American Spectrum Shares if your Fund elects to be acquired in the Consolidation and you vote "For" the Consolidation, or you vote "Against" the Consolidation and do not affirmatively select the Notes on your consent form. The Notes will not be listed on any exchange or automated quotation system, and a market for the Notes is not likely to develop.

WHAT ARE THE TAX CONSEQUENCES OF THE CONSOLIDATION TO ME?

     The Consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive Shares or Notes. If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash. If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes.

     We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

                                  RISK FACTORS

     As a result of the Consolidation of your Fund with American Spectrum, you will assume the risks associated with the assets of American Spectrum, the CGS Affiliates and the other Funds consolidated with by American Spectrum. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

     The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Consolidation that are applicable to your Fund. You should carefully consider the following risks when reviewing the potential benefits of American Spectrum's offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in American Spectrum
Shares discussed on page                of our accompanying Prospectus/Consent
Solicitation Statement.

INVESTMENT RISKS

The trading price of American Spectrum Shares following listing on the is uncertain. The American Spectrum Shares could trade at a lower price than anticipated.

     There is currently no market for the American Spectrum Shares, and it is possible that the American Spectrum Shares will trade at prices below the Exchange Value or the per share book value of American Spectrum. The investment of any limited partners of the Funds who become American Spectrum stockholders will change into freely tradable American Spectrum Shares. Consequently, some of these stockholders may choose to sell their American Spectrum Shares upon listing at a time when demand for American Spectrum Shares may be relatively low. The market price of the American Spectrum Shares may be volatile after the Consolidation, and the American Spectrum Shares could trade at prices less than the Exchange Value. This could result from increased selling activity following the issuance of the American Spectrum Shares, the interest level of investors in purchasing the American Spectrum Shares after the Consolidation and the amount of distributions to be paid by American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could adversely affect the market price of the American Spectrum Shares.

American Spectrum will have more indebtedness and will have a lower capitalization than many REIT's. This could affect the market price of the American Spectrum Shares.

     American Spectrum will have a higher ratio of indebtedness to assets than many REIT's. This ratio is frequently referred to as leverage. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.

     The American Spectrum Predecessor incurred losses for 1997, 1998 and 1999 and the three months ending March 31, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first three months of 2000. We believe that the losses resulted primarily from our investing in turnaround properties. We expected that we would initially spend more on these properties than the rental income. We expect that the rent from these properties will increase and that they will increase in value. However, we cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us. In addition, although American Spectrum had pro forma losses during 1999 and the first three months of 2000, it had positive pro forma cash flow. The losses resulted from non-cash expenses, such as depreciation.

American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

     American Spectrum will own interests in the CGS Affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. These entities will merge into American Spectrum. In addition, American Spectrum engages in these businesses. As a result, American Spectrum is responsible for liabilities arising out of the prior operations of these entities. The liabilities may include unknown contingent liabilities. These liabilities could exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

The Consolidation will result in a fundamental change in the nature of your investment.

     The Consolidation of your Fund involves a fundamental change in the nature of your investment. Your investment currently consists of an interest in your Fund, which has an interest in an office property located in California. You participate in the profits from the rental of your Fund's properties. After the Consolidation, you will hold common stock of American Spectrum, an operating company, that will own 35 Properties of various types and locations, assuming all the Funds are included in the Consolidation. American Spectrum also expects to make additional investments. Your investment will also change from being an interest in a static finite-life entity to an investment in a growing operating company which will have a perpetual term. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as American Spectrum anticipated. Upon consummation of the Consolidation, we will have greater leverage than your Funds. In addition, in order to make future acquisitions of properties, we intend to incur substantial indebtedness that we may be unable to repay. Also, certain properties acquired in the Consolidation by American Spectrum may not be as profitable as others. While diversification of assets may reduce certain risks of investment attributable to a single property type or location, it also may subject an investment in American Spectrum to additional risks. In addition, there can be no assurance as to the value or performance of American Spectrum's securities and portfolio of properties as compared to the value of your Units and your Fund's properties.

     Also, your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Fund's assets to an investment in an entity in which you may realize the value of your investment only through dividends from American Spectrum and the sale of your American Spectrum Shares, not from liquidation proceeds from the sale of your Fund's property. Continuation of your Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of your Fund's property, and your share of these sale proceeds could be higher than the amount realized from the sale of your American Spectrum Shares or from the payments on any Notes you may elect to receive.

Market Prices for American Spectrum's Shares May Fluctuate.

     The market prices for the American Spectrum Shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum. REIT stocks have underperformed the broaden equity market over the last few years and the market conditions for REIT stocks could affect the market prices for the American Spectrum Shares.

Your distributions may decrease.

     In each of the years ended December 31, 1997, 1998 and 1999, your Fund made no distributions to you per limited partnership unit. We believe that distributions by American Spectrum will be higher than distributions you received from your Fund. We cannot be sure that American Spectrum will be able to maintain this level of distributions in the future.

There have been No Arm's-Length Negotiation.

     American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your Units or a liquidation of your Fund's assets.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more favorable to you and the other Limited Partners.

     The managing general partner of your Fund did not retain an independent representative to act on your behalf, or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration which you will receive, of the Consolidation. If your Fund had retained an independent representative, either collectively or on an individual basis, it would have resulted in significantly higher fees and expenses of Consolidation. Your Fund did not give its Limited Partners the power to negotiate the terms and conditions of the Consolidation or to determine what procedures to use to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the Consolidation of your Fund with American Spectrum. We engaged legal counsel to assist with the preparation of the documentation for the Consolidation, including the consent solicitation and this Supplement, and such legal counsel did not serve, or purport to serve, as legal counsel for the Fund or the Limited Partners. If your managing general partner had retained an independent representative for the Fund, it could have resulted in different terms of Consolidation which may have benefitted the Limited Partners.

A majority vote of Limited Partners of Your Fund binds all Limited Partners.

     American Spectrum will acquire your Fund if the Limited Partners of your Fund who hold a majority in interest of the outstanding Units vote in favor of the Consolidation. Such approval will bind all of the Limited Partners in your Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Consolidation. Affiliates of the managing general partner own 1523 Units or 4.95% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

Partners have no cash appraisal rights.

     You do not have the right to elect to receive a cash payment equal to the value of your interest in the Fund if your Fund approves the Consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your Fund, Notes. We based the amount of Notes you receive upon the estimated proceeds you would receive, in an orderly liquidation of your Fund, in accordance with the terms of your Fund's partnership agreement. We determined the liquidation value based, in part, upon an appraisal of your Fund's real estate portfolio by Stanger. As a holder of Notes, you are likely to receive the full face amount of the Notes only if you hold the Notes to maturity. The Notes will mature approximately eight years after the Consolidation. You may receive payments earlier only if American Spectrum chooses to repay the Notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the Notes in accordance with their terms following property sales or refinancings.

An increase in interest rates could adversely affect the price of American Spectrum Shares.

     It is likely that the public valuation of American Spectrum Shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the property portfolios themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum Shares, assuming there is an active trading market in the American Spectrum Shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum Share will decrease because potential investors may not wish to invest in American Spectrum Shares that would yield less than the market rates on interest-bearing securities, such as bonds.

American Spectrum's officers and directors have more limited liability than do your Fund's general partners.

     As a stockholder of American Spectrum, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the General Partners of your Fund. The Amended and Restated Articles of Incorporation (the Articles of Incorporation) and Bylaws of American Spectrum provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the Articles of Incorporation and Amended and Restated Bylaws, American Spectrum is obligated to indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. This indemnification could limit the legal remedies available to American Spectrum, to you and to other stockholders of American Spectrum after the Consolidation against any officers or directors of American Spectrum.

The fiduciary duties owed to you as Limited Partners by the general partners of your Fund may be greater than the fiduciary duties of directors of American Spectrum to you once you become an American Spectrum stockholder.

     The general partners of the Funds are accountable as fiduciaries to the Funds, owe each of the Funds and its limited partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Funds' affairs. American Spectrum will be managed by a Board of Directors whose members have a duty to perform their job in good faith, in a manner that they reasonably believe to be in the best interests of American Spectrum and with the care of an ordinary prudent person in a like position. Generally, directors of American Spectrum who act in such a manner will not be liable to American Spectrum for monetary damages arising from their activities. Some courts have suggested that the duties of a general partner to the limited partners in a limited partnership are greater than the fiduciary duties owed by a director of a corporation to a stockholder. If this is the case, it is possible that the standard of care to which the directors of American Spectrum are held will be lower than the standard of care to which they have been held as the general partners of the Fund.

The managing general partner of your Fund will receive benefits from the Consolidation and will have material conflicts of interest.

     The general partners of your Fund have material conflicts of interest with regard to the Consolidation of your Fund. Nooney Income Investments Two, Inc., the managing general partner, is an entity whose sole stockholder is an affiliate of CGS and American Spectrum. If your Fund is consolidated, affiliates of your managing general partner will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates, including CGS Management Company. These benefits may exceed the benefits that they would derive if the Consolidation did not take place. Also, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates.

Stanger's Fairness Opinion Relied on Information We Provided; Fairness Opinion Will Not Be Updated.

     Stanger's opinion as to the fairness to the Funds of the allocation of American Spectrum Shares, from a financial point of view, relies on information prepared by the managing general partners of the Funds and the CGS Affiliates, including the CGS Management Company. CGS controls the managing general partners and the CGS Affiliates, including the CGS Management Company. In addition, because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

Litigation Associated with the Consolidation.

     There is a risk that third parties will assert claims that the General Partners of the Fund breached their fiduciary duties to their Limited Partners or that the Consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the Funds has initiated any lawsuit on such grounds.

REAL ESTATE/BUSINESS RISKS

American Spectrum's increased leverage increases our risk of default which could, in turn, adversely affect our results of operations and our ability to make distributions.

     In addition to the issuance of American Spectrum Shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on its properties on a longer-term basis. At the time of the consummation of the Consolidation, as a general policy, American Spectrum's Board of Directors allow American Spectrum to borrow funds only when the ratio of debt-to-total assets of American Spectrum is 70% or less. American Spectrum's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that American Spectrum may incur in the future. Accordingly, subject to the terms of the Note, American Spectrum's Board of Directors could modify the current policy at any time after the Consolidation. If this policy were changed, American Spectrum could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders. Unlike American Spectrum, your Fund has no debt and your Fund does not plan to borrow to fund new acquisitions.

American Spectrum's ability to incur additional secured debt may reduce the value of the Notes held by former Limited Partners of the Fund.

     American Spectrum may increase its level of secured debt. Payments on any Notes issued by American Spectrum in connection with the Consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the Notes in the event that American Spectrum defaulted under its obligations.

Real property investments entail risk.

     Like your investment in the Funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

     Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. This presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

     The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the Consolidation.

American Spectrum's plan to grow through the Consolidation and development of new properties could be adversely affected by trends in the real estate and financing businesses.

     American Spectrum's growth strategy is substantially based on the Consolidation and development of additional properties. We cannot assure you that our acquisition and development strategies will be successful, in part because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which we have not invested before, we will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks.

The inability of tenants to make lease payments could have an adverse effect on American Spectrum.

     American Spectrum's business depends on its tenants' ability to pay their obligations to American Spectrum with respect to American Spectrum's real estate leases. The ability of tenants to pay their obligations to American Spectrum in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a tenant, may adversely affect the economic viability of the tenant's business, including but not limited to:

     - national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by American Spectrum's tenants;

     - changes or weaknesses in specific industry segments;

     - the ability to obtain and retain capable management; and

     - increases in operating expenses.

TAX RISKS

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

     American Spectrum's management believes that it will operate in a manner that will enable American Spectrum to meet the requirements for qualification as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2002. Generally, for taxable years beginning after December 31, 2000, a REIT is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 90% of its taxable income to its stockholders annually. In addition, a REIT must meet certain asset tests at the end of each calendar quarter. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP (or, PR), that it will meet the requirements for qualification as a REIT. PR's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, PR's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

     However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income
Tax Considerations -- Taxation of American Spectrum" beginning on page   .

     In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT. Until American Spectrum elects the REIT status it will be subject to Federal income tax at regular corporate rates. In addition, it may be subject to the federal alternative minimum tax and various state income taxes.

     If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

     American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

Transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transferor.

     The Fund intends to report the Consolidation on the basis that it will not result in gain or loss to any Limited Partner who elects to receive Shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

Limitations on Share Ownership

     In order to protect its REIT status, American Spectrum's Amended and Restated Articles of Incorporation limits the ownership by any single stockholder of any class of American Spectrum capital stock, including American Spectrum Shares, to 5% of the outstanding shares of such class. This limitation does not apply to existing holders of more than 5% of American Spectrum's outstanding Common Stock. The Amended and Restated Articles also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. For example, American Spectrum would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of the American Spectrum Shares. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum Shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum Shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

     For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

     American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

     The proposed number of American Spectrum Shares to be allocated to your Fund was determined by American Spectrum in accordance with its own valuation methodologies regarding each of the Funds. The managing general partner of your Fund determined the fairness of the value of the American Spectrum Shares to be allocated to the Fund based in part on the appraisal by Stanger of the value of the property portfolio held by your Fund. In addition, your Fund and CGS engaged Stanger to provide your Fund with an opinion that the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company and (ii) among the Funds, is fair from a financial point of view to the limited partners of the Fund.

     The following table sets forth the consideration, based on the Exchange Value, to be allocated to your Fund in the Consolidation. The American Spectrum Shares allocated to your Fund will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This data assumes that none of the Limited Partners of your Fund have elected to receive Notes. You should note that the American Spectrum Shares may trade at prices below the Exchange Value
upon listing on the                .

                                                              EXCHANGE VALUE OF AMERICAN
                                   EXCHANGE VALUE OF              SPECTRUM SHARES PER
NUMBER OF AMERICAN SPECTRUM    AMERICAN SPECTRUM SHARES         $1,000 ORIGINAL LIMITED
 SHARES ALLOCATED TO FUND    (AFTER ACQUISITION EXPENSE)(1)       PARTNER INVESTMENT (1)
---------------------------  ------------------------------   ---------------------------
          328,037                     $4,920,557                      $639.51

---------------
(1) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be significantly below the Exchange Value.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum Shares issued in the Consolidation will be allocated as follows:

     - American Spectrum Shares will be allocated between the Funds as a group and the CGS Affiliates (including, the CGS Management Company), and among the Funds, based upon the estimated net asset value, computed as described in the accompanying Prospectus/Consent Solicitation Statement (the "Exchange Value") of each of the Funds, the CGS Affiliates and the CGS Management Company relative to the aggregate estimated Exchange Value of all of the Funds and the CGS Affiliates, including the CGS Management Company. Your managing general partner believes that the Exchange Values of the Funds, the CGS Affiliates and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among all the Funds.

     The following tables summarize the allocation of American Spectrum Shares. For a detailed explanation of the manner in which the allocations are made, see
"Allocation of Shares" on page   of the Prospectus/ Consent Solicitation
Statement.

                                   ALLOCATION

                                  ALLOCATION OF AMERICAN SPECTRUM SHARES AMONG
                          THE FUNDS, THE CGS AFFILIATES AND THE CGS MANAGEMENT COMPANY
-----------------------------------------------------------------------------------------------------------------
                                                                                              PERCENTAGE OF TOTAL
                                                     PERCENTAGE OF TOTAL                       AMERICAN SPECTRUM
                                    EXCHANGE VALUE     EXCHANGE VALUE      SHARE ALLOCATION    SHARES ISSUED(1)
                                    --------------   -------------------   ----------------   -------------------
Sierra Pacific Development Fund...   $  5,874,720            5.32%              391,648               5.32%
Sierra Pacific Development Fund
  II..............................     12,590,013           11.39%              839,334              11.39%
Sierra Pacific Development Fund
  III.............................        429,832            0.39%               28,655               0.39%
Sierra Pacific Institutional
  Properties V....................      4,920,557            4.45%              328,037               4.45%
Sierra Pacific Pension Investors
  '84.............................     18,186,978           16.46%            1,212,465              16.46%
Nooney Income Fund Ltd., L.P. ....     10,250,749            9.27%              683,383               9.27%
Nooney Income Fund Ltd. II,
  L.P. ...........................     15,315,594           13.86%            1,021,040              13.86%
Nooney Real Property
  Investors-Two, L.P. ............      8,181,768            7.40%              545,451               7.40%
CGS Affiliates(2).................     31,748,046           28.73%            2,116,536              28.73%
CGS Management Company............      3,020,122            2.73%              201,341               2.73%
Totals............................   $110,518,379          100.00%            7,367,890             100.00%
                                     ============          ======             =========             ======

---------------
(1) Includes OP Partnership Units.

(2) Includes the Affiliates' Properties, including property owned by CGS. Excludes the CGS Management Company.

     Under the terms of the Partnership Agreement, the General Partners would not be entitled to any of the American Spectrum Shares issuable of the Fund. Accordingly, all of the American Spectrum Shares issuable to the partners of the Fund is being allocated to the Limited Partners.

                         FAIRNESS OF THE CONSOLIDATION

GENERAL

     Your managing general partner believes the Consolidation to be fair to, and in the best interests of, the Fund and its Limited Partners. After careful evaluation, your managing general partner has concluded that the Consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other Limited Partners approve the Consolidation of your Fund and receive American Spectrum Shares in the Consolidation.

     Based upon its analysis of the Consolidation, your managing general partner believes that:

     - the terms of the Consolidation are fair to you and the other Limited Partners;

     - the American Spectrum Shares offered to the Limited Partners were allocated fairly and constitute fair consideration for their Units; and

     - after comparing the potential benefits and detriments of the Consolidation with those of several alternatives, the Consolidation is more economically attractive to you and the other Limited Partners than such alternatives.

     Your managing general partner's beliefs are based upon its analysis of the terms of the Consolidation, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Consolidation and certain alternatives to the Consolidation and a review of the financial condition and performance of American Spectrum and your Fund and the terms of critical agreements, such as the Fund's partnership agreement.

     Your managing general partner also believes that the Consolidation is procedurally fair for several reasons. First, the Consolidation requires the approval of Limited Partners holding greater than 50% of the outstanding Units of your Fund and is subject to certain closing conditions.

     Second, if your Fund is consolidated with American Spectrum all Limited Partners of your Fund who vote "Against" the Consolidation will be given the option of receiving American Spectrum Shares or Notes.

     Third, the general partners of the Funds believe that the Exchange Value of the Funds has been determined according to a process that is fair because the process involved appraisals of all of the Funds' property portfolios and the Affiliates' Properties by the same appraisal firm, Stanger, thereby maximizing consistency among the appraisal of the property portfolios.

     Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, that the American Spectrum Shares allocated to your Fund in the Consolidation is fair to the Limited Partners of the Fund from a financial point of view.

     Although your managing general partner believes the terms of the Consolidation are fair to you and the other Limited Partners, your managing general partner has conflicts of interest with respect to the Consolidation, including, among others, its realization of substantial economic benefits upon completion of the Consolidation. For a further discussion of the conflicts of interest and potential benefits of the Consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties"
on page   of the Prospectus/Consent Solicitation Statement.

POSITION OF THE MANAGING GENERAL PARTNER WITH RESPECT TO THE CONSOLIDATION

     The managing general partner of the Fund is an indirectly held subsidiary of CGS, and CGS controls American Spectrum. However, for all of the reasons discussed herein, your managing general partner believes that the Consolidation and the consideration offered is fair to you and the Limited Partners of your Fund. The general partners of the other Funds also believe that the similar offers to the limited partners of the other Funds are fair to such limited partners. Your Fund has retained Stanger to render an opinion as to the fairness to Limited Partners, from a financial point of view, of the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates including the CGS Management Company, and (ii) among the Funds. Stanger is not affiliated with any of the Funds, or the CGS Affiliates. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, your managing general partner provided much of the information used by Stanger in forming its fairness opinion. Your managing general partner believes the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision on whether to approve the Consolidation of your Fund based on a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

     The following is a discussion of the material factors underlying your managing general partner's belief that the terms of the Consolidation are fair as a whole to you and the other Limited Partners of your Fund and maximize the value of your investment.

     1. Consideration Allocated. Your managing general partner and its affiliates will be allocated the same form of consideration in the Consolidation as the Limited Partners with respect to their capital interest in the Fund or OP Units, which will provide the same economic rights as the American Spectrum Shares being issued to Limited Partners but will not be publicly traded until they are exchanged for American Spectrum Shares. Your managing general partner believes that the form and amount allocated to the Fund constitute fair value. The allocation of the American Spectrum Shares to Limited Partners is based on the same valuation methodology which was consistently applied to each of the Funds and the Affiliated Properties. The allocation of the American Spectrum Shares with respect to the CGS Management Company was based on a multiple of earnings which the General Partner believes is appropriate for valuing a service company. Therefore, your managing general partner believes that the Exchange Values adequately takes into account the relative values of each of the Funds and the CGS Affiliates including the CGS Management Company. In addition, your managing general partner compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

     2. Similarity of Funds. Your managing general partner does not believe that there are any material differences among the Funds that would affect the fairness of the Consolidation to you or the other Limited Partners in your Fund. Substantially all of the assets of the Funds are office, office/warehouse or shopping center properties and the Funds have substantially the same capital structures. In addition, the investment objectives of each of the Funds are substantially the same. These factors make it easier to fairly compare the value of the Funds relative to each other and to fairly allocate the American Spectrum Shares among the Funds and among the Limited Partners and the General Partners.

     The primary differences among the Funds are:

     - Date of Formation. The Funds were formed at different times. As a result, the Funds formed earlier have already sold some properties.

     - Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

     - Size and Diversity. Some of the Funds have purchased fewer properties and are less diverse with respect to the number of tenants and the geographic location and types of properties.

     - Types of Properties. Your Fund owns and interest in an office property. American Spectrum's properties also include apartment and shopping center properties.

     - Indebtedness. One of the Funds has no debt and the other Funds have varying degrees of leverage.

     3. Market Value. To the extent that there is trading in the Units, such trading takes place in an informal secondary market. The Units do not trade in any orderly, active market. The Exchange Value assigned to your Fund in connection with the Consolidation is greater than the range of trading prices of your Fund's units as reflected by the reported
secondary sales prices of the Units. See "Prices for Fund Units" on page   of
the Prospectus/Consent Solicitation Statement for the limited information available with respect to secondary market sales of the Units. A direct comparison of the current or historic prices of the American Spectrum Shares and the Units cannot be made because there is no current or historic market price information available with respect to the American Spectrum Shares, which will not be issued or traded prior to the Consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of
the Funds as described under "Determination of Exchange Values" on page   of the
Prospectus/Consent Solicitation Statement and is not based upon the current or historic market prices of the Units. Because there is no active trading market for the Units, the General Partners believe that historic sales prices of the Units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than three percent of all the outstanding Units in your Fund traded in the secondary market.

     4. Limited Partners' Choice of Investment -- Shares or Notes. Offering Limited Partners a choice to exchange their Units for American Spectrum Shares or Notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to Limited Partners through the alternatives to the Consolidation, but enhances the procedural fairness of the Consolidation by giving all Limited Partners the opportunity to elect American Spectrum Shares or Notes. Through this element of the Consolidation, the managing general partners are attempting to accommodate the possibly different investment objectives of the Limited Partners with the Notes providing relative security of principal, a certainty as to maturity date, and regular interest payments, and the American Spectrum Shares representing equity securities in American Spectrum, permitting the holders of the American Spectrum Shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each Limited Partner must make his own determination as to the form of consideration best suiting his personal situation, and such decision should be based upon a careful examination of the Limited Partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

     5. Independent Appraisal and Fairness Opinion. The belief of your managing general partner as to the fairness of the Consolidation as a whole and to the Limited Partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each Fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. Your managing general partner attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the Consolidation is fair to the Limited Partners. Your managing general partner does not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. Your managing general partner believes that the engagement of Stanger to provide the appraisal of each Fund's property portfolio and the Affiliates' Properties portfolio and to provide the fairness opinion assisted it in the fulfillment of its fiduciary duties to the Funds and the Limited Partners, notwithstanding that Stanger received fees for its services.

     In rendering its opinion with respect to the fairness to the Funds, from a financial point of view, with respect to the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, Stanger did not address or render any opinion with respect to, any other aspect of the Consolidation, including:

     - the value or fairness of the Notes Option;

     - the prices at which the American Spectrum Shares may trade following the Consolidation or the trading value of the American Spectrum Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

     - the tax consequences of any aspect of the Consolidation;

     - the fairness of any terms of the Consolidation (other than the allocation of the American Spectrum Shares for all of the Funds (the Maximum Participation) and for participation of the minimum number of Funds in the Consolidation, comprised of Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two, L.P. (the Minimum Participation);

     - the allocation of American Spectrum shares among the Limited and General Partners of the Funds;

     - the fairness of the amounts or allocation of Consolidation costs or the amounts of Consolidation costs allocated to the Limited Partners;

     - alternatives to the Consolidation; or

     - any other matters with respect to any specific individual partner or class of partners.

     In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Funds or their assets. Stanger's opinion also does not compare the relative merits of the Consolidation with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Consolidation.

     Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the Consolidation or as to whether you should elect to receive the American Spectrum Share consideration or the Notes Option.

     6. Valuation of Alternatives. Based in part on the appraisal of each Fund's property portfolio prepared by Stanger, your managing general partner estimated the value of the Funds as going concerns and if liquidated. On the basis of these calculations, your managing general partner believes that the ultimate value of the American Spectrum Shares will exceed the going concern value and liquidation value of each Fund.

     7. Cash Available for Distribution Before and After the Acquisition. Your managing general partner believes the Consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum Shares.

     8. Comparative Valuation Analysis. In assessing the fairness of the Consolidation, your managing general partner relied on the appraisal prepared by Stanger in connection with its engagement described herein. Based on such information and other historical data of the Fund, your managing general partner prepared a comparative valuation analysis, which supported its determination that the Consolidation is in the best interest of the Limited Partners of your Fund.

     The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                RANGE OF SECONDARY MARKET
                                                                   PRICES PER $1, 000          EXCHANGE
                                  ESTIMATED LIQUIDATION VALUE     INVESTMENT (15 MONTHS        VALUE PER
 ESTIMATED GOING CONCERN VALUE             PER $1,000                ENDED MARCH 31,       $1,000 ORIGINAL
PER $1,000 ORIGINAL INVESTMENT        ORIGINAL INVESTMENT              2000)(1)(2)           INVESTMENT(3)
-------------------------------   ---------------------------   -------------------------   ---------------
       $436.00 - $516.00                    $620.00                 $100.00 - $240.00          $639.51

---------------
(1) Limited partnership interests in the Funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreements, Units may be transferred only with the written consent of your managing general partner. Sales transactions for the Units have been limited and sporadic. The Funds receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated. However, the managing general partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Funds. It is not known to what extent Unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Funds, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales.

(2) Does not include 58 units purchased by affiliates of the general partner in 1999 at a weighted average price of $61.03 per unit ($244.12 per $1,000 investment) and 269 units purchased by affiliates of the general partner in 2000 at a weighted average price $61.14 per unit ($124.56 per $1,000 investment).

(3) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be substantially below the Exchange Value. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds, (ii) American Spectrum's lack of an operating history, (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities, and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of the American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

     Your managing general partner believes that the comparative valuation analysis, when considered together with the anticipated effect of the Consolidation and with all the other differences between continued ownership of Units as compared with the receipt of American Spectrum Shares, supports its recommendation in favor of the Consolidation.

     9. Net Book Value of the Funds. Your managing general partner calculated the book value of each of the Funds under generally accepted accounting principles, or GAAP, as of March 31, 2000 per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the Funds. This figure was compared to the Exchange Value per $1,000 investment. The book value of the Fund was $261.55 per $1,000 original investment and the Exchange Value allocated to the Fund per $1,000 original investment was $639.51.

     We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the Fund, (ii) the value of the Units for purposes of comparing the expected benefits of the Consolidation to the potential alternatives considered by the General Partners or (iii) the analysis of the fairness of the Consolidation.

                         EXPENSES OF THE CONSOLIDATION

     If your Fund approves the Consolidation, the portion of the Consolidation expenses attributable to your Fund will be paid by your Fund, as detailed below. The number of American Spectrum Shares paid to your Fund would reflect a reduction for your Fund's expenses of the Consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum Shares payable to each of the Funds.

     If the Consolidation of your Fund is not approved, we will bear a percentage of all Consolidation expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Fund divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Fund. In such event, your Fund will bear the remaining Consolidation expenses.

     The following table sets forth the estimated Consolidation expenses of consolidating with your Fund:

                         PRE-CLOSING TRANSACTION COSTS

Legal Fees(1)...............................................  $
Appraisals and Valuation(2).................................
Fairness Opinions(3)........................................
Solicitation Fees(4)........................................
Printing and Mailing(5).....................................
Accounting Fees(6)..........................................
          Subtotal..........................................  $

                      CLOSING TRANSACTION COSTS
Title, Transfer Tax and Recording Fees(7)...................  $
Legal Closing Fees(8).......................................
          Subtotal..........................................  $
Total.......................................................  $152,182

---------------
 *  Estimated

(1) Aggregate legal fees to be incurred by all of the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of the value of the American Spectrum Share consideration payable to your Fund, based on the Exchange Value, to the total value of the American Spectrum Share consideration payable to all of the Funds, and the CGS Affiliates, including the CGS Management Company based on the Exchange Value.

(2) Aggregate appraisal and valuation fees to be incurred by all of the Funds in
    connection with the Consolidation were $          . Your Fund's pro rata
    portion of these fees was determined based on the number of properties in your Fund.

(3) The Funds received a fairness opinion from Stanger and the Funds incurred a
    fee of $          .

(4) Aggregate solicitation fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the number of Limited Partners in your Fund.

(5) Aggregate printing and mailing fees to be incurred by the Funds in
    connection with the Consolidation are estimated to be $          . Your
    Fund's pro rata portion of these fees was determined based on the number of Limited Partners in your Fund.

(6) Aggregate accounting fees to be incurred by the Funds in connection with the
    Consolidation are estimated to be $          . Your Fund's pro rata portion
    of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Funds in connection with the Consolidation are estimated to be
    $          . Your Fund's pro rata portion of these fees was determined based on the ratio of the value of Fund's portfolio value to the total real estate portfolio values of the Funds and the CGS Affiliates, based on appraisal prepared by Stanger.

(8) Aggregate legal closing fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

     The solicitation fees related to the Consolidation will be allocated among the Funds and American Spectrum depending upon whether the Consolidation is consummated. For purposes of the Consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

     If American Spectrum acquires all of the Funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the Funds, all of the solicitation fees will be payable by American Spectrum or the Funds that are acquired in proportion to their respective Exchange Values. If none of the Funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

     The following table sets forth the distributions paid per Unit in the periods indicated below. The original cost per Unit was $250.00.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        ------
1995........................................................     0
1996........................................................     0
1997........................................................     0
1998........................................................     0
1999........................................................     0
Three months ended March 31, 2000...........................    $0
                                                                ==

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

     Your managing general partner received total distributions and compensation (which includes distributions and monies paid to it as reimbursements for expenses) in respect of its capacity as general partner of your partnership as described in the following table:


                                                              DISTRIBUTION AND
YEAR OR PERIOD                                                  COMPENSATION
--------------                                                ----------------
1997........................................................      $69,720
1998........................................................      $77,844
1999........................................................      $89,275
Three Months Ended March 31, 2000...........................      $21,263
                                                                  -------



     In addition, a majority-owned subsidiary of CGS manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:


YEAR OR PERIOD                                                  FEES
--------------                                                --------
1997........................................................  $ 77,806
1998........................................................  $146,934
1999........................................................  $ 69,072
Three Months Ended March 31, 2000...........................  $ 18,957
                                                              --------

     Your managing general partner and its affiliates will receive distributions and compensation from American Spectrum relating to the Fund including dividends on American Spectrum shares issuable in respect of the CGS Management Company (allocated in proportion to Exchange Value) and salaries and other compensation payable to affiliates of CGS who serve as officers of American Spectrum (allocated in proportion to Exchange Value) equal to $85,767 for the year ended December 31, 1999 on a pro forma basis. American Spectrum will operate as an internally managed REIT. As part of the Consolidation, American Spectrum will bear costs of managing the combined portfolio. Prior to the Consolidation, a portion of these expenses were borne by the managing general partners and their affiliates and paid out of the fees received from the Fund.

                                 REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

     Section 5.2 of your Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding Units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the Fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your Fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the Fund. Because the Consolidation of your Fund may be deemed to be a sale of "all or substantially all" of the assets of the Fund within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding Units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

     If the Limited Partners of your Fund representing greater than 50% of the outstanding Units do not vote "For" the Consolidation, the Consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your Fund as a going concern and to eventually dispose of your Fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

     Through the Prospectus/Consent Solicitation Statement accompanying this Supplement, we are asking you, the Limited Partners of the Fund, to vote on whether to approve the Consolidation. As discussed above, Limited Partners holding in excess of 50% of the outstanding Units in the Fund must vote "For" the Consolidation on the enclosed consent form in order for the Fund to be included in the Consolidation. For the reasons set forth in the accompanying Prospectus/Consent Solicitation Statement, your managing general partner believes that the terms of the Consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the Consolidation. Before deciding how to vote on the Consolidation, you should read this Supplement, the Prospectus/Consent Solicitation Statement and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

     An amendment to the partnership agreement of the Fund is necessary in connection with the consummation of the Consolidation. The amendment is attached to this Supplement as Appendix C.

     The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the Limited Partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the Consolidation.

     Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of Limited Partners holding the majority of the outstanding Units is required to amend the partnership agreement. In addition to voting for the Consolidation, Limited Partners must vote "For" the amendment to allow the consummation of the Consolidation.

                               VOTING PROCEDURES

     The Prospectus/Consent Solicitation Statement, this Supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Consolidation of your Fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

     In order for your Fund to be consolidated into American Spectrum, the Limited Partners holding greater than 50% of the outstanding Units of your Fund must approve the Consolidation and the amendments to the partnership agreement. Your Fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the Prospectus/Consent Solicitation
Statement. A copy of the Agreement and Plan of Merger dated             , 2000,
by and between American Spectrum and your Fund is attached hereto as Appendix B. We encourage you to read it.

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which Limited Partners may vote "For" or "Against" the Consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to
you (on or about             , 2000), and will continue until the later of (a)
            , 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your Fund's partnership agreement. Under no circumstances will the Solicitation Period be extended
beyond                            , 2000. Any consent form received by
[               ], which was hired by us to tabulate your votes, prior to
[       ] [p.m.] [Eastern] time on the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the Consolidation and you will receive American Spectrum Shares if your Fund approves the Consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. You may withdraw or revoke your consent form at any time in writing before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund.

     A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's Acquisition of your Fund and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

     Part B of the consent form is a power of attorney, which must be signed
separately. The power of attorney appoints                and                as
your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without requiring your signatures on multiple documents.

                             CONFLICTS OF INTEREST

AFFILIATED MANAGING GENERAL PARTNER

     Your managing general partner has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners of your Fund without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Funds). Your managing general partner is an affiliate of American Spectrum. While your managing general partner has sought faithfully to discharge its obligations to your Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Funds. In addition, officers and directors of the General Partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS OF THE CONSOLIDATION TO YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES

     As a result of the Consolidation (assuming all of the Funds are acquired), your managing general partner and its affiliates, including CGS, expect to receive certain benefits. These benefits include:

     - If the Consolidation is consummated, affiliates of your managing general partner are expected to receive approximately 2,628,655 American Spectrum Shares and units in the Operating Partnership in exchange for the contribution of the CGS Affiliates, including the Affiliates' Properties and the CGS Management Company. The managing general partner will not receive any American Spectrum Shares in respect of its interest in the Fund. Affiliates of the managing general partner will receive 201,341 American Spectrum Shares in respect of the CGS Management Company, a portion of which are based on revenues from management of the Fund.

     - Certain of the officers and directors of your managing general partner will also serve as officers and directors of American Spectrum with William J. Carden serving as Chief Executive Officer of American Spectrum, Harry A. Mizrahi, Paul E. Perkins and Thomas N. Thurber serving as Senior Vice Presidents and Patricia A. Nooney serving as Vice President. Furthermore, they will be entitled to receive performance-based incentives, including stock options under American Spectrum's 2000 Performance Incentive Plan or any other such plan approved by its stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the Fund if the Consolidation does not occur.

     - The CGS Affiliates include entities which are obligated to make payments to one or more of the Funds. These payments include approximately $6,956,000 payable by one of the CGS Affiliates to Sierra Pacific Development Fund Ltd. II, L.P. and guaranteed by John Galardi, a principal shareholder of American Spectrum. In addition, the CGS Affiliates have $2.35 million of debt other than mortgage debt. A substantial portion of this debt is guaranteed by Messrs. Carden and Galardi. If the Consolidation is consummated, the CGS Affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum Shares allocated to the CGS Affiliates.

     - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. As a result of the Consolidation, the likelihood that they will be required to make payments on the guarantees could be reduced.

     - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Tax matters are very complicated, and the tax consequences of the Consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

     If your Fund is acquired by American Spectrum you will receive American Spectrum Shares unless you elect the Notes Option, in which case you will receive Notes.

     If your Fund is acquired by American Spectrum and you receive American Spectrum Shares, your ownership of American Spectrum Shares will affect the character and amount of income reportable by you in the future. Because each of the Funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

     In contrast to your treatment as a Limited Partner, if your Fund is acquired by American Spectrum and you receive American Spectrum Shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the Consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the Fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the Fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the Fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

     Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your Fund is acquired by American Spectrum, your Fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position consistent with Proposed Treasury Regulation Section 1.708-1 (F.R. January 11,
2000) that the merger of American Spectrum and your Fund will be treated as a transfer of assets of your Fund to American Spectrum in exchange for Shares and a subsequent distribution in liquidation of such Shares. Consistent with such regulation, for those Limited Partners who elect the Notes Option, the transaction will be viewed as a sale of their interest in your Fund to American Spectrum.

     Tax Consequences to Limited Partners Who Receive Shares. The Fund intends to report the Consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (ii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to PR that, following the

Consolidation, the partners of the Funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your Funds will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. PR is not opining as to whether gain will be recognized by your or any other Fund in the Consolidation.

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences to Limited Partners Who Receive Notes. If your Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).

     If you receive American Spectrum Shares in the distribution your Fund should not recognize gain. See "Tax Consequences to Limited Partners who Receive Shares."

     Immediately before the distribution of Shares by your Fund to you, the basis of the Shares in the hands of your Fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your Fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of Shares by your Fund to you, your basis in the American Spectrum Shares will equal the adjusted basis of your partnership interest in your Fund.

     If you elect the Notes Option, you will have gain at the time of your sale of your interests in your Fund. However, you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your Units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your Fund, plus any gain recognized in the distribution.

     Tax Consequences to Tax Exempt Investors. Because the assets of your Fund are held for investment and not for resale, the Consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Consolidation. In addition, the Consolidation may result in the recognition by tax-exempt partners (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.

     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.

     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.



                             FINANCIAL INFORMATION

     Selected historical financial information for your Fund, audited financial statements for your Fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement. In addition, pro forma financial information for American Spectrum is set forth on page F- of the Consent Solicitation Statement.

     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                         AMERICAN SPECTRUM REALTY, INC.

                             PROSPECTUS SUPPLEMENT

                                       TO

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                          DATED                , 2000

                                      FOR

                      SIERRA PACIFIC PENSION INVESTORS '84

     This Supplement is being furnished to you, as a Limited Partner of Sierra Pacific Pension Investors '84 which we refer to as the Fund, for the purpose of enabling you to evaluate the proposed consolidation of your Fund into American Spectrum Realty, Inc., a Maryland corporation, which is a real estate investment trust. This Supplement is designed to summarize only the risks, effects, fairness and other considerations of the Acquisition that are unique to you and the other limited partners of your Fund (collectively, the "Limited Partners"). This Supplement does not purport to provide an overall summary of the Acquisition and should be read in conjunction with the accompanying Prospectus/ Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other Funds and assets being consolidated with American Spectrum. Accordingly, the discussions in this Supplement are qualified by the more expanded treatment of these matters appearing in the Prospectus/Consent Solicitation Statement. Unless otherwise indicated, the terms "we," "us," "our," "ourselves" and "American Spectrum" when used herein refer to American Spectrum Realty, Inc. and our subsidiaries, including American Spectrum Operating Partnership, L.P., which we refer to herein as the Operating Partnership. The Operating Partnership is a limited partnership through which American Spectrum conducts its business. S-P Properties, Inc. is the managing general partner of your Fund.

     Pursuant to the Prospectus/Consent Solicitation Statement and this Supplement, your managing general partner is asking you to approve the consolidation of your Fund into American Spectrum.

     In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your Fund. To approve the Consolidation, you must vote "For" these amendments.

     The Fund, is one of eight limited partnerships, which we refer to collectively as the Funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the Consolidation. Supplements have also been prepared for each of the other Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

     There are material risks and potential disadvantages associated with the Consolidation that you should consider in determining whether to vote "For" or "Against" the Consolidation. These material risks include:

     - We determined the number of American Spectrum Shares to be allocated per unit of limited partnership interest of the Fund (collectively, the "Units") without any arm's-length negotiations. Accordingly, the number and exchange value of American Spectrum Shares allocated per Unit may not reflect the fair market value of your Units.

     - We are uncertain as to the value at which American Spectrum Shares will
       trade following listing on the                . The American Spectrum
       Shares could trade at a price below the $15 exchange value that was assigned by American Spectrum for purposes of the Consolidation.

     - Your managing general partner is a subsidiary of ours and therefore has substantial conflicts of interest with respect to the Consolidation. Your managing general partner's affiliates will receive 2,628,655 American Spectrum Shares and units of limited partnership interest in the Operating Partnership in exchange for properties and assets transferred to American Spectrum as part of the Consolidation.

     - Limited Partners may incur taxes in connection with the Consolidation.

     - The Consolidation involves a fundamental change in your investment.

     - Unlike your Fund, American Spectrum's policy is to reinvest proceeds from the sale of its properties or refinancing of its indebtedness.

     - American Spectrum may change its investment, acquisition or financing policies without a vote of its securityholders.

     - Unlike your Fund which owns offices and office/warehouse properties located in a Arizona and California, American Spectrum will own a large portfolio of properties of various types. These properties include office, office/ warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas. While this diversification of assets may reduce certain risks of investment attributable to a single type of property or location, it also may subject an investment in American Spectrum to additional risks.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
OVERVIEW....................................................     S-3
RISK FACTORS................................................     S-5
AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........    S-13
ALLOCATION OF AMERICAN SPECTRUM SHARES......................    S-14
FAIRNESS OF THE CONSOLIDATION...............................    S-15
EXPENSES OF THE CONSOLIDATION...............................    S-20
REQUIRED VOTE...............................................    S-23
VOTING PROCEDURES...........................................    S-23
CONFLICTS OF INTEREST.......................................    S-25
FEDERAL INCOME TAX CONSIDERATIONS...........................    S-26
FINANCIAL INFORMATION.......................................    S-28

                                    OVERVIEW

This Overview highlights some of the information in this Supplement and the accompanying Prospectus/ Consent Solicitation Statement and may not address all of the information regarding the Consolidation that is important to you. To understand the terms and risks of the Consolidation, you should carefully read this Supplement and the Prospectus/Consent Solicitation Statement in their entirety.

WHAT IS AMERICAN SPECTRUM?

     We are a full-service real estate company, originally formed in 1989 as a Texas corporation under the name CGS Real Estate Company, Inc. (together with
its affiliates, "CGS"). In             , 2000, we merged with a newly organized
Maryland corporation and assumed the name American Spectrum Realty, Inc. Through the Consolidation, we intend to combine the properties of the Funds and properties owned by CGS and its Affiliates (the "Affiliates' Properties"). We intend to qualify as a real estate investment trust and to elect to be treated as a real estate investment trust (a REIT) beginning in 2002. The primary business of American Spectrum will be the ownership of office, office/warehouse, apartment and shopping center properties. In addition, we plan to expand our business by acquiring additional properties, primarily in the western and midwestern markets. Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of real property comprised of 35 properties (the "Properties") in nine states. The Properties consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers, and one parcel of development land. If American Spectrum acquires all of the Funds, the properties held by affiliates of CGS and the portion of CGS's property management business which manages the properties of affiliated entities (the "CGS Management Company") in the Consolidation, American Spectrum expects to have total assets having an appraised value of approximately $283 million at the time the Consolidation is consummated. This includes approximately $177,000,000 of real estate assets that will be contributed by the CGS Affiliates. We refer to CGS and its affiliates as the CGS Affiliates and we refer to the properties owned by CGS or to be acquired by merger from the CGS Affiliates as the "Affiliates' Properties".

     American Spectrum's principal executive offices are located at 1800 East Deere Avenue, Santa Ana, California 92705. Our telephone number is (949) 585-7600.

WHY ARE WE PROPOSING THE CONSOLIDATION?

     We and your General Partners believe that the Consolidation is the best way for Limited Partners to achieve liquidity and maximize the value of their investment in the Funds. The American Spectrum Shares will be listed for trading
on                . There is no active trading market for the limited
partnership Units in the Funds. In addition, Limited Partners will participate in future growth of American Spectrum.

HOW MANY AMERICAN SPECTRUM SHARES WILL I RECEIVE IF MY FUND IS ACQUIRED BY AMERICAN SPECTRUM?

     Your Fund will be allocated an aggregate of 1,212,465 American Spectrum Shares if it is consolidated into American Spectrum in the Consolidation. You will receive your proportion of such shares in accordance with the terms of your Fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum Share.

WHAT IS THE VALUE OF AN AMERICAN SPECTRUM SHARE?

     We do not know the fair value of an American Spectrum Share. American Spectrum has assigned a value of $15 per share. This is an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares. We determined the number of American Shares allocated to each Fund by dividing the Exchange Value for each Fund by $15. We determined the Exchange Value based in part on appraisals by Robert A. Stanger & Co., Inc., an independent financial advisor ("Stanger"). After careful consideration, American Spectrum concluded that the Exchange Value would be used to allocate the American Spectrum Share consideration between the eight Funds and the CGS Affiliates, including the CGS Management Company. However, the Exchange Value does not necessarily represent the fair value of an American Spectrum Share. Furthermore, since the American
Spectrum Shares are not listed on the                at this time, we are not
certain of the value at which an American Spectrum Share may trade. Once listed, it is possible that the American Spectrum Shares will trade at prices below the Exchange Value.

WHAT IS THE REQUIRED VOTE NECESSARY TO APPROVE THE CONSOLIDATION OF MY FUND?

     Pursuant to the terms of your Fund's partnership agreement, the Consolidation of your Fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding Units. This approval by your Fund's Limited Partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the Managing General Partner own 18,138 Units or 23.55% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

DID YOU RECEIVE A FAIRNESS OPINION IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. Stanger, an independent financial advisor, rendered an opinion that the allocation of American Spectrum Shares (i) between the Funds, as a group, and CGS and its affiliates (the "CGS Affiliates"), including the CGS Management Company and (ii) among the Funds, is fair to the Limited Partners of your Fund from a financial point of view.

DID YOU RECEIVE AN APPRAISAL IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. To assist us in our determination of the number of American Spectrum Shares to be issued to each Fund and in your managing general partner's evaluation of the Consolidation, your managing general partner engaged Stanger to appraise the portfolio of properties owned by your Fund, the other Funds and the Affiliates' Properties portfolio.

WILL I RECEIVE FUTURE DISTRIBUTIONS WITH RESPECT TO THE AMERICAN SPECTRUM SHARES I RECEIVE IN THE CONSOLIDATION?

     Yes. American Spectrum expects to make quarterly distributions to its stockholders. American Spectrum expects to elect to qualify as a REIT beginning in 2002. If American Spectrum makes the REIT election, it must always distribute at least 90% of its taxable income to its stockholders on an annual basis in order to maintain its status as a REIT. American Spectrum is not required to make the REIT election. However, American Spectrum intends to make quarterly distributions whether or not it makes the REIT election.

     As an American Spectrum stockholder, you will also have the ability to participate in any appreciation in value of American Spectrum Shares. American
Spectrum Shares will be listed for trading on the                . Going
forward, we believe that, unlike your Fund, American Spectrum's assets will grow, resulting in an increase of its earnings and its funds from operations. As
a result, the price of American Spectrum Shares on the                may
increase due to such growth. However, we cannot assure you that any growth will be achieved.

DOES THE MANAGING GENERAL PARTNER OF MY FUND RECOMMEND THAT I VOTE "FOR" THE PROPOSED TRANSACTION?

     Yes. Your managing general partner has recommended that you vote "For" the Consolidation. Your managing general partner believes that the Consolidation is the best means to maximize the value of your investment in your Fund. It believes that the Consolidation is better than the alternatives of liquidating your Fund's portfolio or continuing unchanged the investment in your Fund. You should note that your managing general partner is an affiliate of CGS and American Spectrum.

WHY ARE AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT BEING PROPOSED?

     Your Fund's partnership agreement prohibits transfers of assets to related parties. The amendment will permit the Fund to merge with American Spectrum and participate in the Consolidation. The amendments must be approved by greater than 50% of the outstanding Units. To vote "For" the Consolidation, you must also vote "For" the amendment.

HOW DO I VOTE?

     Simply indicate on the enclosed consent form, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible so that your Units may be voted "For" or "Against" the consolidation of your Fund with American Spectrum. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Consolidation and the amendments to the Partnership Agreement. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the Consolidation and the amendments.

IN THE EVENT THAT MY FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM, MAY I CHOOSE TO RECEIVE SOMETHING OTHER THAN AMERICAN SPECTRUM SHARES?

     Yes, subject to the limitations described in the accompanying Prospectus/Consent Solicitation Statement. If you vote "Against" the Consolidation, but your Fund is nevertheless acquired by American Spectrum, you
may elect to receive notes due                ,           , which we refer to as
the "Notes." The value of the Notes will be based on the estimated liquidation value of your Fund. The liquidation value will be lower than the aggregate exchange value of the American Spectrum Shares offered to your Fund in the
Consolidation. The Notes will bear interest at a fixed rate equal to      %. The
interest rate was determined based on 120% of the applicable federal rate on
               , 2000. Please note that you may only receive the Notes if you vote "Against" the Consolidation and you elect to receive the Notes on your consent form. You will receive American Spectrum Shares if your Fund elects to be acquired in the Consolidation and you vote "For" the Consolidation, or you vote "Against" the Consolidation and do not affirmatively select the Notes on your consent form. The Notes will not be listed on any exchange or automated quotation system, and a market for the Notes is not likely to develop.

WHAT ARE THE TAX CONSEQUENCES OF THE CONSOLIDATION TO ME?


The Consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive Shares or Notes. If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge the treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash. If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes.



     We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

                                  RISK FACTORS

     As a result of the Consolidation of your Fund with American Spectrum, you will assume the risks associated with the assets of American Spectrum, with the CGS Affiliates and the other Funds consolidated with by American Spectrum. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

     The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Consolidation that are applicable to your Fund. You should carefully consider the following risks when reviewing the potential benefits of American Spectrum's offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in American Spectrum
Shares discussed on page   of our accompanying Prospectus/Consent Solicitation
Statement.

INVESTMENT RISKS

The trading price of American Spectrum Shares following listing on the is uncertain. The American Spectrum Shares could trade at a lower price than anticipated.

     There is currently no market for the American Spectrum Shares, and it is possible that the American Spectrum Shares will trade at prices below the Exchange Value or the per share book value of American Spectrum. The investment of any limited partners of the Funds who become American Spectrum stockholders will change into freely tradable American Spectrum Shares. Consequently, some of these stockholders may choose to sell their American Spectrum Shares upon listing at a time when demand for American Spectrum Shares may be relatively low. The market price of the American Spectrum Shares may be volatile after the Consolidation, and the American Spectrum Shares could trade at prices less than the Exchange Value. This could result from increased selling activity following the issuance of the American Spectrum Shares, the interest level of investors in purchasing the American Spectrum Shares after the Consolidation and the amount of distributions to be paid by American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could adversely affect the market price of the American Spectrum Shares.

American Spectrum will have more indebtedness and will have a lower capitalization than many REIT's. This could affect the market price of the American Spectrum Shares.

     American Spectrum will have a higher ratio of indebtedness to assets than many REIT's. This ratio is frequently referred to as leverage. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.

     The American Spectrum Predecessor incurred losses for 1997, 1998 and 1999 and the three months ending March 31, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first three months of 2000. We believe that the losses resulted primarily from our investing in turnaround properties. We expected that we would initially spend more on these properties than the rental income. We expect that the rent from these properties will increase and that they will increase in value. However, we cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us. In addition, although American Spectrum had pro forma losses during 1999 and the first three months of 2000, it had positive pro forma cash flow. The losses resulted from non-cash expenses, such as depreciation.

American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

     American Spectrum will own interests in the CGS Affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. These entities will merge into American Spectrum. In addition, American Spectrum engages in these businesses. As a result, American Spectrum is responsible for liabilities arising out of the prior operations of these entities. The liabilities may include unknown contingent liabilities. These liabilities could exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

The Consolidation will result in a fundamental change in the nature of your investment.

     The Consolidation of your Fund involves a fundamental change in the nature of your investment. Your investment currently consists of an interest in your Fund, which has a fixed portfolio of office and office/ warehouse properties located in California and Arizona. You participate in the profits from the rental of your Fund's properties. After the Consolidation, you will hold common stock of American Spectrum, an operating company, that will own 35 Properties of various types and locations, assuming all the Funds are included in the Consolidation. American Spectrum also expects to make additional investments. Your investment will also change from being an interest in a static finite-life entity to an investment in a growing operating company which will have a perpetual term. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as American Spectrum anticipated. Upon consummation of the Consolidation, we will have greater leverage than your Funds. In addition, in order to make future acquisitions of properties, we intend to incur substantial indebtedness that we may be unable to repay. Also, certain properties acquired in the Consolidation by American Spectrum may not be as profitable as others. While diversification of assets may reduce certain risks of investment attributable to a single property type or location, it also may subject an investment in American Spectrum to additional risks. In addition, there can be no assurance as to the value or performance of American Spectrum's securities and portfolio of properties as compared to the value of your Units and your Fund's properties.

     Also, your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Fund's assets to an investment in an entity in which you may realize the value of your investment only through dividends from American Spectrum and the sale of your American Spectrum Shares, not from liquidation proceeds from the sale of properties. Continuation of your Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Fund's properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your American Spectrum Shares or from the payments on any Notes you may elect to receive.

Market Prices for American Spectrum's Shares May Fluctuate.

     The market prices for the American Spectrum Shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum. REIT stocks have underperformed the broaden equity market over the last few years and the market conditions for REIT stocks could affect the market prices for the American Spectrum Shares.

Your distributions may decrease.

     In the year the period ended December 31, 1997 your Fund distributed $2.60 per $1000 investment. Your Fund made no distributions in 1998 and 1999. While no distributions were made during 1998 or 1999, your Fund had cash flow during the period. The managing general partner determined to retain this cash for future requirements. We believe that distributions by American Spectrum will be higher than distributions you received from your Fund. We cannot be sure that American Spectrum will be able to maintain this level of distributions in the future.

There have been No Arm's-Length Negotiation.

     American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your Units or a liquidation of your Fund's assets.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more favorable to you and the other Limited Partners.

     The managing general partner of your Fund did not retain an independent representative to act on your behalf, or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration which you will receive, of the Consolidation. If your Fund had retained an independent representative, either collectively or on an individual basis, it would have resulted in significantly higher fees and expenses of Consolidation. Your Fund did not give its Limited Partners the power to negotiate the terms and conditions of the Consolidation or to determine what procedures to use to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the Consolidation of your Fund with American Spectrum. We engaged legal counsel to assist with the preparation of the documentation for the Consolidation, including the consent solicitation and this Supplement, and such legal counsel did not serve, or purport to serve, as legal counsel for the Fund or the Limited Partners. If your managing general partner had retained an independent representative for the Fund, it could have resulted in different terms of Consolidation which may have benefitted the Limited Partners.

A majority vote of Limited Partners of Your Fund binds all Limited Partners.

     American Spectrum will acquire your Fund if the Limited Partners of your Fund who hold a majority in interest of the outstanding Units vote in favor of the Consolidation. Such approval will bind all of the Limited Partners in your Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Consolidation. Affiliates of the managing general partner own 18,138 Units or 23.55% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

Partners have no cash appraisal rights.

     You do not have the right to elect to receive a cash payment equal to the value of your interest in the Fund if your Fund approves the Consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your Fund, Notes. We based the amount of Notes you receive upon the estimated proceeds you would receive, in an orderly liquidation of your Fund, in accordance with the terms of your Fund's partnership agreement. We determined the liquidation value based, in part, upon an appraisal of your Fund's real estate portfolio by Stanger. As a holder of Notes, you are likely to receive the full face amount of the Notes only if you hold the Notes to maturity. The Notes will mature approximately eight years after the Consolidation. You may receive payments earlier only if American Spectrum chooses to repay the Notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the Notes in accordance with their terms following property sales or refinancings.

An increase in interest rates could adversely affect the price of American Spectrum Shares.

     It is likely that the public valuation of American Spectrum Shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the property portfolios themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum Shares, assuming there is an active trading market in the American Spectrum Shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum Share will decrease because potential investors may not wish to invest in American Spectrum Shares that would yield less than the market rates on interest-bearing securities, such as bonds.

American Spectrum's officers and directors have more limited liability than do your Fund's general partners.

     As a stockholder of American Spectrum, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the General Partners of your Fund. The Amended and Restated Articles of Incorporation (the Articles of Incorporation) and Bylaws of American Spectrum provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the Articles of Incorporation and Amended and Restated Bylaws, American Spectrum is obligated to indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. This indemnification could limit the legal remedies available to American Spectrum, to you and to other stockholders of American Spectrum after the Consolidation against any officers or directors of American Spectrum.

The fiduciary duties owed to you as Limited Partners by the general partners of your Fund may be greater than the fiduciary duties of directors of American Spectrum to you once you become an American Spectrum stockholder.

     The general partners of the Funds are accountable as fiduciaries to the Funds, owe each of the Funds and its limited partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Funds' affairs. American Spectrum will be managed by a Board of Directors whose members have a duty to perform their job in good faith, in a manner that they reasonably believe to be in the best interests of American Spectrum and with the care of an ordinary prudent person in a like position. Generally, directors of American Spectrum who act in such a manner will not be liable to American Spectrum for monetary damages arising from their activities. Some courts have suggested that the duties of a general partner to the limited partners in a limited partnership are greater than the fiduciary duties owed by a director of a corporation to a stockholder. If this is the case, it is possible that the standard of care to which the directors of American Spectrum are held will be lower than the standard of care to which they have been held as the general partners of the Fund.

The managing general partner of your Fund will receive benefits from the Consolidation and will have material conflicts of interest.

     The general partners of your Fund have material conflicts of interest with regard to the Consolidation of your Fund. Nooney Income Investments Two, Inc., the managing general partner, is an entity whose sole stockholder is an affiliate of CGS and American Spectrum. If your Fund is consolidated, affiliates of your managing general partner will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates, including CGS Management Company. These benefits may exceed the benefits that they would derive if the Consolidation did not take place. Also, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates.

Stanger's Fairness Opinion Relied on Information We Provided; Fairness Opinion Will Not Be Updated.

     Stanger's opinion as to the fairness to the Funds of the allocation of American Spectrum Shares, from a financial point of view, relies on information prepared by the managing general partners of the Funds and the CGS Affiliates, including the CGS Management Company. CGS controls the managing general partners and the CGS Affiliates, including the CGS Management Company. In addition, because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

Litigation Associated with the Consolidation.

     There is a risk that third parties will assert claims that the General Partners of the Fund breached their fiduciary duties to their Limited Partners or that the Consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the Funds has initiated any lawsuit on such grounds.

REAL ESTATE/BUSINESS RISKS

American Spectrum's increased leverage increases our risk of default which could, in turn, adversely affect our results of operations and our ability to make distributions.

     In addition to the issuance of American Spectrum Shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on its properties on a longer-term basis. At the time of the consummation of the Consolidation, as a general policy, American Spectrum's Board of Directors allow American Spectrum to borrow funds only when the ratio of debt-to-total assets of American Spectrum is 70% or less. American Spectrum's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that American Spectrum may incur in the future. Accordingly, subject to the terms of the Note, American Spectrum's Board of Directors could modify the current policy at any time after the Consolidation. If this policy were changed, American Spectrum could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders. Unlike American Spectrum, your Fund's ratio of debt-to-total assets is 13% and your Fund does not plan to borrow to fund new acquisitions.

American Spectrum's ability to incur additional secured debt may reduce the value of the Notes held by former Limited Partners of the Fund.

     American Spectrum may increase its level of secured debt. Payments on any Notes issued by American Spectrum in connection with the Consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the Notes in the event that American Spectrum defaulted under its obligations.

Real property investments entail risk.

     Like your investment in the Funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

     Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. This presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

     The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the Consolidation.

American Spectrum's plan to grow through the Consolidation and development of new properties could be adversely affected by trends in the real estate and financing businesses.

     American Spectrum's growth strategy is substantially based on the Consolidation and development of additional properties. We cannot assure you that our acquisition and development strategies will be successful, in part because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which we have not invested before, we will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks.

The inability of tenants to make lease payments could have an adverse effect on American Spectrum.

     American Spectrum's business depends on its tenants' ability to pay their obligations to American Spectrum with respect to American Spectrum's real estate leases. The ability of tenants to pay their obligations to American Spectrum in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a tenant, may adversely affect the economic viability of the tenant's business, including but not limited to:

     - national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by American Spectrum's tenants;

     - changes or weaknesses in specific industry segments;

     - the ability to obtain and retain capable management; and

     - increases in operating expenses.

TAX RISKS

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

     American Spectrum's management believes that it will operate in a manner that will enable American Spectrum to meet the requirements for qualification as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2002. Generally, for taxable years beginning after December 31, 2000, a REIT is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 90% of its taxable income to its stockholders annually. In addition, a REIT must meet certain asset tests at the end of each calendar quarter. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP (or, PR), that it will meet the requirements for qualification as a REIT. PR's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, PR's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

     However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax
Considerations -- Taxation of American Spectrum" beginning on page   .

     In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT. Until American Spectrum elects the REIT status it will be subject to Federal income tax at regular corporate rates. In addition, it may be subject to the federal alternative minimum tax and various state income taxes.

     If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

     American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

Transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transferor.

     The Fund intends to report the Consolidation on the basis that it will not result in gain or loss to any Limited Partner who elects to receive Shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

Limitations on Share Ownership

     In order to protect its REIT status, American Spectrum's Amended and Restated Articles of Incorporation limits the ownership by any single stockholder of any class of American Spectrum capital stock, including American Spectrum Shares, to 5% of the outstanding shares of such class. This limitation does not apply to existing holders of more than 5% of American Spectrum's outstanding Common Stock. The Amended and Restated Articles also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. For example, American Spectrum would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of the American Spectrum Shares. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum Shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum Shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

     For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

     American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

     The proposed number of American Spectrum Shares to be allocated to your Fund was determined by American Spectrum in accordance with its own valuation methodologies regarding each of the Funds. The managing general partner of your Fund determined the fairness of the value of the American Spectrum Shares to be allocated to the Fund based in part on the appraisal by Stanger of the value of the property portfolio held by your Fund. In addition, your Fund and CGS engaged Stanger to provide your Fund with an opinion that the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company and (ii) among the Funds, is fair from a financial point of view to the limited partners of the Fund.

     The following table sets forth the consideration, based on the Exchange Value, to be allocated to your Fund in the Consolidation. The American Spectrum Shares allocated to your Fund will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This data assumes that none of the Limited Partners of your Fund have elected to receive Notes. You should note that the American Spectrum Shares may trade at prices below the Exchange Value
upon listing on the                .

                                                        EXCHANGE VALUE OF AMERICAN
       NUMBER OF           EXCHANGE VALUE OF AMERICAN       SPECTRUM SHARES PER
AMERICAN SPECTRUM SHARES     SPECTRUM SHARES (AFTER       $1,000 ORIGINAL LIMITED
   ALLOCATED TO FUND         ACQUISITION EXPENSE)(1)       PARTNER INVESTMENT(1)
------------------------   --------------------------   ---------------------------
       1,212,465                  $18,186,978                     $944.78

---------------
(1) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the           , the actual
    values at which the American Spectrum Shares will trade on the           may
    be significantly below the Exchange Value.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum Shares issued in the Consolidation will be allocated as follows:

     - American Spectrum Shares will be allocated between the Funds as a group and the CGS Affiliates (including, the CGS Management Company), and among the Funds, based upon the estimated net asset value, computed as described in the accompanying Prospectus/Consent Solicitation Statement (the "Exchange Value") of each of the Funds, the CGS Affiliates and the CGS Management Company relative to the aggregate estimated Exchange Value of all of the Funds and the CGS Affiliates, including the CGS Management Company. Your managing general partner believes that the Exchange Values of the Funds, the CGS Affiliates and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among all the Funds.

     The following tables summarize the allocation of American Spectrum Shares. For a detailed explanation of the manner in which the allocations are made, see
"Allocation of Shares" on page   of the Prospectus/ Consent Solicitation
Statement.

                                   ALLOCATION

                  ALLOCATION OF AMERICAN SPECTRUM SHARES AMONG

                     THE FUNDS, THE CGS AFFILIATES AND THE CGS MANAGEMENT COMPANY
------------------------------------------------------------------------------------------------------
                                                                                         PERCENTAGE
                                                                                          OF TOTAL
                                                            PERCENTAGE                    AMERICAN
                                                             OF TOTAL                     SPECTRUM
                                                             EXCHANGE       SHARE          SHARES
                                          EXCHANGE VALUE      VALUE       ALLOCATION      ISSUED(1)
                                          --------------    ----------    ----------   ---------------
Sierra Pacific Development Fund.........   $  5,874,720         5.32%        391,648         5.32%
Sierra Pacific Development Fund II......     12,590,013        11.39%        839,334        11.39%
Sierra Pacific Development Fund III.....        429,832         0.39%         28,655         0.39%
Sierra Pacific Institutional Properties
  V.....................................      4,920,557         4.45%        328,037         4.45%
Sierra Pacific Pension Investors '84....     18,186,978        16.46%      1,212,465        16.46%
Nooney Income Fund Ltd., L.P. ..........     10,250,749         9.27%        683,383         9.27%
Nooney Income Fund Ltd. II, L.P. .......     15,315,594        13.86%      1,021,040        13.86%
Nooney Real Property Investors-Two,
  L.P. .................................      8,181,768         7.40%        545,451         7.40%
CGS Affiliates(2).......................     31,748,046        28.73%      2,116,536        28.73%
CGS Management Company..................      3,020,122         2.73%        201,341         2.73%
          Totals........................   $110,518,379       100.00%      7,367,890       100.00%
                                           ============       ======      ==========       ======

---------------
(1) Includes OP Partnership Units.

(2) Includes the Affiliates' Properties, including property owned by CGS. Excludes the CGS Management Company.

     Under the terms of the Partnership Agreement, the General Partners would not be entitled to any of the American Spectrum Shares issuable of the Fund. Accordingly, all of the American Spectrum Shares issuable to the partners of the Fund is being allocated to the Limited Partners.

                         FAIRNESS OF THE CONSOLIDATION

GENERAL

     Your managing general partner believes the Consolidation to be fair to, and in the best interests of, the Fund and its Limited Partners. After careful evaluation, your managing general partner has concluded that the Consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other Limited Partners approve the Consolidation of your Fund and receive American Spectrum Shares in the Consolidation.

     Based upon its analysis of the Consolidation, your managing general partner believes that:

     - the terms of the Consolidation are fair to you and the other Limited Partners;

     - the American Spectrum Shares offered to the Limited Partners were allocated fairly and constitute fair consideration for their Units; and

     - after comparing the potential benefits and detriments of the Consolidation with those of several alternatives, the Consolidation is more economically attractive to you and the other Limited Partners than such alternatives.

     Your managing general partner's beliefs are based upon its analysis of the terms of the Consolidation, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Consolidation and certain alternatives to the Consolidation and a review of the financial condition and performance of American Spectrum and your Fund and the terms of critical agreements, such as the Fund's partnership agreement.

     Your managing general partner also believes that the Consolidation is procedurally fair for several reasons. First, the Consolidation requires the approval of Limited Partners holding greater than 50% of the outstanding Units of your Fund and is subject to certain closing conditions.

     Second, if your Fund is consolidated with American Spectrum all Limited Partners of your Fund who vote "Against" the Consolidation will be given the option of receiving American Spectrum Shares or Notes.

     Third, the general partners of the Funds believe that the Exchange Value of the Funds has been determined according to a process that is fair because the process involved appraisals of all of the Funds' property portfolios and the Affiliates' Properties by the same appraisal firm, Stanger, thereby maximizing consistency among the appraisal of the property portfolios.

     Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, that the American Spectrum Shares allocated to your Fund in the Consolidation is fair to the Limited Partners of the Fund from a financial point of view.

     Although your managing general partner believes the terms of the Consolidation are fair to you and the other Limited Partners, your managing general partner has conflicts of interest with respect to the Consolidation, including, among others, its realization of substantial economic benefits upon completion of the Consolidation. For a further discussion of the conflicts of interest and potential benefits of the Consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties"
on page   of the Prospectus/Consent Solicitation Statement.

POSITION OF THE MANAGING GENERAL PARTNER WITH RESPECT TO THE CONSOLIDATION

     The managing general partner of the Fund is an indirectly held subsidiary of CGS, and CGS controls American Spectrum. However, for all of the reasons discussed herein, your managing general partner believes that the Consolidation and the consideration offered is fair to you and the Limited Partners of your Fund. The general partners of the other Funds also believe that the similar offers to the limited partners of the other Funds are fair to such limited partners. Your Fund has retained Stanger to render an opinion as to the fairness to Limited Partners, from a financial point of view, of the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates including the CGS Management Company, and (ii) among the Funds. Stanger is not affiliated with any of the Funds, or the CGS Affiliates. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, your managing general partner provided much of the information used by Stanger in forming its fairness opinion. Your managing general partner believes the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision on whether to approve the Consolidation of your Fund based on a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

     The following is a discussion of the material factors underlying your managing general partner's belief that the terms of the Consolidation are fair as a whole to you and the other Limited Partners of your Fund and maximize the value of your investment.

     1. Consideration Allocated. Your managing general partner and its affiliates will be allocated the same form of consideration in the Consolidation as the Limited Partners with respect to their capital interest in the Fund or OP Units, which will provide the same economic rights as the American Spectrum Shares being issued to Limited Partners but will not be publicly traded until they are exchanged for American Spectrum Shares. Your managing general partner believes that the form and amount allocated to the Fund constitute fair value. The allocation of the American Spectrum Shares to Limited Partners is based on the same valuation methodology which was consistently applied to each of the Funds and the Affiliated Properties. The allocation of the American Spectrum Shares with respect to the CGS Management Company was based on a multiple of earnings which the General Partner believes is appropriate for valuing a service company. Therefore, your managing general partner believes that the Exchange Values adequately takes into account the relative values of each of the Funds and the CGS Affiliates including the CGS Management Company. In addition, your managing general partner compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

     2. Similarity of Funds. Your managing general partner does not believe that there are any material differences among the Funds that would affect the fairness of the Consolidation to you or the other Limited Partners in your Fund. Substantially all of the assets of the Funds are office, office/warehouse or shopping center properties and the Funds have substantially the same capital structures. In addition, the investment objectives of each of the Funds are substantially the same. These factors make it easier to fairly compare the value of the Funds relative to each other and to fairly allocate the American Spectrum Shares among the Funds and among the Limited Partners and the General Partners.

     The primary differences among the Funds are:

     - Date of Formation. The Funds were formed at different times. As a result, the Funds formed earlier have already sold some properties.

     - Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

     - Size and Diversity. Some of the Funds have purchased fewer properties and are less diverse with respect to the number of tenants and the geographic location and types of properties.

     - Types of Properties. Your Fund has purchased primarily office and office/warehouse properties. American Spectrum's properties also include apartment and shopping center properties.

     - Indebtedness. One of the Funds has no debt and the other Funds have varying degrees of leverage.


     3. Market Value. To the extent that there is trading in the Units, such trading takes place in an informal secondary market. The Units do not trade in any orderly, active market. The Exchange Value assigned to your Fund in connection with the Consolidation is greater than the range of trading prices of your Fund's units as reflected by the reported
secondary sales prices of the Units. See "Prices for Fund Units" on page   of
the Prospectus/Consent Solicitation Statement for the limited information available with respect to secondary market sales of the Units. A direct comparison of the current or historic prices of the American Spectrum Shares and the Units cannot be made because there is no current or historic market price information available with respect to the American Spectrum Shares, which will not be issued or traded prior to the Consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of
the Funds as described under "Determination of Exchange Values" on page   of the
Prospectus/Consent Solicitation Statement and is not based upon the current or historic market prices of the Units. Because there is no active trading market for the Units, the General Partners believe that historic sales prices of the Units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than two percent of all the outstanding Units in your Fund traded in the secondary market.

     4. Limited Partners' Choice of Investment -- Shares or Notes. Offering Limited Partners a choice to exchange their Units for American Spectrum Shares or Notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to Limited Partners through the alternatives to the Consolidation, but enhances the procedural fairness of the Consolidation by giving all Limited Partners the opportunity to elect American Spectrum Shares or Notes. Through this element of the Consolidation, the managing general partners are attempting to accommodate the possibly different investment objectives of the Limited Partners with the Notes providing relative security of principal, a certainty as to maturity date, and regular interest payments, and the American Spectrum Shares representing equity securities in American Spectrum, permitting the holders of the American Spectrum Shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each Limited Partner must make his own determination as to the form of consideration best suiting his personal situation, and such decision should be based upon a careful examination of the Limited Partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

     5. Independent Appraisal and Fairness Opinion. The belief of your managing general partner as to the fairness of the Consolidation as a whole and to the Limited Partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each Fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. Your managing general partner attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the Consolidation is fair to the Limited Partners. Your managing general partner does not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. Your managing general partner believes that the engagement of Stanger to provide the appraisal of each Fund's property portfolio and the Affiliates' Property portfolio and to provide the fairness opinion assisted it in the fulfillment of its fiduciary duties to the Funds and the Limited Partners, notwithstanding that Stanger received fees for its services.

     In rendering its opinion with respect to the fairness to the Funds, from a financial point of view, with respect to the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, Stanger did not address or render any opinion with respect to, any other aspect of the Consolidation, including:

     - the value or fairness of the Notes Option;

     - the prices at which the American Spectrum Shares may trade following the Consolidation or the trading value of the American Spectrum Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

     - the tax consequences of any aspect of the Consolidation;

     - the fairness of any terms of the Consolidation (other than the allocation of the American Spectrum Shares for all of the Funds (the Maximum Participation) and for participation of the minimum number of Funds in the Consolidation, comprised of Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two, L.P. (the Minimum Participation);

     - the allocation of American Spectrum shares among the Limited and General Partners of the Funds;

     - the fairness of the amounts or allocation of Consolidation costs or the amounts of Consolidation costs allocated to the Limited Partners;

     - alternatives to the Consolidation; or

     - any other matters with respect to any specific individual partner or class of partners.

     In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Funds or their assets. Stanger's opinion also does not compare the relative merits of the Consolidation with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Consolidation.

     Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the Consolidation or as to whether you should elect to receive the American Spectrum Share consideration or the Notes Option.

     6. Valuation of Alternatives. Based in part on the appraisal of each Fund's property portfolio prepared by Stanger, your managing general partner estimated the value of the Funds as going concerns and if liquidated. On the basis of these calculations, your managing general partner believes that the ultimate value of the American Spectrum Shares will exceed the going concern value and liquidation value of each Fund.

     7. Cash Available for Distribution Before and After the Acquisition. Your managing general partner believes the Consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum Shares.

     8. Comparative Valuation Analysis. In assessing the fairness of the Consolidation, your managing general partner relied on the appraisal prepared by Stanger in connection with its engagement described herein. Based on such information and other historical data of the Fund, your managing general partner prepared a comparative valuation analysis, which supported its determination that the Consolidation is in the best interest of the Limited Partners of your Fund.

     The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                              RANGE OF SECONDARY MARKET
                                                                 PRICES PER $1, 000          EXCHANGE
                                ESTIMATED LIQUIDATION VALUE     INVESTMENT (15 MONTHS        VALUE PER
ESTIMATED GOING CONCERN VALUE       PER $1,000 ORIGINAL            ENDED MARCH 31,        $1,000 ORIGINAL
PER $1,000 ORIGINAL INVESTMENT          INVESTMENT                   2000)(1)(2)           INVESTMENT(3)
------------------------------  ---------------------------   -------------------------   ---------------
       $808.00-$900.00                    $920.00                  $275.00-$600.00            $944.78

---------------
(1) Limited partnership interests in the Funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreements, Units may be transferred only with the written consent of your managing general partner. Sales transactions for the Units have been limited and sporadic. The Funds receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated. However, the managing general partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Funds. It is not known to what extent Unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Funds, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales.

(2) Does not include Units purchased from Bond Purchase, L.L.C. and Everest Trust. As part of the settlement of certain law suits and other disputes between CGS, Bond Purchase, L.L.C. (a former limited partner in your Fund and other limited partnerships controlled by CGS) and certain of their affiliates, and in consideration of the sale by affiliates of CGS of a controlling interest in Nooney Realty Trust, Inc., a publicly-held real estate investment trust, and Nooney Capital Corp., the corporate general partner of a privately-held limited partnership, on November 9, 1999, CGS purchased from Bond Purchase, L.L.C.: (i) fifty-nine (59) Units in Nooney Income Fund, Ltd. II, L.P. ("NIFII") at a price per Unit of $450, (ii) 1,802 units in Nooney Income Fund Ltd., L.P. ("NIF") at $600 per unit, (iii) 199 units in Nooney Real Property Investors-Two, L.P. ("NRPI") at $360 per unit and (iv) 8 units in Sierra Pacific Pension Investors '84 at $125 per unit. In addition, in connection with the settlement and as a condition thereto, CGS purchased from Everest: (i) 1,062 Units in NIFII at a price per Unit of $450, (ii) 260 units in NIF at $600 per unit and (iii) 449 units in NRPI at $360 per unit. The prices paid by CGS for the Units set forth above were negotiated in the context of an over-all settlement of claims between the parties and are not necessarily representative of the market value of the Units purchased. Each unit in your Fund represents an original investment of $250. Also does not include 1117 units purchased by an affiliate of the general partner in 1999 after a weighted average price of $124.18 per unit ($496.72 per $1000 investment) and 315 units purchased by an affiliate of the general partner at a weighted average price of $117.98 per unit ($471.92 per $1000 investment).

(3) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be substantially below the Exchange Value. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds, (ii) American Spectrum's lack of an operating history, (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities, and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of the American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

     Your managing general partner believes that the comparative valuation analysis, when considered together with the anticipated effect of the Consolidation and with all the other differences between continued ownership of Units as compared with the receipt of American Spectrum Shares, supports its recommendation in favor of the Consolidation.

     9. Net Book Value of the Funds. Your managing general partner calculated the book value of each of the Funds under generally accepted accounting principles, or GAAP, as of March 31, 2000 per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the Funds. This figure was compared to the Exchange Value per $1,000 investment. The book value of the Fund per $1,000 original investment was $484.37 and the Exchange Value allocated to the Fund per $1,000 original investment was $936.59.

     We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the Fund, (ii) the value of the Units for purposes of comparing the expected benefits of the Consolidation to the potential alternatives considered by the General Partners or (iii) the analysis of the fairness of the Consolidation.

                         EXPENSES OF THE CONSOLIDATION

     If your Fund approves the Consolidation, the portion of the Consolidation expenses attributable to your Fund will be paid by your Fund, as detailed below. The number of American Spectrum Shares paid to your Fund would reflect a reduction for your Fund's expenses of the Consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum Shares payable to each of the Funds.

     If the Consolidation of your Fund is not approved, we will bear a percentage of all Consolidation expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Fund divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Fund. In such event, your Fund will bear the remaining Consolidation expenses.

     The following table sets forth the estimated Consolidation expenses of consolidating with your Fund:

                         PRE-CLOSING TRANSACTION COSTS

Legal Fees(1)...............................................    $
Appraisals and Valuation(2).................................
Fairness Opinions(3)........................................
Solicitation Fees(4)........................................
Printing and Mailing(5).....................................
Accounting Fees(6)..........................................
          Subtotal..........................................    $

                           CLOSING TRANSACTION COSTS

Title, Transfer Tax and Recording Fees(7)...................    $
Legal Closing Fees(8).......................................
          Subtotal..........................................    $
Total.......................................................    $562,484*

---------------
 *  Estimated

(1) Aggregate legal fees to be incurred by all of the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of the value of the American Spectrum Share consideration payable to your Fund, based on the Exchange Value, to the total value of the American Spectrum Share consideration payable to all of the Funds, and the CGS Affiliates, including the CGS Management Company based on the Exchange Value.

(2) Aggregate appraisal and valuation fees to be incurred by all of the Funds in
    connection with the Consolidation were $          . Your Fund's pro rata
    portion of these fees was determined based on the number of properties in your Fund.

(3) The Funds received a fairness opinion from Stanger and the Funds incurred a
    fee of $          .

(4) Aggregate solicitation fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the number of Limited Partners in your Fund.

(5) Aggregate printing and mailing fees to be incurred by the Funds in
    connection with the Consolidation are estimated to be $          . Your
    Fund's pro rata portion of these fees was determined based on the number of Limited Partners in your Fund.

(6) Aggregate accounting fees to be incurred by the Funds in connection with the
    Consolidation are estimated to be $          . Your Fund's pro rata portion
    of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Funds in connection with the Consolidation are estimated to be
    $          . Your Fund's pro rata portion of these fees was determined based on the ratio of the value of Fund's portfolio value to the total real estate portfolio values of the Funds and the CGS Affiliates, based on appraisal prepared by Stanger.

(8) Aggregate legal closing fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

     The solicitation fees related to the Consolidation will be allocated among the Funds and American Spectrum depending upon whether the Consolidation is consummated. For purposes of the Consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

     If American Spectrum acquires all of the Funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the Funds, all of the solicitation fees will be payable by American Spectrum or the Funds that are acquired in proportion to their respective Exchange Values. If none of the Funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

     The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per Unit was $250.00

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        ------
1995........................................................  10.40
1996........................................................  10.40
1997........................................................   2.60
1998........................................................      0(1)
1999........................................................      0(1)
Three months ended March 31, 2000...........................  $   0(1)
                                                              =====

---------------
(1) The Fund did not make any distribution during 1998, 1999 or the first three months of 2000. The managing general partner determined to retain the cash flow during this period for future requirements.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

     Your managing general partner received total distributions and compensation (which includes distributions and monies paid to it as reimbursements for expenses) in respect of its capacity as general partner of your partnership as described in the following table:


                                                              DISTRIBUTION AND
YEAR OR PERIOD                                                  COMPENSATION
--------------                                                ----------------
1997........................................................      $186,938
1998........................................................      $149,939
1999........................................................      $177,244
Three Months Ended March 31, 2000...........................      $ 40,956
                                                                  --------

     In addition, a majority-owned subsidiary of CGS manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:



YEAR OR PERIOD                                                  FEES
--------------                                                --------
1997........................................................  $132,672
1998........................................................  $141,987
1999........................................................  $126,142
Three Months Ended March 31, 2000...........................  $ 25,360
                                                              --------



     Your managing general partner and its affiliates will receive distributions and compensation from American Spectrum relating to the Fund including dividends on American Spectrum shares issuable in respect of the CGS Management Company (allocated in proportion to Exchange Value) and salaries and other compensation payable to affiliates of CGS who serve as officers of American Spectrum (allocated in proportion to Exchange Value) equal to $298,312 for the year ended December 31, 1999 on a pro forma basis. American Spectrum will operate as an internally managed REIT. As part of the Consolidation, American Spectrum will bear costs of managing the combined portfolio. Prior to the Consolidation, a portion of these expenses were borne by the managing general partners and their affiliates and paid out of the fees received from the Fund.

                                 REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

     Section 5.2 of your Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding Units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the Fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your Fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the Fund. Because the Consolidation of your Fund may be deemed to be a sale of "all or substantially all" of the assets of the Fund within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding Units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

     If the Limited Partners of your Fund representing greater than 50% of the outstanding Units do not vote "For" the Consolidation, the Consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your Fund as a going concern and to eventually dispose of your Fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

     Through the Prospectus/Consent Solicitation Statement accompanying this Supplement, we are asking you, the Limited Partners of the Fund, to vote on whether to approve the Consolidation. As discussed above, Limited Partners holding in excess of 50% of the outstanding Units in the Fund must vote "For" the Consolidation on the enclosed consent form in order for the Fund to be included in the Consolidation. For the reasons set forth in the accompanying Prospectus/Consent Solicitation Statement, your managing general partner believes that the terms of the Consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the Consolidation. Before deciding how to vote on the Consolidation, you should read this Supplement, the Prospectus/Consent Solicitation Statement and the accompanying materials in their entirety.

                     AMENDMENT TO THE PARTNERSHIP AGREEMENT

     An amendment to the partnership agreement of the Fund is necessary in connection with the consummation of the Consolidation. The amendment is attached to this Supplement as Appendix C.

     The partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the Limited Partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the Consolidation.

     Accordingly, the managing general partner recommends that limited partners vote to approve the amendment. The consent of Limited Partners holding the majority of the outstanding Units is required to amend the partnership agreement. In addition to voting for the Consolidation, Limited Partners must vote "For" the amendment to allow the consummation of the Consolidation.

                               VOTING PROCEDURES

     The Prospectus/Consent Solicitation Statement, this Supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Consolidation of your Fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

     In order for your Fund to be consolidated into American Spectrum, the Limited Partners holding greater than 50% of the outstanding Units of your Fund must approve the Consolidation and the amendments to the partnership agreement. Your Fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the Prospectus/Consent Solicitation
Statement. A copy of the Agreement and Plan of Merger dated            , 2000,
by and between American Spectrum and your Fund is attached hereto as Appendix B. We encourage you to read it.

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which Limited Partners may vote "For" or "Against" the Consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to
you (on or about             , 2000), and will continue until the later of (a)
            , 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your Fund's partnership agreement. Under no circumstances will the Solicitation Period be extended
beyond             , 2000. Any consent form received by [       ], which was
hired by us to tabulate your votes, prior to [       ] [p.m.] [Eastern] time on
the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the Consolidation and you will receive American Spectrum Shares if your Fund approves the Consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. You may withdraw or revoke your consent form at any time in writing before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund.

     A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's Acquisition of your Fund and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

     Part B of the consent form is a power of attorney, which must be signed
separately. The power of attorney appoints                and                as
your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without requiring your signatures on multiple documents.

                             CONFLICTS OF INTEREST

AFFILIATED MANAGING GENERAL PARTNER

     Your managing general partner has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners of your Fund without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Funds). Your managing general partner is an affiliate of American Spectrum. While your managing general partner has sought faithfully to discharge its obligations to your Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Funds. In addition, officers and directors of the General Partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS OF THE CONSOLIDATION TO YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES

     As a result of the Consolidation (assuming all of the Funds are acquired), your managing general partner and its affiliates, including CGS, expect to receive certain benefits. These benefits include:

     - If the Consolidation is consummated, affiliates of your managing general partner are expected to receive approximately 2,628,655 American Spectrum Shares and units in the Operating Partnership in exchange for the contribution of the CGS Affiliates, including the Affiliates' Properties and the CGS Management Company. The managing general partner will not receive any American Spectrum Shares in respect of its interest in the Fund. Affiliates of the managing general partner will receive 201,341 American Spectrum Shares in respect of the CGS Management Company, a portion of which are based on revenues from management of the Fund.

     - Certain of the officers and directors of your managing general partner will also serve as officers and directors of American Spectrum with William J. Carden serving as Chief Executive Officer of American Spectrum, Harry A. Mizrahi, Paul E. Perkins and Thomas N. Thurber serving as Senior Vice Presidents and Patricia A. Nooney serving as Vice President. Furthermore, they will be entitled to receive performance-based incentives, including stock options under American Spectrum's 2000 Performance Incentive Plan or any other such plan approved by its stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the Fund if the Consolidation does not occur.

     - The CGS Affiliates include entities which are obligated to make payments to one or more of the Funds. These payments include approximately $6,956,000 payable by one of the CGS Affiliates to Sierra Pacific Development Fund Ltd. II, L.P. and guaranteed by John Galardi, a principal shareholder of American Spectrum. In addition, the CGS Affiliates have $2.35 million of debt other than mortgage debt. A substantial portion of this debt is guaranteed by Messrs. Carden and Galardi. If the Consolidation is consummated, the CGS Affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum Shares allocated to the CGS Affiliates.

     - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. As a result of the Consolidation, the likelihood that they will be required to make payments on the guarantees could be reduced.

     - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Tax matters are very complicated, and the tax consequences of the Consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

     If your Fund is acquired by American Spectrum you will receive American Spectrum Shares unless you elect the Notes Option, in which case you will receive Notes.

     If your Fund is acquired by American Spectrum and you receive American Spectrum Shares, your ownership of American Spectrum Shares will affect the character and amount of income reportable by you in the future. Because each of the Funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

     In contrast to your treatment as a Limited Partner, if your Fund is acquired by American Spectrum and you receive American Spectrum Shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the Consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the Fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the Fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the Fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION


     Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your Fund is acquired by American Spectrum, your Fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position consistent with Proposed Treasury Regulation Section 1.708-I (F.R. January 11,
2000) that the merger of American Spectrum and your Fund will be treated as a transfer of assets of your Fund to American Spectrum in exchange for Shares and a subsequent distribution in liquidation of such Shares. Consistent with such regulation, for those Limited Partners who elect the Notes Option, the transaction will be viewed as a sale of their interest in your Fund to American Spectrum.

     Tax Consequences to Limited Partners Who Receive Shares. The Fund intends to report the Consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (iii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of Section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to PR that, following the Consolidation, the partners of the Funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code American Spectrum and your Fund intend to take the position that
Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your Funds will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. PR is not opining as to whether gain will be recognized by your or any other Fund in the Consolidation.


     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized form the sale of a "Section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate Section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences to Limited Partners Who Receive Notes. If your Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).

     If you receive American Spectrum Shares in the distribution your Fund should not recognize gain. See "Tax Consequences to Limited Partners who Receive Shares."

     Immediately before the distribution of Shares by your Fund to you, the basis of the Shares in the hands of your Fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your Fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of Shares by your Fund to you, your basis in the American Spectrum Shares will equal the adjusted basis of your partnership interest in your fund.

     If you elect the Notes Option, you will have gain at the time of your sale of your interests in your Fund. However, you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your Units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your Fund, plus any gain recognized in the distribution.

     Tax Consequences to Tax Exempt Investors. Because the assets of your Fund are held for investment and not for resale, the Consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Consolidation. In addition, the Consolidation may result in the recognition by tax-exempt partners

(excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.

     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.

     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.


                             FINANCIAL INFORMATION

     Selected historical financial information for your Fund, audited financial statements for your Fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement. In addition, pro forma financial information for American Spectrum is set forth on page F- of the Consent Solicitation Statement.

       THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                         AMERICAN SPECTRUM REALTY, INC.
                             PROSPECTUS SUPPLEMENT

                                       TO

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                          DATED                , 2000

                                      FOR

                         NOONEY INCOME FUND LTD., L.P.

     This Supplement is being furnished to you, as a Limited Partner of Nooney Income Fund Ltd., L.P., which we refer to as the Fund, for the purpose of enabling you to evaluate the proposed consolidation of your Fund into American Spectrum Realty, Inc., a Maryland corporation, which is a real estate investment trust. This Supplement is designed to summarize only the risks, effects, fairness and other considerations of the Acquisition that are unique to you and the other limited partners of your Fund (collectively, the "Limited Partners"). This Supplement does not purport to provide an overall summary of the Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other Funds and assets being consolidated with American Spectrum. Accordingly, the discussions in this Supplement are qualified by the more expanded treatment of these matters appearing in the Prospectus/Consent Solicitation Statement. Unless otherwise indicated, the terms "we," "us," "our," "ourselves" and "American Spectrum" when used herein refer to American Spectrum Realty, Inc. and our subsidiaries, including American Spectrum Operating Partnership, L.P., which we refer to herein as the Operating Partnership. The Operating Partnership is a limited partnership through which American Spectrum conducts its business. Nooney Income Investments, Inc. is the managing general partner of your Fund. Mr. John J. Nooney is a special general partner of the Fund and, as such, does not exercise control over the affairs of the Fund.

     Pursuant to the Prospectus/Consent Solicitation Statement and this Supplement, your managing general partner is asking you to approve the consolidation of your Fund into American Spectrum.

     In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your Fund. To approve the Consolidation, you must vote "For" these amendments.

     The Fund, is one of eight limited partnerships, which we refer to collectively as the Funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the Consolidation. Supplements have also been prepared for each of the other Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

     There are material risks and potential disadvantages associated with the Consolidation that you should consider in determining whether to vote "For" or "Against" the Consolidation. These material risks include:

     - We determined the number of American Spectrum Shares to be allocated per unit of limited partnership interest of the Fund (collectively, the "Units") without any arm's-length negotiations. Accordingly, the number and exchange value of American Spectrum Shares allocated per Unit may not reflect the fair market value of your Units.

     - We are uncertain as to the value at which American Spectrum Shares will
       trade following listing on the                . The American Spectrum
       Shares could trade at a price below the $15 exchange value that was assigned by American Spectrum for purposes of the Consolidation.

     - Your managing general partner is a subsidiary of ours and therefore has substantial conflicts of interest with respect to the Consolidation. Your managing general partner's affiliates will receive 2,628,655 American Spectrum Shares and units of limited partnership interest in the Operating Partnership in exchange for properties and assets transferred to American Spectrum as part of the Consolidation.

     - Limited Partners may incur taxes in connection with the Consolidation.

     - The Consolidation involves a fundamental change in your investment.

     - Unlike your Fund, American Spectrum's policy is to reinvest proceeds from the sale of its properties or refinancing of its indebtedness.

     - American Spectrum may change its investment, acquisition or financing policies without a vote of its securityholders.

     - Unlike your Fund which owns one office and one office/warehouse property located in a centralized location (primarily, the midwestern United States), American Spectrum will own a large portfolio of properties of various types. These properties include office, office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas. While this diversification of assets may reduce certain risks of investment attributable to a single type of property or location, it also may subject an investment in American Spectrum to additional risks.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
OVERVIEW....................................................     S-2
RISK FACTORS................................................     S-5
AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........    S-12
ALLOCATION OF AMERICAN SPECTRUM SHARES......................    S-13
FAIRNESS OF THE CONSOLIDATION...............................    S-14
EXPENSES OF THE CONSOLIDATION...............................    S-19
REQUIRED VOTE...............................................    S-22
VOTING PROCEDURES...........................................    S-23
CONFLICTS OF INTEREST.......................................    S-24
FEDERAL INCOME TAX CONSIDERATIONS...........................    S-25
FINANCIAL INFORMATION.......................................    S-27

                                    OVERVIEW

This Overview highlights some of the information in this Supplement and the accompanying Prospectus/ Consent Solicitation Statement and may not address all of the information regarding the Consolidation that is important to you. To understand the terms and risks of the Consolidation, you should carefully read this Supplement and the Prospectus/Consent Solicitation Statement in their entirety.

WHAT IS AMERICAN SPECTRUM?

     We are a full-service real estate company, originally formed in 1989 as a Texas corporation under the name CGS Real Estate Company, Inc. (together with
its affiliates, "CGS"). In             , 2000, we merged with a newly organized
Maryland corporation and assumed the name American Spectrum Realty, Inc. Through the Consolidation, we intend to combine the properties of the Funds and properties owned by CGS and its Affiliates (the "Affiliates' Properties"). We intend to qualify as a real estate investment trust and to elect to be treated as a real estate investment trust (a REIT) beginning in 2002. The primary business of American Spectrum will be the ownership of office, office/warehouse and apartment properties. In addition, we plan to expand our business by acquiring additional properties, primarily in the western and midwestern markets. Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of real property comprised of 35 properties (the "Properties") in nine states. The Properties consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers, and one parcel of development land. If American Spectrum acquires all of the Funds, the properties held by affiliates of CGS and the portion of CGS's property management business which manages the properties of affiliated entities (the "CGS Management Company") in the Consolidation, American Spectrum expects to have total assets having an appraised value of approximately $283 million at the time the Consolidation is consummated. This includes approximately $177,000,000 of real estate assets that will be contributed by the CGS Affiliates. We refer to CGS and its affiliates as the CGS Affiliates and we refer to the properties owned by CGS or to be acquired by merger from the CGS Affiliates as the "Affiliates' Properties".

     American Spectrum's principal executive offices are located at 1800 East Deere Avenue, Santa Ana, California 92705. Our telephone number is (949) 585-7600.

WHY ARE WE PROPOSING THE CONSOLIDATION?

     We and your General Partners believe that the Consolidation is the best way for Limited Partners to achieve liquidity and maximize the value of their investment in the Funds. The American Spectrum Shares will be listed for trading
on                . There is no active trading market for the limited
partnership Units in the Funds. In addition, Limited Partners will participate in future growth of American Spectrum.

HOW MANY AMERICAN SPECTRUM SHARES WILL I RECEIVE IF MY FUND IS ACQUIRED BY AMERICAN SPECTRUM?

     Your Fund will be allocated an aggregate of 683,383 American Spectrum Shares if it is consolidated into American Spectrum in the Consolidation. You will receive your proportion of such shares in accordance with the terms of your Fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum Share.

WHAT IS THE VALUE OF AN AMERICAN SPECTRUM SHARE?

     We do not know the fair value of an American Spectrum Share. American Spectrum has assigned a value of $15 per share. This is an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares. We determined the number of American Shares allocated to each Fund by dividing the Exchange Value for each Fund by $15. We determined the Exchange Value based in part on appraisals by Robert A. Stanger & Co., Inc., an independent financial advisor ("Stanger"). After careful consideration, American Spectrum concluded that the Exchange Value would be used to allocate the American Spectrum Share consideration between the eight Funds and the CGS Affiliates, including the CGS Management Company. However, the Exchange Value does not necessarily represent the fair value of an American Spectrum Share. Furthermore, since the American
Spectrum Shares are not listed on the                at this time, we are not
certain of the value at which an American Spectrum Share may trade. Once listed, it is possible that the American Spectrum Shares will trade at prices below the Exchange Value.

WHAT IS THE REQUIRED VOTE NECESSARY TO APPROVE THE CONSOLIDATION OF MY FUND?

     Pursuant to the terms of your Fund's partnership agreement, the Consolidation of your Fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding Units. This approval by your Fund's Limited Partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the Managing General Partner own 2,064 Units or 13.60% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

DID YOU RECEIVE A FAIRNESS OPINION IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. Stanger, an independent financial advisor, rendered an opinion that the allocation of American Spectrum Shares (i) between the Funds, as a group, and CGS and its affiliates (the "CGS Affiliates"), including the CGS Management Company and (ii) among the Funds, is fair to the Limited Partners of your Fund from a financial point of view.

DID YOU RECEIVE AN APPRAISAL IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. To assist us in our determination of the number of American Spectrum Shares to be issued to each Fund and in your managing general partner's evaluation of the Consolidation, your managing general partner engaged Stanger to appraise the portfolio of properties owned by your Fund, the other Funds and the Affiliates' Properties portfolio.

WILL I RECEIVE FUTURE DISTRIBUTIONS WITH RESPECT TO THE AMERICAN SPECTRUM SHARES I RECEIVE IN THE CONSOLIDATION?

     Yes. American Spectrum expects to make quarterly distributions to its stockholders. American Spectrum expects to elect to qualify as a REIT beginning in 2002. If American Spectrum makes the REIT election, it must always distribute at least 90% of its taxable income to its stockholders on an annual basis in order to maintain its status as a REIT. American Spectrum is not required to make the REIT election. However, American Spectrum intends to make quarterly distributions whether or not it makes the REIT election.

     As an American Spectrum stockholder, you will also have the ability to participate in any appreciation in value of American Spectrum Shares. American
Spectrum Shares will be listed for trading on the                . Going
forward, we believe that, unlike your Fund, American Spectrum's assets will grow, resulting in an increase of its earnings and its funds from operations. As
a result, the price of American Spectrum Shares on the                may
increase due to such growth. However, we cannot assure you that any growth will be achieved.

DOES THE MANAGING GENERAL PARTNER OF MY FUND RECOMMEND THAT I VOTE "FOR" THE PROPOSED TRANSACTION?

     Yes. Your managing general partner has recommended that you vote "For" the Consolidation. Your managing general partner believes that the Consolidation is the best means to maximize the value of your investment in your Fund. It believes that the Consolidation is better than the alternatives of liquidating your Fund's portfolio or continuing unchanged the investment in your Fund. You should note that your managing general partner is an affiliate of CGS and American Spectrum.

WHY ARE AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT BEING PROPOSED?

     Your Fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The Fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the

Fund to merge with American Spectrum and participate in the Consolidation. The amendments must be approved by greater than 50% of the outstanding Units. To vote "For" the Consolidation, you must also vote "For" the amendments.

HOW DO I VOTE?

     Simply indicate on the enclosed consent form, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible so that your Units may be voted "For" or "Against" the consolidation of your Fund with American Spectrum. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Consolidation and the amendments to the Partnership Agreement. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the Consolidation and the amendments.

IN THE EVENT THAT MY FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM, MAY I CHOOSE TO RECEIVE SOMETHING OTHER THAN AMERICAN SPECTRUM SHARES?

     Yes, subject to the limitations described in the accompanying Prospectus/Consent Solicitation Statement. If you vote "Against" the Consolidation, but your Fund is nevertheless acquired by American Spectrum, you
may elect to receive notes due             ,      , which we refer to as the
"Notes." The value of the Notes will be based on the estimated liquidation value of your Fund. The liquidation value will be lower than the aggregate exchange value of the American Spectrum Shares offered to your Fund in the Consolidation.
The Notes will bear interest at a fixed rate equal to      %. The interest rate
was determined based on 120% of the applicable federal rate on             ,
2000. Please note that you may only receive the Notes if you vote "Against" the Consolidation and you elect to receive the Notes on your consent form. You will receive American Spectrum Shares if your Fund elects to be acquired in the Consolidation and you vote "For" the Consolidation, or you vote "Against" the Consolidation and do not affirmatively select the Notes on your consent form. The Notes will not be listed on any exchange or automated quotation system, and a market for the Notes is not likely to develop.

WHAT ARE THE TAX CONSEQUENCES OF THE CONSOLIDATION TO ME?

     The Consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive Shares or Notes. If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash. If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes.


We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

                                  RISK FACTORS

     As a result of the Consolidation of your Fund with American Spectrum, you will assume the risks associated with the assets of American Spectrum, the CGS Affiliates and the other Funds consolidated with by American Spectrum. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

     The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Consolidation that are applicable to your Fund. You should carefully consider the following risks when reviewing the potential benefits of American Spectrum's offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in American Spectrum
Shares discussed on page   of our accompanying Prospectus/Consent Solicitation
Statement.

INVESTMENT RISKS

The trading price of American Spectrum Shares following listing on the is uncertain. The American Spectrum Shares could trade at a lower price than anticipated.

     There is currently no market for the American Spectrum Shares, and it is possible that the American Spectrum Shares will trade at prices below the Exchange Value or the per share book value of American Spectrum. The investment of any limited partners of the Funds who become American Spectrum stockholders will change into freely tradable American Spectrum Shares. Consequently, some of these stockholders may choose to sell their American Spectrum Shares upon listing at a time when demand for American Spectrum Shares may be relatively low. The market price of the American Spectrum Shares may be volatile after the Consolidation, and the American Spectrum Shares could trade at prices less than the Exchange Value. This could result from increased selling activity following the issuance of the American Spectrum Shares, the interest level of investors in purchasing the American Spectrum Shares after the Consolidation and the amount of distributions to be paid by American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could adversely affect the market price of the American Spectrum Shares.

American Spectrum will have more indebtedness and will have a lower capitalization than many REIT's. This could affect the market price of the American Spectrum Shares.

     American Spectrum will have a higher ratio of indebtedness to assets than many REIT's. This ratio is frequently referred to as leverage. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.

     The American Spectrum Predecessor incurred losses for 1997, 1998 and 1999 and the three months ending March 31, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first three months of 2000. We believe that the losses resulted primarily from our investing in turnaround properties. We expected that we would initially spend more on these properties than the rental income. We expect that the rent from these properties will increase and that they will increase in value. However, we cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us. In addition, although American Spectrum had pro forma losses during 1999 and the first three months of 2000, it had positive pro forma cash flow. The losses resulted from non-cash expenses, such as depreciation.

American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

     American Spectrum will own interests in the CGS Affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. These entities will merge into American Spectrum. In addition, American Spectrum engages in these businesses. As a result, American Spectrum is responsible for liabilities arising out of the prior operations of these entities. The liabilities may include unknown contingent liabilities. These liabilities could exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

The Consolidation will result in a fundamental change in the nature of your investment.

     The Consolidation of your Fund involves a fundamental change in the nature of your investment. Your investment currently consists of an interest in your Fund, which has a fixed portfolio of office and office/warehouse properties located in the midwestern United States. You participate in the profits from the rental of your Fund's properties. After the Consolidation, you will hold common stock of American Spectrum, an operating company, that will own 35 Properties of various types and locations, assuming all the Funds are included in the Consolidation. American Spectrum also expects to make additional investments. Your investment will also change from being an interest in a static finite-life entity to an investment in a growing operating company which will have a perpetual term. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as American Spectrum anticipated. Upon consummation of the Consolidation, we will have greater leverage than your Funds. In addition, in order to make future acquisitions of properties, we intend to incur substantial indebtedness that we may be unable to repay. Also, certain properties acquired in the Consolidation by American Spectrum may not be as profitable as others. While diversification of assets may reduce certain risks of investment attributable to a single property type or location, it also may subject an investment in American Spectrum to additional risks. In addition, there can be no assurance as to the value or performance of American Spectrum's securities and portfolio of properties as compared to the value of your Units and your Fund's properties.

     Also, your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Fund's assets to an investment in an entity in which you may realize the value of your investment only through dividends from American Spectrum and the sale of your American Spectrum Shares, not from liquidation proceeds from the sale of properties. Continuation of your Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Fund's properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your American Spectrum Shares or from the payments on any Notes you may elect to receive.

Market Prices for American Spectrum's Shares May Fluctuate.

     The market prices for the American Spectrum Shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum. REIT stocks have underperformed the broaden equity market over the last few years and the market conditions for REIT stocks could affect the market prices for the American Spectrum Shares.

Your distributions may decrease.

     In each of the years ended December 31, 1997, 1998 and 1999, your Fund distributed $18.75, $25.00 and $0 respectively, to you per $1000 investment. While no distributions were made during 1999, your Fund had cash flow during 1999. The managing general partner determined to retain this cash for future requirements. We believe that distributions by American Spectrum will be higher than distributions you received from your

Fund. We cannot be sure that American Spectrum will be able to maintain this level of distributions in the future.

There have been No Arm's-Length Negotiation.

     American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your Units or a liquidation of your Fund's assets.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more favorable to you and the other Limited Partners.

     The managing general partner of your Fund did not retain an independent representative to act on your behalf, or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration which you will receive, of the Consolidation. If your Fund had retained an independent representative, either collectively or on an individual basis, it would have resulted in significantly higher fees and expenses of Consolidation. Your Fund did not give its Limited Partners the power to negotiate the terms and conditions of the Consolidation or to determine what procedures to use to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the Consolidation of your Fund with American Spectrum. We engaged legal counsel to assist with the preparation of the documentation for the Consolidation, including the consent solicitation and this Supplement, and such legal counsel did not serve, or purport to serve, as legal counsel for the Fund or the Limited Partners. If your managing general partner had retained an independent representative for the Fund, it could have resulted in different terms of Consolidation which may have benefitted the Limited Partners.

A majority vote of Limited Partners of Your Fund binds all Limited Partners.

     American Spectrum will acquire your Fund if the Limited Partners of your Fund who hold a majority in interest of the outstanding Units vote in favor of the Consolidation. Such approval will bind all of the Limited Partners in your Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Consolidation. Affiliates of the managing general partner own 2,064 Units or 13.60% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

Partners have no cash appraisal rights.

     You do not have the right to elect to receive a cash payment equal to the value of your interest in the Fund if your Fund approves the Consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your Fund, Notes. We based the amount of Notes you receive upon the estimated proceeds you would receive, in an orderly liquidation of your Fund, in accordance with the terms of your Fund's partnership agreement. We determined the liquidation value based, in part, upon an appraisal of your Fund's real estate portfolio by Stanger. As a holder of Notes, you are likely to receive the full face amount of the Notes only if you hold the Notes to maturity. The Notes will mature approximately eight years after the Consolidation. You may receive payments earlier only if American Spectrum chooses to repay the Notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the Notes in accordance with their terms following property sales or refinancings.

An increase in interest rates could adversely affect the price of American Spectrum Shares.

     It is likely that the public valuation of American Spectrum Shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the property portfolios themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum Shares, assuming there is an active trading market in the American Spectrum Shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum Share will decrease because potential investors may not wish to invest in American Spectrum Shares that would yield less than the market rates on interest-bearing securities, such as bonds.

American Spectrum's officers and directors have more limited liability than do your Fund's general partners.

     As a stockholder of American Spectrum, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the General Partners of your Fund. The Amended and Restated Articles of Incorporation (the Articles of Incorporation) and Bylaws of American Spectrum provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the Articles of Incorporation and Amended and Restated Bylaws, American Spectrum is obligated to indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. This indemnification could limit the legal remedies available to American Spectrum, to you and to other stockholders of American Spectrum after the Consolidation against any officers or directors of American Spectrum.

The fiduciary duties owed to you as Limited Partners by the general partners of your Fund may be greater than the fiduciary duties of directors of American Spectrum to you once you become an American Spectrum stockholder.

     The general partners of the Funds are accountable as fiduciaries to the Funds, owe each of the Funds and its limited partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Funds' affairs. American Spectrum will be managed by a Board of Directors whose members have a duty to perform their job in good faith, in a manner that they reasonably believe to be in the best interests of American Spectrum and with the care of an ordinary prudent person in a like position. Generally, directors of American Spectrum who act in such a manner will not be liable to American Spectrum for monetary damages arising from their activities. Some courts have suggested that the duties of a general partner to the limited partners in a limited partnership are greater than the fiduciary duties owed by a director of a corporation to a stockholder. If this is the case, it is possible that the standard of care to which the directors of American Spectrum are held will be lower than the standard of care to which they have been held as the general partners of the Fund.

The managing general partner of your Fund will receive benefits from the Consolidation and will have material conflicts of interest.

     The general partners of your Fund have material conflicts of interest with regard to the Consolidation of your Fund. Nooney Income Investments Two, Inc., the managing general partner, is an entity whose sole stockholder is an affiliate of CGS and American Spectrum. If your Fund is consolidated, affiliates of your managing general partner will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates, including CGS Management Company. These benefits may exceed the benefits that they would derive if the Consolidation did not take place. Also, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates.

Stanger's Fairness Opinion Relied on Information We Provided; Fairness Opinion Will Not Be Updated.

     Stanger's opinion as to the fairness to the Funds of the allocation of American Spectrum Shares, from a financial point of view, relies on information prepared by the managing general partners of the Fund and the CGS Affiliates, including the CGS Management Company. CGS controls the managing general partners and the CGS Affiliates, including the CGS Management Company. In addition, because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

Litigation Associated with the Consolidation.

     There is a risk that third parties will assert claims that the General Partners of the Fund breached their fiduciary duties to their Limited Partners or that the Consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the Funds has initiated any lawsuit on such grounds.

REAL ESTATE/BUSINESS RISKS

  American Spectrum's increased leverage increases our risk of default which could, in turn, adversely affect our results of operations and our ability to make distributions.

     In addition to the issuance of American Spectrum Shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on its properties on a longer-term basis. At the time of the consummation of the Consolidation, as a general policy, American Spectrum's Board of Directors allow American Spectrum to borrow funds only when the ratio of debt-to-total assets of American Spectrum is 70% or less. American Spectrum's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that American Spectrum may incur in the future. Accordingly, subject to the terms of the Note, American Spectrum's Board of Directors could modify the current policy at any time after the Consolidation. If this policy were changed, American Spectrum could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders. Unlike American Spectrum, your Fund's ratio of debt-to-total assets is 16% and your Fund does not plan to borrow to fund new acquisitions.

American Spectrum's ability to incur additional secured debt may reduce the value of the Notes held by former Limited Partners of the Fund.

     American Spectrum may increase its level of secured debt. Payments on any Notes issued by American Spectrum in connection with the Consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the Notes in the event that American Spectrum defaulted under its obligations.

Real property investments entail risk.

     Like your investment in the Funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

     Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. This presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

     The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the Consolidation.

American Spectrum's plan to grow through the Consolidation and development of new properties could be adversely affected by trends in the real estate and financing businesses.

     American Spectrum's growth strategy is substantially based on the Consolidation and development of additional properties. We cannot assure you that our acquisition and development strategies will be successful, in part because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which we have not invested before, we will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks.

The inability of tenants to make lease payments could have an adverse effect on American Spectrum.

     American Spectrum's business depends on its tenants' ability to pay their obligations to American Spectrum with respect to American Spectrum's real estate leases. The ability of tenants to pay their obligations to American Spectrum in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a tenant, may adversely affect the economic viability of the tenant's business, including but not limited to:

     - national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by American Spectrum's tenants;

     - changes or weaknesses in specific industry segments;

     - the ability to obtain and retain capable management; and

     - increases in operating expenses.

TAX RISKS

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

     American Spectrum's management believes that it will operate in a manner that will enable American Spectrum to meet the requirements for qualification as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2002. Generally, for taxable years beginning after December 31, 2000, a REIT is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 90% of its taxable income to its stockholders annually. In addition, a REIT must meet certain asset tests at the end of each calendar quarter. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP (or, PR), that it will meet the requirements for qualification as a REIT. PR's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, PR's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

     However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax
Considerations -- Taxation of American Spectrum" beginning on page   .

     In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT. Until American Spectrum elects the REIT status it will be subject to Federal income tax at regular corporate rates. In addition, it may be subject to the federal alternative minimum tax and various state income taxes.

     If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

     American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

Transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transferor.

     The Fund intends to report the Consolidation on the basis that it will not result in gain or loss to any Limited Partner who elects to receive Shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

Limitations on Share Ownership

     In order to protect its REIT status, American Spectrum's Amended and Restated Articles of Incorporation limits the ownership by any single stockholder of any class of American Spectrum capital stock, including American Spectrum Shares, to 5% of the outstanding shares of such class. This limitation does not apply to existing holders of more than 5% of American Spectrum's outstanding Common Stock. The Amended and Restated Articles also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. For example, American Spectrum would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of the American Spectrum Shares. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum Shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum Shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

     For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

     American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

     The proposed number of American Spectrum Shares to be allocated to your Fund was determined by American Spectrum in accordance with its own valuation methodologies regarding each of the Funds. The managing general partner of your Fund determined the fairness of the value of the American Spectrum Shares to be allocated to the Fund based in part on the appraisal by Stanger of the value of the property portfolio held by your Fund. In addition, your Fund and CGS engaged Stanger to provide your Fund with an opinion that the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company and (ii) among the Funds, is fair from a financial point of view to the limited partners of the Fund.

     The following table sets forth the consideration, based on the Exchange Value, to be allocated to your Fund in the Consolidation. The American Spectrum Shares allocated to your Fund will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This data assumes that none of the Limited Partners of your Fund have elected to receive Notes. You should note that the American Spectrum Shares may trade at prices below the Exchange Value
upon listing on the                .

                                                       EXCHANGE VALUE OF AMERICAN
   NUMBER OF AMERICAN      EXCHANGE VALUE OF AMERICAN      SPECTRUM SHARES PER
SPECTRUM SHARES ALLOCATED    SPECTRUM SHARES (AFTER      $1,000 ORIGINAL LIMITED
         TO FUND            ACQUISITION EXPENSE)(1)       PARTNER INVESTMENT(1)
-------------------------  --------------------------  ---------------------------
         683,383                  $10,250,749                    $675.28

---------------
(1) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be significantly below the Exchange Value.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum Shares issued in the Consolidation will be allocated as follows:


      - American Spectrum Shares will be allocated between the Funds as a group and the CGS Affiliates (including, the CGS Management Company), and among the Funds, based upon the estimated net asset value, computed as described in the accompanying Prospectus/Consent Solicitation Statement (the "Exchange Value") of each of the Funds, the CGS Affiliates and the CGS Management Company relative to the aggregate estimated Exchange Value of all of the Funds and the CGS Affiliates, including the CGS Management Company. Your managing general partner believes that the Exchange Values of the Funds, the CGS Affiliates and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among all the Funds.


     The following tables summarize the allocation of American Spectrum Shares. For a detailed explanation of the manner in which the allocations are made, see
"Allocation of Shares" on page   of the Prospectus/ Consent Solicitation
Statement.

                               ALLOCATION

                            ALLOCATION OF AMERICAN SPECTRUM SHARES AMONG
                    THE FUNDS, THE CGS AFFILIATES AND THE CGS MANAGEMENT COMPANY
                                                       PERCENTAGE                    PERCENTAGE OF
                                                        OF TOTAL                    TOTAL AMERICAN
                                         EXCHANGE       EXCHANGE       SHARE           SPECTRUM
                                          VALUE          VALUE       ALLOCATION    SHARES ISSUED(1)
                                       ------------    ----------    ----------    -----------------
Sierra Pacific Development Fund......  $  5,874,720        5.32%        391,648           5.32%
Sierra Pacific Development Fund II...    12,590,013       11.39%        839,334          11.39%
Sierra Pacific Development Fund
  III................................       429,832        0.39%         28,655           0.39%
Sierra Pacific Institutional
  Properties V.......................     4,920,557        4.45%        328,037           4.45%
Sierra Pacific Pension Investors
  '84................................    18,186,978       16.46%      1,212,465          16.46%
Nooney Income Fund Ltd., L.P. .......    10,250,749        9.27%        683,383           9.27%
Nooney Income Fund Ltd. II, L.P. ....    15,315,594       13.86%      1,021,040          13.86%
Nooney Real Property Investors-Two,
  L.P. ..............................     8,181,768        7.40%        545,451           7.40%
CGS Affiliates(2)....................    31,748,046       28.73%      2,116,536          28.73%
CGS Management Company...............     3,020,122        2.73%        201,341           2.73%
          Totals.....................  $110,518,379      100.00%      7,501,707         100.00%
                                       ============      ======      ==========         ======

---------------
(1) Includes OP Partnership Units.

(2) Includes the Affiliates' Properties, including property owned by CGS. Excludes the CGS Management Company.

     Under the terms of the Partnership Agreement, the General Partners would not be entitled to any of the American Spectrum Shares issuable of the Fund. Accordingly, all of the American Spectrum Shares issuable to the partners of the Fund is being allocated to the Limited Partners.

                         FAIRNESS OF THE CONSOLIDATION

GENERAL

     Your managing general partner believes the Consolidation to be fair to, and in the best interests of, the Fund and its Limited Partners. After careful evaluation, your managing general partner has concluded that the Consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other Limited Partners approve the Consolidation of your Fund and receive American Spectrum Shares in the Consolidation.

     Based upon its analysis of the Consolidation, your managing general partner believes that:

     - the terms of the Consolidation are fair to you and the other Limited Partners;

     - the American Spectrum Shares offered to the Limited Partners were allocated fairly and constitute fair consideration for their Units; and

     - after comparing the potential benefits and detriments of the Consolidation with those of several alternatives, the Consolidation is more economically attractive to you and the other Limited Partners than such alternatives.

     Your managing general partner's beliefs are based upon its analysis of the terms of the Consolidation, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Consolidation and certain alternatives to the Consolidation and a review of the financial condition and performance of American Spectrum and your Fund and the terms of critical agreements, such as the Fund's partnership agreement.

     Your managing general partner also believes that the Consolidation is procedurally fair for several reasons. First, the Consolidation requires the approval of Limited Partners holding greater than 50% of the outstanding Units of your Fund and is subject to certain closing conditions.

     Second, if your Fund is consolidated with American Spectrum all Limited Partners of your Fund who vote "Against" the Consolidation will be given the option of receiving American Spectrum Shares or Notes.

     Third, the general partners of the Funds believe that the Exchange Value of the Funds has been determined according to a process that is fair because the process involved appraisals of all of the Funds' property portfolios and the Affiliates' Properties by the same appraisal firm, Stanger, thereby maximizing consistency among the appraisal of the property portfolios.

     Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, that the American Spectrum Shares allocated to your Fund in the Consolidation is fair to the Limited Partners of the Fund from a financial point of view.

     Although your managing general partner believes the terms of the Consolidation are fair to you and the other Limited Partners, your managing general partner has conflicts of interest with respect to the Consolidation, including, among others, its realization of substantial economic benefits upon completion of the Consolidation. For a further discussion of the conflicts of interest and potential benefits of the Consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties"
on page   of the Prospectus/Consent Solicitation Statement.

POSITION OF THE MANAGING GENERAL PARTNER WITH RESPECT TO THE CONSOLIDATION

     The managing general partner of the Fund is an indirectly held subsidiary of CGS, and CGS controls American Spectrum. However, for all of the reasons discussed herein, your managing general partner believes that the Consolidation and the consideration offered is fair to you and the Limited Partners of your Fund. The general partners of the other Funds also believe that the similar offers to the limited partners of the other Funds are fair to such limited partners. Your Fund has retained Stanger to render an opinion as to the fairness to Limited Partners, from a financial point of view, of the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates including the CGS Management Company, and (ii) among the Funds. Stanger is not affiliated with any of the Funds, or the CGS Affiliates. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, your managing general partner provided much of the information used by Stanger in forming its fairness opinion. Your managing general partner believes the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision on whether to approve the Consolidation of your Fund based on a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

     The following is a discussion of the material factors underlying your managing general partner's belief that the terms of the Consolidation are fair as a whole to you and the other Limited Partners of your Fund and maximize the value of your investment.

     1. Consideration Allocated. Your managing general partner and its affiliates will be allocated the same form of consideration in the Consolidation as the Limited Partners with respect to their capital interest in the Fund or OP Units, which will provide the same economic rights as the American Spectrum Shares being issued to Limited Partners but will not be publicly traded until they are exchanged for American Spectrum Shares. Your managing general partner believes that the form and amount allocated to the Fund constitute fair value. The allocation of the American Spectrum Shares to Limited Partners is based on the same valuation methodology which was consistently applied to each of the Funds and the Affiliated Properties. The allocation of the American Spectrum Shares with respect to the CGS Management Company was based on a multiple of earnings which the General Partner believes is appropriate for valuing a service company. Therefore, your managing general partner believes that the Exchange Values adequately takes into account the relative values of each of the Funds and the CGS Affiliates including the CGS Management Company. In addition, your managing general partner compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

     2. Similarity of Funds. Your managing general partner does not believe that there are any material differences among the Funds that would affect the fairness of the Consolidation to you or the other Limited Partners in your Fund. Substantially all of the assets of the Funds are office, office/warehouse or shopping center properties and the Funds have substantially the same capital structures. In addition, the investment objectives of each of the Funds are substantially the same. These factors make it easier to fairly compare the value of the Funds relative to each other and to fairly allocate the American Spectrum Shares among the Funds and among the Limited Partners and the General Partners.

     The primary differences among the Funds are:

     - Date of Formation. The Funds were formed at different times. As a result, the Funds formed earlier have already sold some properties.

     - Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

     - Size and Diversity. Some of the Funds have purchased fewer properties and are less diverse with respect to the number of tenants and the geographic location and types of properties.

     - Types of Properties. Your Fund has purchased primarily office and office/warehouse properties. American Spectrum's properties also include apartment and shopping center properties.

     - Indebtedness. One of the Funds has no debt and the other Funds have varying degrees of leverage.

 3. Market Value. To the extent that there is trading in the Units, such trading takes place in an informal secondary market. The Units do not trade in any orderly, active market. The Exchange Value assigned to your Fund in connection with the Consolidation is greater than the range of trading prices of your Fund's units as reflected by the reported secondary sales prices of the
Units. See "Prices for Fund Units" on page   of the Prospectus/Consent
Solicitation Statement for the limited information available with respect to secondary market sales of the Units. A direct comparison of the current or historic prices of the American Spectrum Shares and the Units cannot be made because there is no current or historic market price information available with respect to the American Spectrum Shares, which will not be issued or traded prior to the Consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of the Funds as described
under "Determination of Exchange Values" on page   of the Prospectus/Consent
Solicitation Statement and is not based upon the current or historic market prices of the Units. Because there is no active trading market for the Units, the General Partners believe that historic sales prices of the Units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than 11% of all the outstanding Units in your Fund traded in the secondary market.

     4. Limited Partners' Choice of Investment -- Shares or Notes. Offering Limited Partners a choice to exchange their Units for American Spectrum Shares or Notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to Limited Partners through the alternatives to the Consolidation, but enhances the procedural fairness of the Consolidation by giving all Limited Partners the opportunity to elect American Spectrum Shares or Notes. Through this element of the Consolidation, the managing general partners are attempting to accommodate the possibly different investment objectives of the Limited Partners with the Notes providing relative security of principal, a certainty as to maturity date, and regular interest payments, and the American Spectrum Shares representing equity securities in American Spectrum, permitting the holders of the American Spectrum Shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each Limited Partner must make his own determination as to the form of consideration best suiting his personal situation, and such decision should be based upon a careful examination of the Limited Partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

     5. Independent Appraisal and Fairness Opinion. The belief of your managing general partner as to the fairness of the Consolidation as a whole and to the Limited Partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each Fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. Your managing general partner attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the Consolidation is fair to the Limited Partners. Your managing general partner does not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. Your managing general partner believes that the engagement of Stanger to provide the appraisal of each Fund's property portfolio and the Affiliates' Properties portfolio and to provide the fairness opinion assisted it in the fulfillment of its fiduciary duties to the Funds and the Limited Partners, notwithstanding that Stanger received fees for its services.

     In rendering its opinion with respect to the fairness to the Funds, from a financial point of view, with respect to the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, Stanger did not address or render any opinion with respect to, any other aspect of the Consolidation, including:

     - the value or fairness of the Notes Option;

     - the prices at which the American Spectrum Shares may trade following the Consolidation or the trading value of the American Spectrum Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

     - the tax consequences of any aspect of the Consolidation;

     - the fairness of any terms of the Consolidation (other than the allocation of the American Spectrum Shares for all of the Funds (the Maximum Participation) and for participation of the minimum number of Funds in the Consolidation, comprised of Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two, L.P. (the Minimum Participation);

     - the allocation of American Spectrum shares among the Limited and General Partners of the Funds;

     - the fairness of the amounts or allocation of Consolidation costs or the amounts of Consolidation costs allocated to the Limited Partners;

     - alternatives to the Consolidation; or

     - any other matters with respect to any specific individual partner or class of partners.

     In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Funds or their assets. Stanger's opinion also does not compare the relative merits of the Consolidation with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Consolidation.

     Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the Consolidation or as to whether you should elect to receive the American Spectrum Share consideration or the Notes Option.

     6. Valuation of Alternatives. Based in part on the appraisal of each Fund's property portfolio prepared by Stanger, your managing general partner estimated the value of the Funds as going concerns and if liquidated. On the basis of these calculations, your managing general partner believes that the ultimate value of the American Spectrum Shares will exceed the going concern value and liquidation value of each Fund.

     7. Cash Available for Distribution Before and After the Acquisition. Your managing general partner believes the Consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum Shares.

     8. Comparative Valuation Analysis. In assessing the fairness of the Consolidation, your managing general partner relied on the appraisal prepared by Stanger in connection with its engagement described herein. Based on such information and other historical data of the Fund, your managing general partner prepared a comparative valuation analysis, which supported its determination that the Consolidation is in the best interest of the Limited Partners of your Fund.

     The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                               RANGE OF SECONDARY MARKET
                                                                   PRICES PER $1,000       EXCHANGE VALUE
                                 ESTIMATED LIQUIDATION VALUE     INVESTMENT (15 MONTHS       PER $1,000
ESTIMATED GOING CONCERN VALUE        PER $1,000 ORIGINAL            ENDED MARCH 31,           ORIGINAL
PER $1,000 ORIGINAL INVESTMENT           INVESTMENT                   2000)(1)(2)          INVESTMENT(3)
------------------------------   ---------------------------   -------------------------   --------------
   $520.00 - $585.00                       $661.00                 $210.00 - 344.70           $675.28

---------------
(1) Limited partnership interests in the Funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreements, Units may be transferred only with the written consent of your managing general partner. Sales transactions for the Units have been limited and sporadic. The Funds receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated. However, the managing general partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Funds. It is not known to what extent Unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Funds, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales.

(2) Does not include Units purchased from Bond Purchase, L.L.C. and Everest Trust. As part of the settlement of certain law suits and other disputes between CGS, Bond Purchase, L.L.C. (a former limited partner in your Fund and other limited partnerships controlled by CGS) and certain of their affiliates, and in consideration of the sale by affiliates of CGS of a controlling interest in Nooney Realty Trust, Inc., a publicly-held real estate investment trust, and Nooney Capital Corp., the corporate general partner of a privately-held limited partnership, on November 9, 1999, CGS purchased from Bond Purchase, L.L.C.: (i) fifty-nine (59) Units in Nooney Income Fund, Ltd. II, L.P. ("NIFII") at a price per Unit of $450, (ii) 1,802 units in Nooney Income Fund Ltd., L.P. ("NIF") at $600 per unit, (iii) 199 units in Nooney Real Property Investors-Two, L.P. ("NRPI") at $360 per unit and (iv) 8 units in Sierra Pacific Pension Investors '84 at $125 per unit. In addition, in connection with the settlement and as a condition thereto, CGS purchased from Everest: (i) 1,062 Units in NIFII at a price per Unit of $450, (ii) 260 units in NIF at $600 per unit and (iii) 449 units in NRPI at $360 per unit. The prices paid by CGS for the Units set forth above were negotiated in the context of an over-all settlement of claims between the parties and are not necessarily representative of the market value of the Units purchased. Each unit in your Fund represents an original investment of $1,000.


(3) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be substantially below the Exchange Value. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds, (ii) American Spectrum's lack of an operating history, (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities, and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of the American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

     Your managing general partner believes that the comparative valuation analysis, when considered together with the anticipated effect of the Consolidation and with all the other differences between continued ownership of Units as compared with the receipt of American Spectrum Shares, supports its recommendation in favor of the Consolidation.

     9. Net Book Value of the Funds. Your managing general partner calculated the book value of each of the Funds under generally accepted accounting principles, or GAAP, as of March 31, 2000 per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the Funds. This figure was compared to the Exchange Value per $1,000 investment. The book value of the Fund per $1,000 original investment was $359.84 and the Exchange Value allocated to the Fund per $1,000 original investment was $675.28.

     We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the Fund, (ii) the value of the Units for purposes of comparing the expected benefits of the Consolidation to the potential alternatives considered by the General Partners or (iii) the analysis of the fairness of the Consolidation.

                         EXPENSES OF THE CONSOLIDATION

     If your Fund approves the Consolidation, the portion of the Consolidation expenses attributable to your Fund will be paid by your Fund, as detailed below. The number of American Spectrum Shares paid to your Fund would reflect a reduction for your Fund's expenses of the Consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum Shares payable to each of the Funds.

     If the Consolidation of your Fund is not approved, we will bear a percentage of all Consolidation expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Fund divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Fund. In such event, your Fund will bear the remaining Consolidation expenses.

     The following table sets forth the estimated Consolidation expenses of consolidating with your Fund:

                         PRE-CLOSING TRANSACTION COSTS

Legal Fees(1)...............................................    $
Appraisals and Valuation(2).................................
Fairness Opinions(3)........................................
Solicitation Fees(4)........................................
Printing and Mailing(5).....................................
Accounting Fees(6)..........................................
          Subtotal..........................................    $

                           CLOSING TRANSACTION COSTS

Title, Transfer Tax and Recording Fees(7)...................    $
Legal Closing Fees(8).......................................
          Subtotal..........................................    $
          Total.............................................    $317,033*

---------------
*   Estimated

(1) Aggregate legal fees to be incurred by all of the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of the value of the American Spectrum Share consideration payable to your Fund, based on the Exchange Value, to the total value of the American Spectrum Share consideration payable to all of the Funds, and the CGS Affiliates, including the CGS Management Company based on the Exchange Value.

(2) Aggregate appraisal and valuation fees to be incurred by all of the Funds in
    connection with the Consolidation were $          . Your Fund's pro rata
    portion of these fees was determined based on the number of properties in your Fund.

(3) The Funds received a fairness opinion from Stanger and the Funds incurred a
    fee of $          .

(4) Aggregate solicitation fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the number of Limited Partners in your Fund.

(5) Aggregate printing and mailing fees to be incurred by the Funds in
    connection with the Consolidation are estimated to be $          . Your
    Fund's pro rata portion of these fees was determined based on the number of Limited Partners in your Fund.

(6) Aggregate accounting fees to be incurred by the Funds in connection with the
    Consolidation are estimated to be $          . Your Fund's pro rata portion
    of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Funds in connection with the Consolidation are estimated to be
    $          . Your Fund's pro rata portion of these fees was determined based on the ratio of the value of Fund's portfolio value to the total real estate portfolio values of the Funds and the CGS Affiliates, based on appraisal prepared by Stanger.

(8) Aggregate legal closing fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

     The solicitation fees related to the Consolidation will be allocated among the Funds and American Spectrum depending upon whether the Consolidation is consummated. For purposes of the Consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

     If American Spectrum acquires all of the Funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the Funds, all of the solicitation fees will be payable by American Spectrum or the Funds that are acquired in proportion to their respective Exchange Values. If none of the Funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

     The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per Unit was $1,000.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        ------
1995........................................................  $12.50
1996........................................................   18.75
1997........................................................   18.75
1998........................................................   25.00
1999........................................................       0(1)
Three months ended March 31, 2000...........................  $    0(1)
                                                              ======

---------------
(1) The Fund did not make any distribution during 1999 or the first three months of 2000. The managing general partner determined to retain the cash flow during this period for future requirements.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

     Your managing general partner received total distributions and compensation (which includes distributions and monies paid to it as reimbursements for expenses) in respect of its capacity as general partner of your partnership as described in the following table:


                                                              DISTRIBUTION AND
YEAR OR PERIOD                                                  COMPENSATION
--------------                                                ----------------
1997........................................................      $56,665
1998........................................................      $67,193
1999........................................................      $25,000
Three Months Ended March 31, 2000...........................      $ 6,250
                                                                  =======

     In addition, a majority-owned subsidiary of CGS manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:


YEAR OR PERIOD                                                  FEES
--------------                                                --------
1997........................................................  $107,130
1998........................................................  $111,606
1999........................................................  $125,314
Three Months Ended March 31, 2000...........................  $ 30,949
                                                              ========



     Your managing general partner and its affiliates will receive distributions and compensation from American Spectrum relating to the Fund including dividends on American Spectrum shares issuable in respect of the CGS Management Company (allocated in proportion to Exchange Value) and salaries and other compensation payable to affiliates of CGS who serve as officers of American Spectrum (allocated in proportion to Exchange Value) equal to $166,766 for the year ended December 31, 1999 on a pro forma basis. American Spectrum will operate as an internally managed REIT. As part of the Consolidation, American Spectrum will bear costs of managing the combined portfolio. Prior to the Consolidation, a portion of these expenses were borne by the managing general partners and their affiliates and paid out of the fees received from the Fund.

                                 REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

     Section 5.2 of your Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding Units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the Fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your Fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the Fund. Because the Consolidation of your Fund may be deemed to be a sale of "all or substantially all" of the assets of the Fund within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding Units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

     If the Limited Partners of your Fund representing greater than 50% of the outstanding Units do not vote "For" the Consolidation, the Consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your Fund as a going concern and to eventually dispose of your Fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

     Through the Prospectus/Consent Solicitation Statement accompanying this Supplement, we are asking you, the Limited Partners of the Fund, to vote on whether to approve the Consolidation. As discussed above, Limited Partners holding in excess of 50% of the outstanding Units in the Fund must vote "For" the Consolidation on the enclosed consent form in order for the Fund to be included in the Consolidation. For the reasons set forth in the accompanying Prospectus/Consent Solicitation Statement, your managing general partner believes that the terms of the Consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the Consolidation. Before deciding how to vote on the Consolidation, you should read this Supplement, the Prospectus/Consent Solicitation Statement and the accompanying materials in their entirety.

                    AMENDMENTS TO THE PARTNERSHIP AGREEMENT

     Two amendments to the partnership agreement of the Fund are necessary in connection with the consummation of the Consolidation. The amendments are attached to this Supplement as Appendix C.

     First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the Limited Partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the Consolidation.

     Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the Consolidation if the managing general partner and the Limited Partners holding a majority of the Units consent. The managing general partner believes that there will be reduced transaction costs to the Fund if the Consolidation is consummated through a merger rather than a sale of assets.

     Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of Limited Partners holding the majority of the outstanding Units is required to amend the partnership agreement. In addition to voting for the Consolidation, Limited Partners must vote "For" the amendments to allow the consummation of the Consolidation.

                               VOTING PROCEDURES

     The Prospectus/Consent Solicitation Statement, this Supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Consolidation of your Fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

     In order for your Fund to be consolidated into American Spectrum, the Limited Partners holding greater than 50% of the outstanding Units of your Fund must approve the Consolidation and the amendments to the partnership agreement. Your Fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the Prospectus/Consent Solicitation
Statement. A copy of the Agreement and Plan of Merger dated             , 2000,
by and between American Spectrum and your Fund is attached hereto as Appendix B. We encourage you to read it.

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which Limited Partners may vote "For" or "Against" the Consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to
you (on or about             , 2000), and will continue until the later of (a)
            , 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your Fund's partnership agreement. Under no circumstances will the Solicitation Period be extended
beyond             , 2000. Any consent form received by [          ], which was
hired by us to tabulate your votes, prior to [     ] [p.m.] [Eastern] time on
the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the Consolidation and you will receive American Spectrum Shares if your Fund approves the Consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. You may withdraw or revoke your consent form at any time in writing before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund.

     A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's Acquisition of your Fund and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

     Part B of the consent form is a power of attorney, which must be signed
separately. The power of attorney appoints                and                as
your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without requiring your signatures on multiple documents.

                             CONFLICTS OF INTEREST

AFFILIATED MANAGING GENERAL PARTNER

     Your managing general partner has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners of your Fund without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Funds). Your managing general partner is an affiliate of American Spectrum. While your managing general partner has sought faithfully to discharge its obligations to your Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Funds. In addition, officers and directors of the General Partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS OF THE CONSOLIDATION TO YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES

     As a result of the Consolidation (assuming all of the Funds are acquired), your managing general partner and its affiliates, including CGS, expect to receive certain benefits. These benefits include:

     - If the Consolidation is consummated, affiliates of your managing general partner are expected to receive approximately 2,628,655 American Spectrum Shares and units in the Operating Partnership in exchange for the contribution of the CGS Affiliates, including the Affiliates' Properties and the CGS Management Company. The managing general partner will not receive any American Spectrum Shares in respect of its interest in the Fund. Affiliates of the managing general partner will receive 201,341 American Spectrum Shares in respect of the CGS Management Company, a portion of which are based on revenues from management of the Fund.

     - Certain of the officers and directors of your managing general partner will also serve as officers and directors of American Spectrum with William J. Carden serving as Chief Executive Officer of American Spectrum, Harry A. Mizrahi, Paul E. Perkins and Thomas N. Thurber serving as Senior Vice Presidents and Patricia A. Nooney serving as Vice President. Furthermore, they will be entitled to receive performance-based incentives, including stock options under American Spectrum's 2000 Performance Incentive Plan or any other such plan approved by its stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the Fund if the Consolidation does not occur.

     - The CGS Affiliates include entities which are obligated to make payments to one or more of the Funds. These payments include approximately $6,956,000 payable by one of the CGS Affiliates to Sierra Pacific Development Fund Ltd. II, L.P. and guaranteed by John Galardi, a principal shareholder of American Spectrum. In addition, the CGS Affiliates have $2.35 million of debt other than mortgage debt. A substantial portion of this debt is guaranteed by Messrs. Carden and Galardi. If the Consolidation is consummated, the CGS Affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum Shares allocated to the CGS Affiliates.

     - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. As a result of the Consolidation, the likelihood that they will be required to make payments on the guarantees could be reduced.

     - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Tax matters are very complicated, and the tax consequences of the Consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

     If your Fund is acquired by American Spectrum you will receive American Spectrum Shares unless you elect the Notes Option, in which case you will receive Notes.

     If your Fund is acquired by American Spectrum and you receive American Spectrum Shares, your ownership of American Spectrum Shares will affect the character and amount of income reportable by you in the future. Because each of the Funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

     In contrast to your treatment as a Limited Partner, if your Fund is acquired by American Spectrum and you receive American Spectrum Shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the Consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the Fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the Fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the Fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

     Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your Fund is acquired by American Spectrum, your Fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position consistent with Proposed Treasury Regulation Section 1.708-I (F.R. January 11,
2000) that the merger of American Spectrum and your Fund will be treated as a transfer of assets of your Fund to American Spectrum in exchange for Shares and a subsequent distribution in liquidation of such Shares. Consistent with such regulation, for those Limited Partners who elect the Notes Option, the transaction will be viewed as a sale of their interest in your Fund to American Spectrum.

     Tax Consequences to Limited Partners Who Receive Shares. The Fund intends to report the Consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (iii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of Section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to PR that, following the Consolidation, the partners of the Funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code American Spectrum and your Fund intend to take the position that
Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your Funds will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. PR is not opining as to whether gain will be recognized by your or any other Fund in the Consolidation.


     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized form the sale of a "Section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate Section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences to Limited Partners Who Receive Notes. If your Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).

     If you receive American Spectrum Shares in the distribution your Fund should not recognize gain. See "Tax Consequences to Limited Partners who Receive Shares."

     Immediately before the distribution of Shares by your Fund to you, the basis of the Shares in the hands of your Fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your Fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of Shares by your Fund to you, your basis in the American Spectrum Shares will equal the adjusted basis of your partnership interest in your fund.

     If you elect the Notes Option, you will have gain at the time of your sale of your interests in your Fund. However, you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your Units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your Fund, plus any gain recognized in the distribution.

     Tax Consequences to Tax Exempt Investors. Because the assets of your Fund are held for investment and not for resale, the Consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Consolidation. In addition, the Consolidation may result in the recognition by tax-exempt partners

(excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.

     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.

     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.

                             FINANCIAL INFORMATION

     Selected historical financial information for your Fund, audited financial statements for your Fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement. In addition, pro forma financial information for American Spectrum is set forth on page F- of the Consent Solicitation Statement.

 n
     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                         AMERICAN SPECTRUM REALTY, INC.

                             PROSPECTUS SUPPLEMENT

                                       TO

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                          DATED                , 2000

                                      FOR

                        NOONEY INCOME FUND LTD. II, L.P.

     This Supplement is being furnished to you, as a Limited Partner of Nooney Income Fund Ltd. II, L.P., which we refer to as the Fund, for the purpose of enabling you to evaluate the proposed consolidation of your Fund into American Spectrum Realty, Inc., a Maryland corporation, which is a real estate investment trust. This Supplement is designed to summarize only the risks, effects, fairness and other considerations of the Acquisition that are unique to you and the other limited partners of your Fund (collectively, the "Limited Partners"). This Supplement does not purport to provide an overall summary of the Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other Funds and assets being consolidated with American Spectrum. Accordingly, the discussions in this Supplement are qualified by the more expanded treatment of these matters appearing in the Prospectus/Consent Solicitation Statement. Unless otherwise indicated, the terms "we," "us," "our," "ourselves" and "American Spectrum" when used herein refer to American Spectrum Realty, Inc. and our subsidiaries, including American Spectrum Operating Partnership, L.P., which we refer to herein as the Operating Partnership. The Operating Partnership is a limited partnership through which American Spectrum conducts its business. Nooney Income Investments Two, Inc. is the managing general partner of your Fund. Mr. John J. Nooney is a special general partner of the Fund and, as such, does not exercise control over the affairs of the Fund.

     Pursuant to the Prospectus/Consent Solicitation Statement and this Supplement, your managing general partner is asking you to approve the consolidation of your Fund into American Spectrum.

     In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your Fund. To approve the Consolidation, you must vote "For" these amendments.

     The Fund, is one of eight limited partnerships, which we refer to collectively as the Funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the Consolidation. Supplements have also been prepared for each of the other Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

     There are material risks and potential disadvantages associated with the Consolidation that you should consider in determining whether to vote "For" or "Against" the Consolidation. These material risks include:

     - We determined the number of American Spectrum Shares to be allocated per unit of limited partnership interest of the Fund (collectively, the "Units") without any arm's-length negotiations. Accordingly, the number and exchange value of American Spectrum Shares allocated per Unit may not reflect the fair market value of your Units.

     - We are uncertain as to the value at which American Spectrum Shares will
       trade following listing on the                . The American Spectrum
       Shares could trade at a price below the $15 exchange value that was assigned by American Spectrum for purposes of the Consolidation.


     - Your managing general partner is a subsidiary of ours and therefore has substantial conflicts of interest with respect to the Consolidation. Your managing general partner's affiliates will receive 2,628,655 American Spectrum Shares and units of limited partnership interest in the Operating Partnership in exchange for properties and assets transferred to American Spectrum as part of the Consolidation.



     - Limited Partners may incur taxes in connection with the Consolidation.

     - The Consolidation involves a fundamental change in your investment.

     - Unlike your Fund, American Spectrum's policy is to reinvest proceeds from the sale of its properties or refinancing of its indebtedness.

     - American Spectrum may change its investment, acquisition or financing policies without a vote of its securityholders.

     - Unlike your Fund which owns offices and office/warehouse properties located in a centralized location (primarily, the midwestern United States), American Spectrum will own a large portfolio of properties of various types. These properties include office, office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas. While this diversification of assets may reduce certain risks of investment attributable to a single type of property or location, it also may subject an investment in American Spectrum to additional risks.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
OVERVIEW....................................................   S-2
RISK FACTORS................................................   S-5
AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........  S-13
ALLOCATION OF AMERICAN SPECTRUM SHARES......................  S-14
FAIRNESS OF THE CONSOLIDATION...............................  S-15
EXPENSES OF THE CONSOLIDATION...............................  S-19
REQUIRED VOTE...............................................  S-23
VOTING PROCEDURES...........................................  S-24
CONFLICTS OF INTEREST.......................................  S-25
FEDERAL INCOME TAX CONSIDERATIONS...........................  S-26
FINANCIAL INFORMATION.......................................  S-28

                                    OVERVIEW

This Overview highlights some of the information in this Supplement and the accompanying Prospectus/ Consent Solicitation Statement and may not address all of the information regarding the Consolidation that is important to you. To understand the terms and risks of the Consolidation, you should carefully read this Supplement and the Prospectus/Consent Solicitation Statement in their entirety.

WHAT IS AMERICAN SPECTRUM?

     We are a full-service real estate company, originally formed in 1989 as a Texas corporation under the name CGS Real Estate Company, Inc. (together with
its affiliates, "CGS"). In             , 2000, we merged with a newly organized
Maryland corporation and assumed the name American Spectrum Realty, Inc. Through the Consolidation, we intend to combine the properties of the Funds and properties owned by CGS and its Affiliates (the "Affiliates' Properties"). We intend to qualify as a real estate investment trust and to elect to be treated as a real estate investment trust (a REIT) beginning in 2002. The primary business of American Spectrum will be the ownership of office, office/warehouse, apartment and shopping center properties. In addition, we plan to expand our business by acquiring additional properties, primarily in the western and midwestern markets. Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of real property comprised of 35 properties (the "Properties") in nine states. The Properties consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers, and one parcel of development land. If American Spectrum acquires all of the Funds, the properties held by affiliates of CGS and the portion of CGS's property management business which manages the properties of affiliated entities (the "CGS Management Company") in the Consolidation, American Spectrum expects to have total assets having an appraised value of approximately $283 million at the time the Consolidation is consummated. This includes approximately $177,000,000 of real estate assets that will be contributed by the CGS Affiliates. We refer to CGS and its affiliates as the CGS Affiliates and we refer to the properties owned by CGS or to be acquired by merger from the CGS Affiliates as the "Affiliates' Properties".

     American Spectrum's principal executive offices are located at 1800 East Deere Avenue, Santa Ana, California 92705. Our telephone number is (949) 585-7600.

WHY ARE WE PROPOSING THE CONSOLIDATION?

     We and your General Partners believe that the Consolidation is the best way for Limited Partners to achieve liquidity and maximize the value of their investment in the Funds. The American Spectrum Shares will be listed for trading
on                . There is no active trading market for the limited
partnership Units in the Funds. In addition, Limited Partners will participate in future growth of American Spectrum.

HOW MANY AMERICAN SPECTRUM SHARES WILL I RECEIVE IF MY FUND IS ACQUIRED BY AMERICAN SPECTRUM?

     Your Fund will be allocated an aggregate of 1,021,040 American Spectrum Shares if it is consolidated into American Spectrum in the Consolidation. You will receive your proportion of such shares in accordance with the terms of your Fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum Share.

WHAT IS THE VALUE OF AN AMERICAN SPECTRUM SHARE?

     We do not know the fair value of an American Spectrum Share. American Spectrum has assigned a value of $15 per share. This is an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares. We determined the number of American Shares allocated to each Fund by dividing the Exchange Value for each Fund by $15. We determined the Exchange Value based in part on appraisals by Robert A. Stanger & Co., Inc., an independent financial advisor ("Stanger"). After careful consideration, American Spectrum concluded that the Exchange Value would be used to allocate the American Spectrum Share consideration between the eight Funds and the CGS Affiliates, including the CGS Management Company. However, the Exchange Value does not necessarily represent the fair value of an American Spectrum Share. Furthermore, since the American
Spectrum Shares are not listed on the                at this time, we are not
certain of the value at which an American Spectrum Share may trade. Once listed, it is possible that the American Spectrum Shares will trade at prices below the Exchange Value.

WHAT IS THE REQUIRED VOTE NECESSARY TO APPROVE THE CONSOLIDATION OF MY FUND?

     Pursuant to the terms of your Fund's partnership agreement, the Consolidation of your Fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding Units. This approval by your Fund's Limited Partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the Managing General Partner own 19,221 Units or 5.21% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

DID YOU RECEIVE A FAIRNESS OPINION IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. Stanger, an independent financial advisor, rendered an opinion that the allocation of American Spectrum Shares (i) between the Funds, as a group, and CGS and its affiliates (the "CGS Affiliates"), including the CGS Management Company and (ii) among the Funds, is fair to the Limited Partners of your Fund from a financial point of view.

DID YOU RECEIVE AN APPRAISAL IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. To assist us in our determination of the number of American Spectrum Shares to be issued to each Fund and in your managing general partner's evaluation of the Consolidation, your managing general partner engaged Stanger to appraise the portfolio of properties owned by your Fund, the other Funds and the Affiliates' Properties portfolio.

WILL I RECEIVE FUTURE DISTRIBUTIONS WITH RESPECT TO THE AMERICAN SPECTRUM SHARES I RECEIVE IN THE CONSOLIDATION?

     Yes. American Spectrum expects to make quarterly distributions to its stockholders. American Spectrum expects to elect to qualify as a REIT beginning in 2002. If American Spectrum makes the REIT election, it must always distribute at least 90% of its taxable income to its stockholders on an annual basis in order to maintain its status as a REIT. American Spectrum is not required to make the REIT election. However, American Spectrum intends to make quarterly distributions whether or not it makes the REIT election.

     As an American Spectrum stockholder, you will also have the ability to participate in any appreciation in value of American Spectrum Shares. American
Spectrum Shares will be listed for trading on the                . Going
forward, we believe that, unlike your Fund, American Spectrum's assets will grow, resulting in an increase of its earnings and its funds from operations. As
a result, the price of American Spectrum Shares on the                may
increase due to such growth. However, we cannot assure you that any growth will be achieved.

DOES THE MANAGING GENERAL PARTNER OF MY FUND RECOMMEND THAT I VOTE "FOR" THE PROPOSED TRANSACTION?

     Yes. Your managing general partner has recommended that you vote "For" the Consolidation. Your managing general partner believes that the Consolidation is the best means to maximize the value of your investment in your Fund. It believes that the Consolidation is better than the alternatives of liquidating your Fund's portfolio or continuing unchanged the investment in your Fund. You should note that your managing general partner is an affiliate of CGS and American Spectrum.

WHY ARE AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT BEING PROPOSED?

     Your Fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The Fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the

Fund to merge with American Spectrum and participate in the Consolidation. The amendments must be approved by greater than 50% of the outstanding Units. To vote "For" the Consolidation, you must also vote "For" the amendments.

HOW DO I VOTE?

     Simply indicate on the enclosed consent form, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible so that your Units may be voted "For" or "Against" the consolidation of your Fund with American Spectrum. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Consolidation and the amendments to the Partnership Agreement. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the Consolidation and the amendments.

IN THE EVENT THAT MY FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM, MAY I CHOOSE TO RECEIVE SOMETHING OTHER THAN AMERICAN SPECTRUM SHARES?

     Yes, subject to the limitations described in the accompanying Prospectus/Consent Solicitation Statement. If you vote "Against" the Consolidation, but your Fund is nevertheless acquired by American Spectrum, you
may elect to receive notes due               ,        , which we refer to as the
"Notes." The value of the Notes will be based on the estimated liquidation value of your Fund. The liquidation value will be lower than the aggregate exchange value of the American Spectrum Shares offered to your Fund in the Consolidation.
The Notes will bear interest at a fixed rate equal to      %. The interest rate
was determined based on 120% of the applicable federal rate on                ,
2000. Please note that you may only receive the Notes if you vote "Against" the Consolidation and you elect to receive the Notes on your consent form. You will receive American Spectrum Shares if your Fund elects to be acquired in the Consolidation and you vote "For" the Consolidation, or you vote "Against" the Consolidation and do not affirmatively select the Notes on your consent form. The Notes will not be listed on any exchange or automated quotation system, and a market for the Notes is not likely to develop.

WHAT ARE THE TAX CONSEQUENCES OF THE CONSOLIDATION TO ME?

     The Consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive Shares or Notes. If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash. If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes.

     We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

                                  RISK FACTORS

     As a result of the Consolidation of your Fund with American Spectrum, you will assume the risks associated with the assets of American Spectrum with the CGS Affiliates and the other Funds consolidated with by American Spectrum. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

     The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Consolidation that are applicable to your Fund. You should carefully consider the following risks when reviewing the potential benefits of American Spectrum's offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in American Spectrum
Shares discussed on page   of our accompanying Prospectus/Consent Solicitation
Statement.

INVESTMENT RISKS

The trading price of American Spectrum Shares following listing on the is uncertain. The American Spectrum Shares could trade at a lower price than anticipated.

     There is currently no market for the American Spectrum Shares, and it is possible that the American Spectrum Shares will trade at prices below the Exchange Value or the per share book value of American Spectrum. The investment of any limited partners of the Funds who become American Spectrum stockholders will change into freely tradable American Spectrum Shares. Consequently, some of these stockholders may choose to sell their American Spectrum Shares upon listing at a time when demand for American Spectrum Shares may be relatively low. The market price of the American Spectrum Shares may be volatile after the Consolidation, and the American Spectrum Shares could trade at prices less than the Exchange Value. This could result from increased selling activity following the issuance of the American Spectrum Shares, the interest level of investors in purchasing the American Spectrum Shares after the Consolidation and the amount of distributions to be paid by American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could adversely affect the market price of the American Spectrum Shares.

American Spectrum will have more indebtedness and will have a lower capitalization than many REIT's. This could affect the market price of the American Spectrum Shares.

     American Spectrum will have a higher ratio of indebtedness to assets than many REIT's. This ratio is frequently referred to as leverage. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.

     The American Spectrum Predecessor incurred losses for 1997, 1998 and 1999 and the three months ending March 31, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first three months of 2000. We believe that the losses resulted primarily from our investing in turnaround properties. We expected that we would initially spend more on these properties than the rental income. We expect that the rent from these properties will increase and that they will increase in value. However, we cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us. In addition, although American Spectrum had pro forma losses during 1999 and the first three months of 2000, it had positive pro forma cash flow. The losses resulted from non-cash expenses, such as depreciation.

American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

     American Spectrum will own interests in the CGS Affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. These entities will merge into American Spectrum. In addition, American Spectrum engages in these businesses. As a result, American Spectrum is responsible for liabilities arising out of the prior operations of these entities. The liabilities may include unknown contingent liabilities. These liabilities could exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

The Consolidation will result in a fundamental change in the nature of your investment.

     The Consolidation of your Fund involves a fundamental change in the nature of your investment. Your investment currently consists of an interest in your Fund, which has a fixed portfolio of office and office/ warehouse properties located in the midwestern United States. You participate in the profits from the rental of your Fund's properties. After the Consolidation, you will hold common stock of American Spectrum, an operating company, that will own 35 Properties of various types and locations, assuming all the Funds are included in the Consolidation. American Spectrum also expects to make additional investments. Your investment will also change from being an interest in a static finite-life entity to an investment in a growing operating company which will have a perpetual term. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as American Spectrum anticipated. Upon consummation of the Consolidation, we will have greater leverage than your Funds. In addition, in order to make future acquisitions of properties, we intend to incur substantial indebtedness that we may be unable to repay. Also, certain properties acquired in the Consolidation by American Spectrum may not be as profitable as others. While diversification of assets may reduce certain risks of investment attributable to a single property type or location, it also may subject an investment in American Spectrum to additional risks. In addition, there can be no assurance as to the value or performance of American Spectrum's securities and portfolio of properties as compared to the value of your Units and your Fund's properties.

     Also, your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Fund's assets to an investment in an entity in which you may realize the value of your investment only through dividends from American Spectrum and the sale of your American Spectrum Shares, not from liquidation proceeds from the sale of properties. Continuation of your Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Fund's properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your American Spectrum Shares or from the payments on any Notes you may elect to receive.

Market Prices for American Spectrum's Shares May Fluctuate.

     The market prices for the American Spectrum Shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum. REIT stocks have underperformed the broaden equity market over the last few years and the market conditions for REIT stocks could affect the market prices for the American Spectrum Shares.

Your distributions may decrease.

     In each of the years ended December 31, 1997, 1998 and 1999, your Fund distributed $12.50, $18.75 and $0 respectively, to you per $1000 investment. While no distributions were made during 1999, your Fund had cash flow during 1999. The managing general partner determined to retain this cash for future requirements. We believe that distributions by American Spectrum will be higher than distributions you received from your

Fund. We cannot be sure that American Spectrum will be able to maintain this level of distributions in the future.

There have been No Arm's-Length Negotiation.

     American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your Units or a liquidation of your Fund's assets.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more favorable to you and the other Limited Partners.

     The managing general partner of your Fund did not retain an independent representative to act on your behalf, or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration which you will receive, of the Consolidation. If your Fund had retained an independent representative, either collectively or on an individual basis, it would have resulted in significantly higher fees and expenses of Consolidation. Your Fund did not give its Limited Partners the power to negotiate the terms and conditions of the Consolidation or to determine what procedures to use to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the Consolidation of your Fund with American Spectrum. We engaged legal counsel to assist with the preparation of the documentation for the Consolidation, including the consent solicitation and this Supplement, and such legal counsel did not serve, or purport to serve, as legal counsel for the Fund or the Limited Partners. If your managing general partner had retained an independent representative for the Fund, it could have resulted in different terms of Consolidation which may have benefitted the Limited Partners.

A majority vote of Limited Partners of Your Fund binds all Limited Partners.

     American Spectrum will acquire your Fund if the Limited Partners of your Fund who hold a majority in interest of the outstanding Units vote in favor of the Consolidation. Such approval will bind all of the Limited Partners in your Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Consolidation. Affiliates of the managing general partner own 1135 Units or 5.90% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

Partners have no cash appraisal rights.

     You do not have the right to elect to receive a cash payment equal to the value of your interest in the Fund if your Fund approves the Consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your Fund, Notes. We based the amount of Notes you receive upon the estimated proceeds you would receive, in an orderly liquidation of your Fund, in accordance with the terms of your Fund's partnership agreement. We determined the liquidation value based, in part, upon an appraisal of your Fund's real estate portfolio by Stanger. As a holder of Notes, you are likely to receive the full face amount of the Notes only if you hold the Notes to maturity. The Notes will mature approximately eight years after the Consolidation. You may receive payments earlier only if American Spectrum chooses to repay the Notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the Notes in accordance with their terms following property sales or refinancings.

An increase in interest rates could adversely affect the price of American Spectrum Shares.

     It is likely that the public valuation of American Spectrum Shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the property portfolios themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum Shares, assuming there is an active trading market in the American Spectrum Shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum Share will decrease because potential investors may not wish to invest in American Spectrum Shares that would yield less than the market rates on interest-bearing securities, such as bonds.

American Spectrum's officers and directors have more limited liability than do your Fund's general partners.

     As a stockholder of American Spectrum, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the General Partners of your Fund. The Amended and Restated Articles of Incorporation (the Articles of Incorporation) and Bylaws of American Spectrum provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the Articles of Incorporation and Amended and Restated Bylaws, American Spectrum is obligated to indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. This indemnification could limit the legal remedies available to American Spectrum, to you and to other stockholders of American Spectrum after the Consolidation against any officers or directors of American Spectrum.

The fiduciary duties owed to you as Limited Partners by the general partners of your Fund may be greater than the fiduciary duties of directors of American Spectrum to you once you become an American Spectrum stockholder.

     The general partners of the Funds are accountable as fiduciaries to the Funds, owe each of the Funds and its limited partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Funds' affairs. American Spectrum will be managed by a Board of Directors whose members have a duty to perform their job in good faith, in a manner that they reasonably believe to be in the best interests of American Spectrum and with the care of an ordinary prudent person in a like position. Generally, directors of American Spectrum who act in such a manner will not be liable to American Spectrum for monetary damages arising from their activities. Some courts have suggested that the duties of a general partner to the limited partners in a limited partnership are greater than the fiduciary duties owed by a director of a corporation to a stockholder. If this is the case, it is possible that the standard of care to which the directors of American Spectrum are held will be lower than the standard of care to which they have been held as the general partners of the Fund.

The managing general partner of your Fund will receive benefits from the Consolidation and will have material conflicts of interest.

     The general partners of your Fund have material conflicts of interest with regard to the Consolidation of your Fund. Nooney Income Investments Two, Inc., the managing general partner, is an entity whose sole stockholder is an affiliate of CGS and American Spectrum. If your Fund is consolidated, affiliates of your managing general partner will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates, including CGS Management Company. These benefits may exceed the benefits that they would derive if the Consolidation did not take place. Also, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates.

Stanger's Fairness Opinion Relied on Information We Provided; Fairness Opinion Will Not Be Updated.


     Stanger's opinion as to the fairness to the Funds of the allocation of American Spectrum Shares, from a financial point of view, relies on information prepared by the managing general partners of the Funds and the CGS Affiliates, including the CGS Management Company. CGS controls the managing general partners and the CGS Affiliates, including the CGS Management Company. In addition, because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

Litigation Associated with the Consolidation.

     There is a risk that third parties will assert claims that the General Partners of the Fund breached their fiduciary duties to their Limited Partners or that the Consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the Funds has initiated any lawsuit on such grounds.

REAL ESTATE/BUSINESS RISKS

American Spectrum's increased leverage increases our risk of default which could, in turn, adversely affect our results of operations and our ability to make distributions.

     In addition to the issuance of American Spectrum Shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on its properties on a longer-term basis. At the time of the consummation of the Consolidation, as a general policy, American Spectrum's Board of Directors allow American Spectrum to borrow funds only when the ratio of debt-to-total assets of American Spectrum is 70% or less. American Spectrum's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that American Spectrum may incur in the future. Accordingly, subject to the terms of the Note, American Spectrum's Board of Directors could modify the current policy at any time after the Consolidation. If this policy were changed, American Spectrum could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders. Unlike American Spectrum, your Fund's ratio of debt-to-total assets is 43% and your Fund does not plan to borrow to fund new acquisitions.

American Spectrum's ability to incur additional secured debt may reduce the value of the Notes held by former Limited Partners of the Fund.

     American Spectrum may increase its level of secured debt. Payments on any Notes issued by American Spectrum in connection with the Consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the Notes in the event that American Spectrum defaulted under its obligations.

Real property investments entail risk.

     Like your investment in the Funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

     Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. This presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

     The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the Consolidation.

American Spectrum's plan to grow through the Consolidation and development of new properties could be adversely affected by trends in the real estate and financing businesses.

     American Spectrum's growth strategy is substantially based on the Consolidation and development of additional properties. We cannot assure you that our acquisition and development strategies will be successful, in part because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which we have not invested before, we will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks.

The inability of tenants to make lease payments could have an adverse effect on American Spectrum.

     American Spectrum's business depends on its tenants' ability to pay their obligations to American Spectrum with respect to American Spectrum's real estate leases. The ability of tenants to pay their obligations to American Spectrum in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a tenant, may adversely affect the economic viability of the tenant's business, including but not limited to:

     - national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by American Spectrum's tenants;

     - changes or weaknesses in specific industry segments;

     - the ability to obtain and retain capable management; and

     - increases in operating expenses.

TAX RISKS

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

     American Spectrum's management believes that it will operate in a manner that will enable American Spectrum to meet the requirements for qualification as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2002. Generally, for taxable years beginning after December 31, 2000, a REIT is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 90% of its taxable income to its stockholders annually. In addition, a REIT must meet certain asset tests at the end of each calendar quarter. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP (or, PR), that it will meet the requirements for qualification as a REIT. PR's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, PR's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

     However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income Tax
Considerations -- Taxation of American Spectrum" beginning on page   .

     In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT. Until American Spectrum elects the REIT status it will be subject to Federal income tax at regular corporate rates. In addition, it may be subject to the federal alternative minimum tax and various state income taxes.

     If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

     American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

Transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transferor.

     The Fund intends to report the Consolidation on the basis that it will not result in gain or loss to any Limited Partner who elects to receive Shares. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

Limitations on Share Ownership

     In order to protect its REIT status, American Spectrum's Amended and Restated Articles of Incorporation limits the ownership by any single stockholder of any class of American Spectrum capital stock, including American Spectrum Shares, to 5% of the outstanding shares of such class. This limitation does not apply to existing holders of more than 5% of American Spectrum's outstanding Common Stock. The Amended and Restated Articles also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. For example, American Spectrum would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of the American Spectrum Shares. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum Shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum Shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

     For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

     American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

     The proposed number of American Spectrum Shares to be allocated to your Fund was determined by American Spectrum in accordance with its own valuation methodologies regarding each of the Funds. The managing general partner of your Fund determined the fairness of the value of the American Spectrum Shares to be allocated to the Fund based in part on the appraisal by Stanger of the value of the property portfolio held by your Fund. In addition, your Fund and CGS engaged Stanger to provide your Fund with an opinion that the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company and (ii) among the Funds, is fair from a financial point of view to the limited partners of the Fund.

     The following table sets forth the consideration, based on the Exchange Value, to be allocated to your Fund in the Consolidation. The American Spectrum Shares allocated to your Fund will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This data assumes that none of the Limited Partners of your Fund have elected to receive Notes. You should note that the American Spectrum Shares may trade at prices below the Exchange Value
upon listing on the                .

                                                        EXCHANGE VALUE OF AMERICAN
   NUMBER OF AMERICAN      EXCHANGE VALUE OF AMERICAN       SPECTRUM SHARES PER
SPECTRUM SHARES ALLOCATED    SPECTRUM SHARES (AFTER       $1,000 ORIGINAL LIMITED
         TO FUND            ACQUISITION EXPENSE)(1)       PARTNER INVESTMENT (1)
-------------------------  --------------------------   ---------------------------
        1,021,040             $15,315,594                    $796.82

---------------
(1) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be significantly below the Exchange Value.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES

American Spectrum Shares issued in the Consolidation will be allocated as follows:

     - American Spectrum Shares will be allocated between the Funds as a group and the CGS Affiliates (including, the CGS Management Company), and among the Funds, based upon the estimated net asset value, computed as described in the accompanying Prospectus/Consent Solicitation Statement (the "Exchange Value") of each of the Funds, the CGS Affiliates and the CGS Management Company relative to the aggregate estimated Exchange Value of all of the Funds and the CGS Affiliates, including the CGS Management Company. Your managing general partner believes that the Exchange Values of the Funds, the CGS Affiliates and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among all the Funds.

     The following tables summarize the allocation of American Spectrum Shares. For a detailed explanation of the manner in which the allocations are made, see
"Allocation of Shares" on page                of the Prospectus/Consent
Solicitation Statement.

                                   ALLOCATION

                             ALLOCATION OF AMERICAN SPECTRUM SHARES AMONG
                     THE FUNDS, THE CGS AFFILIATES AND THE CGS MANAGEMENT COMPANY
------------------------------------------------------------------------------------------------------
                                                                                         PERCENTAGE
                                                           PERCENTAGE                     OF TOTAL
                                                            OF TOTAL                      AMERICAN
                                                            EXCHANGE       SHARE       SPECTRUM SHARES
                                         EXCHANGE VALUE      VALUE       ALLOCATION       ISSUED(1)
                                         --------------    ----------    ----------    ---------------
Sierra Pacific Development Fund........   $  5,874,720         5.32%       391,648           5.32%
Sierra Pacific Development Fund II.....     12,590,013        11.39%       839,334          11.39%
Sierra Pacific Development Fund III....        429,832         0.39%        28,655           0.39%
Sierra Pacific Institutional Properties
  V....................................      4,920,557         4.45%       328,037           4.45%
Sierra Pacific Pension Investors '84...     18,186,978        16.46%     1,212,465          16.46%
Nooney Income Fund Ltd., L.P. .........     10,250,749         9.27%       683,383           9.27%
Nooney Income Fund Ltd. II, L.P........     15,315,594        13.86%     1,021,040          13.86%
Nooney Real Property Investors-Two,
  L.P..................................      8,181,768         7.40%       545,451           7.40%
CGS Affiliates(2)......................     31,748,046        28.73%     2,116,536          28.73%
CGS Management Company.................      3,020,122         2.73%       201,341           2.73%
                                                                         =========
Totals.................................   $110,518,379       100.00%     7,367,890         100.00%
                                          ============       ======      =========         ======

---------------
(1) Includes OP Partnership Units.

(2) Includes the Affiliates' Properties, including property owned by CGS. Excludes the CGS Management Company.

     Under the terms of the Partnership Agreement, the General Partners would not be entitled to any of the American Spectrum Shares issuable of the Fund. Accordingly, all of the American Spectrum Shares issuable to the partners of the Fund is being allocated to the Limited Partners.

                         FAIRNESS OF THE CONSOLIDATION

GENERAL

     Your managing general partner believes the Consolidation to be fair to, and in the best interests of, the Fund and its Limited Partners. After careful evaluation, your managing general partner has concluded that the Consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other Limited Partners approve the Consolidation of your Fund and receive American Spectrum Shares in the Consolidation.

     Based upon its analysis of the Consolidation, your managing general partner believes that:

     - the terms of the Consolidation are fair to you and the other Limited Partners;

     - the American Spectrum Shares offered to the Limited Partners were allocated fairly and constitute fair consideration for their Units; and

     - after comparing the potential benefits and detriments of the Consolidation with those of several alternatives, the Consolidation is more economically attractive to you and the other Limited Partners than such alternatives.

     Your managing general partner's beliefs are based upon its analysis of the terms of the Consolidation, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Consolidation and certain alternatives to the Consolidation and a review of the financial condition and performance of American Spectrum and your Fund and the terms of critical agreements, such as the Fund's partnership agreement.

     Your managing general partner also believes that the Consolidation is procedurally fair for several reasons. First, the Consolidation requires the approval of Limited Partners holding greater than 50% of the outstanding Units of your Fund and is subject to certain closing conditions.

     Second, if your Fund is consolidated with American Spectrum all Limited Partners of your Fund who vote "Against" the Consolidation will be given the option of receiving American Spectrum Shares or Notes.

     Third, the general partners of the Funds believe that the Exchange Value of the Funds has been determined according to a process that is fair because the process involved appraisals of all of the Funds' property portfolios and the Affiliates' Properties by the same appraisal firm, Stanger, thereby maximizing consistency among the appraisal of the property portfolios.

     Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, that the American Spectrum Shares allocated to your Fund in the Consolidation is fair to the Limited Partners of the Fund from a financial point of view.

     Although your managing general partner believes the terms of the Consolidation are fair to you and the other Limited Partners, your managing general partner has conflicts of interest with respect to the Consolidation, including, among others, its realization of substantial economic benefits upon completion of the Consolidation. For a further discussion of the conflicts of interest and potential benefits of the Consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties"
on page   of the Prospectus/Consent Solicitation Statement.

POSITION OF THE MANAGING GENERAL PARTNER WITH RESPECT TO THE CONSOLIDATION

     The managing general partner of the Fund is an indirectly held subsidiary of CGS, and CGS controls American Spectrum. However, for all of the reasons discussed herein, your managing general partner believes that the Consolidation and the consideration offered is fair to you and the Limited Partners of your Fund. The general partners of the other Funds also believe that the similar offers to the limited partners of the other Funds are fair to such limited partners. Your Fund has retained Stanger to render an opinion as to the fairness to Limited Partners, from a financial point of view, of the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates including the CGS Management Company, and (ii) among the Funds. Stanger is not affiliated with any of the Funds, or the CGS Affiliates. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, your managing general partner provided much of the information used by Stanger in forming its fairness opinion. Your managing general partner believes the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision on whether to approve the Consolidation of your Fund based on a number of factors, including your financial needs, other financial opportunities available to you and your tax position.


MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

     The following is a discussion of the material factors underlying your managing general partner's belief that the terms of the Consolidation are fair as a whole to you and the other Limited Partners of your Fund and maximize the value of your investment.

     1. Consideration Allocated. Your managing general partner and its affiliates will be allocated the same form of consideration in the Consolidation as the Limited Partners with respect to their capital interest in the Fund or OP Units, which will provide the same economic rights as the American Spectrum Shares being issued to Limited Partners but will not be publicly traded until they are exchanged for American Spectrum Shares. Your managing general partner believes that the form and amount allocated to the Fund constitute fair value. The allocation of the American Spectrum Shares to Limited Partners is based on the same valuation methodology which was consistently applied to each of the Funds and the Affiliated Properties. The allocation of the American Spectrum Shares with respect to the CGS Management Company was based on a multiple of earnings which the General Partner believes is appropriate for valuing a service company. Therefore, your managing general partner believes that the Exchange Values adequately takes into account the relative values of each of the Funds and the CGS Affiliates including the CGS Management Company. In addition, your managing general partner compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

     2. Similarity of Funds. Your managing general partner does not believe that there are any material differences among the Funds that would affect the fairness of the Consolidation to you or the other Limited Partners in your Fund. Substantially all of the assets of the Funds are office, office/warehouse or shopping center properties and the Funds have substantially the same capital structures. In addition, the investment objectives of each of the Funds are substantially the same. These factors make it easier to fairly compare the value of the Funds relative to each other and to fairly allocate the American Spectrum Shares among the Funds and among the Limited Partners and the General Partners.

     The primary differences among the Funds are:

     - Date of Formation. The Funds were formed at different times. As a result, the Funds formed earlier have already sold some properties.

     - Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

     - Size and Diversity. Some of the Funds have purchased fewer properties and are less diverse with respect to the number of tenants and the geographic location and types of properties.

     - Types of Properties. Your Fund has purchased primarily office and office/warehouse properties. American Spectrum's properties also include apartment and shopping center properties.

     - Indebtedness. One of the Funds has no debt and the other Funds have varying degrees of leverage.

     3. Market Value. To the extent that there is trading in the Units, such trading takes place in an informal secondary market. The Units do not trade in any orderly, active market. The Exchange Value assigned to your Funds in connection with the Consolidation is greater than the range of trading prices of your Fund's units as reflected by the reported
secondary sales prices of the Units. See "Prices for Fund Units" on page   of
the Prospectus/Consent Solicitation Statement for the limited information available with respect to secondary market sales of the Units. A direct comparison of the current or historic prices of the American Spectrum Shares and the Units cannot be made because there is no current or historic market price information available with respect to the American Spectrum Shares, which will not be issued or traded prior to the Consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of
the Funds as described under "Determination of Exchange Values" on page   of the
Prospectus/Consent Solicitation Statement and is not based upon the current or historic market prices of the Units. Because there is no active trading market for the Units, the General Partners believe that historic sales prices of the Units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than six percent of all the outstanding Units in your Fund traded in the secondary market.


     4. Limited Partners' Choice of Investment -- Shares or Notes. Offering Limited Partners a choice to exchange their Units for American Spectrum Shares or Notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to Limited Partners through the alternatives to the Consolidation, but enhances the procedural fairness of the Consolidation by giving all Limited Partners the opportunity to elect American Spectrum Shares or Notes. Through this element of the Consolidation, the managing general partners are attempting to accommodate the possibly different investment objectives of the Limited Partners with the Notes providing relative security of principal, a certainty as to maturity date, and regular interest payments, and the American Spectrum Shares representing equity securities in American Spectrum, permitting the holders of the American Spectrum Shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each Limited Partner must make his own determination as to the form of consideration best suiting his personal situation, and such decision should be based upon a careful examination of the Limited Partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

     5. Independent Appraisal and Fairness Opinion. The belief of your managing general partner as to the fairness of the Consolidation as a whole and to the Limited Partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each Fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. Your managing general partner attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the Consolidation is fair to the Limited Partners. Your managing general partner does not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. Your managing general partner believes that the engagement of Stanger to provide the appraisal of each Fund's property portfolio and the Affiliates' Property portfolio and to provide the fairness opinion assisted it in the fulfillment of its fiduciary duties to the Funds and the Limited Partners, notwithstanding that Stanger received fees for its services.

     In rendering its opinion with respect to the fairness to the Funds, from a financial point of view, with respect to the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, Stanger did not address or render any opinion with respect to, any other aspect of the Consolidation, including:

     - the value or fairness of the Notes Option;

     - the prices at which the American Spectrum Shares may trade following the Consolidation or the trading value of the American Spectrum Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

     - the tax consequences of any aspect of the Consolidation;


     - the fairness of any terms of the Consolidation (other than the allocation of the American Spectrum Shares for all of the Funds (the Maximum Participation) and for participation of the minimum number of Funds in the Consolidation, comprised of Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two, L.P. (the Minimum Participation);


     - the allocation of American Spectrum shares among the Limited and General Partners of the Funds;

     - the fairness of the amounts or allocation of Consolidation costs or the amounts of Consolidation costs allocated to the Limited Partners;

     - alternatives to the Consolidation; or

     - any other matters with respect to any specific individual partner or class of partners.

     In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Funds or their assets. Stanger's opinion also does not compare the relative merits of the Consolidation with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Consolidation.

     Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the Consolidation or as to whether you should elect to receive the American Spectrum Share consideration or the Notes Option.

     6. Valuation of Alternatives. Based in part on the appraisal of each Fund's property portfolio prepared by Stanger, your managing general partner estimated the value of the Funds as going concerns and if liquidated. On the basis of these calculations, your managing general partner believes that the ultimate value of the American Spectrum Shares will exceed the going concern value and liquidation value of each Fund.

     7. Cash Available for Distribution Before and After the Acquisition. Your managing general partner believes the Consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum Shares.

     8. Comparative Valuation Analysis. In assessing the fairness of the Consolidation, your managing general partner relied on the appraisal prepared by Stanger in connection with its engagement described herein. Based on such information and other historical data of the Fund, your managing general partner prepared a comparative valuation analysis, which supported its determination that the Consolidation is in the best interest of the Limited Partners of your Fund.

     The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                                         RANGE OF SECONDARY
                                                                      MARKET PRICES PER $1,000     EXCHANGE VALUE PER
ESTIMATED GOING CONCERN VALUE    ESTIMATED LIQUIDATION VALUE PER     INVESTMENT (15 MONTHS ENDED    $1,000 ORIGINAL
PER $1,000 ORIGINAL INVESTMENT     $1,000 ORIGINAL INVESTMENT           MARCH 31, 2000)(1)(2)        INVESTMENT(3)
------------------------------  ----------------------------------   ---------------------------   ------------------
      $663.00 - $758.00                      $764.00                      $200.00 - 471.00              $796.82

---------------
(1) Limited partnership interests in the Funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreements, Units may be transferred only with the written consent of your managing general partner. Sales transactions for the Units have been limited and sporadic. The Funds receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated. However, the managing general partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Funds. It is not known to what extent Unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Funds, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales.

(2) Does not include Units purchased from Bond Purchase, L.L.C. and Everest Trust. As part of the settlement of certain law suits and other disputes between CGS, Bond Purchase, L.L.C. (a former limited partner in your Fund and other limited partnerships controlled by CGS) and certain of their affiliates, and in consideration of the sale by affiliates of CGS of a controlling interest in Nooney Realty Trust, Inc., a publicly-held real estate investment trust, and Nooney Capital Corp., the corporate general partner of a privately-held limited partnership, on November 9, 1999, CGS purchased from Bond Purchase, L.L.C.: (i) fifty-nine (59) Units in Nooney Income Fund, Ltd. II, L.P. ("NIFII") at a price per Unit of $450, (ii) 1,802 units in Nooney Income Fund Ltd., L.P. (NIF") at $600 per unit, (iii) 199 units in Nooney Real Property Investors-Two, L.P. ("NRPI") at $360 per unit and (iv) 8 units in Sierra Pacific Pension Investors '84 at $125 per unit. In addition, in connection with the settlement and as a condition thereto, CGS purchased from Everest: (i) 1,062 Units in NIFII at a price per Unit of $450, (ii) 260 units in NIF at $600 per unit and (iii) 449 units in NRPI at $360 per unit. The prices paid by CGS for the Units set forth above were negotiated in the context of an over-all settlement of claims between the parties and are not necessarily representative of the market value of the Units purchased. Each unit in your Fund represents an original investment of $1,000.

    In addition, an affiliate of CGS purchased 14 Units in NIFII for $424 in May 2000.

(3) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the           , the actual
    values at which the American Spectrum Shares will trade on the           may
    be substantially below the Exchange Value. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds, (ii) American Spectrum's lack of an operating history, (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities, and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of the American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

     Your managing general partner believes that the comparative valuation analysis, when considered together with the anticipated effect of the Consolidation and with all the other differences between continued ownership of Units as compared with the receipt of American Spectrum Shares, supports its recommendation in favor of the Consolidation.

     9. Net Book Value of the Funds. Your managing general partner calculated the book value of each of the Funds under generally accepted accounting principles, or GAAP, as of March 31, 2000 per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the Funds. This figure was compared to the Exchange Value per $1,000 investment. The book value of the Fund per $1,000 original investment was $437.48 and the Exchange Value allocated to the Fund per $1,000 original investment was $796.82.

     We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the Fund, (ii) the value of the Units for purposes of comparing the expected benefits of the Consolidation to the potential alternatives considered by the General Partners or (iii) the analysis of the fairness of the Consolidation.

                         EXPENSES OF THE CONSOLIDATION

     If your Fund approves the Consolidation, the portion of the Consolidation expenses attributable to your Fund will be paid by your Fund, as detailed below. The number of American Spectrum Shares paid to your

Fund would reflect a reduction for your Fund's expenses of the Consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum Shares payable to each of the Funds.

     If the Consolidation of your Fund is not approved, we will bear a percentage of all Consolidation expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Fund divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Fund. In such event, your Fund will bear the remaining Consolidation expenses.

     The following table sets forth the estimated Consolidation expenses of consolidating with your Fund:

                         PRE-CLOSING TRANSACTION COSTS

Legal Fees(1)...............................................  $
Appraisals and Valuation(2).................................
Fairness Opinions(3)........................................
Solicitation Fees(4)........................................
Printing and Mailing(5).....................................
Accounting Fees(6)..........................................
          Subtotal..........................................  $

                           CLOSING TRANSACTION COSTS

Title, Transfer Tax and Recording Fees(7)...................  $
Legal Closing Fees(8).......................................
          Subtotal..........................................  $
Total.......................................................  $473,678*

---------------
 *  Estimated

(1) Aggregate legal fees to be incurred by all of the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of the value of the American Spectrum Share consideration payable to your Fund, based on the Exchange Value, to the total value of the American Spectrum Share consideration payable to all of the Funds, and the CGS Affiliates, including the CGS Management Company based on the Exchange Value.

(2) Aggregate appraisal and valuation fees to be incurred by all of the Funds in
    connection with the Consolidation were $          . Your Fund's pro rata
    portion of these fees was determined based on the number of properties in your Fund.

(3) The Funds received a fairness opinion from Stanger and the Funds incurred a
    fee of $          .

(4) Aggregate solicitation fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the number of Limited Partners in your Fund.

(5) Aggregate printing and mailing fees to be incurred by the Funds in
    connection with the Consolidation are estimated to be $          . Your
    Fund's pro rata portion of these fees was determined based on the number of Limited Partners in your Fund.

(6) Aggregate accounting fees to be incurred by the Funds in connection with the
    Consolidation are estimated to be $          . Your Fund's pro rata portion
    of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Funds in connection with the Consolidation are estimated to be
    $          . Your Fund's pro rata portion of these fees was determined based on the ratio of the value of Fund's portfolio value to the total real estate portfolio values of the Funds and the CGS Affiliates, based on appraisal prepared by Stanger.

(8) Aggregate legal closing fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

     The solicitation fees related to the Consolidation will be allocated among the Funds and American Spectrum depending upon whether the Consolidation is consummated. For purposes of the Consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

     If American Spectrum acquires all of the Funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the Funds, all of the solicitation fees will be payable by American Spectrum or the Funds that are acquired in proportion to their respective Exchange Values. If none of the Funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

     The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per Unit was $1,000.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        ------
1995........................................................   12.50
1996........................................................   12.50
1997........................................................   12.50
1998........................................................   18.75
1999........................................................       0(1)
Three months ended March 31, 2000...........................  $    0(1)
                                                              ======

---------------
(1) The Fund did not make any distribution during 1999 or the first three months of 2000. The managing general partner determined to retain the cash flow during this period for future requirements.

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

     Your managing general partner received total distributions and compensation (which includes distributions and monies paid to it as reimbursements for expenses) in respect of its capacity as general partner of your partnership as described in the following table:


                                                              DISTRIBUTION AND
YEAR OR PERIOD                                                  COMPENSATION
--------------                                                ----------------
1997........................................................      $54,704
1998........................................................      $62,046
1999........................................................      $40,000
Three Months Ended March 31, 2000...........................      $10,000
                                                                  -------

     In addition, a majority-owned subsidiary of CGS manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:


YEAR OR PERIOD                                                  FEES
--------------                                                --------
1997........................................................  $201,992
1998........................................................  $215,198
1999........................................................  $216,862
Three Months Ended March 31, 2000...........................  $ 56,451
                                                              --------



     Your managing general partner and its affiliates will receive distributions and compensation from American Spectrum relating to the Fund including dividends on American Spectrum shares issuable in respect of the CGS Management Company (allocated in proportion to Exchange Value) and salaries and other compensation payable to affiliates of CGS who serve as officers of American Spectrum (allocated in proportion to Exchange Value) equal to $251,305 for the year ended December 31, 1999 on a pro forma basis. American Spectrum will operate as an internally managed REIT. As part of the Consolidation, American Spectrum will bear costs of managing the combined portfolio. Prior to the Consolidation, a portion of these expenses were borne by the managing general partners and their affiliates and paid out of the fees received from the Fund.

                                 REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

     Section 5.2 of your Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding Units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the Fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your Fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the Fund. Because the Consolidation of your Fund may be deemed to be a sale of "all or substantially all" of the assets of the Fund within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding Units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

     If the Limited Partners of your Fund representing greater than 50% of the outstanding Units do not vote "For" the Consolidation, the Consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your Fund as a going concern and to eventually dispose of your Fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

     Through the Prospectus/Consent Solicitation Statement accompanying this Supplement, we are asking you, the Limited Partners of the Fund, to vote on whether to approve the Consolidation. As discussed above, Limited Partners holding in excess of 50% of the outstanding Units in the Fund must vote "For" the Consolidation on the enclosed consent form in order for the Fund to be included in the Consolidation. For the reasons set forth in the accompanying Prospectus/Consent Solicitation Statement, your managing general partner believes that the terms of the Consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the Consolidation. Before deciding how to vote on the Consolidation, you should read this Supplement, the Prospectus/Consent Solicitation Statement and the accompanying materials in their entirety.

                    AMENDMENTS TO THE PARTNERSHIP AGREEMENT

     Two amendments to the partnership agreement of the Fund are necessary in connection with the consummation of the Consolidation. The amendments are attached to this Supplement as Appendix C.

     First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the Limited Partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the Consolidation.

     Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the Consolidation if the managing general partner and the Limited Partners holding a majority of the Units consent. The managing general partner believes that there will be reduced transaction costs to the Fund if the Consolidation is consummated through a merger rather than a sale of assets.

     Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of Limited Partners holding the majority of the outstanding Units is required to amend the partnership agreement. In addition to voting for the Consolidation, Limited Partners must vote "For" the amendments to allow the consummation of the Consolidation.

                               VOTING PROCEDURES

     The Prospectus/Consent Solicitation Statement, this Supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Consolidation of your Fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

     In order for your Fund to be consolidated into American Spectrum, the Limited Partners holding greater than 50% of the outstanding Units of your Fund must approve the Consolidation and the amendments to the partnership agreement. Your Fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the Prospectus/Consent Solicitation
Statement. A copy of the Agreement and Plan of Merger dated               ,
2000, by and between American Spectrum and your Fund is attached hereto as Appendix B. We encourage you to read it.

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which Limited Partners may vote "For" or "Against" the Consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to
you (on or about             , 2000), and will continue until the later of (a)
              , 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your Fund's partnership agreement. Under no circumstances will the Solicitation Period be extended
beyond               , 2000. Any consent form received by [     ], which was
hired by us to tabulate your votes, prior to [     ] [p.m.] [Eastern] time on
the last day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the Consolidation and you will receive American Spectrum Shares if your Fund approves the Consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. You may withdraw or revoke your consent form at any time in writing before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund.

     A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's Acquisition of your Fund and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

     Part B of the consent form is a power of attorney, which must be signed
separately. The power of attorney appoints                and                as
your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without requiring your signatures on multiple documents.

                             CONFLICTS OF INTEREST

AFFILIATED MANAGING GENERAL PARTNER

     Your managing general partner has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners of your Fund without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Funds). Your managing general partner is an affiliate of American Spectrum. While your managing general partner has sought faithfully to discharge its obligations to your Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Funds. In addition, officers and directors of the General Partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS OF THE CONSOLIDATION TO YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES

     As a result of the Consolidation (assuming all of the Funds are acquired), your managing general partner and its affiliates, including CGS, expect to receive certain benefits. These benefits include:

     - If the Consolidation is consummated, affiliates of your managing general partner are expected to receive approximately 2,628,655 American Spectrum Shares and units in the Operating Partnership in exchange for the contribution of the CGS Affiliates, including the Affiliates" Properties and the CGS Management Company. The managing general partner will not receive any American Spectrum Shares in respect of its interest in the Fund. Affiliates of the managing general partner will receive 201,341 American Spectrum Shares in respect of the CGS Management Company, a portion of which are based on revenues from management of the Fund.

     - Certain of the officers and directors of your managing general partner will also serve as officers and directors of American Spectrum with William J. Carden serving as Chief Executive Officer of American Spectrum, Harry A. Mizrahi, Paul E. Perkins and Thomas N. Thurber serving as Senior Vice Presidents and Patricia A. Nooney serving as Vice President. Furthermore, they will be entitled to receive performance-based incentives, including stock options under American Spectrum's 2000 Performance Incentive Plan or any other such plan approved by its stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the Fund if the Consolidation does not occur.

     - The CGS Affiliates include entities which are obligated to make payments to one or more of the Funds. These payments include approximately $6,956,000 payable by one of the CGS Affiliates to Sierra Pacific Development Fund Ltd. II, L.P. and guaranteed by John Galardi, a principal shareholder of American Spectrum. In addition, the CGS Affiliates have $2.35 million of debt other than mortgage debt. A substantial portion of this debt is guaranteed by Messrs. Carden and Galardi. If the Consolidation is consummated, the CGS Affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum Shares allocated to the CGS Affiliates.

     - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. As a result of the Consolidation, the likelihood that they will be required to make payments on the guarantees could be reduced.

     - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Tax matters are very complicated, and the tax consequences of the Consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

     If your Fund is acquired by American Spectrum you will receive American Spectrum Shares unless you elect the Notes Option, in which case you will receive Notes.

     If your Fund is acquired by American Spectrum and you receive American Spectrum Shares, your ownership of American Spectrum Shares will affect the character and amount of income reportable by you in the future. Because each of the Funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

     In contrast to your treatment as a Limited Partner, if your Fund is acquired by American Spectrum and you receive American Spectrum Shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the Consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the Fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the Fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the Fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

     Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your Fund is acquired by American Spectrum, your Fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position consistent with Proposed Treasury Regulation Section 1.708-1 (F.R. January 11, 2000) that the merger of American Spectrum and your Fund will be treated as a transfer of assets of your Fund to American Spectrum in exchange for Shares and a subsequent distribution in liquidation of such Shares. Consistent with such regulation, for those Limited Partners who elect the Notes Option, the transaction will be viewed as a sale of their interest in your Fund to American Spectrum.

     Tax Consequences to Limited Partners Who Receive Shares. The Fund intends to report the Consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (ii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to PR that, following the Consolidation, the partners of the Funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your Funds will not recognize gain upon the transfer of assets to American Spectrum. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. PR is not opining as to whether gain will be recognized by your or any other Fund in the Consolidation.

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences to Limited Partners Who Receive Notes. If your Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecpatured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).

     If you receive American Spectrum Shares in the distribution your Fund should not recognize gain. See "Tax Consequences to Limited Partners who Receive Shares."

     Immediately before the distribution of Shares by your Fund to you, the basis of the Shares in the hands of your Fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your Fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of Shares by your Fund to you, your basis in the American Spectrum Shares will equal the adjusted basis of your partnership interest in your Fund.

     If you elect the Notes Option, you will have gain at the time of your sale of your interests in your Fund. However, you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your Units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your Fund, plus any gain recognized in the distribution.

     Tax Consequences to Tax Exempt Investors. Because the assets of your Fund are held for investment and not for resale, the Consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Consolidation. In addition, the Consolidation may result in the recognition by tax-exempt partners (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.

     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.

     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.


                             FINANCIAL INFORMATION

     Selected historical financial information for your Fund, audited financial statements for your Fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement. In addition, pro forma financial information for American Spectrum is set forth on page F- of the Consent Solicitation Statement (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.

     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.

     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.

       THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THEIR OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2000

                         AMERICAN SPECTRUM REALTY, INC.
                             PROSPECTUS SUPPLEMENT

                                       TO

                   PROSPECTUS/CONSENT SOLICITATION STATEMENT

                          DATED                , 2000

                                      FOR

                    NOONEY REAL PROPERTY INVESTORS TWO, L.P.

    This Supplement is being furnished to you, as a Limited Partner of Real Property Investors Two, L.P., which we refer to as the Fund, for the purpose of enabling you to evaluate the proposed consolidation of your Fund into American Spectrum Realty, Inc., a Maryland corporation, which is a real estate investment trust. This Supplement is designed to summarize only the risks, effects, fairness and other considerations of the Acquisition that are unique to you and the other limited partners of your Fund (collectively, the "Limited Partners"). This Supplement does not purport to provide an overall summary of the Acquisition and should be read in conjunction with the accompanying Prospectus/Consent Solicitation Statement, which includes detailed discussions regarding American Spectrum and the other Funds and assets being consolidated with American Spectrum. Accordingly, the discussions in this Supplement are qualified by the more expanded treatment of these matters appearing in the Prospectus/Consent Solicitation Statement. Unless otherwise indicated, the terms "we," "us," "our," "ourselves" and "American Spectrum" when used herein refer to American Spectrum Realty, Inc. and our subsidiaries, including American Spectrum Operating Partnership, L.P., which we refer to herein as the Operating Partnership. The Operating Partnership is a limited partnership through which American Spectrum conducts its business. Nooney Investors, Inc. is the managing general partner of your Fund. Mr. John J. Nooney is a special general partner of the Fund and, as such, does not exercise control over the affairs of the Fund.

    Pursuant to the Prospectus/Consent Solicitation Statement and this Supplement, your managing general partner is asking you to approve the consolidation of your Fund into American Spectrum.

    In addition, your managing general partner is asking you to approve amendments to the partnership agreement to your Fund. To approve the Consolidation, you must vote "For" these amendments.

    The Fund, is one of eight limited partnerships, which we refer to collectively as the Funds, that we are seeking to consolidate into American Spectrum as part of a series of transactions that we refer to as the Consolidation. Supplements have also been prepared for each of the other Funds, copies of which may be obtained without charge by each Limited Partner or his, her or its representative upon written request to Mackenzie Partners, Inc., 156 Fifth Avenue, New York, NY 10010.

    There are material risks and potential disadvantages associated with the Consolidation that you should consider in determining whether to vote "For" or "Against" the Consolidation. These material risks include:

    - We determined the number of American Spectrum Shares to be allocated per unit of limited partnership interest of the Fund (collectively, the "Units") without any arm's-length negotiations. Accordingly, the number and exchange value of American Spectrum Shares allocated per Unit may not reflect the fair market value of your Units.

    - We are uncertain as to the value at which American Spectrum Shares will
      trade following listing on the              . The American Spectrum Shares
      could trade at a price below the $15 exchange value that was assigned by American Spectrum for purposes of the Consolidation.

    - Your managing general partner is a subsidiary of ours and therefore has substantial conflicts of interest with respect to the Consolidation. Your managing general partner's affiliates will receive 2,628,655 American Spectrum Shares and units of limited partnership interest in the Operating Partnership in exchange for properties and assets transferred to American Spectrum as part of the Consolidation.

    - Limited Partners may incur taxes in connection with the Consolidation.

    - The Consolidation involves a fundamental change in your investment.

    - Unlike your Fund, American Spectrum's policy is to reinvest proceeds from the sale of its properties or refinancing of its indebtedness.

    - American Spectrum may change its investment, acquisition or financing policies without a vote of its securityholders.

    - Unlike your Fund which owns office/warehouse and shopping center properties located in a centralized location (primarily, the midwestern United States), American Spectrum will own a large portfolio of properties of various types. These properties include office, office/warehouse, apartment and shopping center properties located primarily in the midwestern and western United States, Texas and the Carolinas. While this diversification of assets may reduce certain risks of investment attributable to a single type of property or location, it also may subject an investment in American Spectrum to additional risks.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
OVERVIEW....................................................     S-2
RISK FACTORS................................................     S-5
AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND........    S-12
ALLOCATION OF AMERICAN SPECTRUM SHARES......................    S-13
FAIRNESS OF THE CONSOLIDATION...............................    S-14
EXPENSES OF THE CONSOLIDATION...............................    S-19
REQUIRED VOTE...............................................    S-22
VOTING PROCEDURES...........................................    S-23
CONFLICTS OF INTEREST.......................................    S-24
FEDERAL INCOME TAX CONSIDERATIONS...........................    S-25
FINANCIAL INFORMATION.......................................    S-27

                                    OVERVIEW

This Overview highlights some of the information in this Supplement and the accompanying Prospectus/ Consent Solicitation Statement and may not address all of the information regarding the Consolidation that is important to you. To understand the terms and risks of the Consolidation, you should carefully read this Supplement and the Prospectus/Consent Solicitation Statement in their entirety.

WHAT IS AMERICAN SPECTRUM?

     We are a full-service real estate company, originally formed in 1989 as a Texas corporation under the name CGS Real Estate Company, Inc. (together with
its affiliates, "CGS"). In             , 2000, we merged with a newly organized
Maryland corporation and assumed the name American Spectrum Realty, Inc. Through the Consolidation, we intend to combine the properties of the Funds and properties owned by CGS and its Affiliates (the "Affiliates' Properties"). We intend to qualify as a real estate investment trust and to elect to be treated as a real estate investment trust (a REIT) beginning in 2002. The primary business of American Spectrum will be the ownership of office, office/warehouse, apartment and shopping center properties. In addition, we plan to expand our business by acquiring additional properties, primarily in the western and midwestern markets. Upon completion of the Consolidation, American Spectrum expects to own and operate a diversified portfolio of real property comprised of 35 properties (the "Properties") in nine states. The Properties consist of 12 office properties, 12 office/warehouse properties, five apartment properties, five shopping centers, and one parcel of development land. If American Spectrum acquires all of the Funds, the properties held by affiliates of CGS and the portion of CGS's property management business which manages the properties of affiliated entities (the "CGS Management Company") in the Consolidation, American Spectrum expects to have total assets having an appraised value of approximately $283 million at the time the Consolidation is consummated. This includes approximately $177,000,000 of real estate assets that will be contributed by the CGS Affiliates. We refer to CGS and its affiliates as the CGS Affiliates and we refer to the properties owned by CGS or to be acquired by merger from the CGS Affiliates as the "Affiliates' Properties".

     American Spectrum's principal executive offices are located at 1800 East Deere Avenue, Santa Ana, California 92705. Our telephone number is (949) 585-7600.

WHY ARE WE PROPOSING THE CONSOLIDATION?

     We and your General Partners believe that the Consolidation is the best way for Limited Partners to achieve liquidity and maximize the value of their investment in the Funds. The American Spectrum Shares will be listed for trading
on                . There is no active trading market for the limited
partnership Units in the Funds. In addition, Limited Partners will participate in future growth of American Spectrum.

HOW MANY AMERICAN SPECTRUM SHARES WILL I RECEIVE IF MY FUND IS ACQUIRED BY AMERICAN SPECTRUM?

     Your Fund will be allocated an aggregate of 545,451 American Spectrum Shares if it is consolidated into American Spectrum in the Consolidation. You will receive your proportion of such shares in accordance with the terms of your Fund's partnership agreement. American Spectrum has assigned a value of $15 per share for each American Spectrum Share.

WHAT IS THE VALUE OF AN AMERICAN SPECTRUM SHARE?

     We do not know the fair value of an American Spectrum Share. American Spectrum has assigned a value of $15 per share. This is an arbitrary amount chosen for the sole purpose of allocating American Spectrum Shares. We determined the number of American Shares allocated to each Fund by dividing the Exchange Value for each Fund by $15. We determined the Exchange Value based in part on appraisals by Robert A. Stanger & Co., Inc., an independent financial advisor ("Stanger"). After careful consideration, American Spectrum concluded that the Exchange Value would be used to allocate the American Spectrum Share consideration between the eight Funds and the CGS Affiliates, including the CGS Management Company. However, the Exchange Value does not necessarily represent the fair value of an American Spectrum Share. Furthermore, since the American
Spectrum Shares are not listed on the                at this time, we are not
certain of the value at which an American Spectrum Share may trade. Once listed, it is possible that the American Spectrum Shares will trade at prices below the Exchange Value.

WHAT IS THE REQUIRED VOTE NECESSARY TO APPROVE THE CONSOLIDATION OF MY FUND?

     Pursuant to the terms of your Fund's partnership agreement, the Consolidation of your Fund with American Spectrum may not be consummated without the approval of greater than 50% of the outstanding Units. This approval by your Fund's Limited Partners will be binding on you even if you vote "Against" the proposed transaction. Affiliates of the Managing General Partner own 648 Units or 5.40% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

DID YOU RECEIVE A FAIRNESS OPINION IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. Stanger, an independent financial advisor, rendered an opinion that the allocation of American Spectrum Shares (i) between the Funds, as a group, and CGS and its affiliates (the "CGS Affiliates"), including the CGS Management Company and (ii) among the Funds, is fair to the Limited Partners of your Fund from a financial point of view.

DID YOU RECEIVE AN APPRAISAL IN CONNECTION WITH THE CONSOLIDATION OF MY FUND WITH AMERICAN SPECTRUM?

     Yes. To assist us in our determination of the number of American Spectrum Shares to be issued to each Fund and in your managing general partner's evaluation of the Consolidation, your managing general partner engaged Stanger to appraise the portfolio of properties owned by your Fund, the other Funds and the Affiliates' Properties portfolio.

WILL I RECEIVE FUTURE DISTRIBUTIONS WITH RESPECT TO THE AMERICAN SPECTRUM SHARES I RECEIVE IN THE CONSOLIDATION?

     Yes. American Spectrum expects to make quarterly distributions to its stockholders. American Spectrum expects to elect to qualify as a REIT beginning in 2002. If American Spectrum makes the REIT election, it must always distribute at least 90% of its taxable income to its stockholders on an annual basis in order to maintain its status as a REIT. American Spectrum is not required to make the REIT election. However, American Spectrum intends to make quarterly distributions whether or not it makes the REIT election.

     As an American Spectrum stockholder, you will also have the ability to participate in any appreciation in value of American Spectrum Shares. American
Spectrum Shares will be listed for trading on the                . Going
forward, we believe that, unlike your Fund, American Spectrum's assets will grow, resulting in an increase of its earnings and its funds from operations. As
a result, the price of American Spectrum Shares on the                may
increase due to such growth. However, we cannot assure you that any growth will be achieved.

DOES THE MANAGING GENERAL PARTNER OF MY FUND RECOMMEND THAT I VOTE "FOR" THE PROPOSED TRANSACTION?

     Yes. Your managing general partner has recommended that you vote "For" the Consolidation. Your managing general partner believes that the Consolidation is the best means to maximize the value of your investment in your Fund. It believes that the Consolidation is better than the alternatives of liquidating your Fund's portfolio or continuing unchanged the investment in your Fund. You should note that your managing general partner is an affiliate of CGS and American Spectrum.

WHY ARE AMENDMENTS TO YOUR FUND'S PARTNERSHIP AGREEMENT BEING PROPOSED?

     Your Fund's partnership agreement prohibits transfers of assets to related parties. In addition, there are no provisions of the partnership agreement addressing mergers with corporations, such as American Spectrum. The Fund is a Missouri limited partnership. Missouri law requires all partners to consent to a merger with a corporation unless the partnership agreement provides for a different vote. The amendments will permit the

Fund to merge with American Spectrum and participate in the Consolidation. The amendments must be approved by greater than 50% of the outstanding Units. To vote "For" the Consolidation, you must also vote "For" the amendments.

HOW DO I VOTE?

     Simply indicate on the enclosed consent form, how you want to vote, and sign and mail it in the enclosed postage-paid return envelope as soon as possible so that your Units may be voted "For" or "Against" the consolidation of your Fund with American Spectrum. If you sign and send in your consent form and do not indicate how you want to vote, your consent form will be counted as a vote "For" the Consolidation and the amendments to the Partnership Agreement. If you do not vote or you indicate on your consent form that you abstain, it will count as a vote "Against" the Consolidation and the amendments.

IN THE EVENT THAT MY FUND IS CONSOLIDATED WITH AMERICAN SPECTRUM, MAY I CHOOSE TO RECEIVE SOMETHING OTHER THAN AMERICAN SPECTRUM SHARES?

     Yes, subject to the limitations described in the accompanying Prospectus/Consent Solicitation Statement. If you vote "Against" the Consolidation, but your Fund is nevertheless acquired by American Spectrum, you
may elect to receive notes due                ,                , which we refer
to as the "Notes." The value of the Notes will be based on the estimated liquidation value of your Fund. The liquidation value will be lower than the aggregate exchange value of the American Spectrum Shares offered to your Fund in
the Consolidation. The Notes will bear interest at a fixed rate equal to      %.
The interest rate was determined based on 120% of the applicable federal rate on
               , 2000. Please note that you may only receive the Notes if you vote "Against" the Consolidation and you elect to receive the Notes on your consent form. You will receive American Spectrum Shares if your Fund elects to be acquired in the Consolidation and you vote "For" the Consolidation, or you vote "Against" the Consolidation and do not affirmatively select the Notes on your consent form. The Notes will not be listed on any exchange or automated quotation system, and a market for the Notes is not likely to develop.

WHAT ARE THE TAX CONSEQUENCES OF THE CONSOLIDATION TO ME?

     The Consolidation may be a partially taxable transaction and it will have different consequences to you depending upon whether you elect to receive Shares or Notes. If you elect to receive Shares, the Consolidation will be reported on the basis that no gain is recognized except to the extent the liabilities of your Fund assumed by American Spectrum exceed the bases of the assets that your Fund contributed to American Spectrum. The liabilities of your Fund assumed by American Spectrum exceed the bases of the assets contributed. Accordingly, your Fund will recognize gain equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and you will be allocated your share of the gain. The estimate of your tax liability is set forth in "Tax Considerations -- Taxable Gain or Loss Estimates Per $1,000 Original Limited Partner Investment" in the Summary to the Consent Solicitation Statement/Proxy. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain in addition to that set forth above. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. See "Tax Risks." Therefore, it is possible for you to be allocated income which may result in a tax liability even though you have not received any cash. If you elect to receive Notes you will recognize gain. Your gain will be equal to the amount by which the principal of the Notes received exceeds the bases of your interest in your Fund (adjusted for your share of liabilities). If you elect to receive Notes you may be able to report your income on the basis of the installment method which permits you to pay tax as the principal amount is paid on your Notes.

     We urge you to consult with your tax advisor to evaluate the taxes that will be incurred by you as a result of your participation in the Consolidation.

                                  RISK FACTORS

     As a result of the Consolidation of your Fund with American Spectrum, you will assume the risks associated with the assets of American Spectrum, with the CGS Affiliates and the other Funds consolidated with by American Spectrum. Because the market for real estate may vary from one region of the country to another, the change in geographic diversity may expose you to different and greater risks than those to which you are presently exposed.

     The following is a description of the most significant potential disadvantages, adverse consequences and risks of the Consolidation that are applicable to your Fund. You should carefully consider the following risks when reviewing the potential benefits of American Spectrum's offer set forth in "Background and Reasons for the Offer -- Expected Benefits of the Offer." In addition, you should review the other risks of investing in American Spectrum
Shares discussed on page   of our accompanying Prospectus/Consent Solicitation
Statement.

INVESTMENT RISKS

The trading price of American Spectrum Shares following listing on the is uncertain. The American Spectrum Shares could trade at a lower price than anticipated.

     There is currently no market for the American Spectrum Shares, and it is possible that the American Spectrum Shares will trade at prices below the Exchange Value or the per share book value of American Spectrum. The investment of any limited partners of the Funds who become American Spectrum stockholders will change into freely tradable American Spectrum Shares. Consequently, some of these stockholders may choose to sell their American Spectrum Shares upon listing at a time when demand for American Spectrum Shares may be relatively low. The market price of the American Spectrum Shares may be volatile after the Consolidation, and the American Spectrum Shares could trade at prices less than the Exchange Value. This could result from increased selling activity following the issuance of the American Spectrum Shares, the interest level of investors in purchasing the American Spectrum Shares after the Consolidation and the amount of distributions to be paid by American Spectrum. REIT stocks have underperformed in the broader equity market in 1998 and 1999. The market conditions for REIT stocks generally could adversely affect the market price of the American Spectrum Shares.

American Spectrum will have more indebtedness and will have a lower capitalization than many REIT's. This could affect the market price of the American Spectrum Shares.

     American Spectrum will have a higher ratio of indebtedness to assets than many REIT's. This ratio is frequently referred to as leverage. American Spectrum will also have a lower capitalization than many publicly traded REIT's. This could adversely affect the market price for American Spectrum Shares.

American Spectrum has a history of losses. We cannot assure you that we will become profitable in the future.

     The American Spectrum Predecessor incurred losses for 1997, 1998 and 1999 and the three months ending March 31, 2000. Additionally, we incurred losses on a pro forma basis for 1999 and the first three months of 2000. We believe that the losses resulted primarily from our investing in turnaround properties. We expected that we would initially spend more on these properties than the rental income. We expect that the rent from these properties will increase and that they will increase in value. However, we cannot assure you that we will succeed and that we will become profitable. If we are not successful, it will reduce the distributions that you receive from us. In addition, although American Spectrum had pro forma losses during 1999 and the first three months of 2000, it had positive pro forma cash flow. The losses resulted from non-cash expenses, such as depreciation.

American Spectrum is Responsible for Liabilities of Entities included in Consolidation. This could require American Spectrum to make additional payments and reduce our available cash.

     American Spectrum will own interests in the CGS Affiliates. These companies are engaged in the business of serving as general partners of limited partnerships and investing in real properties. These entities will merge into American Spectrum. In addition, American Spectrum engages in these businesses. As a result, American Spectrum is responsible for liabilities arising out of the prior operations of these entities. The liabilities may include unknown contingent liabilities. These liabilities could exceed those shown on the balance sheets. As a result, we may expend cash to pay these liabilities. Any payments would reduce cash available for distribution.

The Consolidation will result in a fundamental change in the nature of your investment.

     The Consolidation of your Fund involves a fundamental change in the nature of your investment. Your investment currently consists of an interest in your Fund, which has a fixed portfolio of office/warehouse and shopping centers properties located in the midwestern United States. You participate in the profits from the rental of your Fund's properties. After the Consolidation, you will hold common stock of American Spectrum, an operating company, that will own 35 Properties of various types and locations, assuming all the Funds are included in the Consolidation. American Spectrum also expects to make additional investments. Your investment will also change from being an interest in a static finite-life entity to an investment in a growing operating company which will have a perpetual term. The risks inherent in investing in an operating company such as American Spectrum include the risk that American Spectrum may invest in new properties that are not as profitable as American Spectrum anticipated. Upon consummation of the Consolidation, we will have greater leverage than your Funds. In addition, in order to make future acquisitions of properties, we intend to incur substantial indebtedness that we may be unable to repay. Also, certain properties acquired in the Consolidation by American Spectrum may not be as profitable as others. While diversification of assets may reduce certain risks of investment attributable to a single property type or location, it also may subject an investment in American Spectrum to additional risks. In addition, there can be no assurance as to the value or performance of American Spectrum's securities and portfolio of properties as compared to the value of your Units and your Fund's properties.

     Also, your investment will change from one in which you are generally entitled to receive distributions from any net proceeds of a sale or refinancing of your Fund's assets to an investment in an entity in which you may realize the value of your investment only through dividends from American Spectrum and the sale of your American Spectrum Shares, not from liquidation proceeds from the sale of properties. Continuation of your Fund would, on the other hand, permit you eventually to receive liquidation proceeds, if any, from the sale of the Fund's properties, and your share of these sale proceeds could be higher than the amount realized from the sale of your American Spectrum Shares or from the payments on any Notes you may elect to receive.

Market Prices for American Spectrum's Shares May Fluctuate.

     The market prices for the American Spectrum Shares may fluctuate with changes in market and economic conditions, the financial condition of American Spectrum and other factors that generally influence the market prices of securities, including the market perception of REITs in general. Such fluctuations may significantly affect liquidity and market prices independent of the financial performance of American Spectrum. REIT stocks have underperformed the broaden equity market over the last few years and the market conditions for REIT stocks could affect the market prices for the American Spectrum Shares.

Your distributions may decrease.

     In each of the years ended December 31, 1997, 1998 and 1999, your Fund made no distributions to you per limited partnership unit. The managing general partner determined to retain this cash for future requirements. We believe that distributions by American Spectrum will be higher than distributions you received from your Fund. We cannot be sure that American Spectrum will be able to maintain this level of distributions in the future.

There have been No Arm's-Length Negotiation.

     American Spectrum established the terms of its offer, including the Exchange Value, without any arm's-length negotiations. Accordingly, our offer consideration may not reflect the value that you could realize upon a sale of your Units or a liquidation of your Fund's assets.

If an independent representative had been retained on behalf of you and the other Limited Partners in structuring and negotiating the Consolidation, the terms of the Consolidation may have been more favorable to you and the other Limited Partners.

     The managing general partner of your Fund did not retain an independent representative to act on your behalf, or on behalf of the other Limited Partners, in structuring and negotiating the terms and conditions, including the consideration which you will receive, of the Consolidation. If your Fund had retained an independent representative, either collectively or on an individual basis, it would have resulted in significantly higher fees and expenses of Consolidation. Your Fund did not give its Limited Partners the power to negotiate the terms and conditions of the Consolidation or to determine what procedures to use to protect the rights and interests of the Limited Partners. In addition, no investment banker, attorney, financial consultant or expert was engaged to represent the interests of the Limited Partners. We and your managing general partner were the parties responsible for structuring all the terms and conditions of the Consolidation of your Fund with American Spectrum. We engaged legal counsel to assist with the preparation of the documentation for the Consolidation, including the consent solicitation and this Supplement, and such legal counsel did not serve, or purport to serve, as legal counsel for the Fund or the Limited Partners. If your managing general partner had retained an independent representative for the Fund, it could have resulted in different terms of Consolidation which may have benefitted the Limited Partners.

A majority vote of Limited Partners of Your Fund binds all Limited Partners.

     American Spectrum will acquire your Fund if the Limited Partners of your Fund who hold a majority in interest of the outstanding Units vote in favor of the Consolidation. Such approval will bind all of the Limited Partners in your Fund, including you or any other Limited Partners who voted against or abstained from voting with respect to the Consolidation. Affiliates of the managing general partner own 648 Units or 5.40% of the outstanding Units and intend to vote these Units in favor of the Consolidation.

Partners have no cash appraisal rights.

     You do not have the right to elect to receive a cash payment equal to the value of your interest in the Fund if your Fund approves the Consolidation and you have voted "Against" it. You only have the right to elect to receive, as your portion of the consideration received by your Fund, Notes. We based the amount of Notes you receive upon the estimated proceeds you would receive, in an orderly liquidation of your Fund, in accordance with the terms of your Fund's partnership agreement. We determined the liquidation value based, in part, upon an appraisal of your Fund's real estate portfolio by Stanger. As a holder of Notes, you are likely to receive the full face amount of the Notes only if you hold the Notes to maturity. The Notes will mature approximately eight years after the Consolidation. You may receive payments earlier only if American Spectrum chooses to repay the Notes prior to the maturity date, or to the extent that American Spectrum is required to prepay the Notes in accordance with their terms following property sales or refinancings.

An increase in interest rates could adversely affect the price of American Spectrum Shares.

     It is likely that the public valuation of American Spectrum Shares will be based primarily on the earnings derived by American Spectrum from rental income with respect to the properties and not from the underlying appraised value of the property portfolios themselves. As a result, interest rate fluctuations and capital market conditions can affect the value of your American Spectrum Shares, assuming there is an active trading market in the American Spectrum Shares. For instance, if interest rates rise, it is likely that the price of an American Spectrum Share will decrease because potential investors may not wish to invest in American Spectrum Shares that would yield less than the market rates on interest-bearing securities, such as bonds.

American Spectrum's officers and directors have more limited liability than do your Fund's general partners.

     As a stockholder of American Spectrum, you will have different rights and remedies against American Spectrum, its officers and directors than you have against the General Partners of your Fund. The Amended and Restated Articles of Incorporation (the Articles of Incorporation) and Bylaws of American Spectrum provide that an officer's or director's liability to American Spectrum, its stockholders or third parties for monetary damages may be limited. Generally, under the Articles of Incorporation and Amended and Restated Bylaws, American Spectrum is obligated to indemnify its officers and directors against specified liabilities that may be incurred in connection with their service to American Spectrum. This indemnification could limit the legal remedies available to American Spectrum, to you and to other stockholders of American Spectrum after the Consolidation against any officers or directors of American Spectrum.

The fiduciary duties owed to you as Limited Partners by the general partners of your Fund may be greater than the fiduciary duties of directors of American Spectrum to you once you become an American Spectrum stockholder.

     The general partners of the Funds are accountable as fiduciaries to the Funds, owe each of the Funds and its limited partners a duty of loyalty and a duty of care and are required to exercise good faith and fair dealing in conducting the Funds' affairs. American Spectrum will be managed by a Board of Directors whose members have a duty to perform their job in good faith, in a manner that they reasonably believe to be in the best interests of American Spectrum and with the care of an ordinary prudent person in a like position. Generally, directors of American Spectrum who act in such a manner will not be liable to American Spectrum for monetary damages arising from their activities. Some courts have suggested that the duties of a general partner to the limited partners in a limited partnership are greater than the fiduciary duties owed by a director of a corporation to a stockholder. If this is the case, it is possible that the standard of care to which the directors of American Spectrum are held will be lower than the standard of care to which they have been held as the general partners of the Fund.

The managing general partner of your Fund will receive benefits from the Consolidation and will have material conflicts of interest.

     The general partners of your Fund have material conflicts of interest with regard to the Consolidation of your Fund. Nooney Income Investments Two, Inc., the managing general partner, is an entity whose sole stockholder is an affiliate of CGS and American Spectrum. If your Fund is consolidated, affiliates of your managing general partner will receive substantial interests in American Spectrum in exchange for their interests in the CGS Affiliates, including CGS Management Company. These benefits may exceed the benefits that they would derive if the Consolidation did not take place. Also, American Spectrum and its subsidiaries will employ some of the officers and employees of CGS and its affiliates.

Stanger's Fairness Opinion Relied on Information We Provided; Fairness Opinion Will Not Be Updated.

     Stanger's opinion as to the fairness to the Funds of the allocation of American Spectrum Shares, from a financial point of view, relies on information prepared by the managing general partners of the Funds and the CGS Affiliates, including the CGS Management Company. CGS controls the managing general partners and the CGS Affiliates, including the CGS Management Company. In addition, because Stanger will not update its fairness opinion, changes may occur from the date of the fairness opinion that might affect the conclusions expressed in such opinion.

Litigation Associated with the Consolidation.

     There is a risk that third parties will assert claims that the General Partners of the Fund breached their fiduciary duties to their Limited Partners or that the Consolidation violates the relevant partnership agreements and that they may commence litigation against American Spectrum. As a result, American Spectrum may incur costs associated with defending or settling such litigation or paying any judgment if it loses. As of the present time, no limited partner of the Funds has initiated any lawsuit on such grounds.

REAL ESTATE/BUSINESS RISKS

American Spectrum's increased leverage increases our risk of default which could, in turn, adversely affect our results of operations and our ability to make distributions.

     In addition to the issuance of American Spectrum Shares or the sale of units of the Operating Partnership, American Spectrum intends to fund acquisitions through short-term borrowings and, when market conditions are appropriate, by financing or refinancing its indebtedness on its properties on a longer-term basis. At the time of the consummation of the Consolidation, as a general policy, American Spectrum's Board of Directors allow American Spectrum to borrow funds only when the ratio of debt-to-total assets of American Spectrum is 70% or less. American Spectrum's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness that American Spectrum may incur in the future. Accordingly, subject to the terms of the Note, American Spectrum's Board of Directors could modify the current policy at any time after the Consolidation. If this policy were changed, American Spectrum could become more highly leveraged, resulting in an increase in the amounts of debt repayment. This, in turn, could increase American Spectrum's risk of default on its obligations and adversely affect American Spectrum's funds from operations and its ability to make required distributions to its stockholders. Unlike American Spectrum, your Fund's ratio of debt-to-total assets is 99% and your Fund does not plan to borrow to fund new acquisitions.

American Spectrum's ability to incur additional secured debt may reduce the value of the Notes held by former Limited Partners of the Fund.

     American Spectrum may increase its level of secured debt. Payments on any Notes issued by American Spectrum in connection with the Consolidation would be subordinated to any secured debt incurred by American Spectrum. Also, any secured debt would have a priority claim of repayment over the Notes in the event that American Spectrum defaulted under its obligations.

Real property investments entail risk.

     Like your investment in the Funds, if you become a stockholder in American Spectrum, your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in the zoning or tax laws or the availability of financing could affect the performance and value of the properties. Also, because real estate is relatively illiquid, American Spectrum may not be able to respond promptly to adverse economic or other conditions by varying its real estate holdings.

American Spectrum may incur unforeseen environmental liabilities.

     Various federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of hazardous substances. This presence of, or the failure to properly remediate, hazardous substances may adversely affect the ability of American Spectrum to operate the properties. In addition, these factors may hinder American Spectrum's ability to borrow against contaminated properties. Also, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Future laws or regulations or actions of regulators could also impose unanticipated material environmental liabilities on any of the properties.

     The costs of complying with these environmental laws for American Spectrum's properties may adversely affect American Spectrum's operating costs and the value of the properties. In order to comply with the various environmental laws, American Spectrum intends to obtain satisfactory Phase I environmental site assessments or have environmental insurance in place for all of the properties that it purchases in and following the Consolidation.

American Spectrum's plan to grow through the Consolidation and development of new properties could be adversely affected by trends in the real estate and financing businesses.

     American Spectrum's growth strategy is substantially based on the Consolidation and development of additional properties. We cannot assure you that our acquisition and development strategies will be successful, in part because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing. In addition, investing in additional properties is subject to many risks. For instance, if an additional property is in a market in which we have not invested before, we will have relatively little experience in and may be unfamiliar with that new market. Also, American Spectrum's acquisition strategy of investing in under-valued assets subjects American Spectrum to increased risks.

The inability of tenants to make lease payments could have an adverse effect on American Spectrum.

     American Spectrum's business depends on its tenants' ability to pay their obligations to American Spectrum with respect to American Spectrum's real estate leases. The ability of tenants to pay their obligations to American Spectrum in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of a tenant, may adversely affect the economic viability of the tenant's business, including but not limited to:

     - national, regional and local economic conditions such as industry slowdowns, employer relocations and prevailing employment conditions, which may reduce consumer demand for the products offered by American Spectrum's tenants;

     - changes or weaknesses in specific industry segments;

     - the ability to obtain and retain capable management; and

     - increases in operating expenses.

TAX RISKS

If American Spectrum fails to elect REIT status or qualify as a REIT for tax purposes, American Spectrum will pay federal income taxes at corporate rates.

     American Spectrum's management believes that it will operate in a manner that will enable American Spectrum to meet the requirements for qualification as a REIT for federal income tax purposes commencing with the taxable year ending December 31, 2002. Generally, for taxable years beginning after December 31, 2000, a REIT is not subject to federal taxes at the corporate level on income it distributes to its stockholders, as long as it distributes at least 90% of its taxable income to its stockholders annually. In addition, a REIT must meet certain asset tests at the end of each calendar quarter. American Spectrum has not requested, and does not plan to request, a ruling from the Internal Revenue Service that it qualifies as a REIT. It has received an opinion, however, from its tax counsel, Proskauer Rose LLP (or, PR), that it will meet the requirements for qualification as a REIT. PR's opinion is based upon representations made by American Spectrum regarding relevant factual matters, existing Code provisions, applicable regulations issued under the Code, reported administrative and judicial interpretations of the Code and regulations, PR's review of relevant documents and the assumption that American Spectrum will operate in the manner described in this Consent Solicitation.

     However, you should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and American Spectrum's continued qualification as a REIT will depend on, American Spectrum's management meeting various requirements discussed in more detail under the heading "Federal Income
Tax Considerations -- Taxation of American Spectrum" beginning on page   .

     In addition, a REIT is subject to an entity level tax on the sale of certain property it held before electing REIT status. During the 10-year period following its qualification as a REIT, American Spectrum will be subject to an entity level tax on the income it recognizes upon the sale of assets including all the assets transferred to it as part of the Consolidation it held before electing REIT status in an amount up to the amount of the built-in gains at the time American Spectrum becomes a REIT. Until American Spectrum elects the REIT status it will be subject to Federal income tax at regular corporate rates. In addition, it may be subject to the federal alternative minimum tax and various state income taxes.

     If American Spectrum fails to qualify as a REIT, it would be subject to federal income tax at regular corporate rates. In addition to these taxes, American Spectrum may be subject to the federal alternative minimum tax and various state income taxes. If American Spectrum qualifies as a REIT and its status as a REIT is subsequently terminated or revoked, unless specific statutory provisions entitle American Spectrum to relief, it could not elect to be taxed as a REIT for four taxable years following the year during which it was disqualified. Therefore, if American Spectrum loses its REIT status, the funds available for distribution to you, as a stockholder, would be reduced substantially for each of the years involved.

     American Spectrum does not intend to qualify as a REIT until 2002. Further, American Spectrum is not required to make a REIT election. If American Spectrum fails to qualify as a REIT, or its Board of Directors determines not to make a REIT election, American Spectrum will be taxed as a C corporation.

Transfer of assets to American Spectrum may fail to qualify as a transaction where no gain is recognized to the transfer.

     The Fund intends to report the Consolidation on the basis that it will not result in gain or loss to any Limited Partner who elects to receive Shares except to the extent liabilities assumed by American Spectrum exceed the basis of the assets contributed to American Spectrum. See "Certain Funds Have Liabilities in Excess of the Tax Basis of the Contributed Assets. Limited Partners in these Funds will Recognize Additional Gain from the Consolidation" below. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain.

Your Fund has liabilities in excess of the tax basis of contributed assets. Limited Partners will recognize additional gain from the Consolidation.

     Your Fund has liabilities in excess of their tax basis in the assets contributed to American Spectrum. Accordingly, it may realize gain upon the transfer of its assets to American Spectrum in return for American Spectrum Shares or Notes as part of the Consolidation. As a partner of your Fund, you will bear a pro rata portion of your Fund's income tax liability resulting from any gain on the Consolidation. The estimate of your tax liability is set forth in "Tax Considerations--Taxable Gain or Loss Estimates Per $1,000 Original Limited Partner Investment" in the Summary to the Consent Solicitation Statement/Proxy.

Limitations on Share Ownership

     In order to protect its REIT status, American Spectrum's Amended and Restated Articles of Incorporation limits the ownership by any single stockholder of any class of American Spectrum capital stock, including American Spectrum Shares, to 5% of the outstanding shares of such class. This limitation does not apply to existing holders of more than 5% of American Spectrum's outstanding Common Stock. The Amended and Restated Articles also prohibit anyone from buying shares if the purchase would cause American Spectrum to lose its REIT status. For example, American Spectrum would lose its REIT status if it had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of the American Spectrum Shares. These restrictions may discourage a change in control of American Spectrum, deter any attractive tender offers for American Spectrum Shares or limit the opportunity for you or other stockholders to receive a premium for your American Spectrum Shares.

If American Spectrum cannot meet its REIT distribution requirements, it may have to borrow funds or liquidate assets to maintain its REIT status.

     For taxable years commencing after December 31, 2000, subject to adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income. In the event that American Spectrum does not have sufficient cash, this distribution requirement may limit American Spectrum's ability to acquire additional properties. Also, for the purposes of determining taxable income, the Code may require American Spectrum to include rent and other items not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, American Spectrum could have taxable income in excess of cash available for distribution. If this occurred, American Spectrum may have to borrow funds or liquidate some of its assets in order to make sufficient distributions and maintain its status as a REIT or obtain approval from its stockholders in order to make a consent dividend.

Changes in the tax law could adversely affect American Spectrum's REIT status.

     American Spectrum's treatment as a REIT for federal income tax purposes is based on the tax laws that are currently in effect. We are unable to predict any future changes in the tax laws that would adversely affect American Spectrum's status as a REIT. In the event that there is a change in the tax laws that prevents American Spectrum from qualifying as a REIT or that requires REITs generally to pay corporate level federal income taxes, American Spectrum may not be able to make the same level of distributions to its stockholders. In addition, such change may limit American Spectrum's ability to invest in additional properties.

              AMERICAN SPECTRUM SHARES TO BE ALLOCATED TO THE FUND

     The proposed number of American Spectrum Shares to be allocated to your Fund was determined by American Spectrum in accordance with its own valuation methodologies regarding each of the Funds. The managing general partner of your Fund determined the fairness of the value of the American Spectrum Shares to be allocated to the Fund based in part on the appraisal by Stanger of the value of the property portfolio held by your Fund. In addition, your Fund and CGS engaged Stanger to provide your Fund with an opinion that the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company and (ii) among the Funds, is fair from a financial point of view to the limited partners of the Fund.

     The following table sets forth the consideration, based on the Exchange Value, to be allocated to your Fund in the Consolidation. The American Spectrum Shares allocated to your Fund will not change if American Spectrum acquires fewer than all of the Funds in the Consolidation. This data assumes that none of the Limited Partners of your Fund have elected to receive Notes. You should note that the American Spectrum Shares may trade at prices below the Exchange Value
upon listing on the               .

                                                          EXCHANGE VALUE OF
                            EXCHANGE VALUE OF             AMERICAN SPECTRUM
   NUMBER OF AMERICAN       AMERICAN SPECTRUM             SHARES PER $1,000
     SPECTRUM SHARES          SHARES (AFTER               ORIGINAL LIMITED
    ALLOCATED TO FUND    ACQUISITION EXPENSE)(1)          PARTNER INVESTMENT(1)
   ------------------    -----------------------          ---------------------
       545,451                  $8,181,768                       $681.81

---------------
(1) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be significantly below the Exchange Value.

                     ALLOCATION OF AMERICAN SPECTRUM SHARES


American Spectrum Shares issued in the Consolidation will be allocated as follows:

     - American Spectrum Shares will be allocated between the Funds as a group and the CGS Affiliates (including, the CGS Management Company), and among the Funds, based upon the estimated net asset value, computed as described in the accompanying Prospectus/Consent Solicitation Statement below (the "Exchange Value") of each of the Funds, the CGS Affiliates and the CGS Management Company relative to the aggregate estimated Exchange Value of all of the Funds and the CGS Affiliates, including the CGS Management Company. Your managing general partner believes that the Exchange Values of the Funds, the CGS Affiliates and the CGS Management Company represent fair estimates of the value of their assets, net of liabilities and allocable expenses of the Consolidation, as of March 31, 2000, and constitute a reasonable basis for allocating the American Spectrum Shares between the Funds and the CGS Affiliates, including the CGS Management Company, and among all the Funds.

     The following tables summarize the allocation of American Spectrum Shares. For a detailed explanation of the manner in which the allocations are made, see
"Allocation of Shares" on page   of the Prospectus/ Consent Solicitation
Statement.

                                   ALLOCATION

                              ALLOCATION OF AMERICAN SPECTRUM SHARES AMONG
                      THE FUNDS, THE CGS AFFILIATES AND THE CGS MANAGEMENT COMPANY
---------------------------------------------------------------------------------------------------------
                                                                                            PERCENTAGE
                                                                                             OF TOTAL
                                                                                             AMERICAN
                                                     PERCENTAGE OF TOTAL      SHARE       SPECTRUM SHARES
                                   EXCHANGE VALUE      EXCHANGE VALUE       ALLOCATION       ISSUED(1)
                                   --------------    -------------------    ----------    ---------------
Sierra Pacific Development
  Fund...........................   $  5,874,720             5.32%            391,648           5.32%
Sierra Pacific Development Fund
  II.............................     12,590,013            11.39%            839,334          11.39%
Sierra Pacific Development Fund
  III............................        429,832             0.39%             28,655           0.39%
Sierra Pacific Institutional
  Properties V...................      4,920,557             4.45%            328,037           4.45%
Sierra Pacific Pension Investors
  '84............................     18,186,978            16.46%          1,212,465          16.46%
Nooney Income Fund Ltd., L.P.....     10,250,749             9.27%            683,383           9.27%
Nooney Income Fund Ltd. II,
  L.P............................     15,315,594            13.86%          1,021,040          13.86%
Nooney Real Property Investors-
  Two, L.P.......................      8,181,768             7.40%            545,451           7.40%
CGS Affiliates(2)................     31,748,046            28.73%          2,116,536          28.73%
CGS Management Company...........      3,020,122             2.73%            201,341           2.73%
                                                                            7,501,707
Totals...........................   $110,518,379           100.00%          7,367,890         100.00%
                                    ============           ======           =========         ======

---------------
(1) Includes OP Partnership Units.

(2) Includes the Affiliates' Properties, including property owned by CGS. Excludes the CGS Management Company.

     Under the terms of the Partnership Agreement, the General Partners would not be entitled to any of the American Spectrum Shares issuable of the Fund. Accordingly, all of the American Spectrum Shares issuable to the partners of the Fund is being allocated to the Limited Partners.

                         FAIRNESS OF THE CONSOLIDATION

GENERAL

     Your managing general partner believes the Consolidation to be fair to, and in the best interests of, the Fund and its Limited Partners. After careful evaluation, your managing general partner has concluded that the Consolidation is the best way to maximize the value of your investment. Your managing general partner recommends that you and the other Limited Partners approve the Consolidation of your Fund and receive American Spectrum Shares in the Consolidation.

     Based upon its analysis of the Consolidation, your managing general partner believes that:

     - the terms of the Consolidation are fair to you and the other Limited Partners;

     - the American Spectrum Shares offered to the Limited Partners were allocated fairly and constitute fair consideration for their Units; and

     - after comparing the potential benefits and detriments of the Consolidation with those of several alternatives, the Consolidation is more economically attractive to you and the other Limited Partners than such alternatives.

     Your managing general partner's beliefs are based upon its analysis of the terms of the Consolidation, an assessment of its potential economic impact upon you and the other Limited Partners, a consideration of the combinations that may result from the various options available to you and the other Limited Partners, a comparison of the potential benefits and detriments of the Consolidation and certain alternatives to the Consolidation and a review of the financial condition and performance of American Spectrum and your Fund and the terms of critical agreements, such as the Fund's partnership agreement.

     Your managing general partner also believes that the Consolidation is procedurally fair for several reasons. First, the Consolidation requires the approval of Limited Partners holding greater than 50% of the outstanding Units of your Fund and is subject to certain closing conditions.

     Second, if your Fund is consolidated with American Spectrum all Limited Partners of your Fund who vote "Against" the Consolidation will be given the option of receiving American Spectrum Shares or Notes.

     Third, the general partners of the Funds believe that the Exchange Value of the Funds has been determined according to a process that is fair because the process involved appraisals of all of the Funds' property portfolios and the Affiliates' Properties by the same appraisal firm, Stanger, thereby maximizing consistency among the appraisal of the property portfolios.

     Fourth, Stanger, a recognized independent investment banking firm, has determined that, subject to the assumptions, limitations and qualifications contained in its opinion, that the American Spectrum Shares allocated to your Fund in the Consolidation is fair to the Limited Partners of the Fund from a financial point of view.

     Although your managing general partner believes the terms of the Consolidation are fair to you and the other Limited Partners, your managing general partner has conflicts of interest with respect to the Consolidation, including, among others, its realization of substantial economic benefits upon completion of the Consolidation. For a further discussion of the conflicts of interest and potential benefits of the Consolidation to your managing general partner see "Conflicts of Interest -- Substantial Benefits to Related Parties"
on page   of the Prospectus/Consent Solicitation Statement.

POSITION OF THE MANAGING GENERAL PARTNER WITH RESPECT TO THE CONSOLIDATION

     The managing general partner of the Fund is an indirectly held subsidiary of CGS, and CGS controls American Spectrum. However, for all of the reasons discussed herein, your managing general partner believes that the Consolidation and the consideration offered is fair to you and the Limited Partners of your Fund. The general partners of the other Funds also believe that the similar offers to the limited partners of the other Funds are fair to such limited partners. Your Fund has retained Stanger to render an opinion as to the fairness to Limited Partners, from a financial point of view, of the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates including the CGS Management Company, and (ii) among the Funds. Stanger is not affiliated with any of the Funds, or the CGS Affiliates. Stanger is one of the leaders in the field of analyzing and evaluating complex real estate transactions. However, your managing general partner provided much of the information used by Stanger in forming its fairness opinion. Your managing general partner believes the information provided to Stanger is accurate in all material respects. See "Stanger Analysis." You should make your decision on whether to approve the Consolidation of your Fund based on a number of factors, including your financial needs, other financial opportunities available to you and your tax position.

MATERIAL FACTORS UNDERLYING BELIEF AS TO FAIRNESS

     The following is a discussion of the material factors underlying your managing general partner's belief that the terms of the Consolidation are fair as a whole to you and the other Limited Partners of your Fund and maximize the value of your investment.

     1. Consideration Allocated. Your managing general partner and its affiliates will be allocated the same form of consideration in the Consolidation as the Limited Partners with respect to their capital interest in the Fund or OP Units, which will provide the same economic rights as the American Spectrum Shares being issued to Limited Partners but will not be publicly traded until they are exchanged for American Spectrum Shares. Your managing general partner believes that the form and amount allocated to the Fund constitute fair value. The allocation of the American Spectrum Shares to Limited Partners is based on the same valuation methodology which was consistently applied to each of the Funds and the Affiliated Properties. The allocation of the American Spectrum Shares with respect to the CGS Management Company was based on a multiple of earnings which the General Partner believes is appropriate for valuing a service company. Therefore, your managing general partner believes that the Exchange Values adequately takes into account the relative values of each of the Funds and the CGS Affiliates including the CGS Management Company. In addition, your managing general partner compared the estimated values of the consideration which would have been received by you and the other Limited Partners in alternative transactions and concluded that the Consolidation is fair and is the best way to maximize return on your investment in light of the values of such consideration.

     2. Similarity of Funds. Your managing general partner does not believe that there are any material differences among the Funds that would affect the fairness of the Consolidation to you or the other Limited Partners in your Fund. Substantially all of the assets of the Funds are office, office/warehouse or shopping center properties and the Funds have substantially the same capital structures. In addition, the investment objectives of each of the Funds are substantially the same. These factors make it easier to fairly compare the value of the Funds relative to each other and to fairly allocate the American Spectrum Shares among the Funds and among the Limited Partners and the General Partners.

     The primary differences among the Funds are:

     - Date of Formation. The Funds were formed at different times. As a result, the Funds formed earlier have already sold some properties.

     - Fund Structure. Although the Funds' partnership agreements have slightly different provisions with respect to allocations, distributions and fees, the differences in such provisions are not substantial.

     - Size and Diversity. Some of the Funds have purchased fewer properties and are less diverse with respect to the number of tenants and the geographic location and types of properties.

     - Types of Properties. Your Fund owns office/warehouse and shopping center properties. American Spectrum's properties also include apartment properties.

     - Indebtedness. One of the Funds has no debt and the other Funds have varying degrees of leverage.

     3. Market Value. To the extent that there is trading in the Units, such trading takes place in an informal secondary market. The Units do not trade in any orderly, active market. The Exchange Value assigned to your Fund in connection with the Consolidation is greater than the range of trading prices of your Fund's units as reflected by the reported
secondary sales prices of the Units. See "Prices for Fund Units" on page   of
the Prospectus/Consent Solicitation Statement for the limited information available with respect to secondary market sales of the Units. A direct comparison of the current or historic prices of the American Spectrum Shares and the Units cannot be made because there is no current or historic market price information available with respect to the American Spectrum Shares, which will not be issued or traded prior to the Consolidation. Therefore, the determination of the consideration to be received by investors is based upon the valuation of
the Funds as described under "Determination of Exchange Values" on page   of the
Prospectus/Consent Solicitation Statement and is not based upon the current or historic market prices of the Units. Because there is no active trading market for the Units, the General Partners believe that historic sales prices of the Units in the secondary market are not indicative of the value of the underlying assets. For example, during fiscal year 1999, less than four percent of all the outstanding Units in your Fund traded in the secondary market.

     4. Limited Partners' Choice of Investment -- Shares or Notes. Offering Limited Partners a choice to exchange their Units for American Spectrum Shares or Notes does not ensure that the offered consideration is fair vis-a-vis the value of the consideration available to Limited Partners through the alternatives to the Consolidation, but enhances the procedural fairness of the Consolidation by giving all Limited Partners the opportunity to elect American Spectrum Shares or Notes. Through this element of the Consolidation, the managing general partners are attempting to accommodate the possibly different investment objectives of the Limited Partners with the Notes providing relative security of principal, a certainty as to maturity date, and regular interest payments, and the American Spectrum Shares representing equity securities in American Spectrum, permitting the holders of the American Spectrum Shares to participate in American Spectrum's potential growth and to have a more liquid investment. Each Limited Partner must make his own determination as to the form of consideration best suiting his personal situation, and such decision should be based upon a careful examination of the Limited Partner's personal finances, investment objectives, liquidity needs, tax situation and expectations as to American Spectrum's future growth.

     5. Independent Appraisal and Fairness Opinion. The belief of your managing general partner as to the fairness of the Consolidation as a whole and to the Limited Partners and the statements above regarding the material terms underlying their belief as to fairness are partially based upon the appraisal of each Fund's property portfolio prepared by Stanger and upon the fairness opinion provided by Stanger. Your managing general partner attributed significant weight to the appraisal and the fairness opinion of Stanger, which they believe support their conclusion that the Consolidation is fair to the Limited Partners. Your managing general partner does not know of any factors that would materially alter the conclusions made in the appraisal or the fairness opinion of Stanger, including developments or trends that have materially affected or are reasonably likely to materially affect their conclusions. Your managing general partner believes that the engagement of Stanger to provide the appraisal of each Fund's property portfolio and the Affiliates Properties portfolio and to provide the fairness opinion assisted it in the fulfillment of its fiduciary duties to the Funds and the Limited Partners, notwithstanding that Stanger received fees for its services.

     In rendering its opinion with respect to the fairness to the Funds, from a financial point of view, with respect to the allocation of the American Spectrum Shares (i) between the Funds and the CGS Affiliates, including the CGS Management Company, and (ii) among the Funds, Stanger did not address or render any opinion with respect to, any other aspect of the Consolidation, including:

     - the value or fairness of the Notes Option;

     - the prices at which the American Spectrum Shares may trade following the Consolidation or the trading value of the American Spectrum Shares to be offered compared with the current fair market value of the Funds' portfolios or assets if liquidated in real estate markets;

     - the tax consequences of any aspect of the Consolidation;

     - the fairness of any terms of the Consolidation (other than the allocation of the American Spectrum Shares for all of the Funds (the Maximum Participation) and for participation of the minimum number of Funds in the Consolidation, comprised of Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two, L.P. (the Minimum Participation);

     - the allocation of American Spectrum shares among the Limited and General Partners of the Funds;

     - the fairness of the amounts or allocation of Consolidation costs or the amounts of Consolidation costs allocated to the Limited Partners;

     - alternatives to the Consolidation; or

     - any other matters with respect to any specific individual partner or class of partners.

     In addition, Stanger was not requested to, and did not, solicit the interest of any other party in acquiring interests in the Funds or their assets. Stanger's opinion also does not compare the relative merits of the Consolidation with those of any other transaction or business strategy which were or might have been considered by the General Partners as alternatives to the Consolidation.

     Stanger's fairness opinion does not constitute a recommendation to you as to how to vote on the Consolidation or as to whether you should elect to receive the American Spectrum Share consideration or the Notes Option.

     6. Valuation of Alternatives. Based in part on the appraisal of each Fund's property portfolio prepared by Stanger, your managing general partner estimated the value of the Funds as going concerns and if liquidated. On the basis of these calculations, your managing general partner believes that the ultimate value of the American Spectrum Shares will exceed the going concern value and liquidation value of each Fund.

     7. Cash Available for Distribution Before and After the Acquisition. Your managing general partner believes the Consolidation will be accomplished without materially decreasing the aggregate cash available from operations otherwise payable to you and the other Limited Partners. In addition to the receipt of cash available for distribution, you and the other Limited Partners will be able to benefit from the potential growth of American Spectrum as an operating company and will also receive investment liquidity through the public market in American Spectrum Shares.

     8. Comparative Valuation Analysis. In assessing the fairness of the Consolidation, your managing general partner relied on the appraisal prepared by Stanger in connection with its engagement described herein. Based on such information and other historical data of the Fund, your managing general partner prepared a comparative valuation analysis, which supported its determination that the Consolidation is in the best interest of the Limited Partners of your Fund.

     The following table summarizes the results of your managing general partner's comparative valuation analysis:

                                                              RANGE OF SECONDARY MARKET
                                                                  PRICES PER $1,000          EXCHANGE
                                   ESTIMATED LIQUIDATION        INVESTMENT (15 MONTHS        VALUE PER
ESTIMATED GOING CONCERN VALUE        VALUE PER $1,000              ENDED MARCH 31,        $1,000 ORIGINAL
PER $1,000 ORIGINAL INVESTMENT      ORIGINAL INVESTMENT              2000)(1)(2)           INVESTMENT(3)
------------------------------   --------------------------   -------------------------   ---------------
       $566.00-$624.00                    $638.00                  $194.00-390.10             $681.81

---------------
(1) Limited partnership interests in the Funds are not traded on national securities exchange or listed for quotation on Nasdaq. There is no established trading market for Units and it is not anticipated that any market will develop for the purchase and sale of the Units. Pursuant to the Partnership Agreements, Units may be transferred only with the written consent of your managing general partner. Sales transactions for the Units have been limited and sporadic. The Funds receive some information regarding the prices at which secondary sale transactions in the Units have been effectuated. However, the managing general partner does not maintain comprehensive information regarding the activities of all broker/dealers and others known to facilitate from time to time, or on a regular basis, secondary sales of the Units. It should be noted that some transactions may not be reflected on the records of the Funds. It is not known to what extent Unit sales transactions are between willing buyers and willing sellers, each having access to relevant information regarding the financial affairs of the Funds, expected value of their assets, and their prospects for the future. Many Unit sales transactions are believed to be distressed sales where sellers are highly motivated to dispose of the Units and willing to accept substantial discounts from what might otherwise be regarded as the fair value of the interest being sold, to facilitate the sales.

(2) Does not include Units purchased from Bond Purchase, L.L.C. and Everest Trust. As part of the settlement of certain law suits and other disputes between CGS, Bond Purchase, L.L.C. (a former limited partner in your Fund and other limited partnerships controlled by CGS) and certain of their affiliates, and in consideration of the sale by affiliates of CGS of a controlling interest in Nooney Realty Trust, Inc., a publicly-held real estate investment trust, and Nooney Capital Corp., the corporate general partner of a privately-held limited partnership, on November 9, 1999, CGS purchased from Bond Purchase, L.L.C.: (i) fifty-nine (59) Units in Nooney Income Fund, Ltd. II, L.P. ("NIFII") at a price per Unit of $450, (ii) 1,802 units in Nooney Income Fund Ltd., L.P. ("NIF") at $600 per unit, (iii) 199 units in Nooney Real Property Investors-Two, L.P. ("NRPI") at $360 per unit and (iv) 8 units in Sierra Pacific Pension Investors '84 at $125 per unit. In addition, in connection with the settlement and as a condition thereto, CGS purchased from Everest: (i) 1,062 Units in NIFII at a price per Unit of $450, (ii) 260 units in NIF at $600 per unit and (iii) 449 units in NRPI at $360 per unit. The prices paid by CGS for the Units set forth above were negotiated in the context of an over-all settlement of claims between the parties and are not necessarily representative of the market value of the Units purchased. Each unit in your Fund represents an original investment of $1,000.

    In addition, an affiliate of CGS purchased 14 Units in NIFII for $424 in May 2000.

(3) Values are based on the Exchange Value established by American Spectrum.
    Upon listing the American Spectrum Shares on the                , the actual
    values at which the American Spectrum Shares will trade on the may be substantially below the Exchange Value. The prices at which the American Spectrum Shares initially trade may be affected, among other things, by (i) potential pent-up selling pressures as a result of the historic illiquidity of investments in the Funds, (ii) American Spectrum's lack of an operating history, (iii) the unfamiliarity of institutional investors, financial analysts and broker-dealers with American Spectrum and its prospects as an investment when compared with other equity securities, and (iv) the historical financial performance of the Funds. It is impossible to predict how these factors will impact the price of the American Spectrum Shares. The price may be either lower or higher than those in the range of estimated values.

     Your managing general partner believes that the comparative valuation analysis, when considered together with the anticipated effect of the Consolidation and with all the other differences between continued ownership of Units as compared with the receipt of American Spectrum Shares, supports its recommendation in favor of the Consolidation.

     9. Net Book Value of the Funds. Your managing general partner calculated the book value of each of the Funds under generally accepted accounting principles, or GAAP, as of March 31, 2000 per $1,000 original investment. Since the calculation of the book value was done on a GAAP basis, it is primarily based on historical cost and, therefore, is not indicative of true fair market value of the Funds. This figure was compared to the Exchange Value per $1,000 investment. The book value of the Fund per $1,000 original investment was $(35.73) and the Exchange Value allocated to the Fund per $1,000 original investment was $681.81.

     We do not know of any factors that may materially affect (i) the value of the consideration to be allocated to the Fund, (ii) the value of the Units for purposes of comparing the expected benefits of the Consolidation to the potential alternatives considered by the General Partners or (iii) the analysis of the fairness of the Consolidation.

                         EXPENSES OF THE CONSOLIDATION

     If your Fund approves the Consolidation, the portion of the Consolidation expenses attributable to your Fund will be paid by your Fund, as detailed below. The number of American Spectrum Shares paid to your Fund would reflect a reduction for your Fund's expenses of the Consolidation. Consolidation expenses are expected to range from 2.5% to 3.5% of the estimated value of the American Spectrum Shares payable to each of the Funds.

     If the Consolidation of your Fund is not approved, we will bear a percentage of all Consolidation expenses equal to the total number of abstentions and "Against" votes cast by the Limited Partners of your Fund divided by the total number of abstentions and votes cast by you and the other Limited Partners of your Fund. In such event, your Fund will bear the remaining Consolidation expenses.

     The following table sets forth the estimated Consolidation expenses of consolidating with your Fund:

                         PRE-CLOSING TRANSACTION COSTS

Legal Fees(1)...............................................  $
Appraisals and Valuation(2).................................
Fairness Opinions(3)........................................
Solicitation Fees(4)........................................
Printing and Mailing(5).....................................
Accounting Fees(6)..........................................
               Subtotal.....................................  $

                           CLOSING TRANSACTION COSTS

Title, Transfer Tax and Recording Fees(7)...................  $
Legal Closing Fees(8).......................................
Subtotal....................................................  $
               Total........................................  $253,044*

---------------
* Estimated

(1) Aggregate legal fees to be incurred by all of the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of the value of the American Spectrum Share consideration payable to your Fund, based on the Exchange Value, to the total value of the American Spectrum Share consideration payable to all of the Funds, and the CGS Affiliates, including the CGS Management Company based on the Exchange Value.

(2) Aggregate appraisal and valuation fees to be incurred by all of the Funds in
    connection with the Consolidation were $          . Your Fund's pro rata
    portion of these fees was determined based on the number of properties in your Fund.

(3) The Funds received a fairness opinion from Stanger and the Funds incurred a
    fee of $          .

(4) Aggregate solicitation fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the number of Limited Partners in your Fund.

(5) Aggregate printing and mailing fees to be incurred by the Funds in
    connection with the Consolidation are estimated to be $          . Your
    Fund's pro rata portion of these fees was determined based on the number of Limited Partners in your Fund.

(6) Aggregate accounting fees to be incurred by the Funds in connection with the
    Consolidation are estimated to be $          . Your Fund's pro rata portion
    of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

(7) Aggregate title, transfer tax and recording fees to be incurred by all of the Funds in connection with the Consolidation are estimated to be
    $          . Your Fund's pro rata portion of these fees was determined based on the ratio of the value of Fund's portfolio value to the total real estate portfolio values of the Funds and the CGS Affiliates, based on appraisal prepared by Stanger.

(8) Aggregate legal closing fees to be incurred by the Funds in connection with
    the Consolidation are estimated to be $          . Your Fund's pro rata
    portion of these fees was determined based on the ratio of your Fund's total assets as of December 31, 1999 to the total assets of all of the Funds and the CGS Affiliates, including the CGS Management Company, as of December 31, 1999.

     The solicitation fees related to the Consolidation will be allocated among the Funds and American Spectrum depending upon whether the Consolidation is consummated. For purposes of the Consolidation, the term "Solicitation Fees" includes costs such as telephone calls, broker-dealer facts sheets, legal and other fees related to the solicitation of comments, as well as reimbursement of costs incurred by brokers and banks in forwarding the consent solicitation to you and the other Limited Partners.

     If American Spectrum acquires all of the Funds, all of the solicitation fees will be payable by American Spectrum. If American Spectrum acquires less than all of the Funds, all of the solicitation fees will be payable by American Spectrum or the Funds that are acquired in proportion to their respective Exchange Values. If none of the Funds are acquired by American Spectrum, all of the solicitation fees will be payable by us.

DISTRIBUTIONS

     The following table sets forth the distributions paid per $1000 investment in the periods indicated below. The original cost per Unit was $1,000.

YEAR ENDED DECEMBER 31                                        AMOUNT
----------------------                                        ------
1995........................................................     0
1996........................................................     0
1997........................................................     0
1998........................................................     0
1999........................................................     0
Three months ended March 31, 2000...........................    $0
                                                                ==

DISTRIBUTIONS AND COMPENSATION PAID TO THE GENERAL PARTNERS AND THEIR AFFILIATES

     Your managing general partner received total distributions and compensation (which includes distributions and monies paid to it as reimbursements for expenses) in respect of its capacity as general partner of your partnership as described in the following table:

                                                              DISTRIBUTION AND
YEAR OR PERIOD                                                  COMPENSATION
--------------                                                ----------------
1997........................................................      $30,000
1998........................................................      $30,000
1999........................................................      $30,000
Three Months Ended March 31, 2000...........................      $ 7,500
                                                                  =======

     In addition, a majority-owned subsidiary of CGS manages the property of your partnership. Your partnership has historically paid the property management fees as described in the following table:


YEAR OR PERIOD                                                  FEES
--------------                                                --------
1997........................................................  $121,111
1998........................................................  $122,128
1999........................................................  $105,322
Three Months Ended March 31, 2000...........................  $ 31,747
                                                              ========



     Your managing general partner and its affiliates will receive distributions and compensation from American Spectrum relating to the Fund including dividends on American Spectrum shares issuable in respect of the CGS Management Company (allocated in proportion to Exchange Value) and salaries and other compensation payable to affiliates of CGS who serve as officers of American Spectrum (allocated in proportion to Exchange Value) equal to $134,124 for the year ended December 31, 1999 on a pro forma basis. American Spectrum will operate as an internally managed REIT. As part of the Consolidation, American Spectrum will bear costs of managing the combined portfolio. Prior to the Consolidation, a portion of these expenses were borne by the managing general partners and their affiliates and paid out of the fees received from the Fund.

                                 REQUIRED VOTE

LIMITED PARTNER APPROVAL REQUIRED BY THE PARTNERSHIP AGREEMENT

     Section 5.2 of your Fund's partnership agreement provides that the vote of Limited Partners representing greater than 50% of the outstanding Units is required to approve a sale or disposition, at one time, of "all or substantially all" of the assets of the Fund, which is defined by the partnership agreement to be a transaction or series of transactions resulting in the transfer of either
(a) 66 2/3% or more of the net book value of your Fund's properties as of the end of the most recently completed calendar quarter, or (b) 66 2/3% or more in number of the properties owned by the Fund. Because the Consolidation of your Fund may be deemed to be a sale of "all or substantially all" of the assets of the Fund within the meaning of the partnership agreement, it may not be consummated without the approval of Limited Partners representing greater than 50% of the outstanding Units.

CONSEQUENCE OF FAILURE TO APPROVE THE CONSOLIDATION

     If the Limited Partners of your Fund representing greater than 50% of the outstanding Units do not vote "For" the Consolidation, the Consolidation may not be consummated under the terms of the partnership agreement. In such event, your managing general partner plans to continue to operate your Fund as a going concern and to eventually dispose of your Fund's properties if, in your managing general partner's opinion, market conditions permit, as contemplated by the terms of the partnership agreement.

SOLICITATION OF VOTE IN FAVOR OF THE CONSOLIDATION

     Through the Prospectus/Consent Solicitation Statement accompanying this Supplement, we are asking you, the Limited Partners of the Fund, to vote on whether to approve the Consolidation. As discussed above, Limited Partners holding in excess of 50% of the outstanding Units in the Fund must vote "For" the Consolidation on the enclosed consent form in order for the Fund to be included in the Consolidation. For the reasons set forth in the accompanying Prospectus/Consent Solicitation Statement, your managing general partner believes that the terms of the Consolidation provide substantial benefits and are fair to you and recommends that you vote "For" approval of the Consolidation. Before deciding how to vote on the Consolidation, you should read this Supplement, the Prospectus/Consent Solicitation Statement and the accompanying materials in their entirety.

                    AMENDMENTS TO THE PARTNERSHIP AGREEMENT

     Two amendments to the partnership agreement of the Fund are necessary in connection with the consummation of the Consolidation. The amendments are attached to this Supplement as Appendix C.

     First, the partnership agreement currently prohibits a sale of properties to the general partners or their affiliates. Accordingly, consent of the Limited Partners is being sought for an amendment to the partnership agreement that permits such a transfer in connection with the Consolidation.

     Second, the partnership agreement does not contain a provision addressing mergers. Under Missouri law, a merger with a corporation, like American Spectrum, requires the consent of all of the partners, unless the partnership agreement otherwise provides. The proposed amendment permits the merger in connection with the Consolidation if the managing general partner and the Limited Partners holding a majority of the Units consent. The managing general partner believes that there will be reduced transaction costs to the Fund if the Consolidation is consummated through a merger rather than a sale of assets.

     Accordingly, the managing general partner recommends that limited partners vote to approve the amendments. The consent of Limited Partners holding the majority of the outstanding Units is required to amend the partnership agreement. In addition to voting for the Consolidation, Limited Partners must vote "For" the amendments to allow the consummation of the Consolidation.

                               VOTING PROCEDURES

     The Prospectus/Consent Solicitation Statement, this Supplement, the accompanying transmittal letter, the power of attorney and the Limited Partner consent constitute the solicitation materials being distributed to you and the other Limited Partners to obtain your votes "For" or "Against" the Consolidation of your Fund by American Spectrum. Please note that we refer, collectively, to the power of attorney and Limited Partner consent as the consent form.

     In order for your Fund to be consolidated into American Spectrum, the Limited Partners holding greater than 50% of the outstanding Units of your Fund must approve the Consolidation and the amendments to the partnership agreement. Your Fund will be consolidated into American Spectrum through a merger with American Spectrum in the manner described in the Prospectus/Consent Solicitation
Statement. A copy of the Agreement and Plan of Merger dated             , 2000,
by and between American Spectrum and your Fund is attached hereto as Appendix B. We encourage you to read it.

     You should complete and return the consent form before the expiration of the solicitation period which is the time period during which Limited Partners may vote "For" or "Against" the Consolidation (the "Solicitation Period"). The Solicitation Period will commence upon delivery of the solicitation materials to
you (on or about             , 2000), and will continue until the later of (a)
            , 2000 (a date not less than 60 calendar days from the initial delivery of the solicitation materials), or (b) such later date as we may select and as to which we give you notice. At our discretion, we may elect to extend the Solicitation Period. We reserve the right to extend the Solicitation Period even if a quorum has been obtained pursuant to your Fund's partnership agreement. Under no circumstances will the Solicitation Period be extended
beyond                , 2000. Any consent form received by [  ], which was hired
by us to tabulate your votes, prior to [     ] [p.m.] [Eastern] time on the last
day of the Solicitation Period will be effective provided that such consent has been properly completed and signed. If you do not return a signed consent form by the end of the Solicitation Period, it will have the same effect as having voted "Against" the Consolidation and you will receive American Spectrum Shares if your Fund approves the Consolidation. If you submit a properly signed consent form but do not indicate how you wish to vote, you will be counted as having voted "For" the Consolidation and will receive American Spectrum Shares if your Fund approves the Consolidation. You may withdraw or revoke your consent form at any time in writing before consents from Limited Partners equal to more than 50% of the required vote are received by your Fund.

     A copy of the consent form, on blue paper, accompanies each of the supplements that you received in the mail with the consent solicitation. The consent form consists of two parts. Part A seeks your consent to American Spectrum's Acquisition of your Fund and certain related matters. The exact matters which a vote in favor of the Consolidation will be deemed to approve are described above under "Required Vote." If you return a signed consent form but fail to indicate whether you are voting "For" or "Against" any matter, you will be deemed to have voted "For" such matter.

     Part B of the consent form is a power of attorney, which must be signed
separately. The power of attorney appoints                and                as
your attorneys-in-fact for the purpose of executing all other documents and instruments advisable or necessary to complete the Consolidation. The power of attorney is intended solely to ease the administrative burden of completing the Consolidation without requiring your signatures on multiple documents.

                             CONFLICTS OF INTEREST

AFFILIATED MANAGING GENERAL PARTNER

     Your managing general partner has an independent obligation to assess whether the terms of the Consolidation are fair and equitable to the Limited Partners of your Fund without regard to whether the Consolidation is fair and equitable to any of the other participants (including the Limited Partners in other Funds). Your managing general partner is an affiliate of American Spectrum. While your managing general partner has sought faithfully to discharge its obligations to your Fund, there is an inherent conflict of interest in serving, directly or indirectly, in a similar capacity with respect to all of the other Funds. In addition, officers and directors of the General Partners and their affiliates also serve on American Spectrum's Board of Directors.

SUBSTANTIAL BENEFITS OF THE CONSOLIDATION TO YOUR MANAGING GENERAL PARTNER AND ITS AFFILIATES

     As a result of the Consolidation (assuming all of the Funds are acquired), your managing general partner and its affiliates, including CGS, expect to receive certain benefits. These benefits include:

     - If the Consolidation is consummated, affiliates of your managing general partner are expected to receive approximately 2,628,655 American Spectrum Shares and units in the Operating Partnership in exchange for the contribution of the CGS Affiliates, including the Affiliates' Properties and the CGS Management Company. The managing general partner will not receive any American Spectrum Shares in respect of its interest in the Fund. Affiliates of the managing general partner will receive 201,341 American Spectrum Shares in respect of the CGS Management Company, a portion of which are based on revenues from management of the Fund.

     - Certain of the officers and directors of your managing general partner will also serve as officers and directors of American Spectrum with William J. Carden serving as Chief Executive Officer of American Spectrum, Harry A. Mizrahi, Paul E. Perkins and Thomas N. Thurber serving as Senior Vice Presidents and Patricia A. Nooney serving as Vice President. Furthermore, they will be entitled to receive performance-based incentives, including stock options under American Spectrum's 2000 Performance Incentive Plan or any other such plan approved by its stockholders. The benefits that may be realized by them are likely to exceed the benefits that they would expect to derive from the Fund if the Consolidation does not occur.

     - The CGS Affiliates include entities which are obligated to make payments to one or more of the Funds. These payments include approximately $6,956,000 payable by one of the CGS Affiliates to Sierra Pacific Development Fund Ltd. II, L.P. and guaranteed by John Galardi, a principal shareholder of American Spectrum. In addition, the CGS Affiliates have $2.35 million of debt other than mortgage debt. A substantial portion of this debt is guaranteed by Messrs. Carden and Galardi. If the Consolidation is consummated, the CGS Affiliates and Messrs. Carden and Galardi will not be obligated to make these payments and the payments will become obligations of American Spectrum. These liabilities will result in a reduction in the number of American Spectrum Shares allocated to the CGS Affiliates.

     - Messrs. Carden and Galardi have guaranteed indebtedness of the CGS Affiliates. As a result of the Consolidation, the likelihood that they will be required to make payments on the guarantees could be reduced.

     - The CGS Affiliates owe approximately $200,000 to a law firm of which one of the independent directors, Timothy R. Brown, is a member. American Spectrum will be responsible for this debt as part of the Consolidation and will repay the debt following the consummation of the Consolidation.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Tax matters are very complicated, and the tax consequences of the Consolidation to you will depend on the facts of your own situation. We urge you to consult your tax advisor for a full understanding of the tax consequences of the Consolidation to you.

CERTAIN TAX DIFFERENCES BETWEEN THE OWNERSHIP OF UNITS AND AMERICAN SPECTRUM SHARES

     If your Fund is acquired by American Spectrum you will receive American Spectrum Shares unless you elect the Notes Option, in which case you will receive Notes.

     If your Fund is acquired by American Spectrum and you receive American Spectrum Shares, your ownership of American Spectrum Shares will affect the character and amount of income reportable by you in the future. Because each of the Funds is a partnership for federal income tax purposes, it is not subject to taxation. Currently, as the owner of Units, you must take into account your distributive share of all income, loss and separately stated partnership items, regardless of the amount of any distributions of cash to you. Your Fund supplies that information to you annually on a Schedule K-1. The character of the income that you recognize depends upon the assets and activities of your Fund and may, in some circumstances, be treated as income which may be offset by any losses you may have from passive activities.

     In contrast to your treatment as a Limited Partner, if your Fund is acquired by American Spectrum and you receive American Spectrum Shares, as a stockholder of American Spectrum you will be taxed based on the amount of distributions you receive from American Spectrum. Each year American Spectrum will send you a Form 1099-DIV reporting the amount of taxable and nontaxable distributions paid to you during the preceding year. The taxable portion of these distributions depends on the amount of American Spectrum's earnings and profits. Because the Consolidation may be a partially taxable transaction, American Spectrum's tax basis in the acquired properties may be higher than the Fund's tax basis had been in the same properties. At the same time, however, American Spectrum may be required to utilize a slower method of depreciation with respect to certain properties than that used by the Fund. As a result, American Spectrum's tax depreciation from the acquired properties may differ from the Fund's tax depreciation. Accordingly, under certain circumstances, even if American Spectrum were to make the same level of distributions as your Fund, a different portion of the distributions could constitute taxable income to you. In addition, the character of this income to you as a stockholder of American Spectrum does not depend on its character to American Spectrum. The income will generally be ordinary dividend income to you and will be classified as portfolio income under the passive loss rules, except with respect to capital gains dividends, discussed below. Furthermore, if American Spectrum incurs a taxable loss, the loss will not be passed through to you.

TAX CONSEQUENCES OF THE CONSOLIDATION

     Tax Consequences of Your Fund's Transfer of Assets to American Spectrum. If your Fund is acquired by American Spectrum, your Fund will merge with American Spectrum, the Operations Partner or a subsidiary of the Operating Partnership. For federal income tax purposes, American Spectrum intends to take the position consistent with Proposed Treasury Regulation Section 1.708-1 (F.R. January 11,
2000) that the merger of American Spectrum and your Fund will be treated as a transfer of assets of your Fund to American Spectrum in exchange for Shares and a subsequent distribution in liquidation of such Shares. Consistent with such regulation, for those Limited Partners who elect the Notes Option, the transaction will be viewed as a sale of their interest in your Fund to American Spectrum.

     Tax Consequences to Limited Partners Who Receive Shares. The Fund intends to report the Consolidation on the basis that it qualifies for non-recognition treatment under Section 351 of the Code. In general, under Section 351(a) of the Code, no gain or loss is recognized if: (i) property is transferred to a corporation by one or more individuals or entities in exchange for the stock of that corporation; and (ii) immediately after the exchange, such individuals or entities are in control of American Spectrum. For purposes of section 351(a), control is defined as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation. American Spectrum has represented to PR that, following the

Consolidation, the partners of the Funds together with other qualified contributors, will own stock possessing at least 80% of the total combined voting power of all classes of American Spectrum stock entitled to vote and at least 80% of the total number of shares of all other classes of the corporation. In addition, Section 351(e) of the Code and Treasury Regulations promulgated thereunder prevent transfers to investment companies, including a REIT, that directly or indirectly result in diversification of the transferors' interest from qualifying under Section 351 of the Code. American Spectrum and your Fund intend to take the position that Section 351(e) of the Code will not prevent the Consolidation from qualifying for non-recognition treatment under Section 351 of the Code. American Spectrum and your Fund intend to take the position that given the length of time until the contemplated REIT election as well as the uncertainty as to whether such election will be made, your Funds will not recognize gain upon the transfer of assets to American Spectrum except to the extent the liabilities assumed by American Spectrum exceed the basis of the transferor Fund in the assets contributed. If the liabilities of your Fund assumed by American Spectrum exceed the bases of the assets contributed, your Fund will recognize gain. Such gain will be equal to the amount by which the liabilities assumed exceed the bases of the assets transferred, and you will be allocated your share of the gain. We cannot assure you that the IRS will not challenge this treatment of the transaction. If the IRS asserts a challenge, it may prevail. If the IRS prevails your Fund will recognize gain. Such gain will be equal to the amount by which the fair market value of the Shares received, increased by the liabilities assumed, exceeds the basis of the assets transferred, and you will be allocated your share of the gain. PR is not opining as to whether gain will be recognized by your or any other Fund in the Consolidation.

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences to Limited Partners Who Receive Notes. If your Fund is acquired by American Spectrum and you elect the Notes Option, you will recognize gain on the sale of your interests. Your gain will be equal to the amount by which the principal of the Notes received exceeds the basis of your interest in your Fund, adjusted for your share of liabilities. Note recipients may be able to report income based on the installment method which permits the payment of tax as the principal amount is paid on Notes held. See "Tax Consequences of the Liquidation and Termination of your Fund."

     In general, gains or losses realized with respect to transfers of non-dealer real estate in the Consolidation are likely to be treated as realized from the sale of a "section 1231 asset" (i.e., real property and depreciable assets used in a trade or business and held for more than one year). Your share of gains or losses from the sale of section 1231 assets of your Fund would be combined with any other section 1231 gains and losses that you recognize in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, it is characterized as a capital gain, except that the gain will be treated as ordinary income to the extent that you have "nonrecaptured section 1231 losses." For these purposes, the term "non-recaptured section 1231 losses" means your aggregate section 1231 losses for the five most recent prior years that have not been previously recaptured. However, gain recognized on the sale of personal property will be taxed as ordinary income to the extent of all prior depreciation deductions taken by your Fund prior to sale. In general, you may only use up to $3,000 of capital losses in excess of capital gains to offset ordinary income in any taxable year. Any excess loss is carried forward to future years subject to the same limitations.

     Tax Consequences of the Liquidation and Termination of Your Fund. If you elect to receive Shares in the Consolidation your Fund should be deemed to have sold its assets to American Spectrum for Shares followed by a distribution in liquidation of the Shares to Limited Partners including you. If you elect the Notes Option the transaction should be deemed the sale of your interests in your Fund to American Spectrum for Notes. In either case the taxable year of your Fund will end at such time, and you must report, in your taxable year that includes the date of the Consolidation, your share of all income, gain, loss, deduction and credit for your Fund through the date of the Consolidation (including your gain, if any, resulting from the Consolidation described above).

     If you receive American Spectrum Shares in the distribution your Fund will recognize gain to the extent that the liabilities assumed by American Spectrum exceed the bases of the assets your Fund contributed to American Spectrum. See "Tax Consequences to Limited Partners who Receive Shares."

     Immediately before the distribution of Shares by your Fund to you, the basis of the Shares in the hands of your Fund will equal the basis of the assets transferred to American Spectrum reduced by the debt assumed by American Spectrum and increased by the gain recognized by your Fund. Such gain, if any, will be allocated to the Partners and will increase their basis in their partnership interest. Following the distribution in liquidation of Shares by your Fund to you, your basis in the American Spectrum Shares will equal the adjusted basis of your partnership interest in your Fund.

     If you elect the Notes Option, you will have gain at the time of your sale of your interests in your Fund. However, you may be able to report income from the Notes based upon the installment method which permits you to pay tax as the principal amount is paid on your Notes. See "Tax Consequences to Limited Partners Who Receive Notes." Your basis in the Notes received in the distribution will be the same as your basis in your Units, after adjustment for your distributive share of income, gain, loss, deduction and credit for the final taxable year of your Fund, plus any gain recognized in the distribution.

     Tax Consequences to Tax Exempt Investors. Because the assets of your Fund are held for investment and not for resale, the Consolidation will not result in the recognition of material unrelated business taxable income by you if you are a tax-exempt investor that does not hold Units either as a "dealer" or as debt-financed property within the meaning of section 514, and you are not an organization described in section 501(c)(7) (social clubs), section 501(c)(9) (voluntary employees' beneficiary associations), section 501(c)(17) (supplemental unemployment benefit trusts) or section 501(c)(20) (qualified group legal services plans) of the Code. If you are included in one of the four classes of exempt organizations noted in the previous sentence, you may recognize and be taxed on gain or loss on the Consolidation. In addition, the Consolidation may result in the recognition by tax-exempt partners (excluding educational organizations, qualified pension, profit-sharing and stock bonus plans and certain closely held real property holding companies) of material unrelated business taxable income to the extent the properties owned by the Funds are encumbered by debt.

     Tax Consequences of the Consolidation to American Spectrum. American Spectrum should not recognize gain or loss as a result of the Consolidation. The basis of the properties received by American Spectrum from the Funds that are acquired by American Spectrum will equal such Fund's basis in the assets on the date of the Consolidation increased by any gain recognized by the Fund as a result of the Consolidation.

     The aggregate basis of American Spectrum's assets will be allocated among such assets in accordance with their relative fair market values as described in section 1060 of the Code. As a result, American Spectrum's basis in each acquired property will differ from the Fund's basis therein, and the properties will be subject to different depreciable periods and methods as a result of the Consolidation. These factors could result in an overall change, following the Consolidation, in the depreciation deductions attributable to the properties acquired from the Funds.

                             FINANCIAL INFORMATION

     Selected historical financial information for your Fund, audited financial statements for your Fund, unaudited financial statements and Management's Discussions and Analyses of Financial Conditions and Results of Operations are set forth as an Appendix to the Consent Solicitation Statement. In addition, pro forma financial information for American Spectrum is set forth on page F- of the Consent Solicitation Statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification is provided for in Section 5.6 of the Amended and Restated Articles of Incorporation of the Registrant and such provisions are incorporated herein by reference.

Reference is hereby made to the caption "FIDUCIARY RESPONSIBILITY -- Directors and Officers of the Company" in the Prospectus, which is part of this Registration Statement, for a more detailed description of indemnification and insurance arrangements between the Registrant and its officers and directors.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS

(a) 1.  Financial Statements
         The financial statements indicated on page F-1 are filed as part of this Report:

      INDEX TO FINANCIAL STATEMENTS AND SELECTED HISTORICAL FINANCIAL DATA

See individual Table of Contents included with each Fund's historical financial statement package

(a)2.             Schedule

Report of Independent Public Accountants on Schedule.

Schedule III - Real Estate and Accumulated Depreciation



(b) Exhibits



EXHIBIT NO.                       EXHIBIT

2.1      Form of Agreement and Plan of Merger of Sierra Pacific Development Fund

2.2      Form of Agreement and Plan of Merger of Sierra Pacific Development Fund
         II

2.3      Form of Agreement and Plan of Merger of Sierra Pacific Development Fund
         III

2.4 Form of Agreement and Plan of Merger of Sierra Pacific Institutional Properties V

2.5      Form of Agreement and Plan of Merger of Sierra Pacific Pension
         Investors '84

2.6      Form of Agreement and Plan of Merger of Nooney Income Fund Ltd., L.P.

2.7      Form of Agreement and Plan of Merger of Nooney Income Fund Ltd. II,
         L.P.

2.8 Form of Agreement and Plan of Merger of Nooney Real Property Investors -Two, L.P.

3.1 Form of Amended and Restated Articles of Incorporation of American Spectrum Realty, Inc.

3.2      Bylaws of American Spectrum Realty, Inc.

4.1      Form of Stock Certificate (1)

5.1      Opinion of Maryland Counsel, Ballard, Sphahr, Andrews and Ingersoll LLP
         (1)

8.1      Opinion of Proskauer Rose LLP as to Certain Tax Matters (1)

10.1     2000 Stock Incentive Plan (1)

10.2     Employment Agreement of William J. Carden (1)

10.3     Employment Agreement of Harry A. Mizrahi(1)

10.4     Employment Agreement of Thomas N. Thurber(1)

10.5     Employment Agreement of Paul E. Perkins (1)

10.6     Employment Agreement of Patricia A. Nooney. (1)

10.7 Agreement of Limited Partnership of American Spectrum Realty Operating Partnership, L.P.(1)

10.8 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and CGS Properties (Mkt./Col.), L.P.

10.9 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Creekside/Riverside, L.L.C.

10.10 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and McDonnell Associates, L.L.C.

10.11 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Pacific Spectrum.

10.12 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Pasadena Autumn Ridge LP.

10.13 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Seventy Seven L.L.C.

10.14 Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and Villa Redondo.

10.15 Agreement and Plan of Merger, dated August 8, 2000, between American Spectrum and Third Coast LLC.

10.16 Contribution Agreement, dated August 8, 2000 between American Spectrum and No-So, Inc.

23.1     Consent of Arthur Andersen, LLP

23.2     Consent of Deloitte and Touche, LLP (Houston, Texas)

23.3     Consent of Deloitte and Touche, LLP (St. Louis, Missouri)

23.4     Consent of Wolfe, Nilges, Nahorski, P.C.

23.5     Consent to Proskauer Rose LLP (included in Exhibit 5.1)(1)

27.1     Financial Data Schedule

99.1     Draft form of fairness opinion of Robert A. Stanger & Co., Inc.

99.2     Draft Independent Appraisal of Fair Market Value of the Funds'
         Properties

99.3     Consolidation Consent Card, Election Form and Instructions (1)

99.4 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund (1)

99.5 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund II (1)

99.6 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Development Fund III (1)

99.7 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Institutional Properties V (1)

99.8 Amendment to the Amended Agreement of Limited Partnership of Sierra Pacific Pension Investors '84 (1)

99.9 Amendment to the Amended Agreement of Limited Partnership of Nooney Income Fund Ltd., L.P. (1)

99.10 Amendment to the Amended Agreement of Limited Partnership of Nooney Income Fund Ltd. II, L.P. (1)

99.11 Amendment to the Amended Agreement of Limited Partnership of Nooney Real Property Investors -Two, L.P. (1)

(1)      To be filed by amendment

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California on the 11th day of August, 2000.




                                        AMERICAN SPECTRUM REALTY, INC.






                                                By: /s/ William J. Carden
                                                    ----------------------------
                                                    William J.  Carden, Chairman
                                                    and Chief Executive Officer



KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William J. Carden, Harry A. Mizrahi and Thomas
N. Thurber, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.




 NAME                         TITLE                                                                     DATE
 ----                         -----                                                                     ----
William J.  Carden           Chairman of the Board and         /s/ William J. Carden               August 11, 2000
                             Chief Executive Officer           -------------------------
                             (Principal Executive
                             Officer)
Timothy R.  Brown            Director                          /s/ Timothy R. Brown                August 11, 2000
                                                               -------------------------
William Geary                Director                          /s/ William Geary                   August 11, 2000
                                                               -------------------------
Lawrence E.  Fiedler         Director                          /s/ Lawrence E. Fiedler             August 11, 2000
                                                               -------------------------
Harry A.  Mizrahi            Director and Chief                /s/ Harry A. Mizrahi                August 11, 2000
                             Operating Officer                 -------------------------
Thomas N. Thurber            Chief Financial Officer           /s/ Thomas N. Thurber               August 11, 2000
                             (Principal Financial and          -------------------------
                             Accounting Officer)

EXHIBIT NO.                                  EXHIBIT
-------------     --------------------------------------------------------------
2.1               Form of Agreement and Plan of Merger of Sierra Pacific Development Fund
2.2               Form of Agreement and Plan of Merger of Sierra Pacific Development Fund II
2.3               Form of Agreement and Plan of Merger of Sierra Pacific Development Fund III
2.4               Form of Agreement and Plan of Merger of Sierra Pacific Institutional Properties V
2.5               Form of Agreement and Plan of Merger of Sierra Pacific Pension Investors '84
2.6               Form of Agreement and Plan of Merger of Nooney Income Fund Ltd., L.P.
2.7               Form of Agreement and Plan of Merger of Nooney Income Fund Ltd. II, L.P.
2.8               Form of Agreement and Plan of Merger of Nooney Real Property Investors-Two, L.P.

3.1               Form of Amended and Restated Articles of Incorporation of American Spectrum Realty,
                  Inc.
3.2               Bylaws of  American Spectrum Realty, Inc.

10.8              Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and
                  CGS Properties (Mkt./Col.), L.P.
10.9              Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and
                  Creekside/Riverside, L.L.C.
10.10             Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and
                  McDonnell Associates, L.L.C.
10.11             Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and
                  Pacific Spectrum.
10.12             Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and
                  Pasadena Autumn Ridge LP.
10.13             Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and
                  Seventy Seven L.L.C.
10.14             Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and
                  Villa Redondo.

10.15             Agreement and Plan of Merger, dated August 8, 2000 between American Spectrum and
                  Third Coast LLC.

10.16             Contribution Agreement, dated August 8, 2000 between American Spectrum and No-So,
                  Inc.

23.1              Consent of Arthur Andersen, LLP

23.2              Consent of Deloitte and Touche, LLP (Houston, Texas)

23.3              Consent of Deloitte and Touche, LLP (St. Louis, Missouri)

23.4              Consent of Wolfe, Nilges, Nahorski, P.C.

23.5              Consent to Proskauer Rose LLP (included in Exhibit 5.1)(1)

27.1              Financial Data Schedule

99.1              Draft Form of fairness opinion of Robert A. Stanger & Co., Inc.

99.2              Draft Independent Appraisal of Fair Market Value of the Funds' Properties

99.12             Report of Independent Public Accountants for American Spectrum Predecessor, Schedule III

99.13             Schedule III -- Real Estate and Accumulated Depreciation for American Spectrum Predecessor

99.14             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Nooney Income Fund Ltd., LP

99.15             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Nooney Income Fund Ltd., II LP

99.16             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Nooney Real Property Investors --
                  Two LP

99.17             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Sierra Pacific Development Fund

99.18             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Sierra Pacific Development Fund II

99.19             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Sierra Pacific Development Fund III

99.20             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Sierra Pacific Institutional
                  Properties V

99.21             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Sierra Pacific Pension Investors '84

99.22             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Nooney -- Hazelwood Associates LP

99.23             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Nooney Rider Trail, LLC

99.24             Supplemental Schedule -- Calculation of Ratio of Earnings to Fixed Charges -- Meadow Wood Village Apartments,
                  Ltd. LP

99.25             Supplemental Schedule -- Calculation of Ratio of Pro forma Earnings to Fixed Charges -- Consolidated Funds
                  Maximum Participation

99.26             Supplemental Schedule -- Calculation of Ratio of Pro forma Earnings to Fixed Charges -- Consolidated Funds
                  Minimum Participation

99.27             Supplemental Schedule -- Calculation of Ratio of Pro forma Earnings to Fixed Charges -- American Spectrum
                  Predecessor

99.28             Supplemental Schedule -- Calculation of Ratio of Pro forma Earnings to Fixed Charges -- Pro forma Combined
                  American Spectrum

99.29             Supplemental Schedule -- Calculation of Pro forma Ratio of Earnings to Fixed Charges -- Other Affiliates --
                  Combined
